As filed with the Securities and Exchange Commission on November 13, 2015

Registration No. 333-207447

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hutchison China MediTech Limited
(Exact name of registrant as specified in its charter)

Not applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)

Room 2108, 21/F, Hutchison House
10 Harcourt Road
Hong Kong
Telephone: +852 2121 8200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
Telephone: 212-750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Paul W. Boltz, Jr. Marc A. Rubenstein Ropes & Gray 41st Floor, One Exchange Square 8 Connaught Place Hong Kong Telephone: +852 3664 6488	Christian Hogg Chief Executive Officer Hutchison China MediTech Limited Room 2108, 21/F, Hutchison House 10 Harcourt Road Hong Kong Telephone: +852 2121 8200	Matthew Bersani Shearman & Sterling LLP 12th Floor, Gloucester Tower The Landmark 15 Queen's Road Central Hong Kong Telephone: +852 2978 8000

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement is declared effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee

Ordinary Shares, $1.00 par value	$100,000,000	$10,070(4)

(1)
American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-        ). Each American depositary share represents            ordinary shares.

(2)
Includes (i) ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purposes of sales outside of the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(4)
Previously paid.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. [Neither] we [nor the selling shareholders] may [not] sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated                        , 2015

P R O S P E C T U S

Hutchison China MediTech Limited

American Depositary Shares
Representing                        Ordinary Shares

        We are offering                        American depositary shares, or ADSs[, and the selling shareholders are offering             ADSs]. Each ADS represents            ordinary share[s].

        This is our initial public offering in the United States, and no public market currently exists for our ADSs. Our ordinary shares have been listed on the AIM market of the London Stock Exchange since May 19, 2006 under the symbol "HCM." On                        , 2015, the closing sale price of our ordinary shares on the AIM market was £            per share, equivalent to a price of $                        per ADS, assuming an exchange rate of £1.00 to $1.51.

        We currently expect the initial public offering price to be between $            and $            per ADS. After pricing of the offering, we expect that the shares will trade on the [NASDAQ Global Market] under the symbol "HCM."

        We are eligible to be treated as an "emerging growth company" under applicable U.S. federal securities laws and, as a result, are eligible for reduced public company reporting requirements.

        Investing in our ADSs involves risks that are described in the "Risk Factors" section beginning on page 19 of this prospectus.

	Per ADS	Total

Public offering price	$	$

Underwriting discount(1)	$	$

Proceeds to Hutchison China MediTech Limited before expenses	$	$

[Proceeds to the selling shareholders]	$	$

(1)
See "Underwriting" for additional information regarding underwriter compensation.

        To the extent that the underwriters sell more than                         ADSs, the underwriters have the option to purchase up to an aggregate of                        additional ADSs from [us][/][the selling shareholders] at the initial public offering price less the underwriting discounts and commissions within 30 days after the date of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the ADSs to the purchasers on or about                        , 2015.

Joint Global Coordinators and Joint Bookrunners
(in alphabetical order)

BofA Merrill Lynch	Deutsche Bank Securities

Co-Managers

Stifel	Canaccord Genuity	Panmure Gordon & Co.	CITIC CLSA

The date of this prospectus is                        , 2015

        We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. We have not and the underwriters have not authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

i

Industry and Market Data

        Although we are responsible for all disclosure contained in this prospectus, in some cases we have relied on certain market and industry data obtained from third-party sources that we believe to be reliable, including Frost & Sullivan, an independent market research firm. Market estimates are calculated by using independent industry publications, government publications and third-party forecasts in conjunction with our assumptions about our markets. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus.

Trademarks and Service Marks

        We own or have been licensed rights to trademarks, service marks and trade names for use in connection with the operation of our business, including, but not limited to, our trademark Chi-Med. All other trademarks, service marks or trade names appearing in this prospectus that are not identified as marks owned by us are the property of their respective owners.

        Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are listed without the ®, (TM) and (sm) symbols, but we will assert, to the fullest extent under applicable law, our applicable rights in these trademarks, service marks and trade names.

Presentation of Financial Information

        Our financial data presented in this prospectus as of and for the years ended December 31, 2014 and December 31, 2013 have been derived from our audited consolidated financial statements as of and for the years ended December 31, 2014 and December 31, 2013, which are included herein. Our financial data presented in this prospectus as of and for the nine months ended September 30, 2015 and September 30, 2014 have been derived from our unaudited interim consolidated financial statements included herein. Our consolidated financial statements included herein have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, while our historical consolidated financial statements which we made publicly available prior to this offering in connection with the listing of our ordinary shares on the AIM market were prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. We expect that our consolidated financial statements will continue to be prepared in accordance with U.S. GAAP following this offering.

        We also include in this prospectus certain financial data regarding our three non-consolidated joint ventures, Shanghai Hutchison Pharmaceuticals, Hutchison Baiyunshan and Nutrition Science Partners, which are accounted for using the equity accounting method. The financial data of each such non-consolidated joint venture presented herein as of and for the years ended December 31, 2014 and December 31, 2013 have been derived from their respective audited consolidated financial statements, which are also included herein. The financial data of each such non-consolidated joint venture presented herein as of and for the nine months ended September 30, 2015 and September 30, 2014 have been derived from their respective unaudited interim consolidated financial statements also included herein. Their consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB.

Conventions Used in this Prospectus

        Unless otherwise indicated, references in this prospectus to:

  •
  "ADRs" are to the American depositary receipts, which evidence our ADSs;

  •
  "ADSs" are to our American depositary shares, each of which represents             ordinary shares;

  •
  "China" or "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

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  "CK Hutchison" are to CK Hutchison Holdings Limited, a company incorporated in the Cayman Islands and listed on The Stock Exchange of Hong Kong Limited, or the Hong Kong Stock Exchange, and the ultimate parent company of our majority shareholder, Hutchison Healthcare Holdings Limited;

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  "Guangzhou Baiyunshan" are to Guangzhou Baiyunshan Pharmaceutical Holdings Company Limited, a leading China-based pharmaceutical company listed on the Shanghai Stock Exchange and the Hong Kong Stock Exchange;

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  "Hain Celestial" are to The Hain Celestial Group, Inc., a NASDAQ-listed, natural and organic food and personal care products company;

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  "HK$" or "HK dollar" are to the legal currency of the Hong Kong Special Administrative Region;

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  "Hutchison Baiyunshan" are to Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited, our non-consolidated joint venture with Guangzhou Baiyunshan in which we have a 50% interest through a holding company in which we have a 80% interest;

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  "Hutchison Consumer Products" are to Hutchison Consumer Products Limited, our wholly owned subsidiary;

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  "Hutchison Hain Organic" are to Hutchison Hain Organic Holdings Limited, our joint venture with Hain Celestial in which we have a 50% interest;

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  "Hutchison Healthcare" are to Hutchison Healthcare Limited, our wholly owned subsidiary;

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  "Hutchison MediPharma" are to Hutchison MediPharma Limited, our subsidiary through which we operate our Innovation Platform in which we have a 99.8% interest;

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  "Hutchison Sinopharm" are to Hutchison Whampoa Sinopharm Pharmaceuticals (Shanghai) Company Limited, our joint venture with Sinopharm in which we have a 51% interest;

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  "Nutrition Science Partners" are to Nutrition Science Partners Limited, our non-consolidated joint venture with Nestlé Health Science S.A. in which we have a 50% interest;

  •
  "ordinary shares" or "shares" are to our ordinary shares, par value $1.00 per share;

  •
  "RMB" or "renminbi" are to the legal currency of the PRC;

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  "Shanghai Hutchison Pharmaceuticals" are to Shanghai Hutchison Pharmaceuticals Limited, our non-consolidated joint venture with Shanghai Pharmaceuticals in which we have a 50% interest;

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  "Shanghai Pharmaceuticals" are to Shanghai Pharmaceuticals Holding Co., Ltd., a leading pharmaceutical company in China listed on the Shanghai Stock Exchange and the Hong Kong Stock Exchange;

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  "Sinopharm" are to Sinopharm Group Co. Ltd., a leading distributor of pharmaceutical and healthcare products and a leading supply chain service provider in China listed on the Hong Kong Stock Exchange;

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  "United States" or "U.S." are to the United States of America;

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  "$" or "U.S. dollars" are to the legal currency of the United States;

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  "£" or "pound sterling" are to the legal currency of the United Kingdom; and

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  "€" or "euro" are to the legal currency of the European Economic and Monetary Union.

        Our reporting currency is the U.S. dollar. In addition, this prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of pound sterling into U.S. dollar were made at £1.00 to $1.51, all translations of euro into U.S. dollars were made at €1.00 to $1.12 and all translations of HK dollars into U.S. dollars were made at HK$7.75 to $1.00, the noon buying rates on September 30, 2015 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. The exchange rates used in the financial statements and related notes in this prospectus are as indicated therein. We make no representation that the pound sterling, euro, HK dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars, pounds sterling, euro or HK dollars, as the case may be, at any particular rate or at all. On November 6, 2015 the noon buying rate for pounds sterling was £1.00 to $1.51, the noon buying rate for euro was €1.00 to $1.07 and the noon buying rate for HK dollars was HK$7.75 to $1.00.

 PROSPECTUS SUMMARY

        This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our ADSs and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially "Risk Factors," "Our Selected Consolidated Financial Data," "Selected Financial Data of our Non-consolidated Joint Ventures" along with our and our non-consolidated joint ventures' financial statements and the related notes appearing elsewhere in this prospectus, before deciding to buy our ADSs. Unless the context requires otherwise, references in this prospectus to the "company," "Chi-Med," "we," "us" and "our" refer to Hutchison China MediTech Limited and its consolidated subsidiaries and joint ventures unless otherwise stated or indicated by context.

Business Overview

        We are an innovative biopharmaceutical company based in China aiming to become a global leader in the discovery, development and commercialization of targeted therapies for oncology and immunological diseases.

        We have created a broad pipeline of drug candidates. We have taken a chemistry-focused approach to develop highly selective small molecule tyrosine kinase inhibitors that are intended to have potentially global best-in-class efficacy and are deliberately engineered to improve drug exposure and reduce known class-related toxicities. Highlights of our pipeline include:

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  seven clinical-stage drug candidates, five of which have already achieved proof-of-concept (meaning positive outcome achieved in Phase Ib/II studies), with multiple potential global first-in-class or Breakthrough Therapy opportunities, which means that such drug candidates could be eligible for accelerated approval by the U.S. Food and Drug Administration, or the FDA,

  •
  out of these seven drug candidates, four are wholly owned and three are partnered with leading pharmaceutical companies, AstraZeneca AB (publ), or AstraZeneca, Eli Lilly Trading (Shanghai) Company Limited, or Eli Lilly, and Nestlé Health Science S.A., or Nestlé Health Science,

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  16 active clinical trials in various countries, with a further nine planned to start by the end of 2015,

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  four Phase III clinical trials expected to start by the end of 2015, and

  •
  subject to favorable clinical outcomes, two drug candidates, savolitinib and fruquintinib, are targeted to be submitted for new drug application, or NDA, approval in late 2016 in the United States and China, respectively.

        We believe our current drug candidates, such as savolitinib (targeting c-Met) and HMPL-523 (targeting Syk), have the potential to be global first-in-class therapies, or, as in the cases of fruquintinib (targeting VEGFR1/2/3), sulfatinib (targeting VEGFR/FGFR1), epitinib (targeting EGFRm+ with brain metastasis) and HMPL-689 (targeting PI3Kd), are sufficiently differentiated to potentially be global best-in-class, next generation therapies with a superior profile compared to existing approved drugs that act against the relevant kinase targets. Kinases are a class of proteins and enzymes that function in many signaling pathways and have been shown to drive several key activities of cancer cells, including growth, survival and angiogenesis.

        Innovation Platform—Our pipeline of drug candidates has been developed and progressed by our in-house research and development division, known as our Innovation Platform, which was launched in 2002. Since then, we have assembled a leading drug research and development team of over 270 scientists and staff based in China, of which 170 had advanced technical degrees including 19 M.D.s and 44 doctorate degrees as of September 30, 2015. This team has created a large scale and fully-integrated drug discovery and development operation covering chemistry, biology, pharmacology, toxicology, chemistry and manufacturing controls for clinical and commercial supply, clinical and regulatory and other functions, which work seamlessly together. We intend to continue to leverage this platform to produce investigational new drug, or IND, applications on drug candidates with global potential.

        Commercial Platform—Since 2001, we have also developed a profitable Commercial Platform, with the key element being our Prescription Drugs business which has a commercial network of over 1,800 medical sales representatives covering over 13,500 hospitals in 300 cities and towns in China. We operate our Prescription Drugs business through our joint ventures Shanghai Hutchison Pharmaceuticals and Hutchison Sinopharm, in which we nominate management and run the day-to-day operations. The second element of our Commercial Platform is our Consumer Health business which focuses primarily on the manufacture, marketing and distribution of over-the-counter pharmaceutical products in China. Net income attributable to our company from our Commercial Platform grew by 42.1% from $16.8 million in 2013 to $23.9 million in 2014 and grew by 6.3% from $19.1 million for the nine months ended September 30, 2014 to $20.3 million for the nine months ended September 30, 2015.

        We intend to leverage this Commercial Platform, particularly our established Prescription Drugs business, to support the launch of products from our Innovation Platform if they are approved for use in China. Outside of China, we intend to commercialize our products, if approved, in the United States, Europe and other major markets on our own and/or through partnerships with leading biopharmaceutical companies.

        Our History—Our company was founded in 2000 by Hutchison Whampoa Limited, which recently became a wholly owned subsidiary of CK Hutchison Holdings Limited, or CK Hutchison, which is a Hong Kong-based, multinational conglomerate with operations in over 50 countries. CK Hutchison is the ultimate parent company of Hutchison Healthcare Holdings Limited, which as of the date of this prospectus owns 64.9% of our total outstanding share capital. We have taken a multi-source approach to fund our Innovation Platform, including through equity fundraising such as our initial public offering on the AIM market of the London Stock Exchange in 2006, partnering certain of our drug candidates, utilizing cashflow generated from our Commercial Platform and bank borrowings, some of which have been guaranteed by Hutchison Whampoa Limited.

        A substantial portion of our revenue is generated from our operations in China, in particular from our Commercial Platform. Under China's existing foreign investment and foreign exchange laws and regulations, our PRC subsidiaries and joint ventures are able to pay dividends without prior approval from the PRC government by complying with certain procedural requirements. They are, however, required to make payments to certain statutory funds and reserve accounts which are not distributable as dividends. Other PRC regulations, including restrictions on foreign investment in specified industries, can also affect the operations of our Commercial Platform and Innovation Platform if we invest or are deemed to invest in those specified industries. For more information regarding government regulation in China and other jurisdictions, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Regulation" elsewhere in this prospectus.

Our Innovation Platform's Pipeline

        The following chart sets forth information regarding the status of the current clinical and late-stage pre-clinical studies of our Innovation Platform's drug candidates. We refer to this chart as our pipeline chart. For convenience, each study has been labeled with a study number. Each study will be discussed in more detail within this prospectus. We have included references to this pipeline chart and the study number for the reader's convenience when discussing the corresponding studies in more detail within this prospectus.

Figure 1: Pipeline Chart

Notes: (A) = active clinical trial; (P) = planned clinical trial; * = when an NDA submission is possible based on the receipt of favorable clinical data; Proof-of-concept = Phase Ib/II study (the dashed lines delineate the start and end of Phase Ib); combo = in combination with; brain mets = brain metastasis; VEGF = vascular endothelial growth factor; TKI = tyrosine kinase inhibitor; EGFR = epidermal growth factor receptor; NET = neuroendocrine tumors; ref = refractory, which means resistant to prior treatment; T90M= EGFR resistance mutation; EGFRm+ = epidermal growth factor receptor activating mutations; EGFR wild-type = epidermal growth factor receptor wild-type; 5ASA = 5-aminosalicyclic acids; chemo = chemotherapy; c-Met+ = c-Met gene amplification; c-Met O/E = c-Met over-expression; MS = Multiple Sclerosis; RA = Rheumatoid Arthritis; US = United States; EU = Europe; Global = >1 country; Aus = Australia.
(1) For more information regarding our partnerships, see "Business—Overview of Our Collaborations."
(2) For more information on this research compound targeting a novel kinase, see "Business—Our Clinical Pipeline—Research Compound Targeting a Novel Kinase."

Overview of Our Clinical-stage Drug Candidates

  Savolitinib

        Savolitinib is a potential global first-in-class inhibitor of the mesenchymal epithelial transition factor, or c-Met, receptor tyrosine kinase, an enzyme which has been shown to function abnormally in many types of solid tumors. We developed savolitinib as a potent and highly selective oral inhibitor that was designed to address renal toxicity, the primary issue that has prevented all other selective c-Met inhibitors from gaining regulatory approval. In Phase I clinical studies, savolitinib has shown promising signs of clinical efficacy, causing tumor size reduction in patients with c-Met gene amplification in papillary renal cell carcinoma, non-small cell lung cancer, colorectal cancer and gastric cancer. We are currently testing savolitinib in partnership with AstraZeneca in nine parallel proof-of-concept studies, both as a monotherapy and in combination with other targeted therapies, such as gefitinib and AZD9291 (both EGFR inhibitors developed by AstraZeneca), and chemotherapy. We and AstraZeneca plan to start three further proof-of-concept studies in savolitinib in the second half of 2015, two of which are combinations with immunotherapies. A global Phase II study in papillary renal cell carcinoma is underway and is expected to report interim results in the second quarter of 2016. If results from this study are consistent with our published Phase I data, we would consider applying for Breakthrough Therapy designation which, if granted, could enable us to use the Phase II data to support a new drug application to the FDA in late 2016.

  Fruquintinib

        Fruquintinib is a highly selective and potent oral inhibitor of the vascular endothelial growth factor receptor, or VEGFR, and consequently we believe it has the potential to be a global best-in-class VEGFR inhibitor for many types of solid tumors. Based on pre-clinical and clinical data to date, fruquintinib's kinase selectivity has been shown to reduce off-target toxicity. This allows for drug exposure that is able to fully inhibit VEGFR, a protein ligand which contributes to the growth of tumors, and use in potential combinations with other targeted therapies and chemotherapy in earlier lines of treatment with larger patient populations. We believe these are major points of differentiation compared to other small molecule VEGFR inhibitors that have already been approved, such as sunitinib, sorafenib and regorafenib. In partnership with Eli Lilly, we are currently studying fruquintinib for the treatment of colorectal cancer, non-small cell lung cancer and gastric cancer in China, and by the end of 2015, we expect to have two Phase III registration studies and one Phase II proof-of-concept study enrolling patients.

  Sulfatinib

        Sulfatinib is an oral drug candidate that selectively inhibits the tyrosine kinase activity associated with VEGFR and fibroblast growth factor receptor 1, or FGFR1, a receptor for a protein which also plays a role in tumor growth. Our published expanded Phase I clinical data indicate that sulfatinib has the highest objective response rate, or the proportion of patients with tumor shrinkage of more than 30%, reported to date in patients with neuroendocrine tumors. The objective response rate of 38.1% in the intent-to-treat population observed for sulfatinib in this study compares favorably to less than 10% for sunitinib and everolimus, the only two currently approved single agent therapies for neuroendocrine tumors. Sulfatinib is the first oncology candidate that we have taken through proof-of-concept in China, where we expect to have two Phase III registration studies enrolling patients by the end of 2015, and expanded to a U.S. clinical study ourselves. We currently retain all rights to sulfatinib worldwide.

  HMPL-523

        We believe HMPL-523 is a potential global first-in-class oral inhibitor targeting the spleen tyrosine kinase, or Syk, a key protein involved in B-cell signaling. Modulation of the B-cell signaling system has been proven to significantly advance the treatment of certain chronic immune diseases, such as rheumatoid arthritis. To date, only monoclonal antibody modulators, which seek to use the patient's own immune system to treat the disease, have been approved. We believe HMPL-523, as an oral drug candidate, has important advantages over intravenous monoclonal antibody immune modulators in that small molecule compounds clear the system faster, thereby reducing the risk of infections from sustained suppression of the immune system. Moreover, other drug development companies have tried to design small molecule Syk inhibitors for the treatment of chronic immune diseases. However, no drug products targeting Syk have been approved to date due to severe off-target toxicity side effects, such as hypertension, as a result of poor kinase selectivity. HMPL-523 is a potent and highly selective oral inhibitor specifically designed to overcome these off-target toxicity issues.

        We believe the market potential for a successful Syk inhibitor is substantial. For example, the estimated size of the global market for rheumatoid arthritis drugs was approximately $34 billion in 2014 and is projected to grow to approximately $45 billion in 2020, according to Frost & Sullivan. To our knowledge, we are the only company worldwide, other than Gilead Sciences, Inc., or Gilead, developing Syk inhibitors for chronic immune diseases as well as oncology. We successfully completed a Phase I clinical study among healthy volunteers in Australia in October 2015 and are now planning proof-of-concept studies in multiple indications. We currently retain all rights to HMPL-523 worldwide.

  Epitinib

        Epidermal growth factor receptor, or EGFR, inhibitors have revolutionized the treatment of non-small cell lung cancer with EGFR activating mutations. However, existing EGFR inhibitors such as gefitinib and erlotinib cannot penetrate the blood-brain barrier effectively, leaving the majority of patients with brain metastasis without an effective therapy. In contrast, epitinib is a potent and highly selective oral EGFR inhibitor designed to optimize brain penetration and has demonstrated brain penetration and efficacy in pre-clinical studies. If epitinib is able to provide clinical benefit to non-small cell lung cancer patients with brain metastasis in its current proof-of-concept study in China, we believe that, subject to regulatory approval, we will be well-positioned to address a major global unmet medical need. Early results of this open label proof-of-concept study appear positive, and top-line results are expected to be reported in the fourth quarter of 2015. We currently retain all rights to epitinib worldwide.

  Theliatinib

        Current EGFR inhibitors on the market are less effective at treating solid tumors with wild-type EGFR activation, which are EGFR proteins without activating mutations. These tumors include head and neck, esophageal and non-small cell lung cancers, for which there are few effective treatments, representing a major unmet medical need. In contrast, theliatinib is a potent and highly selective oral EGFR inhibitor engineered to have significantly greater binding affinity to wild-type EGFR proteins. As a result, theliatinib more effectively inhibits EGFR wild-type activity as compared to existing EGFR targeted therapies and has demonstrated superior anti-tumor activity in our pre-clinical studies among tumors with wild-type EGFR. We expect to complete a Phase I clinical study in China by the end of 2015. We currently retain all rights to theliatinib worldwide.

        For more detailed information on the pre-clinical and clinical studies of these and our other drug candidates, please see "Business—Our Clinical Pipeline."

Investment Highlights

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  High potential clinical pipeline with seven clinical stage drug candidates and first candidates nearing NDA submissions—We believe we have one of the broadest clinical pipelines among global oncology/immunology focused biotechnology companies, with seven clinical-stage drug candidates that are being investigated in a total of 16 active clinical studies in various countries and a further nine clinical studies targeted to start by the end of 2015. Our drug candidates have been designed to be highly differentiated and are characterized by superior kinase selectivity, leading to reduced off-target toxicity and superior potency, which has to date been supported by favorable clinical data. For example, our Phase II studies of savolitinib globally and Phase II and III studies of fruquintinib in China are underway with our partners AstraZeneca and Eli Lilly, respectively. Savolitinib and fruquintinib have the potential for NDA filings in late 2016 in the U.S. and China, respectively.

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  Productive Innovation Platform with proven track record—Our experienced research and development management team members have worked at multinational pharmaceutical and biotechnology companies and have participated in the discovery and development of global blockbuster drugs, including Humira, Sutent, Zithromax, Revlimid, Zometa and Incivek. Together, they have systematically built a productive research and development organization of over 270 scientists and staff as of September 30, 2015, with a proven track record in internal discovery having advanced seven differentiated drug candidates into the clinic in the past 10 years.
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  Profitable and high growth Commercial Platform from which to launch our new drug innovations—Our Commercial Platform consists of profitable and high growth specialty Prescription Drugs and Consumer Health businesses that have a significant footprint in the Chinese healthcare market. Additionally, the joint ventures that comprise our Prescription Drugs business, in which we nominate management and run the day-to-day operations, operate an extensive sales force in China, including more than 1,800 medical sales representatives. This provides us with a nationwide platform in China covering over 13,500 hospitals in 300 cities and towns through which we intend to bring our new oncology/immunology drug innovations to market if we receive regulatory approval for them.

Our Vision and Strategy

        Our vision is to become a leading global biopharmaceutical company based in China. We intend to achieve this by leveraging our Innovation Platform to provide differentiated products in the global targeted therapy arena in oncology and immunology. Key elements of our strategy are to:

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  Design drug candidates against novel but well-characterized targets with global first-in-class potential—We believe our most significant market opportunity is developing innovative drug therapies that have global first-in-class potential in areas of high unmet needs. We focus on identifying novel but well-characterized kinase targets, such as c-Met and Syk, and use our chemistry-focused approach to engineer our own innovative, highly selective drug candidates against these targets. We design our drug candidates to address problems encountered by earlier compounds developed by other parties. We then rapidly progress through pre-clinical studies to clinical development in order to seek potential global first-in-class status for such drug candidates.

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  Focus our research and development efforts on kinase selectivity to generate global best-in-class products—We balance risk in our research and development activities by also focusing on drug candidates against validated targets, generally tyrosine kinases (proteins or enzymes) associated with the pathogenesis of cancer or inflammation, including VEGFR and EGFR. A primary objective of our research efforts is to develop next generation tyrosine kinase inhibitors characterized by both high selectivity and superior pharmacokinetic properties. This approach has led to favorable clinical outcomes in our clinical trials to date. As a result, we believe our portfolio has the potential to discover candidates that are global best-in-class therapies in their respective categories.

  •
  Continue to invest in our fully integrated Innovation Platform—We believe that implementing our strategy to create high quality drug candidates takes time, a stable and high quality discovery organization and significant financial resources. Our position as one of the leading China-based innovators in oncology and immunology is based on our continuous efforts and investments over the last 13 years, with approximately $310 million invested in our Innovation Platform during this period. Our strategy is to provide high levels of continuous and sustained investment in our Innovation Platform in the future, which we believe will allow us to accelerate and broaden the development programs of our current clinical and late-stage pre-clinical drug candidates, such as HMPL-453 (targeting FGFR) and HMPL-689 (targeting PI3Kd).

  •
  Practical and efficient clinical and regulatory strategy—We have benefited, and will look to continue to benefit, from the position of the China Food and Drug Administration, or CFDA, of supporting clinical trials for drug candidates against validated targets that can address large unmet medical needs as well as for novel targets where safety has been established in other jurisdictions. China's large patient population, combined with relatively lower clinical trial costs as compared to the United States and Europe, allows for rapid enrollment of patients in clinical trials in a cost-effective manner, resulting in more efficient proof-of-concept studies in certain high prevalence tumor types. Subject to achieving proof-of-concept in China, we plan to initiate the higher cost, mid- to late-stage global studies both by ourselves as well as with partners.

  •
  Maximize economic interest in our drug candidates through in-house development and later-stage strategic partnerships—Our strategic partnerships with global pharmaceutical companies have brought us significant technical expertise and global clinical, regulatory and commercial reach, as well as a necessary source of funding during the early-stage development of our company. These partnerships have supported accelerated development of a number of our drug candidates, including savolitinib and fruquintinib. As our drug candidate pipeline continues to develop, however, we will look to maintain more flexibility with respect to certain of our drug candidates for which we currently retain all rights worldwide in order to achieve enhanced economic benefits to our company.

  •
  Leverage and expand our Commercial Platform—While we will continue to focus the majority of our resources and available capital on our Innovation Platform, we will continue to expand our Commercial Platform and its sales and marketing infrastructure. We also intend to build an oncology focused sales team under the Prescription Drugs business to commercialize drugs developed by our Innovation Platform if they are approved for sale in China, which represents an attractive opportunity in the area of targeted therapies with significant unmet medical needs. Outside of China, we intend to commercialize our products, if approved, in the United States, Europe and other major markets on our own and/or through partnerships with leading biopharmaceutical companies.

Our Corporate Structure

        We conduct our business operations through our subsidiaries, including our consolidated joint ventures, Hutchison Sinopharm and Hutchison Hain Organic, and three non-consolidated joint ventures. The chart below shows our principal subsidiaries and joint ventures as of the date of this prospectus.

Notes:

(1)
Employees of Hutchison MediPharma Limited hold the remaining 0.2% shareholding.
(2)
Nestlé Health Science S.A. is the other 50% joint venture partner.
(3)
Shanghai Pharmaceuticals Holding Co., Limited is the other 50% joint venture partner.
(4)
Sinopharm Group Co. Limited is the other 49% joint venture partner.
(5)
Dian Son Development Limited holds the other 20% interest.
(6)
Guangzhou Baiyunshan Pharmaceutical Holdings Co. Limited is the other 50% joint venture partner.
(7)
The Hain Celestial Group, Inc. is the other 50% joint venture partner.

Risks Associated with Our Business

        Our business is subject to risks and uncertainties that may materially and adversely affect us, including the following:

  •
  even if we consummate this offering, we may need substantial additional funding for our product development programs and commercialization efforts. If we are unable to raise capital on acceptable terms when needed, we could incur losses and be forced to delay, reduce or eliminate such efforts;

  •
  historically, our Innovation Platform has not generated significant profits or has operated at a net loss;

  •
  all of our drug candidates are still in development. If we are unable to obtain regulatory approval and ultimately commercialize our drug candidates or experience significant delays in doing so, our business will be harmed;

  •
  our primary approach to the discovery and development of drug candidates focuses on the inhibition of kinases, some of which are unproven, and we do not know whether we will be able to develop any products of commercial value;

  •
  we and our collaboration partners may incur additional costs or experience delays in completing our pre-clinical or clinical trials or ultimately be unable to complete the development and commercialization of our drug candidates;

  •
  our drug candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following regulatory approval, if any;

  •
  we face substantial competition, which may result in others discovering, developing or commercializing drugs before or more successfully than we do;

  •
  as a significant portion of our Commercial Platform business is conducted through joint ventures, we are largely dependent on the success of our joint ventures and our receipt of dividends or other payments from our joint ventures for cash to fund our operations;

  •
  reimbursement may not be available for the products currently sold through our Commercial Platform or our drug candidates in China, the United States or other countries, which could diminish our sales or affect our profitability;

  •
  rapid changes and competition in the pharmaceutical industry may render our Commercial Platform's current products or our drug candidates obsolete;

  •
  disagreements with our current or future collaboration partners, or the termination of any collaboration arrangement, could cause delays in our product development and materially and adversely affect our business;

  •
  our Commercial Platform's principal products involve the cultivation or sourcing of key raw materials including botanical products, and any quality control or supply failure or price fluctuations could adversely affect our Commercial Platform's ability to manufacture our products and/or could materially and adversely affect our operating results;

  •
  we rely on our collaborations with third parties for certain of our drug development activities, and, if we are unable to establish new collaborations when desired on commercially attractive terms or at all, we may have to alter our development and commercialization plans;

  •
  further development and commercialization of our own drug candidates will depend, in part, on strategic alliances with our collaborators. If our collaborators do not diligently pursue product development efforts, impeding our ability to collect milestone and royalty payments, our progress may be delayed and our revenue may be deferred;

  •
  we and our collaboration partners rely, and expect to continue to rely, on third parties to conduct certain of our clinical trials for our drug candidates. If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our drug candidates and our business could be harmed;

  •
  joint ventures form an important part of our Commercial Platform business, and our ability to manage and develop the businesses conducted by these joint ventures depends in part on our relationship with our joint venture partners;

  •
  we and our joint ventures may be exposed to liabilities under the Foreign Corrupt Practices Act, or the FCPA, the Bribery Act 2010 of the Parliament of the United Kingdom, or the U.K. Bribery Act, and Chinese anti-corruption laws, and any determination that we have violated these laws could have a material adverse effect on our business or our reputation; and

  •
  if we or our joint ventures are unable to protect our or their products and our drug candidates through intellectual property rights, our competitors may compete directly against us or them.

        See "Risk Factors" and other information included elsewhere in this prospectus for a discussion of these and other risks and uncertainties.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

        As a company with less than $1.0 billion in revenue during our most recently completed fiscal year as of the initial filing date of the registration statement of which this prospectus forms a part, we qualify as an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting. The JOBS Act also permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We do not intend to take advantage of this extended transition period for complying with new or revised accounting standards.

        Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. As a foreign private issuer, we may take advantage of certain provisions in the NASDAQ listing rules that allow us to follow Cayman Islands law for certain corporate governance matters. See "Management—Foreign Private Issuer Status." Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

  •
  the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

  •
  Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosures of material information by issuers.

Corporate Information

        Hutchison China MediTech Limited was incorporated in the Cayman Islands on December 18, 2000 as an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, which we refer to as the Companies Law. The address of our registered office in the Cayman Islands is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our principal executive offices are located at Room 2108, 21/F, Hutchison House, 10 Harcourt Road, Hong Kong. Our telephone number at that address is +852 2121 8200.

        Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website address is www.chi-med.com. Our website and the information contained on our website do not constitute a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017. Our ordinary shares have traded on the AIM market of the London Stock Exchange since May 19, 2006.

The Offering

ADSs offered by us	ADSs.
[ADSs offered by the selling shareholders	ADSs.]
ADSs to be outstanding immediately after completion of this offering	ADSs.
Ordinary shares to be outstanding immediately after completion of this offering ordinary shares. Immediately after completion of this offering, % of our outstanding ordinary shares will be held by our directors and executive officers, % will be held by our majority shareholder, Hutchison Healthcare Holdings Limited, and % will be held by our public shareholders.
The ADSs	Each ADS represents ordinary share[s], par value $1.00 per share. The ADSs may be evidenced by ADRs.

The depositary will hold ordinary shares underlying your ADSs, and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

If we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting the depositary's fees, charges and expenses and any applicable taxes or governmental charges.
You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees and related charges for any exchange.
We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective and you continue to hold your ADSs, you will be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read "Description of American Depositary Receipts" in this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.
Depositary	Deutsche Bank Trust Company Americas
Option to purchase additional ADSs	[The selling shareholders have granted the underwriters an option] [/] [The underwriters have an option] for a period of 30 days after the date of this prospectus to purchase up to an additional ADSs.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional ADSs in full, at an assumed initial public offering price of $ per ADS, the midpoint of the price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to advance the clinical development of our multiple drug candidates, expand our production capabilities, repay certain of our existing indebtedness and for working capital and other general corporate purposes.
[We will not receive any proceeds from the sale of ADSs by the selling shareholders.] See "Use of Proceeds" for additional information.
Dividend Policy	We do not have any present plan to pay any dividends on our ADSs. See "Dividend Policy" for more information.
Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in our ADSs.
Proposed NASDAQ trading symbol	We have applied for listing of the ADSs on the [NASDAQ Global Market] under the symbol "HCM."
AIM trading symbol	Our ordinary shares are listed on the AIM market of the London Stock Exchange under the symbol "HCM."

        The number of ordinary shares to be outstanding after this offering is based on             ordinary shares outstanding as of                                    , 2015.

Our Summary Consolidated Financial Data

        The following summary consolidated statements of operations data for the years ended December 31, 2014 and December 31, 2013 and the summary balance sheet data as of December 31, 2014 and December 31, 2013 have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The summary consolidated statements of operations data for the nine months ended September 30, 2015 and September 30, 2014 and the summary balance sheet data as of September 30, 2015 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The unaudited interim consolidated financial statements reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair presentation of the financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the nine months ended September 30, 2015 are not necessarily indicative of results to be expected for the full year or any other period. Our consolidated financial statements appearing in this prospectus have been prepared in accordance with U.S. GAAP while our historical consolidated financial statements which we made publicly available prior to this offering in connection with the listing of our ordinary shares on the AIM market were prepared in accordance with IFRS as issued by the IASB.

        Our historical results for any prior period are not necessarily indicative of results to be expected in any future period. The following information should be read in conjunction with "—Summary Financial Data of our Non-consolidated Joint Ventures," "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our and our significant joint ventures' consolidated financial statements and the related notes included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(in thousands, except per share data)
Statements of operations data:
Revenue
Sales of goods—third parties	$82,747	$36,722	$59,162	$8,667
Sales of goods—related parties	6,261	5,362	7,823	7,803
Revenue from license and collaboration agreements—third parties	27,197	10,048	12,336	14,546
Revenue from research and development services—third parties	1,865	2,652	3,696	1,919
Revenue from research and development services—related parties	3,851	3,470	4,312	3,612

Total revenue	121,921	58,254	87,329	36,547

Operating expenses
Costs of sales of goods—third parties	(74,742)	(33,363)	(53,477)	(5,380)
Costs of sales of goods—related parties	(4,595)	(3,492)	(5,372)	(5,814)
Research and development expenses	(32,090)	(20,746)	(29,914)	(22,731)
Selling expenses	(6,709)	(3,011)	(4,112)	(3,452)
Administrative expenses	(13,649)	(9,745)	(12,713)	(12,366)

Total operating expenses	(131,785)	(70,357)	(105,588)	(49,743)

Loss from operations	(9,864)	(12,103)	(18,259)	(13,196)

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(in thousands, except per share data)
Other (expense)/income
Interest income	391	348	559	451
Gain on disposal of a business	—	—	—	30,000
Other income	265	8	20	1,221
Interest expense	(1,057)	(1,130)	(1,516)	(1,485)
Other expense	(197)	(722)	(761)	(69)

Total other (expenses)/income	(598)	(1,496)	(1,698)	30,118

(Loss)/income before income taxes and equity in earnings of equity investees	(10,462)	(13,599)	(19,957)	16,922
Income tax expense	(1,380)	(1,071)	(1,343)	(1,050)
Equity in earnings of equity investees, net of tax	18,632	11,061	15,180	11,031

Net income/(loss) from continuing operations	6,790	(3,609)	(6,120)	26,903
Income/(loss) from discontinued operations, net of tax	—	1,750	2,034	(1,978)

Net income/(loss)	6,790	(1,859)	(4,086)	24,925
Less: Net income attributable to non-controlling interests	(2,156)	(2,582)	(3,220)	(983)

Net income/(loss) attributable to the company	4,634	(4,441)	(7,306)	23,942

Accretion on redeemable non-controlling interests	(43,001)	(15,126)	(25,510)	—

Net (loss)/income attributable to ordinary shareholders of the company	$(38,367)	$(19,567)	$(32,816)	$23,942

(Losses)/earnings per share attributable to ordinary shareholders of the company—basic ($ per share)
Continuing Operations	$(0.71)	$(0.39)	$(0.64)	$0.49
Discontinued Operations	$—	$0.02	$0.02	$(0.03)
(Losses)/earnings per share attributable to ordinary shareholders of the company—diluted ($ per share)
Continuing Operations	$(0.71)	$(0.39)	$(0.64)	$0.44
Discontinued Operations	$—	$0.02	$0.02	$(0.03)
Number of shares used in per share calculation—basic	54,039,545	52,417,249	52,563,387	52,050,988
Number of shares used in per share calculation—diluted	54,039,545	52,417,249	52,563,387	52,878,426
Net income/(loss)	$6,790	$(1,859)	$(4,086)	$24,925
Other comprehensive income/(loss):
Foreign currency translation income/(loss), net of tax	(4,461)	(1,580)	(2,712)	3,243

Total Comprehensive income/(loss)	2,329	(3,439)	(6,798)	28,168
Less: Comprehensive income attributable to non-controlling interests	(1,779)	(2,393)	(2,944)	(1,296)

Total Comprehensive income/(loss) attributable to ordinary shareholders of the company	$550	$(5,832)	$(9,742)	$26,872

	As of September 30,	As of December 31,
	2015	2014	2013
	(in thousands)
Balance sheet data (at period/year end):
Cash and cash equivalents	$31,756	$38,946	$46,863
Total assets	$220,903	$210,834	$185,403
Total shareholder's equity	$101,723	$56,915	$78,107
Total current liabilities	$79,802	$75,299	$79,463
Total non-current liabilities	$39,378	$37,584	$15,366

Summary Financial Data
of our Non-consolidated Joint Ventures

        We have three non-consolidated joint ventures, Shanghai Hutchison Pharmaceuticals, Hutchison Baiyunshan and Nutrition Science Partners. The following summary consolidated financial data of each such joint venture as of and for the years ended December 31, 2014 and December 31, 2013 have been derived from their respective audited consolidated financial statements appearing elsewhere in this prospectus. The following summary consolidated financial data of each such joint venture for the nine months ended September 30, 2015 and September 30, 2014 and the summary balance sheet data as of September 30, 2015 have been derived from their respective unaudited consolidated financial statements appearing elsewhere in this prospectus. The consolidated financial statements of Shanghai Hutchison Pharmaceuticals, Hutchison Baiyunshan and Nutrition Science Partners have been prepared in accordance with IFRS as issued by the IASB.

        The historical results of our joint ventures for any prior period are not necessarily indicative of results to be expected in any future period. The following information should be read in conjunction with "Our Summary Consolidated Financial Data," "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our and our non-consolidated joint ventures' financial statements and their related notes included elsewhere in this prospectus.

Shanghai Hutchison Pharmaceuticals

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(in thousands)
Comprehensive income and cash flow data:
Revenue	$139,340	$123,262	$154,703	$138,160
Profit for the period/year	$24,891	$22,495	$26,402	$22,424
Dividend paid to equity holders	$(6,410)	$(19,077)	$(19,077)	$(17,162)

        Our equity in earnings of Shanghai Hutchison Pharmaceuticals reported under U.S. GAAP was $12.4 million and $11.2 million for the nine months ended September 30, 2015 and 2014, respectively, and $13.2 million and $11.2 million for the years ended December 31, 2014 and 2013, respectively.

	As of September 30,	As of December 31,
	2015	2014	2013
	(in thousands)
Balance sheet data (at period/year end):
Cash and cash equivalents	$16,145	$16,575	$30,331
Total assets	$188,370	$143,174	$110,805
Total company's equity holders' equity	$87,620	$71,906	$66,476
Total liabilities	$100,750	$71,268	$44,329

Hutchison Baiyunshan

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(in thousands)
Comprehensive income and cash flow data:
Revenue	$164,852	$185,722	$243,746	$247,626
Profit for the period/year	$18,362	$17,083	$20,865	$17,361
Profit for the period/year attributable to equity holders of Hutchison Baiyunshan	$18,290	$17,085	$20,775	$17,165
Dividend paid to equity holders	$(6,410)	$(12,820)	$(12,820)	$(6,462)

        Our equity in earnings of Hutchison Baiyunshan reported under U.S. GAAP was $9.1 million and $8.5 million for the nine months ended September 30, 2015 and 2014, respectively, and $10.4 million and $8.6 million for the years ended December 31, 2014 and 2013, respectively.

	As of September 30,	As of December 31,
	2015	2014	2013
	(in thousands)
Balance sheet data (at period/year end):
Cash and cash equivalents	$38,219	$31,004	$31,895
Total assets	$217,397	$217,171	$204,949
Total company's equity holders' equity	$123,267	$115,308	$109,986
Total liabilities	$94,130	$101,863	$94,963

Nutrition Science Partners

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(in thousands)
Comprehensive Income Data:
Revenue	—	—	—	—
Net loss for the period/year	$(5,894)	$(17,444)	$(16,812)	$(17,543)

        Our equity in loss of Nutrition Science Partners reported under U.S. GAAP was $2.9 million and $8.7 million for the nine months ended September 30, 2015 and 2014, respectively, and $8.4 million and $8.8 million for the years ended December 31, 2014 and 2013, respectively.

	As of September 30,	As of December 31,
	2015	2014	2013
	(in thousands)
Balance sheet data (at period/year end):
Cash and cash equivalents	$4,320	$6,249	$17,031
Total assets	$34,738	$38,548	$47,855
Total company's equity holders' equity	$19,751	$25,645	$42,457
Total liabilities	$14,987	$12,903	$5,398

RISK FACTORS

        Investing in our ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our and our non-consolidated joint ventures' financial statements and their related notes appearing at the end of this prospectus, before deciding to invest in our ADSs. If any of the following risks actually occurs, our business, prospects, operating results and financial condition could suffer materially, the trading price of our ADSs could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Financial Position and Need for Additional Capital

Even if we consummate this offering, we may need substantial additional funding for our product development programs and commercialization efforts. If we are unable to raise capital on acceptable terms when needed, we could incur losses and be forced to delay, reduce or eliminate such efforts.

        We expect our expenses to increase significantly in connection with our ongoing activities, particularly as we or our collaboration partners advance the clinical development of our seven clinical drug candidates, which are currently in 16 active clinical studies in various countries with another nine targeted to begin by the end of 2015, and continue research and development and initiate additional clinical trials of, and seek regulatory approval for, these and other future drug candidates. In addition, if we obtain regulatory approval for any of our drug candidates, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. In particular, the costs that may be required for the manufacture of any drug candidate that receives regulatory approval may be substantial as we may have to modify or increase the production capacity at our current manufacturing facilities or contract with third-party manufacturers. We may also incur expenses as we create additional infrastructure to support our operations as a U.S. public company. Accordingly, we may need to obtain substantial additional funding in connection with our continuing operations through public or private equity offerings, debt financings, collaborations or licensing arrangements or other sources. If we are unable to raise capital when needed or on attractive terms, we could incur losses and be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

        We believe that our expected cashflow from operations (including from our Commercial Platform and milestone and other payments from our collaboration partners) and our cash and cash equivalents as of September 30, 2015, as well as the $30.0 million in borrowings available under our revolving credit facility with The Hongkong and Shanghai Banking Corporation Limited, or HSBC, and the $26.9 million we received pursuant to a four-year term loan from Scotiabank (Hong Kong) Limited, which we refer to as our 2014 Scotiabank Term Loan, combined with the net proceeds from this offering, will enable us to fund our operating expenses, debt service and capital expenditure requirements for at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Our future capital requirements will depend on many factors, including:

  •
  the number and development requirements of the drug candidates we pursue;

  •
  the scope, progress, timing, results and costs of researching and developing our drug candidates, and conducting pre-clinical and clinical trials;

  •
  the cost, timing and outcome of regulatory review of our drug candidates;

  •
  the cost and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our drug candidates for which we receive regulatory approval;

  •
  the amount and timing of any milestone payments from our collaboration partners, with whom we cooperate with respect to the development and potential commercialization of certain of our drug candidates;

  •
  the cash received, if any, received from commercial sales of any drug candidates for which we receive regulatory approval;

  •
  our ability to establish and maintain strategic partnerships, collaboration, licensing or other arrangements and the financial terms of such agreements;

  •
  the cost, timing and outcome of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

  •
  our headcount growth and associated costs; and

  •
  the costs of operating as a public company in the United States and on the AIM market.

        Identifying potential drug candidates and conducting pre-clinical testing and clinical trials is a time-consuming, expensive and uncertain process that may take years to complete, and our commercial revenue, if any, will be derived from sales of products that we do not expect to be commercially available until we receive regulatory approval, if at all. We may never generate the necessary data or results required to obtain regulatory approval and achieve product sales, and even if one or more of our drug candidates is approved, they may not achieve commercial success. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

If the CK Hutchison group does not renew our existing loan guarantee or does not enter into new guarantees with us, we may incur significantly higher borrowing costs.

        Hutchison Whampoa Limited, a wholly owned subsidiary of CK Hutchison, has guaranteed our 2014 Scotiabank Term Loan for a guarantee fee. The CK Hutchison group has no obligation to enter into new guarantees. We may incur significantly higher funding costs if we no longer have the benefit of the CK Hutchison group guarantees or other similar arrangements by the CK Hutchison group.

Raising additional capital may cause dilution to our shareholders, restrict our operations or require us to relinquish rights to technologies or drug candidates.

        We expect to finance our cash needs in part through cash flow generated by our Commercial Platform, and we may also rely on raising additional capital through a combination of public or private equity offerings, debt financings and/or license and development agreements with collaboration partners. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our shareholders may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect the rights of our existing shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. Additional debt financing would also result in increased fixed payment obligations.

        In addition, if we raise funds through collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates or grant licenses on terms that may not be favorable to us. We may also lose control of the development of drug candidates, such as the pace and scope of clinical trials, as a result of such third-party arrangements. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market drug candidates that we would otherwise prefer to develop and market ourselves.

Our existing and any future indebtedness could adversely affect our ability to operate our business.

        Our outstanding indebtedness combined with current and future financial obligations and contractual commitments, including any additional indebtedness beyond our current borrowings from HSBC and Scotiabank, could have significant adverse consequences, including:

  •
  requiring us to dedicate a portion of our cash resources to the payment of interest and principal, and prepayment and repayment fees and penalties, thereby reducing money available to fund working capital, capital expenditures, product development and other general corporate purposes;

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  increasing our vulnerability to adverse changes in general economic, industry and market conditions;

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  subjecting us to restrictive covenants that may reduce our ability to take certain corporate actions or obtain further debt or equity financing;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

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  placing us at a competitive disadvantage compared to our competitors that have less debt or better debt servicing options.

        We intend to satisfy our current and future debt service obligations with our existing cash and cash equivalents. Nevertheless, we may not have sufficient funds, and may be unable to arrange for additional financing, to pay the amounts due under our existing debt. Failure to make payments or comply with other covenants under our existing debt instruments could result in an event of default and acceleration of amounts due.

Risks Related to Our Innovation Platform

Historically, our Innovation Platform has not generated significant profits or has operated at a net loss.

        We do not expect our Innovation Platform to be significantly profitable unless and until we obtain regulatory approval of, and begin to sell, one or more of our drug candidates. We expect to incur significant sales and marketing costs as we prepare to commercialize our drug candidates. Even if we initiate and successfully complete clinical trials of our drug candidates, and our drug candidates are approved for commercial sale, and despite expending these costs, our drug candidates may not be commercially successful. We may not achieve profitability soon after generating drug sales, if ever. If we are unable to generate drug revenue, we will not become profitable and may be unable to continue operations without continued funding.

All of our drug candidates are still in development. If we are unable to obtain regulatory approval and ultimately commercialize our drug candidates or experience significant delays in doing so, our business will be materially harmed.

        All of our drug candidates are still in development. Seven of our drug candidates are in clinical development and three are in pre-clinical development. Although we and our joint venture Nutrition Science Partners receive certain payments from our collaboration partners, including upfront payments and payments for achieving certain development, regulatory or commercial milestones, for four of our drug candidates, our ability to generate revenue from our drug candidates is dependent on their receipt of regulatory approval for and successfully commercializing such products, which may never occur. Each of our drug candidates will require additional pre-clinical and/or clinical development, regulatory approval in multiple jurisdictions, manufacturing supply, substantial investment and significant marketing efforts before we generate any revenue from product sales. The success of our drug candidates will depend on several factors, including the following:

  •
  successful completion of pre-clinical and/or clinical studies;

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  successful enrollment in, and completion of, clinical trials;

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  receipt of regulatory approvals from applicable regulatory authorities for planned clinical trials, future clinical trials or drug registrations;

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  successful completion of all safety studies required to obtain regulatory approval in the United States, China and other jurisdictions for our drug candidates;

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  adapting our commercial manufacturing capabilities to the specifications for our drug candidates for clinical supply and commercial manufacturing;

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  obtaining and maintaining patent and trade secret protection or regulatory exclusivity for our drug candidates;

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  launching commercial sales of our drug candidates, if and when approved, whether alone or in collaboration with others;

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  acceptance of the drug candidates, if and when approved, by patients, the medical community and third-party payors;

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  effectively competing with other therapies;

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  obtaining and maintaining healthcare coverage and adequate reimbursement;

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  enforcing and defending intellectual property rights and claims; and

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  maintaining a continued acceptable safety profile of the drug candidates following approval.

        If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our drug candidates, which would materially harm our business.

Our primary approach to the discovery and development of drug candidates focuses on the inhibition of kinases, some of which are unproven, and we do not know whether we will be able to develop any products of commercial value.

        A primary focus of our research and development efforts is on identifying kinase targets for which drug compounds previously developed by others affecting those targets have been unsuccessful due to limited selectivity, off-target toxicity and other problems. We then work to engineer drug candidates which have the potential to have superior efficacy, safety and other features as compared to such prior drug compounds. We also focus on developing drug compounds with the potential to be global best-in-class/next generation therapies for validated kinase targets.

        Even if we are able to develop compounds that successfully target the relevant kinases in pre-clinical studies, we may not succeed in demonstrating safety and efficacy of the drug candidates in clinical trials. As a result, our efforts may not result in the discovery or development of drugs that are commercially viable or are superior to existing drugs or other therapies on the market. While the results of pre-clinical studies and early-stage clinical trials have suggested that certain of our drug candidates may successfully inhibit kinases and may have significant utility in several cancer indications, potentially in combination with other cancer drugs and with chemotherapy, we have not yet demonstrated efficacy and safety for any of our drug candidates in later stage clinical trials.

        In addition, we have not yet had a drug candidate receive approval or clearance from the FDA, CFDA, or another regulatory authority. While the FDA and CFDA have approved kinases inhibitors before, the regulatory review process for our drug candidates is uncertain, and we may be required to conduct additional studies or trials beyond those we anticipate resulting in a longer regulatory approval pathway.

We may expend our limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may be more profitable or for which there is a greater likelihood of success.

        Because we have limited financial and managerial resources, we must limit our research programs to specific drug candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other drug candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial drugs or profitable market opportunities. In addition, if we do not accurately evaluate the commercial potential or target market for a particular drug candidate, we may relinquish valuable rights to that drug candidate through collaboration, licensing or other royalty arrangements when it would have been more advantageous for us to retain sole development and commercialization rights to such drug candidate.

We have no history of commercializing our internally developed drugs, which may make it difficult to evaluate our future prospects.

        The operations of our Innovation Platform have been limited to developing and securing our technology and undertaking pre-clinical studies and clinical trials of our drug candidates, either independently or with our collaboration partners. We have not yet demonstrated the ability to successfully complete development of any drug candidates, obtain marketing approvals, manufacture our internally developed drugs at a commercial scale, or conduct sales and regulatory activities necessary for successful product commercialization of our drug candidates. While we believe we will be able to successfully leverage our existing Commercial Platform to manufacture, sell and market our drug candidates in China once approved, any predictions about our future success or viability may not be as accurate as they could be if we had a history of successfully developing and commercializing our internally developed pharmaceutical products.

The regulatory approval processes of the FDA, CFDA and comparable authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our drug candidates, our ability to generate revenue will be materially impaired.

        Our drug candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export are subject to comprehensive regulation by the FDA, CFDA and other regulatory agencies in the United States and China and by comparable authorities in other countries. Securing regulatory approval requires the submission of extensive pre-clinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the drug candidate's safety and efficacy. Securing regulatory approval also requires the submission of information about the drug manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Our drug candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

        The process of obtaining regulatory approvals, both in the United States, China and other countries, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the drug candidates involved. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted NDA, pre-market approval or equivalent application types, may cause delays in the approval or rejection of an application. The FDA, CFDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional pre-clinical, clinical or other studies. Our drug candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including the following:

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  the FDA, CFDA or comparable regulatory authorities may disagree with the number, design, size, conduct or implementation of our clinical trials;

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  we may be unable to demonstrate to the satisfaction of the FDA, CFDA or comparable regulatory authorities that a drug candidate is safe and effective for its proposed indication;

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  the results of clinical trials may not meet the level of statistical significance required by the FDA, CFDA or comparable regulatory authorities for approval;

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  we may be unable to demonstrate that a drug candidate's clinical and other benefits outweigh its safety risks;

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  the FDA, CFDA or comparable regulatory authorities may disagree with our interpretation of data from pre-clinical studies or clinical trials;

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  the data collected from clinical trials of our drug candidates may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

  •
  the FDA, CFDA or comparable regulatory authorities may fail to approve the manufacturing processes for our clinical and commercial supplies;

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  the approval policies or regulations of the FDA, CFDA or comparable regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval;

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  the FDA, CFDA or comparable regulatory authorities may restrict the use of our products to a narrow population; and

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  our collaboration partners or the CROs that are retained to conduct the clinical trials of our drug candidates may take actions that materially and adversely impact the clinical trials.

        In addition, even if we were to obtain approval, regulatory authorities may approve any of our drug candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our drugs, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a drug candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that drug candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our drug candidates.

If the FDA, CFDA or another regulatory agency revokes its approval of, or if safety, efficacy, manufacturing or supply issues arise with, any therapeutic that we use in combination with our drug candidates, we may be unable to market such drug candidate or may experience significant regulatory delays or supply shortages, and our business could be materially harmed.

        We are currently focusing on the clinical development of savolitinib as both a monotherapy and in combination with immunotherapy, targeted therapies (AZD9291 and gefitinib) and chemotherapy (docetaxel). We are also focusing on the clinical development of fruquintinib as both a monotherapy and in combination with chemotherapy (paclitaxel) and may focus on additional combinations in the future. However, we did not develop or obtain regulatory approval for, and we do not manufacture or sell,

AZD9291, gefitinib, docetaxel or paclitaxel or any other therapeutic we use in combination with our drug candidates. We may also seek to develop our drug candidates in combination with other therapeutics in the future.

        If the FDA, CFDA or another regulatory agency revokes its approval of any of AZD9291, gefitinib, docetaxel, paclitaxel or another therapeutic we use in combination with our drug candidates, we will not be able to market our drug candidates in combination with such revoked therapeutic. If safety or efficacy issues arise with these or other therapeutics that we seek to combine with our drug candidates in the future, we may experience significant regulatory delays, and we may be required to redesign or terminate the applicable clinical trials. In addition, if manufacturing or other issues result in a supply shortage of AZD9291, gefitinib, docetaxel or paclitaxel or any other combination therapeutics, we may not be able to complete clinical development of savolitinib, fruquintinib and/or another of our drug candidates on our current timeline or at all.

        Even if one or more of our drug candidates were to receive regulatory approval for use in combination with AZD9291, gefitinib, docetaxel or paclitaxel, as applicable, or another therapeutic, we would continue to be subject to the risk that the FDA, CFDA or another regulatory agency could revoke its approval of the combination therapeutic, or that safety, efficacy, manufacturing or supply issues could arise with one of these combination therapeutics. This could result in savolitinib, fruquintinib or one of our other products being removed from the market or being less successful commercially.

We face substantial competition, which may result in others discovering, developing or commercializing drugs before or more successfully than we do.

        The development and commercialization of new drugs is highly competitive. We face competition with respect to our current drug candidates, and will face competition with respect to any drug candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market drugs or are pursuing the development of therapies in the field of kinase inhibition for cancer and other diseases. Some of these competitive drugs and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Specifically, there are a large number of companies developing or marketing treatments for cancer, including many major pharmaceutical and biotechnology companies.

        Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

        Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize drugs that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any drugs that we or our collaborators may develop. Our competitors also may obtain FDA, CFDA or other regulatory approval for their drugs more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we or our collaborators are able to enter the market. The key competitive factors affecting the success of all of our drug candidates, if approved, are likely to be their efficacy, safety, convenience, price, the level of generic competition and the availability of reimbursement from government and other third-party payors.

Clinical development involves a lengthy and expensive process with an uncertain outcome.

        There is a risk of failure for each of our drug candidates. It is difficult to predict when or if any of our drug candidates will prove effective and safe in humans or will receive regulatory approval. Before obtaining regulatory approval from regulatory authorities for the sale of any drug candidate, we or our collaboration partners must complete pre-clinical studies and then conduct extensive clinical trials to demonstrate the safety and efficacy of our drug candidates in humans. Clinical testing is expensive, difficult to design and implement and can take many years to complete. The outcomes of pre-clinical development testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, pre-clinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their drug candidates performed satisfactorily in pre-clinical studies and clinical trials have nonetheless failed to obtain regulatory approval of their drug candidates. Our future clinical trials may not be successful.

        Commencing each of our clinical trials is subject to finalizing the trial design based on ongoing discussions with the FDA, CFDA or other regulatory authorities. The FDA, CFDA and other regulatory authorities could change their position on the acceptability of our trial designs or clinical endpoints, which could require us to complete additional clinical trials or impose approval conditions that we do not currently expect. Successful completion of our clinical trials is a prerequisite to submitting an NDA (or analogous filing) to the FDA, CFDA or other regulatory authorities for each drug candidate and, consequently, the ultimate approval and commercial marketing of our drug candidates. We do not know whether any of our clinical trials will begin or be completed on schedule, if at all.

We and our collaboration partners may incur additional costs or experience delays in completing our pre-clinical or clinical trials, or ultimately be unable to complete the development and commercialization of our drug candidates.

        We and our collaboration partners, including AstraZeneca, Eli Lilly and Nestlé Health Science, may experience delays in completing our pre-clinical or clinical trials, and numerous unforeseen events could arise during, or as a result of, future clinical trials, which could delay or prevent us from receiving regulatory approval, including:

  •
  regulators or institutional review boards, or IRBs, or ethics committees may not authorize us or our investigators to commence or conduct a clinical trial at a prospective trial site;

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  we may experience delays in reaching, or we may fail to reach, agreement on acceptable terms with prospective trial sites and prospective contract research organizations, or CROs, who conduct clinical trials on behalf of us and our collaboration partners, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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  clinical trials may produce negative or inconclusive results, and we or our collaboration partners may decide, or regulators may require us or them, to conduct additional clinical trials or we may decide to abandon drug development programs;

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  the number of patients required for clinical trials of our drug candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

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  third-party contractors used in our clinical trials may fail to comply with regulatory requirements or meet their contractual obligations in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we or our collaboration partners add new clinical trial sites or investigators;

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  we or our collaboration partners may elect to, or regulators, IRBs or ethics committees may require that we or our investigators, suspend or terminate clinical research for various reasons, including non-compliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

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  the cost of clinical trials of our drug candidates may be greater than we anticipate;

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  the supply or quality of our drug candidates or other materials necessary to conduct clinical trials of our drug candidates may be insufficient or inadequate; and

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  our drug candidates may have undesirable side effects or unexpected characteristics, causing us or our investigators, regulators, IRBs or ethics committees to suspend or terminate the trials, or reports may arise from pre-clinical or clinical testing of other cancer therapies that raise safety or efficacy concerns about our drug candidates.

        We could encounter regulatory delays if a clinical trial is suspended or terminated by us or our collaboration partners, by, as applicable, the IRBs of the institutions in which such trials are being conducted, by the data safety monitoring board, which is an independent group of experts that is formed to monitor clinical trials while ongoing, or by the FDA, CFDA or other regulatory authorities. Such authorities may impose a suspension or termination due to a number of factors, including: a failure to conduct the clinical trial in accordance with regulatory requirements or the applicable clinical protocols, inspection of the clinical trial operations or trial site by the FDA, CFDA or other regulatory authorities that results in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our drug candidates. Further, the FDA, CFDA or other regulatory authorities may disagree with our clinical trial design and our interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials.

        If we or our collaboration partners are required to conduct additional clinical trials or other testing of our drug candidates beyond those that are currently contemplated, if we or our collaboration partners are unable to successfully complete clinical trials of our drug candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

  •
  be delayed in obtaining regulatory approval for our drug candidates;

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  not obtain regulatory approval at all;

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  obtain approval for indications or patient populations that are not as broad as intended or desired;

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  be subject to post-marketing testing requirements; or

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  have the drug removed from the market after obtaining regulatory approval.

        Our drug development costs will also increase if we experience delays in testing or regulatory approvals. We do not know whether any of our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant pre-clinical study or clinical trial delays also could allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our drug candidates and may harm our business and results of operations. Any delays in our clinical development programs may harm our business, financial condition and prospects significantly.

If we or our collaboration partners experience delays or difficulties in the enrollment of patients in clinical trials, the progress of such clinical trials and our receipt of necessary regulatory approvals could be delayed or prevented.

        We or our collaboration partners may not be able to initiate or continue clinical trials for our drug candidates if we or our collaboration partners are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA, CFDA or similar regulatory authorities. In particular, we and our collaboration partners have designed many of our clinical trials, and expect to design future trials, to include some patients with the applicable genomic alteration that causes the disease with a view to assessing possible early evidence of potential therapeutic effect. Genomically defined diseases, however, may have relatively low prevalence, and it may be difficult to identify patients with the applicable genomic alteration. In addition, for our fruquintinib trials, we focus on enrolling patients who have failed their first or second-line treatments, which limits the total size of the patient population available for such trials. The inability to enroll a sufficient number of patients with the applicable genomic alteration or that meet other applicable criteria for our clinical trials would result in significant delays and could require us or our collaboration partners to abandon one or more clinical trials altogether.

        In addition, some of our competitors have ongoing clinical trials for drug candidates that treat the same indications as our drug candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors' drug candidates.

        Patient enrollment may be affected by other factors including:

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  the severity of the disease under investigation;

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  the total size and nature of the relevant patient population;

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  the design and eligibility criteria for the clinical trial in question;

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  the availability of an appropriate genomic screening test;

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  the perceived risks and benefits of the drug candidate under study;

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  the efforts to facilitate timely enrollment in clinical trials;

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  the patient referral practices of physicians;

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  the availability of competing therapies which are undergoing clinical trials;

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  the ability to monitor patients adequately during and after treatment; and

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  the proximity and availability of clinical trial sites for prospective patients.

        Enrollment delays in our clinical trials may result in increased development costs for our drug candidates, which could cause the value of our company to decline and limit our ability to obtain additional financing.

Our drug candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following regulatory approval, if any.

        Undesirable side effects caused by our drug candidates could cause us or our collaboration partners to interrupt, delay or halt clinical trials or could cause regulatory authorities to interrupt, delay or halt our clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, CFDA or other regulatory authorities. In particular, as is the case with all oncology drugs, it is likely that there may be side effects, for example, hand-foot syndrome, associated with the use of certain of our drug candidates. Results of our trials could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, our trials could be suspended or terminated and the FDA, CFDA or comparable regulatory authorities could order us to cease further development of or deny approval of our drug candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

        Further, our drug candidates could cause undesirable side effects related to off-target toxicity. Many of the currently approved tyrosine-kinase inhibitors have been associated with off-target toxicities because they affect multiple kinases. While we believe that the kinase selectivity of our drug candidates has the potential to significantly improve the unfavorable adverse off-target toxicity issues, if patients were to experience off-target toxicity, we may not be able to achieve an effective dosage level, receive approval to market, or achieve the commercial success we anticipate with respect to, any of our drug candidates, which could prevent us from ever generating revenue or achieving profitability. Many compounds that initially showed promise in early stage testing for treating cancer have later been found to cause side effects that prevented further development of the compound.

        Clinical trials assess a sample of the potential patient population. With a limited number of patients and duration of exposure, rare and severe side effects of our drug candidates may only be uncovered with a significantly larger number of patients exposed to the drug candidate. If our drug candidates receive regulatory approval and we or others identify undesirable side effects caused by such drug candidates (or any other similar drugs) after such approval, a number of potentially significant negative consequences could result, including:

  •
  regulatory authorities may withdraw or limit their approval of such drug candidates;

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  regulatory authorities may require the addition of labeling statements, such as a "boxed" warning or a contra-indication;

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  we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

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  we may be required to change the way such drug candidates are distributed or administered, conduct additional clinical trials or change the labeling of the drug candidates;

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  regulatory authorities may require a Risk Evaluation and Mitigation Strategy, or REMS, plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools;

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  we may be subject to regulatory investigations and government enforcement actions;

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  we may decide to remove such drug candidates from the marketplace;

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  we could be sued and held liable for injury caused to individuals exposed to or taking our drug candidates; and

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  our reputation may suffer.

        Any of these events could prevent us from achieving or maintaining market acceptance of the affected drug candidates and could substantially increase the costs of commercializing our drug candidates, if approved, and significantly impact our ability to successfully commercialize our drug candidates and generate revenue.

We and our collaboration partners have conducted and intend to conduct additional clinical trials for certain of our drug candidates at sites outside the United States, and the FDA may not accept data from trials conducted in such locations or may require additional U.S.-based trials.

        We and our collaboration partners have conducted, currently are conducting and intend in the future to conduct, clinical trials outside the United States, particularly in China where our Innovation Platform is headquartered as well as in Australia.

        Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of these data is subject to certain conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted by qualified investigators in accordance with current good clinical practices, or GCPs, including review and approval by an independent ethics committee and receipt of informed consent from trial patients. The trial population must also adequately represent the U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. Generally, the patient population for any clinical trial conducted outside of the United States must be representative of the population for which we intend to seek approval in the United States. In addition, while these clinical trials are subject to applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials also comply with all applicable U.S. laws and regulations. There can be no assurance that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from our clinical trials of savolitinib, fruquintinib, sulfatinib, epitinib or theliatinib in China or HMPL-523, HMPL-689 and HMPL-453 in Australia, for example, or any other trial that we or our collaboration partners conduct outside the United States, it would likely result in the need for additional clinical trials, which would be costly and time-consuming and delay or permanently halt our ability to develop and market these or other drug candidates in the United States.

        In addition, there are risks inherent in conducting clinical trials in jurisdictions outside the United States including:

  •
  regulatory and administrative requirements of the jurisdiction where the trial is conducted that could burden or limit our ability to conduct our clinical trials;

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  foreign exchange fluctuations;

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  manufacturing, customs, shipment and storage requirements;

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  cultural differences in medical practice and clinical research; and

  •
  the risk that patient populations in such trials are not considered representative as compared to patient populations in the United States and other markets.

A Breakthrough Therapy designation by the FDA may not be granted to any of our drug candidates, and even if granted, may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our drug candidates will receive regulatory approval.

        We intend to seek Breakthrough Therapy designation in the United States for some of our drug candidates, including savolitinib in patients with papillary renal cell carcinoma, non-small cell lung cancer and gastric cancer, sulfatinib in patients with neuroendocrine tumors and epitinib in patients with non-small cell lung cancer with brain metastasis. A Breakthrough Therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs that have been designated as Breakthrough Therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as Breakthrough Therapies by the FDA are also eligible for accelerated approval.

        Designation as a Breakthrough Therapy is within the discretion of the FDA. Accordingly, even if we believe one of our drug candidates meets the criteria for designation as a Breakthrough Therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy designation for a drug candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our drug candidates qualify as Breakthrough Therapies, the FDA may later decide that the drugs no longer meet the conditions for qualification.

If we are unable to obtain and/or maintain CFDA approval for our drug candidates to be eligible for an expedited registration pathway, the time and cost we incur to obtain regulatory approvals may increase. Even if we receive such approvals, they may not lead to a faster development, review or approval process.

        Under the Special Examination and Approval of the Registration of New Drugs provisions, the CFDA may grant "green-channel" approval to (i) active ingredients and their preparations extracted from plants, animals and minerals, and newly discovered medical materials and their preparations that have not been sold in the China market, (ii) chemical drugs and their preparations and biological products that have not been approved for sale at its origin country or abroad, (iii) new drugs with obvious clinical treatment advantages for such diseases as AIDS, therioma, and rare diseases, and (iv) new drugs for diseases that have not been treated effectively. We have achieved green-channel approval from the CFDA for savolitinib, fruquintinib, sulfatinib, epitinib and theliatinib. We anticipate that we may seek a green-channel development pathway for certain of our other drug candidates and indications. If granted, the green-channel will enable us to establish streamlined communication with the relevant review panel of the CFDA, thus improving the efficiency of new drug approval.

        A failure to obtain and/or maintain green-channel approval or any other form of expedited development, review or approval for our drug candidates would result in a longer time period to commercialization of such drug candidate, could increase the cost of development of such drug candidate and could harm our competitive position in the marketplace. In addition, even if we obtain green-channel approval, there is no guarantee that we will experience a faster development process, review or approval compared to non-accelerated registration pathways or that a drug candidate will ultimately be approved for sale.

Even if we receive regulatory approval for any of our drug candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense.

        If the FDA, CFDA or a comparable regulatory authority approves any of our drug candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the drug will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current Good Manufacturing Practices, or GMPs, and GCPs. Any regulatory approvals that we receive for our drug candidates may also be subject to limitations on the approved indicated uses for which the drug may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase IV clinical trials, and surveillance to monitor the safety and efficacy of the drug.

        In addition, regulatory policies may change or additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our drug candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any regulatory approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

We may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with any of our drugs that receive regulatory approval.

        Once a drug is approved by the FDA, CFDA or a comparable regulatory authority for marketing, it is possible that there could be a subsequent discovery of previously unknown problems with the drug, including problems with third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements. If any of the foregoing occurs with respect to our drug products, it may result in, among other things:

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  restrictions on the marketing or manufacturing of the drug, withdrawal of the drug from the market, or voluntary or mandatory drug recalls;

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  fines, warning letters or holds on clinical trials;

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  refusal by the FDA, CFDA or comparable regulatory authority to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of drug license approvals;

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  drug seizure or detention, or refusal to permit the import or export of drugs; and

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  injunctions or the imposition of civil or criminal penalties.

        Any government investigation of alleged violations of law could require us to expend significant time and resources and could generate negative publicity. If we or our collaborators are not able to maintain regulatory compliance, regulatory approval that has been obtained may be lost and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.

The incidence and prevalence for target patient populations of our drug candidates are based on estimates and third-party sources. If the market opportunities for our drug candidates are smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, our revenue and ability to achieve profitability will be adversely affected, possibly materially.

        Periodically, we make estimates regarding the incidence and prevalence of target patient populations for particular diseases based on various third-party sources and internally generated analysis and use such estimates in making decisions regarding our drug development strategy, including determining indications on which to focus in pre-clinical or clinical trials.

        These estimates may be inaccurate or based on imprecise data. For example, the total addressable market opportunity will depend on, among other things, their acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the addressable markets may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our drugs, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business.

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

        We are highly dependent on the expertise of the members of our research and development team, as well as the other principal members of our management, including Christian Hogg, our Chief Executive Officer and a director, and Weiguo Su, Ph.D., our Chief Scientific Officer. Although we have entered into employment letter agreements with our executive officers, each of them may terminate their employment with us at any time with three months' prior written notice. We do not maintain "key person" insurance for any of our executives or other employees.

        Recruiting and retaining qualified management, scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize drugs. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. Failure to succeed in clinical trials may make it more challenging to recruit and retain qualified scientific personnel.

Risks Related to Our Commercial Platform

As a significant portion of our Commercial Platform business is conducted through joint ventures, we are largely dependent on the success of our joint ventures and our receipt of dividends or other payments from our joint ventures for cash to fund our operations.

        We are party to joint venture agreements with our non-consolidated joint ventures Shanghai Pharmaceuticals and Guangzhou Baiyunshan, which together form an important part of our Commercial Platform business. Our equity in the earnings of these non-consolidated joint ventures was $19.8 million and $23.6 million for the years ended December 31, 2013 and 2014, respectively, as recorded in our consolidated financial statements. Furthermore, we have consolidated joint ventures with each of Sinopharm and Hain Celestial which accounted for substantially all of our Commercial Platform's consolidated revenue for the years ended December 31, 2013 and 2014.

        As a result, our ability to fund our operations and pay our expenses or to make future dividend payments, if any, is largely dependent on the earnings of our joint ventures and the payment of those earnings to us in the form of dividends. Payments to us by our joint ventures will be contingent upon our joint ventures' earnings and other business considerations and may be subject to statutory or contractual restrictions. Each joint venture's ability to distribute dividends to us is subject to approval by their respective boards of directors, which in the case of Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan are comprised of an equal number of representatives from each party.

        Operationally, our joint venture partners have certain responsibilities and/or certain rights to exercise control or influence over operations and decision-making under the joint venture arrangements. Therefore, the success of our joint ventures depends on the efforts and abilities of our joint venture parties to varying degrees. For example, we share the ability to appoint the general manager of our joint venture with Guangzhou Baiyunshan, with each of us having a rotating four-year right, and therefore, our ability to manage the day-to-day operations of this joint venture may be limited. On the other hand we appoint the general managers of Hutchison Sinopharm and Shanghai Hutchison Pharmaceuticals pursuant to the joint venture agreements governing these entities and therefore oversee the day-to-day management of these joint ventures. However, we still rely on Sinopharm and Shanghai Pharmaceuticals to provide certain distribution and logistics services. See "—Risks Related to our Dependence on Third Parties—Joint ventures form an important part of our Commercial Platform business, and our ability to manage and develop the businesses conducted by these joint ventures depends in part on our relationship with our joint venture partners" for more information.

We intend to use our Commercial Platform's Prescription Drugs business to commercialize our internally developed drug candidates, but we may not be successful in adapting this business to successfully manufacture, sell and market our drug candidates if and when they are approved, and we may not be able to generate any revenue from such products.

        Our Prescription Drugs business is operated by our Shanghai Hutchison Pharmaceuticals and Hutchison Sinopharm joint ventures and currently has a manufacturing, sales and marketing infrastructure in China. If our drug candidates are approved, we intend to leverage our Prescription Drugs business to commercialize such drug candidates; however, to do so, we must adapt our Prescription Drugs business to cater to oncology and/or immunology drug sales to achieve commercial success for any approved drug candidate in these areas. In the future, we may need to expand the sales and marketing team of these joint ventures or refocus their activities to some of our drug candidates if and when they are approved.

        There are risks involved with adapting our current Prescription Drugs business. For example, recruiting and/or training a sales force in new therapeutic areas is time consuming and could delay any drug launch.

        Factors that may inhibit our efforts to commercialize our drug candidates through our Prescription Drugs business include:

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  our joint ventures' inability to recruit and retain adequate numbers of effective sales and marketing personnel;

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  the inability of our joint ventures' sales personnel to obtain access to physicians or persuade adequate numbers of physicians to prescribe any future drugs; and

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  the lack of complementary drugs to be offered by our joint ventures' sales personnel, which may put our joint ventures at a competitive disadvantage relative to companies with more extensive product lines.

        In such case, our business, results of operations, financial condition and prospects will be materially and adversely affected.

Our Commercial Platform faces substantial competition.

        Our Commercial Platform's Prescription Drugs business competes in the pharmaceutical industry in China, which is characterized by a number of established, large pharmaceutical companies, as well as some smaller emerging pharmaceutical companies. The top 10 domestic pharmaceutical manufacturers only accounted for 18.6% of total pharmaceutical sales in 2014, according to Frost & Sullivan. Our Prescription Drugs business competes with pharmaceutical companies engaged in the development, production, marketing or sales of prescription drugs, in particular cardiovascular drugs. The identities of the key competitors with respect to our Prescription Drugs business vary by product and, in certain cases, competitors have greater financial resources than us and may elect to focus these resources on developing, importing or in-licensing and marketing products in the PRC that are substitutes for our products and may have broader sales and marketing infrastructure with which to do so. Our Commercial Platform's Consumer Health business also competes in a highly fragmented market in Asia.

        The products sold through our Commercial Platform, which may include our drug candidates if they receive regulatory approval, may compete against products that have lower prices, superior performance, greater ease of administration or other advantages compared to our products. In some circumstances, price competition may drive our competitors to conduct illegal manufacturing processes to lower their manufacturing costs. Increased competition may result in price reductions, reduced margins and loss of market share, whether achieved by either legal or illegal means, any of which could materially and adversely affect our profit margins. We and our joint ventures may not be able to compete effectively against current and future competitors.

If we are not able to maintain and enhance brand recognition of the Commercial Platform's products to maintain its competitive advantage, our reputation, business and operating results may be harmed.

        We believe that market awareness of the products sold through our Commercial Platform, which include our joint ventures' branded products, such as Baiyunshan and Shang Yao, and the brands of third-party products which are distributed through our joint ventures, such as AstraZeneca's Seroquel, has contributed significantly to the success of our Commercial Platform. We also believe that maintaining and enhancing such brands is critical to maintaining our competitive advantage. Although the sales and marketing staff of our Commercial Platform will continue to further promote such brands to remain competitive, they may not be successful. If our joint ventures are unable to further enhance brand recognition and increase awareness of their products, or if they are compelled to incur excessive marketing and promotion expenses in order to maintain brand awareness, our business and results of operations may be materially and adversely affected. Furthermore, our results of operations could be adversely affected if the Baiyunshan and Shang Yao brands, or the brands of any other products, or our reputation, are impaired by certain actions taken by our joint venture partners, distributors, competitors or relevant regulatory authorities.

Reimbursement may not be available for the products currently sold through our Commercial Platform or our drug candidates in China, the United States or other countries, which could diminish our sales or affect our profitability.

        The regulations that govern pricing and reimbursement for pharmaceuticals vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after regulatory approval is granted. In some foreign markets, pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. Furthermore, once marketed and sold, government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. Adverse pricing reimbursement levels may hinder market acceptance of products sold by our Commercial Platform or drug candidates.

        In China, for example, the Ministry of Labor and Social Security of the PRC or provincial or local labor and social security authorities, together with other government authorities, review the inclusion or removal of drugs from the PRC's National Medical Insurance Catalogue or provincial or local medical insurance catalogues for the National Medical Insurance Program every other year, and the tier under which a drug will be classified, both of which affect the amounts reimbursable to program participants for their purchases of those medicines. These determinations are made based on a number of factors, including price and efficacy. Depending on the tier under which a drug is classified in the provincial medicine catalogue, a National Medical Insurance Program participant residing in that province can be reimbursed for the full cost of Tier 1 medicine and for the majority of the cost of a Tier 2 medicine. In some instances, if the price range designated by the local or provincial government decreases, it may adversely affect our business and could reduce our total revenue or decrease our profit falls below production costs, we may stop manufacturing certain products. In addition, in order to access certain local or provincial-level markets, our joint ventures are periodically required to enter into competitive bidding processes for She Xiang Bao Xin pills (the best selling product of our Shanghai Hutchison Pharmaceuticals joint venture), Fu Fang Dan Shen tablets (the best selling product of our Hutchison Baiyunshan joint venture) and other products with a pre-defined price range. The competitive bidding in effect sets price ceilings for those products, thereby limiting our profitability.

        In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs which may affect reimbursement rates of our drug candidates if approved. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the Affordable Care Act, was passed, which substantially changes the way health care is financed by both governmental and private insurers. The Affordable Care Act, among other things, subjects biologic products to potential competition by lower-cost biosimilars and establishes annual fees and taxes on manufacturers of certain branded prescription drugs. It also establishes a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D. In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. We expect that additional U.S. state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our drug candidates or additional pricing pressures.

        Moreover, eligibility for reimbursement in the United States does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim U.S. reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by U.S. government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors in the United States often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and profitable payment rates from both government-funded and private payors for any approved drugs that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize drugs and our overall financial condition.

Sales of products sold by our Prescription Drugs business rely on the ability to win tender bids for the medicine purchases of hospitals in China.

        Our Commercial Platform's Prescription Drugs business markets to hospitals in China who may make bulk purchases of a medicine only if that medicine is selected under a government-administered tender process. Periodically, a bidding process is organized on a provincial or municipal basis. Whether a drug manufacturer is invited to participate in the tender depends on the level of interest that hospitals have in purchasing this drug. The interest of a hospital in a medicine is evidenced by:

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  the inclusion of this medicine on the hospital's formulary, which establishes the scope of drug physicians at this hospital may prescribe to their patients, and

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  the willingness of physicians at this hospital to prescribe this drug to their patients.

        We believe that effective marketing efforts are critical in making and keeping hospitals interested in purchasing the Prescription Drugs sold through our Commercial Platform so that we and our joint ventures are invited to submit the products to the tender. Even if we and our joint ventures are invited to do so, competitors may be able to substantially reduce the price of their products or services. If competitors are able to offer lower prices, our and our joint ventures' ability to win tender bids during the hospital tender process will be materially affected, and could reduce our total revenue or decrease our profit.

Counterfeit products in China could negatively impact our revenue, brand reputation, business and results of operations.

        Our Commercial Platform's products are subject to competition from counterfeit products, especially counterfeit pharmaceuticals which are manufactured without proper licenses or approvals and are fraudulently mislabeled with respect to their content and/or manufacturer. Counterfeiters may illegally manufacture and market products under our or our joint venture's brand names, the brand names of the third-party products we or they sell, or those of our or their competitors. Counterfeit pharmaceuticals are generally sold at lower prices than the authentic products due to their low production costs, and in some cases are very similar in appearance to the authentic products. Counterfeit pharmaceuticals may or may not have the same chemical content as their authentic counterparts. If counterfeit pharmaceuticals illegally sold under our or our joint ventures' brand names or the brand names of third-party products we or they sell result in adverse side effects to consumers, we or our joint ventures may be associated with any negative publicity resulting from such incidents. In addition, consumers may buy counterfeit pharmaceuticals that are in direct competition with the products sold through our Commercial Platform, which could have an adverse impact on our revenue, business and results of operations. The proliferation of counterfeit pharmaceuticals in China and globally may grow in the future. Any such increase in the sales and production of counterfeit pharmaceuticals in China, or the technological capabilities of the counterfeiters, could negatively impact our revenue, brand reputation, business and results of operations.

Pharmaceutical companies in China are required to comply with extensive regulations and hold a number of permits and licenses to carry on their business. Our and our joint ventures' ability to obtain and maintain these regulatory approvals is uncertain, and future government regulation may place additional burdens on the Commercial Platform business.

        The pharmaceutical industry in China is subject to extensive government regulation and supervision. The regulatory framework addresses all aspects of operating in the pharmaceutical industry, including approval, production, distribution, advertising, licensing and certification requirements and procedures, periodic renewal and reassessment processes, registration of new drugs and environmental protection. Violation of applicable laws and regulations may materially and adversely affect our business. In order to manufacture and distribute pharmaceutical products in China, we and our joint ventures are required to:

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  obtain a pharmaceutical manufacturing permit and GMP certificate for each production facility from the relevant food and drug administrative authority;

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  obtain a drug registration certificate, which includes a drug approval number, from the CFDA for each drug manufactured by us;

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  obtain a pharmaceutical distribution permit and good supply practice, or GSP, certificate from the CFDA; and

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  renew the pharmaceutical manufacturing permits, the pharmaceutical distribution permits, drug registration certificates, GMP certificates and GSP certificates every five years, among other requirements.

        If we or our joint ventures are unable to obtain or renew such permits or any other permits or licenses required for our or their operations, we will not be able to engage in the manufacture and distribution of our products and our business may be adversely affected.

        The regulatory framework regarding the pharmaceutical industry in China is subject to change and amendment from time to time. Any such change or amendment could materially and adversely impact our business, financial condition and results of operations. The PRC government has introduced various reforms to the Chinese healthcare system in recent years and may continue to do so, with an overall objective to expand basic medical insurance coverage and improve the quality and reliability of healthcare services. The specific regulatory changes under the reform still remain uncertain. The implementing measures to be issued may not be sufficiently effective to achieve the stated goals, and as a result, we may not be able to benefit from such reform to the level we expect, if at all. Moreover, the reform could give rise to regulatory developments, such as more burdensome administrative procedures, which may have an adverse effect on our business and prospects.

        For further information regarding government regulation in China and other jurisdictions, see "Regulation—Government Regulation of Pharmaceutical Product Development and Approval," "Regulation—Coverage and Reimbursement" and "Regulation—Other Healthcare Laws."

Rapid changes in the pharmaceutical industry may render our Commercial Platform's current products or our drug candidates obsolete.

        Future technological improvements by our competitors and continual product developments in the pharmaceutical market may render our and our joint ventures' existing products, our or their third-party licensed products or our drug candidates obsolete or affect our Commercial Platform's viability and competitiveness. Therefore, our Commercial Platform's future success will largely depend on our and our joint ventures' ability to:

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  improve existing products;

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  develop innovative drug candidates;

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  diversify the product and drug candidate portfolio;

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  license diverse third-party products; and

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  develop new and competitively priced products which meet the requirements of the constantly changing market.

        If we or our joint ventures fail to respond to this environment by improving our Commercial Platform's existing products, licensing new third-party products or developing new drug candidates in a timely fashion, or if such new or improved products do not achieve adequate market acceptance, our business and profitability may be materially and adversely affected.

Our Commercial Platform's principal products involve the cultivation or sourcing of key raw materials including botanical products, and any quality control or supply failure or price fluctuations could adversely affect our Commercial Platform's ability to manufacture our products and/or could materially and adversely affect our operating results.

        The key raw materials used in the manufacturing process of certain of our Commercial Platform's principal products are medicinal herbs whose properties are related to the regions and climatic conditions in which they are grown. Access to quality raw materials and products necessary for the manufacture of our Commercial Platform products is not guaranteed. We rely on a combination of materials grown by our or our joint ventures' good agriculture practice, or GAP-certified entities and materials sourced from third-party growers and suppliers. The availability, quality and prices of these raw materials are dependent on and closely affected by weather conditions and other seasonal factors which have an impact on the yields of the harvests each year. The quality, in some instances, also depends on the operations of third-party growers or suppliers. There is a risk that such growers or suppliers sell or attempt to sell us or our joint ventures raw materials which are not authentic. If there is any supply interruption for an indeterminate period of time, our joint ventures may not be able to identify and obtain alternative supplies that comply with our quality standards in a timely manner. Any supply disruption could adversely affect our ability to satisfy demand for our products, and materially and adversely affect our product sales and operating results. Moreover, any use by us or our joint ventures of unauthentic materials illegally sold to us by third-party growers or suppliers in our or our joint ventures' products may result in adverse side effects to the consumers, negative publicity, or product liability claims against us or our joint ventures, any of which may materially and adversely affect our operating results.

        The prices of necessary raw materials and products may be subject to price fluctuations according to market conditions, and any sudden increases in demand in the case of a widespread illness such as SARS, MERS or avian flu may impact the costs of production. For example, the market price of Sanqi, one of the main natural raw materials in Hutchison Baiyunshan's Fu Fang Dan Shen tablets, fluctuated significantly between 2009 and 2015. Our Commercial Platform sources Sanqi and other necessary raw materials on a purchase order basis and does not have long-term supply contracts in place so that it can manage inventory levels to reduce its risk to price fluctuations; however, we cannot guarantee that we or our joint ventures will be successful. Raw material price fluctuations could increase the cost to manufacture our Commercial Platform's products and adversely affect our operating results.

Adverse publicity associated with our company, our joint ventures or our or their products or third-party licensed products or similar products manufactured by our competitors could have a material adverse effect on our results of operations.

        Sales of the Commercial Platform's products are highly dependent upon market perceptions of the safety and quality of our and our joint ventures' products and the third-party products we and they distribute. Concerns over the safety of biopharmaceutical products manufactured in China could have an adverse effect on the reputation of our industry and the sale of such products, including products manufactured or distributed by us and our joint ventures.

        We could be adversely affected if any of our or our joint ventures' products, third-party licensed products or any similar products manufactured by other companies prove to be, or are alleged to be, harmful to patients. Any negative publicity associated with severe adverse reactions or other adverse effects resulting from patients' use or misuse of our and our joint ventures' products or any similar products manufactured by other companies could also have a material adverse impact on our results of operations. We and our joint ventures have not, to date, experienced any significant quality control or safety problems. If in the future we or our joint ventures become involved in incidents of the type described above, such problems could severely and adversely impact our financial position and reputation.

We are dependent on our joint ventures' production facilities in Shanghai, Guangzhou and Anhui, China for the manufacture of our principal Commercial Platform products.

        The principal products sold by our Commercial Platform are mainly produced or expected to be produced at our joint ventures' manufacturing facilities in Shanghai, Guangzhou and Anhui, China. A significant disruption at those facilities, even on a short-term basis, could impair our joint ventures' ability to timely produce and ship products, which could have a material adverse effect on our business, financial position and results of operations.

        Our joint ventures' manufacturing operations are vulnerable to interruption and damage from natural and other types of disasters, including earthquake, fire, floods, environmental accidents, power loss, communications failures and similar events. If any disaster were to occur, our ability to operate our or our joint ventures' business at these facilities would be materially impaired. In addition, the nature of our production and research activities could cause significant delays in our programs and make it difficult for us to recover from a disaster. We and our joint ventures maintain insurance for business interruptions to cover some of our potential losses; however, such disasters could still disrupt our operations and thereby result in substantial costs and diversion of resources.

        In addition, our and our joint ventures' production process requires a continuous supply of electricity. We and they have encountered power shortages historically due to restricted power supply to industrial users during summers when the usage of electricity is high and supply is limited or as a result of damage to the electricity supply network. Because the duration of those power shortages was brief, they had no material impact on our or their operations. Interruptions of electricity supply could result in lengthy production shutdowns, increased costs associated with restarting production and the loss of production in progress. Any major suspension or termination of electricity or other unexpected business interruptions could have a material adverse impact on our business, financial condition and results of operations.

Risks Related to our Dependence on Third Parties

Disagreements with our current or future collaboration partners, or the termination of any collaboration arrangement, could cause delays in our product development and materially and adversely affect our business.

        Our collaborations with AstraZeneca, Eli Lilly and Nestlé Health Science and any future collaborations that we enter into may not be successful. Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable drug candidate and, in some cases, termination of the collaboration arrangement. Because, among other things, we are much smaller than our collaboration partners and because they or their affiliates may sell competing products, our interests may not always be aligned. This may result in potential conflicts between our collaborators and us on matters that we may not be able to resolve on favorable terms or at all.

        Collaborations with pharmaceutical or biotechnology companies and other third parties, including our existing agreements with AstraZeneca, Eli Lilly and Nestlé Health Science, are often terminable by the other party for any reason with certain advance notice. For example, we had a collaboration arrangement with Janssen Pharmaceuticals, Inc., or Janssen, with respect to the development of a compound for a specific target related to inflammation and immunology, but Janssen has given notice to terminate the arrangement following their scientific review of the compound in August 2015. Any such termination or expiration would adversely affect us financially and could harm our business reputation. For instance, in the event one of the strategic alliances with a current collaborator is terminated, we may require significant time and resources to secure a new collaboration partner, if we are able to secure such an arrangement at all. As noted in the following risk factor, establishing new collaboration arrangements can be challenging and time-consuming. The loss of existing or future collaboration arrangements would not only delay or potentially terminate the possible development or commercialization of products we may derive from our technologies, but it may also delay or terminate our ability to test specific target candidates.

We rely on our collaborations with third parties for certain of our drug development activities, and, if we are unable to establish new collaborations when desired on commercially attractive terms or at all, we may have to alter our development and commercialization plans.

        Certain of our drug development programs and the potential commercialization of certain drug candidates rely on collaborations with AstraZeneca, Eli Lilly and Nestlé Health Science. For some of our drug candidates, we may decide to collaborate with additional pharmaceutical and biotechnology companies for the development and potential commercialization of those drug candidates.

        We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for collaboration will depend, among other things, upon our assessment of the collaborator's resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator's evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, CFDA or similar regulatory authorities outside the United States and China, the potential market for the subject drug candidate, the costs and complexities of manufacturing and delivering such drug candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative drug candidates or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with us for our drug candidate. The terms of any additional collaboration or other arrangements that we may establish may not be favorable to us.

        We may also be restricted under existing collaboration agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

        We may not be able to negotiate additional collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the drug candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our drug candidates or bring them to market and generate drug revenue.

Further development and commercialization of our own drug candidates will depend, in part, on strategic alliances with our collaborators. If our collaborators do not diligently pursue product development efforts, impeding our ability to collect milestone and royalty payments, our progress may be delayed and our revenue may be deferred.

        We rely and expect to continue to rely, to some extent, on our collaborators to provide funding in support of our own independent research and pre-clinical and clinical testing. We do not currently possess the financial resources necessary to fully develop and commercialize each of our drug candidates or the resources or capabilities to complete the lengthy regulatory approval processes that may be required for our drug candidates. Therefore, we rely and plan to continue to rely on strategic alliances to financially help us develop and commercialize certain of our drug candidates. As a result, our success depends, in part, on our ability to collect milestone and royalty payments from our existing collaborators, AstraZeneca, Eli Lilly, Nestlé Health Science and potential new collaborators. To the extent our collaborators do not aggressively pursue drug candidates for which we are entitled to such payments or pursue such drug candidates ineffectively, we will fail to realize these significant revenue streams, which could have an adverse effect on our business and future prospects.

        If the alliances we currently have with AstraZeneca, Eli Lilly and Nestlé Health Science, or future collaborators with whom we may engage, are unable or unwilling to advance our programs, or if they do not diligently pursue product development and product approval, this may slow our progress and defer our revenue. Any such failure would have an adverse effect on our ability to collect key revenue streams and, for this reason, would adversely impact our business, financial position and prospects. Our collaborators may sub-license or abandon drug candidates or we may have disagreements with our collaborators, which would cause associated product development to slow or cease. There can be no assurance that our current strategic alliances will be successful, and we may require significant time to secure new strategic alliances because we need to effectively market the benefits of our technology to these future alliance partners, which may direct the attention and resources of our research and development personnel and management away from our primary business operations. Further, each strategic alliance arrangement will involve the negotiation of terms that may be unique to each collaborator. These business development efforts may not result in a strategic alliance or may result in unfavorable arrangements.

        Under typical collaboration agreements, we would expect to receive revenue for our selective kinase inhibitors based on achievement of specific development, sales or regulatory approval milestones, as well as royalties based on a percentage of sales of the commercialized products. Achieving these milestones will depend, in part, on the efforts of our partner as well as our own. If we, or any alliance partner, fail to meet specific milestones, then the strategic alliance may be terminated, which could reduce our revenue.

The third-party vendors upon whom we rely for the supply of the active pharmaceutical ingredient, drug product and drug substance used in our drug candidates are our sole source of supply, and the loss of any of these suppliers could significantly harm our business.

        The active pharmaceutical ingredients, or API, drug product and drug substance used in our drug candidates are supplied to us from third-party vendors. Our ability to successfully develop our drug candidates, and to ultimately supply our commercial drugs in quantities sufficient to meet the market demand, depends in part on our ability to obtain the API, drug product and drug substance for these drugs in accordance with regulatory requirements and in sufficient quantities for commercialization and clinical testing. While we do produce small amounts of API, we do not currently have arrangements in place for a redundant or second-source supply of any such API, drug product or drug substance in the event any of our current suppliers of such API, drug product and drug substance cease their operations for any reason, which may lead to an interruption in our production.

        For all of our drug candidates, we intend to identify and qualify additional manufacturers to provide such API, drug product and drug substance prior to submission of an NDA to the FDA and/or CFDA. We are not certain, however, that our current suppliers will be able to meet our demand for their products, either because of the nature of our agreements with those suppliers, our limited experience with those suppliers or our relative importance as a customer to those suppliers. It may be difficult for us to assess their ability to timely meet our demand in the future based on past performance. While our suppliers have generally met our demand for their products on a timely basis in the past, they may subordinate our needs in the future to their other customers.

        Establishing additional or replacement suppliers for the API, drug product and drug substance used in our drug candidates, if required, may not be accomplished quickly. If we are able to find a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory approval, which could result in further delay. While we seek to maintain adequate inventory of the API, drug product and drug substance used in our drug candidates, any interruption or delay in the supply of components or materials, or our inability to obtain such API, drug product and drug substance from alternate sources at acceptable prices in a timely manner could impede, delay, limit or prevent our development efforts, which could harm our business, results of operations, financial condition and prospects.

We and our collaborators rely, and expect to continue to rely, on third parties to conduct certain of our clinical trials for our drug candidates. If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our drug candidates and our business could be harmed.

        We do not have the ability to independently conduct large-scale clinical trials. We and our collaboration partners rely, and expect to continue to rely, on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct or otherwise support certain clinical trials for our drug candidates. Nevertheless, we and our collaboration partners (as applicable) will be responsible for ensuring that each clinical trial is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and reliance on CROs will not relieve us of our regulatory responsibilities. For any violations of laws and regulations during the conduct of clinical trials for our drug candidates, we could be subject to warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.

        Although we or our collaboration partners design the clinical trials for our drug candidates, CROs conduct most of the clinical trials. As a result, many important aspects of our development programs, including their conduct and timing, are outside of our direct control. Our reliance on third parties to conduct clinical trials results in less control over the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:

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  have staffing difficulties;

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  fail to comply with contractual obligations;

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  experience regulatory compliance issues;

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  undergo changes in priorities or become financially distressed; or

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  form relationships with other entities, some of which may be our competitors.

        These factors may materially and adversely affect the willingness or ability of third parties to conduct our and our collaboration partners' clinical trials and may subject us or them to unexpected cost increases that are beyond our or their control.

        If any of our and our collaboration partners' relationships with these third-party CROs terminate, we or they may not be able to enter into arrangements with alternative CROs on reasonable terms or at all. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any clinical trials such CROs are associated with may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our drug candidates. As a result, we believe that our financial results and the commercial prospects for our drug candidates in the subject indication would be harmed, our costs could increase and our ability to generate revenue could be delayed.

We, our collaboration partners or our CROs may fail to comply with the regulatory requirements pertaining to clinical trials, which could result in fines, adverse publicity and civil or criminal sanctions.

        We, our collaboration partners and our CROs are required to comply with regulations for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA, the CFDA and comparable foreign regulatory authorities for any drugs in clinical development. In the United States, the FDA GCP regulates through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If we, our collaboration partners or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require additional clinical trials before approving the marketing applications for the relevant drug candidate. We cannot assure you that, upon inspection, the FDA or other applicable regulatory authority will determine that any of the future clinical trials for our drug candidates will comply with GCPs. In addition, clinical trials must be conducted with drug candidates produced under GMP regulations. Our failure or the failure of our collaboration partners or CROs to comply with these regulations may require us or them to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action. We are also required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

Joint ventures form an important part of our Commercial Platform business, and our ability to manage and develop the businesses conducted by these joint ventures depends in part on our relationship with our joint venture partners.

        We are party to joint venture agreements with each of Shanghai Pharmaceuticals, Guangzhou Baiyunshan, Sinopharm and Hain Celestial, which together form an important part of our Commercial

Platform business. Under these arrangements, our joint venture partners have certain operational responsibilities and/or certain rights to exercise control or influence over operations and decision-making.

        Our equity interests in these operating companies do not provide us with the ability to control actions that require shareholder approval. In addition, under the joint venture contracts for these entities, the consent of the directors nominated by our joint venture partners is required for the passing of resolutions in relation to certain matters concerning the operations of these companies. As a result, although we participate in the management, and in the case of Sinopharm and Shanghai Pharmaceuticals nominate the management and run the day-to-day operations, we may not be able to secure the consent of its joint venture partners to pursue activities or strategic objectives that are beneficial to or that facilitate our overall business strategies. With respect to Hutchison Baiyunshan, which is a jointly controlled and managed joint venture (in comparison to Shanghai Hutchison Pharmaceuticals and Hutchison Sinopharm in which we nominate the management and run the day-to-day operations), we rely to a greater extent on our relationship with our partner Guangzhou Baiyunshan. To the extent Guangzhou Baiyunshan does not diligently perform its responsibilites with respect to Hutchison Baiyunshan's operations, our business, financial conditions and results of this joint venture could be materially and adversely affected. Furthermore, disagreements or disputes which arise between us and our joint venture partners may hinder the smooth operation of our Commercial Platform business or adversely affect our financial condition, results of operations and prospects.

We and our joint ventures rely on our distributors for logistics and distribution services for our Commercial Platform business.

        We and our joint ventures rely on distributors to perform certain operational activities, including invoicing, logistics and delivery of the products we and they market to the end customers. Because we and our joint ventures rely on third-party distributors, we have less control than if we handled distribution logistics directly and can be adversely impacted by the actions of our distributors. Any disruption of our distribution network, including failure to renew existing distribution agreements with desired distributors, could negatively affect our ability to effectively sell our products and materially and adversely affect the business, financial condition and results of operations of us and our joint ventures.

There is no assurance that the benefits currently enjoyed by virtue of our association with CK Hutchison will continue to be available.

        Historically, we have relied on the reputation and experience of, and support provided by, our founding shareholder, Hutchison Whampoa Limited (a wholly owned subsidiary of CK Hutchison) to advance our joint ventures and collaborations in China and elsewhere. CK Hutchison is a Hong Kong-based, multinational conglomerate with operations in over 50 countries. CK Hutchison is the ultimate parent company of Hutchison Healthcare Holdings Limited, which as of the date of this prospectus owns 64.9% of our total outstanding share capital. We believe that CK Hutchison group's reputation in China has given us an advantage in negotiating collaborations and obtaining opportunities.

        We also benefit from sharing certain services with the CK Hutchison group including, among others, legal and regulatory services, company secretarial support services, tax and internal audit services, shared use of accounting software system and related services, participation in the CK Hutchison group's pension, medical and insurance plans, participation in the CK Hutchison group's procurement projects with third-party vendors/suppliers, other staff benefits and staff training services, company functions and activities and operation advisory and support services. We pay a management fee to an affiliate of CK Hutchison for the provision of such services. In the years ended December 31, 2013 and 2014, we paid a management fee of approximately $951,000 and $989,000, respectively. In addition, we benefit from the fact that two retail chains affiliated with the CK Hutchison group, PARKnSHOP and Watsons, sell certain of our Commercial Platform products in their stores throughout Hong Kong and in other Asian countries. For the year ended

December 31, 2014 and nine months ended September 30, 2015, sales of our products to members of the CK Hutchison group amounted to $7.8 million and $6.3 million, respectively.

        Our business also depends on certain intellectual property rights licensed to us by the CK Hutchison group. See "—Risks Related to Intellectual Property—We and our joint ventures are dependent on trademark and other intellectual property rights licensed from others. If we lose our licenses for any of our products, we or our joint ventures may not be able to continue developing such products or may be required to change the way we market such products" for more information on risks associated with such intellectual property licensed to us.

        There can be no assurance the CK Hutchison group will continue to provide the same benefits or support that they have provided to our business historically. Such benefit or support may no longer be available to us, in particular, if CK Hutchison's ownership interest in our company significantly decreases as a resulting of this offering or other events in the future.

Other Risks and Risks Related to Doing Business in China

We and our joint ventures may be exposed to liabilities under the FCPA, the U.K. Bribery Act and Chinese anti-corruption laws, and any determination that we have violated these laws could have a material adverse effect on our business or our reputation.

        In the day-to-day conduct of our business, we and our joint ventures are in frequent contact with persons who may be considered government officials under applicable anti-corruption, anti-bribery and anti-kickback laws, and therefore, we and our joint ventures are subject to risk of violations under the FCPA, the U.K. Bribery Act, and other laws in the countries where we do business. We and our joint ventures have operations, agreements with third parties and we and our joint ventures make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our and our joint ventures' activities in China create the risk of unauthorized payments or offers of payments by the directors, employees, representatives, consultants or agents of our company or our joint ventures, even though they may not always be subject to our control.

        It is our policy to implement safeguards to discourage these practices by our and our joint ventures' employees. We have implemented and adopted policies designed by the R&D-based Pharmaceutical Association Committee, an industry association representing 39 global biopharmaceutical companies, to ensure compliance by us and our joint ventures and our and their directors, officers, employees, representatives, distributors, consultants and agents with the anti-corruption laws and regulations. We cannot assure you, however, that our existing safeguards are sufficient or that our or our joint venture's directors, officers, employees, representatives, distributors, consultants and agents have not engaged and will not engage in conduct for which we may be held responsible, nor can we assure you that our business partners have not engaged and will not engage in conduct that could materially affect their ability to perform their contractual obligations to us or even result in our being held liable for such conduct. Violations of the FCPA, the U.K. Bribery Act or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could have a material adverse effect on our business, reputation financial condition, cash flows and results of operations.

        Ensuring that our and our joint ventures' future business arrangements with third parties comply with applicable laws could also involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our or our joint ventures' operations were found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment and exclusion from government funded healthcare programs, any of which could substantially disrupt our operations. If the physicians, hospitals or other providers or entities with whom we and our joint ventures do business are found not to be in compliance with applicable laws, they may also be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

If we or our joint ventures fail to comply with environmental, health and safety laws and regulations, we or they could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

        We and our joint ventures are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemical materials. Our operations also produce hazardous waste products. We and our joint ventures are therefore subject to PRC laws and regulations concerning the discharge of waste water, gaseous waste and solid waste during our manufacturing processes. We and our joint ventures are required to establish and maintain facilities to dispose of waste and report the volume of waste to the relevant government authorities, which conduct scheduled or unscheduled inspections of our facilities and treatment of such discharge. We and our joint ventures may not at all times comply fully with environmental regulations. Any violation of these regulations may result in substantial fines, criminal sanctions, revocations of operating permits, shutdown of our facilities and obligation to take corrective measures. We and our joint ventures generally contract with third parties for the disposal of these materials and waste. We and our joint ventures cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from the use of hazardous materials, we and/or our joint ventures could be held liable for any resulting damages, and any liability could exceed our resources. We and/or our joint ventures also could incur significant costs associated with civil or criminal fines and penalties.

        Although we and our joint ventures maintain workers' compensation insurance to cover costs and expenses incurred due to on-the-job injuries to our employees and third party liability insurance for injuries caused by unexpected seepage, pollution or contamination, this insurance may not provide adequate coverage against potential liabilities. Furthermore, the PRC government may take steps towards the adoption of more stringent environmental regulations. Due to the possibility of unanticipated regulatory or other developments, the amount and timing of future environmental expenditures may vary substantially from those currently anticipated. If there is any unanticipated change in the environmental regulations, we and our joint ventures may need to incur substantial capital expenditures to install, replace, upgrade or supplement our equipment or make operational changes to limit any adverse impact or potential adverse impact on the environment in order to comply with new environmental protection laws and regulations. If such costs become prohibitively expensive, we may be forced to cease certain aspects of our or our joint ventures' business operations.

Product liability claims or lawsuits could cause us or our joint ventures to incur substantial liabilities.

        We and our joint ventures face an inherent risk of product liability exposure related to the use of our drug candidates in clinical trials, sales of our or our joint ventures' products or the products we or they license from third parties through our Commercial Platform. If we and our joint ventures cannot successfully defend against claims that the use of such drug candidates in our clinical trials or any products sold through our Commercial Platform, including any of our drug candidates which receive regulatory approval, caused injuries, we and our joint ventures could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

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  decreased demand for any products sold through our Commercial Platform;

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  significant negative media attention and reputational damage;

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  withdrawal of clinical trial participants;

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  significant costs to defend the related litigation;

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  substantial monetary awards to trial participants or patients;

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  loss of revenue; and

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  the inability to commercialize any drug candidates that we may develop.

        Existing PRC laws and regulations do not require us or our joint ventures to have, nor do we or they, maintain liability insurance to cover product liability claims. We and our joint ventures do not have business liability, or in particular, product liability for each of our drug candidates or our or their products. Any litigation might result in substantial costs and diversion of resources. While we and our joint ventures maintain liability insurance for certain clinical trials, this insurance may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products that we or our collaborators develop.

The PRC's economic, political and social conditions, as well as governmental policies, could affect the business environment and financial markets in China, our ability to operate our business, our liquidity and our access to capital.

        Substantially all of our and our joint ventures' business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China's economy differs from the economies of developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may have a negative effect on us or our joint ventures. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us or our joint ventures. More generally, if the business environment in China deteriorates from the perspective of domestic or international investors, our or our joint ventures' business in China may also be adversely affected.

Uncertainties with respect to the PRC legal system and changes in laws, regulations and policies in China could materially and adversely affect us.

        We conduct our business primarily through our subsidiaries and joint ventures in China. PRC laws and regulations govern our and their operations in China. Our subsidiaries and joint ventures are generally subject to laws and regulations applicable to foreign investments in China, which may not sufficiently cover all of the aspects of our or their economic activities in China. In particular, some laws, particularly with respect to drug price reimbursement, are relatively new, and because of the limited volume of published judicial decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations are uncertain. In addition, the implementation of laws and regulations may be in part based on government policies and internal rules that are subject to the interpretation and discretion of different government agencies (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our or our joint ventures' violation of these policies and rules until some time after the violation. In addition, any litigation in China, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.

        For further information regarding government regulation in China and other jurisdictions, see "Regulation—Government Regulation of Pharmaceutical Product Development and Approval—PRC

Regulation of Pharmaceutical Product Development and Approval," "Regulation—Coverage and Reimbursement—PRC Coverage and Reimbursement" and "Regulation—Other Healthcare Laws—Other PRC Healthcare Laws."

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

        Substantially all of our revenue are denominated in renminbi, which currently is not a freely convertible currency. A portion of our revenue may be converted into other currencies to meet our foreign currency obligations, including, among others, payments of dividends declared, if any, in respect of our ordinary shares or ADSs. Under China's existing foreign exchange regulations, our subsidiaries and joint ventures are able to pay dividends in foreign currencies or convert renminbi into other currencies for use in operations without prior approval from the PRC State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that the PRC government will not take future measures to restrict access to foreign currencies for current account transactions.

        Our PRC subsidiaries' and joint ventures' ability to obtain foreign exchange is subject to significant foreign exchange controls and, in the case of amounts under the capital account, requires the approval of and/or registration with PRC government authorities, including the SAFE. In particular, if we finance our PRC subsidiaries or joint ventures by means of foreign debt from us or other foreign lenders, the amount is not allowed to exceed the difference between the amount of total investment and the amount of the registered capital as approved by the Ministry of Commerce, or MOFCOM, and registered with the SAFE. Further, such loans must be registered with the SAFE. If we finance our PRC subsidiaries or joint ventures by means of additional capital contributions, the amount of these capital contributions must first be approved by the relevant government approval authority. These limitations could affect the ability of our PRC subsidiaries and joint ventures to obtain foreign exchange through debt or equity financing.

Our business benefits from certain PRC government tax incentives. The expiration of, changes to, or our PRC subsidiaries/joint ventures failing to continuously meet the criteria for these incentives could have a material adverse effect on our operating results by significantly increasing our tax expenses.

        Certain of our PRC subsidiaries and joint ventures have been granted the special High and New Technology Enterprise, or HNTE, status (since 2005 or 2008) and/or the Technological Advance Service Enterprise, or TASE, status (since 2010) by the relevant PRC authorities. Both of these statuses allow the relevant enterprise to enjoy a reduced Enterprise Income Tax, or EIT, rate at 15% on its taxable profits. The statuses are valid until the end of 2017 (for HNTE) or 2018 (for TASE) during which the relevant PRC enterprise must continue to meet the relevant criteria or else the 25% standard EIT rate will be applied from the beginning of the calendar year when the enterprise fails to meet the relevant criteria. In addition, it is unclear whether the HNTE/TASE status and tax incentives under the current policy will continue to be granted after their respective expiration dates. If the rules for such incentives are amended or not renewed, higher EIT rates may apply resulting in increased tax burden which will impact our business, financial condition, results of operations and growth prospects.

We may be treated as a resident enterprise for PRC Tax purposes under the PRC EIT Law, and our global income may therefore be subject to PRC income tax.

        China's EIT Law and the Regulation on the Implementation of the EIT Law, effective as of January 1, 2008, define the term "de facto management bodies" as "bodies that substantially carry out comprehensive management and control on the business operation, employees, accounts and assets of enterprises." Under the EIT Law, an enterprise incorporated outside of China whose "de facto management bodies" are located in China is considered a "resident enterprise" and will be subject to a uniform 25% EIT rate on its global income. On April 22, 2009, China's State Administration of Taxation, or the SAT, in the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, further specified certain criteria for the determination of what constitutes "de facto management bodies." If all of these criteria are met, the relevant foreign enterprise may be regarded to have its "de facto management bodies" located in China and therefore be considered a resident enterprise in China. These criteria include: (i) the enterprise's day-to-day operational management is primarily exercised in China; (ii) decisions relating to the enterprise's financial and human resource matters are made or subject to approval by organizations or personnel in China; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholders' meeting minutes are located or maintained in China; and (iv) 50% or more of voting board members or senior executives of the enterprise habitually reside in China. Although Circular 82 only applies to foreign enterprises that are majority-owned and controlled by PRC enterprises, not those owned and controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may be adopted by the PRC tax authorities as the test for determining whether the enterprises are PRC tax residents, regardless of whether they are majority-owned and controlled by PRC enterprises.

        Except for our PRC subsidiaries and joint ventures incorporated in China, we believe that none of our entities incorporated outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities, and uncertainties remain with respect to the interpretation of the term "de facto management body."

If we are treated as a PRC tax resident, dividends distributed by us to our non-PRC shareholders and ADS holders or any gains realized by non-PRC shareholders and ADS holders from the transfer of our shares or ADSs may be subject to PRC tax.

        Under the EIT Law, dividends payable by a PRC enterprise to its foreign investor who is a non-PRC resident enterprise, as well as gains on transfers of shares of a PRC enterprise by such a foreign investor will generally be subject to a 10% withholding tax, unless such non-PRC resident enterprise's jurisdiction of tax residency has an applicable tax treaty with the PRC that provides for a reduced rate of withholding tax.

        If the PRC tax authorities determine that we should be considered a PRC resident enterprise for EIT purposes, any dividends payable by us to our non-PRC resident enterprise shareholders or ADS holders, as well as gains realized by such investors from the transfer of our shares or ADSs may be subject to a 10% withholding tax, unless a reduced rate is available under an applicable tax treaty. Furthermore, if we are considered a PRC resident enterprise for EIT purposes, it is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of up to 20% unless a reduced rate is available under an applicable tax treaty. If dividends payable to our non-PRC resident shareholders, or gains from the transfer of our shares or ADS by such shareholders are subject to PRC tax, the value of your investment in our shares or ADS may decline significantly.

There is uncertainty regarding the PRC withholding tax rate that will be applied to distributions from our PRC subsidiaries and joint ventures to their respective Hong Kong immediate holding companies, which could have a negative impact on our business.

        The EIT Law provides that a withholding tax at the rate of 10% is applicable to dividends payable by a PRC resident enterprise to investors who are "non-resident enterprises" (i.e., that do not have an establishment or place of business in the PRC or that have such establishment or place of business but the relevant dividend is not effectively connected with the establishment or place of business). However, pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Arrangement, withholding tax at a reduced rate of 5% may be applicable to dividends payable to non-resident beneficial owners of the dividends by PRC resident enterprises if certain requirements are met.

        There is uncertainty regarding whether the PRC tax authorities will consider us to be eligible to the reduced tax rate. If the Arrangement is deemed not to apply to dividends payable by our PRC subsidiaries and joint ventures to their respective Hong Kong immediate holding companies that are ultimately owned by us, the withholding tax rate applicable to us will be the statutory rate of 10% instead of 5% which may potentially impact our business, financial condition, results of operations and growth prospects.

We and our shareholders face uncertainties in the PRC with respect to indirect transfers of equity interests in PRC resident enterprises.

        The indirect transfer of equity interest in PRC enterprises by a non-resident enterprise, or Indirect Transfer, is potentially subject to income tax in China at a rate of 10% on the gain if such transfer is considered not having a commercial purpose and is carried out for tax avoidance. The SAT issued the Public Notice on Several Issues Relating to EIT on Gains from Indirect Transfer of Assets by Non-resident Enterprises, or PN7, on February 3, 2015, that sets out the scope of Indirect Transfers, which includes any changes in the shareholders of a foreign enterprise holding PRC assets directly or indirectly in the course of a group's overseas restructuring, and the factors to consider in determining whether an Indirect Transfer has a commercial purpose. It also provides detailed guidelines on the circumstances when such Indirect Transfer is considered to lack, or be deemed to have, a bona fide commercial purpose. At the same time, PN7 provides that a non-PRC resident enterprise which buys and sells, in the public market, shares of the same listed foreign company is considered out of the scope of PN7.

        PN7 sets out voluntary reporting procedures for an Indirect Transfer by the transferor, the transferee or the underlying PRC resident enterprise(s) being transferred. Furthermore, if an Indirect Transfer is considered taxable, the transferee has the obligation to withhold tax from the sale proceeds, unless the transferor reports the transaction to the PRC tax authorities under PN7.

        There is uncertainty as to the application of PN7. For example, the PRC tax authorities may consider that our current offering involves an indirect change of shareholding in our PRC subsidiaries and joint ventures and therefore it may be regarded as an Indirect Transfer under PN7. Although we believe no PN7 reporting is required on the basis that the current offering has commercial purposes and is not conducted for tax avoidance, the PRC tax authorities may pursue us to report under PN7 and request that we and our PRC subsidiaries and joint ventures assist in the filing. As a result, we and our subsidiaries and joint ventures may be required to expend significant resources to provide assistance and comply with PN7, or establish that we or our non-resident enterprises should not be subject to tax under PN7, for the current offering or other transactions, which may have an adverse effect on our and their financial condition and day-to-day operations.

We may be treated as a resident enterprise for U.K. corporate tax purposes, and our global income may therefore be subject to U.K. corporation tax.

        U.K. resident companies are taxable in the United Kingdom on their worldwide profits. A company incorporated outside of the United Kingdom would be regarded as a resident if its central management and control resides in the United Kingdom. The place of central management and control generally means the place where the high-level strategic decisions of a company are made.

        We are an investment holding company incorporated in the Cayman Islands that is listed on the AIM market of the London Stock Exchange. Our central management and control resides in Hong Kong, and therefore we believe that we are not a U.K. resident for corporate tax purposes. However, the tax resident status of a non-resident entity could be challenged by the U.K. tax authorities.

        If the U.K. tax authorities determine that we are a U.K. tax resident, our profits will be subject to U.K. Corporation Tax rate at 20%, subject to the potential availability of certain exemptions related to dividend income and capital gains. This may have a material adverse effect on our financial condition and results of operations.

Any failure to comply with PRC regulations regarding our employee equity incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions, which could adversely affect our business, financial condition and results of operations.

        In February 2012, the SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly Listed Companies. Based on this regulation, PRC residents who are granted shares or share options by a company listed on an overseas stock market under its employee share option or share incentive plan are required to register with the SAFE or its local counterparts by following certain procedures. We and our employees who are PRC residents and individual beneficial owners who have been granted share options have been subject to these rules due to our listing on the AIM market of the London Stock Exchange and will continue to be so upon the listing of our ADSs on the [NASDAQ Global Market]. We understand that none of the above-mentioned grantees who are PRC residents has completed the relevant SAFE registration as their options and the underlying 2005 Chi-Med Option Scheme were not explicitly required to be registered with SAFE at the time of the scheme's adoption. We intend to work with the relevant SAFE office to try to register this option scheme and to assist our employees to register their share options. However, any failure of our PRC individual beneficial owners and holders of share options to complete their SAFE registrations according to the requirements of local counterparts of the SAFE or the foreign exchange rules may subject these PRC residents and our relevant PRC subsidiaries to fines and legal sanctions and may, in rare instances, also limit the ability of such PRC subsidiaries to distribute dividends to us.

        In addition, the SAT has issued circulars concerning employee share options or restricted shares. Under these circulars, employees working in the PRC who exercise share options, or whose restricted shares vest, will be subject to PRC individual income tax, or the IIT. The PRC subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold IIT of those employees related to their share options or restricted shares. Although we currently withhold IIT from our PRC employees in connection with their exercise of share options, if the employees fail to pay, or the PRC subsidiaries fail to withhold, their IIT according to relevant laws, rules and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Risks Related to Intellectual Property

If we or our joint ventures are unable to protect our or their products and our drug candidates through intellectual property rights, our competitors may compete directly against us or them.

        Our success depends, in part, on our ability to protect our joint ventures' products and our drug candidates from competition by establishing, maintaining and enforcing our or their intellectual property rights. We and our joint ventures seek to protect the products and technology that we and they consider commercially important by filing PRC and international patent applications, relying on trade secrets or pharmaceutical regulatory protection or employing a combination of these methods. As of September 30, 2015, we had 99 issued patents, including 21 Chinese patents, 16 U.S. patents and six European patents, 175 patent applications pending in major market jurisdictions, and three pending Patent Cooperation Treaty, or PCT, patent applications relating to the drug candidate of our Innovation Platform. As of the same date, our joint venture Nutrition Science Partners had 23 issued patents and 12 pending patent applications relating to HMPL-004. Additionally, our joint ventures collectively had 101 issued patents and 22 patent applications in China relating to our Commercial Platform's products as of September 30, 2015. For more details, see "Business—Patents and Other Intellectual Property." Patents may become invalid and patent applications may not be granted for a number of reasons, including known or unknown prior art, deficiencies in the patent application or the lack of originality of the technology. In addition, the PRC and the United States have adopted the "first-to-file" system under which whoever first files an invention patent application will be awarded the patent. Under the first-to-file system, third parties may be granted a patent relating to a technology which we invented. Furthermore, the terms of patents are finite. The patents we hold and patents to be issued from our currently pending patent applications generally have a twenty-year protection period starting from the date of application.

        We or our joint ventures may become involved in patent litigation against third parties to enforce our or their patent rights, to invalidate patents held by such third parties, or to defend against such claims. A court may refuse to stop the other party from using the technology at issue on the grounds that our or our joint ventures' patents do not cover the third-party technology in question. Further, such third parties could counterclaim that we or our joint ventures infringe their intellectual property or that a patent we or our joint ventures have asserted against them is invalid or unenforceable. In patent litigation, defendant counterclaims challenging the validity, enforceability or scope of asserted patents are commonplace. In addition, third parties may initiate legal proceedings against us or our intellectual property to assert such challenges to our intellectual property rights.

        The outcome of any such proceeding is generally unpredictable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Patents may be unenforceable if someone connected with prosecution of the patent withheld relevant information or made a misleading statement during prosecution. It is possible that prior art of which we or our joint ventures and the patent examiner were unaware during prosecution exists, which could render our or their patents invalid. Moreover, it is also possible that prior art may exist that we or our joint ventures are aware of but do not believe is relevant to our or their current or future patents, but that could nevertheless be determined to render our patents invalid. The cost to us or our joint ventures of any patent litigation or similar proceeding could be substantial, and it may consume significant management time. We and our joint ventures do not maintain insurance to cover intellectual property infringement.

        An adverse result in any litigation proceeding could put one or more of our or our joint ventures' patents at risk of being invalidated or interpreted narrowly. If a defendant were to prevail on a legal assertion of invalidity or unenforceability of our patents covering one of our or our joint ventures' products or our drug candidates, we could lose at least part, and perhaps all, of the patent protection covering such product or drug candidate. Competing drugs may also be sold in other countries in which our or our joint ventures' patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, alleging our or our joint ventures' infringement of a competitor's patents, we could be prevented from marketing our drugs in one or more foreign countries. Any of these outcomes would have a materially adverse effect on our business.

        Intellectual property and confidentiality legal regimes in China may not afford protection to the same extent as in the United States or other countries. Implementation and enforcement of PRC intellectual property laws may be deficient and ineffective. Policing unauthorized use of proprietary technology is difficult and expensive, and we or our joint ventures may need to resort to litigation to enforce or defend patents issued to us or them or to determine the enforceability, scope and validity of our proprietary rights or those of others. The experience and capabilities of PRC courts in handling intellectual property litigation varies, and outcomes are unpredictable. Further, such litigation may require a significant expenditure of cash and may divert management's attention from our or our joint ventures' operations, which could harm our business, financial condition and results of operations. An adverse determination in any such litigation could materially impair our or our joint ventures' intellectual property rights and may harm our business, prospects and reputation.

Developments in patent law could have a negative impact on our business.

        From time to time, authorities in the United States, China and other government authorities may change the standards of patentability, and any such changes could have a negative impact on our business.

        For example, in the United States, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a "first-to-invent" system to a "first-to-file" system, changes to the way issued patents are challenged, and changes to the way patent applications are disputed during the examination process. As a result of these changes, patent law in the United States may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The U.S. Patent and Trademark Office, or USPTO, has developed new and untested regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions became effective on March 16, 2013. Substantive changes to patent law associated with the America Invents Act may affect our ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will have on the cost of prosecuting our or our joint ventures' patent applications and our or their ability to obtain patents based on our or our joint ventures' discoveries and to enforce or defend any patents that may issue from our or their patent applications, all of which could have a material adverse effect on our business.

If we are unable to maintain the confidentiality of our and our joint ventures' trade secrets, our and their business and competitive position may be harmed.

        In addition to the protection afforded by patents and the PRC's State Secret certification, we and our joint ventures rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our and our joint ventures' proprietary technology and processes, in part, by entering into confidentiality agreements with our and their collaborators, scientific advisors, employees and consultants, and invention assignment agreements with our and their consultants and employees. We and our joint ventures may not be able to prevent the unauthorized disclosure or use of our or their technical know-how or other trade secrets by the parties to these agreements, however, despite the existence generally of confidentiality agreements and other contractual restrictions. If any of the collaborators, scientific advisors, employees and consultants who are parties to these agreements breaches or violates the terms of any of these agreements, we and our joint ventures may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. Enforcing a claim that a third-party illegally obtained and is using our or our joint ventures' trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts in China and other jurisdictions outside the United States are sometimes less prepared or willing to protect trade secrets.

        Our and our joint ventures' trade secrets could otherwise become known or be independently discovered by our or their competitors. For example, competitors could purchase our drugs and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our or our joint ventures' trade secrets were to be lawfully obtained or independently developed by a competitor, we and our joint ventures would have no right to prevent them, or others to whom they communicate it, from using that technology or information to compete against us or our joint ventures. If our or our joint ventures' trade secrets are unable to adequately protect our business against competitors' drugs, our competitive position could be adversely affected, as could our business.

We and our joint ventures are dependent on trademark and other intellectual property rights licensed from others. If we lose our licenses for any of our products, we or our joint ventures may not be able to continue developing such products or may be required to change the way we market such products.

        We and our joint ventures are parties to licenses that give us or them rights to third-party intellectual property that are necessary or useful for our or our joint ventures' businesses. In particular, the

"Hutchison", "Chi-Med" and "China-MediTech" brands, among others, have been licensed to us by Hutchison Whampoa Enterprises Limited, an affiliate of our majority shareholder, Hutchison Healthcare Holdings Limited. Hutchison Whampoa Enterprises Limited grants us a royalty-free, worldwide license to such brands. Hutchison Whampoa Enterprises Limited has the right to terminate the license during the 12-month period following each time the interest of Hutchison Whampoa Limited, an indirect parent of Hutchison Healthcare Holdings Limited, in us is reduced below 50%, 40%, 30% or 20%. In addition, the "Baiyunshan" brand, which is a key brand used by Hutchison Baiyunshan on its products, has been licensed to Hutchison Baiyunshan by our joint venture partner, Guangzhou Baiyunshan, for use during the 50-year joint venture period, however Guangzhou Baiyunshan has the right to terminate the license if its interest in Hutchison Baiyunshan falls below 50%. If any such license is terminated, our or Hutchison Baiyunshan's business, and our or their positioning in the Chinese market and our financial condition, results of operations and prospects may be materially and adversely affected.

        In some cases, our licensors have retained the right to prosecute and defend the intellectual property rights licensed to us or our joint ventures. We depend in part on the ability of our licensors to obtain, maintain and enforce intellectual property protection for such licensed intellectual property. Such licensors may not successfully maintain their intellectual property, may determine not to pursue litigation against other companies that are infringing on such intellectual property, or may pursue litigation less aggressively than we or our joint ventures would. Without protection for the intellectual property we or our joint ventures license, other companies might be able to offer substantially identical products or branding, which could adversely affect our competitive business position and harm our business prospects.

If our or our joint ventures' products or drug candidates infringe the intellectual property rights of third parties, we and they may incur substantial liabilities, and we and they may be unable to sell these products.

        Our commercial success depends significantly on our and our joint ventures' ability to operate without infringing the patents and other proprietary rights of third parties. In the PRC, invention patent applications are generally maintained in confidence until their publication 18 months from the filing date. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and invention patent applications are filed. Even after reasonable investigation, we may not know with certainty whether any third-party may have filed a patent application without our knowledge while we or our joint ventures are still developing or producing that product. While the success of pending patent applications and applicability of any of them to our or our joint ventures' programs are uncertain, if asserted against us or them, we could incur substantial costs and we or they may have to:

  •
  obtain licenses, which may not be available on commercially reasonable terms, if at all;

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  redesign products or processes to avoid infringement; and

  •
  stop producing products using the patents held by others, which could cause us or them to lose the use of one or more of our or their products.

        To date, we and our joint ventures have not received any material claims of infringement by any third parties. If a third-party claims that we or our joint ventures infringe its proprietary rights, any of the following may occur:

  •
  we or our joint ventures may have to defend litigation or administrative proceedings that may be costly whether we or they win or lose, and which could result in a substantial diversion of management resources;

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  we or our joint ventures may become liable for substantial damages for past infringement if a court decides that our technology infringes a third-party's intellectual property rights;

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  a court may prohibit us or our joint ventures from producing and selling our or their product(s) without a license from the holder of the intellectual property rights, which may not be available on commercially acceptable terms, if at all; and

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  we or our joint ventures may have to reformulate product(s) so that it does not infringe the intellectual property rights of others, which may not be possible or could be very expensive and time consuming.

        Any costs incurred in connection with such events or the inability to sell our or our joint ventures' products may have a material adverse effect on our business and results of operations.

We and our joint ventures may not be able to effectively enforce our intellectual property rights throughout the world.

        Filing, prosecuting and defending patents on our or our joint venture's products or our drug candidates in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly in developing countries. Moreover, our or our joint ventures' ability to protect and enforce our or their intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws. Additionally, the patent laws of some foreign countries do not afford intellectual property protection to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, may not favor the enforcement of patents and other intellectual property rights. This could make it difficult for us or our joint ventures to stop the infringement of our or their patents or the misappropriation of our or their other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Consequently, we may not be able to prevent third parties from practicing our or our joint ventures' inventions throughout the world. Competitors may use our or our joint ventures' technologies in jurisdictions where we or they have not obtained patent protection to develop their own drugs and, further, may export otherwise infringing drugs to territories where we or our joint ventures have patent protection, if our or our joint ventures' ability to enforce our or their patents to stop infringing activities is inadequate. These drugs may compete with our drug candidates, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

        Proceedings to enforce our or our joint ventures' patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our or their efforts and resources from other aspects of our and their businesses. Furthermore, while we intend to protect our intellectual property rights in the major markets for our drug candidates, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our drug candidates. Accordingly, our efforts to protect the intellectual property rights of our drug candidates in such countries may be inadequate.

We and our joint ventures may be subject to damages resulting from claims that we or they, or our or their employees, have wrongfully used or disclosed alleged trade secrets of competitors or are in breach of non-competition or non-solicitation agreements with competitors.

        We and our joint ventures could in the future be subject to claims that we or they, or our or their employees, have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers or competitors. Although we try to ensure that our and our joint ventures' employees and consultants do not improperly use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us or our joint ventures, we or our joint ventures may in the future be subject to claims that we or they caused an employee to breach the terms of his or her non-competition or non-solicitation agreement, or that we, our joint ventures, or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor. Litigation may be necessary to defend against these claims. Even if we and our joint ventures are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. If our or our joint ventures' defenses to these claims fail, in addition to requiring us and them to pay monetary damages, a court could prohibit us or our joint ventures from using technologies or features that are essential to our or their products or our drug candidates, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. An inability to incorporate such technologies or features would have a material adverse effect on our business, and may prevent us from successfully commercializing our drug candidates. In addition, we or our joint ventures may lose valuable intellectual property rights or personnel as a result of such claims. Moreover, any such litigation or the threat thereof may adversely affect our or our joint ventures' ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our drug candidates, which would have an adverse effect on our business, results of operations and financial condition.

Risks Related to Our ADSs and this Offering

Certain shareholders will own a significant percentage of our ordinary shares following this offering, which will limit your ability to influence corporate matters.

        Immediately after completion of this offering, Hutchison Healthcare Holdings Limited will own approximately        % of our ordinary shares. Accordingly, Hutchison Healthcare Holdings Limited will have a significant influence over the outcome of any corporate transaction or other matter submitted to shareholders for approval and the interests of Hutchison Healthcare Holdings Limited may differ from the interests of our other shareholders. Because we are incorporated in the Cayman Islands, certain matters, such as amendments to our memorandum and articles of association, require approval of at least two-thirds of our shareholders by law subject to higher thresholds which we may set in our memorandum and articles of association. Therefore, following this offering, Hutchison Healthcare Holdings Limited's approval will be required to achieve any such threshold. In addition, Hutchison Healthcare Holdings Limited will have a significant influence over the management and the strategic direction of our company.

After the completion of the global offering, we may be at an increased risk of securities class action litigation.

        Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant share price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management's attention and resources, which could harm our business.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our business, the price of our ADSs could decline.

        The trading market for our ADSs will rely in part on the research and reports that industry or financial analysts publish about us or our business. We may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

We are eligible to be treated as an "emerging growth company," as defined in the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to us as an "emerging growth company" will make our ADSs less attractive to investors.

        We are eligible to be treated as an "emerging growth company," as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, our shareholders may not have access to certain information that they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if our total annual gross revenue exceeds $1.0 billion, if we issue more than $1.0 billion in non-convertible debt securities during any three-year period, or if the market value of our ordinary shares held by non-affiliates exceeds $700.0 million as of any last Saturday in July before that time. We cannot predict if investors will find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our stock price may be more volatile.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

        Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management's attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

        Prior to this offering, our books and records were maintained in accordance with IFRS as issued by the IASB, and we had not committed resources to develop our personnel's U.S. GAAP experience. Our management concluded that our accounting team's deficiency of U.S. GAAP experience is a material weakness in internal control over financial reporting as of the date of this prospectus, such that there is a reasonable possibility that a material misstatement of the Company's annual or interim financial statements will not be prevented or detected on a timely basis. We are seeking to remedy this deficiency and have added staff with extensive U.S. GAAP experience to our accounting team, although no assurance can be given as to whether these steps will be sufficient.

        If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the ADSs could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the ADSs may not be able to remain listed on NASDAQ.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

        As a foreign private issuer we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual general meetings will be governed by the AIM Rules for Companies, or the AIM Rules, and Cayman Islands requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our ordinary shares or ADSs.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NASDAQ corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

        As a foreign private issuer, we are permitted to take advantage of certain provisions in the NASDAQ listing rules that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. When our ADSs are listed on the [NASDAQ Global Market], we intend to continue to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the [NASDAQ Global Market] in respect of the following: (i) the majority independent director requirement under Section 5605(b)(1) of the NASDAQ listing rules, (ii) the requirement under Section 5605(d) of the NASDAQ listing rules that a remuneration committee comprised solely of independent directors governed by a remuneration committee charter oversee executive compensation and (iii) the requirement under Section 5605(e) of the NASDAQ listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors. Cayman Islands law does not impose a requirement that our board of directors consist of a majority of independent directors. Nor does Cayman Islands law impose specific requirements on the establishment of a remuneration committee or nominating committee or nominating process. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers. We have voluntarily complied with, and plan to continue to comply with for the foreseeable future, the principles of the U.K. Corporate Governance Code published by the U.K. Financial Reporting Council which guides certain of our other corporate governance practices. See "Management" for more details.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

        As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2016. We would lose our foreign private issuer status if, for example, more than 50% of our ordinary shares are directly or indirectly held by residents of the United States on June 30, 2016 and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on January 1, 2017, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the NASDAQ listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

Certain audit reports included in this prospectus were prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board, or the PCAOB, and as such, you are deprived of the benefits of such inspection.

        Auditors of companies that are registered with the SEC and traded publicly in the United States, including the independent registered public accounting firm of our company, must be registered with the PCAOB, and are required by the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Because we have substantial operations within the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditor and the auditors of our joint ventures are not currently inspected by the PCAOB.

        In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC, and the Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC, or the Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

        This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating audits and quality control procedures of any auditors operating in China, including our auditor and the auditors of our joint ventures. As a result, investors may be deprived of the benefits of PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

We do not currently intend to pay dividends on our securities, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the ADSs.

        We have never declared or paid any dividends on our ordinary shares. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your ADSs at least in the near term, and the success of an investment in ADSs will depend upon any future appreciation in its value. Consequently, investors may need to sell all or part of their holdings of ADSs after price appreciation, which may never occur, to realize any future gains on their investment. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which our shareholders have purchased the ADSs.

There has been no public market in the United States for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

        Prior to this U.S. initial public offering, while our ordinary shares have been traded on the AIM market of the London Stock Exchange since May 19, 2006, there has been no public market in the

United States for our ordinary shares or ADSs. We have applied to have our ADSs listed on the [NASDAQ Global Market]. Our ordinary shares will not be listed on any other exchange, or quoted for trading on any over-the-counter trading system, in the United States.

        The initial public offering price for our ADSs will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ADSs after this initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

The market price for our ADSs may be volatile which could result in substantial loss to you.

        The market price of our ordinary shares on the AIM market of the London Stock Exchange has been, and the market price of the ADSs may be, volatile. From January 1, 2014 to September 30, 2015, the closing sale price of our ordinary shares on AIM ranged from a high of £19.93 ($30.09) to a low of £6.21 ($9.38) per ordinary share.

        The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors, including the following:

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  announcements of competitive developments;

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  regulatory developments affecting us, our customers or our competitors;

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  announcements regarding litigation or administrative proceedings involving us;

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  actual or anticipated fluctuations in our period-to-period operating results;

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  changes in financial estimates by securities research analysts;

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  additions or departures of our executive officers;

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  release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs; and

  •
  sales or perceived sales of additional ordinary shares or ADSs.

        In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. For example, since August 2008, multiple exchanges in the United States and other countries and regions, including China, experienced sharp declines in response to the growing credit market crisis and the recession in the United States. As recently as July 2015, the exchanges in China experienced a sharp decline. Prolonged global capital markets volatility may affect overall investor sentiment towards our ADSs, which would also negatively affect the trading prices for our ADSs.

The dual listing of our ordinary shares and the ADSs following this offering may adversely affect the liquidity and value of the ADSs.

        Following this offering and after the ADSs are traded on the [NASDAQ Global Market], our ordinary shares will continue to be listed on the AIM market of the London Stock Exchange. We cannot predict the effect of this dual listing on the value of our ordinary shares and ADSs. However, the dual listing of our ordinary shares and the ADSs may dilute the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for the ADSs in the Unites States. The price of the ADSs could also be adversely affected by trading in our ordinary shares on the AIM market. Although our ordinary shares will initially continue to be listed on the AIM market following this offering, we may decide at some point in the future to propose to our ordinary shareholders to delist our ordinary shares from the AIM market, and our ordinary shareholders may approve such delisting. We cannot predict the effect such delisting of our ordinary shares on the AIM market would have on the market price of the ADSs on the [NASDAQ Global Market].

Fluctuations in the exchange rate between the U.S. dollar and the pound sterling may increase the risk of holding the ADSs.

        Our share price is quoted on the AIM market of the London Stock Exchange in pence sterling, while the ADSs will trade on NASDAQ in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the pound sterling may result in temporary differences between the value of the ADSs and the value of our ordinary shares, which may result in heavy trading by investors seeking to exploit such differences. In addition, as a result of fluctuations in the exchange rate between the U.S. dollar and the pound sterling, the U.S. dollar equivalent of the proceeds that a holder of the ADSs would receive upon the sale in the United Kingdom of any shares withdrawn from the depositary and the U.S. dollar equivalent of any cash dividends paid in pound sterling on our shares represented by the ADSs could also decline.

Fluctuations in the value of the renminbi may have a material adverse effect on your investment.

        The value of the renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the renminbi to the U.S. dollar, and the renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted, and the exchange rate between the renminbi and U.S. dollar remained within a narrow band. In June 2010, China's People's Bank of China, or PBOC, announced that the PRC government would increase the flexibility of the exchange rate, and thereafter allowed the renminbi to appreciate slowly against the U.S. dollar within the narrow band fixed by the PBOC. However, more recently, on August 11, 12 and 13, 2015, the PBOC significantly devalued the renminbi by fixing its price against the U.S. dollar 1.9%, 1.6%, and 1.1% lower than the previous day's value, respectively.

        Significant revaluation of the renminbi may have a material adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars into renminbi for our operations, appreciation of the renminbi against the U.S. dollar would have an adverse effect on the renminbi amount we would receive from the conversion. Conversely, if we decide to convert our renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, appreciation or depreciation in the value of the renminbi relative to U.S. dollars would affect our financial results reported in U.S. dollar terms regardless of any underlying change in our business or results of operations.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert renminbi into foreign currency.

Securities traded on the AIM market of the London Stock Exchange may carry a higher risk than shares traded on other exchanges and may impact the value of your investment.

        Our ordinary shares are currently traded on the AIM market of the London Stock Exchange. Investment in equities traded on AIM is perceived by some to carry a higher risk than an investment in equities quoted on exchanges with more stringent listing requirements, such as the New York Stock

Exchange or the NASDAQ Stock Market. This is because the AIM market imposes less stringent ongoing reporting requirements than those other exchanges. You should be aware that the value of our ordinary shares may be influenced by many factors, some of which may be specific to us and some of which may affect AIM-listed companies generally, including the depth and liquidity of the market, our performance, a large or small volume of trading in our ordinary shares, legislative changes and general economic, political or regulatory conditions, and that the prices may be volatile and subject to extensive fluctuations. Therefore, the market price of our ordinary shares underlying the ADSs may not reflect the underlying value of our company.

Since the U.S. initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

        If you purchase our ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $            per ADS, representing the difference between our net tangible book value per ADS as of December 31, 2014, after giving effect to this offering and an assumed initial public offering price of $            per ADS, the midpoint of the estimated initial public offering price range set forth on the cover of this prospectus. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Substantial future sales or perceived sales of our ADSs in the public market could cause the price of our ADSs to decline.

        Sales of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have ordinary shares outstanding, including ordinary shares represented by ADSs. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, subject to restrictions as applicable under Rule 144 under the Securities Act, upon the expiration of the 180-day lock-up arrangements entered into among us, the underwriters [and certain other shareholders]. There are certain exceptions to these lock-up arrangements. See "Underwriting" and "Shares Eligible for Future Sale" for additional information. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs.

The depositary for our ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, except in limited circumstances, which could adversely affect your interests.

        Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders' meetings if you do not vote, unless:

  •
  we do not wish a discretionary proxy to be given;

  •
  we are aware or should reasonably be aware that there is substantial opposition as to a matter to be voted on at the meeting; or

  •
  a matter to be voted on at the meeting would materially and adversely affect the rights of shareholders.

        The effect of this discretionary proxy is that you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise their rights.

        Holders of our ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under our memorandum and articles of association, an annual general meeting and any extraordinary general meeting at which the passing of a special resolution is to be considered may be called with not less than 21 clear days' notice, and all other extraordinary general meetings may be called with not less than 14 clear days' notice. When a general meeting is convened, you may not receive sufficient notice of a shareholders' meeting to permit you to withdraw the ordinary shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date and the depositary will send a notice to you about the upcoming vote and will arrange to deliver our voting materials to you. The depositary and its agents, however, may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. Furthermore, the depositary will not be liable for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you request. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders' meeting.

You may not receive distributions on our ADSs or any value for them if such distribution is illegal or if any required government approval cannot be obtained in order to make such distribution available to you.

        Although we do not have any present plan to pay any dividends, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses and any applicable taxes and governmental charges. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities whose offering would require registration under the Securities Act but is not so properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not reasonably practicable to distribute certain property. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under the U.S. securities laws any offering of ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless either both the rights and any related securities are registered under the Securities Act, or the distribution of them to ADS holders is exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. If the depositary does not distribute the rights, it may, under the deposit agreement, either sell them, if possible, or allow them to lapse. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

If we are classified as a passive foreign investment company, U.S. investors could be subject to adverse U.S. federal income tax consequences.

        The rules governing passive foreign investment companies, or PFICs, can have adverse effects for U.S. investors for U.S. federal income tax purposes. The tests for determining PFIC status for a taxable year depend upon the relative values of certain categories of assets and the relative amounts of certain kinds of income. As discussed in "Taxation—Material United States Federal Income Tax Considerations," we do not believe that we are currently a PFIC, and we do not anticipate becoming a PFIC in the foreseeable future. Notwithstanding the foregoing, the determination of whether we are a PFIC depends on particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. The fair market value of our assets is expected to depend, in part, upon (1) the market price of the ADSs and (2) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction, including this offering. In light of the foregoing, no assurance can be provided that we are not currently a PFIC or that we will not become a PFIC in any future taxable year.

        If we are or become a PFIC, U.S. holders of the ADSs would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferential tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. Whether U.S. holders of ADSs make a timely qualified electing fund, or QEF, election or a mark-to-market election may affect the U.S. federal income tax consequences to U.S. holders with respect to the acquisition, ownership and disposition of the ADSs and any distributions such U.S. holders may receive. We do not, however, expect to provide the information regarding our income that would be necessary in order for a U.S. Holder to make a QEF election with respect to its ADSs if we are classified as a PFIC. Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to the ADSs.

You may have difficulty enforcing judgments obtained against us.

        We are a company incorporated under the laws of the Cayman Islands, and substantially all of our assets are located outside the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, all of whom are not residents in the United States and whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

You may be subject to limitations on transfers of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our operational results and other future conditions. Forward-looking statements can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "seek," "target," "potential," "will," "would," "could," "should," "continue," "contemplate" and other similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectation concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the "Risk Factors" section of this prospectus, which include, but are not limited to, the following:

  •
  our beliefs regarding our strengths and strategies;

  •
  the initiation, timing, progress and results of our or our collaboration partners' pre-clinical and clinical studies, and our research and development programs;

  •
  our or our collaboration partners' ability to advance our drug candidates into, and/or successfully complete, clinical studies;

  •
  the timing or regulatory filings and the likelihood of favorable regulatory outcomes and approvals;

  •
  regulatory developments in China, the United States and other countries;

  •
  the adaptation of our Commercial Platform to market and sell our drug candidates and the commercialization of our drug candidates, if approved;

  •
  the pricing and reimbursement of our and our joint ventures' products and our drug candidates, if approved;

  •
  our ability to contract on commercially reasonable terms with CROs, third-party suppliers and manufacturers;

  •
  the scope of protection we are able to establish and maintain for intellectual property rights covering our or our joint ventures' products and our drug candidates;

  •
  the ability of third parties with whom we contract to successfully conduct, supervise and monitor clinical studies for our drug candidates;

  •
  our planned use of proceeds;

  •
  estimates of our expenses, future revenue, capital requirements and our needs for additional financing;

  •
  our ability to obtain additional funding for our operations;

  •
  the potential benefits of our collaborations and our ability to enter into future collaboration arrangements;

  •
  the ability and willingness of our collaborators to actively pursue development activities under our collaboration agreements;

  •
  our or our joint venture Nutrition Science Partners' receipt of milestone or royalty payments pursuant to our strategic alliances with AstraZeneca, Eli Lilly and Nestlé Health Science, as applicable;

  •
  the rate and degree of market acceptance of our drug candidates;

  •
  our status as a PFIC;

  •
  our financial performance;

  •
  our ability to attract and retain key scientific and management personnel;

  •
  our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act or as a foreign private issuer;

  •
  our relationship with our joint venture and collaboration partners;

  •
  developments relating to our competitors and our industry, including competing drug products;

  •
  changes in tax laws in the jurisdictions that we operate; and

  •
  other risks and uncertainties, including those listed under the caption "Risk Factors."

        These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

        Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

        Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

        We estimate that the net proceeds to us from our issuance and sale of             ADSs in this offering will be approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This estimate assumes an initial public offering price of $            per ADS, the midpoint of the price range set forth on the cover page of this prospectus. [We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.]

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per ADS would increase (decrease) the net proceeds to us from this offering by $             million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

        We intend to use the net proceeds of this offering, together with the cash generated by our operations, primarily to advance the clinical development of our multiple drug candidates. In particular, we currently expect to use the net proceeds from this offering as follows:

  •
  approximately $             million to accelerate and broaden clinical development of the drug candidates for which we retain all worldwide rights, specifically:

  i.
  approximately $             million to advance HMPL-523 through Phase I and proof-of-concept studies, expected to be conducted in Australia, the United States and China, in rheumatoid arthritis, lupus and hematological cancer;

  ii.
  approximately $             million to advance sulfatinib through NDA submission in China and through Phase I and proof-of-concept studies, expected to be conducted in the United States, in neuroendocrine tumors, and through Phase I and proof-of-concept studies, expected to be conducted in China, in thyroid cancer;

  iii.
  approximately $             million to advance epitinib through NDA submission in China and Phase I and proof-of-concept studies, expected to be conducted in the United States, in non-small cell lung cancer with brain metastasis; and

  iv.
  approximately $             million to advance theliatinib through Phase I and proof-of-concept studies, expected to be conducted in China and the United States, in head and neck cancer and esophageal cancer.

  •
  approximately $             million to support our share of the development costs of our partnered clinical drug candidates, including:

  i.
  approximately $             million to advance savolitinib through NDA submission globally in papillary renal cell carcinoma and EGFR tyrosine kinase inhibitor-refractory non-small cell lung cancer and through proof-of-concept studies globally in gastric cancer and VEGFR tyrosine kinase inhibitor-refractory clear cell renal cell carcinoma;

  ii.
  approximately $             million to advance fruquintinib through NDA submission in colorectal cancer and non-small cell lung cancer in China and through proof-of-concept in gastric cancer in China and to advance fruquintinib through proof-of-concept in non-small cell lung cancer in the United States either independently or in partnership with Eli Lilly subject to the exercise of its global option; and

  iii.
  approximately $             million to advance HMPL-004 through an interim analysis in a global Phase III study in mild-to-moderate ulcerative colitis.

  •
  approximately $             million to progress pre-clinical drug candidates, specifically:

  i.
  approximately $             million to advance HMPL-689 through Phase I and proof-of-concept studies, expected to be conducted in Australia, the United States and China, in hematological cancer;

  ii.
  approximately $             million to advance HMPL-453 through Phase I and proof-of-concept studies, expected to be conducted in Australia, the United States and China, in bladder cancer; and

  iii.
  approximately $             million to advance other drug candidates through pre-clinical studies and into Phase I clinical trials.

  •
  approximately $             million to build production facilities to produce both clinical and commercial supply of our drug candidates.

  •
  approximately $             million to repay our 2014 Scotiabank Term Loan. For additional information related to our outstanding 2014 Scotiabank Term Loan, including the interest rate and maturity, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Loan Facilities."

        The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which we could change in our discretion in the future as our plans and business conditions evolve. Due to the many variables inherent to the development of our drug candidates at this time, such as the timing of patient enrollment and evolving regulatory requirements, we cannot currently predict the stage of development we expect to achieve for our pre-clinical and clinical trial and drug candidates with the net proceeds of this offering. We expect to use the remainder of the net proceeds for working capital and other general corporate purposes, such as acquiring the commercial rights to other drug products and expanding our research organization and infrastructure. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the results of the pre-clinical and clinical trial of our drug candidates, our operating costs and expenditures and the amount of cash generated by our operations. As a result, our management will have broad discretion over the use of the net proceeds from this offering.

        Pending these uses, we intend to invest the net proceeds in high-quality, investment-grade, short-term fixed income instruments.

        For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

DIVIDEND POLICY

        We have never declared or paid dividends on our ordinary shares. We currently expect to retain all future earnings for use in the operation and expansion of our business and do not have any present plan to pay any dividends. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, and contractual restrictions.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2015:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the issuance and sale of ordinary shares in the form of ADSs by us in this offering and the application of net proceeds from this offering described under "Use of Proceeds."

        The information below is illustrative only, and assumes an initial public offering price at the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Our capitalization following this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing, including the amount by which actual offering expenses are higher or lower than estimated. The table should be read in conjunction with the information contained in "Use of Proceeds," "Our Selected Consolidated Financial Data," "Selected Financial Data of our Non-consolidated Joint Ventures," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as our non-consolidated joint ventures' financial statements and the related notes included elsewhere in this prospectus.

	As of September 30, 2015
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$31,756	$

Long term debt	26,923
Shareholders equity:
Share capital, par value $1.00 per share, 56,514,368 shares issued and outstanding on an actual basis and shares issued and outstanding on an as adjusted basis	56,514		(1)
Additional paid-in capital	115,264
Accumulated losses	(95,399)
Accumulated other comprehensive income	5,786
Non-controlling interests	19,558

Total shareholders' equity	101,723

Total capitalization	$128,646	$

(1)
On October 26, 2015, we issued 18,750 ordinary shares to an employee following the exercise of options by such employee, which is not reflected in the as adjusted share capital shown above.

DILUTION

        If you invest in our ADSs, your investment will be diluted for each ADS you purchase to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        As of                        , 2015, we had a net tangible book value of $            per ordinary share and $            per ADS. We calculate net tangible book value per share of our ordinary shares by dividing our total tangible assets less our total liabilities by the number of our outstanding ordinary shares. As adjusted net tangible book value per ordinary share is calculated after giving effect to the issuance of ordinary shares in the form of ADSs by us in this offering. Dilution is determined by subtracting the net tangible book value per ordinary share immediately upon the completion of this offering from the initial public offering price per ordinary share.

        Without taking into account any other changes in such net tangible book value after                        , 2015, other than giving effect to the receipt of the estimated net proceeds from our sale of ADSs in this offering, assuming an initial public offering price of $            per ADS (the midpoint of the offering range shown on the cover of this prospectus), and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," our as adjusted net tangible book value at                        , 2015 would have been approximately $            per ordinary share and $            per ADS. This represents an immediate increase in net tangible book value of $            per ordinary share and $            per ADS to existing shareholders and an immediate dilution in net tangible book value of $            per ordinary share and $            per ADS to you, or            %. The following table illustrates this dilution to new investors purchasing ADSs in the offering:

	Per ordinary share	Per ADS
Assumed initial public offering price	$	$
Actual net tangible book value as of , 2015
As adjusted net tangible book value per share after giving effect to the issuance of ordinary shares in the form of ADSs in this offering(1)
As adjusted net tangible book value per share after this offering
Amount of dilution in net tangible book value per share to new investors in this offering	$	$

(1)
On October 26, 2015, we issued 18,750 ordinary shares to an employee following the exercise of options by such employee, which is not included in the as adjusted net tangible book value shown above.

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per ADS would increase (decrease) our as adjusted net tangible book value by $             per ordinary share and $            per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

        The following table summarizes, on a pro forma basis as of                        , 2015, the differences between our existing shareholders and the new investors in this offering with respect to the number of ordinary shares purchased from us, the total consideration paid to us and the average price per ordinary share and per ADS paid at the assumed initial public offering price of $            per ADS, without deducting the underwriting discounts and commissions and other estimated offering expenses payable by

us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

Ordinary shares purchased
				Total consideration			Average price per ordinary share
Average price per ADS
	Number	Percent		Amount	Percent
Existing shareholders	$		%	$		%	$	$
New investors

Total	$	100.0%		$	100.0%		$	$

        Each $1.00 increase (decrease) in the assumed public offering price of $            per ADS would increase (decrease) total consideration paid by new investors in this offering by $             million, total consideration paid by all shareholders by $             million and average price per ordinary share and per ADS paid by all shareholders by $            per ordinary share and $            per ADS, assuming the sale of             ADSs by us at the assumed initial public offering price of $            per ADS, without deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

        The foregoing discussion and tables do not include the impact of any exercise of our outstanding share options. As of the date of this prospectus, there were            ordinary shares issuable upon the exercise of outstanding share options at a weighted average exercise price of $            per share. To the extent that any of these share options are exercised, there will be further dilution to new investors.

OUR SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated statements of operations data for the years ended December 31, 2014 and December 31, 2013 and the selected balance sheet data as of December 31, 2014 and December 31, 2013 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the nine months ended September 30, 2015 and September 30, 2014 and the selected balance sheet data as of September 30, 2015 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The unaudited interim consolidated financial statements reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair presentation of the financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future and the results in the nine months ended September 30, 2015 and September 30, 2014 are not necessarily indicative of results to be expected for the full year or any other period. Our audited consolidated financial statements included herein have been prepared in accordance with U.S. GAAP while our historical consolidated financial statements which we made publicly available prior to this offering in connection with the listing of our ordinary shares on the AIM market of the London Stock Exchange were prepared in accordance with IFRS as issued by the IASB. We expect that our consolidated financial statements will continue to be prepared in accordance with U.S. GAAP following this offering.

        This selected historical consolidated financial data should be read in conjunction with the disclosures set forth under "Capitalization," "Selected Financial Data of our Non-consolidated Joint Ventures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our and our non-consolidated joint ventures' consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(in thousands, except per share data)
Statements of operations data:
Revenue
Sales of goods—third parties	$82,747	$36,722	$59,162	$8,667
Sales of goods—related parties	6,261	5,362	7,823	7,803
Revenue from license and collaboration agreements—third parties	27,197	10,048	12,336	14,546
Revenue from research and development services—third parties	1,865	2,652	3,696	1,919
Revenue from research and development services—related parties	3,851	3,470	4,312	3,612

Total revenue	121,921	58,254	87,329	36,547

Operating expenses
Costs of sales of goods—third parties	(74,742)	(33,363)	(53,477)	(5,380)
Costs of sales of goods—related parties	(4,595)	(3,492)	(5,372)	(5,814)
Research and development expenses	(32,090)	(20,746)	(29,914)	(22,731)
Selling expenses	(6,709)	(3,011)	(4,112)	(3,452)
Administrative expenses	(13,649)	(9,745)	(12,713)	(12,366)

Total operating expenses	(131,785)	(70,357)	(105,588)	(49,743)

Loss from operations	(9,864)	(12,103)	(18,259)	(13,196)

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(in thousands, except per share data)
Other (expense)/income
Interest income	391	348	559	451
Gain on disposal of a business	—	—	—	30,000
Other income	265	8	20	1,221
Interest expense	(1,057)	(1,130)	(1,516)	(1,485)
Other expense	(197)	(722)	(761)	(69)

Total other (expenses)/income	(598)	(1,496)	(1,698)	30,118

(Loss)/income before income taxes and equity in earnings of equity investees	(10,462)	(13,599)	(19,957)	16,922
Income tax expense	(1,380)	(1,071)	(1,343)	(1,050)
Equity in earnings of equity investees, net of tax	18,632	11,061	15,180	11,031

Net income/(loss) from continuing operations	6,790	(3,609)	(6,120)	26,903
Income/(loss) from discontinued operations, net of tax	—	1,750	2,034	(1,978)

Net income/(loss)	6,790	(1,859)	(4,086)	24,925
Less: Net income attributable to non-controlling interests	(2,156)	(2,582)	(3,220)	(983)

Net income/(loss) attributable to the company	4,634	(4,441)	(7,306)	23,942

Accretion on redeemable non-controlling interests	(43,001)	(15,126)	(25,510)	—

Net (loss)/income attributable to ordinary shareholders of the company	$(38,367)	$(19,567)	$(32,816)	$23,942

(Losses)/earnings per share attributable to ordinary shareholders of the company—basic ($ per share):
Continuing Operations	$(0.71)	$(0.39)	$(0.64)	$0.49
Discontinued Operations	$—	$0.02	$0.02	$(0.03)
(Losses)/earnings per share attributable to ordinary shareholders of the company—diluted ($ per share):
Continuing Operations	$(0.71)	$(0.39)	$(0.64)	$0.44
Discontinued Operations	$—	$0.02	$0.02	$(0.03)
Number of shares used in per share calculation—basic	54,039,545	52,417,249	52,563,387	52,050,988
Number of shares used in per share calculation—diluted	54,039,545	52,417,249	52,563,387	52,878,426
Net income/(loss)	$6,790	$(1,859)	$(4,086)	$24,925
Other comprehensive income/(loss):
Foreign currency translation income/(loss), net of tax	(4,461)	(1,580)	(2,712)	3,243

Total Comprehensive income/(loss)	2,329	(3,439)	(6,798)	28,168
Less: Comprehensive income attributable to non-controlling interests	(1,779)	(2,393)	(2,944)	(1,296)

Total Comprehensive income/(loss) attributable to ordinary shareholders of the company	$550	$(5,832)	$(9,742)	$26,872

	As of September 30,	As of December 31,
	2015	2014	2013
	(in thousands)
Balance sheet data (at period/year end):
Cash and cash equivalents	$31,756	$38,946	$46,863
Total assets	$220,903	$210,834	$185,403
Total shareholder's equity	$101,723	$56,915	$78,107
Total current liabilities	$79,802	$75,299	$79,463
Total non-current liabilities	$39,378	$37,584	$15,366

SELECTED FINANCIAL DATA
OF OUR NON-CONSOLIDATED JOINT VENTURES

        We have a 50% interest in three non-consolidated joint ventures—Shanghai Hutchison Pharmaceuticals, Hutchison Baiyunshan and Nutrition Science Partners. The following selected consolidated financial data of each such joint venture as of and for the years ended December 31, 2014 and December 31, 2013 and selected balance sheet data as of December 31, 2014 and December 31, 2013 have been derived from their respective audited consolidated financial statements appearing elsewhere in this prospectus. The following selected consolidated financial data of each such joint venture for the nine months ended September 30, 2015 and September 30, 2014 and selected balance sheet data as of September 30, 2015 have been derived from their respective unaudited consolidated financial statements appearing elsewhere in this prospectus. The consolidated financial statements of Shanghai Hutchison Pharmaceuticals, Hutchison Baiyunshan and Nutrition Science Partners have been prepared in accordance with IFRS as issued by the IASB.

        The historical results of our joint ventures for any prior period are not necessarily indicative of results to be expected in any future period. The following information should be read in conjunction with "Risk Factors," "Capitalization," "Our Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our non-consolidated joint ventures' financial statements and the related notes included elsewhere in this prospectus.

Shanghai Hutchison Pharmaceuticals

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(in thousands)
Comprehensive income and cash flow data:
Revenue	$139,340	$123,262	$154,703	$138,160
Profit for the period/year	$24,891	$22,495	$26,402	$22,424
Dividend paid to equity holders	$(6,410)	$(19,077)	$(19,077)	$(17,162)

        Our equity in earnings of Shanghai Hutchison Pharmaceuticals reported under U.S. GAAP was $12.4 million and $11.2 million for the nine months ended September 30, 2015 and 2014, respectively, and $13.2 million and $11.2 million for the years ended December 31, 2014 and 2013, respectively.

	As of September 30,	As of December 31,
	2015	2014	2013
	(in thousands)
Balance sheet data (at period/year end):
Cash and cash equivalents	$16,145	$16,575	$30,331
Total assets	$188,370	$143,174	$110,805
Total company's equity holders' equity	$87,620	$71,906	$66,476
Total liabilities	$100,750	$71,268	$44,329

Hutchison Baiyunshan

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(in thousands)
Comprehensive income and cash flow data:
Revenue	$164,852	$185,722	$243,746	$247,626
Profit for the period/year	$18,362	$17,083	$20,865	$17,361
Profit for the period/year attributable to equity holders of Hutchison Baiyunshan	$18,290	$17,085	$20,775	$17,165
Dividend paid to equity holders	$(6,410)	$(12,820)	$(12,820)	$(6,462)

        Our equity in earnings of Hutchison Baiyunshan reported under U.S. GAAP was $9.1 million and $8.5 million for the nine months ended September 30, 2015 and 2014, respectively, and $10.4 million and $8.6 million for the years ended December 31, 2014 and 2013, respectively.

	As of September 30,	As of December 31,
	2015	2014	2013
	(in thousands)
Balance sheet data (at period/year end):
Cash and cash equivalents	$38,219	$31,004	$31,895
Total assets	$217,397	$217,171	$204,949
Total company's equity holders' equity	$123,267	$115,308	$109,986
Total liabilities	$94,130	$101,863	$94,963

Nutrition Science Partners

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(in thousands)
Comprehensive Income Data:
Revenue	—	—	—	—
Net loss for the period/year	$(5,894)	$(17,444)	$(16,812)	$(17,543)

        Our equity in loss of Nutrition Science Partners reported under U.S. GAAP was $2.9 million and $8.7 million for the nine months ended September 30, 2015 and 2014, respectively, and $8.4 million and $8.8 million for the years ended December 31, 2014 and 2013, respectively.

	As of September 30,	As of December 31,
	2015	2014	2013
	(in thousands)
Balance sheet data (at period/year end):
Cash and cash equivalents	$4,320	$6,249	$17,031
Total assets	$34,738	$38,548	$47,855
Total company's equity holders' equity	$19,751	$25,645	$42,457
Total liabilities	$14,987	$12,903	$5,398

PRICE RANGE OF OUR ORDINARY SHARES

        Our ordinary shares have been trading on the AIM market of the London Stock Exchange under the symbol "HCM" since May 19, 2006. The following table sets forth, for the periods indicated, the reported high and low closing sale prices and the average daily trading volumes of our ordinary shares on the AIM market. Share prices are presented in pounds sterling and U.S. dollars.

	Price Per Ordinary Share		Price Per Ordinary Share
	£		$
					Average Daily Trading Volume
	High	Low	High	Low
					(in shares)
Annual (Fiscal Year Ended December 31):
2010	5.68	1.85	8.58	2.79	80,566
2011	5.53	2.63	8.35	3.97	42,852
2012	4.60	3.25	6.95	4.91	34,774
2013	6.39	4.15	9.65	6.27	29,003
2014	15.30	6.21	23.10	9.38	51,238
Quarterly:
First Quarter 2013	4.67	4.15	7.05	6.27	28,547
Second Quarter 2013	5.82	4.65	8.79	7.02	30,689
Third Quarter 2013	5.93	4.58	8.95	6.92	28,768
Fourth Quarter 2013	6.39	5.67	9.65	8.56	28,050
First Quarter 2014	9.85	6.21	14.87	9.38	53,840
Second Quarter 2014	9.08	7.50	13.71	11.33	44,653
Third Quarter 2014	12.20	9.15	18.42	13.82	77,638
Fourth Quarter 2014	15.30	10.60	23.10	16.01	28,141
First Quarter 2015	14.70	11.80	22.20	17.82	62,957
Second Quarter 2015	19.93	13.70	30.09	20.69	42,197
Third Quarter 2015	19.28	15.83	29.11	23.90	17,760
Most Recent Six Months:
May 2015	19.93	16.63	30.09	25.11	33,738
June 2015	19.58	16.50	29.57	24.92	19,661
July 2015	18.00	15.83	27.18	23.90	19,468
August 2015	19.28	17.80	29.11	26.88	18,239
September 2015	18.25	17.75	27.56	26.80	15,537
October 2015	27.93	18.00	42.17	27.18	40,290
November 2015 (through November 11, 2015)	27.13	25.48	40.97	38.47	24,390

        On November 11, 2015, the closing sale price of our ordinary shares on the AIM market was 26.05 per ordinary share (39.34 per ordinary share).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with "Our Selected Consolidated Financial Data," "Selected Financial Data of our Non-consolidated Joint Ventures," our consolidated financial statements and the related notes and our non-consolidated joint ventures' financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The terms "company," "Chi-Med," "we," "our" or "us" as used herein refer to Hutchison China MediTech Limited and its consolidated subsidiaries and joint ventures unless otherwise stated or indicated by context.

Overview

        We are an innovative biopharmaceutical company based in China aiming to become a global leader in the discovery, development and commercialization of targeted therapies for oncology and immunological diseases.

        Through our Innovation Platform, we have created a broad pipeline including seven clinical-stage drug candidates that are being developed to cover a wide spectrum of solid tumors, hematological malignancies and immunology applications which address significant unmet medical needs and large commercial opportunities. Our success in research and development has led to partnerships with leading global pharmaceutical companies, AstraZeneca, Eli Lilly and Nestlé Health Science, for three of our seven clinical drug candidates. We have taken a multi-source approach to funding in order to continuously support our Innovation Platform. As of September 30, 2015, we and our collaboration partners have invested approximately $310 million in our Innovation Platform.

        We have also established a profitable commercial infrastructure in China to market and distribute prescription drugs (under our Prescription Drugs business) and consumer health products (under our Consumer Health business) which together form our Commercial Platform. Net income attributable to our company generated from our Commercial Platform was $19.1 million and $20.3 million for the nine months ended September 30, 2014 and September 30, 2015, respectively, most of which was used to fund our Innovation Platform's drug development programs. In addition to helping to fund our Innovation Platform, we anticipate that we will be able to utilize Shanghai Hutchison Pharmaceuticals and Hutchison Sinopharm, our Commercial Platform's two Prescription Drugs business joint ventures in which we nominate the management and run the day-to-day operations, to support the launch of products from our Innovation Platform if they are approved by the CFDA for use in China. Our Commercial Platform also includes our Consumer Health business, which is a profitable and cash flow generating business selling primarily over-the-counter pharmaceutical products (through our non-consolidated joint venture Hutchison Baiyunshan) and a range of health-focused consumer products.

        Our consolidated revenue was $58.3 million and $121.9 million for the nine months ended September 30, 2014 and 2015, respectively. Net loss attributable to our company was $4.4 million for the nine months ended September 30, 2014, and net income attributable to our company was $4.6 million for the nine months ended September 30, 2015. Our consolidated revenue was $36.5 million and $87.3 million for the years ended December 31, 2013 and 2014, respectively. Net income attributable to our company was $23.9 million for the year ended December 31, 2013 and net loss attributable to our company was $7.3 million for the year ended December 31, 2014.

Basis of Presentation

        Our financial data presented herein as of and for the years ended December 31, 2013 and 2014 have been derived from our audited consolidated financial statements, which were prepared in accordance with U.S. GAAP, and should be read in conjunction with those statements which are included elsewhere in this prospectus. Our financial data presented herein as of and for the nine months ended September 30, 2014 and 2015 have been derived from our unaudited interim consolidated financial statements, which were prepared in accordance with U.S. GAAP, and should be read in conjunction with those statements which are included elsewhere in this prospectus.

        Our Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan joint ventures under our Commercial Platform and our Nutrition Science Partners joint venture under our Innovation Platform are accounted for under the equity accounting method as non-consolidated entities in our financial statements, and their financial statements are presented separately pursuant to IFRS (as issued by the IASB) elsewhere in this prospectus.

        We have two strategic business units, our Innovation Platform and our Commercial Platform, that offer different products and services. Our Commercial Platform is further segregated into the two core business areas of Prescription Drugs and Consumer Health. The presentation of financial data for our business units excludes certain unallocated costs attributed to expenses incurred by our corporate head office. For more information on our corporate structure, see "Prospectus Summary—Our Corporate Structure."

Factors Affecting our Results of Operations

Innovation Platform

  Research and Development Expenses

        We believe our ability to successfully develop innovative drug candidates through our Innovation Platform will be the primary factor affecting our long-term competitiveness, as well as our future growth and development. Creating high quality global first-in-class or best-in-class drug candidates requires a significant investment of resources over a prolonged period of time, and a core part of our strategy is to continue making sustained investments in this area. As a result of this commitment, our pipeline of drug candidates has been steadily advancing and expanding, with seven clinical-stage drug candidates being investigated in a total of 16 clinical studies in various countries and a further nine clinical studies targeted to start by the end of 2015. For more information on the nature of the efforts and steps necessary to develop our drug candidates, see "Business—Our Clinical Pipeline" and "Regulation."

        All of the drug candidates of our Innovation Platform are still in development, and we have incurred and will continue to incur significant research and development costs for pre-clinical studies and clinical trials. We expect that our research and development expenses will significantly increase in future periods in line with the advance and expansion of the development of our drug candidates.

        We and our collaboration partners have invested approximately $310 million over the last 13 years in our Innovation Platform, with almost all of these funds used to pay for research and development expenses incurred for the development of our drug candidates. These expenses include:

  •
  employee compensation related expenses, including salaries, benefits and equity compensation expense;

  •
  expenses incurred for payments to contract research organizations, investigators and clinical trial sites that conduct our clinical studies;

  •
  the cost of acquiring, developing, and manufacturing clinical study materials;

  •
  facilities, depreciation, and other expenses, which include office leases and other overhead expenses; and

  •
  costs associated with pre-clinical activities and regulatory operations.

        Research and development costs incurred by our Innovation Platform totaled $22.7 million and $29.9 million for the years ended December 31, 2013 and 2014, respectively, and $20.7 million and $32.1 million for the nine months ended September 30, 2014 and 2015, respectively, representing 62.2%, 34.3%, 35.6% and 26.3% of our total consolidated revenue for the respective period. These figures do not include payments made by our collaboration partners directly to third parties to help fund the research and development of our drug candidates.

        We have historically been able to fund the research and development expenses for our Innovation Platform via a range of sources, including financial support provided by our collaboration partners, cash flows generated from and dividend payments from our Commercial Platform, the proceeds raised from our initial public offering on the AIM market of the London Stock Exchange, banks loans (some of which have been guaranteed by Hutchison Whampoa Limited, a subsidiary of CK Hutchison) and investments from other third-parties such as Mitsui.

        If completed, the net proceeds to us from this offering will also be an important source of funds for our research and development. For more information on the nature of the intended uses for the proceeds from this offering, see "Use of Proceeds." This diversified approach to funding allows us to not depend on any one method of funding for our Innovation Platform, thereby reducing the risk that sufficient financing will be unavailable as we continue to accelerate the development of our drug candidates.

        For more information on the research and development expenses incurred for the development of our drug candidates, see "—Key Components of Results of Operations—Research and Development Expenses."

  Our Ability to Commercialize Our Drug Candidates

        Our ability to generate revenue from our drug candidates depends on our ability to successfully complete clinical trials for our drug candidates and obtain regulatory approvals for them in the United States, Europe, China and other major markets.

        We believe that our risk-balanced strategy of focusing on developing tyrosine kinase inhibitors for novel but relatively well-characterized targets and for validated targets, in combination with our development of multiple drug candidates concurrently and testing them for multiple indications, enhances the likelihood that our research and development efforts will yield successful drug candidates. Nonetheless, we cannot be certain if any of our drug candidates will receive regulatory approvals. Even if such approvals are granted, we will need to thereafter establish manufacturing supply and engage in extensive marketing prior to generating any revenue from such drugs, and the ultimate commercial success of our drugs will depend on their acceptance by patients, the medical community and third-party payors and their ability to compete effectively with other therapies on the market.

        As a first step towards commercialization, we incurred a total of approximately $3.2 million in capital expenditures during 2013, 2014 and the nine months ended September 30, 2015 to establish a GMP standard manufacturing (formulation) facility in Suzhou, China, which now produces Phase III clinical supplies and will be used to produce fruquintinib, as well as our other drugs, for commercial supply, if they receive regulatory approval.

        The competitive environment is also an important factor with the commercial success of our potential global first-in-class products, such as savolitinib and HMPL-523, depending on whether we are able to gain regulatory approvals and quickly bring such products to market ahead of competing drug candidates being developed by other companies.

        For those of our drug candidates to which we retain all rights worldwide, which currently include sulfatinib, epitinib, theliatinib, HMPL-523, HMPL-689 and HMPL-453, if they remain unpartnered, we will be able to retain all the profits if any of them is successfully commercialized, though we will need to bear all the costs associated with such drug candidates. Conversely, as discussed below, for our drug candidates which are subject to collaboration partnerships, our collaboration partners provide funding for development of the drug candidates but are entitled to retain a significant portion of any revenue generated by such drug candidates.

  Our Collaboration Partnerships

        Our results of operations have been, and we expect them to continue to be, affected by our collaborations with third parties for the development and commercialization of certain of our drug candidates. These currently include savolitinib (collaboration with AstraZeneca), fruquintinib (collaboration with Eli Lilly) and HMPL-004 (collaboration with Nestlé Health Science). In addition to providing us with invaluable technical expertise and organizational resources, the financial support provided by these collaborations has been critical to our ability to develop and quickly advance the pre-clinical and clinical studies of multiple drug candidates concurrently.

        In particular, our partners cover a major portion of our research and development costs for drug candidates developed in collaboration with them. For example, under our collaboration agreement with AstraZeneca, it is responsible for a significant portion of the development costs for savolitinib. Under our collaboration agreement with Eli Lilly, it is responsible for a significant portion of all fruquintinib development costs in an indication after we have achieved proof-of-concept for such indication. We share the research and development costs for HMPL-004 with Nestlé Health Science through our non-consolidated joint venture Nutrition Science Partners.

        In addition, under our licensing, co-development and commercialization agreements, we receive upfront payments upon our entry into such agreements and milestone payments upon the achievement of certain development, regulatory and commercial milestones for the relevant drug candidate. Revenue recognized in our consolidated financial statements from such agreements totaled $11.1 million and $5.7 million for the years ended December 31, 2013 and 2014, respectively, and $5.5 million and $10.8 million for the nine months ended September 30, 2014 and 2015, respectively. In addition, income from research and development services from these partners under such agreements, which is paid to us to cover certain of our research and development expenses, totaled $9.0 million and $14.6 million for the years ended December 31, 2013 and 2014, respectively, and $10.7 million and $22.1 million for the nine months ended September 30, 2014 and 2015, respectively.

        The achievement of milestones for our drug candidates, which is dependent on the outcome of clinical studies, is subject to a high degree of uncertainty and, as a result, we cannot reasonably estimate when we can expect to receive future milestone payments, or at all. For more information on our revenue recognition policies, see "—Critical Accounting Policies and Estimates—Revenue recognition for research and development projects." If we are unable to achieve development milestones for our drug candidates or if our partners were to terminate their collaborative agreements with us, payments for research and development services could also be affected.

        Our collaboration partners are entitled to a significant proportion of any future revenue from commercialization of our drug candidates developed in collaboration with them, as well as a degree of influence over the clinical development process for such drug candidates. We may not be able to negotiate additional collaborations on a timely basis, on acceptable terms, or at all, which would affect our ability to receive additional upfront, milestone or service payments in the future. For more information regarding our collaboration agreements, see "Business—Overview of Our Collaborations."

Commercial Platform

  China Government Healthcare Spending and Drug Pricing Policies

        Revenue of our Prescription Drugs business and our non-consolidated joint venture Hutchison Baiyunshan, part of our Consumer Health business, is directly affected by the sales volume and pricing of their own-brand prescription and over-the-counter pharmaceutical products as well as third-party pharmaceutical products. The principal activities of our Prescription Drugs business are described below under "—Ability of Prescription Drugs Business to Effectively Market Own-Brand and Third-Party Drugs". Hutchison Baiyunshan is a non-consolidated joint venture whose key products are two generic over-the-counter therapies, Fu Fang Dan Shen tablets, a treatment for chest congestion and angina pectoris, and Banlangen granules, an anti-viral treatment.

        The sales volume of the products sold by these businesses is driven in part by the level of Chinese government spending on healthcare and the coverage of Chinese government medical insurance schemes, which is correlated with patient reimbursements for drug purchases, all of which have increased significantly in recent years as part of healthcare reforms in China. For example, two of the main government medical insurance schemes in China are the Urban Employee Basic Medical Insurance Program and the Urban Resident Basic Medical Insurance Program, which together had enrolled approximately 44% of China's population in 2014 compared to only 12% in 2006, according to the PRC National Bureau of Statistics. The sales volume of pharmaceutical products in China is also influenced by their representation on the Medicines Catalogue for the National Basic Medical Insurance, Labor Injury Insurance and Childbirth Insurance Systems in China, or the National Medicines Catalogue, which determines eligibility for drug reimbursement, as well as their representation on the National Essential Medicines List, which mandates distribution of drugs in China. Over 99% of all pharmaceutical sales by Shanghai Hutchison Pharmaceuticals in 2014 and approximately 90% of pharmaceutical products manufactured and sold by Hutchison Baiyunshan in 2014 were capable of being reimbursed under the National Medicines Catalogue.

        In addition, among these two joint ventures an aggregate of 42 drugs, of which 12 were in active production as of September 30, 2015, have been included on the National Essential Medicines List. She Xiang Bao Xin pills, Shanghai Hutchison Pharmaceuticals' top-selling drug, is one of the few proprietary drugs included on the National Essential Medicines List. The National Medicines Catalogue and the National Essential Medicines List are subject to revision by the government from time to time, and our results could be materially and adversely affected if any products sold by our Prescription Drugs business or Hutchison Baiyunshan are removed from the National Medicines Catalogue or the National Essential Medicines List. For more information, see "Risk Factors—Risks Related to Our Commercial Platform—Reimbursement may not be available for the products currently sold through our Commercial Platform or our drug candidates in China, the United States or other countries, which could diminish our sales or affect our profitability."

        The sale prices of certain pharmaceutical products sold by our Commercial Platform joint ventures are also subject to Chinese government's price controls. In April 2014, the China National Development and Reform Commission, or the NDRC, announced a new Low Price Drug List, or LPDL, aimed at making certain low-price pharmaceuticals more profitable for manufacturers to produce. The LPDL established caps for the daily cost of chemical pharmaceuticals at less than RMB3.0 per day and of traditional Chinese medicine pharmaceuticals at less than RMB5.0 per day. The LPDL gives manufacturers flexibility to increase prices within the caps and exempts LPDL pharmaceuticals from hospital tenders. As of the end of 2014, Hutchison Baiyunshan's two top-selling products, Fu Fang Dan Shen tablets and Banlangen, cost consumers RMB1.2 per day and RMB1.4 per day, respectively, and Shanghai Hutchison Pharmaceuticals' two top-selling products, She Xiang Bao Xin pills and Danning tablets, cost RMB2.7 and RMB3.3 per day, respectively, well below the established caps for traditional Chinese medicine pharmaceuticals under the LPDL. As a result, we do not expect the LPDL to exert downward pressure on the pricing of these products unless the government makes significant downward adjustments to the LPDL price caps in the future.

        Subject to customer demand, we have the ability to increase the prices for these products under the current LPDL price caps. For example, during 2015 we began to phase in, on a province-by-province basis, a 22% price increase for She Xiang Bao Xin pills from RMB2.7 per day to RMB3.3 per day. In addition, the pricing of Shanghai Hutchison Pharmaceuticals' prescription drugs are influenced by the outcomes of periodic provincial and municipal tender processes organized by the various provincial or municipal government agencies in China. For more information, see "Regulation—Coverage and Reimbursement—PRC Coverage and Reimbursement."

  Ability of Prescription Drugs Business to Effectively Market Own-Brand and Third-Party Drugs

        A key component of our Commercial Platform is the extensive marketing network of our Prescription Drugs business operated by our joint ventures Shanghai Hutchison Pharmaceuticals and Hutchison Sinopharm, which includes over 1,800 medical sales staff covering approximately 13,500 hospitals in around 300 cities and towns in China. Our results of operations are affected by the degree to which this marketing network is successful in not only marketing its existing drugs but also new drugs either from third parties or developed by our Innovation Platform, if approved. Historically, the substantial majority of revenue from our Prescription Drugs business was generated from sales of She Xiang Bao Xin pills, a vasodilator, which represented approximately 90% of Shanghai Hutchison Pharmaceuticals' total revenue for each of the years ended December 31, 2013 and 2014 and 91% and 89% of its total revenue for each of the nine months ended September 30, 2014 and 2015. In addition, since our acquisition of a 51% equity interest in Hutchison Sinopharm in April 2014, its revenue was mainly derived from the legacy logistics and distribution business of a predecessor entity previously operated by our joint venture partner.

        To further leverage our marketing network, we intend to focus on third-party drugs distribution and commercialization services for Chinese and multinational pharmaceutical companies seeking to market their products in China. In the second quarter of 2015, Hutchison Sinopharm became the exclusive first-tier distributor to distribute and market AstraZeneca's quetiapine tablets (under the Seroquel trademark), a medication to treat schizophrenia and bipolar disorder, in all of China. In addition, Hutchison Sinopharm began to exclusively co-promote Merck Serono's bisoprolol fumarate tablets (under the Concor trademark), a beta-blocker to treat hypertension, in a few provinces in China in the first quarter of 2015. Under these arrangements, Hutchison Sinopharm manages the distribution and logistics for these drugs and Shanghai Hutchison Pharmaceuticals markets them.

        Seroquel in particular represents a new therapeutic area for our medical sales representatives, and we believe that in the limited time since we commenced our services for these drugs, we have been successful in generating sales. During the nine months ended September 30, 2015, Shanghai Hutchison Pharmaceuticals established a dedicated medical sales team of over 90 people to support the commercialization of Seroquel.

        In the longer term, the ability of our marketing network to adapt to effectively market such drugs to doctors and hospitals, as well as other third-party drugs we may provide services for in the future and any oncology or immunology drugs from our Innovation Platform, will impact our revenue and profitability. In addition, if we are unsuccessful in marketing any third-party drugs, it may adversely affect our ability to enter into commercialization arrangements for additional drugs or prevent us from expanding the geographic scope of existing arrangements.

  Seasonality

        The results of operations of our Commercial Platform are also affected by seasonal factors. Our Commercial Platform typically experiences higher profits in the first half of the year due to the sale cycles of our distributors, whereby they typically increase their inventories at the beginning of each year. In addition, in the second half of each year, our Commercial Platform typically spends more on marketing activities to help reduce such inventory held by distributors. We do not experience material seasonal variations in the results of our Innovation Platform.

  Overall Economic Growth and Consumer Spending Patterns

        The results of operations and growth of our Consumer Health business depend in part on continuing economic growth and increasing income and health awareness of consumers in Asia. Although economic growth in China has slowed in recent periods, it achieved a compound annual growth rate in real gross domestic product of 8.0% from 2010 through 2014 according to the International Monetary Fund. As per capita disposable income has increased, consumer spending has also increased, and consumers in China have tended to be more health conscious and to spend more on organic and natural products for their families' health and well-being. However, if customer demand for such products does not achieve the levels we expect, whether due to slowing economic conditions, changing consumer tastes or otherwise, the results of operations and growth of our Consumer Health business could be materially and adversely affected.

Critical Accounting Policies and Significant Judgments and Estimates

        Our discussion and analysis of operating results and financial condition are based upon our consolidated financial statements. The preparation of consolidated financial statements requires us to estimate the effect of various matters that are inherently uncertain as of the date of the consolidated financial statements. Each of these required estimates varies with regard to the level of judgment involved and its potential impact on our reported financial results. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimates are reasonably likely to occur from period to period, and a different estimate would materially impact our financial position, changes in financial position or results of operations. Our significant accounting policies are discussed under note 3 to our consolidated financial statements included elsewhere in this prospectus. We believe the following critical accounting policies are affected by significant judgments and estimates used in the preparation of our consolidated financial statements and that the judgments and estimates are reasonable.

Revenue recognition for research and development projects

        We recognize revenue for the performance of services when each of the following four criteria is met: (i) persuasive evidence of an arrangement exists; (ii) services are rendered; (iii) the sales price is fixed or determinable; and (iv) collectability is reasonably assured.

        We have entered into and in the future may enter into research and developments agreements with collaborative partners for the research and development of drug products. The terms of the agreements may include non-refunding upfront and licensing fees, funding for research, development and manufacturing, milestone payments and royalties on any product sales derived from collaborations. These multiple element arrangements are analyzed to determine whether the deliverables can be separated or whether they must be accounted for as a single unit of accounting. This evaluation requires subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separable from the other aspects of the contractual relationship. In determining the units of accounting, management evaluates certain criteria, including whether the deliverables have standalone value, based on the consideration of the relevant facts and circumstances for each arrangement. We estimate the selling price for each unit of accounting and allocate the arrangement consideration to each unit utilizing the relative selling price method.

        We determine the estimated selling price for deliverables within each agreement using vendor-specific objective evidence of selling price, if available, or third party evidence of selling price if vendor-specific objective evidence is not available, or our best estimate of selling price if neither vendor-specific objective evidence nor third party evidence is available. Determining the best estimate of selling price for a deliverable requires significant judgment. Our process for determining the best estimate of selling price involves management's judgment. Our process considers multiple factors such as discounted cash flows, estimated expenses and other costs and available data, which may vary over time, depending upon the circumstances, and relate to each deliverable. If the estimated obligation period of one or more deliverables should change, the future amortization of the revenue would also change. Revenue allocated to an individual element is recognized when all other revenue recognition criteria are met for that element.

        These collaborative and other agreements may contain milestone payments. Revenues from milestones, if they are considered substantive, are recognized upon successful accomplishment of the milestones. Determining whether a milestone is substantive involves judgment, including an assessment of our involvement in achieving the milestones and whether the amount of the payment is commensurate to our performance. If not considered substantive, milestones are initially deferred and recognized over the remaining period of the performance obligation.

        We recognize a contingent milestone payment as revenue in its entirety upon our achievement of the milestone. A milestone is substantive if the consideration earned from the achievement of the milestone (i) is consistent with performance required to achieve the milestone or the increase in value to the delivered item, (ii) relates solely to past performance and (iii) is reasonable relative to all of the other deliverables and payments within the arrangement.

Share-based Compensation

        We account for share-based compensation by measuring and recognizing compensation expense for share options made to employees and directors based on the estimated grant date fair values. We used the graded vesting method to allocate compensation expense to reporting periods over each optionee's requisite service period.

        For share options granted to non-employees, we record such share options at fair value, periodically remeasure awards to reflect the current fair value at each reporting period and recognize expense over the related service period.

        We estimate the fair value of share options to employees, directors and non-employees using the Binominal model. Determining the fair value of share options requires the use of highly subjective assumptions, including volatility, risk free interest rate, dividend yield and the fair value of the underlying ordinary shares on the dates of grant or the dates of modification, among other inputs. In addition, certain awards are share options underlying the ordinary shares of Hutchison MediPharma Holdings, a subsidiary of the Company, which is a private company. In the absence of a public trading market, the determination of the fair value of ordinary shares of Hutchison MediPharma Holdings involves valuation of the business enterprise value, or BEV, and ordinary shares. The valuation was performed based on the discounted cash flow method with significant assumptions including milestones payments and royalty income for various drug products, as adjusted by probabilities for different milestones, the associated costs of development, and the discount rate. The assumptions we use in the valuation model are based on future expectations combined with management judgment, with inputs of numerous objective and subjective factors, to determine the fair value of Hutchison MediPharma Holdings's BEV and ordinary shares. The assumptions in determining the fair value of share options, Hutchison MediPharma Holdings's BEV and ordinary shares represent our best estimates, which involve inherent uncertainties and the application of judgment. As a result, if factors change and different assumptions are used, our level of share-based compensation could be materially different in the future.

        We recognize compensation expense for only the portion of options that are expected to vest. Accordingly, expected future forfeiture rates of share options have been estimated based on our historical forfeiture rate, as adjusted for known trends. Forfeitures are estimated at the time of grant, with adjustments in future periods if actual forfeiture rates vary from historical rates and estimates.

Convertible Preferred Shares

        When we issue preferred shares, we assess whether such instruments should be liability, mezzanine equity, or permanent equity classified based on their features such as redemption features, conversion features, voting rights and other embedded features. Freestanding equity instruments with mandatory redemption requirements, embodies an obligation to repurchase the issuer's equity shares by transferring assets, or certain obligations to issue a variable number of shares, are treated as liability-classified instruments. Equity instruments that are redeemable at the option of the holder or not solely within our control are classified as mezzanine equity of the issuer entity (and redeemable non-controlling interests of our consolidated financial statements if such instruments are issued by its subsidiaries). Subsequent measurements of financing instruments are driven by the instruments' balance sheet classification.

        We review the terms of each convertible instrument and determines whether the host instrument is more akin to debt or equity following the whole instrument approach, which considers the economic characteristics and risks of the entire hybrid financial instrument including the embedded feature being evaluated for potential bifurcation, for the purpose of evaluating if there were any embedded features would require bifurcation and separate accounting from the host contract. We determine the nature of the host contract by considering and weighing all of the stated and implied substantive terms and features of the preferred shares, including: (i) how and when any contingent or non-contingent redemption features could be exercised, (ii) the existence and nature of any conversion rights, (iii) dividend rights, and (iv) the voting rights. For embedded conversion features that are not required to be separated under ASC 815, Derivatives and Hedging, we analyze the accounting conversion price and our share price at the commitment date to identify any beneficial conversion features.

        For modification to preferred shares not classified as liabilities, we assess whether an amendment to the term of the preferred shares is an extinguishment or a modification using the fair value model. We consider that a significant change in fair value after the change of the terms to be substantive and thus triggers extinguishment. A change in fair value which is not significant immediately after the change of the terms is considered non-substantive and thus is subject to modification accounting.

        The redeemable preferred shares issued by Hutchison MediPharma Holdings are redeemable upon occurrence of an event that is not solely within our control. Accordingly, these preferred shares issued by Hutchison MediPharma Holdings are recorded and accounted for as redeemable non-controlling interest outside of permanent equity in the consolidated balance sheets. We concluded that the preferred shares represent an equity host with no embedded features bifurcated from the host instrument. Accretion to the preferred shares redemption amount is accounted for when it is probable that the preferred shares will become redeemable and is based on such preferred shareholder's share of the estimated valuation of Hutchison MediPharma Holdings. Determining when future redemption of the preferred shares becomes probable involves significant judgment as the redemption is contingent upon the company valuation of Hutchison MediPharma Holdings reaching the specified valuation threshold and Hutchison MediPharma Holdings's failure to have a successful listing. We assessed the probability of the preferred shares becoming redeemable by identifying critical events (e.g., notable progress achieved in the development of certain compound) that significantly increased the overall valuation of Hutchison MediPharma Holdings. We concluded that the trigger of redemption feature was not probable until substantial progress made in connection with one of our compounds in 2014 and therefore started recognizing accretion in 2014. The accretion, which increases the carrying value of the redeemable non-controlling interest, is recorded against retained earnings, or in the absence of retained earnings, by recording against the additional paid-in capital.

Impairment of long-lived property, plant and equipment and other definite life intangible assets

        We assess property, plant and equipment and other definite life intangible assets for impairment when events or changes in circumstances indicate that the carrying value of the assets or the asset grouping may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant under-performance of a business or product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in our use of the assets. We measure the recoverability of assets that we will continue to use in our operations by comparing the carrying value of the asset grouping to our estimate of the related total future undiscounted net cash flows. If an asset grouping's carrying value is not recoverable through the related undiscounted cash flows, the asset grouping is considered to be impaired. We measure the impairment by comparing the difference between the asset grouping's carrying value and its fair value. Property, plant and equipment and other definite life intangible assets are considered non-financial assets and are recorded at fair value only if an impairment charge is recognized.

        Impairments are determined for groups of assets related to the lowest level of identifiable independent cash flows. When we determine that the useful lives of assets are shorter than we had originally estimated, we accelerate the rate of depreciation over the assets' new, shorter useful lives.

Impairment of Goodwill

        Goodwill is recorded when the purchase price of an acquisition exceeds the fair value of the net tangible and identified intangible assets acquired. Goodwill is allocated to our reporting units based on the relative expected fair value provided by the acquisition. Reporting units may be operating segments as a whole or an operation one level below an operating segment, referred to as a component. The goodwill is attributable to the Prescription Drugs and Consumer Health (PRC) business under the Commercial Platform. We perform an annual impairment assessment in the fourth quarter of each year, or more frequently if indicators of potential impairment exist, to determine whether it is more likely than not that the fair value of a reporting unit in which goodwill resides is less than its carrying value. For reporting units in which this assessment concludes that it is more likely than not that the fair value is more than its carrying value, goodwill is not considered impaired and we are not required to perform the two-step goodwill impairment test. Qualitative factors considered in this assessment include industry and market considerations, overall financial performance, and other relevant events and factors affecting the reporting unit. Additionally, as part of this assessment, we may perform a quantitative analysis to support the qualitative factors above by applying sensitivities to assumptions and inputs used in measuring a reporting unit's fair value. For reporting units in which the impairment assessment concludes that it is more likely than not that the fair value is less than its carrying value, we perform the first step of the goodwill impairment test, which compares the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not considered impaired and we are not required to perform additional analysis. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the goodwill impairment test to determine the implied fair value of the reporting unit's goodwill. If we determine during the second step that the carrying value of a reporting unit's goodwill exceeds its implied fair value, we record an impairment loss equal to the difference.

        Our goodwill impairment test uses the income method to estimate a reporting unit's fair value. The income method is based on a discounted future cash flow approach that uses the following assumptions and inputs: revenue, based on assumed market segment growth rates; estimated costs; and appropriate discount rates based on a reporting unit's weighted average cost of capital as determined by considering the observable weighted average cost of capital of comparable companies. Our estimates of market segment growth, and costs are based on historical data, various internal estimates, and a variety of external sources. These estimates are developed as part of our routine long-range planning process. We test the reasonableness of the inputs and outcomes of our discounted cash flow analysis against available comparable market data. A reporting unit's carrying value represents the assignment of various assets and liabilities, excluding certain corporate assets and liabilities, such as cash, investments, and debt. For the annual impairment assessment in 2014 and 2013, we determined that for each of our reporting units, it was more likely than not that the fair value of the reporting units exceeded the carrying value. As a result, we concluded that performing the first step of the goodwill impairment test was not necessary for any reporting unit.

Impairment of equity method investments

        Our equity method investments represent our investments in our non-consolidated joint venture. All of these are in non-marketable equity investments.

        Non-marketable equity investments are inherently risky, and their success depends on their ability to generate revenues and remain profitable, operational efficiency, the ability of the investee companies to raise additional funds and other key business factors. The companies could fail or not be able to raise additional funds when needed, or they may receive lower valuations with less favourable investment terms. These events could cause our investments to become impaired. In addition, financial market volatility could negatively affect our ability to realize value in our investments through liquidity events such as initial public offerings, mergers, and private sales.

        We determine the fair value of our non-marketable equity investments for impairment; however, the investments are recorded at fair value only if an impairment is recognized. The measurement of fair value requires significant judgment and includes a qualitative and quantitative analysis of events or circumstances that impact the fair value of the investment. Qualitative analysis of our investments involves understanding our investee's revenue and earnings trends relative to pre-defined milestones and overall business prospects, the technological feasibility of our investee's products and technologies, the general market conditions in the investee's industry or geographic area including adverse regulatory or economic changes, and the management and governance structure of the investee.

        If the fair value of an investment is below our carrying value, we determine whether the investment is other-than-temporarily impaired based on our quantitative and qualitative analysis, which includes assessing the severity and duration of the impairment and the likelihood of recovery before disposal.

Internal Control over Financial Reporting

        In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2013 and 2014, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in the standards established by the PCAOB, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness that has been identified relates to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements. The material weakness, if not timely remedied, may lead to significant misstatements in our consolidated financial statements in the future.

        We have implemented a number of measures to address the material weakness that has been identified in connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2013 and 2014. We have hired additional qualified financial and accounting staff with extensive U.S. GAAP and SEC reporting experience, and we have allocated additional resources to improve financial control function, to introduce formal business performance review process, and to prepare and review the consolidated financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements. Furthermore, we will continue to hire additional competent accounting staff with appropriate knowledge and experience of U.S. GAAP and SEC reporting requirements. We have also established an ongoing program to provide sufficient and additional appropriate training to our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements. We have also been making continuous efforts to further enhance our internal audit function to enhance our monitoring of U.S. GAAP accounting and reporting matters. However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all. See "Risk Factors—Risks Related to Our ADSs and this Offering—If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired."

Key Components of Results of Operations

Revenue

        We derive our consolidated revenue primarily from (i) licensing and collaboration projects conducted by our Innovation Platform, which generates revenue in the form of upfront payments, milestone payments and the payments received for providing research and development services for our collaboration projects and for other third parties and related parties and (ii) the sales of goods by our Commercial Platform, which generates revenue from the distribution and marketing of prescription pharmaceutical products by our Prescription Drugs business and consumer health products by our Consumer Health business.

        The following table sets forth the components of our consolidated revenue for the periods indicated, which does not include the revenue from our Commercial Platform's non-consolidated joint ventures, Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan. Our revenue from sales of goods to related parties is attributable to sales of goods by our Commercial Platform to indirect subsidiaries of CK Hutchison. Our revenue from research and development projects for related parties is attributable to income for research and development services that we receive primarily from Nutrition Science Partners, our non-consolidated joint venture with Nestlé Health Science.

	Nine Months Ended September 30,				Year Ended December 31,
	2015		2014		2014		2013
	$'000%		$'000%		$'000%		$'000%
Revenue
Innovation Platform:
Licensing and collaboration agreements—third parties	27,197	22.3	10,048	17.2	12,336	14.1	14,546	39.8
R&D services—third parties	1,865	1.5	2,652	4.6	3,696	4.2	1,919	5.3
R&D services—related parties	3,851	3.2	3,470	6.0	4,312	5.0	3,612	9.9

Total	32,913	27.0	16,170	27.8	20,344	23.3	20,077	55.0
Commercial Platform:
Sales of goods—third parties	82,747	67.9	36,722	63.0	59,162	67.7	8,667	23.7
Sales of goods—related parties	6,261	5.1	5,362	9.2	7,823	9.0	7,803	21.3

Total	89,008	73.0	42,084	72.2	66,985	76.7	16,470	45.0

Total	121,921	100.0	58,254	100.0	87,329	100.0	36,547	100.0

        Our Innovation Platform's revenue primarily comprises revenue recognized in our consolidated financial statements under licensing, co-development and commercialization agreements for upfront and milestone payments for our drug candidates developed in collaboration with, among others, AstraZeneca and Eli Lilly, as well as income from research and development services that we receive from certain of our partners, including, among others, AstraZeneca and Eli Lilly as well as Nutrition Science Partners, our non-consolidated joint venture with Nestlé Health Science. Our Innovation Platform revenue also includes income from research and development services provided to other third parties and related parties, which are not related to our licensing and collaboration agreements.

        The following table sets forth the components of our consolidated revenue contributed by the two core business areas of our Commercial Platform, namely Prescription Drugs and Consumer Health, for the periods indicated.

	Nine Months Ended September 30,				Year Ended December 31,
	2015		2014		2014		2013
	$'000%		$'000%		$'000%		$'000%
Revenue from Commercial Platform
Prescription Drugs	74,573	83.8	31,379	74.6	50,202	74.9	—	—
Consumer Health	14,435	16.2	10,705	25.4	16,783	25.1	16,470	100.0

Total	89,008	100.0	42,084	100.0	66,985	100.0	16,470	100.0

        Our Prescription Drugs business's revenue primarily comprises revenue from the logistics and distribution business of our consolidated Hutchison Sinopharm joint venture with Sinopharm, a leading distributor of pharmaceutical and healthcare products and a leading supply chain service provider in China.

        In April 2014, we invested approximately $9.6 million in cash for 51% of the equity interest in Hutchison Sinopharm, which is a GSP-certified pharmaceutical and healthcare logistics, distribution and marketing company in China. We intend to increasingly shift Hutchison Sinopharm's business from the legacy logistics and distribution business of a predecessor entity, which contributed substantially all of its revenue in 2014 and approximately 82% of its revenue for the nine months ended September 30, 2015, to focus on higher margin, full service, third-party drugs distribution and commercialization services.

        The revenue of our Prescription Drugs business's non-consolidated joint venture, Shanghai Hutchison Pharmaceuticals, the accounts of which are prepared in accordance with IFRS (as issued by the IASB) and whose revenue is not included in our consolidated revenue, was $138.2 million and $154.7 million for the years ended December 31, 2013 and 2014, respectively, and $123.3 million and $139.3 million for the nine months ended September 30, 2014 and 2015, respectively. Shanghai Hutchison Pharmaceuticals is a joint venture with Shanghai Pharmaceuticals, a leading pharmaceuticals company in China, and primarily focuses on the manufacture and sale of prescription pharmaceutical products in China. We and Shanghai Pharmaceuticals each own 50% of this joint venture. We have the right to nominate the general manager and other management of this joint venture and run its day-to-day operations. The effect of Shanghai Hutchison Pharmaceuticals on our consolidated financial results is discussed below under "—Equity in Earnings of Equity Investees."

        Our Consumer Health business's revenue primarily comprises revenue from sales of organic and natural products by Hutchison Hain Organic, our 50% consolidated joint venture with Hain Celestial, a NASDAQ-listed, natural and organic food and personal care products company. We consolidate the results of this joint venture into our results of operations as we own 50% of its equity and hold an additional casting vote in the event of a deadlock. To a lesser extent, our Consumer Health business's revenue was also contributed by Hutchison Healthcare, our wholly owned subsidiary which manufactures and sells infant nutrition products, and Hutchison Consumer Products, a wholly owned subsidiary that distributes and markets certain third-party consumer products.

        The revenue of our Consumer Health business's non-consolidated joint venture, Hutchison Baiyunshan, the accounts of which are prepared in accordance with IFRS (as issued by the IASB) and which revenue is not included in our consolidated revenue, was $247.6 million and $243.7 million for the years ended December 31, 2013 and 2014, respectively, and $185.7 million and $164.9 million for the nine months ended September 30, 2014 and 2015, respectively. Hutchison Baiyunshan is a joint venture with

Guangzhou Baiyunshan, a leading China-based pharmaceutical company listed on the Hong Kong Stock Exchange and Shanghai Stock Exchange, and primarily focuses on the manufacture and distribution of over-the-counter pharmaceutical products in China. Our interest in Hutchison Baiyunshan is held through an 80%-owned subsidiary of ours, Hutchison BYS (Guangzhou) Holding Limited, which owns 50% of that joint venture, with the other 50% interest held by Guangzhou Baiyunshan. The effect of Hutchison Baiyunshan on our consolidated financial results are discussed under "—Equity in Earnings of Equity Investees."

Cost of Sales and Operating Expenses

Cost of Sales of Goods

        Our cost of sales of goods are primarily attributable to the cost of sales of goods of our Prescription Drugs business's consolidated Hutchison Sinopharm joint venture as well as the cost of sales of goods of our Consumer Health business. Our cost of sales of goods to related parties is attributable to sales of goods by our Consumer Health business to indirect subsidiaries of CK Hutchison. The following table sets forth the components of our cost of sales of goods attributable to third parties and related parties for the periods indicated.

	Nine Months Ended September 30,				Year Ended December 31
	2015		2014		2014		2013
	$'000%		$'000%		$'000%		$'000%
Cost of Sales of Goods
Costs of sales of goods—third parties	74,742	94.2	33,363	90.5	53,477	90.9	5,380	48.1
Costs of sales of goods—related parties	4,595	5.8	3,492	9.5	5,372	9.1	5,814	51.9

Total	79,337	100.0	36,855	100.0	58,849	100.0	11,194	100.0

        The following table sets forth the components of our cost of sales of goods attributable to the two core business areas of our Commercial Platform, namely Prescription Drugs and Consumer Health, for the periods indicated.

	Nine Months Ended September 30,				Year Ended December 31
	2015		2014		2014		2013
	$'000%		$'000%		$'000%		$'000%
Cost of Sales of Goods
Prescription Drugs	69,050	87.0	29,830	80.9	47,795	81.2	—	—
Consumer Health	10,287	13.0	7,025	19.1	11,054	18.8	11,194	100.0

Total	79,337	100.0	36,855	100.0	58,849	100.0	11,194	100.0

        Our Prescription Drugs business's cost of sales of goods primarily comprises the cost of goods sold and transportation costs incurred by the legacy logistics and distribution activities of Hutchison Sinopharm, which commenced operations in April 2014, as well as the third-party drugs distribution and commercialization business of Hutchison Sinopharm beginning in the first quarter of 2015.

        Our Consumer Health business's cost of sales of goods primarily comprises the cost of goods sold by Hutchison Hain Organic, which purchases its product inventory from Hain Celestial for distribution in Asian markets, as well as the cost of goods sold, contract packing and transportation costs incurred by Hutchison Healthcare and Hutchison Consumer Products.

Research and Development Expenses

        Our research and development expenses are attributable to our Innovation Platform. These costs primarily comprise the cost of research and development and clinical trials for our drug candidates, including personnel compensation and related costs, clinical trial related costs such as payments to third-party contract research organizations, and other research and development costs. The following table sets forth the components of our research and development expenses for the periods indicated.

	Nine Months Ended September 30,				Year Ended December 31,
	2015		2014		2014		2013
	$'000%		$'000%		$'000%		$'000%
R&D Expenses
Innovation Platform:
Personnel compensation and related costs	11,925	37.2	9,892	47.7	13,554	45.3	11,042	48.6
Clinical trial related costs	16,294	50.7	8,149	39.3	12,440	41.6	8,037	35.3
Other costs	3,871	12.1	2,705	13.0	3,920	13.1	3,652	16.1

Total	32,090	100.0	20,746	100.0	29,914	100.0	22,731	100.0

        The following table summarizes for the periods indicated the research and development expenses incurred for the development of our main drug candidates as well as the personnel compensation and other research and development related costs incurred by our Innovation Platform.

	Nine Months Ended September 30,				Year Ended December 31,
	2015		2014		2014		2013
	$'000%		$'000%		$'000%		$'000%
Savolitinib (targeting c-Met)	2,038	6.3	3,856	18.6	5,400	18.1	2,552	11.2
Fruquintinib (targeting VEGFR1/2/3)	6,401	19.9	3,430	16.5	7,128	23.8	946	4.2
Sulfatinib (targeting VEGFR/FGFR1)	3,118	9.7	255	1.2	1,010	3.4	26	0.1
Epitinib (targeting EGFRm+ with brain metastasis)	303	0.9	185	0.9	585	2.0	161	0.7
Theliatinib (targeting EGFR wild-type)	315	1.0	55	0.3	152	0.5	75	0.3
HMPL-523 (targeting Syk)	2,207	6.9	831	4.0	1,311	4.4	558	2.5
HMPL-689 (targeting PI3Kd)	1,300	4.1	20	0.1	72	0.2	—	—
Others & government grant	612	1.9	(483)	(2.3)	(3,218)	(10.8)	3,719	16.4

Total clinical trial related costs	16,294	50.7	8,149	39.3	12,440	41.6	8,037	35.3
Personnel compensation and related costs	11,925	37.2	9,892	47.7	13,554	45.3	11,042	48.6
Other costs	3,871	12.1	2,705	13.0	3,920	13.1	3,652	16.1

Total R&D expenses	32,090	100.0	20,746	100.0	29,914	100.0	22,731	100.0

        In addition to the research and development costs shown above, the table below summarizes the research and development costs incurred by our non-consolidated Nutrition Science Partners joint venture, primarily in relation to the development of our drug candidate HMPL-004. The losses incurred by this joint venture during the periods indicated were reflected on our income statement in the equity in earnings of equity investees line item. The financial statements of Nutrition Science Partners are prepared in accordance with IFRS (as issued by the IASB) and are presented separately elsewhere in this prospectus. For more information on this joint venture, see "—Equity in Earnings of Equity Investees."

	Nine Months Ended September 30,				Year Ended December 31,
	2015		2014		2014		2013
	$'000%		$'000%		$'000%		$'000%
Nutrition Science Partners
HMPL-004 development costs	(3,014)	51.1	(15,764)	90.4	(14,572)	86.7	(15,964)	91.0
Other research costs	(2,880)	48.9	(1,680)	9.6	(2,240)	13.3	(1,580)	9.0

Loss for the period	(5,894)	100.0	(17,444)	100.0	(16,812)	100.0	(17,543)	100.0

Equity in earnings of equity investee attributable to our company	(2,947)	50.0	(8,722)	50.0	(8,406)	50.0	(8,772)	50.0

        We cannot determine with certainty the duration and completion costs of the current or future pre-clinical or clinical studies of our drug candidates or if, when, or to what extent we will generate revenues from the commercialization and sale of any of our drug candidates that obtain regulatory approval. We may never succeed in achieving regulatory approval for any of our drug candidates. The duration, costs, and timing of clinical studies and development of our drug candidates will depend on a variety of factors, including:

  •
  the scope, rate of progress, and expense of our ongoing as well as any additional clinical studies and other research and development activities;

  •
  future clinical study results;

  •
  uncertainties in clinical study enrollment rate;

  •
  significant and changing government regulation; and

  •
  the timing and receipt of any regulatory approvals.

        A change in the outcome of any of these variables with respect to the development of a drug candidate could mean a significant change in the costs and timing associated with the development of that drug candidate. For more information on the risks associated with the development of our drug candidates, see "Risk Factors—Risks Related to Our Innovation Platform—All of our drug candidates are still in development. If we are unable to obtain regulatory approval and ultimately commercialize our drug candidates or experience significant delays in doing so, our business will be materially harmed."

Selling Expenses

        The following table sets forth the components of our selling expenses for each of our business units for the periods indicated.

	Nine Months Ended September 30,				Year Ended December 31,
	2015		2014		2014		2013
	$'000%		$'000%		$'000%		$'000%
Selling Expenses
Commercial Platform:
Prescription Drugs	4,269	63.6	964	32.0	1,561	38.0	—	—
Consumer Health	2,440	36.4	2,047	68.0	2,551	62.0	3,452	100.0

Total	6,709	100.0	3,011	100.0	4,112	100.0	3,452	100.0

        Our selling expenses primarily comprises sales and marketing expenses and related personnel expenses incurred by the Prescription Drugs and Consumer Health businesses of our Commercial Platform in their distribution and marketing of pharmaceutical and consumer health products.

Administrative Expenses

        The following table sets forth the components of our administrative expenses for each of our business units for the periods indicated. Administrative expenses are also incurred by our corporate head office, which are not allocated to our business units.

	Nine Months Ended September 30,				Year Ended December 31,
	2015		2014		2014		2013
	$'000%		$'000%		$'000%		$'000%
Administrative Expenses
Innovation Platform	3,642	26.7	2,917	29.9	4,098	32.2	3,306	26.7
Commercial Platform:
Prescription Drugs	966	7.1	496	5.1	807	6.4	—	—
Consumer Health	1,003	7.3	1,049	10.8	1,141	9.0	1,825	14.8
Corporate Head Office	8,038	58.9	5,283	54.2	6,667	52.4	7,235	58.5

Total	13,649	100.0	9,745	100.0	12,713	100.0	12,366	100.0

        Our Innovation Platform's administrative expenses primarily comprise the costs of salaries and benefits of administrative staff, office lease and other overhead expenses incurred by our Innovation Platform.

        Our Prescription Drugs business's administrative expenses primarily comprise the salaries and benefits of administrative staff, office lease and other overhead expenses incurred by Hutchison Sinopharm, in which we acquired a majority interest in April 2014.

        Our Consumer Health business's administrative expenses primarily comprise salaries and benefits of administrative staff, office lease and other overhead expenses incurred by Hutchison Hain Organic and, to a lesser extent, Hutchison Healthcare and Hutchison Consumer Products.

        Our corporate head office administrative expenses, which are not allocated to our business units, primarily comprises the salaries and benefits of our corporate head office employees and directors, office lease expenses and other overhead expenses.

Equity in Earnings of Equity Investees

        We have historically derived a significant portion of our net income from continuing operations from our equity in earnings of equity investees, which was primarily attributable to two of our Commercial Platform's non-consolidated joint ventures, Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan, partially offset by losses at our Innovation Platform's non-consolidated joint venture, Nutrition Science Partners. Our equity in earnings of equity investees (net of tax) contributed by the non-consolidated joint ventures from our Commercial Platform, Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan, was $19.8 million and $23.6 million for the years ended December 31, 2013 and 2014, respectively, and $19.8 million and $21.6 million for the nine months ended September 30, 2014 and 2015, respectively.

        Our equity in earnings of equity investees (net of tax) contributed by our Innovation Platform was losses of $8.8 million and $8.4 million for the years ended December 31, 2013 and 2014, respectively, and $8.7 million and $3.0 million for the nine months ended September 30, 2014 and 2015, respectively, which were attributable to losses at Nutrition Science Partners, which has historically incurred significant losses attributable to research and development expenses and the cost of clinical trials for the drug candidate HMPL-004.

        Revenue of Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan are mainly affected by the sales volume and pricing of their prescription and over-the-counter pharmaceutical products. For more information on the factors affecting our Commercial Platform, see "—Factors Affecting Our Results of Operations—Commercial Platform." Nutrition Science Partners had no revenue for the years ended December 31, 2013 and 2014, or for the nine months ended September 30, 2014 and 2015. The financial statements of Shanghai Hutchison Pharmaceuticals, Hutchison Baiyunshan and Nutrition Science Partners are presented separately elsewhere in this prospectus.

        The following table shows the revenue of these three non-consolidated joint ventures for the periods indicated. The financial statements of these joint ventures are prepared in accordance with IFRS (as issued by the IASB) and are presented separately elsewhere in this prospectus.

	Nine Months Ended September 30,				Year Ended December 31,
	2015		2014		2014		2013
	$'000%		$'000%		$'000%		$'000%
Revenue
Innovation Platform:
Nutrition Science Partners	—	—	—	—	—	—	—	—
Commercial Platform:
Shanghai Hutchison Pharmaceuticals	139,340	45.8	123,262	39.9	154,703	38.8	138,160	35.8
Hutchison Baiyunshan	164,852	54.2	185,722	60.1	243,746	61.2	247,626	64.2

Total	304,192	100.0	308,984	100.0	398,449	100.0	385,786	100.0

        The following table shows the amount of equity in earnings of equity investees (net of tax), and as a percentage of our total consolidated revenue, of our non-consolidated joint ventures for the periods indicated.

	Nine Months Ended September 30,				Year Ended December 31,
	2015		2014		2014		2013
	$'000%		$'000%		$'000%		$'000%
Equity in earnings of equity investees, net of tax
Innovation Platform:
Nutrition Science Partners	(2,947)	(2.4)	(8,722)	(15.0)	(8,406)	(9.6)	(8,772)	(24.0)
Others	(11)	(0.0)	(7)	(0.0)	(3)	(0.0)	8	0.0
Commercial Platform:
Shanghai Hutchison Pharmaceuticals	12,445	10.2	11,248	19.3	13,201	15.1	11,212	30.7
Hutchison Baiyunshan	9,145	7.5	8,542	14.7	10,388	11.9	8,583	23.5

Total	18,632	15.3	11,061	19.0	15,180	17.4	11,031	30.2

Taxation

  Cayman Islands

        Hutchison China MediTech Limited is incorporated in the Cayman Islands. The Cayman Islands currently levies no taxes on profits, income, gains or appreciation earned by individuals or corporations. In addition, our payment of dividends, if any, is not subject to withholding tax in the Cayman Islands. For more information, see "Taxation—Cayman Islands Taxation."

  People's Republic of China

        Our subsidiaries and joint ventures incorporated in the PRC are governed by the PRC Enterprise Income Tax Law, or EIT Law, and regulations. Under the EIT Law, the standard Enterprise Income Tax, or EIT, rate is 25% on taxable profits as reduced by available tax losses. Tax losses may be carried forward to offset any taxable profits for the following five years. Our subsidiary, Hutchison MediPharma, was granted the Technological Advance Service Enterprise status from January 1, 2010 to December 31, 2018, and the High and New Technology Enterprise status from January 1, 2014 to December 31, 2016; whereas our non-consolidated joint ventures, Hutchison Baiyunshan and Shanghai Hutchison Pharmaceuticals, were granted the High and New Technology Enterprise status from January 1, 2008 and 2005, respectively, to late 2017. Accordingly, these entities were subject to a preferential EIT rate of 15% for the eligible years and the nine months ended September 30, 2015.

        For more information, see "Taxation—Taxation in the PRC".

  Hong Kong

        Hutchison China MediTech Limited and certain subsidiaries which have registered a branch in Hong Kong and are Hong Kong tax residents, as well as our subsidiaries incorporated in Hong Kong, are governed by applicable Hong Kong income tax laws and regulations. As such, they are subject to Hong Kong Profits Tax at the rate of 16.5% on their assessable profits as reduced by available tax losses in the years ended December 31, 2013 and 2014 and the nine months ended September 30, 2015.

        According to the EIT Law, dividends declared after January 1, 2008 and paid by PRC foreign-invested enterprises to their non-PRC parent companies will be subject to PRC withholding tax at 10% unless there is a tax treaty between the PRC and the jurisdiction in which the overseas parent company is incorporated and which specifically exempts or reduces such withholding tax, and such tax exemption or reduction is approved by the relevant PRC tax authorities. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Arrangement, signed on August 21, 2006 and became effective on December 8, 2006, if the shareholder of the PRC enterprise is a Hong Kong tax resident and directly holds a 25% or more equity interest in the PRC enterprise and is considered to be the beneficial owner of dividends paid by the PRC enterprise, such withholding tax rate may be lowered to 5%, subject to approvals by the relevant PRC tax authorities. For more information, see "Taxation—Taxation in the PRC" and "Taxation—Hong Kong Taxation".

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. Our operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Nine Months Ended September 30,				Year Ended December 31,
	2015		2014		2014		2013
	$'000%		$'000%		$'000%		$'000%
Revenue	121,921	100.0	58,254	100.0	87,329	100.0	36,547	100.0
Cost of sales of goods	(79,337)	(65.1)	(36,855)	(63.3)	(58,849)	(67.4)	(11,194)	(30.6)
Research and development expenses	(32,090)	(26.3)	(20,746)	(35.6)	(29,914)	(34.3)	(22,731)	(62.2)
Selling expenses	(6,709)	(5.5)	(3,011)	(5.2)	(4,112)	(4.7)	(3,452)	(9.5)
Administrative expenses	(13,649)	(11.2)	(9,745)	(16.7)	(12,713)	(14.6)	(12,366)	(33.8)
Total other (expense)/income	(598)	(0.5)	(1,496)	(2.6)	(1,698)	(1.9)	30,118	82.4
Income tax expense	(1,380)	(1.1)	(1,071)	(1.8)	(1,343)	(1.5)	(1,050)	(2.9)
Equity in earnings of equity investees, net of tax	18,632	15.3	11,061	19.0	15,180	17.4	11,031	30.2

Net income/(loss) from continuing operations	6,790	5.6	(3,609)	(6.2)	(6,120)	(7.0)	26,903	73.6
Income/(loss) from discontinued operations	—	0.0	1,750	3.0	2,034	2.3	(1,978)	(5.4)

Net income/(loss)	6,790	5.6	(1,859)	(3.2)	(4,086)	(4.7)	24,925	68.2

Net income/(loss) attributable to the company	4,634	3.8	(4,441)	(7.6)	(7,306)	(8.4)	23,942	65.5

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

Revenue

        Our revenue increased by 109.3% from $58.3 million for the nine months ended September 30, 2014 to $121.9 million for the nine months ended September 30, 2015. This increase was primarily driven by a $43.2 million increase in revenue from our Hutchison Sinopharm joint venture under our Prescription Drugs business from $31.4 million for the nine months ended September 30, 2014 to $74.6 million for the nine months ended September 30, 2015, which was due to revenues of $12.9 million generated from the provision of third-party distribution and commercialization services for AstraZeneca's quetiapine tablets (under the Seroquel trademark), for which Hutchison Sinopharm became the exclusive first-tier distributor in all of China in the second quarter of 2015. This increase also resulted from the effect of the inclusion of the results of such joint venture for the full nine months ended September 30, 2015 compared to less than six months for the nine-month period ended September 30, 2014.

        In addition, this increase was driven by a $16.7 million increase in revenue from our Innovation Platform from $16.2 million for the nine months ended September 30, 2014 to $32.9 million for the nine months ended September 30, 2015, which was due to a $5.3 million increase in revenue from milestone and upfront payments and a $11.4 million increase in revenue from research and development service payments, primarily due to payments from Eli Lilly in relation to the successful Phase II proof-of-concept result in third-line colorectal cancer for fruquintinib. Consolidated revenue from our Consumer Health business also increased by $3.7 million from $10.7 million for the nine months ended September 30, 2014 to $14.4 million for the nine months ended September 30, 2015.

        Our Commercial Platform's results of operations are affected by seasonality. For more information, see "—Factors Affecting our Results of Operations—Commercial Platform—Seasonality."

Cost of Sales of Goods

        Our cost of sales of goods increased by 115.3% from $36.9 million for the nine months ended September 30, 2014 to $79.3 million for the nine months ended September 30, 2015. This increase was primarily driven by a $39.2 million increase in cost of sales of goods from Hutchison Sinopharm under our Prescription Drugs business, as well as a $2.4 million increase in cost of sales of goods from Hutchison Hain Organic under our Consumer Health business. Cost of sales as a percentage of our revenue increased from 63.3% to 65.1% across these periods, primarily due to the inclusion of the results of Hutchison Sinopharm, in which we acquired a 51% equity interest in April 2014, for the full nine-month period ended September 30, 2015. The revenue of Hutchison Sinopharm during these periods was mainly contributed by the relatively lower margin legacy logistics and distribution business of a predecessor entity.

Research and Development Expenses

        Our research and development expenses increased by 54.7% from $20.7 million for the nine months ended September 30, 2014 to $32.1 million for the nine months ended September 30, 2015, which was primarily attributable to a $8.1 million increase in payments to contract research organizations and other clinical trial related costs and a $2.0 million increase in employee compensation related costs. These increased costs were incurred by our Innovation Platform in line with an increase in our revenue from the provision of research and development services across these periods, as well as due to an increase in the number of ongoing clinical studies for our drug candidates from 10 studies as of September 30, 2014 to 16 studies as of September 30, 2015. In particular, this increase was attributable to our share of the cost of accelerating the development of both savolitinib and fruquintinib as well the full cost of the expanded HMPL-523 and sulfatinib development programs. Research and development expenses as a percentage of our revenue decreased from 35.6% to 26.3% across these periods, primarily due to the significant increase in our consolidated revenue generated by Hutchison Sinopharm and by our Innovation Platform.

Selling Expenses

        Our selling expenses increased by 122.8% from $3.0 million for the nine months ended September 30, 2014 to $6.7 million for the nine months ended September 30, 2015. This increase was primarily driven by a $3.3 million increase in selling expenses incurred by Hutchison Sinopharm under our Prescription Drugs business and a $0.5 million increase in selling expenses incurred by Hutchison Hain Organic under our Consumer Health business. Selling expenses as a percentage of our revenue increased from 5.2% to 5.5% across these periods, primarily due to the increased selling expenses incurred by Hutchison Sinopharm for its new third-party distribution and commercialization business.

Administrative Expenses

        Our administrative expenses increased by 40.1% from $9.7 million for the nine months ended September 30, 2014 to $13.6 million for the nine months ended September 30, 2015. This increase was primarily due to a $2.8 million increase in administrative expenses incurred by our corporate head office, mainly related to expenses incurred in connection with preparation for this offering, a $0.7 million increase in administrative expenses incurred by our Innovation Platform due to an increase in personnel related costs and other office expenses, and a $0.5 million increase in administrative expenses incurred by Hutchison Sinopharm. Administrative expenses as a percentage of our revenue decreased from 16.7% to 11.2% across these periods, primarily due to the increase in revenue from our Hutchison Sinopharm business, which has relatively lower administrative expenses in proportion to revenue compared to our other businesses.

Other Expenses

        Total other expenses decreased from $1.5 million for the nine months ended September 30, 2014 to $0.6 million for the nine months ended September 30, 2015, primarily due to a $0.3 million decrease in other expenses incurred by our Innovation Platform related to the impact of foreign exchange fluctuations incurred for the nine months ended September 30, 2014 as well as a $0.3 million increase in other income for Hutchison Sinopharm for the nine months ended September 30, 2015.

        Our interest expense remained relatively unchanged at $1.1 million for the nine months ended September 30, 2014 and 2015, respectively. These interest expenses primarily comprised interest and guarantee fee payments on bank loans.

Income Tax Expense

        Our income tax expense increased by 28.9% from $1.1 million for the nine months ended September 30, 2014 to $1.4 million for the nine months ended September 30, 2015 due to the increase in the net income of our Commercial Platform businesses, as well as the fact that we made a provision in the nine months ended September 30, 2015 for withholding tax in China on future potential dividends in connection with the net income of our Commercial Platform joint ventures.

Equity in Earnings of Equity Investees

        Our equity in earnings of equity investees (net of tax) increased by 68.4% from $11.1 million for the nine months ended September 30, 2014 to $18.6 million for the nine months ended September 30, 2015. This increase was primarily due to an increase in net income at our Commercial Platform's non-consolidated joint ventures, Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan, and a decrease in net loss at Nutrition Science Partners, our Innovation Platform's non-consolidated joint venture.

  Shanghai Hutchison Pharmaceuticals

        The following table shows a summary of the results of operations of Shanghai Hutchison Pharmaceuticals for the periods indicated. The financial statements of Shanghai Hutchison Pharmaceuticals are prepared in accordance with IFRS (as issued by the IASB) and are presented separately elsewhere in this prospectus.

	Nine Months Ended September 30,
	2015		2014
	($'000)%		($'000)%
Revenue	139,340	100.0	123,262	100.0
Cost of sales	(40,023)	(28.7)	(35,472)	(28.8)
Selling expenses	(61,913)	(44.4)	(54,107)	(43.9)
Administrative expenses	(8,070)	(5.8)	(7,202)	(5.8)
Taxation charge	(4,799)	(3.4)	(4,214)	(3.4)
Profit for the period	24,891	17.9	22,495	18.2

Equity in earnings of equity investee attributable to our company	12,445	8.9	11,248	9.1

        Shanghai Hutchison Pharmaceuticals' revenue increased by 13.0% from $123.3 million for the nine months ended September 30, 2014 to $139.3 million for the nine months ended September 30, 2015, which was primarily due to increased sales of She Xiang Bao Xin pills, a vasodilator used in the treatment of heart conditions. Sales of She Xiang Bao Xin pills grew by 11.3% from $111.7 million for the nine months ended September 30, 2014 to $124.4 million for the nine months ended September 30, 2015, primarily due to increased market share in mature markets driven by increased spending on marketing activities.

        Cost of sales increased by 12.8% from $35.5 million for the nine months ended September 30, 2014 to $40.0 million for the nine months ended September 30, 2015, primarily due to increased cost of goods sold as a result of increased sales of She Xiang Bao Xin pills.

        Selling expenses during these periods increased by 14.4% from $54.1 million for the nine months ended September 30, 2014 to $61.9 million for the nine months ended September 30, 2015 as a result of increased spending on marketing and promotional activities.

        Administrative expenses increased by 12.1% from $7.2 million for the nine months ended September 30, 2014 to $8.1 million for the nine months ended September 30, 2015, primarily as a result of increased research and development expenses.

        Taxation charge increased by 13.9% from $4.2 million for the nine months ended September 30, 2014 to $4.8 million for the nine months ended September 30, 2015, which was primarily due to the increase in profit before taxation between these periods.

        As a result of the foregoing, profit increased by 10.7% from $22.5 million for the nine months ended September 30, 2014 to $24.9 million for the nine months ended September 30, 2015. Our equity in earnings of equity investees contributed by this joint venture was $11.2 million and $12.4 million for the nine months ended September 30, 2014 and 2015, respectively.

  Hutchison Baiyunshan

        The following table shows a summary of the results of operations of Hutchison Baiyunshan for the periods indicated. The financial statements of Hutchison Baiyunshan are prepared in accordance with IFRS (as issued by the IASB) and are presented separately elsewhere in this prospectus.

	Nine Months Ended September 30,
	2015		2014
	($'000)%		($'000)%
Revenue	164,852	100.0	185,722	100.0
Cost of sales	(92,742)	(56.3)	(113,026)	(60.9)
Selling expenses	(32,528)	(19.7)	(35,162)	(18.9)
Administrative expenses	(19,670)	(11.9)	(18,186)	(9.8)
Taxation charge	(3,704)	(2.2)	(3,333)	(1.8)
Profit attributable to equity holders of Hutchison Baiyunshan	18,290	11.1	17,085	9.2

Equity in earnings of equity investee attributable to our company	9,145	5.5	8,542	4.6

        Hutchison Baiyunshan's revenue decreased by 11.2% from $185.7 million for the nine months ended September 30, 2014 to $164.9 million for the nine months ended September 30, 2015, which was primarily due to decreased sales of Fu Fang Dan Shen tablets, for which revenue decreased by 19.5% from $59.5 million for the nine months ended September 30, 2014 to $47.9 million for the nine months ended September 30, 2015, as well as decreased sales of Banlangen granules, for which revenue decreased by 3.5% from $43.2 million to $41.7 million across these periods. The decreases in sales of both Fu Fang Dan Shen tablets and Banlangen granules were caused by price-cutting by certain smaller competitors while Hutchison Baiyunshan maintained its pricing across all of its products as it managed capacity constraints related to the move to new production facilities at Bozhou in Anhui province, for which we plan to achieve GMP certification in 2016.

        Cost of sales decreased by 17.9% from $113.0 million for the nine months ended September 30, 2014 to $92.7 million for the nine months ended September 30, 2015, primarily due to lower cost of goods sold as a result of decreased sales of Fu Fang Dan Shen tablets and Banlangen granules, as well as a decrease in the price of Sanqi, one of the main natural raw materials in Fu Fang Dan Shen tablets.

        Selling expenses during these periods decreased by 7.5% from $35.2 million for the nine months ended September 30, 2014 to $32.5 million for the nine months ended September 30, 2015 in line with decreased revenue across these periods.

        Administrative expenses increased by 8.2% from $18.2 million for the nine months ended September 30, 2014 to $19.7 million for the nine months ended September 30, 2015 as a result of an increase in corporate overhead expenses, including payroll, utilities and rental expenses.

        Taxation charge increased by 11.1% from $3.3 million for the nine months ended September 30, 2014 to $3.7 million for the nine months ended September 30, 2015 as a result of the increase in profit before taxation across these periods.

        As a result of the foregoing, profit attributable to equity holders of Hutchison Baiyunshan increased by 7.1% from $17.1 million for the nine months ended September 30, 2014 to $18.3 million for the nine months ended September 30, 2015. Our equity in earnings of equity investees contributed by this joint venture was $8.5 million and $9.1 million for the nine months ended September 30, 2014 and 2015, respectively.

  Nutrition Science Partners

        The following table shows a summary of the results of operations of Nutrition Science Partners for the periods indicated. The financial statements of Nutrition Science Partners are prepared in accordance with IFRS (as issued by the IASB) and are presented separately elsewhere in this prospectus.

	Nine Months Ended September 30,
	2015		2014
	($'000)%		($'000)%
Revenue	—		—
Loss for the period	(5,894)	100.0	(17,444)	100.0

Equity in earnings of equity investee attributable to our company	(2,947)	50.0	(8,722)	50.0

        Nutrition Science Partners had losses of $17.4 million and $5.9 million for the nine months ended September 30, 2014 and 2015, respectively. Nutrition Science Partners had no revenue during these periods. The decrease in net loss across these periods was primarily attributable to lower expenditures on clinical trials for the drug candidate HMPL-004. Our equity in earnings of equity investees contributed by this joint venture was losses of $8.7 million and $2.9 million for the nine months ended September 30, 2014 and 2015, respectively.

        For more information on the financial results of our non-consolidated joint ventures, see "—Key Components of Results of Operations—Equity in Earnings of Equity Investees."

Discontinued Operations

        In June 2013, we discontinued certain of our Consumer Health operations as their results were below expectation in light of increased competitive activities in their respective consumer product markets. Our net income from discontinued operations decreased from $1.8 million for the nine months ended September 30, 2014 to nil for the nine months ended September 30, 2015. This decrease was primarily due to a $2.1 million gain from compensation proceeds received during the nine months ended September 30, 2014 as a result of arbitration proceedings against a former supplier of our Consumer Health business.

Net Income

        As a result of the foregoing, our net income improved from a net loss of $1.9 million for the nine months ended September 30, 2014 to a net income of $6.8 million for the nine months ended

September 30, 2015. Net income attributable to our company improved from a net loss of $4.4 million for the nine months ended September 30, 2014 to a net income of $4.6 million for the nine months ended September 30, 2015.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenue

        Our revenue increased by 138.9% from $36.5 million for the year ended December 31, 2013 to $87.3 million for the year ended December 31, 2014. This increase was primarily contributed by revenue from Hutchison Sinopharm under our Prescription Drugs business, which recorded revenue of $50.2 million for the year ended December 31, 2014 following our acquisition of a 51% equity interest in Hutchison Sinopharm in April 2014. This increase was also in part due to a $0.2 million increase in revenue from our Innovation Platform from $20.1 million for the year ended December 31, 2013 to $20.3 million for the year ended December 31, 2014, which was due to a $5.6 million increase in revenue from research and development service payments, partly offset by a $5.4 million decrease in revenue from milestone and upfront payments. Consolidated revenue from our Consumer Health business remained relatively unchanged at $16.5 million and $16.8 million for the years ended December 31, 2013 and 2014, respectively.

Cost of Sales of Goods

        Our cost of sales of goods increased by 425.7% from $11.2 million for the year ended December 31, 2013 to $58.8 million for the year ended December 31, 2014. This increase was primarily driven by a $47.8 million increase in cost of sales of goods from Hutchison Sinopharm, in which we acquired a 51% equity interest in April 2014, as well as a $0.7 million increase in cost of sales of goods from Hutchison Hain Organic. Cost of sales of goods as a percentage of our revenue increased from 30.6% to 67.4% across these periods, primarily due to the proportionally higher cost of sales of goods incurred by Hutchison Sinopharm compared to its revenue, which was mainly contributed by the relatively lower margin legacy logistics and distribution business of a predecessor entity.

Research and Development Expenses

        Our research and development expenses increased by 31.6% from $22.7 million for the year ended December 31, 2013 to $29.9 million for the year ended December 31, 2014, which was primarily attributable to a $4.4 million increase in payments to contract research organizations and other clinical trial related costs and a $2.5 million increase in employee compensation related costs. These increased expenses were incurred by our Innovation Platform in line with an increase in our revenue from the provision of research and development services across these periods, as well as due to increased clinical development activities related to our drug candidates. Research and development expenses as a percentage of our revenue decreased from 62.2% to 34.3% across these periods, primarily due to the increase in our consolidated revenue generated by Hutchison Sinopharm.

Selling Expenses

        Our selling expenses increased by 19.1% from $3.5 million for the year ended December 31, 2013 to $4.1 million for the year ended December 31, 2014. This increase was primarily driven by a $1.6 million increase in selling expenses incurred by our Hutchison Sinopharm business, which was partially offset by a $0.6 million decrease in selling expenses incurred by Hutchison Healthcare, our health supplements business, due to a change in trading terms with a distributor as well as a $0.3 million decrease in selling expenses incurred by other Consumer Health businesses. Selling expenses as a percentage of our revenue decreased from 9.5% to 4.7% across these periods, primarily due to the increase in revenue from our

Hutchison Sinopharm business in 2014, which has relatively low selling expenses in proportion to revenue compared to our other Commercial Platform businesses.

Administrative Expenses

        Our administrative expenses increased by 2.8% from $12.4 million for the year ended December 31, 2013 to $12.7 million for the year ended December 31, 2014. This increase was primarily due to a $0.8 million increase in administrative expenses incurred by our Innovation Platform and a $0.8 million increase in administrative expenses incurred by Hutchison Sinopharm under our Prescription Drugs business, which was partially offset by a $0.7 million decrease in administrative expenses incurred by our Consumer Health business and a $0.6 million decrease in administrative expenses incurred by our corporate head office. Administrative expenses as a percentage of our revenue decreased from 33.8% to 14.6% across these periods, primarily due to the increase in revenue from our Hutchison Sinopharm business in 2014, which has relatively lower administrative expenses in proportion to revenue compared to our other businesses.

Other Expenses/Income

        We had total other income of $30.1 million for the year ended December 31, 2013 compared to total other expenses of $1.7 million for the year ended December 31, 2014. Our total other income for the year ended December 31, 2013 was primarily due to a $30.0 million gain on disposal of a business related to the formation of the Nutrition Science Partners joint venture in April 2013 after the receipt of regulatory approvals. The $30.0 million gain was attributable to the difference between the fair value of our interest in Nutrition Science Partners and the carrying value of net assets contributed by us to such joint venture. For more information on Nutrition Science Partners, see "Business—Overview of our Collaborations."

        Our interest expense remained relatively unchanged at $1.5 million for each of the years ended December 31, 2013 and 2014. These interest expenses primarily comprised $1.0 million in interest payments on bank loans and $0.5 million of guarantee fees on bank borrowings paid to Hutchison Whampoa Limited in both periods.

Income Tax Expense

        Our income tax expense increased by 27.9% from $1.1 million for the year ended December 31, 2013 to $1.3 million for the year ended December 31, 2014. This increase was primarily due to the increase in the net income of our Commercial Platform businesses as well as the fact that we made a provision in the year ended December 31, 2014 for withholding tax in China on future potential dividends in connection with the net income of our Commercial Platform joint ventures.

Equity in Earnings of Equity Investees

        Our equity in earnings of equity investees (net of tax) increased by 37.6% from $11.0 million for the year ended December 31, 2013 to $15.2 million for the year ended December 31, 2014. This increase was primarily due to an increase in profits after tax at our Commercial Platform's non-consolidated joint ventures, Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan, and a decrease in net loss at Nutrition Science Partners, our Innovation Platform's non-consolidated joint venture, as described in further detail below.

  Shanghai Hutchison Pharmaceuticals

        The following table shows a summary of the results of operations of Shanghai Hutchison Pharmaceuticals for the periods indicated. The financial statements of Shanghai Hutchison

Pharmaceuticals are prepared in accordance with IFRS (as issued by the IASB) and are presented separately elsewhere in this prospectus.

	Year Ended December 31,
	2014		2013
	($'000)%		($'000)%
Revenue	154,703	100.0	138,160	100.0
Cost of sales	(44,738)	(28.9)	(37,993)	(27.5)
Selling expenses	(70,239)	(45.4)	(64,933)	(47.0)
Administrative expenses	(8,932)	(5.8)	(9,524)	(6.9)
Taxation charge	(5,103)	(3.3)	(4,196)	(3.0)
Profit for the year	26,402	17.1	22,424	16.2

Equity in earnings of equity investee attributable to our company	13,201	8.5	11,212	8.1

        Shanghai Hutchison Pharmaceuticals' revenue increased by 12.0% from $138.2 million for the year ended December 31, 2013 to $154.7 million for the year ended December 31, 2014, which was primarily due to increased sales of She Xiang Bao Xin pills, a vasodilator used in the treatment of heart conditions. Sales of She Xiang Bao Xin pills grew by 12.4% from $123.6 million for the year ended December 31, 2013 to $138.8 million for the year ended December 31, 2014, primarily due to increased market share outside of Shanghai driven by increased spending on marketing activities. Shanghai Hutchison Pharmaceuticals also derived a portion of its revenue in those periods from sales of the Danning tablet, a treatment for liver and gallbladder diseases, for which sales grew by 12.0% from $12.4 million for the year ended December 31, 2013 to $13.8 million for the year ended December 31, 2014.

        Cost of sales increased by 17.8% from $38.0 million for the year ended December 31, 2013 to $44.7 million for the year ended December 31, 2014, primarily due to increased cost of goods sold as a result of increased sales of She Xiang Bao Xin pills.

        Selling expenses during these periods increased by 8.2% from $64.9 million for the year ended December 31, 2013 to $70.2 million for the year ended December 31, 2014 as a result of increased spending on marketing and promotional activities.

        Administrative expenses decreased by 6.2% from $9.5 million for the year ended December 31, 2013 to $8.9 million for the year ended December 31, 2014.

        Taxation charge increased by 21.6% from $4.2 million for the year ended December 31, 2013 to $5.1 million for the year ended December 31, 2014, in line with the increase in profit before taxation between these periods.

        As a result of the foregoing, profit increased by 17.7% from $22.4 million for the year ended December 31, 2013 to $26.4 million for the year ended December 31, 2014. Our equity in earnings of equity investees contributed by this joint venture was $11.2 million and $13.2 million for the years ended December 31, 2013 and 2014, respectively.

  Hutchison Baiyunshan

        The following table shows a summary of the results of operations of Hutchison Baiyunshan for the periods indicated. The financial statements of Hutchison Baiyunshan are prepared in accordance with IFRS (as issued by the IASB) and are presented separately elsewhere in this prospectus.

	Year Ended December 31,
	2014		2013
	($'000)%		($'000)%
Revenue	243,746	100.0	247,626	100.0
Cost of sales	(147,325)	(60.4)	(156,831)	(63.3)
Selling expenses	(51,303)	(21.0)	(49,214)	(19.9)
Administrative expenses	(23,488)	(9.6)	(22,885)	(9.2)
Taxation charge	(3,940)	(1.6)	(3,099)	(1.3)
Profit attributable to Hutchison Baiyunshan	20,775	8.5	17,165	6.9

Equity in earnings of equity investee attributable to our company	10,388	4.3	8,583	3.5

        Hutchison Baiyunshan's revenue decreased by 1.6% from $247.6 million for the year ended December 31, 2013 to $243.7 million for the year ended December 31, 2014, which was primarily due to decreased sales of Banlangen granules, for which revenue decreased by 23.1% to $55.6 million for the year ended December 31, 2014 from record sales of $72.3 million for the year ended December 31, 2013, which had been driven by widespread publicity and consumer anxiety around the avian influenza (H7N9) virus outbreak in China during the first half of 2013. This was partially offset by increased sales of Fu Fang Dan Shen tablets, for which revenue grew by 9.0% from $70.0 million to $76.3 million across these periods, and by increased sales of Hutchison Baiyunshan's other over-the-counter products, for which revenue increased by 33.2% in aggregate from $32.7 million to $43.6 million across these periods.

        Cost of sales decreased by 6.1% from $156.8 million for the year ended December 31, 2013 to $147.3 million for the year ended December 31, 2014, primarily due to lower cost of goods sold as a result of decreased sales of Banlangen granules and a decrease in the price of Sanqi, one of the main natural raw materials in Fu Fang Dan Shen tablets, which were partially offset by increased sales of Fu Fang Dan Shen tablets and other over-the-counter products across these periods.

        Selling expenses during these periods increased by 4.2% from $49.2 million for the year ended December 31, 2013 to $51.3 million for the year ended December 31, 2014 as a result of increased spending on marketing and promotional activities, and administrative expenses increased by 2.6% from $22.9 million for the year ended December 31, 2013 to $23.5 million for the year ended December 31, 2014.

        Taxation charge increased by 27.1% from $3.1 million for the year ended December 31, 2013 to $3.9 million for the year ended December 31, 2014 as a result of the increase in profit before taxation across these periods.

        As a result of the foregoing, profit attributable to equity holders of Hutchison Baiyunshan increased by 21.0% from $17.2 million for the year ended December 31, 2013 to $20.8 million for the year ended December 31, 2014. Our equity in earnings of equity investees contributed by this joint venture was $8.6 million and $10.4 million for the years ended December 31, 2013 and 2014, respectively.

  Nutrition Science Partners

        The following table shows a summary of the results of operations of Nutrition Science Partners for the periods indicated. The financial statements of Nutrition Science Partners are prepared in accordance with IFRS (as issued by the IASB) and are presented separately elsewhere in this prospectus.

	Year Ended December 31,
	2014		2013
	($'000)%		($'000)%
Revenue	—		—
Loss for the year	(16,812)	100.0	(17,543)	100.0

Equity in earnings of equity investee attributable to our company	(8,406)	50.0	(8,772)	50.0

        Nutrition Science Partners had losses of $17.5 million and $16.8 million for the years ended December 31, 2013 and 2014, respectively. Nutrition Science Partners had no revenue during these periods. These losses were primarily attributable to research and development expenditures and the cost of clinical trials for the drug candidate HMPL-004. Our equity in earnings of equity investees contributed by this joint venture was losses of $8.8 million and $8.4 million for the years ended December 31, 2013 and 2014, respectively.

        For more information on the financial results of our non-consolidated joint ventures, see "—Key Components of Results of Operations—Equity in Earnings of Equity Investees."

Discontinued Operations

        In June 2013, we discontinued certain of our Consumer Health operations as their results were below expectation in light of increased competitive activities in their respective consumer product markets. We incurred a net loss from discontinued operations of $2.0 million for the year ended December 31, 2013 compared to net income of $2.0 million for the year ended December 31, 2014. This increase was primarily due to $2.1 million gain from compensation proceeds received in 2014 as a result of arbitration proceedings against a former supplier of our Consumer Health business, and a $2.0 million decrease in expenses due to the discontinuation of these businesses in 2013.

Net Income/(Loss)

        As a result of the foregoing, we had net income of $24.9 million for the year ended December 31, 2013 compared to a net loss of $4.1 million for the year ended December 31, 2014. Net income attributable to our company was $23.9 million for the year ended December 31, 2013 compared to a net loss of $7.3 million for the year ended December 31, 2014.

Liquidity and Capital Resources

        To date, we have taken a multi-source approach to funding through cash flows generated from and dividend payments from our Commercial Platform, service and milestone and upfront payments from our Innovation Platform's collaboration partners, and bank borrowings. We have also received various financial support from Hutchison Whampoa Limited, an affiliate of our majority shareholder, in the form of guarantees for bank borrowings as well as investments from other parties since our founding and proceeds from our listing on the AIM market of the London Stock Exchange in 2006.

        Our Innovation Platform has historically not generated significant profits or has operated at a net loss, as creating potential global first-in-class or best-in-class drug candidates requires a significant investment of resources over a prolonged period of time. As a result, we anticipate that we may need additional financing for our Innovation Platform in future periods. See "Risk Factors—Risks Related to Our Innovation Platform—Historically, our Innovation Platform has not generated significant profits or has operated at a net loss."

        As of September 30, 2015, we had cash and cash equivalents of $31.8 million and unutilized bank facilities of $10.1 million. Substantially all of our bank deposits are at major financial institutions, which we believe are of high credit quality. As of September 30, 2015, we had $46.8 million in bank loans, including (i) $19.9 million drawn on our three-year revolving loan facility from HSBC that will expire in November 2018; and (ii) a $26.9 million four-year term loan from Scotiabank, which is guaranteed by Hutchison Whampoa Limited, an affiliate of our majority shareholder, that will expire in June 2018. Our total weighted average cost of bank borrowings, including all interest and guarantee fees, was 1.4% as of September 30, 2015.

        Certain of our subsidiaries, including those registered as wholly foreign-owned enterprises in China, are required to set aside at least 10.0% of their after-tax profits to their general reserves until such reserves reach 50.0% of their registered capital. There is no fixed percentage of after-tax profit required to set aside for the general reserves for our PRC joint ventures. Profit appropriated to the reserve funds for our entities incorporated in the PRC was approximately $24,000 and $8,000 for the nine months ended September 30, 2015 and 2014, respectively, and $25,000 and nil for the years ended December 31, 2014 and 2013, respectively. In addition, as a result of PRC regulations restricting dividend distributions from such reserve funds and from a company's registered capital, our PRC subsidiaries are restricted in their ability to transfer a certain amount of their net assets to us as cash dividends, loans or advances. This restricted portion amounted in aggregate to $79.9 million as of September 30, 2015. Although we do not currently require any such dividends, loans or advances from our PRC subsidiaries to fund our operations, should we require additional sources of liquidity in the future, such restrictions may have a material adverse effect on our liquidity and capital resources. For more information, see "Regulation—PRC Regulation of Foreign Currency Exchange, Offshore Investment and State-Owned Assets—Regulation on Dividend Distribution."

        In addition, our non-consolidated joint ventures held an aggregate of $66.5 million in cash and cash equivalents and bank deposits maturing over three months as well as $38.2 million in bank borrowings as of September 30, 2015. These cash and cash equivalents are only accessible by us through dividend payments from these joint ventures. The level of dividends declared by these joint ventures is subject to agreement each year between us and our joint venture partners based on the profitability and working capital needs of the joint ventures. As a result, we cannot guarantee that these joint ventures will continue to pay dividends to us in the future at the same rate we have enjoyed in the past, or at all, which may have a material adverse effect on our liquidity and capital resources. As of September 30, 2015, our Innovation Platform joint venture, Nutrition Science Partners, has not paid any dividends. For more information, see "Risk Factors—Risks Related to Our Commercial Platform—As a significant portion of our Commercial Platform business is conducted through joint ventures, we are largely dependent on the success of our joint ventures and our receipt of dividends or other payments from our joint ventures for cash to fund our operations."

        We believe that our current levels of cash and cash flows from operations, dividend payments and bank borrowings, combined with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we may require additional financing in order to fund all of the clinical development efforts at our Innovation Platform that we plan to undertake to accelerate the development of our clinical-stage drug candidates. For more information, see "Risk Factors—Risks Related to Our Financial Position and Need for Additional Capital."

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	($'000)
Cash Flow Data:
Net cash (used in)/generated from operating activities	(11,382)	7,831	8,359	5,028
Net cash generated from/(used in) investing activities	9,934	(1,972)	(15,219)	(2,500)
Net cash (used in)/generated from financing activities	(5,105)	2,434	(641)	13,123

Net (decrease)/increase in cash and cash equivalents	(6,553)	8,293	(7,501)	15,651
Effect of exchange rate changes	(637)	(263)	(416)	445
Cash and cash equivalents at beginning of the period	38,946	46,863	46,863	30,767

Cash and cash equivalents at end of the period	31,756	54,893	38,946	46,863

Net Cash (used in)/Generated from Operating Activities

        Net cash generated from operating activities was $7.8 million for the nine months ended September 30, 2014 compared to net cash used in operating activities of $11.4 million for the nine months ended September 30, 2015. The decrease was primarily attributable to a $9.5 million decrease across these periods in dividends received from our non-consolidated joint ventures across these periods as a result of capital expenditure requirements at Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan related to the construction of new production facilities, and the effects of changes in working capital of respective periods as follows: for the nine months ended September 30, 2015, a $5.7 million increase in inventories, a $10.1 million increase in accounts receivable, a $3.2 million increase for amounts due from related parties, a $4.4 million increase in accounts payable, a $3.5 million increase in amounts due to related parties, and a $2.3 million increase in other payables, accruals, primarily in relation to the inclusion of Hutchison Sinopharm in our consolidated financials for the full period and its sales growth in 2015. For the nine months ended September 30, 2014, a $8.9 million decrease in accounts receivable, which was mainly the result of payments collected for amounts owed from our Innovation Platform collaboration partners and from our Commercial Platform customers, a $5.1 million increase in amounts due from related parties and a $1.5 million decrease in other payables, accruals and advance receipts.

        Net cash generated from operating activities was $5.0 million for the year ended December 31, 2013, compared to $8.4 million for the year ended December 31, 2014. The increase across these periods was primarily attributable to a $4.1 million increase in dividends received from our non-consolidated joint ventures as well as a $10.0 million decrease in accounts receivable for the year ended December 31, 2014 compared to a $6.3 million increase in accounts receivable for the year ended December 31, 2013. These were partially offset by a $5.0 million increase in amounts due from related parties for the year ended December 31, 2014 as well as a $6.5 million increase in deferred revenue and a $4.7 million increase in other payables, accruals and advance receipts for the year ended December 31, 2013.

Net Cash Generated from/(used in) Investing Activities

        Net cash used in investing activities was $2.0 million for the nine months ended September 30, 2014, compared to net cash generated from investing activities of $9.9 million for the nine months ended September 30, 2015. This change was primarily attributable to a $12.2 million withdrawal of deposit in short-term investments upon its maturity for the nine months ended September 30, 2015.

        Net cash used in investing activities was $2.5 million for the year ended December 31, 2013, compared to $15.2 million for the year ended December 31, 2014. The change was primarily attributable to a

$12.2 million increase in short-term investments and a $1.2 million increase in purchases of property, plant and equipment to expand our research and manufacturing facilities.

Net Cash (used in)/Generated from Financing Activities

        Net cash generated from financing activities was $2.4 million for the nine months ended September 30, 2014, compared to net cash used in financing activities of $5.1 million for the nine months ended September 30, 2015. This change was primarily attributable to the proceeds from new short-term bank loans of $8.2 million and a $3.1 million capital contribution from redeemable non-controlling interests for the nine months ended September 30, 2014. These were partially offset by a $1.1 million decrease in repayments of existing short-term bank loans across the periods and a $2.3 million repayment of loan to a non-controlling shareholder of a subsidiary for the nine months ended September 30, 2014.

        Net cash generated from financing activities was $13.1 million for the year ended December 31, 2013, compared to net cash used in financing activities of $0.6 million for the year ended December 31, 2014. The change was primarily attributable to a $10.7 million increase in repayments of existing bank borrowings and a $6.1 million decrease in proceeds from new bank borrowings across the periods as well as a $2.3 million repayment of loan to a non-controlling shareholder of a subsidiary for the year ended December 31, 2014. These were partially offset by a $3.1 million capital contribution from redeemable non-controlling interests and $2.7 million in net proceeds from issuance of ordinary shares for the year ended December 31, 2014.

Loan Facilities

        In June 2014, we renewed our $26.9 million four-year 2014 Scotiabank Term Loan with an annual interest rate of 1.35% plus the Hong Kong Inter-bank Offered Rate, or HIBOR. This loan was guaranteed by Hutchison Whampoa Limited for a guarantee fee of 1.75% and will expire in June 2018. The proceeds from this loan were used for working capital purposes and $26.9 million of this loan was outstanding as of September 30, 2015. Interest expenses accrued and paid for this loan were $0.4 million for each of the years ended December 31, 2013 and 2014 and $0.3 million for the nine months ended September 30, 2015, respectively. Guarantee fees accrued and paid for this loan were $0.5 million for each of the years ended December 31, 2013 and 2014 and $0.4 million the nine months ended September 30, 2015, respectively.

        In November 2015, we renewed a three-year revolving loan facility with HSBC with an annual interest rate of 1.25% plus HIBOR. This facility will expire in November 2018. The credit limit of this loan is $30.0 million and an amount of $19.9 million was drawn as of September 30, 2015. The proceeds from this loan facility were used for working capital purposes. Interest expenses accrued and paid for this loan were $0.3 million, $0.4 million and $0.2 million for the years ended December 31, 2013 and 2014 and the nine months ended September 30, 2015, respectively.

        In addition, our non-consolidated joint venture Shanghai Hutchison Pharmaceuticals had total bank borrowings of $37.3 million with a weighted average effective interest rate of 6.25% as of September 30, 2015. $12.7 million of such bank borrowings were repayable within one year and $24.6 million were repayable in two to three years from September 30, 2015. No interest expenses were incurred for the years ended December 31, 2013 and 2014 and the nine months ended September 30, 2015, as these expenses were offset by government subsidies.

Capital Expenditures

        We had capital expenditures of $2.5 million and $3.7 million for the years ended December 31, 2013 and 2014, respectively, and $2.7 million and $2.2 million for the nine months ended September 30, 2014 and 2015, respectively. Our capital expenditures during these periods were primarily used for purchases of property, plant and equipment to expand the Hutchison MediPharma research facilities and the new manufacturing facility in Suzhou, China, which produces Phase III clinical supplies and will be used to produce fruquintinib. Our capital expenditures have been primarily funded by cash flows from operations and financing from bank borrowings.

        As of September 30, 2015, we had commitments for capital expenditures of approximately $0.3 million, primarily for purchases of property, plant and equipment to expand the Hutchison MediPharma research facilities and the new Suzhou manufacturing facility. We expect to fund these capital expenditures through cash flows from operations and financing from bank borrowings as well as proceeds from this offering.

        Our non-consolidated joint venture Shanghai Hutchison Pharmaceuticals had capital expenditures (net of government subsidies) of $3.2 million and $27.1 million for the years ended December 31, 2013 and 2014, respectively, and $24.2 million and $32.0 million for the nine months ended September 30, 2014 and 2015, respectively. These capital expenditures were primarily related to the construction of new production facilities in Feng Pu district in Shanghai. These capital expenditures were primarily funded through cash flows from operations of Shanghai Hutchison Pharmaceuticals and bank borrowings.

        Our non-consolidated joint venture Hutchison Baiyunshan had capital expenditures of $18.5 million and $18.4 million for the years ended December 31, 2013 and 2014, respectively, and $11.0 million and $17.8 million for the nine months ended September 30, 2014 and 2015, respectively. These capital expenditures were primarily related to the acquisition of leasehold land in Guangzhou and Anhui provinces as well as the construction of new production facilities at Bozhou in Anhui province. These capital expenditures were primarily funded through cash flows from operations of Hutchison Baiyunshan.

Contractual Obligations and Contingent Liabilities

        The following table sets forth our contractual obligations as of September 30, 2015. Our purchase obligations relate to property, plant and equipment that are contracted for but not yet paid. Our operating lease obligations primarily comprise future aggregate minimum lease payments in respect of various factories and offices under non-cancellable operating lease agreements.

	Payment Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	($'000)
Long-term bank borrowing	26,923	—	26,923	—	—
Loan from a non-controlling shareholder of a subsidiary	2,550	—	2,550	—	—
Interest on long-term bank borrowing	2,180	798	1,382	—	—
Interest on loan from a non-controlling shareholder of a subsidiary	88	86	2	—	—
Purchase obligations	273	273	—	—
Operating lease obligations	2,605	1,297	819	267	222

Total	34,619	2,454	31,676	267	222

Shanghai Hutchison Pharmaceuticals

        The following table sets forth the contractual obligations of our non-consolidated joint venture Shanghai Hutchison Pharmaceuticals as of September 30, 2015. Shanghai Hutchison Pharmaceuticals' purchase obligations comprise capital commitments for property, plant and equipment contracted for but not yet paid, which mainly relate to the construction in progress of the new production facilities in Shanghai. Shanghai Hutchison Pharmaceuticals' operating lease obligations primarily comprise future aggregate minimum lease payments in respect of various factories and offices under non-cancellable operating lease agreements.

	Payment Due by Period
	Total	Less Than 1 Year		1-3 Years	3-5 Years	More Than 5 Years
	($'000)
Long-term bank borrowing	24,628	—		24,628	—	—
Interest on long-term bank borrowing	1,618	1,515		103	—	—
Purchase obligations	13,952	13,952	*	—	—	—
Operating lease obligations	880	399		481	—	—

Total	41,078	15,866		25,212	—	—

*
subject to timing of project completion.

  Hutchison Baiyunshan

        The following table sets forth the contractual obligations of our non-consolidated joint venture Hutchison Baiyunshan as of September 30, 2015. Hutchison Baiyunshan's purchase obligations comprise capital commitments for property, plant and equipment contracted for but not yet paid, which mainly relate to the construction in progress of the new production facilities at Bozhou in Anhui province. Hutchison Baiyunshan's operating lease obligations primarily comprise future aggregate minimum lease payments in respect of various factories and warehouses under non-cancellable operating lease agreements.

	Payment Due by Period
	Total	Less Than 1 Year		1-3 Years	3-5 Years	More Than 5 Years
	($'000)
Purchase obligations	21,255	21,255	*	—	—	—
Operating lease obligations	519	482		37	—	—

Total	21,774	21,737		37	—	—

*
subject to timing of project completion.

Off-Balance Sheet Arrangements

        Other than some of the operating lease obligations set forth in the table above, we did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under the rules of the SEC.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risk

        Substantially all of our revenue and expenses are denominated in renminbi, and our financial statements are presented in U.S. dollars. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge our exposure to such risk. Although, in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between the U.S. dollar and the renminbi because the value of our business is effectively denominated in renminbi, while the ADSs will be traded in U.S. dollars.

        The value of the renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions. The conversion of renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the PBOC. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the renminbi to the U.S. dollar. Under the revised policy, the renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy resulted in a more than 20% appreciation of the renminbi against the U.S. dollar in the following three years. Between July 2008 and June 2010, this appreciation halted, and the exchange rate between the renminbi and U.S. dollar remained within a narrow band. In June 2010, the PBOC announced that the PRC government would increase the flexibility of the exchange rate, and thereafter allowed the renminbi to appreciate slowly against the U.S. dollar within the narrow band fixed by the PBOC. However, more recently, on August 11, 12 and 13, 2015, the PBOC significantly devalued the renminbi by fixing its price against the U.S. dollar 1.9%, 1.6%, and 1.1% lower than the previous day's value, respectively. To the extent that we need to convert U.S. dollars we receive from this offering into renminbi for our operations, appreciation of the renminbi against the U.S. dollar would have an adverse effect on the renminbi amount we receive from the conversion. Conversely, if we decide to convert renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the renminbi would have a negative effect on the U.S. dollar amounts available to us.

Credit Risk

        Substantially all of our bank deposits are in major financial institutions, which we believe are of high credit quality. We have a policy to limit the amount of credit exposure to any financial institution. We make periodic assessments of the recoverability of trade and other receivables and amounts due from related parties. Our historical experience in collection of receivables falls within the recorded allowances, and we believe that we have made adequate provision for uncollectible receivables.

Interest Rate Risk

        We have no significant interest-bearing assets except for bank deposits. Our exposure to changes in interest rates is mainly attributable to our bank borrowings, which bear interest at floating interest rates and expose us to cash flow interest rate risk. We have not used any interest rate swaps to hedge our exposure to interest rate risk. We have performed sensitivity analysis for the effects on our net income for the year as a result of changes in interest expense on floating rate borrowings. The sensitivity to interest rate used is based on the market forecasts available at the end of the reporting period and under the economic environments in which we operate, with other variables held constant. According to the analysis, the impact on our net income of a 1.0% interest rate shift would be a maximum increase/decrease of $565,000 for the year ended December 31, 2014.

Inflation

        In recent years, China has not experienced significant inflation, and thus inflation has not had a material impact on our results of operations. According to the National Bureau of Statistics of China, the Consumer Price Index in China increased by 2.6% in 2013 and by 2.0% in 2014. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Recently Issued Accounting Standards

        In April 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standard Update or ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360)—Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 defines a discontinued operation as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results. The standard states that a strategic shift could include a disposal of: a major geographic area of operations, a major line of business, a major equity investment, or other major parts of an entity. ASU 2014-08 is effective for fiscal years and interim periods within those years beginning after December 15, 2014. The adoption of ASU 2014-08 did not have a material impact on our consolidated financial position, results of operations, or cash flows. However, in the event that a future disposition meets the revised criteria, this standard will have an impact on the presentation of the financial statements and associated disclosures.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), to clarify the principles of recognizing revenue and create common revenue recognition guidance between U.S. GAAP and IFRS. An entity has the option to apply the provisions of ASU 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application. Upon issuance of ASU 2015-14, Deferral of Effective Date, in August 2015, ASU 2014-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2017, and early adoption is permitted but not earlier than the original effective date of December 15, 2016. We are currently evaluating the method of adoption and the impact ASU 2014-09 will have on our consolidated financial position, results of operations, cash flows, and associated disclosures.

        In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40)—Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. ASU 2014-15 provides guidance regarding management's responsibility to (i) evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and (ii) provide related footnote disclosures. ASU 2014-15 is effective for fiscal years and interim periods within those years beginning after December 15, 2016. The adoption of ASU 2014-15 is not expected to have a significant impact on our consolidated financial statement disclosures.

        In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory, which requires an entity to measure inventory within the scope of this ASU at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this guidance more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in IFRS. ASU 2015-11 is effective for fiscal years and interim periods within those years beginning after December 15, 2017. We do not expect this updated standard to have a material impact on the consolidated financial statements and related disclosures.

        Other amendments that have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

JOBS Act Exemptions and Foreign Private Issuer Status

        We qualify as an "emerging growth company" as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. This includes an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act. We may take advantage of this exemption for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700.0 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We will not take advantage of the extended transition period provided under Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

        Upon consummation of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

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  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

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  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

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  Regulation FD, which regulates selective disclosures of material information by issuers.

OUR HISTORY

        Our company was founded in 2000 by Hutchison Whampoa Limited (which recently became a wholly owned subsidiary of CK Hutchison), a Hong Kong based multinational conglomerate with operations in over 50 countries. CK Hutchison is the ultimate parent company of our majority shareholder Hutchison Healthcare Holdings Limited.

        We launched our Innovation Platform in 2002 with the establishment of Hutchison MediPharma. Our Innovation Platform is focused on the discovery and development of small-molecule compounds against novel but relatively well-characterized targets with global first-in-class potential against these targets, as well as compounds against validated targets to potentially be global best-in-class, next generation therapies with a superior profile compared to existing approved drugs that act against these targets.

        In the years since the launch of our Innovation Platform, we have assembled a leading drug research and development team in China to create a large scale and fully-integrated drug discovery and development operation covering chemistry, biology, pharmacology, toxicology, chemistry and manufacturing controls, clinical and regulatory and other functions, which work seamlessly together. Our approach has been to create a stable and supportive environment that allows our research and development team to innovate. We believe we have succeeded in this, and to date we and our collaboration partners discussed below have invested approximately $310 million in the discovery and development activities of our Innovation Platform. This has resulted in a significant clinical pipeline consisting of seven drug candidates, which are currently being investigated in clinical studies in various countries.

        We have taken a multi-source approach to funding which has been key to our ability to continuously support our Innovation Platform. We completed our initial public offering and listing on the AIM market of the London Stock Exchange in 2006 raising gross proceeds of approximately £40 million (equivalent to approximately $75 million at the prevailing exchange rate at that time). We have also obtained bank facilities in the aggregate principal amount of approximately $57 million as of September 30, 2015, some of which are guaranteed by Hutchison Whampoa Limited. We have also received government grants totaling over $10 million and investments from other parties since our establishment, including investments by Mitsui totaling over $15 million in the aggregate since 2010.

        Moreover, to further our research and development activities, we have entered into a number of collaboration agreements for the research, development and commercialization of certain of our drug candidates with leading global pharmaceutical and healthcare companies, including Janssen in 2008, AstraZeneca in 2011 and Eli Lilly in 2013. In 2012, we also entered into a joint venture collaboration with Nestlé Health Science pursuant to which we share research and development expenses and receive payments for certain services. Under the terms of these collaborations, our partners have made certain upfront, milestone and service fee payments, clinical cost reimbursements and equity contributions, totaling approximately $175 million since 2008. In addition to financial support, we benefit from these arrangements by gaining access to our partners' scientific, development, regulatory and commercial capabilities.

        Since 2001, we have also developed a profitable Commercial Platform in China, which has paid out dividends to our company totaling approximately $71 million. Our Commercial Platform encompasses two core areas: Prescription Drugs and Consumer Health products. Our Prescription Drugs business is conducted through the following two joint ventures for which we nominate the management and run the day-to-day operations:

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  Shanghai Hutchison Pharmaceuticals, which was formed in 2001 and primarily manufactures, markets and distributes approximately 74 prescription drug products originally contributed by our joint venture partner, as well as third-party prescription drugs. It holds 74 registered drug licenses in China. 50% of this joint venture is owned by us and 50% by Shanghai Pharmaceuticals, a leading pharmaceutical company in China listed on the Shanghai Stock Exchange and the Hong Kong Stock Exchange, and

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  Hutchison Sinopharm, which was formed in 2014 and focuses on providing logistics services to and distributing and marketing prescription drugs manufactured by pharmaceutical companies. 51% of this joint venture is owned by us and 49% is owned by Sinopharm, a leading distributor of pharmaceutical and healthcare products and a leading supply chain service provider in China listed on the Hong Kong Stock Exchange.

        Through these joint ventures, we have steadily built up an extensive sales and distribution network across China, with more than 1,800 medical sales representatives as of September 30, 2015 compared to 1,680 as of September 30, 2014. Net income attributable to our company from our Prescription Drugs business grew by 18.0% from $11.2 million in 2013 to $13.2 million in 2014 and grew by 12.4% from $11.3 million for the nine months ended September 30, 2014 to $12.7 million for the nine months ended September 30, 2015.

        Our Consumer Health business includes two key joint ventures: Hutchison Baiyunshan, a joint venture which was formed in 2005 with Guangzhou Baiyunshan and focuses primarily on the manufacture, marketing and distribution of over-the-counter pharmaceutical products in China, and Hutchison Hain Organic, a joint venture which was established in 2009 and exclusively markets and distributes a broad range of health-related natural and organic consumer products under brands owned by Hain Celestial in nine Asian territories on an exclusive basis. We also manufacture and distribute various infant nutrition products. Net income attributable to our company's shareholders from our Consumer Health business subsidiaries and joint ventures grew by 90.8% from $5.6 million in 2013 to $10.6 million in 2014 and decreased by 2.6% from $7.8 million for the nine months ended September 30, 2014 to $7.6 million for the nine months ended September 30, 2015.

        As of September 20, 2015, we were the fourth largest AIM-listed company in terms of market capitalization. Please see "Prospectus Summary—Our Corporate Structure" for a chart showing our corporate structure, including our principal subsidiaries and joint ventures.

BUSINESS

Overview

        We are an innovative biopharmaceutical company based in China aiming to become a global leader in the discovery, development and commercialization of targeted therapies for oncology and immunological diseases. We have created a broad pipeline including seven clinical-stage drug candidates that are being investigated in a total of 16 active clinical studies in various countries as of September 30, 2015, with a further nine clinical studies targeted to start by the end of 2015. These drug candidates are being developed to cover a wide spectrum of solid tumors, hematological malignancies and immunology applications which address significant unmet medical needs and large commercial opportunities. We believe many of our clinical studies could be in potential U.S. Food and Drug Administration, or FDA, designated Breakthrough Therapy indications, which are eligible for accelerated regulatory approval in the United States.

        Our pipeline has been developed and progressed by our fully-integrated in-house Innovation Platform that was supported by an experienced and stable research and development team of over 270 scientists and staff as of September 30, 2015, including particular organizational depth in chemistry, our core competitive competency. Our success in research and development has led to partnerships with leading pharmaceutical companies, including AstraZeneca, Eli Lilly and Nestlé Health Science, for three of our seven clinical drug candidates.

        Our Innovation Platform focuses on discovering and developing drug candidates that target a class of proteins and enzymes called kinases. Kinases remain at the forefront of targeted cancer therapy research and are involved in more than 50% of current oncology clinical trials. However, most of these proteins and enzymes are yet to be successfully targeted, which we refer to as novel targets, with the majority of FDA-approved small molecule kinase inhibitors primarily targeting only three of the more than 20 classes of kinases.

        We believe that almost all competitors in the small molecule kinase inhibitor field have to date prioritized speed over selectivity in developing their drug candidates. This has resulted in most approved drugs being multi-kinase inhibitors that are not only selective for the intended target of interest. We have always held a different view that multi-kinase inhibition in a single drug is less desirable form of treatment because it results in off-target toxicities that limit tolerable dose levels and, as a result, intended target inhibition, thereby reducing efficacy. Furthermore, we believe that if multiple kinases do need to be targeted to provide clinical benefit, the combination of multiple highly selective kinase inhibitors is the optimal approach.

        As a result, over the last decade, our core research and development philosophy has been to take a highly disciplined chemistry-focused approach to design uniquely selective small molecule tyrosine kinase inhibitors, deliberately engineered to improve drug exposure and reduce known class-related toxicities. Accordingly, we believe our drug candidates, such as savolitinib (targeting c-Met), HMPL-523 (targeting Syk) and HMPL-453 (targeting FGFR1/2/3), have the potential to be global first-in-class therapies. In the cases of fruquintinib (targeting VEGFR 1/2/3), sulfatinib (targeting VEGFR/FGFR1), epitinib (targeting EGFRm+ with brain metastasis), theliatinib (targeting EGFR wild-type) and HMPL-689 (targeting PI3Kd) we believe our drug candidates are sufficiently selective and/or differentiated to be potential global best-in-class, next generation therapies.

        In addition to our Innovation Platform, we have established a profitable Commercial Platform in China which manufactures, markets and distributes prescription drugs and consumer health products. This Commercial Platform has grown to significant scale, with our Prescription Drugs business joint ventures, Shanghai Hutchison Pharmaceuticals and Hutchison Sinopharm, operating a network of over 1,800 medical sales representatives covering over 13,500 hospitals in 300 cities and towns in China. We intend to leverage this Commercial Platform to support the launch of products from our Innovation Platform if they are approved for use in China. Outside of China, we intend to commercialize our products, if approved, in the United States, Europe and other major markets on our own and/or through partnerships with leading biopharmaceutical companies.

Our Innovation Platform

Figure 2: Pipeline Chart

Notes: (A) = active clinical trial; (P) = planned clinical trial; * = when an NDA submission is possible based on the receipt of favorable clinical data; Proof-of-concept = Phase Ib/II study (the dashed lines delineate the start and end of Phase Ib); combo = in combination with; brain mets = brain metastasis; VEGF = vascular endothelial growth factor; TKI = tyrosine kinase inhibitor; EGFR = epidermal growth factor receptor; NET = neuroendocrine tumors; ref = refractory, which means resistant to prior treatment; T90M= EGFR resistance mutation; EGFRm+ = epidermal growth factor receptor activating mutations; EGFR wild-type = epidermal growth factor receptor wild-type; 5ASA = 5-aminosalicyclic acids; chemo = chemotherapy; c-Met+ = c-Met gene amplification; c-Met O/E = c-Met over-expression; MS = Multiple Sclerosis; RA = Rheumatoid Arthritis; US = United States; EU = Europe; Global = >1 country; Aus = Australia.
(1) For more information regarding our partnerships, see "—Overview of Our Collaborations."
(2) For more information on this research compound targeting a novel kinase, see "—Our Clinical Pipeline—Research Compound Targeting a Novel Kinase."

Overview of Our Clinical-stage Drug Candidates

  Savolitinib

        Savolitinib is a potential global first-in-class inhibitor of the mesenchymal epithelial transition factor (or "c-Met"), receptor tyrosine kinase, an enzyme which has been shown to function abnormally in many types of solid tumors. We developed savolitinib as a potent and highly selective oral inhibitor that was designed to address renal toxicity, the primary issue that has prevented all other selective c-Met inhibitors from gaining regulatory approval. In Phase I clinical studies, savolitinib has shown promising signs of critical efficacy, causing tumor size reduction in patients with c-Met gene amplification, in papillary renal cell carcinoma, non-small cell lung cancer, colorectal cancer and gastric cancer.

        We are currently testing savolitinib in partnership with AstraZeneca in nine parallel proof-of-concept studies, both as a monotherapy and in combination with other targeted therapies and chemotherapy. We and AstraZeneca plan to start three further proof-of-concept studies in savolitinib in the second half of 2015, two of which are combinations with immunotherapies.

        The two most advanced indications being studied for savolitinib are papillary renal cell carcinoma and non-small cell lung cancer. In particular, a global Phase II study in papillary renal cell carcinoma is underway and is expected to report interim results in the second quarter of 2016. If results are consistent with our published Phase I data, we would consider applying for Breakthrough Therapy designation which, if granted, could enable us to use the Phase II data to support an NDA to the FDA in late 2016. In addition, we are also conducting a Phase Ib study investigating the effects of savolitinib in combination with AZD9291, a tyrosine kinase inhibitor from AstraZeneca, for patients with non-small cell lung cancer who have developed resistance to tyrosine kinase inhibitors of the epidermal growth factor receptor, or EGFR. We hope to initiate a Phase II or III clinical study of savolitinib in combination with AZD9291 in non-small cell lung cancer patients in early 2016, if data from Phase Ib study is supportive.

  Fruquintinib

        Fruquintinib is a highly selective and potent oral inhibitor of vascular endothelial growth factor receptor, or VEGFR, and consequently we believe that it has the potential to be a global best-in-class VEGFR inhibitor for many types of solid tumors. Based on pre-clinical and clinical data to date, fruquintinib's kinase selectivity has been shown to reduce off-target toxicity. This allows for drug exposure that is able to fully inhibit VEGFR, a protein ligand which contributes to the growth of tumors, and use in potential combinations with other targeted therapies and chemotherapy in earlier lines of treatment with larger patient populations. We believe these are major points of differentiation versus other small molecule VEGFR inhibitors, such as sunitinib, sorafenib and regorafenib, that have already been approved.

        In partnership with Eli Lilly, we are currently studying fruquintinib in colorectal cancer, non-small cell lung cancer and gastric cancer in China. We have completed a Phase II study in third-line colorectal cancer, where the initial and second-lines of treatment have failed. This study met the primary endpoint of median progression free survival, or the time taken for a tumor to grow more than 20%, of 4.7 months versus placebo at 0.9 months (hazard ratio = 0.30, p<0.001). This result compares very favorably to other approved VEGFR inhibitors in that patient population. We started a Phase III registration study in December 2014 and expect that this study could support an NDA submission in China for this indication for China Food and Drug Administration, or CFDA, approval in late 2016. We have also completed our Phase II proof-of-concept study in third-line non-small cell lung cancer and the top-line data demonstrated that this study clearly met the primary endpoint of progression free survival. We expect to report the full data from this study in the second quarter of 2016. We also plan to initiate a Phase III study in China in the fourth quarter of 2015.

        We believe the most significant global market opportunity for fruquintinib will come by combining it with chemotherapy for use in earlier line treatments. We are currently studying fruquintinib in combination with the chemotherapy agent paclitaxel in second-line gastric cancer, and initial dose finding results are encouraging, showing that the two agents can be tolerated at highly efficacious levels. We intend to start a Phase II study in second-line gastric cancer shortly.

        We have established a manufacturing (formulation) facility in Suzhou, China, which now produces Phase III clinical supplies and will be used to produce fruquintinib, as well as our other drugs, for commercial supply if approved.

  Sulfatinib

        Sulfatinib is an oral drug candidate that selectively inhibits the tyrosine kinase activity associated with VEGFR and fibroblast growth receptor 1, or FGFR1, a receptor for a protein which also plays a role in tumor growth. Our published expanded Phase I clinical data indicates that sulfatinib has the highest objective response rate, or the proportion of patients with tumor shrinkage of more than 30%, reported to date in patients with neuroendocrine tumors. An objective response rate of 38.1% in the intent-to-treat population was observed for sulfatinib in this study, compared to less than 10% for sunitinib and everolimus, the two approved single agent therapies for neuroendocrine tumors.

        We currently retain all rights to sulfatinib worldwide. It is the first oncology candidate that we have taken through proof-of-concept in China and expanded to a U.S. clinical study ourselves. It is now in a Phase I study in the United States to confirm safety and tolerability in Caucasian patients. We will initiate a U.S. Phase II neuroendocrine tumors study immediately upon completion of the Phase I study. In addition, we have enrolled over 80 neuroendocrine tumor patients to date in China in Phase I/Ib studies, and subject to continuing positive results, we expect to move directly into two Phase III registration studies in China in the fourth quarter of 2015. Based on sulfatinib's mechanism of action, we also plan to explore other indications, such as the Phase Ib study that we are initiating in thyroid cancer.

  HMPL-523

        We believe HMPL-523 is a potential global first-in-class oral inhibitor targeting spleen tyrosine kinase, or Syk, a key protein involved in B-cell signaling. Modulation of the B-cell signaling system has been proven to significantly advance the treatment of certain chronic immune diseases, such as rheumatoid arthritis. To date, only monoclonal antibody immune modulators, which seek to use the patient's own immune system to treat the disease, have been approved. As an oral drug candidate, we believe HMPL-523 has important advantages over intravenous monoclonal antibody immune modulators as small molecule compounds clear the system faster, thereby reducing the risk of infections from sustained suppression of the immune system.

        Moreover, other drug development companies have tried to design small molecule Syk inhibitors for the treatment of chronic immune diseases, but designing an efficacious and safe Syk inhibitor has proven to be exceptionally difficult. No drug products targeting Syk have been approved to date due to severe off-target toxicity, such as hypertension, as a result of poor kinase selectivity. HMPL-523 is a potent and highly selective oral inhibitor specifically designed to overcome these off-target toxicity issues.

        With respect to the treatment of hematological cancers, in recent years there have been major clinical successes and drug approvals of inhibitors targeting other kinases in the B-cell signaling pathway such as Bruton's tyrosine kinase, or BTK, and phosphoinositide 3'-kinase d, or PI3Kd. While these inhibitors have been successful, resistance to these inhibitors can emerge over time, leading to loss in efficacy, and new targets in B-cell signaling such as Syk are potential solutions to this problem.

        Our Phase I clinical trial in healthy volunteers completed a single ascending dose segment in mid-2015, where a single dose is given and the volunteers are observed and tested to confirm safety, and the results were well above the expected efficacious dose. The multiple ascending dose segment of the trial, where multiple doses are given to learn how the drug candidate is processed within the body was successfully completed in October 2015 and will report full data in early 2016. We now plan to proceed to proof-of-concept studies in several indications including rheumatoid arthritis and potentially lupus. In addition, we plan to initiate a Phase I trial in hematological cancer patients in late 2015.

        We believe the market potential for a successful Syk inhibitor is substantial. For example, the estimated size of the global market for rheumatoid arthritis drugs was approximately $34 billion in 2014 and is projected to grow to approximately $45 billion in 2020, according to Frost & Sullivan. To our knowledge, we are the only company worldwide, other than Gilead Sciences, Inc., or Gilead, developing Syk inhibitors for chronic immune diseases as well as oncology. We currently retain all rights to HMPL-523 worldwide.

  Epitinib

        EGFR inhibitors have revolutionized the treatment of non-small cell lung cancer with EGFR activating mutations. However, existing EGFR inhibitors such as gefitinib and erlotinib cannot penetrate the blood-brain barrier effectively, leaving the majority of patients with brain metastasis without an effective therapy. In contrast, epitinib is a potent and highly selective oral EGFR inhibitor designed to optimize brain penetration and has demonstrated brain penetration and efficacy in pre-clinical studies.

        We have completed a Phase I dose escalation study and identified a recommended dose for proof-of-concept studies. We are currently conducting a Phase Ib proof-of-concept study in non-small cell lung cancer patients with EGFR activating mutations and brain metastasis, in which we have observed positive early tumor response efficacy in both the lung and the brain. We expect that the results of the Phase Ib study will mature over the next six to nine months and will provide the basis for our Phase II/III clinical development strategy. If epitinib is able to provide clinical benefit to non-small cell lung cancer patients with brain metastasis in these studies, we believe that, subject to regulatory approval, we will be well-positioned to address a major global unmet medical need. Early results of this open label proof-of-concept study appear positive, and top-line results are expected to be reported in the fourth quarter of 2015. We currently retain all rights to epitinib worldwide.

  Theliatinib

        Current EGFR inhibitors on the market are less effective at treating solid tumors with wild-type EGFR activation, which are EGFR proteins without activating mutations. These tumors include head and neck, esophageal and non-small cell lung cancers, for which there are few effective treatments, representing a major unmet medical need. In contrast, theliatinib is a potent and highly selective oral EGFR inhibitor engineered to have significantly greater binding affinity to wild-type EGFR proteins. As a result, theliatinib more effectively inhibits EGFR wild-type activity as compared to existing EGFR targeted therapies and has demonstrated superior anti-tumor activity in our pre-clinical studies among tumors with wild-type EGFR.

        We are currently conducting a Phase I dose escalation study for theliatinib, and once we establish the recommended dosage for a Phase II study, we will initiate a Phase Ib study on the main tumor types with high prevalence of wild-type EGFR, including the cancers mentioned above. We currently retain all rights to theliatinib worldwide.

        For more detailed information on the pre-clinical and clinical studies of these and our other drug candidates, please see "—Our Clinical Pipeline."

Our Commercial Platform

        Our Commercial Platform is principally operated through joint ventures with three of the largest China-based healthcare conglomerates, Shanghai Pharmaceuticals, Sinopharm, and Guangzhou Baiyunshan. We are currently focusing primarily on the distribution and manufacture of cardiovascular and anti-viral products, as well as third-party products such as Concor, a cardiovascular drug from Merck Serono Co., Ltd., or Merck Serono, and Seroquel, a drug for the treatment of various psychiatric disorders from AstraZeneca. Our Commercial Platform has generated substantial cashflow over the years and will serve to help bring products from our Innovation Platform to market quickly and efficiently in China upon regulatory approval. Net income attributable to our company from our Commercial Platform grew by 42.1% from $16.8 million in 2013 to $23.9 million in 2014 and grew by 6.3% from $19.1 million for the nine months ended September 30, 2014 to $20.3 million for the nine months ended September 30, 2015.

Investment Highlights

High potential clinical pipeline with seven clinical-stage drug candidates and first candidates nearing NDA submissions

        We believe we have one of the broadest clinical pipelines among global oncology/immunology focused biotechnology companies, with seven clinical-stage drug candidates that are being investigated in a total of 16 active clinical studies in various countries and a further nine clinical studies targeted to start by the end of 2015. Our drug candidates have been designed to be highly differentiated and are characterized by superior kinase selectivity, leading to reduced off-target toxicity and superior potency, which has to date been supported by favorable clinical data. As a result, we believe most of our drug candidates have the potential to be global first-in-class and/or best-in-class products. Phase II studies of savolitinib globally and Phase II and III studies of fruquintinib in China are underway with our partners AstraZeneca and Eli Lilly, respectively. Savolitinib and fruquintinib have the potential for NDA filings in late 2016 in the U.S. and China, respectively. With respect to our four clinical stage drug candidates for which we currently retain all rights globally, sulfatinib, epitinib, theliatinib and HMPL-523, we are conducting proof-of-concept studies in multiple indications in China and Australia. If the results of these studies are positive, we expect to conduct studies in support of FDA approvals in the United States and marketing authorizations in Europe for such products as well.

Productive Innovation Platform with proven track record

        We have built our Innovation Platform into a productive global oncology and immunology drug research and development operation based in China. Led by our Chief Scientific Officer, Dr. Weiguo Su, our experienced research and development management team have all worked at multi-national pharmaceutical and biotechnology companies and have participated in the discovery and development of global blockbuster drugs, including Humira, Sutent, Zithromax, Revlimid, Zometa and Incivek. Together, they have systematically built a productive research and development team of over 270 scientists and staff based in China, of which 170 had advanced technical degrees including 19 M.D.s and 44 doctorate degrees as of September 30, 2015, which we believe is one of the largest in the oncology and immunology biotechnology space. This represents a fully-integrated drug discovery and development organization covering chemistry, biology, pharmacology, toxicology, chemistry and manufacturing controls, clinical and regulatory and other functions, all of which work seamlessly together. We have a proven track record in internal discovery, with our current seven differentiated drug candidates having all advanced into the clinic in the past 10 years. Going forward, we intend to leverage this established research and development team and aim to produce IND applications on drug candidates with global potential.

Profitable and high growth Commercial Platform from which to launch our new drug innovations

        Our Commercial Platform operates profitable and high growth specialty Prescription Drugs and Consumer Health businesses that have a significant footprint in the Chinese healthcare market. Selling our own and third-party products, the therapeutic focus is on cardiovascular and anti-viral products, which are some of the largest disease categories in China. We believe our consistent execution over the past 15 years has put us in a strong position in the market. Additionally, the joint ventures that comprise our Prescription Drugs business and for which we nominate management and run the day-to-day operations, Shanghai Hutchison Pharmaceuticals and Hutchison Sinopharm, operate an extensive sales forces in China, including more than 1,800 medical sales representatives. That network gives us a nationwide platform in China, covering over 13,500 hospitals in 300 cities and towns, through which we intend to bring our new oncology/immunology drug innovations to market if we receive regulatory approval for them. Net income attributable to our company from our Commercial Platform grew by 42.1% from $16.8 million in 2013 to $23.9 million in 2014 and grew by 6.3% from $19.1 million for the nine months ended September 30, 2014 to $20.3 million for the nine months ended September 30, 2015.

Our Vision and Strategy

        Our vision is to become a leading global biopharmaceutical company based in China. We intend to achieve this by leveraging our Innovation Platform to provide differentiated products in the global targeted therapy arena in oncology and immunology. Key elements of our strategy are to:

  •
  Design drug candidates against novel but well-characterized targets with global first-in-class potential—We believe the area of our research and development activities which presents the most significant market opportunity is our work to develop innovative drug therapies that have global first-in-class potential in areas of high unmet needs. To enhance the likelihood of developing effective global first-in-class therapies, we focus on identifying novel but well-characterized kinase targets, such as c-Met and Syk. Targets such as these have already been the subject of extensive research in academia and industry, but for which there are only limited or no effective approved treatments. This is often due to the low quality of the compounds caused by poor selectivity and resulting off-target toxicity, as well as insufficient target coverage. We use our chemistry-focused approach to engineer our own innovative, highly selective drug candidates against these targets. We design our drug candidates to address problems encountered by earlier compounds developed by other parties, which we then rapidly progress through pre-clinical studies to clinical development in order to seek potential global first-in-class status for such drug candidates. In the case of savolitinib, we have successfully presented a variety of clinical trial data that has proven that our drug candidate is effective and safe against the novel c-Met target, and it is now in late stage clinical development. We are also in the process of doing the same with HMPL-523, and its target Syk, and based on its successful Phase I outcome reported in October 2015, we now plan to initiate proof-of-concept studies in several indications. As a result, we believe that savolitinib and HMPL-523 are well positioned to become potentially global first-in-class products.

  •
  Focus our research and development efforts on kinase selectivity to generate global best-in-class products—We balance risk in our research and development activities by also focusing on drug candidates against validated targets, generally tyrosine kinases (proteins or enzymes) associated with the pathogenesis of cancer or inflammation, including VEGFR and EGFR. A primary objective of our research efforts is to develop next generation tyrosine kinase inhibitors characterized by both high selectivity and superior pharmacokinetic properties. We have been able to demonstrate in clinical trials that this strategy has led to improved clinical outcomes, including favorable efficacy by enabling higher dose levels, greater target inhibition and reduced off-target toxicity, as compared to existing therapies. Our approach is to use our clinical data to achieve usage of our drug candidates in earlier lines of treatment and gain access to a broad patient population with high unmet needs, either as a standalone treatment or through combination therapy with other selective tyrosine kinase inhibitors, chemotherapy agents and immunotherapies. As a result, we believe our portfolio has the potential to discover candidates that are global best-in-class therapies in their respective categories. This includes our drug candidates fruquintinib, sulfatinib, epitinib and theliatinib.

  •
  Continue to invest in our fully integrated Innovation Platform—We believe that implementing our strategy to create high quality drug candidates takes time, a stable and high quality discovery organization and significant financial resources. Our position as one of the leading China-based innovators in oncology and immunology is based on our continuous efforts and investments which we have made over the last 13 years. Approximately $310 million has been invested in our Innovation Platform during this period to create a fully integrated, in-house discovery platform with a leading research and development team in the oncology and immunology space. Our strategy is to provide high levels of continuous and sustained investment in our Innovation Platform in the future. We believe this approach will allow us to accelerate and broaden the development programs of our clinical and late-stage pre-clinical drug candidates, such as HMPL-453 (targeting FGFR1/2/3) and HMPL-689 (targeting PI3Kd).

  •
  Practical and efficient clinical and regulatory strategy—We have benefited, and will look to continue to benefit, from the CFDA's position of supporting clinical trials for drug candidates against validated targets that can address large unmet needs. Moreover, China's large patient population, combined with relatively lower clinical trial costs as compared to the United States and European countries, allow for rapid enrollment of patients in clinical trials in a cost-effective manner. This enables us to achieve proof-of-concept in China on our best-in-class drug candidates more efficiently in certain high prevalence tumor types such as lung cancer, gastric cancer, neuroendocrine tumors and colorectal cancer. If best-in-class differentiation is demonstrated in China proof-of-concept studies, we will commence global development of these drug candidates.

    With respect to our potential global first-in-class drug candidates, we have adopted a practical approach to clinical and regulatory strategy. Generally, for novel targets we pursue early development in multiple jurisdictions to establish evidence of safety to support clearance of investigational new drug applications, or IND applications, in China. Examples of this are the Phase I dose escalation studies on our drug candidates targeting novel kinases, savolitinib and HMPL-523, in Australia. Once safety has been established, this enables us to pursue proof-of-concept development in China in a relatively time and cost-efficient manner.

    For post proof-of-concept registration studies, in China we will continue to expand our own clinical and regulatory organization to manage all activities. Subject to achieving proof-of-concept in China, we plan to conduct the higher cost mid- to late-stage global studies both by ourselves as well as with partners.

  •
  Maximize economic interest in our drug candidates through in-house development and later-stage strategic partnerships—Historically, our strategic partnerships with global pharmaceutical companies have brought us significant technical expertise and global clinical, regulatory and commercial reach, and have been a necessary source of funding and support, accelerated the development of our drug candidates and validated the utility of our Innovation Platform. Now as our drug candidate pipeline further develops, we will look to maintain more flexibility with respect to our drug candidates for which we currently retain all rights worldwide. This includes retaining optionality to commercialize them on our own or only entering into new partnerships for their further development at a later stage, on a risk-sharing basis, or in limited territories. While these approaches will ensure that future partnerships achieve enhanced economic benefits to our company, we recognize that our partners bring major technical expertise and global clinical, regulatory, and commercial reach, and as such we will continue to collaborate where appropriate.

  •
  Leverage and expand our Commercial Platform—While we will continue to focus the majority of our resources and available capital on our Innovation Platform, we will continue to expand our Commercial Platform and its sales and marketing infrastructure. We have over 200 products owned by our joint ventures and eight products licensed from third parties that we market in China through our Commercial Platform, and we will continue to look for opportunities to add to these products, including products from our international partners. In addition, China represents an attractive opportunity in the area of targeted therapies with significant unmet medical needs driven by the almost 3.3 million new cancer patients per year in 2014, according to Frost & Sullivan. We intend to build an oncology focused sales team under the Prescription Drugs business to commercialize drugs developed by our Innovation Platform if they are approved for sale in China. Outside of China, we intend to commercialize our products, if approved, in the United States, Europe and other major markets on our own and/or through partnerships with leading pharmaceutical companies.

Our Research and Development Approach

        The strategy of our research and development program is to differentiate ourselves from companies developing and commercializing competing kinase inhibitors with a chemistry-focused approach. Our approach focuses on the development of kinases inhibitors with:

  •
  unique selectivity to limit target-based toxicity,

  •
  high potency to optimize the dose selection with the objective to lower the required dose and thereby limit compound-based toxicity,

  •
  chemical structures deliberately engineered to improve drug exposure in the targeted tissue, and

  •
  the ability to be combined with other therapeutic agents.

        Our approach consists of two main pillars, which we believe provides a balanced risk profile for our Innovation Platform: (i) developing synthetic compounds against novel targets with global first-in-class potential, which includes savolitinib (targeting c-Met), HMPL-523 (targeting Syk) and HMPL-453 (targeting FGFR1/2/3); and (ii) developing synthetic compounds against validated targets with clear differentiation to potentially be a global best-in-class/next generation therapy in their respective categories, including fruquintinib (targeting VEGFR1/2/3), sulfatinib (targeting VEGFR/FGFR1), epitinib (targeting EGFRm+ brain metastasis), theliatinib (targeting EGFR wild type) and HMPL-689 (targeting PI3Kd).

Our Clinical Pipeline

        We are developing many of our drug candidates against multiple indications, which in some cases are common to one or more of our drug candidates. For more details, see "—Market Landscape—Overview of Therapeutic Areas of Interest."

Savolitinib c-Met Inhibitor

        We first became interested in studying c-Met approximately 10 years ago as it became clear that c-Met functions abnormally in many types of solid tumors and as such increasingly represented an important possible target in the treatment of cancer. We invented savolitinib as a potent and highly selective oral inhibitor, designed to address renal toxicity, the primary issue associated with the first wave of selective c-Met inhibitors developed by other biopharmaceutical companies.

  Mechanism of Action

Figure 3: The c-Met / HGF signaling pathway

  Source: Chi-Med
  Note: This graphic is a highly simplified representation of the two main c-Met/HGF signaling pathways, which are each composed of a signaling cascade of the multiple kinases indicated in the graphic. Signaling from the c-Met receptor through the cascade triggers tumor cell growth, survival, invasion, metastasis and inhibition of apoptosis (cell death).

        C-Met, which is also known as hepatocyte growth factor receptor, or HGFR, is a signaling pathway that has specific roles in normal mammalian growth and development. However, the HGFR pathway has also been shown to function abnormally in a range of different cancers, primarily through c-Met gene amplification, c-Met over-expression and gene mutations. The aberrant activation of c-Met has been demonstrated to be highly correlated in many cancer indications, including kidney, lung, gastric, colorectal, esophageal and brain cancer, and plays a major role in cancer pathogenesis (i.e., the development of the cancer), including tumor growth, survival, invasions, metastasis, the suppression of cell death as well as tumor angiogenesis. As a result, c-Met has become a widely investigated anti-cancer target in recent years with several c-Met inhibitors under development by different companies, although to date none have received regulatory approval.

        The following table sets out the incidence of aberrant activation of c-Met in different primary tumor settings as well as the incidence of new cancer cases by tumor type in 2014 (both worldwide and in China) as estimated by Frost & Sullivan.

Figure 4: Aberrant activation of c-Met in different tumor settings

  Source: Frost & Sullivan

  * Hereditary papillary renal cell carcinoma only.

        C-Met also plays a role in drug resistance in many tumor types. For instance, c-Met gene amplification has been found in non-small cell lung cancer and colorectal cancer following anti-EGFR treatment, leading to drug resistance. Furthermore, c-Met over-expression has been found to emerge in renal cell carcinoma following anti-VEGFR treatment.

  Savolitinib Research Background

        Around the time of the 2008 American Association for Cancer Research meetings, selective c-Met compounds were unveiled by multinational pharmaceutical companies such as Pfizer Inc. (PF-04217903), Janssen (JNJ-38877605) as well as biotech companies including Incyte Corporation (INC280, which was later licensed to Novartis International AG, or Novartis) and SGX Pharmaceuticals (SGX-523, which was later licensed to Eli Lilly). These compounds all had positive pre-clinical data that supported their high c-Met selectivity and pharmacokinetic and toxicity profiles, and as a result they were all progressed into Phase I clinical studies in 2009. Unfortunately, this first wave of selective c-Met inhibitors did not progress very far in the clinic. The subsequent failure of many of this first wave of c-Met inhibitors was a major setback, and subsequently led to a decline in research interest in the c-Met target.

        However, we took the decline in interest as an opportunity to increase our investment in our selective c-Met research program. We studied emerging hypotheses around the reason for the kidney toxicity issues in the above mentioned c-Met inhibitors. The issue appeared to be that certain metabolites of earlier compounds had dramatically reduced solubility and appeared to crystalize in the kidney, resulting in obstructive toxicity. These metabolites were not evident in the pre-clinical animal models and only became evident in human testing.

        During 2010 and 2011, we designed and completed pre-clinical studies for our compound, savolitinib (also known as AZD6094 and HMPL-504, formerly known as volitinib). Despite replacing the quinoline region of the earlier c-Met compounds which was believed to help drive their selective properties, savolitinib remains a highly selective compound. It also has the important advantage that it has not shown any renal toxicity to date and does not appear to carry the same metabolites problems as the earlier selective c-Met compounds.

Figure 5: Chemical structures of selective c-Met inhibitors versus savolitinib chemical structure, showing replacement of the quinoline group

  Sources:

  1.
  Zou H, et al, 99th Annual Meeting for American Association for Cancer Research (AACR); 12 – 16 April 2008; San Diego, USA
  2.
  Perera T, et al, 99th Annual Meeting for American Association for Cancer Research (AACR); 12 – 16 April 2008; San Diego, USA
  3.
  Bounaud et al, WO 2008/051808 A2
  4.
  Liu X, et al, 99th Annual Meeting for American Association for Cancer Research (AACR); 12 – 16 April 2008; San Diego, USA
  5.
  Su W, et al, 105th Annual Meeting of the American Association for Cancer Research (AACR); April 2014; San Diego, USA.
  6.
  Diamond S, et. al, Species-specific metabolism of SGX523 by aldehyde oxidase, Drug Metabolism and Disposition, 2010, 38, 1277-85

  Savolitinib Pre-clinical Evidence

  In vitro biological profile

        In pre-clinical studies, savolitinib demonstrated strong in vitro activity against c-Met, affecting its downstream signaling targets and thus blocking the related cellular functions effectively, including proliferation, migration, invasion, scattering and the secretion of vascular endothelial growth factor, or VEGF, that plays a pivotal role in tumor angiogenesis.

        One of our key areas of focus in our pre-clinical studies was to achieve superior selectivity of savolitinib on a number of kinases. A commonly used quantitative measure of selectivity is IC50, which represents the concentration of a drug that is required for 50% inhibition of the target kinase in vitro and the plasma concentration required for obtaining 50% of a maximum effect in vivo. High selectivity is achieved with a very low IC50 for the target cells, and a very high IC50 for the healthy cells (approximately 100 times higher than for the target cells). In the c-Met enzymatic assay, which is a method of measuring enzyme activity, savolitinib showed potent activity with IC50 of 5 nM (nano-mole, a microscopic unit of measurement for the number of small molecules required to deliver the desired inhibitory effect). In a kinase selectivity screening with 274 kinases, savolitinib had potent activity against the c-Met Y1268T mutant (comparable to the wild-type), weaker activity against other c-Met mutants and almost no activity against all other kinases.

Figure 6. The high selectivity of savolitinib as shown on a panel of 274 different kinases

  Source: W. Su, et al, 2014 American Association for Cancer Research

  Note: The red dots shown in the graphic represent the five kinases, all c-Met wild-type or mutations, which are inhibited over 90% at 1,000 nM (1 μM) of savolitinib. The other 269 kinases are inhibited by less than 51%.

        In cell-based assays measuring activity against c-Met phosphorylation, savolitinib demonstrated potent activity in both ligand-independent (gene amplified) or ligand-dependent (over-expression) cells with IC50s at low nanomolar levels. Phosphorylation is the binding of a phosphate group to a protein or other organic molecule, which has the effect of activating the function of that protein.

Figure 7: Inhibition of c-Met in various tumor cell lines (all <6 nM, which is a very low dose/exposure)

  Source: Chi-Med pre-clinical data for savolitinib

        In target related tumor cell function assays, including inhibition on HGF-dependent tumor cell proliferation, migration, and invasion, savolitinib showed high potency with IC50 of less than 10 nM. In addition, savolitinib demonstrated potent in vitro anti-angiogenesis activity. Savolitinib inhibited VEGF secretion of lung cancer cell H441 in a dose-dependent manner with an IC50 of 45 nM and inhibited HGF-dependent human umbilical vein endothelial cells tube formation with an IC50 of 12 nM.

        Furthermore, when we tested savolitinib in several different tumor cell lines, it demonstrated cytotoxicity only on tumor cells that were c-Met gene amplified or c-Met over-expressed. In other cells, inhibition measurements demonstrated that IC50 amounts were over 30,000 nM, which is thousands of times higher than the IC50 on c-Met tumor cells. For example, in testing savolitinib in NCI-H1993 non-small cell lung cancer cells, which have high c-Met gene amplification, IC50 measurements were less than 10 nM. This suggests that it would require at least 3,000 times as much savolitinib to inhibit non-c-Met cells to the same degree as it inhibits a NCI-H1993 c-Met cell, thereby demonstrating savolitinib's high selectivity for c-Met. Similarly, in c-Met gene amplified gastric cancer cells such as SNU-5 and Hs746T, savolitinib demonstrated IC50s of 3 nM and 5 nM, respectively. The chart below summarizes the c-Met status and IC50 on various cell lines known to have c-Met gene amplification or c-Met over-expression, versus non-c-Met cells.

Figure 8: Overview of inhibition of selected c-Met cell lines versus non-c-Met cell lines

  Source: Chi-Med pre-clinical data for savolitinib

  Note: ND = not determined

        The data above suggest that (i) savolitinib has potent activity against tumor cell lines with c-Met gene amplification in the absence of HGF, indicating that there is HGF-independent c-Met activation in these cells; (ii) savolitinib has potent activity in tumor cell lines with c-Met over-expression, but only in the presence of HGF, indicating HGF-dependent c-Met activation; and (iii) savolitinib has no activity in tumor cell lines with low c-Met over-expression/gene amplification, suggesting that savolitinib has strong kinase selectivity.

  In vivo efficacy

        We tested the in vivo activity of savolitinib on different human tumor xenograft models (a common pre-clinicial technique where human tumor cells are transplanted into various animal models). For example, in a gastric cancer Hs746T model with c-Met gene amplification, savolitinib was found to inhibit tumor growth potently with good dose response. At a 2.5 mg/kg (kg weight of the animal) once daily oral dose, savolitinib induced tumor shrinkage, suggesting potent anti-tumor activity. Moreover, the anti-tumor activity appeared to correlate well with the inhibition of c-Met phosphorylation and activation.

Figure 9: Growth inhibition in gastric cancer Hs746T xenograft model with savolitinib (HMPL-504) at various dose levels and time intervals, showing a clear dose-dependent and time-dependent response

  Source: W. Su, et al, 2014 American Association for Cancer Research

  Note: OD = optical density, a method of quantitatively measuring tumors; p-Met = phosphorylated Met (c-Met activation); mpk = mg per kg of animal

        Similarly and as in the NCI-H1993 in vitro studies, in vivo studies on c-Met gene amplified NCI-H1993 xenografts also showed significant anti-tumor efficacy, with a median effective dose, or ED50, of 4.7 mg/kg per day. The median effective dose is the dose that produces the desired effect in 50% of the population that takes it.

        Savolitinib showed strong synergistic effects with other anti-cancer therapies in certain pre-clinical models. We developed the HCC827C4R model to test several savolitinib combinations, a model which has high c-Met gene amplification and is originally derived from a non-small cell cancer cell line that is highly sensitive to EGFR inhibitors. The combination of savolitinib with the EGFR inhibitor gefitinib in the HCC827C4R xenograft model demonstrated strong synergistic effect, suggesting targeting multiple pathways simultaneously may provide a viable approach for the treatment of tumors with activation of multiple pathways. These data suggest that there is a strong rationale for patients whose disease progressed after EGFR tyrosine kinase inhibitor treatment with c-Met gene amplification to use a combination therapy including savolitinib.

Figure 10: Savolitinib in combination with gefitinib in the HCC827C4R Met gene amplification model to test several savolitinib (HMPL-504) combinations, showing a clear dose-dependent response

  Source: Chi-Med pre-clinical data for savolitinib

  Note: mpk = mg per kg of animal

        We also studied in several subcutaneous xenograft models the anti-tumor effect of savolitinib in combination with docetaxel, a commonly used chemotherapy in gastric cancer treatment. In our studies, the combination produced additive or synergistic anti-tumor effect, and no significant additive or synergistic toxicity between the two drugs was found.

  Savolitinib Early and Completed Clinical Development

        As discussed below, we have completed various clinical trials of savolitinib in Australia and China.

  Savolitinib Phase I Study in Australia

        We conducted the first-in-human Phase I study of savolitinib in patients with advanced solid tumors starting in 2012 in Australia. The study was conducted to determine the maximum tolerated dose or recommended Phase II dose, dose-limiting toxicities, pharmacokinetics profile and preliminary anti-tumor activity of savolitinib. The first patient was enrolled in February 2012, and enrollment of a total of 47 patients was completed in June 2015.

        The data of 35 patients in the dose escalation stage of this Phase I study were reported at the 2014 annual meeting of the American Society of Clinical Oncology. The most common adverse events with savolitinib treatment were constipation, diarrhea, fatigue, nausea, vomiting, dizziness and peripheral edema, mostly at grades 1 or 2 based on the National Cancer Institute's Common Terminology Criteria for Adverse Event, or CTC, which is a set of criteria for the standardized classification of adverse effects of drugs used in cancer therapy (with 1 and 2 being relatively mild and higher numbers (up to 5) being more severe). Four patients reported five incidences of dose-limiting toxicities, including one CTC grade 3 incidence of elevated alanine transaminase (600 mg once daily), one incidence of CTC grade 3 fatigue (800 mg once daily), two incidences of CTC grade 3 fatigue and one incidence of CTC grade 3 headache (1,000 mg once daily). Notably, no obstructive kidney toxicity was seen in this study.

        We identified 800 mg as the maximum tolerated dose of the once daily regimen. A pharmacokinetics analysis showed savolitinib was rapidly absorbed with a half-life of approximately five hours, and drug exposure increased in a dose-proportional manner and with no obvious accumulation. This study showed that savolitinib was well tolerated at doses of up to 800 mg once daily, proving that savolitinib is capable of providing complete target inhibition over 24 hours based on drug concentration required for complete c-Met phosphorylation inhibition derived in pre-clinical studies.

  Emerging Efficacy in Papillary Renal Cell Carcinoma

        During the Australia Phase I study, our investigators began to notice positive outcomes among papillary renal cell carcinoma patients with a strong correlation to c-Met gene amplification status. Approximately 40 to 70% of papillary renal cell carcinoma patients are known to have c-Met gene amplification, according to Frost & Sullivan. As a result, we became interested in this area because there are no effective approved treatments to date for papillary renal cell carcinoma.

        Out of a total of eight papillary renal cell carcinoma patients in our Australia Phase I study who have been treated with various doses of savolitinib, three have achieved partial response (tumor measurement reduction of greater than 30%). One of these patients has been on the drug for over 30 months and has had tumor measurement reduction of greater than 85%. A further three of these eight papillary renal cell carcinoma patients achieved stable disease, which means patients without partial response but with a tumor measurement increase of less than 20%.

        The aggregate objective response rate (the percentage of patients in the study who show either partial response or complete response) of 38% is very encouraging for papillary renal cell carcinoma, which as stated above currently has no effective approved treatments on the global market. These responses were also durable as demonstrated by a patient who has been on the therapy for over 30 months. Prior to savolitinib, the highest objective response rate reported for a papillary renal cell carcinoma specific Phase II study (of 74 papillary renal cell carcinoma patients) was 13.5% by foretinib (a multi-kinase inhibitor of c-Met/VEGFR2, which was not submitted for regulatory approval) in 2012, as reported by the National Institutes of Health's National Center for Biotechnology Information.

        Importantly, the level of tumor response among these papillary renal cell carcinoma patients correlated closely with the level of c-Met gene amplification. The chart below shows that patients with consistent c-Met gene amplification (across the whole tumor) respond most to savolitinib. Patients with c-Met gene amplification on parts of the tumor (focal Met) respond only if it is a large part of the tumor. Finally, patients with no c-Met gene amplification respond least. Importantly (and not indicated on the chart below), the magnitude of c-Met gene amplification can vary widely between patients, with those patients with the highest level of c-Met gene amplification responding most to the treatment.

Figure 11: Best tumor response from baseline in eight savolitinib-treated papillary renal cell carcinoma patients (with each column representing a single patient), color-coded to show pre-treatment c-Met gene amplification status

  Source: Chi-Med Phase I study data for savolitinib in papillary renal cell carcinoma patients

        In addition, a colorectal cancer patient in the Phase I study with high levels of c-Met gene amplification in the 600 mg once daily cohort achieved 29% tumor reduction.

  Savolitinib Phase I study in China

        In June 2013, we initiated a Phase I dose escalation study of savolitinib in China. By June 2015, a total of 41 patients had been enrolled across the dose escalation and dose expansion stages of the study. We concluded that the data from this China Phase I study were consistent with the Australian Phase I study discussed above and that savolitinib was well tolerated at doses up to 800 mg once daily or 600 mg twice daily. The complete Phase I study results, combining data from Australia and China, were presented at the American Society of Clinical Oncology's annual meeting in 2015.

  Phase I study of savolitinib in combination with AZD9291 T790M(+/–) non-small cell lung cancer (AstraZeneca TATTON dose finding study)

        In 2014, AstraZeneca received FDA Breakthrough Therapy designation for AZD9291, its drug candidate for the treatment of T790M+ EGFR activating mutations, or EGFRm+, tyrosine kinase inhibitor-resistant non-small cell lung cancer. In this T790M+ patient population, which according to Frost & Sullivan accounts for 45 to 50% of EGFRm+ tyrosine kinase inhibitor-resistant patients, AZD9291 recorded an objective response rate of 64% in a large-scale Phase I study. An additional 15 to 20% of EGFRm+ tyrosine kinase inhibitor-resistant patients progress because of c-Met gene amplification, according to Frost & Sullivan. The TATTON Phase I study of an AZD9291 plus savolitinib combination treatment was initiated in August 2014 to determine the safety and tolerability of the combination therapy and the recommended Phase II dose. Based on the positive safety and tolerability results and encouraging early clinical efficacy, a Phase Ib proof-of-concept study is currently underway in Japan, South Korea, Taiwan and the United States to confirm safety and efficacy. The combination treatment aims to shut down the two main resistance pathways, representing 60 to 70% of all EGFRm+ tyrosine kinase inhibitor-resistant non-small cell lung cancer patients, according to Frost & Sullivan.

        The primary objective of the TATTON Phase I study was to establish a safe and effective combination dose. All patients were screened for their T790M status (+/–) as well as some for their c-Met gene amplification status, if sufficient tissue samples were available, although patients of all tumor types were admitted to the trial regardless of status. A total of 12 patients were dosed with either 600 mg or 800 mg of savolitinib in combination with 80 mg of AZD9291 once daily. It was found that both 600 mg and 800 mg once daily could be combined with 80 mg of AZD9291 once daily with a safety profile consistent with single agent use. Furthermore, of the 11 evaluable patients in the study, six partial responses have been observed to date. This resulted in an objective response rate of 55% and contributed to a disease control rate of 100%.

Figure 12: Best percentage changes in tumor size versus baseline in patients
(with each column representing a single patient) treated with a combination of savolitinib and AZD9291 in the TATTON Phase I study, by T790M status when available

  Source: Oxnard et al, Preliminary results of TATTON, a multi-arm Phase Ib trial of AZD9291 combined with MEDI4736, AZD6094 or selumetinib in EGFR-mutant lung cancer, J Clin Oncol 33, 2015 (suppl; abstr 2509)
  Note: 6 patients ongoing treatment at data cut-off

        None of the adverse effects in the 600 mg dose were CTC grade 3 or higher, and only two in the 800 mg dose were CTC grade 3 or higher.

        This novel combination of two well-tolerated therapies, albeit on a low base size, has delivered significant objective response rate levels. As a result, we have now expanded the TATTON Phase Ib study to a further 25 patients to demonstrate broader proof-of-concept, as discussed below in Study 5.

  Savolitinib Current Clinical Development and Near-Term Plans

        We are currently testing savolitinib in partnership with AstraZeneca in 12 ongoing and planned clinical studies across papillary renal cell carcinoma, clear cell renal cell carcinoma, non-small cell lung cancer and gastric cancer, both as a monotherapy and as a combination therapy with immunotherapy, targeted therapies (AZD9291 and gefitinib) and chemotherapy (docetaxel). These trials are being conducted or are expected to begin in the near term in the United States, Canada, Europe, China, Japan, South Korea and Taiwan.

  Kidney Cancer

  Phase II papillary renal cell carcinoma (first-line) savolitinib monotherapy—in the United States, Canada and Europe (Study 1 in pipeline chart; Status: expected to report interim results by the second quarter of 2016)

        A Phase II study is underway to study savolitinib monotherapy (600 mg once daily) in first-line papillary renal cell carcinoma. We completed enrollment of 90 patients for this global study in October 2015 and expect to report interim results at the American Society of Clinical Oncology's annual meeting in June 2016. As discussed above, an extended Australian Phase I study reported 38% objective response rate and 75% disease control rate for savolitinib in papillary renal cell carcinoma, a tumor type which currently has no approved targeted treatments on the global market. We have observed to date in the Phase II study, as we did in the Australian Phase I study, clear efficacy of savolitinib among patients with high levels of c-Met gene amplification.

  Phase Ib papillary renal cell carcinoma (first-line) savolitinib (600 mg daily) combination with immunotherapy—in Europe (Study 2 in pipeline chart; Status: planned for second half of 2015)

        A Phase Ib study is now in final planning to evaluate the safety and efficacy across all papillary renal cell carcinoma patients. This study is premised on the hypothesis that a tyrosine kinase inhibitor/immunotherapy combination, if tolerable, could benefit all papillary renal cell carcinoma patients, not only those patients with c-Met gene amplification. Enrollment for this study is targeted to start by the fourth quarter of 2015.

  Phase Ib clear cell renal cell carcinoma (second-line), VEGFR tyrosine kinase inhibitor-refractory, savolitinib (600 mg daily) monotherapy—in the United States, Canada and Europe (Study 3 in pipeline chart; Status: planned for second half of 2015)

        A Phase Ib study is now in final planning to evaluate efficacy among sunitinib refractory clear cell renal cell carcinoma patients, being those patients that have not responded, or stopped responding, to treatment with sunitinib. These patients are known to have high levels of c-Met over-expression and may benefit from exposure to a highly selective c-Met inhibitor. Enrollment for this study is targeted to start by the fourth quarter of 2015.

  Phase Ib clear cell renal cell carcinoma (second-line), VEGFR tyrosine kinase inhibitor-refractory, savolitinib (600 mg daily) combination with immunotherapy—in Europe (Study 4 in pipeline chart; Status: planned for second half of 2015)

        A Phase Ib study is now in final planning to evaluate the safety and efficacy of savolitinib in combination with immunotherapy with the hypothesis being that the tyrosine kinase inhibitor/immunotherapy combination, if tolerable, will be more effective in treating clear cell renal cell carcinoma by targeting the disease from multiple angles. Enrollment for this study is targeted to start by the fourth quarter of 2015.

  Non-small Cell Lung Cancer

        Phase Ib non-small cell lung cancer (second-line), EGFR tyrosine kinase inhibitor-refractory, savolitinib (600 mg daily) combination with AZD9291 (T790M inhibitor)—in Europe (Study 5 in pipeline chart; Status: enrolling)

        As a result of the encouraging study data published at the American Society of Clinical Oncology annual meeting in 2015, which showed 55% objective response rate and 100% disease control rate among gefitinib/erlotinib refractory T790M+/– (which means the patient's T790M status is known) patients in the TATTON Phase I dose finding study, we have initiated a global Phase Ib expansion study. One arm of the study aims to recruit about 25 c-Met amplified, T790M negative patients in any line of treatment. If the objective response rate among these patients is in line with the TATTON study, we will consider moving directly to a global Phase IIb/III study and applying for a potential FDA Breakthrough Therapy designation.

  Phase Ib non-small cell lung cancer (third-line), EGFR/T790M tyrosine kinase inhibitor-refractory, savolitinib (600 mg daily) combination with AZD9291 (T790M inhibitor)—Global (Study 6 in pipeline chart; Status: enrolling)

        A second arm of the global Phase Ib study will evaluate the use of savolitinib in combination with AZD9291 in c-Met amplified patients who have progressed following treatment with third generation EGFR tyrosine kinase inhibitors, such as AZD9291 or CO-1686. Our hypothesis is that tumors develop resistance to third generation EGFR tyrosine kinase inhibitors and c-Met gene amplification is one of the major mechanisms. Therefore, adding savolitinib to the treatment could extend aggregate progression free survival, or PFS, which is the time that passes from the first day of treatment to the date on which the disease progresses or the date on which the patient dies from any cause.

  Phase Ib non-small cell lung cancer (second-line), EGFR tyrosine kinase inhibitor-refractory, savolitinib (600 mg daily) combination with gefitinib (EGFR inhibitor)—China (Study 7 in pipeline chart; Status: enrolling)

        A Phase Ib study is now underway in China to evaluate efficacy among gefitinib refractory non-small cell lung cancer patients. According to Frost & Sullivan, between 15 and 20% of these patients are known to be c-Met gene amplified and could benefit from exposure to a highly selective c-Met inhibitor such as savolitinib.

  Phase Ib non-small cell lung cancer (first-line), EGFR wild-type, c-Met over-expression—China (Study 8 in pipeline chart; Status: enrolling)

        A Phase Ib study of savolitinib (500 mg twice daily) in China has been underway since late 2014 in wild-type EGFR, c-Met over-expression, non-small cell lung cancer patients. According to Frost & Sullivan, approximately 67% of first-line non-small cell lung cancer patients have some level of c-Met over-expression. For this study, we are only selecting patients with a high degree of c-Met over-expression based on the hypothesis that patients may benefit if we are able to heavily inhibit c-Met with high doses of savolitinib. A total of 105 non-small cell lung cancer patients have been screened for their c-Met gene amplification and c-Met over-expression status, and 12 have been enrolled to date. We expect data to be reported from this study during the second half of 2015.

  Gastric Cancer

        Patient screening for the following four studies has been underway in China since 2014. A total of 151 gastric cancer patients have been screened for their c-Met gene amplification and c-Met over-expression status, and 14 have been enrolled in the following studies to date.

  Phase Ib gastric cancer (second-line), savolitinib monotherapy, patients with c-Met gene amplification—China (Study 9 in pipeline chart; Status: enrolling)

        A Phase Ib study of savolitinib (500 mg twice daily) in China has been underway since late 2014, and to date we have seen clear partial response efficacy among the approximately 10% of gastric cancer patients with high c-Met gene amplification.

  Phase Ib gastric cancer (second-line), savolitinib monotherapy, patients with c-Met over-expression—China (Study 10 in pipeline chart; Status: enrolling)

        A Phase Ib study of savolitinib (500 mg twice daily) in China has been underway since late 2014. In this study, 40% of the patients have some level c-Met over-expression. As with other solid tumors, we are only selecting patients with a high degree of c-Met over-expression for this study based on the hypothesis that patients may benefit if we are able to heavily inhibit c-Met with high doses of savolitinib.

  Phase Ib gastric cancer (first-line), patients with c-Met gene amplification, savolitinib combination with chemotherapy (docetaxel)—China (Study 11 in pipeline chart; Status: enrolling)
        The first section of this Phase Ib dose finding study is underway to assess combinability in the first-line setting in patients with c-Met gene amplification.

  Phase Ib gastric cancer (first-line), patients with c-Met over-expression, savolitinib (500 mg twice daily) combination with chemotherapy (docetaxel)—China (Study 12 in pipeline chart; Status: enrolling)

        The first section of this Phase Ib dose finding study is underway to assess combinability in the first-line setting in patients with c-Met over-expression.

  Partnership with AstraZeneca

        In December 2011, we entered into a global licensing, co-development, and commercialization agreement for savolitinib with AstraZeneca. Given the complexity of many of the signal transduction pathways and resistance mechanisms in oncology, the industry is increasingly studying combinations of targeted therapies (tyrosine kinase inhibitors, monoclonal antibodies and immunotherapies) and chemotherapy as potentially the best approach to treating this complex and constantly mutating disease. We believe that AstraZeneca's portfolio of proprietary targeted therapies is well suited to be used in combinations with savolitinib, and we are studying combinations with gefitinib (EGFRm+) and merelitinib/AZD9291 (T790M+) and plan to start studying a combination with immunotherapy by the end of 2015. These combinations of multiple global first-in-class compounds are difficult to replicate, and we believe represent a significant opportunity for us and AstraZeneca.

        For more information regarding our partnership with AstraZeneca, see "Business—Overview of Our Collaborations."

Fruquintinib VEGFR 1, 2 and 3 Inhibitor

        When we established our medicinal chemistry research platform in 2005, our first priority area of interest was to discover drug candidates to overcome the shortcomings of a few drugs or drug candidates that were in late stage clinical development at the time, but had a well understood mechanism of action. As a result, we developed fruquintinib (also known as HMPL-013), a VEGFR inhibitor that we believe is highly differentiated due to its superior kinase selectivity compared to other small molecule VEGFR inhibitors, which can be prone to excessive off-target toxicities. Fruquintinib only inhibits VEGFR1, 2 and 3, resulting in fewer off-target toxicities, thereby allowing for higher drug exposure for improved target coverage, both in terms of extent and duration.

        Consequently, we believe that fruquintinib has the potential to become the global best-in-class small molecule VEGFR inhibitor and address major unmet medical needs.

  Mechanism of Action

        During the pathogenesis of cancer, tumors at an advanced stage can secrete large amounts of VEGF, a protein ligand, to stimulate formation of excessive vasculature (angiogenesis) around the tumor in order to provide greater blood flow, oxygen, and nutrients to fuel the rapid growth of the tumor. Since essentially all solid tumors require angiogenesis to progress beyond a few millimeters in diameter, anti-angiogenesis drugs have demonstrated benefits in a wide variety of tumor types. VEGF and other ligands can bind to three VEGF receptors, VEGFR1, 2 and 3, each of which has been shown to play a role in angiogenesis. Therefore, inhibition of the VEGF/VEGFR signaling pathway can act to stop the growth of the vasculature around the tumor and thereby starve the tumor of the nutrients and oxygen it needs to grow rapidly.

        This therapeutic strategy has been well validated with several first generation VEGF inhibitors having been approved globally since 2005 and 2006. These include both small molecule tyrosine kinase inhibitor drugs such as sorafenib and sunitinib as well as monoclonal antibodies such as bevacizumab which had combined sales of approximately $8.9 billion in 2014 across multiple tumor types, according to Frost & Sullivan. The success of these drugs validated VEGFR inhibition as a new class of therapy for the treatment of cancer.

  Fruquintinib Pre-clinical Evidence

  Potency and Selectivity

        Pre-clinical studies have demonstrated that fruquintinib is a highly selective VEGFR inhibitor with high potency and low cell toxicity at the enzymatic and cellular levels. Fruquintinib has been studied in nude mice models bearing various human tumors and has shown significant inhibition of tumor growth, with human gastric cancer showing the strongest sensitivity. A daily dose of 2 mg/kg was found to almost completely inhibit tumor growth in mice models.

        As a result of off-target side effects, existing VEGFR inhibitors are often unable to dose high enough to completely inhibit VEGFR, the intended target. In addition, the complex off-target toxicities resulting from inhibition of multiple signaling pathways are often difficult to manage in clinical practice. Combining such drugs with chemotherapy can lead to severe toxicities that can cause more harm than benefit to patients. To date, the first generation VEGFR tyrosine kinase inhibitors are rarely used in combination with other therapies, thereby limiting their potential. Because of the potency and selectivity of fruquintinib, we believe that it has the potential to be safely combined with other anti-cancer drugs, which could significantly expand its clinical potential.

        The pharmacokinetic properties of fruquintinib in patients have also been found to have high drug exposures at the optimal 5 mg daily dose of approximately 6,000 h*ng/mL (i.e., hours multiplied by nanogram per milliliter, which is a measurement of drug exposure over time), well above the exposure of 898 h*ng/mL required to cover the VEGFR target to EC50 levels in mouse models, suggesting potentially strong target coverage in humans at this dose. At this dose, we expect fruquintinib to fully inhibit VEGFR for an entire day through a single oral dose based on modeling using pre-clinical data. In contrast, sunitinib achieved a drug exposure of only 592 h*ng/mL at the maximum tolerated dose of 50 mg per day, which is well below the drug exposures required for target inhibition determined in its pre-clinical models of 2,058 h*ng/mL, suggesting insufficient target coverage in humans. Fruquintinib was also found to have a superior disease control rate of 82% and an objective response rate of 38% in a Phase I study, compared to sunitinib, which had a disease control rate and objective response rate of 27% and 18%, respectively.

  Fruquintinib Early and Completed Clinical Development

        As discussed below, we have completed various clinical trials of fruquintinib in China.

  Phase I dose escalation study in patients with advanced solid tumors in China

        This study was initiated in January 2011, and full results were presented at the American Association for Cancer Research's meeting in 2013. A total of 40 subjects with advanced solid tumors were enrolled in this clinical study. The primary endpoint was evaluation of safety during the first 28-day cycle of therapy following the initiation of multiple dosing of fruquintinib. The safety variables evaluated in this study were adverse events, physical examinations, vital signs (specifically including blood pressure), clinical laboratory evaluations including serum chemistry, hematology, urinalysis (with detailed sediment analysis, proteinuria, and 24-hour urine for collection of protein), and electrocardiograms.

        Most adverse events were considered mild and graded as CTC grade 1 or 2. There were only five incidences of CTC grade 3 adverse events, including hypertension, decreased platelet count, fatigue, nausea and small intestine obstruction. No CTC grade 4 or 5 adverse events occurred in each dose group.

        Furthermore, the Phase I study validated in humans the pre-clinical pharmacokinetic animal model findings of fruquintinib's ability to provide strong target coverage. The chart below shows that fruquintinib fully inhibits VEGFR in humans for the entire day at the optimal 5 mg daily dose level.

Figure 13: Fruquintinib plasma concentration in humans following once daily dosing in comparison to effective concentrations (EC) of fruquintinib required for VEGFR2 phosphorylation (activation) inhibition in mouse

  Source: Chi-Med Phase I study data for fruquintinib

  Note: EC50 = concentration of a drug that gives 50% of maximal response; EC80 = concentration of a drug that gives 80% of maximal response

        In terms of efficacy, in the entire intent-to-treat population of 40 subjects, 13 had partial response, 15 had stable disease, six had progressed disease, and six were not evaluable. The objective response rate was 38% in the 34 evaluable patients and 33% in the entire intent-to-treat population of 40 patients, and the disease control rate was 82% among evaluable patients and 70% in the intent-to-treat population. Out of the 34 evaluable patients, only six patients had tumor growth, with the rest experiencing substantial tumor shrinkage.

Figure 14: Best tumor response of all 34 evaluable patients (with each column representing a single patient) in fruquintinib Phase I dose escalation study

  Source: Li, Jin, et al. "Phase I study of safety and pharmacokinetics of fruquintinib, a selective inhibitor of VEGF receptor-1, -2, and -3 tyrosine kinases in patients with advanced solid tumors." Cancer Research 73.8 Supplement (2013): 2413.

  *    Overall disease progression (i.e., progression at a non-target lesion).

  **    Partial response at day 49 was not confirmed within the required four-week period.

        In this Phase I study, clear tumor response was observed in multiple tumor types, consistent with the fact that angiogenesis, driven by VEGFR activation, accelerates the growth of tumors in many settings. The highest objective response rate in this Phase I study was achieved in non-small cell lung cancer and gastric cancer patients with objective response rates of over 50%. However, we also observed objective response rates of approximately 30% in colorectal and breast cancer patients.

Figure 15: Fruquintinib multiple tumor Phase I study summary table

Source: Chi-Med Phase I study data for fruquintinib

[1]    Partial response;[2]    Stable disease;[3]    Objective response rate;[4]    Disease control rate

        As a result of this study, we determined that either 4 mg once daily or 5 mg once daily on a 3 weeks on/1 week off basis was safe and tolerable. This study also found that doses above 4 mg once daily achieved drug exposures well above EC80 (the concentration that leads to an 80% maximal response) of the VEGFR phosphorylation inhibition over a 24 hour time period.

  Studies in Colorectal Cancer

  Phase Ib study in third-line or above metastatic colorectal cancer patients in China

        In December 2012, we initiated a Phase Ib study in patients with advanced colorectal cancer to compare the safety and tolerability of a 5 mg once daily 3 weeks on/1 week off regimen versus a 4 mg continuous once daily regimen. The study was divided into a randomized comparison study with 20 patients taking each regimen. The primary endpoint was the incidence of adverse effects, including significant adverse events, CTC grades 3 or 4 adverse effects and adverse effects that lead to dose interruption or dose discontinuation. In this study, both dose regimens demonstrated similar clinical efficacy and safety profile with the 5 mg once daily 3 weeks on/1 week off regimen showing slightly more favorable results. An additional 22 patients were subsequently enrolled into the 5 mg once daily 3 weeks on/1 week off regimen to further confirm the safety and tolerability of this regimen. As a result of this study, we determined the recommended Phase II dose regimen to be 5 mg, once daily, on a 3 weeks on/1 week off basis. Full results of this study were presented at the American Society of Clinical Oncology's annual meeting in 2014.

Figure 16: Fruquintinib's favorable efficacy in comparison to regorafenib in third-line colorectal cancer

Source: Chi-Med

Note: Table reflects expansion study on A and B groups; [1] Progression free survival; N = number of patients in study

  Phase II study of fruquintinib monotherapy in third-line colorectal cancer in China

        In August 2014, we completed enrollment for a Phase II double-blind, placebo-controlled, multi-center study in China in just over four months to test fruquintinib as monotherapy among third-line metastatic colorectal cancer patients, using the 5 mg daily, 3 weeks on/1 week off dose regimen determined from our Phase I study discussed above. The goal of this study was to compare the efficacy, including PFS, of fruquintinib versus placebo in metastatic colorectal cancer patients who failed at least two prior lines of treatment, including fluorouracil, oxaliplatin and irinotecan. A total of 71 patients were enrolled, with 47 in the fruquintinib arm and 24 in the placebo arm, respectively. Patient baseline characteristics were similar between the two treatment arms.

        Fruquintinib demonstrated strong anti-tumor activity in this study. Median PFS was 4.7 months in the fruquintinib arm compared to median PFS of 1.0 month in the placebo arm (hazard ratio = 0.30 (p<0.001)). Hazard ratio is the probability of an event (such as disease progression or death) occurring in the treatment arm divided by the probability of the event occurring in the control arm of a study, with a ratio of less than one indicating a lower probability of an event occurring for patients in the treatment arm. P-value is a measure of the probability of obtaining the observed sample results, with a lower value indicating a higher degree of statistical confidence in these studies. The disease control rate in the fruquintinib arm was 68.1% compared with 20.8% in the placebo arm (p<0.001). The interim median overall survival rate was 7.6 months and 5.5 months in the fruquintinib arm and the placebo arm, respectively. In this study, fruquintinib has not shown any major unexpected safety issues and clearly met its primary endpoint of PFS. The result of 4.7 months in median PFS compares favorably with results recorded to date in third-line colorectal cancer in trials involving VEGFR tyrosine kinase inhibitors. The safety profile in this study was also consistent with our Phase Ib trial for fruquintinib in third-line metastatic colorectal cancer patients. The full results of this study were presented at the European Cancer Congress in September 2015.

Figure 17: Phase II study in China of fruquintinib monotherapy in third-line colorectal cancer. This study clearly met the median PFS primary endpoint.

  Source: Chi-Med

  Note: BSC = Best Supportive Care; censoring time = in simple terms, the duration of treatment reached by a patient at the time of data collection or when a patient was removed from the study for any reason; median PFS = time needed for >50% to have disease progression

  Fruquintinib Current Clinical Development and Near-Term Plans

        As discussed below, we currently have various clinical trials of fruquintinib ongoing or expected to begin in the near term in China.

        We are currently conducting a Phase III clinical trial in colorectal cancer, a Phase II trial in non-small cell lung cancer and a Phase Ib trial in gastric cancer. We expect to complete enrollment for the Phase III colorectal cancer trial in China by early 2016, with top-line results expected in mid-2016. The protocol of this Phase III trial is identical to that of the Phase II colorectal cancer trial. Subject to positive top-line data from this colorectal cancer study, we plan to submit an NDA with the CFDA. In non-small cell lung cancer, we reported positive top-line results in the Phase II study in China in September 2015 and expect to report the full data in the second quarter of 2016. We also plan to initiate a Phase III study in China in the fourth quarter of 2015. Finally, we plan to start a Phase II study of fruquintinib in combination with paclitaxel in second-line gastric cancer in China after completion of the Phase I dose escalation study.

  Studies in Colorectal Cancer

  Phase II study in colorectal cancer (third-line), fruquintinib monotherapy (5 mg daily, 3 weeks on /1 week off—China (Status: complete—reported full data in September 2015)

        As described above, we reported in March 2015 that fruquintinib had clearly met its primary endpoint of superior median PFS versus placebo in a 71 patient Phase II study in third-line colorectal cancer. The results of this study were presented in full at the European Cancer Congress in September 2015.

  Phase III study in colorectal cancer (third-line), fruquintinib monotherapy (5 mg daily, 3 weeks on/1 week off)—China (Study 14 in pipeline chart; Status: enrolling)

        In December 2014, we initiated a randomized, double-blind, placebo-controlled, multi-center, Phase III registration study of fruquintinib as monotherapy targeted at treating patients with locally advanced or metastatic colorectal cancer who have failed at least two prior systemic cancer therapies, including fluoropyrimidine, oxaliplatin and irinotecan. Patients are randomized at a two-to-one ratio to receive either 5 mg of fruquintinib orally once per day, on a 3 weeks on/1 week off cycle, plus best supportive care or placebo plus best supportive care. The primary endpoint is overall survival, with secondary endpoints including progression free survival, objective response rate, disease control rate and duration of response. Over 210 patients have been enrolled to date, and we expect to complete enrollment for this Phase III study of over 400 patients in about 25 centers across China by the second quarter of 2016. We expect top-line results from this study in mid-2016, thereby potentially enabling an NDA submission to the CFDA in late 2016 depending on such results.

  Studies in Non-small Cell Lung Cancer

  Phase II Fruquintinib monotherapy in non-small cell lung cancer (third-line) (5 mg daily, 3 weeks on / 1 week off)—China (Study 15 in pipeline chart; Status: top-line results reported; expected to report full data in second quarter of 2016)

        In June 2014, we initiated a Phase II randomized, double-blind, placebo-controlled, multi-center study of fruquintinib versus placebo among patients with advanced non-squamous non-small cell lung cancer who failed second-line chemotherapy. By early March 2015, enrollment had been completed with a total of 91 patients randomized to 5 mg of fruquintinib orally once per day, on a 3 weeks on/1 week off regimen plus best supportive care, or placebo plus best supportive care at a 2:1 ratio.

        In September 2015, we reported that fruquintinib had clearly met its primary endpoint of superior median PFS versus placebo in this study. Assessment of secondary efficacy endpoints, including objective response rate, disease control rate, and overall survival rate is ongoing, with all appearing in-line with expectations at the August 2015 five-month data cut-off. The adverse events demonstrated in this study were consistent with the known safety profile for fruquintinib without major unexpected safety issues. We expect to report the full data for this study in the second quarter of 2016.

        We intend to initiate a Phase III study in China in third-line non-small cell lung cancer in approximately 490 patients in the fourth quarter of 2015.

  Studies in Gastric Cancer

  Phase Ib study of fruquintinib combined with paclitaxel in gastric cancer (second-line)—China (Study 16 in pipeline chart; Status: enrolling)

        In early 2015, we began a Phase I dose finding study of fruquintinib in combination with paclitaxel to determine the recommended Phase II dose. We have completed two dose cohorts, 2 mg daily and 3 mg daily (both 3 weeks on/1 week off) with both regimens being tolerable and showing encouraging preliminary response. We are currently in a 4 mg daily cohort which, if successful, will deliver full VEGFR inhibition 24 hour a day through a single oral dose in combination with chemotherapy (paclitaxel), an outcome that we believe has never been achieved before with a small molecule VEGFR tyrosine kinase inhibitor. After the completion of the Phase I dose finding study in combination with paclitaxel in gastric cancer, we expect to initiate a second-line gastric cancer Phase II/III study in China in the first half of 2016. The positive results in combination with paclitaxel could lead to potential global development of fruquintinib in combination with chemotherapy in earlier line settings in other solid tumor indications.

  Partnership with Eli Lilly

        In October 2013, we entered into a license agreement with Eli Lilly in order to accelerate and broaden our fruquintinib development program in China. As a result, we were able to quickly expand the clinical development of fruquintinib in three indications with major unmet medical needs in China: colorectal cancer, non-small cell lung cancer and gastric cancer, as discussed above.

        Contingent upon strong proof-of-concept and Phase III results in our clinical trials in China, Eli Lilly and Company (Eli Lilly's parent company) may exercise the option to help us develop fruquintinib globally under an option agreement into which we entered in connection with the license agreement. Support from Eli Lilly has also helped us to establish our manufacturing (formulation) facility in Suzhou, China, which now produces Phase III clinical supplies and will be used to produce fruquintinib for commercial supply, if approved.

        For more information regarding our partnership with Eli Lilly and Eli Lilly and Company, see "Business—Overview of Our Collaborations."

Sulfatinib VEGFR and FGFR1 Inhibitor

        As with fruquintinib, sulfatinib (also known as HMPL-012) was created as part of our initial research goals to develop better, more selective inhibitors than what was under late stage development at the time, including inhibitors targeting VEGFR and FGFR, two tyrosine kinase receptors associated with angiogenesis and tumor growth. In early 2008, we declared our first small molecule oncology drug candidate, sulfatinib, and it was subsequently the first new compound IND application to be submitted, reviewed and approved by the CFDA under its "green channel" fast-track approval process.

        Sulfatinib is a small molecule compound that selectively inhibits tyrosine kinases VEGFR1, 2 and 3 and FGFR1, which play critical roles in tumor angiogenesis and growth. Its unique kinase profile provides a promising opportunity and potential therapeutic differentiation against existing products on the market. Early pre-clinical efficacy compares sulfatinib favorably to existing drugs approved for the treatment of neuroendocrine tumors.

        Sulfatinib is currently in development as a single agent for neuroendocrine tumors and thyroid cancer. It also has potential in other tumor types such as breast cancer with FGFR1 activation.

        Sulfatinib is the first oncology candidate that we have taken through proof-of-concept in China and expanded globally ourselves. We believe sulfatinib has the potential to receive Breakthrough Therapy designation for the treatment of neuroendocrine tumors if in the U.S. Phase II study we are able to achieve an objective response rate in line with that seen to date. The FDA cleared our IND application in early 2015 to study sulfatinib in neuroendocrine tumors in the United States.

  Mechanism of Action

        VEGF and fibroblast cell growth factor, or FGF, play key roles in tumor angiogenesis and have become two molecular targets of intense research for anti-angiogenesis therapies. In addition, aberrant activation of the FGF/FGFR signaling pathway is considered to be associated with cancer progression by promoting growth, survival, migration and invasion of the tumor. There is evidence that anti-VEGF therapy treatment could increase FGFR pathway activation, leading to drug resistance to anti-VEGF therapies. As a result, we believe that simultaneously targeting VEGFR and FGFR could be an attractive approach to improve clinical efficacy.

        For more information on the VEGF mechanism of action, see "Business—Our Clinical Pipeline—Fruquintinib VEGFR 1, 2 and 3 Inhibitor—Mechanism of Action."

  Sulfatinib Pre-clinical Evidence

        In pre-clinical testing, sulfatinib demonstrated improved kinase selectivity compared to sunitinib and sorafenib. Pre-clinical safety evaluation results also supported a good safety profile for sulfatinib. In animal efficacy studies, sulfatinib demonstrated broad-spectrum anti-tumor activity via oral dosing.

        Sulfatinib was found to selectively target tyrosine kinases involved in vascular formation, mainly on the VEGFR family (VEGFR1/2/3) and FGFR1. By using a 32p-adenosine triphosphate incorporation assay, IC50s of sulfatinib on VEGFR1, 2 and 3 were found to be 2 nM, 24 nM, and 1 nM, respectively. IC50s on the kinase activity of FGFR1, 2, and 3 were determined as 15 nM, 236 nM and 181 nM, respectively, indicating that sulfatinib inhibits VEGFR1, 2 and 3 and FGFR1 more potently than other kinases.

        Sulfatinib has been shown to provide consistent and sustained target inhibition. The inhibitory effect of sulfatinib on target phosphorylation of VEGFR-2 (also known as KDR, or kinase insert domain receptor), angiogenesis and tumor growth were evaluated in vivo. The results indicated that upon stimulation with VEGF (with 0.5 g administered to mice intravenously), KDR phosphorylation (p-KDR) in mouse lung tissue was significantly induced. Sulfatinib orally dosed at 20 and 40 mg/kg completely inhibited VEGF-stimulated KDR phosphorylation for at least 4 hours and at 80 mg/kg for at least 8 hours, suggesting a dose dependent inhibition. We determined the drug exposure in this experiment. For instance, at 4 hours after oral administration of 20 mg/kg of sulfatinib, the drug concentration in the plasma reached 181 ng/mL (AUC for 20 mg/kg was 2720 ng*h/mL). The AUC is the "area under the curve", a measure of drug concentration in blood plasma over time. These data provided pharmacokinetic/pharmacodynamic correlation and the effective concentration for complete p-KDR inhibition (EC100=181 ng/mL), which are useful to guide clinical dose selection.

  Sulfatinib Early and Completed Clinical Development

        As discussed below, we have completed one clinical trial of sulfatinib in China.

  First-in-human Phase Ia trial

        The multi-center, open-label, dose escalation, first-in-human Phase I study of sulfatinib was initiated in China in April 2010. Its primary objective was to study the safety and tolerability and determine the maximum tolerated dose or the recommended Phase II dose of sulfatinib in patients with advanced malignant solid tumors. Secondary endpoints included pharmacokinetic properties and clinical efficacy. The study consisted of a dose escalation period and dose expansion period. The initial sulfatinib dose was 50 mg, once daily. By April 2014, 12 dose groups of 50-350 mg sulfatinib per day had completed the dose escalation study. The maximum tolerated dose was not reached. However, the drug exposures appeared to stop increasing in proportion to dose from 300 mg to 350 mg. In addition, encouraging activity was seen both at 300 and 350 mg doses. A dose expansion study was conducted at the 300 mg and 350 mg dose levels to further investigate the safety, tolerability and pharmacokinetic profile, and preliminary efficacy of sulfatinib.

        A total of 77 patients were enrolled in the study. The first 43 patients were enrolled in sulfatinib (formulation 1) in 50 mg, 75 mg, 110 mg, 150 mg, 200 mg, 265 mg and 300 mg once daily, as well as 125 mg and 150 mg twice daily dose cohorts. As the study progressed, a new milled formulation, formulation 2, was developed with an improved pharmacokinetic profile to replace formulation 1 and was used in the remaining study. There was no subject treated with sulfatinib cross-over by formulations (i.e., no subject receiving formulation 1 had crossed over to formulation 2 during study treatment). A total of 34 patients were enrolled and treated with sulfatinib formulation 2 in dose cohorts of 200 mg, 300 mg and 350 mg once daily in sequence. Twenty-three of the patients were enrolled in the formulation 2 dose escalation study, and a further 11 were enrolled in an expansion study. All 34 patients completed the safety and pharmacokinetic evaluation. The maximum tolerated dose was also not reached in this formulation.

        Common adverse events included hypertension, nausea, diarrhea, and elevated aspartate transaminase/alanine transaminase, mostly CTC grade 1 or 2. No dose-limiting toxicity was observed, and maximum tolerated dose has not been determined. Overall, in this Phase I dose escalation study, sulfatinib showed a safety profile that is comparable to the other drugs in the same class and that, as a single agent, it was well tolerated in patients with advanced solid tumors.

        Pharmacokinetic analyses showed that the inter- and intra-individual variability in drug concentration was optimized and the exposures in terms of Cmax, or the maximum concentration that a drug achieves in a specified test area of the body after the drug has been administrated and prior to the administration of a second dose, and AUC were increased compared with formulation 2, indicating optimized oral absorption. The figure below shows that the Phase Ia pharmacokinetic profile of sulfatinib in humans was consistent with pre-clinical findings in that sulfatinib at the 300 mg Phase II dose provides for consistent and sustained target inhibition over 24 hours through an oral dose.

Figure 18: Plasma concentration of sulfatinib in Phase Ia study in humans over 24 hours as compared to EC50 and EC100 levels determined in mice models

  Source: Chi-Med pre-clinical study data for sulfatinib

        In terms of Phase Ia efficacy, in the formulation 2 dose escalation cohort of 23 patients, tumor response was observed in 4 patients, including one patient with hepatocellular carcinoma in the 200 mg once daily cohort, two patients with neuroendocrine tumors in the 300 mg once daily cohort, and one patient with neuroendocrine tumors in the 350 mg once daily cohort. In the 16 evaluable patients, the objective response rate was 25%, and eight (50%) patients had stable disease. The recommended Phase II dose was determined to be 300 mg once daily based on overall safety, tolerability and early clinical efficacy results.

        Favorable clinical efficacy has been seen with sulfatinib in patients with neuroendocrine tumors. The formulation 2 expansion study was conducted in neuroendocrine tumor patients who were given 300 mg or 350 mg once daily. Including dose escalation patients, a total of 21 neuroendocrine tumor patients were treated with formulation 2. There were eight partial response patients, which yielded an objective response rate of 44.4% in the 18 evaluable neuroendocrine tumor patients and 38.1% in the entire intent-to-treat population of 21 neuroendocrine tumor patients (compared to an objective response rate of less than 10% for competing products sunitinib and everolimus). The tumor origins of the eight neuroendocrine tumor patients with partial responses include pancreas (three patients), duodenum (one patient), rectum (one patient) and thymus (one patient), with the remaining two patients' tumors of unknown origin. Furthermore, neuroendocrine tumor responses to sulfatinib have been observed to improve gradually with time.

Figure 19: Sulfatinib Phase I study tumor assessment among all 18 evaluable neuroendocrine tumor patients (with each column representing a single patient and the legend below showing the type of neuroendocrine tumor). Partial response was observed in neuroendocrine tumors of the thymus, duodenum, pancreas and rectum.

  Source: Chi-Med Phase I study data for sulfatinib
  Note: Phase I study data as of end of July 2015 (subject to data cleaning and verification). 44.4% (8/18 evaluable patients) objective response rate and 100% (18/18 evaluable patients) disease control rate in efficacy evaluable patients

        This early preliminary clinical efficacy of sulfatinib compares favorably to existing drugs approved for the treatment of neuroendocrine tumors. As shown below, however, approved therapies for neuroendocrine tumors are very limited with everolimus and sunitinib approved only for pancreatic neuroendocrine tumors (representing less than 10% of total neuroendocrine tumors) and showing an objective response rate of less than 10% compared to 38% for sulfatinib. Octeotide and lanreotide are also approved for narrow subsets of gastrointestinal neuroendocrine tumors, but their objective response rate is even lower at less than 5%. Sulfatinib's superior objective response rate, and apparent efficacy across many different neuroendocrine tumor types, as compared to existing approved therapies, are the basis for our view that sulfatinib could potentially be eligible for Breakthrough Therapy designation.

Figure 20: Current approved treatments for neuroendocrine tumors (NET) are limited to narrow sub-segments of the disease (pancreatic <10% of NET and limited gastrointestinal NET approvals). No approved therapy has an objective response rate of greater than 10%.

  Source: Chi-Med, the New England Journal of Medicine and the Journal of Clinical Oncology

  (1)  Antigen Ki67 = a protein that is a cellular marker associated with cell proliferation and tumor growth

  (2)  Median PFS = time needed for >50% to have disease progression

  (3)  NR = not reached yet at data cut-off

  (4)  Objective response rate = percent of patients with greater than 30% tumor diameter shrinkage (Note: sulfatinib neuroendocrine tumor Intent-to-Treat population = 21; patients evaluable for efficacy = 18; 3 patients withdrawn/lost to follow-up/adverse effect)

  (5)  Disease control rate = percentage of patients with tumor diameter growth of less than 20%

  Sulfatinib Current Clinical Development and Near-Term Plans

        As discussed below, we currently have various clinical trials of sulfatinib ongoing or expected to begin in the near term in the United States and China.

        A Phase Ib/II study in China involving approximately 80 patients with neuroendocrine tumors is currently underway. A Phase I study in China in thyroid cancer patients refractory to radioactive iodine therapy is planned with first patient enrollment anticipated in the fourth quarter of 2015. Two Phase III trials in China, one in pancreatic neuroendocrine tumor patients and one in advanced carcinoid (non-pancreatic neuroendocrine) tumors, are in final planning. A Phase I dose escalation study in Caucasian patients started in November 2015 in the United States.

  Studies in Neuroendocrine Tumors

  Phase Ib/II study in neuroendocrine tumors (first-line), sulfatinib monotherapy (300 mg)—China (Study 17 in pipeline chart; Status: enrolling for study expansion)

        In early 2015, we began a 30 patient, 300 mg daily, Phase Ib study in China in broad spectrum neuroendocrine tumor patients (pancreatic, gastrointestinal, liver, lymph and lung, among others) which, due to the major unmet medical need and strong efficacy of sulfatinib, was expanded to over 65 patients and enrollment was completed in August 2015. We then amended the protocol from a Phase Ib study to a single arm Phase II study with an increased enrollment of approximately 80 patients. Results to date of this open-label Phase Ib/II study appear generally in line with the positive results from the Phase I study, considering patients have only been treated with sulfatinib for a short period of time and tumor responses are expected to improve gradually with time as they have in the Phase I study.

        In January 2015, we submitted a Phase II/III clinical trial application to the CFDA which was cleared in August 2015. As a result of the ongoing Phase Ib data appearing positive, we now plan to start two Phase III registration studies in China by the end of 2015, one in pancreatic neuroendocrine tumor patients (Study 17.a in pipeline chart) and a second in advanced carcinoid extra-pancreatic (non-pancreatic neuroendocrine) tumors (Study 17.b in pipeline chart).

  Phase I sulfatinib monotherapy in advanced solid tumors—U.S. (Study 18 in pipeline chart; Status: enrolling)

        A Phase I study in Caucasian patients also began in November 2015 in the United States following FDA clearance of our IND application in early 2015. This study will evaluate the safety, tolerability and pharmacokinetics of sulfatinib in advanced solid tumors to determine the maximum tolerated dose and/or recommended Phase II dose, dose-limiting toxicities, pharmacokinetics profile, and preliminary anti-tumor activity of sulfatinib in Caucasian patients.

        Once we have established the Phase II dose among Caucasian patients in this U.S. Phase I study, we expect to start a U.S. Phase II study in broad spectrum neuroendocrine tumor patients in the second quarter of 2016.

  Phase Ib sulfatinib monotherapy in second-line thyroid cancer (second-line) (300 mg daily)—China (Study 19 in pipeline chart; Status: planned for second half of 2015)

        In the fourth quarter of 2015, we plan to start enrollment in a Phase Ib study in China to evaluate the safety, pharmacokinetics and efficacy of sulfatinib in patients with both medullary and differentiated thyroid cancer. We believe that sulfatinib's VEGFR/FGFR1 inhibition profile has strong potential in second-line thyroid cancer patients, particularly in China where there are few safe and effective treatment options for this patient population. We plan to enroll approximately 50 patients with locally advanced or metastatic radioactive iodine-refractory differentiated thyroid cancer or medullary thyroid cancer into this study, with approximately 25 patients in each tumor type.

HMPL-523 Syk Inhibitor

        The result of our over six year program of discovery and pre-clinical work against Syk is HMPL-523, a highly selective Syk inhibitor with a unique pharmacokinetic profile which provides for higher drug exposure in the tissue than on a whole blood level. We designed HMPL-523 intentionally to have high tissue distribution because it is in the tissue that the B-cell activation associated with rheumatoid arthritis and lupus occurs most often. Furthermore, and somewhat counter intuitively, in hematological cancer the vast majority of cancer cells nest in tissue, with a small proportion of cancer cells releasing and circulating in the blood where they cannot survive for long. In both rheumatoid arthritis and hematological cancer, we assessed that an effective small molecule Syk inhibitor would need to have superior tissue distribution.

        However, many pharmaceutical and biotechnology companies had experienced difficulties in developing a safe and efficacious Syk-targeted drug. For example, the development of the Syk inhibitor fostamatinib for rheumatoid arthritis was one such failed program, although clear efficacy was observed in Phase II and Phase III trials. The main problem was off-target toxicities associated with poor kinase selectivity, such as hypertension and severe diarrhea. Therefore, we believe that kinase selectivity is critical to a successful Syk inhibitor. In addition, fostamatinib was designed as a prodrug in order to improve solubility and oral absorption. A prodrug is medication administered in a pharmacologically inactive form which is converted to an active form once absorbed into circulation. The rate of the metabolism required to release the active form can vary from patient to patient, resulting in large variation in active drug exposures that can impact efficacy. Our Syk program focused on improving kinase selectivity and optimizing our drug candidate's pharmacokinetic profile.

  Mechanism of Action

        Targeting the B-cell signaling pathway is emerging as a potential means to treat both hematological cancer and immunology. Both PI3Kd and BTK (both kinases) along the B-cell signaling pathway have proven clinical efficacy in hematological cancers, and consequently the FDA has approved drugs targeting these kinases in the past few years. Syk is a key kinase upstream of the PI3Kd and BTK, and we believe should therefore be an important target for modulating B-cell signaling.

Figure 21: The B-cell signaling pathway and the approved drugs / drug candidates which target its component kinases

  Source: Chi-Med

  Note: This graphic is a highly simplified representation of the B-cell signaling pathways, which are each composed of a signaling cascade of the multiple kinases indicated in the graphic. Signaling from the B-cell receptor (BCR) through the cascade, in simple terms, triggers an immune response, including tumor cell activation, proliferation, survival and migration.

  Syk, a target for autoimmune diseases

        The central role of Syk in signaling processes is not only in cells of immune responses but also in cell types known to be involved in the expression of tissue pathology in autoimmune, inflammatory and allergic diseases. Therefore, interfering with Syk could represent a possible therapeutic approach for treating these disorders. Indeed, several studies have highlighted Syk as a key player in the pathogenesis of a multitude of diseases, including rheumatoid arthritis, systemic lupus erythematosus and multiple sclerosis.

  Syk, a target for oncology

        In hematological cancer, we believe Syk is a high potential target. In hematopoietic cells, Syk is recruited to the intracellular membrane by activated membrane receptors like B-cell receptors or another receptor called Fc and then binds to the intracellular domain of the receptors. Syk is activated after being phosphorylated by Src family kinases and then further induces downstream intracellular signals including B-cell linker, PI3Kd, BTK and Phospholipase C g2 to regulate B-cell proliferation, growth, differentiation, homing, survival, maturation, and immune responses. Syk not only involves the regulation of lymphatic cells but also signal transduction of non-lymphatic cells such as mast cells, macrophages, and basophils, resulting in different immunological functions such as degranulation to release immune active substances, leading to immunological reaction and disease. Therefore, regulating B-cell signal pathways through Syk is expected to be effective for treating lymphoma.

        The high efficacy and successful approvals of both ibrutinib (developed by AbbVie Inc.), a BTK inhibitor, and idelalisib (developed by Gilead), a PI3Kd inhibitor, are evidence that modulation of the B-cell signaling pathway is critical for the effective treatment of B-cell malignancies. Syk is upstream of both BTK and PI3Kd, and we believe it could deliver the same outcome as ibrutinib and idelalisib, assuming no unintentional toxicities are derived from Syk inhibition. To date, the only Syk inhibitor to report clinical data in hematological cancer has been entospletinib (developed by Gilead), which in a combination study with idelalisib showed very strong efficacy but patients were unable to tolerate the combination and the study was stopped.

  HMPL-523 Research Background

        The threshold of safety for a Syk inhibitor in chronic disease is extremely high, with no room for material toxicity. The failure of fostamatinib in a global Phase III registration study in rheumatoid arthritis provided important insights for us in the area of toxicity. While fostamatinib clearly showed patient benefit in rheumatoid arthritis, a critical proof-of-concept for Syk modulation, it also caused high levels of hypertension which is widely believed to be due to the high levels of off target KDR inhibition. In addition, fostamatinib has also been shown to strongly inhibit the Ret kinase, and in pre-clinical studies it was demonstrated that inhibition of the Ret kinase was associated with developmental and reproductive toxicities.

        The requirement for Syk kinase activity in inflammatory responses was first evaluated with fostamatinib, which was co-developed by AstraZeneca/Rigel Pharmaceuticals, Inc. (also called R788, a prodrug of an active Syk inhibitor R406). In June 2013, AstraZeneca announced results from pivotal Phase III clinical trials that fostamatinib statistically significantly improved ACR20 (a 20% improvement from baseline based on the study criteria) response rates of patients inadequately responding to conventional disease-modifying anti-rheumatic drugs and a single anti-TNF-a (a key pro-inflammatory cytokine involved in rheumatoid arthritis pathogenesis) antagonist at 24 weeks, but failed to demonstrate statistical significance in comparison to placebo at 24 weeks. As a result, AstraZeneca decided not to proceed.

        Fostamatinib was also in trials for B-cell lymphoma and T-cell lymphoma. It demonstrated some clinical efficacy in diffused large B-cell lymphoma patients with an objective response rate of 22%. Entospletinib (GS-9973), a Syk inhibitor developed by Gilead, has features of high potency and good selectivity toward kinases. However, while a Phase II study showed that it had significant efficacy in patients with relapse and refractory chronic lymphocytic leukemia, its poor solubility and permeability into intestinal epithelial cells resulted in unsatisfactory oral absorption and a great variation of individual drug exposure. In addition, entospletinib shows some inhibition of the CYP3A4, CYP2D6, and CYP1A2 enzymes involved in the metabolism of certain drugs, and therefore their inhibition could increase the risk of drug-to-drug interaction when used in combined therapy.

  HMPL-523 Pre-clinical Evidence

        The safety profile of HMPL-523 was evaluated in multiple in vitro and in vivo pre-clinical studies under good laboratory practice, or GLP, guidelines and found to be well tolerated following single dose oral administration. Toxic findings were seen in repeat dose animal safety evaluations in rats and dogs at higher doses and found to be reversible. These findings can be readily monitored in the clinical studies and fully recoverable upon drug withdrawal. The starting dose in humans was suggested to be 5 mg. This dose level is approximately 5% of the human equivalent dose extrapolated from the pre-clinical "no observed adverse event levels", which is below the 10% threshold recommended by FDA guidelines.

  In vitro Pharmacology

        HMPL-523 is a highly selective Syk inhibitor with an IC50 of 24 ± 4 nM (n=7) in a Syk kinase enzymatic assay. HMPL-523 has been evaluated in a kinase selectivity panel of 287 kinases and a broad pharmacological panel of 79 targets. We believe, as shown in the chart below, HMPL-523's lack of KDR inhibition will mean a much lower risk of hypertension, which is a major off-target toxicity of R406 in clinical trials.

Figure 22: HMPL-523 kinase selectivity in comparison to R406 (the Syk inhibitor metabolite of fostamatinib). R406 is shown below to be as potent in inhibiting KDR as it is in inhibiting Syk, and significantly more potent in inhibiting FLT3 and Ret.

  Sources: [a]: Determined at Chi-Med using z-lyte assay (Invitrogen); [b]: S. P. McAdoo and F. W. Tam, Drugs Future, 2011, 36(4), PP273-283

  In vivo Pharmacology

        HMPL-523 blocked B-cell activation in mouse whole blood and rat whole blood ex vivo challenge with an EC50 of 1301 ng/mL (ED50 of 2.9 mg/kg) and 332.8~471.7 ng/mL (ED50 of 4.1~5.2 mg/kg) at 2 hours after dosing, respectively. The maximum inhibition was observed at 2 hours after oral dosing, while the significant inhibition was maintained for up to 4 hours.

        HMPL-523 was further evaluated in collagen-induced rheumatoid arthritis in mice and rats. HMPL-523 treatment significantly reduced disease severity in a dose dependent manner with an estimated ED50 of 4.0 - 6.8 mg/kg once daily in mouse collagen-induced arthritis, and suppressed paw swelling with an ED50 of 1.4 - 2.0 mg/kg once daily in the rat collagen-induced arthritis model (AUC0-24h was 1408 h*ng/mL) and with the minimum efficacious dose (EDmin) of 0.7 - 1.0 mg/kg once daily (AUC0-24h was 413 h*ng/mL).

        HMPL-523 not only halted disease progression, but also reversed aspects of the disease such as paw swelling and bone resorption to normal levels at higher doses in rat collagen-induced arthritis therapeutic models. Figure 23 below shows that HMPL-523 significantly reduced bone resorption at 3 mg/kg once daily dose. The 3 mg/kg once daily HMPL-523 dose delivered similar efficacy to both fostamatinib, at a significantly higher dosage of 10 mg/kg twice daily, and etanercept (an approved monoclonal antibody, brand name Enbrel, from Amgen/Pfizer/Takeda), at the higher dosage of 10 mg/kg once every other day. Etanercept's annual sales were $8.9 billion in 2014, according to Frost & Sullivan.

        However, at the 10 mg/kg once daily dose, HMPL-523 reached maximum efficacy, which correlated with significant reduction of pro-inflammatory cytokines and chemokines in the joint lavage fluid of rats with collagen-induced arthritis, resulting in an almost total reversal of symptoms in the induced rheumatoid arthritis rat model.

Figure 23: HMPL-523—Highly potent dose dependent rheumatoid arthritis response

  Source: Chi-Med

  Note: QD = once daily dose; BID = twice daily dose; QOD = one dose every other day; PO = orally delivered; MPK = milligrams per kilogram of body weight

        In vivo efficacy of the orally active HMPL-523 was evaluated in lupus-prone (MRL/lpr) mice. HMPL-523, at 20 mg/kg, significantly blocked skin lesions, delayed the onset of proteinuria (the presence of abnormal quantities of proteins in urine which may indicate kidney damage) and reduced the immune organs to body weight ratios and suppressed production of anti-dsDNA antibodies (a group of anti-nuclear antibodies that act against certain DNA).

Figure 24: Effective pre-clinical model in lupus, a disease with limited effective treatment options

  Source: Chi-Med

  Note: QD = once daily dose; PO = orally delivered; MPK = milligrams per kilogram of body weight; Dex-I = dexamethasone, a steriod used for the treatment of lupus

  HMPL-523 Current Clinical Development and Near-Term Plans

        As discussed below, we currently have various clinical trials of HMPL-523 ongoing or expected to begin in the near term in Australia.

        We have been in a Phase I clinical trial in Australia with HMPL-523 since mid-2014 and have completed 10 cohorts of a single ascending dose program in healthy volunteers. In mid-2015, we began a multiple ascending dose study in healthy volunteers, and we successfully completed the multiple dose section of this Phase I study in October 2015. We now intend to commence a proof-of-concept study in rheumatoid arthritis, and possibly lupus, during 2016.

        In parallel with the above study, we intend to start a second Phase I clinical study in Australia in patients with hematological malignancies in the second half of 2015. We believe that this study will be the fastest pathway to proof-of-concept, to prove the clinical benefit of Syk inhibition, for HMPL-523.

  Phase I study of HMPL-523 in rheumatoid arthritis (healthy volunteers) in Australia (Study 20 in pipeline chart; Status: complete—top-line results reported)

        In June 2014, we began a Phase I dose escalation study among healthy individuals to ascertain the maximum tolerated dose of HMPL-523. Until now, we have successfully completed 10 single dose cohorts, with eight patients per cohort, from 5 mg once daily through to 800 mg once daily. In this phase of the study, we determined that the 800 mg dose is well above our expected efficacious dose in humans, which based on pre-clinical models was expected to be approximately 60-150 mg daily. In mid-2015, we began the multiple dosing dose escalation phase of this study in healthy volunteers, with a first cohort of 200 mg once daily. This study has now successfully completed its fourth cohort, 400 mg once daily for 14 days, which we believe to be well above the predicted efficacious dose level. Consequently, we have no intention to escalate the dose further in healthy volunteers.

        The preliminary safety profile of HMPL-523 was in-line with our expectations. No material off-target toxicities such as hypertension and severe diarrhea were observed with HMPL-523 in this study. Furthermore, HMPL-523 exhibited drug concentration levels that fall at a constant rate over time and a dose-dependent suppression of B-cell activation.

        As a result of this study, we have established what we believe is a dose range for the further development of HMPL-523. This will now allow us to move this potentially first-in-class compound into global Phase II proof-of-concept studies against multiple indications both in immunology and oncology.

  Phase I study of HMPL-523 in hematological cancer (lymphoma/leukemia, second/third-line)—Australia (Study 21 in pipeline chart; Status: planned for second half of 2015)

        We expect to begin a Phase I dose escalation study of HMPL-523 in patients with hematological malignancies in Australia. We believe this study could quickly provide clinical proof-of-concept that HMPL-523 is an effective Syk inhibitor and that modulation of the B-cell signaling pathway through inhibition of Syk will provide patients with a clinical benefit.

        This study will be a Phase I, open-label, dose escalation study of HMPL-523 as monotherapy administered orally to relapsed and/or refractory B-cell non-Hodgkin's lymphoma or chronic lymphocytic leukemia patients who are unable to respond or tolerate standard therapy or for whom there is no standard therapy. We are planning two stages for this study: a dose escalation stage and a dose-expansion stage. We expect to enroll the first patients in the second half of 2015.

Epitinib EGFR Inhibitor

        Epitinib (also known as HMPL-813) is a potent and highly selective oral EGFR inhibitor designed to optimize brain penetration and has demonstrated brain penetration and efficacy in pre-clinical studies. EGFR inhibitors have revolutionized the treatment of non-small cell lung cancer with EGFR activating mutations. However, the existing EGFR inhibitors cannot penetrate the blood-brain barrier effectively, leaving the approximately 50% of patients that ultimately develop brain metastasis without an effective therapy, according to Frost & Sullivan.

        Our strategy has been to create targeted therapies in the EGFR area that would go beyond the already approved EGFRm+ non-small cell lung cancer patient population to address certain areas of unmet medical needs that represent significant market opportunities, including: (i) brain metastasis and/or primary brain tumors with EGFRm+, which we seek to address with epitinib; and (ii) tumors with EGFR gene amplification or EGFR over-expression, which we seek to address with theliatinib as discussed below.

  Mechanism of Action

Figure 25: The EGFR signaling pathway

  Source: Chi-Med
  Note: This graphic is a highly simplified representation of the two main EGFR signaling pathways, which are each composed of a signaling cascade of the multiple kinases indicated in the graphic. Signaling from the EGFR receptor through the cascade triggers tumor cell growth, survival, invasion, metastasis and inhibition of apoptosis (cell death).

        EGFR is a protein that is a cell-surface receptor tyrosine kinase for epidermal growth factor. Activation of EGFR can lead to a series of downstream signaling activities that activate tumor cell growth, survival, invasion, metastasis and inhibition of apoptosis. Tumor cell division can happen uncontrollably when the pathway is abnormally activated through EGFRm+, gene amplification of wild-type EGFR or over-expression of wild-type EGFR. Treatment strategies for certain cancers involve inhibiting EGFRs with small molecule tyrosine kinase inhibitors. Once the tyrosine kinase is disabled, it cannot activate the EGFR pathway and trigger downstream signaling activities, thereby suppressing cancer cell growth.

        EGFR tyrosine kinase inhibitors have demonstrated significant clinical efficacy against EGFRm+. Since 2003, several EGFR tyrosine kinase inhibitors have been approved globally, including in China, and are used for the treatment of non-small cell lung cancer patients with EGFRm+, which has been identified in 10 to 30% of non-small cell lung cancer patients, according to Frost & Sullivan. Key EGFRm+ inhibitors include gefitinib and erlotinib, which had 2014 sales of approximately $2.4 billion, according to Frost & Sullivan; however, they are unable to penetrate the blood brain barrier in sufficient concentrations to provide clinical benefit in the brain.

        Outside of non-small cell lung cancer, EGFRm+ also occurs in glioblastoma, a common type of malignant primary brain tumor, in which 27 to 54% of patients have EGFRm+, according to Frost & Sullivan.

  Epitinib Pre-clinical Evidence

        Pre-clinical studies and orthotopic brain tumor models have shown that epitinib demonstrated brain penetration and efficacy superior to that of current globally marketed EGFRm+ inhibitors such as gefitinib and erlotinib. As shown in the figure below, in orthotopic brain tumor models, epitinib demonstrated good brain penetration, efficacy and pharmacokinetic properties as well as a favorable safety profile.

Figure 26: Superior epitinib drug exposure in brain vs. both plasma and erlotinib

  Source: Chi-Med

  Note: left graphic: brain exposure in dog model; right graphic: brain exposure in rat model

        If the pre-clinical findings on drug exposure of epitinib in the brain are confirmed in humans in our clinical trials, we believe epitinib has the potential to qualify for U.S. Breakthrough Therapy designation for patients with EGFRm+ non-small cell lung cancer with tumors metastasized to the brain.

  Epitinib Early Clinical Development

        As discussed below, we have completed one clinical trial of epitinib in China.

  Phase I epitinib monotherapy in non-small cell lung cancer—China

        This first-in-human study was conducted to assess the maximum tolerated dose and dose-limiting toxicity, safety and tolerability, pharmacokinetics, and preliminary anti-tumor activity of epitinib. As of December 2014, 36 patients were enrolled in seven cohorts (20 mg, 40 mg, 80 mg, 120 mg, 160 mg, 200 mg and 240 mg). This study found that the safety and tolerability of epitinib was acceptable. No dose-limiting toxicity was observed, and the maximum tolerated dose was not reached. The recommended dose from this study was 160 mg once daily based on pharmacokinetics data and safety data.

  Epitinib Current Clinical Development and Near-Term Plans

        As discussed below, we currently have one clinical trial of epitinib ongoing in China.

  Phase Ib epitinib monotherapy in non-small cell lung cancer (first-line), EGFRm+ with brain metastasis, (160 mg daily)—China (Study 22 in pipeline chart; Status: enrolling)

        We are conducting a Phase Ib proof-of-concept study of epitinib in approximately 30 patients to establish activity in EGFRm+ non-small cell lung cancer patients with tumors metastasized to the brain. The preliminary clinical results have been encouraging to date, with early patient tumor assessments showing strong efficacy in both the lung and brain. Results of this Phase Ib study are expected in the fourth quarter of 2015, and we plan to submit a Phase II/III clinical trial application in China by the end of 2015. We expect to initiate Phase II/III trials upon clearance of such application in 2016 if the Phase Ib study results are positive.

Theliatinib EGFR Inhibitor

        Like epitinib, theliatinib (also known as HMPL-309) is a novel molecule EGFR inhibitor for the treatment of esophageal and other solid tumors. Our hypothesis is that tumors with wild-type EGFR activation, for instance, through gene amplification or protein over-expression, are much less sensitive to EGFR tyrosine kinase inhibitor treatment due to less optimal binding affinity. As a result, we believe that theliatinib could potentially be more effective than existing EGFR tyrosine kinase inhibitor products given its strong affinity to the wild-type EGFR kinase. In pre-clinical models, theliatinib has demonstrated 5- to 10-fold more potency than erlotinib.

Mechanism of Action

        Unlike c-Met, where targeted therapies have yet to be approved in the patient population with c-Met over-expression, there are successful examples of clinical efficacy among patients with EGFR over-expression in tumor types such as colorectal cancer and head and neck cancer, which have 53% and 66% to 84% EGFR over-expression, respectively, according to Frost & Sullivan. The most successful targeted therapy in the patient population with EGFR over-expression is the monoclonal antibody cetuximab (brand name Erbitux, from Bristol Myers Squibb/Merck Serono), which is indicated for head and neck cancer and colorectal cancer. Importantly, there remain many tumor types with high levels of EGFR over-expression for which no targeted therapies have been approved. In addition, in patients with EGFR gene amplification, there are no approved targeted therapies despite high levels of EGFR gene amplification occurring in many of the above EGFR over-expressed tumor types. Figure 27 below provides an overview of EGFR activation by tumor type, as estimated by Frost & Sullivan.

Figure 27: EGFR activation affects multiple tumor types with many remaining unaddressed

  Source: Frost & Sullivan

  Theliatinib Pre-clinical Evidence

        EGFR is over-expressed in a significant proportion of epithelium-derived carcinomas, which are cancers that begin in a tissue that lines the inner or outer surfaces of the body. Theliatinib inhibits the epidermal growth factor-dependent proliferation of cells at nanomolar concentrations. Of most interest is the strong binding affinity to wild-type EGFR enzyme demonstrated by theliatinib. The data indicated that upon withdrawal of the drug, the EGFR phosphorylation rapidly returns to higher levels for gefitinib and erlotinib, while EGFR phosphorylation remained low for theliatinib after drug withdrawal, suggesting theliatinib may demonstrate a sustained target occupancy or "slow-off" characteristic due to strong binding, as shown in Figure 28 below.

Figure 28: Comparison of binding affinity to wild-type EGFR enzyme

  Source: Chi-Med

  Note: When adenosine triphosphate (ATP) binds to an EGFR enzyme, the enzyme phosphorylates its peptide substrate to produce phosphorylated peptide, or phospho-peptide. Hence, low phosopho-peptide levels are correlated with a high level of EGFR inhibition.

  Theliatinib Current Clinical Development and Near-Term Plans

        As discussed below, we currently have one clinical trial of theliatinib ongoing in China.

  Phase I study of theliatinib monotherapy in wild-type EGFR non-small cell lung cancer (first-line) – China (Study 23 in pipeline chart; Status: enrolling)

        In November 2012, we initiated the first-in-human Phase I, open-label, dose escalation study in China of theliatinib administered orally to patients with wild-type EGFR gene amplification or EGFR over-expression non-small cell lung cancer who have failed at least two lines of chemotherapy. The primary objectives of the study were to evaluate its safety and tolerability in patients with advanced solid tumors and to determine the maximum tolerated dose. The study is also evaluating efficacy against non-small cell lung cancer, determining the pharmacokinetics of theliatinib under single dose and repeat doses and exploring the relationship between the theliatinib's activity and certain biomarkers.

        Theliatinib has completed 10 mg, 20 mg, 40 mg, 60 mg and 90 mg once daily dose cohorts and is currently on the 120 mg dose cohort. Data to date suggest that theliatinib is well tolerated up to 120 mg once daily dosing. Drug exposures generally increase in proportion with the increase of dose levels. Early clinical efficacy has been observed in patients with EGFRm+ non-small cell lung cancer, suggesting sufficient drug exposure has been achieved for EGFRm+ tumors. We plan to continue to escalate the dosage of theliatinib beyond the 120 mg daily dose to determine the maximum tolerated dose or the recommended Phase II dose.

        Upon completion of the dose escalation and determination of the Phase II dose, we intend to initiate multiple Phase lb expansion studies, including for esophageal and head and neck cancers.

HMPL-689 PI3Kd Inhibitor

  Mechanism of Action

        Class I phosphatidylinositide-3-kinases, or PI3Ks, are lipid kinases that, through a series of intermediate processes, control the activation of several important signaling proteins including the serine/threonine kinase AKT. In most cells, AKT is a key PI3K effector that regulates cell proliferation, carbohydrate metabolism, cell motility and apoptosis, and other cellular processes. Please refer to Figure 21 ("The B-cell signaling pathway") on page 154.

        There are multiple sub-families of PI3K kinases, PI3Kd plays important roles in B-cell activation, development, survival and migration. PI3Kd is mainly expressed in circulating leukocytes and lymphoid tissues and plays critical roles in B-cell activation and proliferation. PI3Kd is the central signaling enzyme that mediates the effects of multiple receptors on B-cells. Upon an antigen binding to B-cell receptors, PI3Kd can be activated through the Lyn and Syk signaling cascade.

        Aberrant B-cell function has been observed in multiple autoimmune diseases and B-cell mediated malignancies. Therefore, PI3Kd is considered to be a promising target for drugs that aim to prevent or treat hematologic cancer, autoimmunity and transplant organ rejection and other related inflammation diseases.

  HMPL-689 Research Background

        The targeting of PI3Kd for B-cell malignancies is gaining an increasingly high profile, with idelalisib gaining Breakthrough Therapy designation and fast track approval in mid-2014 in multiple hematological cancer indications. Duvelisib, another PI3Kd and PI3Kg inhibitor, is in Phase III studies in various hematological cancer indications. There is also increasing evidence that PI3Kd inhibitors are effective in the ibrutinib-resistant mutant population, with ibrutinib being an important BTK inhibitor for several types of B-cell malignancies.

        We have designed HMPL-689 with superior PI3K isoform selectivity, in particular to not inhibit PI3Kg, another isoform of PI3K, to minimize the risk of serious infection which has been observed with existing therapies, such as duvelisib, due to their strong immune suppression. HMPL-689's strong potency, particularly at the whole blood level, also allows for reduced daily doses to minimize compound related toxicity, such as the high level of liver toxicity observed with the idelalisib 150 mg twice daily dose regimen. HMPL-689's pharmacokinetic properties have been found to be favorable with expected good oral absorption, moderate tissue distribution and low clearance, suitable for once daily dosing. We also expect that HMPL-689 will have low risk of drug accumulation and drug-to-drug interaction.

        Given the above, combined with its high potency and good kinase selectivity, we believe that HMPL-689 has the potential to be a global best-in-class PI3Kd agent. We intend to pursue development of this drug candidate as rapidly as possible. To this end, we started regulatory toxicity testing of HMPL-689 in late 2014 to enable us to make an IND application.

  HMPL-689 Pre-clinical Evidence

        Compared to other PI3Kd inhibitors, HPML-689 shows higher potency and selectivity.

Figure 29: Enzyme selectivity (IC50, in nM) of HMPL-689 vs. competing PI3Kd inhibitors;
this shows HMPL-689 is approximately five fold more potent than idelalisib on whole blood level and, unlike duvelisib, does not inhibit PI3Kg.

  Source: Chi-Med

  HMPL-689 Clinical Development

  Phase I study of HMPL-689 in hematological cancers (second/third-line)—Australia (Study 24 in pipeline chart; Status: planned for second half of 2015)

        In late 2015, we plan to initiate a first-in-human Phase I dose escalation study of HMPL-689 in patients with hematologic malignancies in Australia.

HMPL-004 Botanical NF-kB Modulator

        In November 2012, we established Nutrition Science Partners, a joint venture with Nestlé Health Science. The purpose of Nutrition Science Partners is to develop, manufacture and commercialize HMPL-004 for ulcerative colitis and Crohn's Disease and to identify, develop, manufacture and commercialize products in gastrointestinal indications.

        For more information regarding our partnership with Nestlé Health Science, see "Business—Overview of Our Collaborations."

  HMPL-004 Research Background

        HMPL-004 is a proprietary botanical drug for the treatment of inflammatory bowel diseases, namely ulcerative colitis and Crohn's disease.

        The current standard of care for inflammatory bowel disease starts with 5-aminosalicyclic acids, or 5-ASA, which can induce and maintain clinical response and remission in an average of approximately 50% of inflammatory bowel disease patients. For the 5-ASA non-responding patients with moderate-to-severe active diseases, various forms of corticosteroids and immunosuppressant drugs and anti-tumor necrosis factor agents such as biologics are prescribed. These agents, though effective, are associated with many side effects, sometimes serious, and are not often suitable for prolonged usage.

        Accordingly, there remain clear unmet medical needs for new therapies which can induce and maintain remission among 5-ASA non-responding or intolerant patients, and the need for safer agents without the side effects of corticosteroids and immune suppressors.

  HMPL-004 Pre-clinical Evidence

        Extensive pre-clinical studies indicate that HMPL-004 exhibits its anti-inflammatory effects through the inhibition of multiple cytokines (proteins), such as NF-kB, both systemically and locally, which are involved in causing digestive tract inflammation. HMPL-004's efficacy, when combined with 5-ASAs, in induction of clinical response, remission and healing of the mucosa (a mucous membrane lining the intestine), as well as a favorable safety profile has been established in multiple clinical trials, including a successful global Phase IIb study in mild-to-moderate ulcerative colitis patients.

  HMPL-004 Early and Completed Clinical Development

        As discussed below, we have completed various clinical trials of HMPL-004 in the United States, Canada, Europe and Ukraine.

  Phase IIb Ulcerative Colitis trial

        The Phase IIb ulcerative colitis trial was a multi-center, double-blind, randomized and placebo-controlled study conducted in 223 ulcerative colitis patients in the United States, Canada and Europe. Results were reported in November 2009. The three-arm clinical trial included eight week treatment with HMPL-004 at two dose levels, 1,200 mg per day or 1,800 mg per day, as compared to placebo. Completed data analysis demonstrated that all primary and key secondary endpoints were achieved. There were no treatment-related serious adverse events in either of the HMPL-004 arms reported by the investigators. Importantly, clinical efficacy, including response, remission, and mucosal healing, improved markedly as dose increased among the intent-to-treat patient population, with the higher 1,800 mg dose outperforming the 1,200 mg dose and placebo in all areas. The clinical response of the 1,800 mg arm was 71% (p = 0.0003) compared to 48% (p = 0.17) for the 1,200 mg arm and 35% for placebo. Remission of the 1,800 mg arm was 39% (p = 0.013) compared to 32% (p = 0.08) for the 1,200 mg arm and 17% for placebo. Mucosal healing of the 1,800 mg arm was 53% (p = 0.007) compared to 38% (p = 0.23) for the 1,200 mg arm and 27% for placebo. This trial was recognized as the Distinguished Abstract Plenary oral presentation at Digestive Disease Week in 2010, which is a distinguished honor in the global gastrointestinal disease field.

  Phase II Crohn's disease trial

        The Phase II Crohn's disease trial was a multi-center, double-blind, randomized, and placebo-controlled study conducted in 101 Crohn's disease patients in the United States and Ukraine. Results were reported in July 2009. The two-arm clinical trial demonstrated a clear trend of efficacy for HMPL-004 at the 1,200 mg per day dose level with no treatment-related serious adverse events. Clinical response of the 1,200 mg arm was 37% (p = 0.087) versus 22% for placebo. Remission of the 1,200 mg arm was 29% (p = 0.069) versus 14% for placebo.

  NATRUL-3 global Phase III ulcerative colitis registration trial

        In April 2013, Nestlé Health Science initiated the NATRUL-3 global Phase III registration trial in mild-to-moderate ulcerative colitis patients on HMPL-004, in combination treatment with 5-ASAs, and conducted an interim analysis in mid-August 2014. The interim analysis was intended to assess both futility, in terms of efficacy and safety on approximately one-third of the 420 planned patients in NATRUL-3. The result of the interim analysis was that HMPL-004 showed no overall material effect over the placebo-arm patients and consequently the NATRUL-3 study was terminated and the data un-blinded.

        Subsequent post-hoc analysis of the un-blinded NATRUL-3 data, shown in the charts below, indicates an efficacy signal among the 51% of NATRUL-3 patients who had been on 5-ASAs for more than one year prior to enrollment. These patients at the time of their enrollment in NATRUL-3 were in ulcerative colitis flare condition and as such could be considered as 5-ASA non-responders. The efficacy signal was further enhanced among these 5-ASA non-responders when patients with difficult-to-treat concurrent medical conditions, that could have affected ulcerative colitis response, were removed.

Figure 30: HMPL-004 appears to work well in 5-ASA non-responding patients particularly if patients with difficult-to-treat concurrent medical conditions were stratified

  Source: Nutrition Science Partners clinical data
  Left graphic: The 51% of NATRUL-3 patients on 5-ASAs for over a year prior to enrollment and who are not responding to 5-ASAs at time of enrollment in NATRUL-3.
  Right graphic: Further removing patients with other difficult-to-treat concurrent medical conditions that might have been contributed to lack of response.

        In summary, we believe the above clinical data demonstrates clinical efficacy for HMPL-004, but clearly 5-ASA resistant/non-responding patients benefit the most. Furthermore, HMPL-004's current formulation contains over 70% inactive substances, which leads to a heavy pill burden and patient compliance challenges.

        We and Nestlé Health Science continue to both review and discuss the above hypotheses as well as conduct further technical analysis in the area of formulation improvement (to address pill burden and pharmacokinetic profile), and biomarkers (to enable effective patient selection) as we work towards agreeing next steps for HMPL-004.

HMPL-453 FGFR Inhibitor

  Mechanism of Action

        Fibroblast growth factor receptors, or FGFRs, belong to a subfamily of receptor tyrosine kinases, or RTKs. Four different FGFRs (FGFR1-4) and at least 18 ligand FGFs constitute the FGF/FGFR signaling system. Activation of the FGFR pathway through the phosphorylation of various downstream molecules ultimately leads to increased cell proliferation, migration and survival. FGF/FGFR signaling regulates a wide range of basic biological processes, including tissue development, angiogenesis, and tissue regeneration. Given the inherent complexity and critical roles in physiological processes, dysfunction in the FGF/FGFR signaling leads to a number of developmental disorders and is consistently found to be a driving force in cancer. Deregulation of the FGFR can take many forms, including receptor amplification, activating mutations, gene fusions, and receptor isoform switching, and the molecular alterations are found at relatively low frequencies in most tumors. The incidence of FGFR aberrance in various cancer types is listed in Figure 31 below.

Figure 31: Common genetic alterations in FGFRs related to cancer

  Source: M. Touat et al, "Targeting FGFR Signaling in Cancer," Clinical Cancer Research (2015); 21(12); 2684-94

  HMPL-453 Research Background

        We noted a growing body of evidence has demonstrated the oncogenic potential of FGFR aberrations in driving tumor growth, promoting angiogenesis, and conferring resistance mechanisms to anti-cancer therapies. Targeting the FGF/FGFR signaling pathway has therefore attracted a good deal of attention from biopharmaceutical companies and has become an important exploratory target for new anti-tumor target therapies.

        Currently, FGFR monoclonal antibodies, FGF ligand traps and small molecule FGFR tyrosine kinase inhibitors are being evaluated in early clinical studies. BGJ-398 (Novartis), AZD4547 (AstraZeneca) and JNJ-42756493 (Johnson & Johnson) are the leading FGFR selective tyrosine kinase inhibitors, and their early clinical trials provided substantial proof-of-concept with regard to anti-tumor efficacy and pharmacodynamic markers of effective FGFR pathway inhibition.

        The main FGFR on-target toxicities observed to date in these compounds are all mild and manageable, including hyperphosphatemia, nail and mucosal disorder, and reversible retinal pigmented epithelial detachment. However, there are still many challenges in the development of FGFR-directed therapies. Uncertainties include the screening and stratifying of patients who are most likely to benefit from FGFR targeted therapy. Intra-tumor heterogeneity observed in FGFR amplified cancer may compromise the anti-tumor activity. In addition, the low frequency of specific FGFR molecular aberrance in each cancer type may hinder clinical trial enrollment.

  HMPL-453 Pre-clinical Evidence

        HMPL-453 is a highly selective and potent, small molecule that targets FGFR 1/2/3 with an IC50 in the low nanomolar range. Its good selectivity was revealed in the screening against 292 kinases. HMPL-453 exhibited strong anti-tumor activity that correlated with target inhibition in tumor models with abnormal FGFR activation.

        HMPL-453 has good pharmacokinetic properties characterized by rapid absorption following oral dosing, good bioavailability, moderate tissue distribution and moderate clearance in all pre-clinical animal species. HMPL-453 was found to have little inhibitory effect on major cytochrome P450 enzymes, indicating low likelihood of drug-to-drug interaction issues.

        Phase I enabling GLP toxicity studies are ongoing, and preliminary data indicated a good safety profile and a reasonable safety margin.

  HMPL-453 Clinical Development

        We filed a Phase I China IND application in October 2015. We also intend to initiate Phase I clinical studies in Australia in early 2016.

Research Compound Targeting a Novel Kinase

        In December 2008, we entered into a global strategic alliance with Janssen to discover, develop and commercialize small molecule therapeutics against novel targets in the area of inflammation and immunology. In June 2010, we and Janssen agreed for scientific reasons to revise our global strategic alliance to develop small molecule therapeutics against a specific novel target in inflammation and immunology. Our five-year collaboration with Janssen in inflammation/immunology has yielded several compounds against this novel inflammation target. Janssen has exercised its development election on one occasion, to develop a particular compound targeting this novel kinase.

        Janssen subsequently gave notice to terminate the collaboration in August 2015 relating to the HMPL-507 project following its scientific review of such compound and its back-up compounds. Since the beginning of this collaboration, we received a total of approximately $13.0 million in upfront and milestone payments and service fees from Janssen prior to such termination notice.

        We believe that these compounds may have the potential for development as targeted therapies in inflammation/immunology and possibly oncology and are currently determining next steps for further pre-clinical studies of these compounds.

        For more information regarding our partnership with Janssen, see "Business—Overview of Our Collaborations."

Overview of Our Collaborations

        Collaborations and joint ventures with corporate partners have provided us with significant funding and access to our partners' scientific, development, regulatory and commercial capabilities. Our current collaborations focus on savolitinib (collaboration with AstraZeneca), fruquintinib (collaboration with Eli Lilly) and HMPL-004 (collaboration with Nestlé Health Science). We also previously had a collaboration with Janssen with respect to an inflammation and immunology compound. Our collaboration partners fund a significant portion of our research and development costs for drug candidates developed in collaboration with them. In addition, we receive upfront payments upon our entry into these collaboration arrangements and upon the achievement of certain development milestones for the relevant drug candidate. We and Nutrition Science Partners, in the aggregate, have received upfront payments, equity contributions and milestone payments totaling approximately $86.5 million from our collaborations with AstraZeneca, Eli Lilly, Nestlé Health Science and Janssen as of September 30, 2015. In October 2015, we became entitled to receive an additional $10.0 million milestone payment from Eli Lilly. We and Nutrition Science Partners, in the aggregate, may potentially receive up to $360.0 million in future development and approval milestones, $145.0 million in option payments and $560.0 million in commercial milestones in the aggregate. In return, our collaboration partners are entitled to a significant proportion of any future revenue from our drug candidates developed in collaboration with them, as well as a degree of influence over the clinical development process for such drug candidates.

AstraZeneca

        In December 2011, we entered into an agreement with AstraZeneca under which we granted to AstraZeneca co-exclusive, worldwide rights to develop, and exclusive worldwide rights to manufacture and commercialize savolitinib for all diagnostic, prophylactic and therapeutic uses. We refer to this agreement as the AstraZeneca Agreement. AstraZeneca paid $20.0 million upon execution of the AstraZeneca Agreement and agreed to pay royalties and additional amounts upon the achievement of development and sales milestones. As of September 30, 2015, we had received $10.0 million in milestone payments. We may potentially receive future clinical development and first sales milestones payments of up to $110.0 million for clinical development and initial sales of savolitinib, plus significant further milestone payments based on sales. AstraZeneca also reimburses us for certain development costs. Additionally, AstraZeneca is obligated to pay us a fixed royalty of 30.0% annually on all sales made of any product in China and tiered royalties from 9.0% to 13.0% annually on all sales made of any product outside of China.

        Development and collaboration under this agreement are overseen by a joint steering committee that is comprised of three of our senior representatives as well as three senior representatives from AstraZeneca. AstraZeneca is responsible for the development of savolitinib and all regulatory matters related to this agreement in all countries and territories other than China, and we are responsible for the development of savolitinib and all regulatory matters related to this agreement in China. We and AstraZeneca share the development costs for savolitinib in China. AstraZeneca is responsible for the development costs for savolitinib in the rest of the world.

        Subject to earlier termination, the AstraZeneca Agreement will continue in full force and effect on a country-by-country basis as long as any collaboration product is being developed or commercialized. The AstraZeneca Agreement is terminable by either party upon a breach that is uncured, upon the occurrence of bankruptcy or insolvency of either party, or by mutual agreement of the parties. The AstraZeneca Agreement may also be terminated by AstraZeneca for convenience with 180 days' prior written notice. Termination for cause by us or AstraZeneca or for convenience by AstraZeneca will have the effect of, among other things, terminating the applicable licenses granted by us. Termination for convenience by AstraZeneca will have the effect of obligating AstraZeneca to grant to us all of its rights to regulatory approvals and other rights necessary to commercialize savolitinib. Termination by AstraZeneca for convenience will not have the effect of terminating any license granted by AstraZeneca to us.

Eli Lilly

Eli Lilly Agreement

        In October 2013, we entered into an agreement with Eli Lilly whereby we grant Eli Lilly an exclusive license to develop, manufacture and commercialize fruquintinib for all uses in China and Hong Kong. We refer to this agreement as the Eli Lilly Agreement. Eli Lilly paid a $6.5 million upfront fee following execution of the Eli Lilly Agreement, and agreed to pay royalties and additional amounts upon the achievement of development and regulatory approval milestones. In the first ten months of 2015, Eli Lilly paid us $10.0 million in milestone payments in addition to approximately $11.7 million in reimbursements for certain development costs. In October 2015, we also became entitled to receive an additional $10.0 million milestone payment from Eli Lilly. We may potentially receive future milestone payments of up to $60.0 million for the achievement of development and regulatory approval milestones in China and additional milestone payments of up to $300.0 million for the achievement of development, regulatory approval and commercial milestones in other jurisdictions if Eli Lilly exercises its option to develop fruquintinib in such other jurisdictions. See "—Eli Lilly Option Agreement" for further discussion of

Eli Lilly's option to develop fruquintinib globally. Additionally, Eli Lilly is obligated to pay us tiered royalties from 15.0% to 20.0% annually on sales made of fruquintinib in China and Hong Kong, the rate to be determined based upon the dollar amount of sales made for all products in that year.

        Development, collaboration and manufacture of products under this agreement are overseen by a joint steering committee comprised of equal numbers of representatives from each party. We are responsible for all development activities for fruquintinib.

        We are responsible for all development costs in relation to fruquintinib in the following indications: third-line colorectal cancer, third-line non-small cell lung cancer and second-line advanced gastric cancer, until fruquintinib has achieved proof-of-concept. After achieving proof-of-concept for any such indication, Eli Lilly will be responsible for a majority of subsequent development costs.

        Once development is complete, Eli Lilly is obligated to use commercially reasonable efforts to commercialize products and bears all the costs and expenses incurred in such commercialization efforts.

        We are responsible in consultation with Eli Lilly for the supply of, and have the right to supply, all clinical and commercial supplies for fruquintinib pursuant to an agreed strategy for manufacturing. For the term of the Eli Lilly Agreement, such supplies will be provided by us at a transfer price that accounts for our cost of goods sold.

        The Eli Lilly Agreement is terminable by either party for breach that is uncured. The Eli Lilly Agreement is also terminable by Eli Lilly for convenience with 120 days' prior written notice or if there is a major unexpected safety issue with respect to a product. Termination by either us or Eli Lilly for any reason will have the effect of, among other things, terminating the applicable licenses granted by us, and will obligate Eli Lilly to transfer to us all regulatory materials necessary for us to continue development efforts for fruquintinib.

Eli Lilly Option Agreement

        In addition, we have entered into an option agreement with Eli Lilly and Company, under which Eli Lilly and Company can choose to include additional countries in the territory for development and commercialization of fruquintinib. The amount payable by Eli Lilly and Company to exercise the option is variable and depends upon the stage of development at which Eli Lilly and Company chooses to exercise its option. Additionally, we are eligible for milestone and royalty payments based on the territory where the option is exercised and the annual dollar amount of sales of a product.

Nestlé Health Science

Nutrition Science Partners Joint Venture Agreement

        In November 2012, we entered into a joint venture agreement with Nestlé Health Science to form Nutrition Science Partners, a joint venture whose shares are owned in equal portions by us and Nestlé Health Science. The objective of Nutrition Science Partners is to develop, manufacture and commercialize HMPL-004 for ulcerative colitis and Crohn's Disease and to identify, develop, manufacture and commercialize products in gastrointestinal indications. Upon execution of the joint venture agreement, Nestlé Health Science paid $30.0 million in exchange for its 50% of the equity in Nutrition Science Partners. We provided payment in-kind by contributing global development and commercial rights to the HMPL-004 compound and certain exclusive rights to our botanical library, among other things, to the joint venture for our 50% of the equity. Nutrition Science Partners may potentially receive future milestones payments of up to $150 million.

        Neither we nor Nestlé Health Science is permitted to sell, transfer or otherwise dispose of our ownership in Nutrition Science Partners until November 27, 2016 without the other's prior written consent. After this lock-up period, if either we or Nestlé Health Science wish to sell, transfer or otherwise dispose of our or its shares, the other has a right of first refusal to purchase all, but not some, of the other's shares. Each of us is entitled to receive dividends from Nutrition Science Partners as approved by the board. To date, we have not received dividends from Nutrition Science Partners. We and Nestlé Health Science are responsible for providing additional funding required by Nutrition Science Partners in proportion to each of our ownership percentages. To date, we have provided $7.0 million in additional funding to Nutrition Science Partners, with Nestlé Health Science having provided the same amount.

        The operations of Nutrition Science Partners are overseen by its shareholders and board of directors. The board of directors consists of eight directors, with four directors nominated by each of Nestlé Health Science and ourselves.

Nutrition Science Partners Services Agreement

        In March 2013, we also entered into a services agreement with Nutrition Science Partners to provide research and development services to Nutrition Science Partners, including: (i) collection, monitoring, processing and distribution of adverse event reports and safety and medical information including side-effects; (ii) development of manufacturing and analytical technologies for HMPL-004 raw materials; (iii) quality control and assurance of product manufacturing management; and (iv) ongoing discovery research and non-clinical support for the development of HMPL-004.

        This services agreement is terminable by either party upon an uncured material breach or immediately upon the other party's bankruptcy and by Nutrition Science Partners for convenience with 90 days' prior written notice. If Nutrition Science Partners terminates for convenience, it will be required to pay all of our non-cancellable costs.

Nutrition Science Partners Research and Collaboration Agreement

        In March 2013, we also entered into a research and collaboration agreement with Nestlé Health Science and Nutrition Science Partners to develop new products with impact on gastrointestinal disorders and diseases of the gastrointestinal tract to the proof-of-concept stage. We are obligated, as is Nestlé Health Science, to use commercially reasonable efforts to conduct the activities designated to us and Nestlé Health Science respectively to achieve these research and development goals. We are entitled to compensation for performance under this agreement on the basis of the number of our full-time employees who perform research and development activities. For the years ended December 31, 2013 and 2014 and for the nine months ended September 30, 2015, we received approximately $3.6 million, $4.2 million and $3.6 million, respectively, for the provision of these research and development services to Nutrition Science Partners under this agreement and the services agreement discussed above.

        Under this research and collaboration agreement, we have granted to Nutrition Science Partners an initial exclusivity period lasting until December 31, 2022. The exclusivity period will be automatically extended for further one-year periods provided Nutrition Science Partners meets certain budgetary and expenditure criteria. During the exclusivity period, we are obligated not to perform research for ourselves or third parties, or grant to any third parties the right to research or develop products from, or derived from, our botanical library that could be developed for treating gastrointestinal disorders and/or disease of the gastrointestinal tract. Research and collaboration under this agreement will be overseen by a research collaboration subcommittee of the board of directors of Nutrition Science Partners, comprised of equal numbers of representatives from us and Nestlé Health Science.

        This research and collaboration agreement is terminable by any party for an uncured material breach of any other party or immediately upon any other party's bankruptcy. It is also terminable by Nutrition Science Partners for convenience with 90 days' prior written notice. If Nutrition Science Partners terminates for convenience, it will be required to pay all of our and Nestlé Health Science's non-cancellable costs.

Nutrition Science Partners Option Agreement

        In March 2013, Nestec Ltd., which is an affiliate of Nestlé Health Science, and Nutrition Science Partners entered into an option agreement under which Nestec Ltd. is eligible to obtain exclusive licenses to commercialize HMPL-004 products in certain territories. Nestec Ltd. could potentially pay Nutrition Science Partners up to $70.0 million in option exercise payments in the aggregate. The option exercise payments are made in one-time payments per territory and the individual amounts vary depending upon the territory for which the option is exercised. Any of these options is terminable by Nestec Ltd. on or after December 31, 2016 at Nestec Ltd.'s convenience.

Janssen

        In December 2008, we entered into a research and development alliance agreement with Janssen to discover, develop and commercialize new small molecule therapeutics. In June 2010, we and Janssen agreed to revise our research and development alliance agreement to develop small molecule therapeutics against a specific novel molecular target in inflammation/immunology. We refer to this 2010 agreement as the Janssen Agreement. Janssen subsequently gave notice to terminate the Janssen Agreement in August 2015 relating to the HMPL-507 project following its scientific review of such compound and its back-up compounds. We received a total of $13.0 million in upfront and milestone payments and service fees from Janssen prior to such notice of termination.

        We believe that these compounds may have the potential for development as targeted therapies in inflammation/immunology and possibly oncology and are currently determining next steps for further pre-clinical studies of these compounds.

Our Commercial Platform

        Since 2001, we have also developed a profitable Commercial Platform in China, which encompasses two core areas: Prescription Drugs and Consumer Health businesses. Our Commercial Platform has generated $23.9 million in net income attributable to our company in 2014, which has contributed to the funding of our Innovation Platform's drug development programs.

        Our Commercial Platform has grown strongly since we began operations in 2001. Net income attributable to our company from our Commercial Platform grew by 42.1% from $16.8 million in 2013 to $23.9 million in 2014 and grew by 6.3% from $19.1 million for the nine months ended September 30, 2014 to $20.3 million for the nine months ended September 30, 2015.

        The infrastructure of our Commercial Platform, particularly in commercial operations management, manufacturing and distribution, regulatory and reimbursement coverage, is well established in our therapeutic specialty areas such as cardiovascular health. In addition to this, in due course we intend to build a dedicated oncology and immunology sales and marketing organization to broaden our therapeutic focus and to prepare for commercialization of drug candidates from our Innovation Platform, if approved. Our Prescription Drugs business is now deploying its network of medical sales representatives to market and sell drugs in China in new therapeutic areas such as for Seroquel which is used to treat psychiatric disorders, which we believe demonstrates the adaptability of our Commercial Platform. In the first nine months of 2015, Shanghai Hutchison Pharmaceuticals established a dedicated medical sales team of over 90 people in this new therapeutic area.

Prescription Drugs Business

  Prescription Drugs Market in China

        The Chinese pharmaceutical market was the third largest in the world in 2014 and is expected to become the second largest by 2016, according to Frost & Sullivan. Overall healthcare expenditure in China has been steadily increasing, evidenced by the rapid growth of China's gross domestic product, or GDP, and the increasing percentage of China's GDP spent on healthcare. The Chinese pharmaceutical market has grown at a 22.1% compound annual growth rate from 2010 to 2014, driven by government healthcare reforms from approximately $82.5 billion in 2010 to approximately $183.0 billion in 2014, according to Frost & Sullivan. According to World Health Organization Global Health Expenditure database, in 2013 total health spending still accounted for just 5.6% of China's GDP, well below the approximately 17.1% of

GDP in the United States. The market value of China's prescription drug market is expected to grow at a 15.4% compound annual growth rate from $125.9 billion in 2013 to 342.9 billion in 2020 according to Frost & Sullivan.

        In our view, the primary factor driving growth of the overall prescription drug industry in China is the expansion of medical insurance. This is a strategic priority for the PRC government. In terms of funding, the main scheme is the medical insurance scheme for urban employees and residents, which had about 44% of the China population enrolled in 2014 versus only 12% in 2006. The prescription drug products sold by our joint ventures have extensive representation on the current Medicines Catalogue for the National Basic Medical Insurance, Labor Injury Insurance and Childbirth Insurance Systems in China, or the National Medicines Catalogue, which determines eligibility for reimbursement, as well as the current National Essential Medicines List, which mandates distribution of drugs in China. As of the end of 2014, over 99% of all pharmaceutical sales by Shanghai Hutchison Pharmaceuticals in 2014 and approximately 90% of all pharmaceutical products manufactured and sold by Hutchison Baiyunshan in 2014 were capable of being reimbursed under the National Medicines Catalogue.

        In addition, among these two joint ventures an aggregate of 42 drugs, of which 12 were in active production as of September 30, 2015, have been included on the National Essential Medicines List. She Xiang Bao Xin pills, Shanghai Hutchison Pharmaceuticals' top-selling drug, is one of the drugs included on the National Essential Medicines List. The National Medicines Catalogue and the National Essential Medicines List are subject to revision by the government from time to time, and our results could be materially and adversely affected if any products sold by our Prescription Drugs business or Hutchison Baiyunshan are removed from the National Medicines Catalogue or the National Essential Medicines List. For more information, see "Risk Factors—Risks Related to Our Commercial Platform—Reimbursement may not be available for the products currently sold through our Commercial Platform or our drug candidates in China, the United States or other countries, which could diminish our sales or affect our profitability."

        Other factors driving growth include the country's population growth, aging population, longer life expectancy, accelerating urbanization, rising disposable income, growing awareness of healthcare and available therapeutic options and increasing government support for healthcare programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting our Results of Operations—Commercial Platform" for more details on market factors affecting our Prescription Drugs business.

  Our Prescription Drugs Business

        Our Prescription Drugs division is conducted through the following two joint ventures in which we nominate management and run the day-to-day operations:

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  Shanghai Hutchison Pharmaceuticals, which primarily manufactures, markets and distributes prescription drug products originally contributed by our joint venture partner, as well as third-party prescription drugs. 50% of this joint venture is owned by us and 50% by Shanghai Pharmaceuticals, a leading pharmaceutical company in China listed on the Shanghai Stock Exchange and the Hong Kong Stock Exchange, and

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  Hutchison Sinopharm, which focuses on providing logistics services to, and distributing and marketing prescription drugs manufactured by, third-party pharmaceutical companies in China. 51% of this joint venture is owned by us and 49% is owned by Sinopharm, a leading distributor of pharmaceutical and healthcare products and a leading supply chain service provider in China listed on the Hong Kong Stock Exchange.

        Our Prescription Drugs business employs a physician-targeted marketing model that is focused on promoting its products by providing physicians and hospitals with information on the benefits and differentiating clinical aspects of our products. In collaboration with our partners, we have built our joint ventures' extensive prescription drug sales and distribution network across China, with more than 1,800 medical sales representatives as of September 30, 2015. These medical sales representatives covered over 13,500 hospitals and over 80,000 physicians in 300 cities and towns in China as of September 30, 2015.

        Shanghai Hutchison Pharmaceuticals—manufacturing, marketing and distributing proprietary and licensed prescription drugs

        Shanghai Hutchison Pharmaceuticals primarily engages in the manufacture and sale of prescription drug products originally contributed by our joint venture partner, as well as third-party prescription drugs with a focus on cardiovascular medicine. Shanghai Hutchison Pharmaceuticals' proprietary products are sold under the "Shang Yao" brand, literally meaning "Shanghai pharmaceuticals," a trademark that has been used for over 40 years in the pharmaceutical retail market, primarily in Eastern China. As of September 30, 2015, Shanghai Hutchison Pharmaceuticals held 74 registered drug licenses in China, of which 31 are included in the National Medicines Catalogue. In addition, 14 of Shanghai Hutchison Pharmaceuticals' products, of which three are in active production, are represented on China's National Essential Medicines List.

        Its key product is She Xiang Bao Xin pills, a vasodilator for the long-term treatment of coronary artery and heart disease and for rapid control and prevention of acute angina pectoris, a form of chest pain, which is listed on the LPDL. She Xiang Bao Xin pills' sales represented over 90% of all Shanghai Hutchison Pharmaceuticals sales in the first half of 2015. She Xiang Bao Xin pills were first approved in 1983 and subsequently enjoyed 22 years of proprietary commercial protection under the prevailing regulatory system in China. In 2005, Shanghai Hutchison Pharmaceuticals was able to attain "Confidential State Secret Technology" status protection, as certified by China's Ministry of Science and Technology and State Secrecy Bureau, which extended proprietary protection in China until late 2016. In July 2015, it was granted an invention patent in China covering its formulation, which extends proprietary protection through 2029.

        Shanghai Hutchison Pharmaceuticals manufactures its products at its GMP-certified production facility in Shanghai, which has a site area of approximately 58,000 square meters. It plans to relocate its production to a facility in Feng Pu district outside the city center of Shanghai by the end of 2015. The site area of the new facility is approximately 78,000 square meters and is expected to triple the current production capacity. We expect to receive GMP certification for this new facility by the end of 2015. As of September 30, 2015, Shanghai Hutchison Pharmaceuticals had spent approximately $76.2 million of an estimated total cost of $100 million, in construction and relocation costs associated with this new GMP-certified facility. We believe these costs will be materially offset by the anticipated compensation to be paid by the relevant Shanghai governmental authority for the return of the land use rights of the property where the existing facility is located.

        Shanghai Hutchison Pharmaceuticals, through its GSP-certified subsidiary, also markets and sells third-party prescription drugs in collaboration with Hutchison Sinopharm. As discussed below, in late 2014 and early 2015, Hutchison Sinopharm signed agreements with Merck Serono and AstraZeneca to provide marketing services for Merck Serono's Concor (a cardiovascular drug) and AstraZeneca's Seroquel (a drug for the treatment of various psychiatric disorders) to market and distribute such drugs in China. In connection with Hutchison Sinopharm's agreements with Merck Serono and AstraZeneca, Hutchison Sinopharm entered into agreements with Shanghai Hutchison Pharmaceuticals to provide certain promotion and marketing services within China for these drugs. Under these agreements, Shanghai Hutchison Pharmaceuticals manages marketing and is paid a fee for its services provided. Hutchison Sinopharm manages distribution and logistics for these products.

        Shanghai Hutchison Pharmaceuticals, through its GSP-certified subsidiary, sells its products and its third-party licensed prescription drugs directly to distributors who on-sell such products to hospitals and clinics, pharmacies and other retail outlets in their respective areas, as well as to other local distributors. Its medical sales representatives promote its products to doctors and purchasing managers in hospitals, clinics and pharmacies as part of its marketing efforts. As of September 30, 2015, Shanghai Hutchison Pharmaceuticals had over 1,800 medical sales representatives and over 500 manufacturing employees across China.

        Hutchison Sinopharm—providing logistics services and marketing and distribution for prescription drugs manufactured by third parties

        In April 2014, we commenced operating Hutchison Sinopharm, a consolidated joint venture in collaboration with Sinopharm. Based in Shanghai, Hutchison Sinopharm is a GSP-certified company focused on providing logistics services to, and distributing and marketing prescription drugs manufactured by, third-party pharmaceutical companies in China. Hutchison Sinopharm's legacy business was primarily focused on providing logistics and distribution services, primarily within Shanghai, to third-party pharmaceutical companies. We continue to operate this legacy business, which recorded $50.2 million in sales in 2014.

        We intend to increasingly focus on expanding Hutchison Sinopharm to operate as a full-service, third-party prescription drug commercialization company in China. To this end, in 2015 Hutchison Sinopharm entered into agreements with multinational and Chinese pharmaceutical manufacturers seeking to market their products in China. Hutchison Sinopharm now has agreements to market and distribute three prescription products. The two primary products are:

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  Seroquel—in the second quarter of 2015, we became the exclusive first-tier distributor to distribute and market AstraZeneca's quetiapine tablets, under the Seroquel trademark in China. Seroquel is a first-line antipsychotic medicine for the treatment of schizophrenia and bipolar disorder, which was launched in China in 2001. The compound annual growth rate of the schizophrenia and bipolar drug market (excluding sedative hypnotic drugs) in China was approximately 15% from 2010 to 2014 according to Frost & Sullivan, driven by increasing awareness, diagnosis and treatment of central nervous system related diseases in China.

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  Concor—in the first quarter of 2015, we began to exclusively co-promote Merck Serono's bisoprolol fumarate tablets, under the Concor trademark, in a few provinces in China. Concor is a major brand in the beta-blocker sub-segment of the cardiovascular prescription drug market in China.

        Seroquel in particular represents a new therapeutic area for our medical sales representatives, and we believe that in the limited time since we commenced our services for these drugs, we have been successful in generating sales. In the first nine months of 2015, Shanghai Hutchison Pharmaceuticals established a dedicated medical sales team of over 90 people to support the commercialization of Seroquel.

        In the longer term, the ability of our marketing network to adapt to effectively market such drugs to doctors and hospitals, as well as other third-party drugs we may provide services for in the future and any oncology or immunology drugs from our Innovation Platform, will impact our revenue and profitability. In addition, if we are unsuccessful in marketing any third-party drugs, it may adversely affect our ability to enter into commercialization arrangements for additional drugs or prevent us from expanding the geographic scope of existing arrangements.

Consumer Health Business

        Our Consumer Health business is a profitable business, focusing primarily on the manufacture, marketing and distribution of over-the-counter pharmaceutical products and other health-related natural and organic consumer products in China. Our Consumer Health products business includes:

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  Hutchison Baiyunshan, a joint venture established in 2005 which focuses primarily on the manufacture, marketing and distribution of proprietary over-the-counter pharmaceutical products. 50% of this joint venture is owned by us and 50% by Guangzhou Baiyunshan, a leading China-based pharmaceutical company listed on the Shanghai Stock Exchange and the Hong Kong Stock Exchange,

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  Hutchison Hain Organic, a joint venture which was established in 2009 and has exclusive rights to market and distribute a broad range of health-related natural and organic consumer products under brands owned by Hain Celestial in nine Asian territories,

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  Hutchison Healthcare, a wholly owned subsidiary which was established in 2001 and manufactures and sells health supplements, and

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  Hutchison Consumer Products, a wholly owned subsidiary which was established in 2007 that distributes and markets certain third-party consumer products.

        Hutchison Baiyunshan—manufacturing, marketing and distributing proprietary over-the-counter pharmaceutical products

        Hutchison Baiyunshan primarily engages in the manufacture, marketing and distribution of proprietary over-the-counter pharmaceutical products. As of September 30, 2015, Hutchison Baiyunshan held 147 registered drug licenses in China, of which 69 are included in the National Medicines Catalogue. In addition, 28 of Hutchison Baiyunshan's products, of which nine are in active production, are represented on China's National Essential Medicines List. Hutchison Baiyunshan's key products are two generic over-the-counter therapies which are each listed on the LPDL:

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  Fu Fang Dan Shen tablets—for the treatment of chest congestion and angina pectoris to promote blood circulation and relieve pain, which represented about 29% of the sales of Hutchison Baiyunshan for the first nine months of 2015; and

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  Banlangen granules—for the treatment of viral flu, fever, and respiratory tract infections which represented about 25% of the sales of Hutchison Baiyunshan for the first nine months of 2015.

        Hutchison Baiyunshan's products are manufactured in-house at its GMP-certified facility in Guangzhou, Guangdong Province in Southern China or through third-party contract manufacturers. The Guangzhou facility has two plots of land of approximately 90,000 square meters in total. The main factory is located on one approximately 60,000 square meter plot, which continues to operate, however Hutchison Baiyunshan's subsidiary is migrating a large portion of its production to a new higher capacity facility with a 230,000 square meter site area in Anhui province. This new facility is expected to be completed by the end of 2015. As of September 30, 2015, Hutchison Baiyunshan has spent approximately $30.3 million, of an estimated total cost of $40 million, in construction costs associated with this new facility. Hutchison Baiyunshan is also in the process of negotiating the return of its land use rights for the approximately 30,000 square meter unused portion of its second plot in Guangzhou, which is expected to be rezoned for residential development. Hutchison Baiyunshan believes that the new facility construction costs will be materially offset by the anticipated compensation for the return of its land use rights on for this second plot, based on precedent transactions.

        Hutchison Baiyunshan also operates four Chinese GAP-certified cultivation sites through its subsidiaries for growing the herbs used in its over-the-counter products in Heilongjiang, Henan, Guandong and Shandong provinces in China. Hutchison Baiyunshan also generates revenue by supplying raw materials produced by its cultivation operations to its collaboration partner, Guangzhou Pharmaceuticals.

        Hutchison Baiyunshan sells its products directly to regional distributors across China who on-sell to local distributors, hospitals and clinics, pharmacies and other retailers, and employs its own sales representatives at a local level to market its products and promote over-the-counter sales to retailers. As of September 30, 2015, Hutchison Baiyunshan had over 1,200 sales representatives and approximately 790 manufacturing employees across China.

        Hutchison Hain Organic—marketing and distributing Hain Celestial-licensed natural and organic food and personal care products

        Hutchison Hain Organic is a joint venture with Hain Celestial, a NASDAQ-listed, natural and organic food and personal care products company. Hutchison Hain Organic distributes a broad range of over 500 imported organic and natural products.

        Pursuant to its joint venture agreement, Hutchison Hain Organic has exclusive rights to market and distribute Hain Celestial's products within nine Asian territories. We believe the key strategic product for Hutchison Hain Organic is Earth's Best organic infant formula, a leading brand in the United States, which Hutchison Hain Organic began to sell in China in mid-2015. Earth's Best organic infant formula is imported from U.S. manufacturer Perrigo Company and is sold in China through an online retailer and specialty retail outlets. Hutchison Hain Organic's other products are distributed to hypermarkets, specialty stores and other retail outlets in Hong Kong, China and across nine other territories in Asia mainly through third-party local distributors, including retail chains owned by affiliates of CK Hutchison.

        Hutchison Healthcare—manufacturing, marketing and distributing health supplements

        Hutchison Healthcare is our wholly owned subsidiary and is primarily engaged in the manufacture and sale of health supplements. Hutchison Healthcare's major product is Zhi Ling Tong DHA capsules, a health supplement, made from algae DHA oil, for the promotion of brain and retinal development in babies and young children.

        The majority of Hutchison Healthcare's products are contract manufactured at a dedicated GMP-certified manufacturing facility operated by a third party and distributed to hospital pharmacies, specialty stores and drugstore chains.

        Hutchison Consumer Products—distribution of consumer products

        Hutchison Consumer Products is our wholly owned subsidiary that is primarily engaged in the distribution of third-party consumer products in Asia.

Market Landscape

Overview of Therapeutic Areas of Interest

        We are developing many of our drug candidates against multiple indications, which in some cases are common to one or more of our drug candidates. For example, in second-line gastric cancer, we have five proof-of-concept studies underway on savolitinib (both monotherapy and in combination with docetaxel) and fruquintinib (in combination with paclitaxel). The current treatment landscape and market potential of the primary cancer types on which our Innovation Platform is focused are discussed below.

        Unless otherwise indicated, all disease incidence, disease prevalence and market size estimates contained in this "Market Landscape" section were provided by Frost & Sullivan, an independent market research firm.

Overview of Non-small Cell Lung Cancer

        Lung cancer is one of the leading malignant causes of death in the world, and there were an estimated 1.9 million new cases of lung cancer diagnosed worldwide in 2014, of which approximately 36% were from China. The very high prevalence of lung cancer in China as compared to the rest of the world is thought to be linked in part to the high incidence of cigarette smoking in the country. The number of new cases annually is expected to grow and reach an estimated 2.3 million globally by 2020.

        Non-small cell lung cancer comprised approximately 85% of all new cases of lung cancer globally in 2014. There are three types of non-small cell lung cancer, including squamous cell (epidermoid) carcinoma (25-30% of new cases globally in 2014), adenocarcinoma (40% of new cases globally in 2014) and large cell (undifferentiated) carcinoma (10-15% of new cases globally in 2014). The global market for non-small cell lung cancer treatments is expected to increase from approximately $13.2 billion in 2014 to approximately $18.1 billion by 2020.

        Early-stage non-small cell lung cancer is primarily treated with surgery and adjuvant chemotherapy. However, most non-small cell lung cancer patients are not diagnosed until later stages of the disease and require systemic treatments such as chemotherapy and targeted therapies.

        The molecular drivers of cell proliferation in non-small cell lung cancer have become better understood in recent years. There are a significant amount of known important molecular drivers, with EGFR activating mutations representing one of the largest patient populations, constituting approximately 10 to 30% of non-small cell lung cancer cases globally in 2012. Patients can have multiple drivers for their tumors, which can evolve during treatment and result in resistance to their treatment.

        Therapies in non-small cell lung cancer that target these molecular drivers have evolved rapidly in the past 10 years. For example, patients with EGFR activating mutations can be treated effectively with EGFR inhibitors such as gefitinib and erlotinib. The estimated global market for EGFR inhibitors in non-small cell lung cancer was approximately $4.8 billion in 2014, based on the sales of approved drugs, including gefitinib, erlotinib, afatinib, icotinib and cetuximab. VEGFR inhibitors such as bevacizumab and ramucirumab as well as anaplastic lymphoma kinase, or ALK, inhibitors such as crizotinib and ceritinib are also widely used. The estimated global market for VEGFR inhibitors in non-small cell lung cancer was approximately $6.8 billion in 2014.

Overview of Colorectal Cancer

        Colorectal cancer or bowel cancer starts in the inner wall of the colon or rectum. There were approximately 1.4 million new colorectal cancer incidences globally in 2014 which are expected to increase to approximately 1.7 million incidences per year by 2020. The global market for colorectal cancer treatments is expected to increase from approximately $17.0 billion in 2014 to approximately $21.8 billion by 2020.

        Early stages of colon cancer are generally treated though surgery and adjuvant therapies. Toward the later stages, a combination of chemotherapy, radiation, and targeted therapies are used. Targeted therapies include drugs which generally act on EGFR and VEGFR to inhibit the growth of new blood vessels. However, tumors with certain genetic mutations, such as mutation in codons 12, 13, or 61 of the KRAS gene, do not benefit from these targeted treatments.

        Treatment of rectal cancer involves surgery combined with other therapies such as adjuvant and/or neoadjuvant chemotherapy, radiation therapies and targeted therapies. Advanced stages of rectal cancer are rarely completely treated by removing all the tumors through surgery, given that these treatments merely help to relieve, delay, or prevent symptoms in order to prolong life. Targeted therapies for the treatment of colorectal cancer have become popular over the years with biological therapies, such as cetuximab and bevacizumab, more commonly used than small molecules treatments, such as regorafenib.

Overview of Gastric Cancer

        There were an estimated 1.0 million new cases of gastric cancer worldwide in 2014, with a cumulative prevalence of approximately 1.7 million cases. The global market for gastric cancer treatments is projected to grow from approximately $7.2 billion in 2014 to $9.3 billion by 2020. Adenocarcinoma accounted for 90% to 95% of all new cases of gastric cancer globally in 2014.

        China represented approximately 43% of total new cases of gastric cancer worldwide in 2014. Gastric cancer remains the third leading cause of cancer mortality in China, according to a June 2013 article by Z. Bu and J. Ji in Translational Gastrointestinal Cancer. The very high prevalence of gastric cancer in China as compared to the rest of the world is thought to be linked in part to food preparation habits, such as the use of certain preservatives.

        There is currently no internationally accepted standard treatment regimen for gastric cancer, and clinical practice varies widely across countries. The surgical approach depends on the location, size, and locally invasive characteristics of the tumor. Chemotherapy is the most common treatment option, and common chemotherapeutic agents used are paclitaxel, capecitabine, docetaxel and 5-fluorouracil. Targeted therapy is also under development in China, with only a few targeted therapy drugs, such as apatinib and trastuzumab having been successfully approved to date by the CFDA for the treatment of gastric cancer.

Overview of Renal Cell Carcinoma

        In 2014, approximately 356,000 new cases of kidney cancer were observed globally, which is expected to grow to approximately 413,000 by 2020. Renal cell carcinoma accounted for approximately 87% of all new cases of kidney cancer globally in 2014, including approximately 263,000 new cases of clear cell renal cell carcinoma, or approximately 74% of all new cases, and approximately 48,000 new cases of papillary renal cell carcinoma, or approximately 14% of all new cases.

        Surgical procedures are used at various stages of renal cell carcinoma. Targeted therapy with tyrosine kinase inhibitors has been used widely in first and second-line treatments. The FDA has to date approved a number of agents for the treatment of advanced renal cell carcinoma, such as sunitinib, axitinib, bevacizumab, pazopanib, everolimus, sorafenib and temsirolimus and in combination with interferon-a. In recent years, immunotherapy has also begun to emerge in global development as a possible treatment option.

        No targeted therapies for papillary renal cell carcinoma have been approved due to its complexity. Furthermore, there are no standard first-line treatments for metastatic papillary renal cell carcinoma. Anti-angiogenic drugs (i.e., drugs designed to reduce the growth of blood vessels which enable tumors to grow) have shown limited activity against papillary renal cell carcinoma in retrospective studies, but very few prospective studies in pure papillary histology have been reported, besides foretinib and savolitinib. In a retrospective study, investigators collect data from past records without conducting follow-up with patients, as is the case with a prospective study.

Overview of Neuroendocrine Tumors

        Neuroendocrine tumors arise from neuroendocrine cells and develop predominantly in the digestive or respiratory tracts but can also occur in many areas of the body. Diagnosing neuroendocrine tumors is difficult due to the small tumor size and diverse occurrence with patients showing varied or no symptoms. As a result, it has been difficult to accurately estimate the number of neuroendocrine tumor incidences per year. There were approximately 19,000 new cases of neuroendocrine tumors and a cumulative prevalence of approximately 141,000 cases in the United States in 2014.

        Neuroendocrine tumor treatment is influenced by several factors such as tumor location, invasiveness, hormone secretion and metastasis. Therefore, patients receive customized treatment plans. Surgery is the primary treatment for localized tumors. In the case of distant tumors, targeted therapies along with adjuvant treatments are used. In addition, radiation therapy is commonly used as a treatment of neuroendocrine tumors.

        Long-acting analogues of the hormone somatostatin, such as octreotide and lanreotide have established themselves as a primary treatment of neuroendocrine tumors, although with limited efficacy.

Figure 32—Incidence, survival and prevalence data for neuroendocrine tumors (NET) in the United States

  Source: Frost & Sullivan

Overview of Hematological Cancers

        Hematological cancers are classified as leukemia (affecting blood and bone marrow), lymphoma (affecting the lymphatic system) and myeloma (affecting bone marrow). There were approximately 954,000 new cases of hematological cancers worldwide in 2014, which is expected to increase to approximately 1.1 million new cases annually by 2020. The global market for hematological cancer treatments is projected to grow from approximately $19.2 billion in 2014 to $25.7 billion by 2020.

        Treatment of hematological cancers is determined on a case-by-case basis and primarily involves chemotherapy, radiation, targeted therapy and/or stem cell transplantation and, more recently, immunotherapy and gene therapy.

        Within our focus area of lymphoma, the approved targeted therapies include the monoclonal antibody rituximab and the small molecules ibrutinib and idelalisib.

Overview of Immunological Diseases

  Rheumatoid Arthritis

        Rheumatoid arthritis is a complex autoimmune condition involving both innate and adaptive immunity, characterized by chronic and progressive joint inflammation that typically results in permanent, debilitating tissue damage and joint deformation. The worldwide cumulative prevalence of rheumatoid arthritis was approximately 18.5 million cases in 2014, with approximately 990,000 of these cases in the United States. The global market for rheumatoid arthritis treatments is projected to grow from approximately $33.8 billion in 2014 to $45.3 billion by 2020.

        Disease-modifying therapies, including conventional disease modifying anti-rheumatic drugs such as methotrexate, are the most prescribed therapeutic agents for mild and moderate rheumatoid arthritis patients. Biological agents, such as anti-tumor necrosis factor alpha, or anti-TNF-a, monoclonal antibodies, directly inhibit TNF-a, a key pro-inflammatory cytokine involved in rheumatoid arthritis pathogenesis. TNF-a inhibitors have shown to improve the signs and symptoms, inhibit structural damage, and improve physical function in rheumatoid arthritis patients. Those therapeutic agents such as adalimumab, infliximab, etanercept and certolizumab have become the first-line therapy for moderate to severe rheumatoid arthritis patients. Furthermore, a B-cell targeted therapy, rituximab, which depletes the number of peripheral B-cells by binding to the CD20 molecule on their surface, thereby destroying excess, overactive or dysfunctional B-cells, has demonstrated efficacy in patients who display an inadequate response to TNF-a inhibitors.

  Systemic Lupus Erythematosus

        Lupus, or systemic lupus erythematous, is a systemic autoimmune disease that can affect any part of the body, particularly the heart, joints, skin, lungs, blood vessels, liver, kidney, and nervous system. Lupus can be fatal, and there is currently no cure. Patients with mild lupus are often prescribed with non-steroidal anti-inflammatory drugs, while patients with more severe lupus may require corticosteroids or immunosuppressants. The worldwide cumulative prevalence of lupus in 2014 was estimated at 4.1 million cases, with approximately 297,000 cases in the United States. The global market for lupus treatments is projected to grow from approximately $1.9 billion in 2014 to $3.9 billion by 2020.

        No new therapies for lupus had entered the market for a period of over 50 years until belimumab was approved in 2011. Belimumab is a human monoclonal antibody that inhibits the cytokine B-cell activating factor. Combination therapies have also become more commonly used to control lupus and limit tissue damage in recent years.

Competition

Innovation Platform Competition

        The biotechnology and pharmaceutical industries are highly competitive. While we believe that our highly selective drug candidates, experienced development team and chemistry-focused scientific approach provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies. Any drug candidates that we successfully develop and commercialize will compete with existing drugs and/or new drugs that may become available in the future.

        We compete in the segments of the pharmaceutical, biotechnology and other related markets that address inhibition of kinases in cancer and immunological diseases. There are other companies working to develop targeted therapies in the field of kinase inhibition for cancer and immunological diseases. These companies include divisions of large pharmaceutical companies and biotechnology companies of various sizes. We also compete with pharmaceutical and biotechnology companies that develop and market monoclonal antibodies as targeted therapies for the treatment of cancer and immunological diseases.

        Many of our competitors, either alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of drug candidates, obtaining regulatory approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than we may be in obtaining approval for drugs and achieving widespread market acceptance. Our competitors' drugs may be more effective, or more effectively marketed and sold, than any drug we may commercialize and may render our drug candidates obsolete or non-competitive before we can recover the expenses of developing and commercializing any of our drug candidates. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available.

        Below is a summary of existing therapies and therapies currently under development that may become available in the future which may compete with each of our seven clinical-stage drug candidates.

Savolitinib

        While there are currently no approved selective c-Met inhibitors on the market, there are several c-Met inhibitors currently undergoing clinical trials for the treatment of renal cell carcinoma, non-small cell lung cancer and gastric cancer such as cabozantinib (VEGFR/c-Met/Ret inhibitor in development for renal cell carcinoma and non-small cell lung cancer), tivantinib (c-Met inhibitor in development for non-small cell lung cancer and renal cell carcinoma), foretinib (VEGFR2/c-Met inhibitor in development for renal cell carcinoma) and capmatinib (c-Met inhibitor in development for non-small cell lung cancer). Crizotinib (ALK and c-Met inhibitor marketed for non-small cell lung cancer) is a multi-kinase inhibitor that less selectively inhibits c-Met.

Fruquintinib

        Approved VEGF inhibitors on the market for the treatment of colorectal cancer include bevacizumab (anti-VEGF monoclonal antibody), ramucirumab (anti-VEGFR2 monoclonal antibody), regorafenib (VEGFR/TIE2 inhibitor) and ziv-aflibercept (VEGF inhibitor). Ramucirumab is also approved for the treatment of non-small cell lung cancer and gastric cancer. In addition, axitinib and vandetanib use a similar mechanism of action as the VEGF inhibitors on the market and are currently being studied for the treatment of colorectal cancer. Other VEGFR inhibitors being developed for the treatment of non-small cell lung cancer include anlotinib, apatinib, cabozantinib, lenvatinib and vandetanib. VEGFR inhibitors being developed for the treatment of gastric cancer include dovitinib and regorafenib. In China, apatinib has been approved for the treatment of third-line gastric cancer.

Sulfatinib

        Sunitinib (VEGFR inhibitor) and everolimus (mTOR inhibitor) have been approved for the treatment of pancreatic neuroendocrine tumors. Lanreotide is a growth hormone release inhibitor that has been approved for the treatment of gastroenteropancreatic neuroendocrine tumors. Both small molecules and monoclonal antibodies are being developed for the treatment of neuroendocrine tumors. Compounds undergoing development for neuroendocrine tumors includes octreotide (growth hormone and insulin-like growth factor-1 inhibitor, approved for neuroendocrine tumors). Small molecule VEGFR inhibitors being studied for neuroendocrine tumors include nintedanib (VEGFR/PDGFR/FGFR inhibitor) and cabozantinib (c-Met/VEGFR2/Ret inhibitor). In addition, bevacizumab is a monoclonal antibody being studied for neuroendocrine tumors.

HMPL-523

        There has been extensive research on oral small-molecule Syk inhibitors due to the major unmet medical need in inflammation and oncology. No small molecule drug candidates targeting Syk specifically have been approved to date due to the severe off-target toxicity as a result of poor kinase selectivity and possibly poor pharmacokinetic properties. GS-9876 is a Syk inhibitor currently in clinical studies for rheumatoid arthritis. Syk inhibitors currently in clinical studies for hematological cancers include entospletinib, cerdulatinib and TAK-659. In addition, Janus tyrosine kinase, or JAK, inhibitors such as tofacitinib (JAK-3 inhibitor, marketed for rheumatoid arthritis and in development for ulcerative colitis, Crohn's disease and myelofibrosis), ruxolitinib (JAK-1/2 inhibitor, marketed for myelofibrosis and in development for acute myelogenous leukemia) and filgotinib (JAK-1 inhibitor in development for rheumatoid arthritis) and TNFa inhibitors marketed for rheumatoid arthritis, such as etanercept, infliximab, adalimumab and certolizumab, are also expected to be potential competitors of HMPL-523 if it is approved.

        However, most anti-TNFa monoclonal antibodies are applicable for severe disease only as these injectables significantly suppress the entire immune system for a substantial period of time.

Epitinib

        Although no EGFR tyrosine kinase inhibitors have been specifically approved for non-small cell lung cancer with brain metastasis or primary brain tumor, many have been approved for the treatment of non-small cell lung cancer with EGFR activating mutations, including afatinib (EGFR/HER2 inhibitor), gefitinib, erlotinib and icotinib. Moreover, alectinib (ALK inhibitor) and AZD3759 (EFGR tyrosine kinase inhibitor) are in development for the treatment of non-small cell lung cancer with brain metastasis.

Theliatinib

        Approved EFGR inhibitors on the market include gefitinib and erlotinib, although these drugs reach insufficient drug concentrations to suppress wild-type EGFR effectively. In addition, monoclonal antibodies, such as cetuximab, which are approved for the treatment of certain EGFR over-expression tumor types, are less effective for EGFR gene amplified patients. Other small molecule therapies currently being studied for the treatment of esophageal tumors include afatinib and icotinib.

HMPL-689 (PI3Kd)

        Idelalisib is a PI3Kd inhibitor that has been approved for the treatment of refractory/relapsed follicular lymphoma, small lymphocytic lymphoma as a monotherapy and chronic lymphatic leukemia in combination with rituximab. In addition, several drug candidates that inhibit PI3Kd are in clinical development, including duvelisib, INCB040093, GS-9901, TGR-1202 and AMG 319.

HMPL-453 (FGFR)

        To date, there are no approved therapies that specifically target the FGFR signaling pathway. Several small molecule FGFR tyrosine kinase inhibitors are in early clinical trials for solid tumors, including AZD4547, BGJ398, and JNJ-42756493.

HMPL-004

        The current standard of care for inflammatory bowel disease starts with mesalazine, while for the non-responding patients, various forms of corticosteroids and immunosuppressant drugs and anti-tumor necrosis factor agents are prescribed. Several anti-TNFa monoclonal antibody injectables, such as certolizumab, adalimumab, infliximab and golimumab (abandoned in Phase I for Crohn's disease), have been approved for the treatment of ulcerative colitis and Crohn's disease. However, most anti-TNFa monoclonal antibodies are applicable for severe disease only as these injectables significantly suppress the entire immune system for a substantial period of time.

Commercial Platform Competition

        Our Commercial Platform's Prescription Drugs business competes in the pharmaceutical industry in China, which is highly competitive and is characterized by a number of established, large pharmaceutical companies, as well as some smaller emerging pharmaceutical companies. The top 10 domestic pharmaceutical manufacturers only accounted for 18.6% of total pharmaceutical sales in 2014, according to Frost & Sullivan. Our Prescription Drugs business faces competition from other pharmaceutical companies in China engaged in the development, production, marketing or sales of prescription drugs, in particular cardiovascular drugs. The barrier of entry for the PRC pharmaceutical industry primarily relates to regulatory requirements in connection with the production of pharmaceutical products and new product launches.

        The identities of the key competitors with respect to our Prescription Drugs business vary by product, and, in certain cases, different competitors that have greater financial resources than us may elect to focus these resources on developing, importing or in-licensing and marketing products in the PRC that are substitutes for our products and may have broader sales and marketing infrastructure with which to do so.

        We believe that we compete primarily on the basis of brand recognition, pricing, sales network, promotion activities, product efficacy, safety and reliability. We believe our continued success will depend on our Prescription Drugs business's capability to: maintain profitability of its core product, She Xiang Bao Xin pills, successfully market and distribute in-licensed products such as Seroquel and Concor, obtain and maintain regulatory approvals, develop drug candidates with market potential, maintain an efficient operational model, apply technologies to production lines, attract and retain talented personnel, maintain high quality standards, and effectively market and promote the products sold by our Prescription Drugs business. Within the coronary heart disease market in China, in 2014 She Xiang Bao Xin pills had approximately 11.0% market share, and market leadership in Shanghai with approximately 34.6% market share, among oral Chinese patented drugs. Key competitors for She Xiang Bao Xin pills include Tasly Holding (Compound Danshen Dropping Pill) and Shijiazhuang Yiling Pharmaceutical (Tong Xin Luo Capsule), according to Frost & Sullivan. In addition, our Prescription Drugs business's in-licensed drug Seroquel had approximately 46.8% market share of the Chinese market for schizophrenia and bipolar drugs in 2014, with key competitors including Hunan Dongting Pharma and Suzhou First Pharma, according to Frost & Sullivan.

        Our Commercial Platform's Consumer Health business competes in a highly fragmented market in Asia, particularly in our primary market in China. We believe that our Consumer Health business competes primarily on the basis of brand recognition, pricing, sales network, promotion activities, product safety and reliability. We believe our continued success will depend on our Consumer Health business's capability to: maintain profitability of its core products, Fu Fang Dan Shen tablets and Banlangen granules, differentiate its products vis-a-vis those of competitors, successfully market and distribute in-licensed products such as Earth's Best infant formula, maintain an efficient operational model, attract and retain talented personnel, maintain high quality standards, and effectively market and promote the products sold by our Consumer Health business. In China, Fu Fang Dan Shen tablets and Banlangen granules are generic over-the-counter drugs marketed by several manufacturers. Hutchison Baiyunshan is the market leader in these two particular sub-categories, with an estimated market share of approximately 36.7% for Fu Fang Dan Shen tablets and 51.3% for Banlangen granules in 2014, according to Frost & Sullivan. Key competitors include Shanghai LeiYunShang Pharmaceutical, Yunnan Baiyao and Beijing Tongrentang in the Fu Fang Dan Shen market, and include Beijing Tongrentang and Guangzhou Xiangxue Pharmaceutical for the Banlangen market.

Patents and Other Intellectual Property

        Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection for our Innovation Platform's drug candidates, our Commercial Platform's products and other know-how. Our policy is to seek to protect our proprietary and intellectual property position by, among other methods, filing patent applications in various jurisdictions related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position.

Patents

        We and our joint ventures file patent applications directed to our Innovation Platform's drug candidates and our Commercial Platform's products in an effort to establish intellectual property positions with regard to new small molecule compounds and/or extracts of natural herbs, their compositions as well as their medical uses in the treatment of diseases. In relation to our Innovation Platform, we also file patent applications directed to crystalline forms, formulations, processes, key intermediates, and secondary uses as clinical trials for our drug candidates evolve. We file such patent applications in major market jurisdictions, including the United States, Europe, Japan and China as well as Argentina, Australia, Brazil, Canada, Chile, Indonesia, Israel, India, South Korea, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, Ukraine and South Africa. We do not currently in-license any patents except to the extent necessary to ensure our drug candidate fruquintinib has freedom to operate as discussed below.

Our Innovation Platform Patents

        As of September 30, 2015, we had 99 issued patents, including 21 Chinese patents, 16 U.S. patents and six European patents, 175 patent applications pending in the above major market jurisdictions, and three pending Patent Cooperation Treaty, or PCT, patent applications relating to the drug candidates of our Innovation Platform. As of September 30, 2015, our joint venture Nutrition Science Partners had 23 issued patents and 12 pending patent applications relating to HMPL-004. The intellectual property portfolios for our most advanced drug candidates are summarized below. Some of these portfolios, such as HMPL-453 and HMPL-689, are in very early stages of development. With respect to most of the pending patent applications covering our drug candidates, prosecution has yet to commence. Prosecution is a lengthy process, during which the scope of the claims initially submitted for examination by the relevant patent office is often significantly narrowed by the time when they issue, if they issue at all. We expect this to be the case for our pending patent applications referred to below.

        Savolitinib—The intellectual property portfolio for savolitinib contains issued patents and patent applications directed to novel small molecule compounds as well as methods of treating cancers with such compounds. As of September 30, 2015, we owned nine patents in this family, including patents in the United States, Europe and Japan, and we had 37 patent applications pending in various other jurisdictions, including China. Our European patent is also registered in Hong Kong. Our issued patents will expire in 2030.

        Fruquintinib—The intellectual property portfolio for fruquintinib contains three patent families.

        The first patent family for fruquintinib is directed to novel small molecule compounds as well as methods of treating tumor angiogenesis-related disorders with such compounds. As of September 30, 2015, we owned three U.S. patents, one Chinese patent and one Taiwanese patent in this family, each of which will expire in 2028. We also owned patents in Europe and eight other jurisdictions expiring in 2029 and had nine patent applications pending in various other jurisdictions, including Japan.

        The second patent family is directed to crystalline forms of fruquintinib as well as methods of treating tumor angiogenesis-related disorders with such forms. As of September 30, 2015, we had one patent application pending in China in this family, which, if issued, would have an expiration date in 2034. We have also filed PCT and Taiwanese patent applications for this family which, if issued, will each have expiration dates in 2035.

        The third patent family is directed to the method of preparing one of the critical intermediates used in the manufacturing process of fruquintinib. With respect to this patent family, we have a patent application pending in China, which, if issued, will have an expiration date in 2034.

        We also in-license certain freedom-to-operate rights from AstraZeneca, which grant us non-exclusive rights within China and Hong Kong to develop and commercialize pharmaceutical compounds used in fruquintinib which are covered by one of its patents.

        Sulfatinib—The intellectual property portfolio for sulfatinib contains three patent families.

        The first patent family for sulfatinib is directed to novel small molecule compounds as well as methods of treating tumor angiogenesis-related disorders with such compounds. As of September 30, 2015, in this patent family we owned one Chinese patent expiring in 2027 and ten patents in various other jurisdictions, including the United States, Europe and Japan, each expiring in 2031. As of September 30, 2015, we also had three patent applications pending in various other jurisdictions.

        The second patent family is directed to the crystalline forms of sulfatinib as well as methods of treating tumor angiogenesis-related disorders with such forms. As of September 30, 2015, in this patent family we owned two patents in China expiring in 2029 and 2030, respectively, and we owned ten patents in other countries, including the United States and Europe, each of which will expire in 2031. As of September 30, 2015, we also had six patent applications pending in other jurisdictions, including Japan. Our application in Japan has been allowed and is expected to be issued in due course.

        The third patent family is directed to the formulation of a micronized active pharmaceutical ingredient used in sulfatinib as well as methods of treating tumor angiogenesis-related disorders with such formulation. With respect to this patent family, we have a PCT application pending.

        HMPL-523 Syk Inhibitor—The intellectual property portfolio for HMPL-523 contains patent applications directed to novel small molecule compounds as well as methods of treating cancers,

inflammatory diseases, allergic diseases, cell-proliferative diseases, and autoimmune diseases with such compounds. As of September 30, 2015, we had 22 patent applications in this family pending in various jurisdictions, including the United States, Europe, Japan and China. Our patent application in Taiwan has been issued and will expire in 2032.

        Epitinib—The intellectual property portfolio for epitinib contains patents directed to novel small molecule compounds as well as methods of treating cancers with such compounds. As of September 30, 2015, we owned patents in China and Taiwan expiring in 2028, a patent in the United States expiring in 2031 and patents in nine other jurisdictions, including Europe, each expiring in 2029. As of September 30, 2015, we also had five patent applications in the epitinib patent family pending in other jurisdictions.

        Theliatinib—The intellectual property portfolio for theliatinib contains issued patents and patent applications directed to novel small molecule compounds as well as methods of treating cancers with such compounds. As of September 30, 2015, we owned 11 patents in this family in various jurisdictions, including China and Japan, each of which will expire in 2031. As of September 30, 2015, we also had eight patent applications in this family pending in various jurisdictions, including the United States and Europe. Our patent applications in the United States have been allowed and are expected to be issued in due course. Our Chinese patent was also registered in Hong Kong and Macau.

        HMPL-689—The intellectual property portfolio for HMPL-689 contains patent applications directed to novel small molecule compounds as well as uses of such compounds. As of September 30, 2015, we had filed Argentinean, Chinese, Taiwanese and PCT applications, which, if issued, will each have expiration dates in 2035.

        HMPL-004—The intellectual property portfolio for HMPL-004 is composed of four patent families.

        The first patent family is directed to methods of treating inflammatory bowel disease with the compounds related to andrographolides, which are a type of organic plant extract used in drug formulation. As of September 30, 2015, we had one U.S. patent in this family with an expiration date in 2026.

        The second patent family is directed to certain andrographolides as well as the method of treating inflammatory bowel diseases, such as Crohn's disease and ulcerative colitis, with such andrographolides. As of September 30, 2015, with respect to this family, we had one Chinese patent and 12 patents in various other jurisdictions, including the United States, Europe and Japan. Our Chinese patent expires in 2024, and each of our other issued patents expires in 2025. In addition, three divisional patents in South Korea are pending, and each of them have been allowed and are expected to be issued in due course.

        The third patent family is directed to a sustainable release formulation of andrographolides. As of September 30, 2015, we had one patent in Japan and one patent application pending in Europe with respect to this patent family. Our Japanese patent will expire in 2027.

        The fourth patent family is directed to certain andrographolides, a solid dosage form comprising certain andrographolides, as well as the method of treating inflammatory bowel diseases, such as Crohn's disease and ulcerative colitis, with such andrographolides. As of September 30, 2015, we owned one Chinese patent expiring in 2027, two U.S. patents expiring in 2027 and 2029, respectively, and five patents in various other jurisdictions, each expiring in 2028. As of September 30, 2015, we also had 11 patent applications pending in various jurisdictions including, Europe and Japan.

        HMPL-453—The intellectual property portfolio for HMPL-453 contains patent applications directed to novel small molecule compounds as well as methods of treating cancers with the compounds. As of September 30, 2015, we had 20 patent applications pending in various jurisdictions, including the United States, China and Japan. Any patents issued from the foregoing patent applications will have an expiration date of 2034.

Our Commercial Platform Patents

  Prescription Drugs Patents

        As of September 30, 2015, our Prescription Drugs joint venture Shanghai Hutchison Pharmaceuticals had 31 issued patents and four pending patent applications in China, including patents for its key prescription products described below.

        She Xiang Bao Xin Pills.    As of September 30, 2015, Shanghai Hutchison Pharmaceuticals held an invention patent in China directed to the formulation of the She Xiang Bao Xin pill. Under PRC law, invention patents are granted for new technical innovations with respect to products or processes. Invention patents in China have a maximum term of 20 years. This patent will expire in 2029. As of the same date, Shanghai Hutchison Pharmaceuticals held "Confidential State Secret Technology" status protection on the She Xiang Bao Xin pill technology, as certified by China's Ministry of Science and Technology and State Secrecy Bureau which grants proprietary protection until late 2016.

        Danning Tablets.    As of September 30, 2015, Shanghai Hutchison Pharmaceuticals also held an invention patent in China directed to the formulation of the Danning tablet. This patent will expire in 2027.

  Consumer Health Patents

        Many of the products sold by our Consumer Health Products joint venture Hutchison Baiyunshan, including its Banlangen granules and Fu Fang Dan Shen tablets, are generic, over-the-counter products for which Hutchison Baiyunshan does not hold patents. As of September 30, 2015, Hutchison Baiyunshan had 70 issued patents and 18 pending patent applications in China.

Patent Term

        The term of a patent depends upon the laws of the country in which it is issued. In most jurisdictions, a patent term is 20 years from the earliest filing date of a non-provisional patent application. In the United States, a patent's term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier filed patent. The term of a patent that covers a drug or biological product may also be eligible for patent term extension when FDA approval is granted, provided statutory and regulatory requirements are met. In the future, if and when our drug candidates receive approval by the FDA or other regulatory authorities, we expect to apply for patent term extensions on issued patents covering those drugs, depending upon the length of the clinical trials for each drug and other factors. There can be no assurance that any of our pending patent applications will be issued or that we will benefit from any patent term extension.

        As with other pharmaceutical companies, our or our joint ventures' ability to maintain and solidify our proprietary and intellectual property position for our drug candidates or our or their Commercial Platform products and technologies will depend on our or our joint ventures' success in obtaining effective patent claims and enforcing those claims if granted. However, our or our joint ventures' pending patent applications and any patent applications that we or they may in the future file or license from third parties may not result in the issuance of patents. We also cannot predict the breadth of claims that may be allowed or enforced in our or our joint ventures' patents. Any issued patents that we may receive in the future may be challenged, invalidated or circumvented. For example, we cannot be certain of the priority of filing covered by pending third-party patent applications. If third parties prepare and file patent applications in the United States, China or other markets that also claim technology or therapeutics to which we or our joint ventures have rights, we or our joint ventures may have to participate in interference proceedings, which could result in substantial costs to us, even if the eventual outcome is favorable to us, which is highly unpredictable. In addition, because of the extensive time required for clinical development and regulatory review of a drug candidate we may develop, it is possible that, before any of our drug candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby limiting protection such patent would afford the respective product and any competitive advantage such patent may provide.

Trade Secrets

        In addition to patents, we and our joint ventures rely upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our or their competitive position. We and our joint ventures seek to protect our proprietary information, in part, by executing confidentiality agreements with our collaborators and scientific advisors, and non-competition, non-solicitation, confidentiality, and invention assignment agreements with our employees and consultants. We and our joint ventures have also executed agreements requiring assignment of inventions with selected scientific advisors and collaborators. The confidentiality agreements we and our joint ventures enter into are designed to protect our or our joint ventures' proprietary information and the agreements or clauses requiring assignment of inventions to us or our joint ventures, as applicable, are designed to grant us or our joint ventures, as applicable, ownership of technologies that are developed through our or their relationship with the respective counterpart. We cannot guarantee, however, that these agreements will afford us or our joint ventures adequate protection of our or their intellectual property and proprietary information rights.

Trademarks and Domain Names

        We conduct our business using trademarks with various forms of the "Hutchison," "Chi-Med" and "China-MediTech" brands, as well as domain names incorporating some or all of these trademarks. In April 2006, we entered into a brand license agreement with Hutchison Whampoa Enterprises Limited, an indirect wholly owned subsidiary of CK Hutchison, pursuant to which we have been granted a non-exclusive, non-transferrable, royalty-free right to use such trademarks, domain names and other intellectual property rights owned by the CK Hutchison group in connection with the operation of our business worldwide. See "Related Party Transactions—Relationship with CK Hutchison—Intellectual property licensed by the CK Hutchison group" for more details.

        In addition, our joint ventures seek trademark protection in China for their Commercial Platform products. As of September 30, 2015 our joint ventures Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan owned a total of 91 trademarks in the aggregate related to products sold by them. For example, the name "Shang Yao" is a registered trademark of Shanghai Hutchison Pharmaceuticals in China for certain uses including pharmaceutical preparations. In addition, our joint venture Hutchison Baiyunshan has been granted a royal-free license to use the registered trademark "Bai Yun Shan" for a term equal to its operational period of the joint venture by Guangzhou Baiyunshan.

Employees

        As of September 30, 2015, we employed a total of 422 full-time employees. None of our employees are represented by labor unions or covered by collective bargaining agreements.

        Of our workforce, as of September 30, 2015, 270 employees were engaged in research and development for our Innovation Platform, including a total of 59 employees with M.D. or Ph.D. degrees, and 19 were our corporate head office employees.

        Of our workforce, as of September 30, 2015, 133 full-time employees supported our Commercial Platform. Additionally, our Commercial Platform joint venture Shanghai Hutchison Pharmaceuticals employed a total of 2,432 full-time employees, and Hutchison Baiyunshan employed a total of 1,736 full-time employees and 2,452 outsourced contract staff, who are mostly sales representatives and manufacturing employees. Their employees are represented by labor unions and covered by collective bargaining agreements. To date, neither Shanghai Hutchison Pharmaceuticals nor Hutchison Baiyunshan has experienced any strikes, labor disputes or industrial actions which had a material effect on their business, and consider their relations with the union and our employees to be good.

Raw Materials and Supplies

        Raw materials and supplies are ordered based on our or our joint ventures' respective sales plans and reasonable order forecasts and are generally available from our or our joint ventures' own GAP-certified cultivation operations and various third-party suppliers in quantities adequate to meet our needs. While we do experience price fluctuations associated with our raw materials, we have not experienced any material disruptions in the supply of these raw materials in the past. See "Risk Factors—Our Commercial Platform's principal products involve the cultivation or sourcing of key raw materials including botanical products, and any supply failure or price fluctuations could adversely affect our Commercial Platform's ability to manufacture our products."

        If any one of these supply arrangements or agreements were to be terminated or the ability of any one of these suppliers to perform under the applicable agreements were to be materially and adversely affected, we believe that we will be able to locate, qualify and enter into an agreement with a new supplier on a timely basis. We expect that our and our joint ventures' existing manufacturing facilities, including the new manufacturing facilities which are currently under construction by Shanghai Hutchison Pharmaceuticals and a subsidiary of Hutchison Baiyunshan, and outside sources will allow us to meet near-term manufacturing needs for our commercial products and other drug candidate products that are in clinical trials.

Manufacturing and Facilities

        We are headquartered in Hong Kong where we have our main administrative offices. Our joint ventures, Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan, operate two large-scale research and development and manufacturing facilities in Shanghai and Guangzhou with an aggregate site area of approximately 58,000 square meters and 90,000 square meters, respectively. Our joint ventures have obtained land use rights and property ownership certificates for each of our Shanghai and Guangzhou manufacturing facilities. Hutchison Baiyunshan also operates four Chinese GAP-certified cultivation sites through its subsidiaries in Heilongjiang, Henan, Guangdong and Shandong provinces in China.

        Our and our joint ventures' manufacturing operations consist of bulk manufacturing and formulation, fill, and finish activities that produce products and drug candidates for both clinical and commercial purposes. Our manufacturing capabilities have a large operation scale for our own-brand products. We and our joint ventures manufacture and sell about 4.2 billion doses of medicines a year, in the aggregate, through our well-established GMP manufacturing base. See "—Our Commercial Platform—Prescription Drugs Business—Shanghai Hutchison Pharmaceuticals" and "—Our Commercial Platform—Consumer Health Business—Hutchison Baiyunshan" for more details on our manufacturing operations.

        In addition, Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan's subsidiary have new production facilities under construction in Shanghai and Anhui province, respectively. Upon completion of its new facility, Shanghai Hutchison Pharmaceuticals intends to sell its land use rights of the current facility to the Shanghai government for cash consideration. Similarly, Hutchison Baiyunshan plans to sell its land use rights for an unused portion of its Guangzhou property to the local government for cash consideration. See "—Our Commercial Platform—Our Prescription Drugs Business—Shanghai Hutchison Pharmaceuticals" and "—Our Commercial Platform—Our Consumer Health Business—Hutchison Baiyunshan" for more details on these new facilities.

        Additionally, we rent and operate a 2,107 square meter manufacturing facility for fruquintinib in Suzhou, Jiangsu Province in Eastern China, and own a 5,024 square meter facility in Shanghai which houses research and development operations. We also lease 907 square meters of office space in Shanghai which houses Hutchison MediPharma's management and staff.

Quality Control and Assurance

        We have our own independent quality control system and devote significant attention to quality control for the designing, manufacturing and testing of our products. We have established a strict quality control system in accordance with CFDA regulations. Our laboratories fully comply with the Chinese GMP guidelines and are staffed with highly educated and skilled technicians to ensure quality of all batches of product release. We monitor in real time our operations throughout the entire production process, from inspection of raw and auxiliary materials, manufacture, delivery of finished products, clinical testing at hospitals, to ethical sales tactics. Our quality assurance team is also responsible for ensuring that we are in compliance with all applicable regulations, standards and internal policies. Our senior management team is actively involved in setting quality policies and managing internal and external quality performance of our company and our joint ventures, Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan.

Certificates and Permits

        Hutchison MediPharma (Suzhou) Limited holds a pharmaceutical manufacturing license issued by its local regulatory authority expiring on December 31, 2015.

        Hutchison Sinopharm holds a GSP certificate issued by its local regulatory authority expiring on October 22, 2019. It also holds a pharmaceutical trading license issued by its local regulatory authority expiring on August 24, 2019.

        Shanghai Hutchison Pharmaceuticals holds a pharmaceutical manufacturing license from its local regulatory authorities expiring on December 31, 2015. Shanghai Hutchison Pharmaceuticals also holds two GMP certificates issued by its local regulatory authority and the CFDA, respectively. The two GMP certificates will expire on March 5, 2019 and September 27, 2019, respectively.

        Shanghai Shangyao Hutchison Whampoa GSP Company Limited, a subsidiary of Shanghai Hutchison Pharmaceuticals, holds a pharmaceutical trading license from its local regulatory authority expiring on December 29, 2019. It also holds a GSP certificate issued by its local regulatory authority expiring on April 21, 2020.

        Hutchison Baiyunshan holds a pharmaceutical manufacturing license issued by its local regulatory authority expiring on December 31, 2015. Hutchison Baiyunshan holds three GMP certificates issued by its local regulatory authority expiring on December 10, 2018, December 15, 2015 and March 18, 2020, respectively.

        Hutchison Whampoa Guangzhou Baiyunshan Pharmaceuticals Limited, a subsidiary of Hutchison Baiyunshan, holds a GSP certificate issued by its local regulatory authority expiring on January 15, 2020. It also holds a pharmaceutical trading license issued by its local regulatory authority expiring on November 12, 2019.

        Nanyang Baiyunshan Hutchison Whampoa Guanbao Pharmaceutical Company Limited holds a pharmaceutical trading license from its local regulatory authority expiring on June 4, 2019. It also holds a GSP certificate issued by its local regulatory authority expiring on June 5, 2019.

        Hutchison Healthcare holds a sanitary license for healthcare food production enterprises issued by its local regulatory authority expiring on January 31, 2016.

Legal Proceedings

        We are, from time to time, subject to claims and suits arising in the ordinary course of business. Although the outcome of these and other claims cannot be predicted with certainty, management does not believe that the ultimate resolution of these matters will have a material adverse affect on our financial position or on our results of operations.

 REGULATION

        This section sets forth a summary of the most significant rules and regulations affecting our business activities in China and the United States.

Government Regulation of Pharmaceutical Product Development and Approval

PRC Regulation of Pharmaceutical Product Development and Approval

        Since China's entry to the World Trade Organization in 2001, the PRC government has made significant efforts to standardize regulations, develop its pharmaceutical regulatory system and strengthen intellectual property protection.

Regulatory Authorities

        In the PRC, the CFDA is the authority that monitors and supervises the administration of pharmaceutical products and medical appliances and equipment as well as food, health food and cosmetics. The CFDA's predecessor, the State Food and Drug Administration, or the SFDA, was established on August 19, 1998 as an organization under the State Council to assume the responsibilities previously handled by the Ministry of Health of the PRC, or the MOH, the State Pharmaceutical Administration Bureau of the PRC and the State Administration of Traditional Chinese Medicine of the PRC. The CFDA was founded in March 2003 to replace the SFDA.

        The primary responsibilities of the CFDA include:

  •
  monitoring and supervising the administration of pharmaceutical products, medical appliances and equipment as well as food, health food and cosmetics in the PRC;

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  formulating administrative rules and policies concerning the supervision and administration of food, health food, cosmetics and the pharmaceutical industry; evaluating, registering and approving of new drugs, generic drugs, imported drugs and traditional Chinese medicine;

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  approving and issuing permits for the manufacture and export/import of pharmaceutical products and medical appliances and equipment and approving the establishment of enterprises to be engaged in the manufacture and distribution of pharmaceutical products; and

  •
  examining and evaluating the safety of food, health food and cosmetics and handling significant accidents involving these products.

        The MOH is an authority at the ministerial level under the State Council and is primarily responsible for national public health. Following the establishment of the CFDA in 2003, the MOH was put in charge of the overall administration of the national health in the PRC excluding the pharmaceutical industry. In March 2008, the State Council placed the CFDA under the management and supervision of the MOH. The MOH performs a variety of tasks in relation to the health industry such as establishing social medical institutes and producing professional codes of ethics for public medical personnel. The MOH is also responsible for overseas affairs, such as dealings with overseas companies and governments.

Healthcare System Reform

        The PRC government recently promulgated several healthcare reform policies and regulations to reform the healthcare system. On April 6, 2009, the Central Committee of the PRC Communist Party and the State Council jointly issued the Guidelines on Strengthening the Reform of Healthcare System. On April 7, 2009, the State Council issued the Implementation Plan for the Recent Priorities of the Healthcare System Reform (2009-2011). On July 22, 2009, the General Office of the State Council issued the Five Main Tasks of Healthcare System Reform in 2009.

        Highlights of these healthcare reform policies and regulations include the following:

  •
  The overall objective of the reform is to establish a basic healthcare system to cover both urban and rural residents and provide the Chinese people with safe, effective, convenient and affordable healthcare services. The PRC government aims to extend basic medical insurance coverage to at least 90% of the country's population by 2011 and increase the amount of subsidies on basic medical insurance for urban residents and rural cooperative medical insurance to RMB120 per person per year by 2010. By 2020, a basic healthcare system covering both urban and rural residents should be established.

  •
  The reforms aim to promote orderly market competition and improve the efficiency and quality of the healthcare system to meet the various medical needs of the Chinese population. From 2009, basic public healthcare services such as preventive healthcare, maternal and child healthcare and health education will be provided to urban and rural residents. In the meantime, the reforms also encourage innovations by pharmaceutical companies to eliminate low-quality and duplicative products.

  •
  The five key tasks of the reform from 2009 to 2011 are as follows: (1) to accelerate the formation of a basic medical insurance system, (2) to establish a national essential drug system, (3) to establish a basic healthcare service system, (4) to promote equal access to basic public healthcare services, and (5) to promote the reform of public hospitals.

Drug Administration Laws and Regulations

        The PRC Drug Administration Law as promulgated by the Standing Committee of the National People's Congress in 1984 and the Implementing Measures of the PRC Drug Administration Law as promulgated by the MOH in 1989 have laid down the legal framework for the establishment of pharmaceutical manufacturing enterprises, pharmaceutical trading enterprises and for the administration of pharmaceutical products including the development and manufacturing of new drugs and medicinal preparations by medical institutions. The PRC Drug Administration Law also regulates the packaging, trademarks and the advertisements of pharmaceutical products in the PRC.

        Certain revisions to the PRC Drug Administration Law took effect on December 1, 2001. They were formulated to strengthen the supervision and administration of pharmaceutical products, and to ensure the quality of pharmaceutical products and the safety of pharmaceutical products for human use. The revised PRC Drug Administration Law applies to entities and individuals engaged in the development, production, trade, application, supervision and administration of pharmaceutical products. It regulates and prescribes a framework for the administration of pharmaceutical manufacturers, pharmaceutical trading companies, and medicinal preparations of medical institutions and the development, research, manufacturing, distribution, packaging, pricing and advertisements of pharmaceutical products.

        The PRC Drug Administration Law was later amended on December 28, 2013 and April 24, 2015 by the Standing Committee of the National People's Congress. It provides the basic legal framework for the administration of the production and sale of pharmaceutical products in China and covers the manufacturing, distributing, packaging, pricing and advertising of pharmaceutical products.

        According to the PRC Drug Administration Law, no pharmaceutical products may be produced without a pharmaceutical production license. A manufacturer of pharmaceutical products must obtain a pharmaceutical production license from one of CFDA's provincial level branches in order to commence production of pharmaceuticals. Prior to granting such license, the relevant government authority will inspect the manufacturer's production facilities, and decide whether the sanitary conditions, quality assurance system, management structure and equipment within the facilities have met the required standards.

        The PRC Drug Administration Implementation Regulations promulgated by the State Council took effect on September 15, 2002 to provide detailed implementation regulations for the revised PRC Drug Administration Law.

Examination and Approval of New Medicines

        On July 10, 2007, the CFDA promulgated the Administrative Measures on the Registration of Pharmaceutical Products, or the Registration Measures, which became effective on October 1, 2007. Under the Registration Measures, new medicines generally refer to those medicines that have not yet been marketed in the PRC. In addition, certain marketed medicines may also be treated as new medicines if the type or application method of such medicines has been changed or new therapeutic functions have been added to such medicines. According to the Registration Measures, the approval of new medicines requires the following steps:

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  upon completion of the pre-clinical research of the new medicine, application for registration of the new medicine will be submitted to the drug regulatory authorities at the provincial level for review in formalities. If all the formality requirements are met, the drug regulatory authorities at the provincial level will issue a notice of acceptance and conduct site inspections on the research and original data of the new medicine. The drug regulatory authorities at the provincial level will subsequently issue a preliminary opinion and notify a medical examination institute to conduct a sample examination on the new medicine (if the new medicine is a biological product);

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  the drug regulatory authorities at the provincial level will then submit their preliminary opinion, inspection report and application materials to the Drug Review Center of the CFDA and notify the applicant of the progress;

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  after receiving the application materials, the Drug Review Center of the CFDA will arrange for pharmaceutical, medical or other professionals to conduct a technical review on the application materials and request for supplemental materials and explanations, if necessary. After completion of the technical review, the Drug Review Center of the CFDA will issue an opinion and submit such opinion to the CFDA, along with the application materials;

  •
  after receiving the technical opinion from the Drug Review Center, the CFDA will assess whether or not to grant the approval for conducting the clinical research on the new medicine;

  •
  after obtaining the CFDA's approval for conducting the clinical research, the applicant may proceed with the relevant clinical research (which is generally conducted in three phases for a new medicine under the Registration Measures) at institutions with appropriate qualification:

  o
  Phase I refers to the preliminary clinical trial for clinical pharmacology and body safety. It is conducted to observe the human body tolerance for new medicine and pharmacokinetics, so as to provide a basis for determining the prescription plan.

  o
  Phase II refers to the stage of preliminary evolution of clinical effectiveness. The purpose is to preliminarily evaluate the clinical effectiveness and safety of the medicine used on patients with targeted indication, as well as to provide a basis for determining the Phase III clinical trial research plan and the volume under the prescription plan.

  o
  Phase III is a clinical trial stage to verify the clinical effectiveness. The purpose is to test and determine the clinical effectiveness and safety of the medicine used on patients with targeted indication, to evaluate the benefits and risks thereof and, eventually, to provide sufficient basis for review of the medicine registration application.

  o
  Phase IV refers the stage of surveillance and research after the new medicines is launched. The purpose is to observe the clinical effectiveness and adverse effects of the medicine over a much larger patient population and longer time period than in Phase I to III clinical trials, and evaluate the benefits and risks when it is administered to general or special patient population in larger prescription volume.

  •
  after completion of the relevant clinical research, the applicant shall submit its clinical research report together with the relevant supporting documents to the drug regulatory authorities at the provincial level and shall provide raw materials of the standard products and research result on relevant standard products to the PRC National Institute for the Control of Pharmaceutical and Biological Products;

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  the drug regulatory authorities at the provincial level will then review the relevant documents in formalities. If all the formality requirements are met, the drug regulatory authorities at the provincial level will issue a notice of acceptance and within five days of notice and start conducting site inspections. The drug regulatory authorities at the provincial level will issue a preliminary opinion and then collect three samples of the new medicine (if the new medicine is not a biological product) and notify the relevant medicine examination institute to review the medicine standards;

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  the drug regulatory authorities at the provincial level will then submit their preliminary opinion, inspection report and application materials to the Drug Review Center of the CFDA and notify the applicant of the progress;

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  the medical examination institute will review the medicine standards and report its opinion to the Drug Review Center of the CFDA and send a copy of the opinion to the drug regulatory authorities at the provincial level and the applicant;

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  after receiving the application materials, the Drug Review Center of the CFDA will arrange for pharmaceutical, medical or other professionals to conduct a technical review on the application materials and request for supplemental materials and explanations, if necessary. After completion of the technical review and if all the requirements are complied with, the Drug Review Center of the CFDA will report so to the Certification Center of the CFDA and notify the applicant that it may apply to the Certification Center of the CFDA for a site inspection;

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  the applicant will apply to the Certification Center of the CFDA for a site inspection within six months after receiving the notice from the Drug Review Center of the CFDA;

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  the Certification Center of the CFDA will arrange a site inspection on the process of manufacturing samples within thirty days after the application from the applicant to ensure the feasibility of the manufacturing process. The Certification Center of the CFDA will collect a sample (three samples if the new medicine is a biological product) for the medicine examination institute to examine. The Certification Center of the CFDA will prepare an inspection report within 10 days after the site inspection and submit the report to the Drug Review Center of the CFDA;

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  the sample(s) shall be manufactured at a GMP-certified workshop. The medicine examination institute will examine the sample(s) under the reviewed medicine standards and prepare a report after completion the examination and submit the report to the Drug Review Center of the CFDA. A copy of the report will be available to the drug regulatory authorities at the provincial level and the applicant;

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  the Drug Review Center of the CFDA will form a comprehensive opinion based on the technical opinion previously received, the report on site inspection and the result of sample examination and submit the comprehensive opinion and the application materials to the CFDA; and

  •
  if all the regulatory requirements are satisfied, the CFDA will grant a new drug certificate and a pharmaceutical approval number (assuming the applicant has a valid Pharmaceutical Manufacturing Permit and the requisite production conditions for the new medicine have been met).

        Any applicant who is not satisfied with the CFDA's decision to deny the application can appeal within 60 days of its receipt of the CFDA's decision. If the applicant is dissatisfied with the result of the appeal, it may apply for an administrative review with a special committee consisting of senior officials of the CFDA or file an administrative lawsuit with a people's court in China.

        Pursuant to the Registration Measures, chemical drugs are categorized into six different registration classes. Class I New Chemical Drug is a new chemical drug that has never been marketed in China or abroad, including (1) crude drugs made by synthesis or semi-synthesis and the preparations thereof; (2) new effective monomer extracted from natural substances or by fermentation and the preparations thereof; (3) optical isomer obtained from existing drugs by chiral separation or synthesis and the preparations thereof; (4) drug with fewer components derived from marketed multi-component drugs; (5) new combination products; and (6) a preparation already marketed in China but with a newly added indication not yet approved in any country. Different application materials are required for each registration category.

        In accordance with the Provisions on the Administration of Special Examination and Approval of Registration of New Drugs promulgated by the CFDA, issued and effective on January 7, 2009, an NDA that meets certain requirements as specified below will be handled with priority in the review and approval process, so-called "green-channel" approval. In addition, the applicant is entitled to provide additional materials during the review period besides those requested by the CFDA, and will have access to enhanced communication channels with the CFDA.

        Applicants for the registration of the following new drugs are entitled to request priority treatment in review and approval: (i) active ingredients and their preparations extracted from plants, animals and minerals, and newly discovered medical materials and their preparations that have not been sold in the China market, (ii) chemical drugs and their preparations and biological products that have not been approved for sale at its origin country or abroad, (iii) new drugs with obvious clinical treatment advantages for such diseases as AIDS, therioma, and rare diseases, and (iv) new drugs for diseases that have not been treated effectively. Under category (i) or (ii) above, the applicant for drug registration may apply for special examination and approval when applying for the clinical trial of new drugs; under category (iii) or (iv) above, the applicant may only apply for special examination and approval when applying for manufacturing.

Drug Technology Transfer Regulations

        On August 19, 2009, the CFDA promulgated the Administrative Regulations for Technology Transfer Registration of Drugs to standardize the registration process of drug technology transfer, which includes application for, and evaluation, examination, approval and monitoring of, drug technology transfer. Drug technology transfer refers to the transfer of drug production technology by the owner to a drug manufacturer and the application for drug registration by the transferee according to the provisions in the new regulations. Drug technology transfer includes new drug technology transfer and drug production technology transfer.

  Conditions for the application for new drug technology transfer

        Applications for new drug technology transfer may be submitted prior to the expiration date of the monitoring period of the new drugs with respect to:

  •
  drugs with new drug certificates only; or

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  drugs with new drug certificates and drug approval numbers.

        For drugs with new drug certificates only and not yet in the monitoring period, or drug substances with new drug certificates, applications for new drug technology transfer should be submitted prior to the respective expiration date of the monitoring periods for each drug registration category set forth in the new regulations and after the issue date of the new drug certificates.

  Conditions for the application of drug production technology transfer

        Applications for drug production technology transfer may be submitted if:

  •
  the transferor holds new drug certificates or both new drug certificates and drug approval numbers, and the monitoring period has expired or there is no monitoring period;

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  with respect to drugs without new drug certificates, both the transferor and the transferee are legally qualified drug manufacturing enterprises, one of which holds over 50% of the equity interests in the other, or both of which are majority-owned subsidiaries of the same drug manufacturing enterprise;

  •
  with respect to imported drugs with imported drug licenses, the original applicants for the imported drug registration may transfer these drugs to local drug manufacturing enterprises.

  Application for, and examination and approval of, drug technology transfer

        Applications for drug technology transfer should be submitted to the provincial food and drug administration. If the transferor and the transferee are located in different provinces, the provincial food and drug administration where the transferee is located should provide examination opinions. The provincial food and drug administration where the transferee is located is responsible for examining application materials for technology transfer and organizing inspections on the production facilities of the transferee. Food and drug control institutes are responsible for testing three batches of drug samples.

        The Center for Drug Evaluation of the CFDA should further review the application materials, provide technical evaluation opinions and form a comprehensive evaluation opinion based on the site inspection reports and the testing results of the samples. The CFDA should determine whether to approve the application according to the comprehensive evaluation opinion of the Center for Drug Evaluation of the CFDA. An approval letter of supplementary application and a drug approval number will be issued to qualified applications. An approval letter of clinical trials will be issued when necessary. For rejected applications, a notification letter of the examination opinions will be issued with the reasons for rejection.

Permits and Licenses for Manufacturing and Registration of Drugs

  Production Licenses

        To manufacture pharmaceutical products in the PRC, a pharmaceutical manufacturing enterprise must first obtain a Pharmaceutical Manufacturing Permit issued by the relevant pharmaceutical administrative authorities at the provincial level where the enterprise is located. Among other things, such a permit must set forth the permit number, the name, legal representative and registered address of the enterprise, the site and scope of production, issuing institution, date of issuance and effective period.

        Each Pharmaceutical Manufacturing Permit issued to a pharmaceutical manufacturing enterprise is effective for a period of five years. Any enterprise holding a Pharmaceutical Manufacturing Permit is subject to review by the relevant regulatory authorities on an annual basis. The enterprise is required to apply for renewal of such permit within six months prior to its expiry and will be subject to reassessment by the issuing authorities in accordance with then prevailing legal and regulatory requirements for the purposes of such renewal.

  Business Licenses

        In addition to a Pharmaceutical Manufacturing permit, the manufacturing enterprise must also obtain a business license from the administrative bureau of industry and commerce at the local level. The name, legal representative and registered address of the enterprise specified in the business license must be identical to that set forth in the Pharmaceutical Manufacturing Permit.

  Registration of Pharmaceutical Products

        All pharmaceutical products that are produced in the PRC must bear a registered number issued by the CFDA, with the exception of Chinese herbs and Chinese herbal medicines in soluble form. The medicine manufacturing enterprises must obtain the medicine registration number before manufacturing any medicine.

  GMP Certificates

        The World Health Organization encourages the adoption of GMP standards in pharmaceutical production in order to minimize the risks involved in any pharmaceutical production that cannot be eliminated through testing the final products.

        The Guidelines on Good Manufacturing Practices, as amended in 1998 and 2010, or the Guidelines, took effect on August 1, 1999 and set the basic standards for the manufacture of pharmaceuticals. These Guidelines cover issues such as the production facilities, the qualification of the personnel at the management level, production plant and facilities, documentation, material packaging and labeling, inspection, production management, sales and return of products and customers' complaints. On October 23, 2003, the CFDA issued the Notice on the Overall Implementation and Supervision of Accreditation of Good Manufacturing Practice Certificates for Pharmaceuticals, which required all pharmaceutical manufacturers to apply for the GMP certificates by June 30, 2004. Those enterprises that failed to obtain the GMP certificates by December 31, 2004 would have their Pharmaceutical Manufacturing Permit revoked by the drug administrative authorities at the provincial level. On October 24, 2007, the CFDA issued Evaluation Standard on Good Manufacturing Practices which became effective on January 1, 2008. The GMP certificate is valid for a term of five years and application for renewal must be submitted six months prior to its expiration date.

Administrative Protection and Monitoring Periods for New Drugs

        According to the Registration Measures, with a view to protecting public health, the CFDA may provide for administrative monitoring periods of up to five years for new drugs approved to be manufactured, to continually monitor the safety of those new drugs.

        During the monitoring period of a new drug, the CFDA will not approve any other enterprise's application to manufacture, change the dosage of or import a similar new drug. The only exception is that the CFDA will continue to handle any application if, prior to the commencement of the monitoring period, the CFDA has already approved the applicant's clinical trial for a similar new drug. If such application conforms to the relevant provisions, the CFDA may approve such applicant to manufacture or import the similar new drug during the remainder of the monitoring period.

        The Administrative Measures Governing the Production Quality of Pharmaceutical Products, or the Administrative Measures for Production, provides detailed guidelines on practices governing the production of pharmaceutical products. A GMP certification certifies that a manufacturer's factory has met certain criteria in the Administrative Measures for Production, which include: institution and staff qualifications, production premises and facilities, equipment, hygiene conditions, production management, quality controls, product operation, maintenance of sales records and manner of handling customer complaints and adverse reaction reports.

        According to the Administrative Measures for Certification of the Good Manufacturing Practices, effective on August 2, 2011, a manufacturer of pharmaceutical products shall reapply for a new GMP certification six months prior to its expiration date.

Distribution of Pharmaceutical Products

        According to the PRC Drug Administration Law and its implementing regulations and the Measures for the Supervision and Administration of Circulation of Pharmaceuticals, a manufacturer of pharmaceutical products in the PRC can only engage in the trading of the pharmaceutical products that the manufacturer has produced itself. In addition, such manufacturer can only sell its products to:

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  wholesalers and distributors holding Pharmaceutical Distribution Permits;

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  other holders of Pharmaceutical Manufacturing Permits; or

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  medical practitioners holding Medical Practice Permits.

        A pharmaceutical manufacturer in the PRC is prohibited from selling its products to end-users, or individuals or entities other than holders of Pharmaceutical Distribution Permits, the Pharmaceutical Manufacturing Permits or the Medical Practice Permits.

        The granting of a Pharmaceutical Distribution Permit to wholesalers shall be subject to approval of the provincial level drug regulatory authorities, while the granting of a retailer permit shall be subject to the approval of the drug regulatory authorities above the county level. Unless otherwise expressly approved, no pharmaceutical wholesaler may engage in the retail of pharmaceutical products, and neither may pharmaceutical retailers engage in wholesale.

        A pharmaceutical distributor shall satisfy the following requirements:

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  personnel with pharmaceutical expertise as qualified according to law;

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  business site, facilities, warehousing and sanitary environment compatible to the distributed pharmaceutical products;

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  quality management system and personnel compatible to the distributed pharmaceutical products; and

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  rules and regulations to ensure the quality of the distributed pharmaceutical products.

        Operations of pharmaceutical distributors shall be conducted in accordance with the Pharmaceutical Operation Quality Management Rules and shall be granted a GSP certificate under such rules by the CFDA. A GSP certificate is valid for five years and may be renewed three months prior to its expiration date upon a reexamination by the relevant authority.

        Pharmaceutical distributors must keep true and complete records of any pharmaceutical products purchased, distributed or sold with the generic name of such products, specification, approval code, term, manufacturer, purchasing or selling party, price and date of purchase or sale. A pharmaceutical distributor must keep such record at least until one year after the expiry date of such products and in any case, such record must be kept for no less than three years. Penalties may be imposed for any violation of record-keeping.

        Pharmaceutical distributors can only distribute pharmaceutical products obtained from those with a Pharmaceutical Manufacturing Permit and a Pharmaceutical Distribution Permit.

Foreign Investment and "State Secret" Technology

        The interpretation of certain PRC laws and regulations governing foreign investment and "state secret" technology is uncertain. Depending on the industry sectors, foreign investments are classified as "encouraged", "restricted" or "prohibited" under the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, published by the MOFCOM and the NDRC. Under the Catalogue, "manufacturing of modern Chinese medicines with confidential proprietary formula" has been deemed prohibited for any foreign investment. The technology and know-how of the She Xiang Bao Xin pill is classified as "state secret" technology by China's Ministry of Science and Technology, or the MOST, and the National Administration for the Protection of State Secrets, or NAPSS.

        There are currently no PRC laws or regulations or official interpretations, and therefore there can be no assurance, as to whether the use of "state secret" technology constitutes the "manufacturing of Chinese medicines with confidential proprietary formula" under the Catalogue. However, under the Rules on Confidentiality of Science and Technology promulgated by the State Science and Technology Commission (the predecessor of the MOST and the NAPSS) on January 6, 1995, cooperation with foreign parties or establishing joint ventures with foreign parties in respect of state secret technology is expressly allowed, provided that such cooperation has been duly approved by the relevant science and technology authorities. The establishment of Shanghai Hutchison Pharmaceuticals as a sino-foreign joint venture, including the re-registration of licenses for She Xiang Bao Xin pills in its name, was approved by the local counterpart of the MOFCOM and the Shanghai Drug Administration in 2001. Subsequently, the "Confidential State Secret Technology" status protection for She Xiang Bao Xin pills was also granted in 2005 to Shanghai Hutchison Pharmaceuticals as a sino-foreign joint venture by the MOST and NAPSS. Consequently, we believe Shanghai Hutchison Pharmaceuticals is in compliance with all applicable PRC laws and regulations governing foreign investment and "state secret" technology and will continue to be so following our listing of our ADSs on the [NASDAQ Global Market]. Moreover, we believe that our other joint ventures and wholly-foreign owned enterprises in the PRC are also in compliance with all applicable PRC laws and regulations governing foreign investment and will continue to be so following our listing of our ADSs on the [NASDAQ Global Market].

U.S. Regulation of Pharmaceutical Product Development and Approval

        In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. The process of obtaining approvals and the subsequent compliance with appropriate federal, state and local rules and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. regulatory requirements at any time during the product development process, approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including refusal by FDA to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters and other types of letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits, or civil or criminal investigations and penalties brought by FDA and the U.S. Department of Justice, or DOJ, or other governmental entities. Drugs are also subject to other federal, state and local statutes and regulations.

        Our drug candidates must be approved by the FDA through the NDA process before they may be legally marketed in the United States. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

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  completion of extensive pre-clinical studies, sometimes referred to as pre-clinical laboratory tests, pre-clinical animal studies and formulation studies all performed in compliance with applicable regulations, including the FDA's GLP regulations;

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  submission to the FDA of an IND which must become effective before human clinical trials may begin and must be updated annually;

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  approval by an independent IRB representing each clinical site before each clinical trial may be initiated;

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  performance of adequate and well-controlled human clinical trials in accordance with applicable GCPs and other clinical trial-related regulations, to establish the safety and efficacy of the proposed drug product for its proposed indication;

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  preparation and submission to the FDA of an NDA;

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  a determination by the FDA within 60 days of its receipt of an NDA to file the NDA for review and review by an FDA advisory committee, where appropriate or if applicable;

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  satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the API and finished drug product are produced to assess compliance with the FDA's current good manufacturing practice requirements, or cGMP;

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  potential FDA audit of the pre-clinical and/or clinical trial sites that generated the data in support of the NDA;

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  payment of user fees and FDA review and approval of the NDA prior to any commercial marketing or sale of the drug in the United States; and

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  compliance with any post-approval requirements, including REMS and post-approval studies required by FDA.

Pre-clinical Studies

        The data required to support an NDA is generated in two distinct development stages: pre-clinical and clinical. For new chemical entities, or NCEs, the pre-clinical development stage generally involves synthesizing the active component, developing the formulation and determining the manufacturing process, evaluating purity and stability, as well as carrying out non-human toxicology, pharmacology and drug metabolism studies in the laboratory, which support subsequent clinical testing. The conduct of the pre-clinical tests must comply with federal regulations, including GLPs. The sponsor must submit the results of the pre-clinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for human trials. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions regarding the proposed clinical trials and places the IND on clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Some long-term pre-clinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted. The FDA may also impose clinical holds on a drug candidate at any time before or during clinical trials due to safety concerns or non-compliance. Accordingly, submission of an IND does not guarantee the FDA will allow clinical trials to begin, or that, once begun, issues will not arise that could cause the trial to be suspended or terminated.

Clinical Studies

        The clinical stage of development involves the administration of the drug product to human subjects or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor's control, in accordance with GCPs, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under written study protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also reviews and approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. There are also requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. For example, information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health for public dissemination on their ClinicalTrials.gov website.

        Clinical trials are generally conducted in three sequential phases that may overlap or be combined, known as Phase I, Phase II and Phase III clinical trials.

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  Phase I: In a standard Phase I clinical trial, the drug is initially introduced into a small number of subjects, generally healthy volunteers, who are initially exposed to a range of doses of the drug candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, appropriate dosing, side effect tolerability and safety of the drug.

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  Phase Ib: Although Phase I clinical trials are usually conducted in healthy volunteers and are not intended to treat disease or illness, a Phase Ib trial may be conducted in patient populations who have been diagnosed with the disease for which the study drug is intended. The patient population typically demonstrates a biomarker, surrogate, or other clinical outcome that can be assessed to show "proof-of-concept." In a Phase Ib study, proof-of-concept typically confirms a hypothesis that the current prediction of a biomarker, surrogate or other outcome benefit is compatible with the mechanism of action of the study drug.

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  Phase I/2: A Phase I and Phase II trial for the same treatment is combined into a single study protocol. The drug is administered first to determine a maximum tolerable dose, and then additional patients are treated in the Phase II portion of the study to further assess safety and/or efficacy.

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  Phase II: The drug is administered to a limited patient population to determine dose tolerance and optimal dosage required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, as well as identification of possible adverse effects and safety risks and preliminary evaluation of efficacy.

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  Phase III: The drug is administered to an expanded number of patients, generally at multiple sites that are geographically dispersed, in well-controlled clinical trials to generate enough data to demonstrate the efficacy of the drug for its intended use, its safety profile, and to establish the overall benefit/risk profile of the drug and provide an adequate basis for drug approval and labeling of the drug product. Phase III clinical trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a drug during marketing. Generally, two adequate and well-controlled Phase III clinical trials are required by the FDA for approval of an NDA. A pivotal study is a clinical study that adequately meets regulatory agency requirements for the evaluation of a drug candidate's efficacy and safety such that it can be used to justify the approval of the drug. Generally, pivotal studies are also Phase III studies but may be Phase II studies if the trial design provides a well-controlled and reliable assessment of clinical benefit, particularly in situations where there is an unmet medical need. Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial regulatory approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, FDA may mandate the performance of Phase 4 clinical trials.

        Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA, and more frequently if serious adverse events occur. Written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk to human subjects. The FDA, the IRB, or the clinical trial sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. The FDA will typically inspect one or more clinical sites to assure compliance with GCPs and the integrity of the clinical data submitted. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB's requirements or if the drug has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated check points based on access to certain data from the trial. Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the drug in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, cGMPs impose extensive procedural, substantive and recordkeeping requirements to ensure and preserve the long-term stability and quality of the final drug product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

NDA Submission and FDA Review Process

        Following trial completion, trial results and data are analyzed to assess safety and efficacy. The results of pre-clinical studies and clinical trials are then submitted to the FDA as part of an NDA, along with proposed labeling for the drug, information about the manufacturing process and facilities that will be used to ensure drug quality, results of analytical testing conducted on the chemistry of the drug, and other relevant information. The NDA is a request for approval to market the drug and must contain adequate evidence of safety and efficacy, which is demonstrated by extensive pre-clinical and clinical testing. The application includes both negative or ambiguous results of pre-clinical and clinical trials as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a use of a drug, or from a number of alternative sources, including studies initiated by investigators. To support regulatory approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug product to the satisfaction of the FDA. Under federal law, the submission of most NDAs is subject to the payment of an application user fees; a waiver of such fees may be obtained under certain limited circumstances. FDA approval of an NDA must be obtained before a drug may be offered for sale in the United States.

        In addition, under the Pediatric Research Equity Act an NDA or supplement to an NDA must contain data to assess the safety and efficacy of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers.

        Under the Prescription Drug User Fee Act, or PDUFA, as amended, each NDA must be accompanied by an application user fee. The FDA adjusts the PDUFA user fees on an annual basis. According to the FDA's fee schedule, effective through September 30, 2015, the user fee for an application requiring clinical data, such as an NDA, is $2,335,200. PDUFA also imposes an annual product fee for human drugs ($110,370) and an annual establishment fee ($569,200) on facilities used to manufacture prescription drugs. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

        The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. The FDA conducts a preliminary review of an NDA within 60 days of receipt and informs the sponsor by the 74th day after FDA's receipt of the submission to determine whether the application is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has 10 months from the filing date in which to complete its initial review of a standard NDA and respond to the applicant, and six months from the filing date for a "priority review" NDA. The FDA does not always meet its PDUFA goal dates for standard and priority review NDAs, and the review process is often significantly extended by FDA requests for additional information or clarification.

        After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed drug is safe and effective for its intended use, and whether the drug is being manufactured in accordance with cGMP to assure and preserve the drug's identity, strength, quality and purity. The FDA may refer applications for drugs or drug candidates that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. The FDA may re-analyze the clinical trial data, which can result in extensive discussions between the FDA and us during the review process.

        Before approving an NDA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new drug to determine whether they comply with cGMPs. The FDA will not approve the drug unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the drug within required specifications. In addition, before approving an NDA, the FDA may also audit data from clinical trials to ensure compliance with GCP requirements. After the FDA evaluates the application, manufacturing process and manufacturing facilities where the drug product and/or its API will be produced, it may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The Complete Response Letter may require additional clinical data and/or an additional pivotal clinical trial(s), and/or other significant, expensive and time-consuming requirements related to clinical trials, pre-clinical studies or manufacturing. If a Complete Response Letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

        If a drug receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited. Further, the FDA may require that certain contraindications, warnings or precautions be included in the drug labeling or may condition the approval of the NDA on other changes to the proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-market testing or clinical trials and surveillance to monitor the effects of approved drugs. For example, the FDA may require Phase 4 testing which involves clinical trials designed to further assess a drug's safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved drugs that have been commercialized. The FDA may also place other conditions on approvals including the requirement for a REMS to ensure that the benefits of a drug or biological product outweigh its risks. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS. The FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of drugs. Drug approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

  Section 505(b)(2) NDAs

        NDAs for most new drug products are based on two full clinical studies which must contain substantial evidence of the safety and efficacy of the proposed new product. These applications are submitted under Section 505(b)(1) of the FDCA. The FDA is, however, authorized to approve an alternative type of NDA under Section 505(b)(2) of the FDCA. This type of application allows the applicant to rely, in part, on the FDA's previous findings of safety and efficacy for a similar product, or published literature. Specifically, Section 505(b)(2) applies to NDAs for a drug for which the investigations made to show whether or not the drug is safe for use and effective in use and relied upon by the applicant for approval of the application "were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted."

        Section 505(b)(2) authorizes the FDA to approve an NDA based on safety and effectiveness data that were not developed by the applicant. NDAs filed under Section 505(b)(2) may provide an alternate and potentially more expeditious pathway to FDA approval for new or improved formulations or new uses of previously approved products. If the 505(b)(2) applicant can establish that reliance on the FDA's previous approval is scientifically appropriate, the applicant may eliminate the need to conduct certain pre-clinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new drug candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

  Abbreviated New Drug Applications for Generic Drugs

        In 1984, with passage of the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Act, Congress authorized the FDA to approve generic drugs that are the same as drugs previously approved by the FDA under the NDA provisions of the statute. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application, or ANDA, to the agency. In support of such applications, a generic manufacturer may rely on the pre-clinical and clinical testing previously conducted for a drug product previously approved under an NDA, known as the reference listed drug, or RLD.

        Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredients, the route of administration, the dosage form, and the strength of the drug. At the same time, the FDA must also determine that the generic drug is "bioequivalent" to the innovator drug. Under the statute, a generic drug is bioequivalent to a RLD if "the rate and extent of absorption of the drug do not show a significant difference from the rate and extent of absorption of the listed drug."

        Upon approval of an ANDA, the FDA indicates that the generic product is "therapeutically equivalent" to the RLD and it assigns a therapeutic equivalence rating to the approved generic drug in its publication "Approved Drug Products with Therapeutic Equivalence Evaluations," also referred to as the "Orange Book." Physicians and pharmacists consider an "AB" therapeutic equivalence rating to mean that a generic drug is fully substitutable for the RLD. In addition, by operation of certain state laws and numerous health insurance programs, FDA's designation of an "AB" rating often results in substitution of the generic drug without the knowledge or consent of either the prescribing physician or patient.

Special FDA Expedited Review and Approval Programs

        The FDA has various programs, including Fast Track Designation, accelerated approval, priority review and Breakthrough Therapy Designation, that are intended to expedite or simplify the process for the development and FDA review of drugs that are intended for the treatment of serious or life threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drugs to patients earlier than under standard FDA review procedures.

  Fast Track Designation

        To be eligible for a Fast Track Designation, the FDA must determine, based on the request of a sponsor, that a drug is intended to treat a serious or life threatening disease or condition for which there is no effective treatment and demonstrates the potential to address an unmet medical need for the disease or condition. Under the fast track program, the sponsor of a drug candidate may request FDA to designate the product for a specific indication as a fast track product concurrent with or after the filing of the IND for the drug candidate. The FDA must make a fast track designation determination within 60 days after receipt of the sponsor's request.

        In addition to other benefits, such as the ability to use surrogate endpoints and have greater interactions with FDA, FDA may initiate review of sections of a fast track product's NDA before the application is complete. This rolling review is available if the applicant provides, and FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, FDA's time period goal for reviewing a fast track application does not begin until the last section of the NDA is submitted. In addition, the fast track designation may be withdrawn by FDA if FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

  Priority Review

        The FDA may give a priority review designation to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of 10 months under current PDUFA guidelines. These 6- and 10-month review periods are measured from the "filing" date rather than the receipt date for NDAs for new molecular entities, which typically adds approximately two months to the timeline for review and decision from the date of submission. Most products that are eligible for Fast Track Designation are also likely to be considered appropriate to receive a priority review.

  Breakthrough Therapy Designation

        Under the provisions of the new Food and Drug Administration Safety and Innovation Act, or FDASIA, enacted by Congress in 2012, a sponsor can request designation of a drug candidate as a "breakthrough therapy." A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as breakthrough therapies are also eligible for accelerated approval. The FDA may take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.

  Accelerated Approval

        FDASIA also codified and expanded on FDA's accelerated approval regulations, under which FDA may approve a drug for a serious or life-threatening illness that provides meaningful therapeutic benefit over existing treatments based on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. This determination takes into account the severity, rarity or prevalence of the disease or condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug receiving accelerated approval to perform Phase 4 or post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug may be subject to accelerated withdrawal procedures. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by the FDA.

        Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Furthermore, Fast Track Designation, priority review, accelerated approval and Breakthrough Therapy Designation, do not change the standards for approval and may not ultimately expedite the development or approval process.

Pediatric Trials

        Under the Pediatric Research Equity Act of 2003, an NDA or supplement thereto must contain data that are adequate to assess the safety and effectiveness of the drug product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. With the enactment of FDASIA, a sponsor who is planning to submit a marketing application for a drug that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration must also submit an initial Pediatric Study Plan, or PSP, within sixty days of an end-of-Phase II meeting or as may be agreed between the sponsor and FDA. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. FDA and the sponsor must reach agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from pre-clinical studies, early phase clinical trials, and/or other clinical development programs.

Orphan Drug Designation and Exclusivity

        Under the Orphan Drug Act, FDA may designate a drug product as an "orphan drug" if it is intended to treat a rare disease or condition (generally meaning that it affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a drug product available in the United States for treatment of the disease or condition will be recovered from sales of the product). A company must request orphan product designation before submitting an NDA. If the request is granted, FDA will disclose the identity of the therapeutic agent and its potential use. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process, but the product will be entitled to orphan product exclusivity, meaning that FDA may not approve any other applications for the same product for the same indication for seven years, except in certain limited circumstances. Competitors may receive approval of different products for the indication for which the orphan product has exclusivity and may obtain approval for the same product but for a different indication. If a drug or drug product designated as an orphan product ultimately receives regulatory approval for an indication broader than what was designated in its orphan product application, it may not be entitled to exclusivity.

Post-Marketing Requirements

        Following approval of a new drug, a pharmaceutical company and the approved drug are subject to continuing regulation by the FDA, including, among other things, monitoring and recordkeeping activities, reporting to the applicable regulatory authorities of adverse experiences with the drug, providing the regulatory authorities with updated safety and efficacy information, drug sampling and distribution requirements, and complying with applicable promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations that are not described in the drug's approved labeling (known as "off-label use"), limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet. Although physicians may legally prescribe drugs for off-label uses, manufacturers may not market or promote such off-label uses. Modifications or enhancements to the drug or its labeling or changes of the site of manufacture are often subject to the approval of the FDA and other regulators, which may or may not be received or may result in a lengthy review process.

        Prescription drug advertising is subject to federal, state and foreign regulations. In the United States, the FDA regulates prescription drug promotion, including direct-to-consumer advertising. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Any distribution of prescription drugs and pharmaceutical samples must comply with the U.S. Prescription Drug Marketing Act a part of the FDCA.

        In the United States, once a drug is approved, its manufacture is subject to comprehensive and continuing regulation by the FDA. The FDA regulations require that drugs be manufactured in specific approved facilities and in accordance with cGMP. Applicants may also rely on third parties for the production of clinical and commercial quantities of drugs, and these third parties must operate in accordance with cGMP regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. NDA holders using third-party contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms, and, in certain circumstances, qualified suppliers to these firms. These firms and, where applicable, their suppliers are subject to inspections by the FDA at any time, and the discovery of violative conditions, including failure to conform to cGMP, could result in enforcement actions that interrupt the operation of any such facilities or the ability to distribute drugs manufactured, processed or tested by them. Discovery of problems with a drug after approval may result in restrictions on a drug, manufacturer, or holder of an approved NDA, including, among other things, recall or withdrawal of the drug from the market, and may require substantial resources to correct.

        The FDA also may require post-approval testing, sometimes referred to as Phase 4 testing, risk minimization action plans and post-marketing surveillance to monitor the effects of an approved drug or place conditions on an approval that could restrict the distribution or use of the drug. Discovery of previously unknown problems with a drug or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a drug's approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA's policies may change, which could delay or prevent regulatory approval of our drugs under development.

Other U.S. Regulatory Matters

        Manufacturing, sales, promotion and other activities following drug approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the United States, the Centers for Medicare & Medicaid Services, other divisions of the Department of Health and Human

Services, the Drug Enforcement Administration for controlled substances, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments. In the United States, sales, marketing and scientific/educational programs must also comply with state and federal fraud and abuse laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the Affordable Care Act. If drugs are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Drugs must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair competition laws.

        The distribution of pharmaceutical drugs is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical drugs.

        The failure to comply with regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of drugs, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. In addition, even if a firm complies with FDA and other requirements, new information regarding the safety or efficacy of a product could lead the FDA to modify or withdraw product approval. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

        Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

U.S. Patent Term Restoration and Marketing Exclusivity

        Depending upon the timing, duration and specifics of the FDA approval of our drug candidates, some of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product's approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

        Marketing exclusivity provisions under the FDCA can also delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a NCE. A drug is a NCE if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA, or a 505(b)(2) NDA submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovator drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. Specifically, the applicant must certify with respect to each relevant patent that: the required patent information has not been filed; the listed patent has expired; the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration, or the listed patent is invalid, unenforceable or will not be infringed by the new product. A certification that the new product will not infringe the already approved product's listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. If the applicant does not challenge the listed patents or indicate that it is not seeking approval of a patented method of use, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months after the receipt of the Paragraph IV notice, expiration of the patent, or a decision in the infringement case that is favorable to the ANDA applicant.

        The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the pre-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness. Orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in certain circumstances. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued "Written Request" for such a trial.

Rest of the World Regulation of Pharmaceutical Product Development and Approval

        For other countries outside of China and the United States, such as countries in Europe, Latin America or other parts of Asia, the requirements governing the conduct of clinical trials, drug licensing, pricing and reimbursement vary from country to country. In all cases the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and ethical principles.

        If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Coverage and Reimbursement

PRC Coverage and Reimbursement

        Historically, most of Chinese healthcare costs have been borne by patients out-of-pocket, which has limited the growth of more expensive pharmaceutical products. However, in recent years the number of people covered by government and private insurance has increased. According to the PRC National

Bureau of Statistics, as of December 31, 2014, 598 million urban employees and residents in China were enrolled in the national medical insurance program, representing an increase of 4.3% from December 31, 2013. The PRC government has announced a plan to give every person in China access to basic healthcare by year 2020.

Reimbursement under the National Medical Insurance Program

        The national medical insurance program was adopted pursuant to the Decision of the State Council on the Establishment of the Urban Employee Basic Medical Insurance Program issued by the State Council on December 14, 1998, under which all employers in urban cities are required to enroll their employees in the basic medical insurance program and the insurance premium is jointly contributed by the employers and employees. The State Council promulgated Guiding Opinions of the State Council about the Pilot Urban Resident Basic Medical Insurance on July 10, 2007, under which urban residents of the pilot district, rather than urban employees, may voluntarily join Urban Resident Basic Medical Insurance. The State Council expects the pilot Urban Resident Basic Medical Insurance to cover the whole nation by 2010.

        Participants of the national medical insurance program and their employers, if any, are required to contribute to the payment of insurance premiums on a monthly basis. Program participants are eligible for full or partial reimbursement of the cost of medicines included in the National Medicines Catalogue. The Notice Regarding the Tentative Measures for the Administration of the Scope of Medical Insurance Coverage for Pharmaceutical Products for Urban Employees, jointly issued by several authorities including the Ministry of Labor and Social Security and the Ministry of Finance, or MOF, among others, on May 12, 1999, provides that a pharmaceutical product listed in the National Medicines Catalogue must be clinically needed, safe, effective, reasonably priced, easy to use, available in sufficient quantity, and must meet the following requirements:

  •
  it is set forth in the Pharmacopoeia of the PRC;

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  it meets the standards promulgated by the CFDA; and

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  if imported, it is approved by the CFDA for import.

        Factors that affect the inclusion of a pharmaceutical product in the National Medicines Catalogue include whether the product is consumed in large volumes and commonly prescribed for clinical use in the PRC and whether it is considered to be important in meeting the basic healthcare needs of the general public.

        The PRC Ministry of Labor and Social Security, together with other government authorities, has the power to determine the medicines included in the National Medicines Catalogue, which is divided into two parts, Part A and Part B. Provincial governments are required to include all Part A medicines listed on the National Medicines Catalogue in their provincial National Medicines Catalogue, but have the discretion to adjust upwards or downwards by no more than 15% from the number of Part B medicines listed in the National Medicines Catalogue. As a result, the contents of Part B of the provincial National Medicines Catalogues may differ from region to region in the PRC.

        Patients purchasing medicines included in Part A of the National Medicines Catalogue are entitled to reimbursement of the entire amount of the purchase price. Patients purchasing medicines included in Part B of the National Medicines Catalogue are required to pay a certain percentage of the purchase price and obtain reimbursement for the remainder of the purchase price. The percentage of reimbursement for Part B medicines differs from region to region in the PRC.

        The total amount of reimbursement for the cost of medicines, in addition to other medical expenses, for an individual participant under the national medical insurance program in a calendar year is capped at the amounts in such participant's individual account under such program. The amount in a participant's account varies, depending on the amount of contributions from the participant and his or her employer.

National Essential Medicines List

        On August 18, 2009, MOH and eight other ministries and commissions in the PRC issued the Provisional Measures on the Administration of the National Essential Medicines List and the Guidelines on the Implementation of the National Essential Medicines List System, which aim to promote essential medicines sold to consumers at fair prices in the PRC and ensure that the general public in the PRC has equal access to the drugs contained in the National Essential Medicines List. MOH promulgated the National Essential Medicines List (Catalog for the Basic Healthcare Institutions) on August 18, 2009, and promulgated the revised National Essential Medicines List on March 13, 2013. According to these regulations, basic healthcare institutions funded by government, which primarily include county-level hospitals, county-level Chinese medicine hospitals, rural clinics and community clinics, shall store up and use drugs listed in the National Essential Medicines List. The drugs listed in National Essential Medicines List shall be purchased by centralized tender process and shall be subject to the price control by the NDRC. Remedial drugs in the National Essential Medicines List are all listed in the National Medicines Catalogue and the entire amount of the purchase price of such drugs is entitled to reimbursement.

Price Controls

        According to the Pharmaceutical Administration Law and the Regulations of Implementation of the Law of the People's Republic of China on the Administration of Pharmaceuticals, the pharmaceutical products are subject to fixed or directive pricing system or to be adjusted by the market. Those pharmaceutical products included in the National Medicines Catalogues and the National Essential Medicines List and those drugs the production or trading of which are deemed to constitute monopolies, are subject to price controls by the PRC government in the form of fixed retail prices or maximum retail prices. Manufacturers and distributors cannot set the actual retail price for any given price controlled product above the maximum retail price or deviate from the fixed retail price set by the government. The retail prices of pharmaceutical products that are subject to price controls are administered by the NDRC and provincial and regional price control authorities. From time to time, the NDRC publishes and updates a list of pharmaceutical products that are subject to price controls. According to the Notice Regarding Measures on Government Pricing of Pharmaceutical Products issued by NDRC effective on December 25, 2000, maximum retail prices for pharmaceutical products shall be determined based on a variety of factors, including production costs, the profit margins that the relevant government authorities deem reasonable, the product's type, and quality, as well as the prices of substitute pharmaceutical products. The NDRC promulgated the Catalogue of Pharmaceutical Products with Price Fixed by NDRC which took effect on August 1, 2005, under which the NDRC directly regulates the pricing of all prescription medicines on the National Medicines Catalogues and all medicines on the National Essential Medicines List, and delegates to provincial and regional price control authorities the power to regulate the pricing of non-prescription medicines on the National Medicines Catalogues.

        Further, pursuant to the Notice Regarding Further Improvement of the Order of Market Price of Pharmaceutical Products and Medical Services jointly promulgated by the NDRC, the State Council Legislative Affairs Office and the State Council Office for Rectifying, the MOH, the CFDA, the MOFCOM, the MOF and Ministry of Labor and Social Security on May 19, 2006, the PRC government exercises price control over pharmaceutical products included in the National Medicines Catalogues and made an overall adjustment of their prices by reducing the retail price of certain overpriced pharmaceutical products and increasing the retail price of certain underpriced pharmaceutical products in demand for clinical use but that have not been produced in large quantities by manufacturers due to their low retail price level. In particular, the retail price charged by hospitals at the county level or above may not exceed 115% of the procurement cost of the relevant pharmaceutical products or 125% for Chinese herbal pieces.

        On February 9, 2015, the General Office of the State Council issued the Guiding Opinion on Enhancing Consolidated Procurement of Pharmaceutical Products by Public Hospitals. The opinion encourages public hospitals to consolidate their demands and to play a more active role in the procurement of pharmaceutical products. Hospitals are encouraged to directly settle the prices of pharmaceutical products with manufacturers. Consolidated procurement of pharmaceutical products should facilitate hospital reform, reduce patient costs, prevent corrupt conducts, promote fair competition and induce the healthy growth of the pharmaceutical industry. According to the opinion, provincial tendering processes will continue to be used for the pricing of essential drugs and generic drugs with significant demands, and transparent multi-party price negotiation will be used for some patented drugs and exclusive drugs.

        On April 26, 2014, the NDRC issued the Notice on Issues concerning Improving the Price Control of Low Price Drugs, or the Low Price Drugs Notice, together with the LPDL. According to the Low Price Drugs Notice, for drugs with relatively low average daily costs within the current government-guided pricing scope (low price drugs), the maximum retail prices set by the government were cancelled. Within the standards of average daily costs, the specific purchase and sale prices are be fixed by the producers and operators based on the drug production costs, market supply and demand and market competition. The standards of average daily costs of low price drugs are determined by the NDRC in consideration of the drug production costs, market supply and demand and other factors and based on the current maximum retail prices set by the government (or the national average bid-winning retail prices where the government does not set the maximum retail prices) and the average daily dose calculated according to the package insert. The current standards for the daily cost of low price chemical pharmaceuticals and of low price traditional Chinese medicine pharmaceuticals are less than RMB3.0 per day and RMB5.0 per day respectively.

        On May 4, 2015, the NDRC, the National Health and Family Planning Commission, the CFDA, MOFCOM and three other departments issued Opinions on Promoting Drug Pricing Reform. Under these opinions, beginning on June 1, 2015, the restrictions on the prices of the drugs that were subject to government pricing were cancelled except for narcotic drugs and Class I psychotropic drugs which are still subject to maximum factory prices and maximum retail prices set by the NDRC. The medical insurance regulatory authority now has the power to prescribe the standards, procedures, basis and methods of the payment for drugs paid by medical insurance funds. The prices of patented drugs are set through transparent and public negotiation among multiple parties. The prices for blood products not listed in the National Medicines Catalogue, immunity and prevention drugs that are purchased by the Chinese government in a centralized manner, and AIDS antiviral drugs and contraceptives provided by the Chinese government for free, are set through a tendering process. Except as otherwise mentioned above, the prices for other drugs may be determined by the manufacturers and the operators on their own on the basis of production or operation costs and market supply and demand.

Centralized Procurement and Tenders

        The Guiding Opinions concerning the Urban Medical and Health System Reform, promulgated on February 21, 2000, aim to provide medical services with reasonable price and quality to the public through the establishment of an urban medical and health system. One of the measures used to realize this aim is the regulation of the purchasing process of pharmaceutical products by medical institution. Accordingly, the MOH and other relevant government authorities have promulgated a series of regulations and releases in order to implement the tender requirements.

        According to the Notice on Issuing Certain Regulations on the Trial Implementation of Centralised Tender Procurement of Drugs by Medical Institutions promulgated on July 7, 2000 and the Notice on

Further Improvement on the Implementation of Centralised Tender Procurement of Drugs by Medical Institutions promulgated on August 8, 2001, medical institutions established by county or higher level government are required to implement centralised tender procurement of drugs.

        The MOH promulgated the Working Regulations of Medical Institutions for Procurement of Drugs by Centralised Tender and Price Negotiations (for Trial Implementation), or the Centralised Procurement Regulations, on March 13, 2002, and promulgated Sample Document for Medical Institutions for Procurement of Drugs by Centralised Tender and Price Negotiations (for Trial Implementation), or the Centralised Tender Sample Document in November 2001, to implement the tender process requirements and ensure the requirements are followed uniformly throughout the country. The Centralised Tender Regulations and the Centralised Tender Sample Document provide rules for the tender process and negotiations of the prices of drugs, operational procedures, a code of conduct and standards or measures of evaluating bids and negotiating prices. On January 17, 2009, the MOH, the CFDA and other four national departments jointly promulgated the Opinions on Further Regulating Centralised Procurement of Drugs by Medical Institutions. According to the notice, public medical institutions owned by the government at the county level or higher or owned by state-owned enterprises (including state-controlled enterprises) shall purchase pharmaceutical products through centralised procurement. Each provincial government shall formulate its catalogue of drugs subject to centralised procurement. Specifically, the procurement could be achieved through public tendering, online bidding, centralized price negotiations and online competition platform. Except for drugs in the National Essential Medicines List (the procurement of which shall comply with the relevant rules on National Essential Medicines List, certain pharmaceutical products which are under the national government's special control and traditional Chinese medicines, in principle, all drugs used by public medical institutions shall be covered by the catalogue of drugs subject to centralised procurement. On July 7, 2010, the MOH and six other ministries and commissions jointly promulgated the Working Regulations of Medical Institutions for Centralised Procurement of Drugs to further regulate the centralised procurement of drugs and clarify the code of conduct of the parties in centralised drug procurement.

        The centralised tender process takes the form of public tender operated and organised by provincial or municipal government agencies. The centralised tender process is in principle conducted once every year in all provinces and cities in China. Drug manufacturing enterprises, in principle, shall bid directly for the centralized tender process. Certain related parties, however, may be engaged to act as bidding agencies for the centralised tender process. Such intermediaries are not permitted to engage in the distribution of drugs and must have no conflict of interest with the organizing government agencies. The bids are assessed by a committee composed of pharmaceutical experts who will be randomly selected from a database of experts approved by the relevant government authorities. The committee members assess the bids based on a number of factors, including but not limited to, bid price, product quality, clinical effectiveness, qualifications and reputation of the manufacturer, and after-sale services. Only pharmaceuticals that have won in the centralised tender process may be purchased by public medical institutions funded by government in the relevant region.

U.S. Coverage and Reimbursement

        Successful sales of our products or drug candidates in the U.S. market, if approved, will depend, in part, on the extent to which our drugs will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. Patients who are provided with prescriptions as part of their medical treatment generally rely on such third-party payors to reimburse all or part of the costs associated with their prescriptions and therefore adequate coverage and reimbursement from such third-party payors are critical to new product acceptance. These third-party payors are increasingly reducing reimbursements for medical drugs and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic drugs. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. Decreases in third-party reimbursement for our drug candidates, if approved, or a decision by a third-party payor to not cover our drug candidates could reduce physician usage of such drugs and have a material adverse effect on our sales, results of operations and financial condition.

        The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Medicare payment for some of the costs of prescription drugs may increase demand for drugs for which we receive regulatory approval. However, any negotiated prices for our drugs covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

        The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. The plan for the research was published in 2012 by the U.S. Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, if third-party payors do not consider a drug to be cost-effective compared to other available therapies, they may not cover such drugs as a benefit under their plans or, if they do, the level of payment may not be sufficient.

        The Affordable Care Act, enacted in March 2010, has had a significant impact on the health care industry. The Affordable Care Act expanded coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, the Affordable Care Act, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees and taxes on manufacturers of certain branded prescription drugs, and a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D.

        In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation's automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, started in April 2013, and, due to subsequent legislative amendments, will stay in effect through 2024 unless additional Congressional action is taken. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which among other things, also reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Rest of the World Coverage and Reimbursement

        In some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal drugs for which their national health insurance systems provide reimbursement and to control the prices of medicinal drugs for human use. A member state may approve a specific price for the medicinal drug or it may instead adopt a system of direct or indirect controls on the profitability of our company placing the medicinal drug on the market. Historically, drugs launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Other Healthcare Laws

Other PRC Healthcare Laws

Advertising of Pharmaceutical Products

        Pursuant to the Provisions for Drug Advertisement Examination, which were promulgated on March 13, 2007 and came into effect on 1 May 2007, an enterprise seeking to advertise its drugs must apply for an advertising approval code. The validity term of an advertisement approval number for pharmaceutical drugs is one year. The content of an approved advertisement may not be altered without prior approval. Where any alteration to the advertisement is needed, a new advertisement approval number shall be obtained.

Packaging of Pharmaceutical Products

        According to the Measures for The Administration of Pharmaceutical Packaging) effective on September 1, 1988, pharmaceutical packaging must comply with the provisions of the national standard and professional standard. If there are no standards above, the enterprise can formulate its own standard after obtaining the approval of the provincial level food and drug administration or bureau of standards. The enterprise shall reapply for the relevant authorities if it needs to change the packaging standard. Drugs without packing must not be sold in PRC (except for drugs needed by the army).

Labor Protection

        Under the Labor Law of the PRC, effective on January 1, 1995 and subsequently amended on August 27, 2009, the PRC Employment Contract Law, effective on January 1, 2008 and subsequently amended on December 28, 2012 and the Implementing Regulations of the Employment Contract Law, effective on September 18, 2008, employers must establish a comprehensive management system to protect the rights of their employees, including a system governing occupational health and safety to provide employees with occupational training to prevent occupational injury, and employers are required to truthfully inform prospective employees of the job description, working conditions, location, occupational hazards and status of safe production as well as remuneration and other conditions as requested by the Labor Contract Law of the PRC.

        Pursuant to the Law of Manufacturing Safety of the People's Republic of China effective on November 1, 2002, manufacturers must establish a comprehensive management system to ensure manufacturing safety in accordance with applicable laws and regulations. Manufacturers not meeting relevant legal requirements are not permitted to commence their manufacturing activities.

        Pursuant to the Administrative Measures Governing the Production Quality of Pharmaceutical Products effective on March 1, 2011, manufacturers of pharmaceutical products are required to establish production safety and labor protection measures in connection with the operation of their manufacturing equipment and manufacturing process.

        Pursuant to applicable PRC laws, rules and regulations, including the Social Insurance Law which became effective on July 1, 2011, the Interim Regulations on the Collection and Payment of Social Security Funds which became effective on January 22, 1999, the Interim Measures concerning the Maternity Insurance and the Regulations on Work-related Injury Insurance which became effective on January 1, 2004 and were subsequently amended on December 20, 2010, employers are required to contribute, on behalf of their employees, to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance work-related injury insurance, and maternity insurance. If an employer fails to make social insurance contributions timely and in full, the social insurance collecting authority will order the employer to make up outstanding contributions within the prescribed time period and impose a late payment fee at the rate of 0.05% per day from the date on which the contribution becomes due. If such employer fails to make social insurance registration, the social insurance collecting authority will order the employer to correct within the prescribed time period. The relevant administrative department may impose a fine equivalent to three times the overdue amount and management personnel who are directly responsible can be fined RMB500 to RMB3,000 if the employer fails to correct within the prescribed time period.

Commercial Bribery

        Medical production and operation enterprises involved in criminal, investigation or administrative procedure for commercial bribery will be listed in the Adverse Records of Commercial Briberies by provincial health and family planning administrative department. Pursuant to the Provisions on the Establishment of Adverse Records of Commercial Briberies in the Medicine Purchase and Sales Industry enforced on March 1, 2014 by the National Health and Family Planning Commission, if medical production and operation enterprises be listed into the Adverse Records of Commercial Briberies for the first time, their production shall not be purchased by public medical institutions, and medical and health institutions receiving financial subsidies in local province in two years from public of the record, and public medical institution, and medical and health institutions receiving financial subsidies in other province shall lower their rating in bidding or purchasing process. If medical production and operation enterprises be listed into the Adverse Records of Commercial Briberies twice or more times in five years, their production may not be purchased by public medical institutions, and medical and health institutions receiving financial subsidies nationwide in two years from public of the record.

        As advised by our PRC legal advisor, from a PRC law perspective, a pharmaceutical company will not be penalized by the relevant PRC government authorities merely by virtue of having contractual relationships with distributors or third-party promoters who are engaged in bribery activities, so long as such pharmaceutical company and its employees are not utilizing the distributors or third-party promoters for the implementation of, or acting in conjunction with them in, the prohibited bribery activities. In addition, a pharmaceutical company is under no legal obligation to monitor the operating activities of its distributors and third-party promoters, and will not be subject to penalties or sanctions by relevant PRC government authorities as a result of failure to monitor their operating activities.

Product Liability

        In addition to the strict new drug approval process, certain PRC laws have been promulgated to protect the rights of consumers and to strengthen the control of medical products in the PRC. Under current PRC law, manufacturers and vendors of defective products in the PRC may incur liability for loss and injury caused by such products. Pursuant to the General Principles of the Civil Law of the PRC, or the PRC Civil Law, promulgated on April 12, 1986 and amended on August 27, 2009, a defective product which causes property damage or physical injury to any person may subject the manufacturer or vendor of such product to civil liability for such damage or injury.

        On February 22, 1993 the Product Quality Law of the PRC, or the Product Quality Law, was promulgated to supplement the PRC Civil Law aiming to define responsibilities for product quality, to protect the legitimate rights and interests of the end-users and consumers and to strengthen the supervision and control of the quality of products. The Product Quality Law was amended by the Ninth National People's Congress on July 8, 2000. Pursuant to the amended Product Quality Law, manufacturers who produce defective products may be subject to civil or criminal liability and have their business licenses revoked.

        The Law of the PRC on the Protection of the Rights and Interests of Consumers was promulgated on October 13, 1993 and was amended on October 25, 2013 to protect consumers' rights when they purchase or use goods and accept services. All business operators must comply with this law when they manufacture or sell goods and/or provide services to customers. Under the amendment on October 25, 2013, all business operators shall pay high attention to protect the customers' privacy which they obtain during the business operation. In addition, in extreme situations, pharmaceutical product manufacturers and operators may be subject to criminal liabilities under applicable laws of the PRC if their goods or services lead to the death or injuries of customers or other third parties.

PRC Tort Law

        Under the Tort Law of the PRC which became effecting on July 1, 2010, if damages to other persons are caused by defective products that are resulted from the fault of a third party such as the parties providing transportation or warehousing, the producers and the sellers of the products have the right to recover their respective losses from such third parties. If defective products are identified after they have been put into circulation, the producers or the sellers shall take remedial measures such as issuance of warning, recall of products, etc. in a timely manner. The producers or the sellers shall be liable under tort if they cause damages due to their failure to take remedial measures in a timely manner or have not make efforts to take remedial measures, thus causing damages. If the products are produced and sold with known defects, causing deaths or severe damage to the health of others, the infringed party shall have the right to claim respective punitive damages in addition to compensatory damages.

Other PRC National- and Provincial-Level Laws and Regulations

        We are subject to changing regulations under many other laws and regulations administered by governmental authorities at the national, provincial and municipal levels, some of which are or may become applicable to our business. Our hospital customers are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us.

        For example, regulations control the confidentiality of patients' medical information and the circumstances under which patient medical information may be released for inclusion in our databases, or released by us to third parties. These laws and regulations governing both the disclosure and the use of confidential patient medical information may become more restrictive in the future.

        We also comply with numerous additional state and local laws relating to matters such as safe working conditions, manufacturing practices, environmental protection and fire hazard control. We believe that we are currently in compliance with these laws and regulations; however, we may be required to incur significant costs to comply with these laws and regulations in the future. Unanticipated changes in existing regulatory requirements or adoption of new requirements could therefore have a material adverse effect on our business, results of operations and financial condition.

Other U.S. Healthcare Laws

        We may also be subject to healthcare regulation and enforcement by the U.S. federal government and the states where we may market our drug candidates, if approved. These laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security and physician sunshine laws and regulations.

Anti-Kickback Statute

        The federal Anti-Kickback Statute prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs. The majority of states also have anti-kickback laws, which establish similar prohibitions and in some cases may apply to items or services reimbursed by any third-party payor, including commercial insurers. The Anti-Kickback Statute is subject to evolving interpretations. In the past, the government has enforced the Anti-Kickback Statute to reach large settlements with healthcare companies based on sham consulting and other financial arrangements with physicians. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act.

False Claims

        Additionally, the civil False Claims Act prohibits knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Analogous state law equivalents may apply and may be broader in scope than the federal requirements. Violations of the False Claims Act can result in very significant monetary penalties and treble damages. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical and biotechnology companies throughout the U.S., for example, in connection with the promotion of products for unapproved uses and other sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers' and manufacturers' compliance with applicable fraud and abuse laws.

        The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, also created new federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Payments to Physicians

        There has also been a recent trend of increased federal and state regulation of payments made to physicians and other healthcare providers. The Affordable Care Act, among other things, imposes new reporting requirements on drug manufacturers for payments made by them to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (or up to an aggregate of $1 million per year for "knowing failures"), for all payments, transfers of value or ownership or investment interests that are not timely, accurately and completely reported in an annual submission. Drug manufacturers were required to begin collecting data on August 1, 2013 and submit reports to the government by March 31, 2014 and June 30, 2014, and the 90th day of each subsequent calendar year. Certain states also mandate implementation of compliance programs, impose restrictions on drug manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to physicians.

Data Privacy and Security

        We may also be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and their respective implementing regulations, including the final omnibus rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA's privacy and security standards directly applicable to "business associates," defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney's fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

PRC Regulation of Foreign Currency Exchange, Offshore Investment and State-Owned Assets

PRC Foreign Currency Exchange

        Foreign currency exchange regulation in China is primarily governed by the following rules:

  •
  Foreign Currency Administration Rules (1996), as last amended on August 5, 2008, or the Exchange Rules; and

  •
  Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

        Under the Exchange Rules, the renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the SAFE.

        Under the Administration Rules, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the NDRC.

        Pursuant to the Circular on Further Improving and Adjusting the Direct Investment Foreign Exchange Administration Policies, or Circular 59, promulgated by SAFE on November 19, 2012 and became effective on December 14, 2012, approval is not required for the opening of and payment into foreign exchange accounts under direct investment, for domestic reinvestment with legal income of foreign investors in China. Circular 59 also simplified the capital verification and confirmation formalities for Chinese foreign invested enterprises and the foreign capital and foreign exchange registration formalities required for the foreign investors to acquire the equities and foreign exchange registration formalities required for the foreign investors to acquire the equities of Chinese party and other items. Circular 59 further improved the administration on exchange settlement of foreign exchange capital of Chinese foreign invested enterprises.

Foreign Exchange Registration of Offshore Investment by PRC Residents

        In July 2014, SAFE issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Offshore Investment and Financing and Round Trip Investment via Special Purpose Vehicles, or Circular 37, and its implementation guidelines, which abolishes and supersedes the SAFE's Circular on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Round Trip Investment via Overseas Special Purpose Vehicles, or Circular 75. Pursuant to Circular 37 and its implementation guidelines, PRC residents (including PRC institutions and individuals) must register with local branches of SAFE in connection with their direct or indirect offshore investment in an overseas special purpose vehicle, or SPV, directly established or indirectly controlled by PRC residents for the purposes of offshore investment and financing with their legally owned assets or interests in domestic enterprises, or their legally owned offshore assets or interests. Such PRC residents are also required to amend their registrations with SAFE when there is a significant change to the SPV, such as changes of the PRC individual resident's increase or decrease of its capital contribution in the SPV, or any share transfer or exchange, merger, division of the SPV. Failure to comply with the registration procedures set forth in Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, the capital inflow from the offshore entities and settlement of foreign exchange capital, and may also subject relevant onshore company or PRC residents to penalties under PRC foreign exchange administration regulations.

        In February 2012, the SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly Listed Companies. Based on this regulation, directors, supervisors, senior management and other employees of domestic subsidiaries or branches of a company listed on an overseas stock market who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with the SAFE or its local counterparts by following certain procedures if they participate in any stock incentive plan of the company listed on an overseas stock market. Foreign exchange income received from the sale of shares or dividends distributed by the overseas listed company may be remitted into a foreign currency account of such PRC citizen or be exchanged into renminbi. Our PRC citizen employees who have been granted share options have been subject to these rules due to our listing on the AIM market of the London Stock Exchange and will continue to be upon the listing of our ADSs on the [NASDAQ Global Market].

Regulation on Investment in Foreign-invested Enterprises

        Pursuant to PRC law, the registered capital of a limited liability company is the total capital contributions subscribed for by all the shareholders as registered with the company registration authority. A foreign-invested enterprise also has a total investment limit that is approved by the MOFCOM or its local counterpart by reference to both its registered capital and expected investment scale. The difference between the total investment limit and the registered capital of a foreign-invested enterprise represents the foreign debt financing quota to which it is entitled (i.e., the maximum amount of debt which the company may borrow from a foreign lender). A foreign-invested enterprise is required to obtain approval from the government authority that approved its total investment limit for any increases to such limit. In accordance with these regulations, we and our joint venture partners have contributed financing to our PRC subsidiaries and joint ventures either in the form of capital contributions up to the registered capital amount or in the form of shareholder loans up to the foreign debt quota. According to the financing needs of our PRC subsidiaries and joint ventures, we and our joint venture partners have requested and received approvals from the government authorities for increases to the total investment limit for certain of our PRC subsidiaries and joint ventures from time to time. As a result, these regulations have not had a material impact to date on our ability to finance such entities.

  Regulation on Dividend Distribution

        The principal regulations governing distribution of dividends paid by wholly foreign-owned enterprises include:

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  Company Law of the PRC (1993), as amended in 1999, 2004, 2005 and 2013;

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  Foreign Investment Enterprise Law of the PRC (1986), as amended in 2000; and

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  Administrative Rules under the Foreign Investment Enterprise Law (1990), as amended in 2001.

        Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Filings and Approvals Relating to State-Owned Assets

        Pursuant to applicable PRC state-owned assets administration laws and regulations, incorporating a joint venture that will have investments of assets that are both state-owned and non-state-owned and investing in an entity that was previously owned by a state-owned enterprise require the performance of an assessment of the relevant state-owned assets and the filing of the assessment results with the competent state-owned assets administration, finance authorities or other regulatory authorities and, if applicable, the receipt of approvals from such authorities.

        Our joint venture partners were required to perform a state-owned asset assessment when Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan were incorporated and our joint venture partners contributed state-owned assets, and when we invested in Hutchison Sinopharm, which was previously wholly-owned by Sinopharm, a state-owned enterprise. In all three instances, our joint venture partners have informed us that they have duly filed the relevant state-owned asset assessment results with, and obtained the requisite approvals from, the relevant governmental authorities as required by the foregoing laws and regulations. Accordingly, we believe that such joint ventures are in full compliance with all applicable laws and regulations governing the administration of state-owned assets, although we are currently unable to obtain copies of certain filing and approval documents of our joint venture partners due to their internal confidentiality constraints. We have not received any notice of warning or been subject to any penalty or other disciplinary action from the relevant governmental authorities with respect to the applicable laws and regulations governing the administration of state-owned assets.

MANAGEMENT

Our Executive Officers and Directors

        Below is a list of the names and ages of our directors and officers as of the date of this prospectus, and a brief account of the business experience of each of them. The business address for our directors and officers is c/o Hutchison China MediTech Limited, Room 2108, 21/F, Hutchison House, 10 Harcourt Road, Hong Kong.

Name	Age	Position
Simon To	64	Executive Director and Chairman
Christian Hogg	50	Executive Director and Chief Executive Officer
Johnny Cheng	49	Executive Director and Chief Financial Officer
Weiguo Su, Ph.D.	58	Executive Vice President and Chief Scientific Officer
Ye Hua, M.D.	48	Senior Vice President, Head of Clinical Development & Regulatory Affairs
May Wang, Ph.D.	52	Senior Vice President, Business Development & Strategic Alliances
Zhenping Wu, Ph.D.	56	Senior Vice President, Pharmaceutical Sciences
Mark Lee	38	Senior Vice President, Corporate Finance & Development
Shigeru Endo	81	Non-executive Director
Christian Salbaing	65	Non-executive Director
Edith Shih	63	Non-executive Director and Company Secretary
Michael Howell	68	Independent Non-executive Director
Christopher Huang, Ph.D.	63	Independent Non-executive Director
Christopher Nash	56	Independent Non-executive Director

        Simon To has been our director since 2000 and executive director and chairman since 2006. He is also chairman of our remuneration committee and a member of our technical committee. He is managing director of Hutchison Whampoa (China) Limited, the investment arm of CK Hutchison in China, where he has worked for over 35 years. Mr. To received a bachelor's degree in mechanical engineering (first class honors) from Imperial College, London and a master of business administration from Stanford University's Graduate School of Business.

        Christian Hogg joined our company in 2000 and has been our executive director and chief executive officer since 2006. He is also a member of our technical committee. Prior to joining our company, Mr. Hogg spent 10 years with Procter & Gamble, or P&G. Mr. Hogg began his career with P&G in the United States in their finance department and later in brand management in their laundry and cleaning products division. He then served as a senior manager at P&G in charge of their detergent business in China and subsequently managed P&G's global bleach business. Mr. Hogg received a bachelor's degree in civil engineering from the University of Edinburgh and a master of business administration from the University of Tennessee.

        Johnny Cheng has been our executive director since 2011 and our chief financial officer since 2008. Prior to joining our company, Mr. Cheng was the vice president of finance of Bristol Myers Squibb in China and was a director of Sino-American Shanghai Squibb Pharmaceuticals Ltd. and Bristol-Myers

Squibb (China) Investment Co. Ltd. in Shanghai between 2006 and 2008. Mr. Cheng started his career as an auditor with Price Waterhouse in Australia and then KPMG in Beijing before spending eight years working for Nestlé in China where he was in charge of a number of finance and control functions in various operations. Mr. Cheng received a bachelor's degree in economics, accounting major from the University of Adelaide and is a member of the Institute of Chartered Accountants in Australia.

        Weiguo Su has been our executive vice president and chief scientific officer since 2005. Prior to joining our company in 2005, Dr. Su spent 15 years with Pfizer's U.S. research and development organization where he became a director in their medicinal chemistry department. Dr. Su received a bachelor's degree in chemistry from Fudan University in Shanghai and completed a Ph.D. and post-doctoral fellowship in chemistry at Harvard University under the guidance of Nobel Laureate Professor E. J. Corey.

        Ye Hua has been our senior vice president and head of our clinical development & regulatory affairs group since 2014. He has 16 years' drug development and global new drug registration experience in the pharmaceutical industry, and six years' experience in cancer epidemiology. Prior to joining our company, Dr. Hua was a senior director of clinical development at Celgene Corporation, a U.S.-based global biopharmaceutical company, from 2011 to 2014. Before joining Celgene, Dr. Hua worked as a medical director at Novartis AG for eight years. Dr. Hua received his M.D. from Fudan University Shanghai medical college. He also worked as a cancer epidemiologist at the Shanghai Cancer Institute for four years before attending McGill University where he received a master's degree in cancer epidemiology.

        May Wang is our senior vice president of business development & strategic alliances. Prior to joining our company in 2010, Dr. Wang spent 16 years with Eli Lilly where she was the head of Eli Lilly's Asian biology research and responsible for establishing and managing research collaborations in China and across Asia. Dr. Wang holds numerous patents, has published more than 50 peer-reviewed articles and has given dozens of seminars and plenary lectures. Dr. Wang received a Ph.D. in biochemistry from Purdue University.

        Zhenping Wu has been our senior vice president of pharmaceutical sciences since 2012. Dr. Wu has over 21 years of experience in drug discovery and development. His past positions include senior director of pharmaceutical sciences at Phenomix Corporation, a U.S.-based biotechnology company, director of pharmaceutical development at Pfizer Global Research & Development in California (formerly Agouron Pharmaceuticals) and a group leader at Roche at its Palo Alto site. He is a past chairman and president of the board of the Sino-American Biotechnology and Pharmaceutical Association. Dr. Wu received a Ph.D. from the University of Hong Kong and a master in business administration from the University of California at Irvine.

        Mark Lee is our senior vice president of corporate finance and development. Prior to joining our company in 2009, Mr. Lee worked in healthcare investment banking in the United States and Europe since 1998. Based in the New York and London offices of Credit Suisse, Mr. Lee was involved in the execution and origination of mergers, acquisitions, public and private financings and corporate strategy for life science companies such as AstraZeneca, Bristol-Myers Squibb, Genzyme and Nanosphere. Mr. Lee also worked in the business development department of Bristol-Myers Squibb, focused on in-licensing. Mr. Lee received his bachelor's degree in biochemical engineering with first class honors from University College London, where he was awarded a Dean's Commendation. He also received a master of business administration from the Massachusetts Institute of Technology's Sloan School of Management.

        Shigeru Endo has been our non-executive director since 2008. He is also chief executive officer and a director of Hutchison Whampoa Japan K.K, a subsidiary of CK Hutchison, and a director of Sanwa Enterprises Limited. Mr. Endo worked for over 40 years with Mitsui where he became senior executive managing director and a member of its main board of directors. Mr. Endo received a bachelor's degree in economics from Keio University in Japan.

        Christian Salbaing has been our non-executive director since 2006. He is the deputy chairman of Hutchison Whampoa (Europe) Limited, the European headquarters company of CK Hutchison, and deputy chairman of Hutchison Whampoa Europe Investments S.à r.l., the principal holding company for the businesses of CK Hutchison in Europe. He is also a member of the board of directors of ITU Telecom and GSMA Limited. Mr. Salbaing received a bachelor's degree in civil law from the University of Montreal and a juris doctor from the University of San Francisco. He is admitted to the bars of Québec, Paris and California (inactive status since 2006).

        Edith Shih has been our non-executive director and company secretary since 2006 and the company secretary of our subsidiaries since 2000. She is also head group general counsel and company secretary of CK Hutchison, a director of Hutchison International Limited, as well as director and company secretary of numerous companies in the CK Hutchison group. Ms. Shih has been employed by Hutchison Whampoa Limited since 1991 and oversees all legal, regulatory, compliance and corporate secretarial affairs of the CK Hutchison group. She is vice president of the Institute of Chartered Secretaries and Administrators and a past president and current council member of the Hong Kong Institute of Chartered Secretaries. Ms. Shih is also a member and convenor of a financial reporting review panel of Hong Kong's Financial Reporting Council. Ms. Shih received a bachelor's degree in education and a master's degree in education from the University of the Philippines and master's degrees in applied linguistics and teaching English to speakers of other languages from Columbia University. She pursued legal studies at the University of Law in London and is a qualified solicitor in England and Wales, Hong Kong and Victoria, Australia and a fellow of both the Institute of Chartered Secretaries and Administrators and the Hong Kong Institute of Chartered Secretaries.

        Michael Howell has been our independent non-executive director since 2006. He is also chairman of our audit committee and a member of our remuneration committee. Mr. Howell has been a director of Wabtec, Inc., a New York Stock Exchange listed company, since 2003 and served as a member of its audit committee from 2003 to 2013. He is currently a member of its compensation and nominating and corporate governance committees. From 2002 to 2006, Mr. Howell was chief executive of Transport Initiatives Edinburgh Ltd., a public-sector company responsible for major transportation projects in Scotland, including a new tram system for Edinburgh. From 1998 to 2002, he was executive chairman of FPT Group Limited, a global distribution company. From 1991 to 1996, he served as executive director of Arlington Capital Management, which managed a fund focusing on investments in smaller European companies. Mr. Howell's prior career was in manufacturing, and transportation services where, after beginning his career in the U.K. motor industry, he went on to hold senior positions at Cummins Engine and General Electric in the United States and Europe and at Railtrack Group plc in the United Kingdom. Mr. Howell attended Trinity College and received a master's degree in engineering/economics from Cambridge University. Mr. Howell also has masters of business administration from both INSEAD and Harvard University.

        Christopher Huang has been our independent non-executive director since 2006. Professor Huang is also chairman of our technical committee and a member of our audit committee. He is currently a professor of cell physiology and a fellow and director of studies in medicine at the University of Cambridge's Murray Edwards College. Professor Huang has spent over 20 years in academia and research in the field of cellular and systems physiology. He has authored over 300 publications in the form of monographs, books, papers and articles while pursuing research collaborations with major pharmaceutical companies and holding editor positions for Biological Reviews, The Journal of Physiology and Europace. Professor Huang holds bachelor's degrees in physiological sciences and clinical medicine from Oxford University's Queen's College and a Ph.D. in membrane biophysics from the University of Cambridge. He has also been awarded higher medical (D.M.) and scientific (D.Sc.) degrees by both Oxford and Cambridge. He is also a fellow of the Society of Biology and president of the Cambridge Philosophical Society.

        Christopher Nash has been our independent non-executive director since 2006. Mr. Nash is also a member of our audit committee and our remuneration committee. He is a non-executive director of Gasrec Limited and until recently, was a non-executive director of NTR plc and GKN Evo eDrive Systems Ltd and a director of Current OpenGrid Limited. Mr. Nash's career has spanned over 35 years during which he was senior vice president of corporate development at Global Crossing Ltd., now part of Level 3 Communications, where he also served on the management board and several divisional boards. In the mid-1990s, he was group head of corporate finance at Cable & Wireless Plc., and before that a director of North West Water International Ltd. Earlier in his career Mr. Nash worked for S.G. Warburg and Co. Ltd. and also worked in the venture capital sector. Mr. Nash received a bachelor's degree in civil engineering from Imperial College, London and a master of business administration from Manchester Business School.

Foreign Private Issuer Status

        The NASDAQ listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow "home country" corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NASDAQ Stock Market. The application of such exceptions requires that we disclose each non-compliance with the NASDAQ listing rules that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant NASDAQ corporate governance standard. When our ADSs are listed on the [NASDAQ Global Market], we intend to continue to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the NASDAQ Stock Market in respect of the following:

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  the majority independent director requirement under Section 5605(b)(1) of the NASDAQ listing rules;

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  the requirement under Section 5605(d) of the NASDAQ listing rules that a remuneration committee comprised solely of independent directors governed by a remuneration committee charter oversee executive compensation; and

  •
  the requirement under Section 5605(e) of the NASDAQ listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors.

        Cayman Islands law does not impose a requirement that our board of directors consist of a majority of independent directors. Nor does Cayman Islands law impose specific requirements on the establishment of a remuneration committee or nominating committee or nominating process.

Board of Directors

        Our board of directors consists of nine directors including three executive directors, three non-executive directors and three independent non-executive directors. Pursuant to a relationship agreement dated April 21, 2006 by and between our company and Hutchison Whampoa (China) Limited, a parent company of Hutchison Healthcare Holdings Limited, or the Relationship Agreement, our board of directors must consist of at least one director who is independent of the Hutchison Whampoa Limited group so long as Hutchison Whampoa (China) Limited is entitled to cast at least 50% votes eligible to be cast on a poll vote at a general meeting of our company. The Relationship Agreement will continue in effect until our ordinary shares cease to be traded on the AIM market or the CK Hutchison group individually or collectively ceases to hold at least 30% of our shares.

        Our directors are subject to a three-year term of office and hold office until such time as they wish to retire and not offer themselves up for re-election, are not re-elected by the shareholders, or are removed from office by special resolution at an annual general meeting of the shareholders. Under our articles of association, a director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found to be or becomes of unsound mind.

Board Committee Composition

        Our board of directors has established an audit committee, a remuneration committee and a technical committee.

  Audit Committee

        Our audit committee consists of Michael Howell, Christopher Huang and Christopher Nash, with Michael Howell serving as chairman of the committee. We have determined that Michael Howell, Christopher Huang and Christopher Nash each meet the independence requirements under the rules of the NASDAQ Stock Market and under Rule 10A-3 under the Exchange Act. We have determined that Michael Howell is an "audit committee financial expert" within the meaning of Item 407 of Regulation S-K. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market.

        Although we are a foreign private issuer, we are required to comply with Rule 10A-3 of the Exchange Act, relating to audit committee composition and responsibilities. Rule 10A-3 provides that the audit committee must have direct responsibility for the nomination, compensation and choice of our auditor, as well as control over the performance of their duties, management of complaints made, and selection of consultants. Under Rule 10A-3, if the governing law or documents, of a listed issuer require that any such matter be approved by the board of directors or the shareholders of the company, the audit committee's responsibilities or powers with respect to such matter may instead be advisory. Our articles of association provide that the audit committee may only have an advisory role and appointment of our auditor must be decided by our shareholders at our annual general meeting or at a subsequent extraordinary general meeting in each year.

        The audit committee formally meets at least twice a year and otherwise as required. The audit committee's purpose is to oversee our accounting and financial reporting process and the audit of our financial statements. Our audit committee's primary duties and responsibilities are to:

  •
  monitor the integrity of our financial statements, our annual and half-year reports and accounts and our announcements of interim or final results;

  •
  review significant financial reporting issues and the judgments which they contain;

  •
  review, whenever practicable without being inconsistent with any requirement for prompt reporting under applicable listing rules, other statements containing financial information such as significant financial returns to regulators and release of price sensitive information first where board of director approval is required; and

  •
  review and challenge where necessary:

  o
  the consistency of, and any changes to, accounting policies both on a year-on-year basis and across our company;

  o
  the methods used to account for significant or unusual transactions where different approaches are possible;

  o
  whether our company has followed appropriate accounting standards and made appropriate estimates and judgments, taking into account the views of the external auditor;

  o
  the clarity of the disclosure in our financial reports and the context in which statements are made; and

    o
    all material information presented with the financial statements, such as any operating and financial review and any corporate governance statements (insofar as it relates to the audit and risk management).

        In relation to our internal controls and risk management systems, our audit committee, among other things:

  •
  reviews the effectiveness of our internal control and risk management systems;

  •
  reviews the policies and procedures for the identification, assessment and reporting of financial and non-financial risks and our management of those risks in accordance with the requirements of the Sarbanes-Oxley Act and other applicable laws, rules and regulations and the applicable requirements of any stock exchange;

  •
  approves the appointment and removal of the head of the internal audit function;

  •
  ensures our internal audit function has adequate standing and resources and is free from management or other restrictions;

  •
  reviews and monitors our executive management's responsiveness to the findings and recommendations of the internal audit function; and

  •
  reviews with management and our independent auditors the adequacy and effectiveness of our internal control over financial reporting and disclosure controls and procedures.

        In relation to our external auditor, our audit committee, among other things:

  •
  recommends the appointment, reappointment or removal of the external auditor and considers any issues relating to their resignation, dismissal, remuneration or terms of engagement, subject to approval by the shareholders;

  •
  considers and monitors the external auditor's independence, objectivity and effectiveness;

  •
  reviews and monitors the effectiveness of the audit process, considering relevant ethical or professional requirements;

  •
  develops and implements policy on the engagement of the external auditor to provide non-audit services, taking into any relevant ethical guidance; and

  •
  pre-approves the external auditors' annual audit fees and the nature and scope of proposed audit coverage, subject to approval by our shareholders.

        The audit committee is authorized to obtain, at our company's expense, reasonable outside legal or other professional advice on any matters within the scope of its responsibilities.

  Remuneration Committee

        Our remuneration committee consists of Simon To, Christopher Nash and Michael Howell, with Simon To serving as chairman of the committee. The remuneration committee is responsible for considering all material elements of remuneration policy and remuneration and incentives of our executive directors and key employees with reference to independent remuneration research and professional advice. The remuneration committee meets formally at least once each year and otherwise as required and make recommendations to our board of directors on the framework for executive remuneration and on proposals for the granting of share options and other equity incentives. Our board of directors is responsible for implementing these recommendations and agreeing the remuneration packages of individual directors. No director is permitted to participate in discussions or decisions concerning his or her own remuneration.

  Technical Committee

        Our technical committee consists of Christopher Huang, Simon To and Christian Hogg, with Christopher Huang serving as chairman of the committee. The technical committee's responsibility is to consider, from time to time, matters relating to the technical aspects of the research and development activities of our Innovation Platform. It invites such executives as it deems appropriate to participate in meetings from time to time.

U.K. Corporate Governance Code

        We have voluntarily applied, and plan to continue to apply for the foreseeable future, the principles of the U.K. Corporate Governance Code published by the U.K. Financial Reporting Council. The U.K. Corporate Governance Code is the primary source of corporate governance standards for companies in the United Kingdom, and it is recognized as a best practice for companies whose shares are admitted to trading on the AIM market of the London Stock Exchange.

        The U.K. Corporate Governance Code is comprised of main and supporting principles of good governance addressing the following areas: director practices, directors' remuneration, accountability and audit and relations with shareholders and institutional investors. It also includes detailed recommendations derived from these principles, such as: the roles of board chairman and chief executive officer should not be exercised by the same individual and the chairman of the board should ensure that new directors receive a full, formal and tailored induction on joining the board.

        Except for general fiduciary duties and duties of care, Cayman Islands law has no specific corporate governance regime which prescribes specific corporate governance standards on our directors. See "Description of Share Capital—Differences in Corporate Law—Directors' Fiduciary Duties" and "Description of Share Capital—Differences in Corporate Law—Duties of Directors" for a discussion of such Cayman Islands law requirements applicable to our company.

Code of Ethics

        Our board of directors has adopted a code of ethics to set standards for our directors, officers and employees as are reasonably necessary to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in the reports and documents that we file or submit to the applicable stock exchanges, and in any other public communications; (iii) compliance with applicable governmental and regulatory laws, rules, codes and regulations; (iv) prompt internal reporting of any violations of the code of ethics; and (v) accountability for adherence to the code of ethics.

Complaints Procedures

        Our board of directors has adopted procedures for the confidential receipt, retention, and treatment of complaints from, or concerns raised by, employees regarding accounting, internal accounting controls and auditing matters as well as illegal or unethical matters. The complaint procedures are reviewed by the audit committee from time to time as warranted to ensure their continuing compliance with applicable laws and listing standards as well as their effectiveness.

Information Security Policy

        Our board of directors has adopted an information security policy to define and help communicate the common policies for information confidentiality, integrity and availability to be applied to us and our joint ventures. The purpose of the information security policy is to ensure business continuity by preventing and minimizing the impact of security risks within our company and our joint ventures. Our information security policy applies to all of our and our joint ventures' business entities across all countries. It applies to the creation, communication, storage, transmission and destruction of all different types of information. It applies to all forms of information, including but not limited to electronic copies, hardcopy, and verbal disclosures whether in person, over the telephone, or by other means.

Policy on Handling of Confidential and Price-sensitive Inside Information and Securities Dealing

        Our board of directors has adopted a policy on handling of confidential and price-sensitive inside information and securities dealing. This policy, among other things, prohibits any employees dealing in our securities or their derivatives while in possession of price-sensitive insider information or confidential information. The policy also outlines the stringent legal requirements for any employees in possession of non-public, price-sensitive information about our company. Certain members of our senior management or staff are subject to such specific additional compliance requirements as are communicated to them individually from time to time (including but not limited to obtaining written pre-clearance from designated members of management prior to any dealing in any such securities is allowed).

Board Diversity Policy

        Our board of directors has established a board diversity policy as our board of directors recognizes the benefits of a board of directors that possesses a balance of skills, experience, expertise, independence and knowledge and diversity of perspectives appropriate to the requirements of our businesses.

        We maintain that appointment to our board of directors should be based on merit that complements and expands the skills, experience, expertise, independence and knowledge of the board of directors as a whole, taking into account gender, age, professional experience and qualifications, cultural and educational background, and any other factors that our board of directors might consider relevant and applicable from time to time towards achieving a diverse board of directors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

Summary Compensation Table

        The following table sets forth the compensation paid or accrued during the fiscal year ended December 31, 2014 to our chief executive officer, our chief financial officer and our other executive officers on an aggregate basis.

Name and Principal Position	Salary and fees ($)		Bonus ($)		Taxable benefits ($)	Pension contributions ($)	Share option benefits ($)	Total ($)
Christian Hogg Chief Executive Officer and Executive Director	348,888	(1)(2)	615,385		14,810	24,000	—	1,003,083
Johnny Cheng Chief Financial Officer and Executive Director	273,551	(1)(2)	217,949		—	21,482	—	512,982
Other Executive Officers in the Aggregate	1,155,355		1,224,005	(3)	26,025	75,801	41,505	2,522,691

(1)
Amounts include director's fees of $19,503.

(2)
Director's fees received from our subsidiaries during the period he served as director that were paid to a subsidiary or an intermediate holding company of our company are not included in the amounts above.

(3)
On December 19, 2013 and March 5, 2014, we awarded cash retention bonuses to certain of our executive officers in an aggregate amount of $2,977,751. Each such executive officer will receive portions of his or her retention bonus upon certain dates in the future depending on when the bonus was granted and, in each case, assuming he or she remains employed by our company on such future date. On December 17, 2014, we awarded additional cash retention bonuses to certain of our executive officers in an aggregate amount of £4,660,435 ($7,037,257) which will be paid to each such executive officer in proportion to his or her exercise of the options to purchase Hutchison MediPharma Holdings shares or any replacement options to purchase shares of our company. These retention bonus amounts are not reflected in the bonus amount shown.

Employment Arrangements with our Executive Officers

  Offer Letters for Executive Officers at Hutchison China MediTech Limited

        We have entered into employment offer letters with each of our executive officers who is employed by our Hong Kong subsidiary, Hutchison China MediTech (HK) Limited, namely Mr. Christian Hogg and Mr. Johnny Cheng. Under these offer letters, our executives receive compensation in the form of salaries, discretionary bonuses, participation in the Hutchison Provident Fund retirement scheme, medical coverage under the Hutchison Group Medical Scheme, personal accident insurance and annual leave. None of the employment arrangements provide benefits to our executive officers upon termination. We may terminate employment by giving the executive three months' prior written notice. The executive officer may also voluntarily terminate his or her employment with us upon not less than three months' prior written notice to us.

        Each executive officer has agreed, for the term of employment with us and thereafter, not to disclose or use for his or her own purposes any of our and our associated companies' confidential information that the executive officer may develop or learn in the course of employment with us. Moreover, each of our executive officers has agreed, for the term of employment with us and for a period of twelve months thereafter, (i) not to undertake or be employed or interested directly or indirectly anywhere in Hong Kong in any activity which is similar to and competitive with our company or associated companies in which the executive officer had been involved in the period of 12 months prior to such termination and (ii) not to solicit for any employees of our company or our joint ventures or orders from any person, firm or company which was at any time during the 12 months prior to termination of such employment a customer or supplier of our company or associated companies.

  Employment Agreements with Executive Officers at Hutchison MediPharma

        We have also entered into employment agreements with each of our executive officers who are employed directly by Hutchison MediPharma, namely Dr. Weiguo Su, Dr. Ye Hua, Dr. May Wang, Dr. Zhenping Wu and Mr. Mark Lee. Under these employment agreements, we engage the executive officer on a fixed term. Our executive officers receive compensation in the form of salaries, discretionary bonuses, annual leave, statutory maternity leave and nursing leave.

        Under the terms of these agreements, we provide labor protection and work conditions that comply with the safety and sanitation requirements stipulated by the relevant PRC laws. The employment agreements prohibit the executive officers from engaging in any conduct and business activities which may compete with the business or interests of Hutchison MediPharma during the term of the executive officer's employment. These executive officers also enjoy the Hutchison Provident Fund retirement scheme, medical coverage under the Hutchison Group Medical Scheme and personal accident insurance.

        We may terminate an executive officer's employment for cause at any time without notice. Termination for cause may include a serious breach of our internal rules and policies, serious negligence in the executive officer's performance of his or her duties, an accusation or conviction of a criminal offence, acquisition of another job which materially affects the executive officer's ability to perform his or her duties for our company and other circumstances stipulated by applicable PRC laws. We may terminate an executive officer's employment with three months' prior notice if the executive officer is unable to perform his or her duties (after the expiration of the prescribed medical treatment period) because of an illness or non-work-related injury or the executive officer is incompetent and remains incompetent after training or adjustment of his or her position. The executive officer may voluntarily terminate his or her contract without cause with three months' prior notice. The executive officer may also terminate the employment agreement immediately for cause, which includes a failure by us to provide labor protection and the work conditions as specified under the employment agreement. In case of termination for any reason, we agree to make any mandatory severance payments required by the relevant PRC labor laws.

Equity Compensation

        The following table sets forth information concerning the outstanding equity awards held by our chief executive officer, our chief financial officer and our other executive officers on an aggregate basis as of December 31, 2014.

Name and Principal Position	Number of securities underlying unexercised options which are exercisable (#)		Number of securities underlying unexercised options which are unexercisable (#)	Option exercise price (£/share)	Option expiration date
Christian Hogg Chief Executive Officer and Executive Director	—		—	—	—
Johnny Cheng Chief Financial Officer and Executive Director	64,038	(1)	—	1.26	August 24, 2018
Other Executive Officers in the Aggregate	—		—	—	—

(1)
Mr. Cheng exercised such options on April 1, 2015. As of the date of this prospectus, Mr. Cheng does not have any share options outstanding.

Director Compensation

        The following table sets forth a summary of the compensation we paid to our directors other than Christian Hogg and Johnny Cheng during 2014. Other than as set forth in the table below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to such directors.

Name of Director	Fees Earned or Paid in Cash ($)		Share option benefits ($)	All other compensation ($)	Total ($)
Simon To	19,503	(1)	—	—	19,503
Shigeru Endo	19,503	(2)	—	—	19,503
Christian Salbaing	19,503	(1)	—	—	19,503
Edith Shih	19,503	(2)(3)	—	—	19,503
Michael Howell	51,488		—	—	51,488
Christopher Huang	51,488		—	—	51,488
Christopher Nash	51,488		—	—	51,488

(1)
Such director's fees were paid to Hutchison Whampoa (China) Limited.

(2)
Such director's fees were paid to Hutchison Whampoa Limited.

(3)
Director's fees received from our subsidiaries during the period she served as director that were paid to a subsidiary or an intermediate holding company of our company are not included in the amounts above.

Equity Compensation Schemes and Other Benefit Plans

        We have two share option schemes. We refer to these collectively as the Chi-Med Option Schemes. Our shareholder adopted the first Chi-Med Option Scheme, or the 2005 Chi-Med Option Scheme, in June 2005, and it was subsequently approved by the shareholders of Hutchison Whampoa Limited, our then majority shareholder, in May 2006 and later amended by our board of directors in March 2007. In

April 2015, our shareholders adopted the second Chi-Med Option Scheme, or the 2015 Chi-Med Option Scheme. The approval of the 2015 Chi-Med Option Scheme by the shareholders of CK Hutchison, the ultimate parent of our majority shareholder, is required under the listing rules applicable to CK Hutchison before we can grant any awards under that scheme.

        We also have a long-term incentive scheme which was adopted by our shareholders in April 2015. We refer to this as our LTIS.

        In addition, our subsidiary Hutchison MediPharma Holdings has two share option schemes. We refer to these collectively as the Hutchison MediPharma Option Schemes. The first Hutchison MediPharma Option Scheme, or the 2008 Hutchison MediPharma Option Scheme, was adopted in August 2008 upon approval by its shareholder. The 2008 Hutchison MediPharma Option Scheme was thereafter amended by the board of directors of Hutchison MediPharma Holdings in April 2011. The second Hutchison MediPharma Option Scheme, or the 2014 Hutchison MediPharma Option Scheme, was adopted in December 2014 upon approval by its shareholders.

        Our Chi-Med Option Schemes, our LTIS and the 2014 Hutchison MediPharma Option Scheme each terminate on the tenth anniversary of their adoption, and the 2008 Hutchison MediPharma Option Scheme terminates on the sixth anniversary of its adoption. Each may also be terminated by its board of directors at any time. Any termination of the scheme is without prejudice to the awards outstanding at such time. Options are no longer being granted under the 2005 Chi-Med Option Scheme or the 2008 Hutchison MediPharma Option Scheme, but outstanding awards under those plans continue to be governed by the terms of such plans.

        The following describes the material terms of our Chi-Med Option Schemes, our LTIS and the Hutchison MediPharma Option Schemes, or collectively the Schemes.

        Awards and Eligible Grantees.    The Schemes provide for the award of share options exercisable for ordinary shares of our company (in the case of the Chi-Med Option Schemes) or ordinary shares of Hutchison MediPharma Holdings (in the case of the Hutchison MediPharma Option Schemes) to employees or non-executive directors (excluding any independent non-executive directors under the Chi-Med Option Schemes).

        Under our LTIS, awards in the form of contingent rights to receive either shares or cash payments may be granted to the directors of our company, directors of our subsidiaries and employees of our company, subsidiaries, affiliates or such other companies as determined by our board of directors in its absolute discretion.

        Scheme Administration.    Our board of directors has delegated its authority for administering our Chi-Med Option Schemes and our LTIS to our remuneration committee. The board of directors of Hutchison MediPharma Holdings is responsible for administering the Hutchison MediPharma Option Schemes. Each such plan administrator has the authority to, among other things, select participants and determine the amount and terms and conditions of the awards under the applicable Schemes as it deems necessary and proper, subject to the restrictions described in "—Restrictions on Grants" below.

        Restrictions on Grants.    Under the Chi-Med Option Schemes, grants may not be made to independent non-executive directors. Furthermore, those grants may not be made to any of our employees or directors if such person is also a director, chief executive or substantial shareholder of any of our direct or indirect parent companies which is listed on a stock exchange, including CK Hutchison, or any of its associates without approval by the independent non-executive directors of such parent company (excluding any independent non-executive director who is a proposed grantee). In addition, approval by our shareholders and the shareholders of such listed parent company is required if an option grant under the Chi-Med Option Schemes is to be made to a substantial shareholder or independent non-executive director of a listed parent company or any of its associates and, upon exercise of such grant and any other grants made during the prior 12-month period to that shareholder, that individual would receive an amount of our ordinary shares equal or greater than 0.1% of our total outstanding shares or with an aggregate value in excess of HK$5 million ($645,161). The Hutchison MediPharma Option Schemes do not contain these restrictions.

        In addition, options under our Chi-Med Option Schemes and the Hutchison MediPharma Option Schemes may not be granted to any individual if, upon the exercise of such options, the individual would receive an amount of shares when aggregated with all other options granted to such individual under the applicable Scheme in the 12-month period up to and including the grant date, that exceeds 1% of the total shares outstanding of the company granting the award on such date. In the event a grant of share options would exceed 1% of the total number of issued shares of Hutchison MediPharma Holdings, our company must also approve the grant. There are no individual limits under the LTIS.

        Under our LTIS, no grant to any director, chief executive or substantial shareholder of our company may be made without the prior approval of our independent non-executive directors (excluding an independent non-executive director who is a proposed grantee).

        Vesting.    Vesting conditions of options granted under the Schemes are determined by the respective board of directors at the time of grant. Any options granted are normally exercisable to the extent vested within the period specified by the applicable Scheme, which ranges from six to ten years after the date of grant.

        Under the Chi-Med Share Option Schemes and the Hutchison MediPharma Option Schemes, if a participant has committed any misconduct or any conduct making such participant's service terminable for cause, all options (whether vested or unvested) lapse unless the respective board of directors otherwise determines in its absolute discretion. Options may be exercised to the extent vested where a participant's service ceases due to the participant's death, serious illness, injury, disability, retirement at the applicable retirement age, or earlier if determined by the participant's employer, or if a participant's service ceases for any other reason other than for cause.

        Under the LTIS, if a participant's employment or service with our company or its subsidiaries is terminated for cause or if the participant breaches certain provisions in the LTIS restricting the transfer of awards by grantees and imposing non-competition obligations on grantees, all unvested awards are automatically cancelled. Where a participant's employment or service ceases for any reason other the reasons listed above (including due to the participant's resignation, retirement, death or disability or upon the non-renewal of such participant's employment or service agreement other than for cause), our board of directors may determine at its discretion whether unvested awards shall be deemed vested.

        Exercise Price.    The exercise price for each share pursuant to the initial options granted under the 2005 Chi-Med Option Scheme was a price determined by our board of directors at the date of grant, and for grants made thereafter, the exercise price was the market value of a share at the date of grant, as derived from any stock exchange where such shares are admitted for trading or, if not traded, as may be determined by our board of directors. The exercise price for each share pursuant to options granted under our 2008 Hutchison MediPharma Option Scheme was a price determined by the board of directors of Hutchison MediPharma Holdings.

        The exercise price for each share pursuant to the options granted under the 2015 Chi-Med Option Scheme must be the market value of a share at the date of grant, as derived from any stock exchange where such shares are admitted for trading or, if not traded, as may be determined by our board of directors. The exercise price for each share pursuant to options granted under the 2014 Hutchison MediPharma Option Scheme will be determined by the boards of directors of Hutchison MediPharma Holdings at the date of grant.

        Non-transferability of Awards.    Awards may not be transferred except in the case of a participant's death by the terms of each Scheme.

        Takeover or Scheme of Arrangement.    In the event of a general or partial offer for the shares of our company (under the Chi-Med Option Schemes) or Hutchison MediPharma Holdings (under the Hutchison MediPharma Option Schemes), whether by way of takeover, offer, share repurchase offer, or scheme of arrangement, the affected company is required to use all reasonable endeavors to procure that such offer is extended to all holders of options granted by such company on the same terms as those applying to shareholders. Both vested and unvested options may be exercised up until (i) the closing date of any such offer, (ii) the record date for entitlements under a scheme of arrangement, or (iii) two business days prior to any general meeting of members convened to consider such offer (under the 2014 Hutchison MediPharma Option Scheme), and will lapse thereafter. Certain options may also be exercised on a voluntary winding up of our company or Hutchison MediPharma Holdings, as the case may be.

        Under our LTIS, in the event of a general offer for all the shares of our company, whether by way of takeover or scheme of arrangement, or if our company is to be voluntarily wound up, our board of directors shall determine in its discretion whether outstanding unvested awards will vest and the period within which such awards will vest.

        Amendment.    The Chi-Med Option Schemes require that amendments of a material nature only be made with the approval of our shareholders and approval of any of our direct or indirect parent companies which is listed on a stock exchange, including CK Hutchison. The Hutchison MediPharma Option Schemes may be altered by the board of directors of our company or Hutchison MediPharma Holdings, as the case may be, but any amendments which provide a material advantage to grantees cannot take effect without shareholders' approval.

        Our board of directors may alter the LTIS, but amendments which are of a material nature cannot take effect without shareholders' approval, unless the changes take effect automatically under the terms of the LTIS.

        Authorized Shares.    Subject to certain adjustments for share splits, share consolidations and other changes in capitalization, the maximum number of shares that may be issued upon exercise of all options granted may not in the aggregate exceed: (i) 4% of our shares outstanding on the date of adoption of the 2015 Chi-Med Option Scheme or (ii) 5% of the shares of Hutchison MediPharma Holdings outstanding on the date of adoption under the 2014 Hutchison MediPharma Option Scheme. In addition, under our 2015 Chi-Med Option Scheme, our board of directors may, with the approval of the shareholders of any of our direct or indirect parent companies which is listed on a stock exchange, including CK Hutchison, "refresh" the 4% scheme limit provided that the total number of shares which may be issued upon exercise of all options to be granted under the Chi-Med Option Schemes shall not exceed 10% of our total shares outstanding on such date. Further, the maximum number of shares that may be issued upon exercise of all options granted and not yet exercised under the 2015 Chi-Med Option Scheme, when combined with options granted and not yet exercised under any other schemes of our company or our subsidiaries must not exceed 10% of our shares outstanding on such date.

        Share awards under our LTIS may not exceed 5% of our shares outstanding on the adoption date of the LTIS.

2013 Hutchison MediPharma Holdings Share Exchange

        From December 2013 to August 2014, we offered all holders of Hutchison MediPharma Holdings share options granted under the 2008 Hutchison MediPharma Option Scheme an opportunity to exchange their options for new options granted under the 2005 Chi-Med Option Scheme and/or a cash retention bonus. As a result, we issued new options under the 2005 Chi-Med Option Scheme exercisable for an aggregate of 814,386 of our ordinary shares and paid cash retention bonuses in an aggregate amount of $3,584,136 in exchange for options of Hutchison MediPharma Holdings which were exercisable for an aggregate of 2,518,841 of its shares. Of the options exercisable for our ordinary shares, options to purchase 593,686 ordinary shares were canceled in exchange for options to purchase Hutchison MediPharma Holdings shares on December 17, 2014.

Outstanding Awards

        As of September 30, 2015, the following options were outstanding:

  •
  options to purchase an aggregate of 461,115 ordinary shares, representing approximately 0.82% of our outstanding share capital, at a weighted average exercise price of £5.13 per share under the 2005 Chi-Med Option Scheme, and

  •
  options to purchase an aggregate of 1,187,372 ordinary shares of Hutchison MediPharma Holdings, representing approximately 2.77% of the outstanding share capital of Hutchison MediPharma Holdings, at a weighted average exercise price of $7.82 per share under the 2014 Hutchison MediPharma Option Scheme.

        In October 2015, we granted awards under our LTIS to 43 senior managers, executives and directors, giving each a conditional right to receive ordinary shares to be purchased by an independent third-party trustee up to a certain maximum cash amount depending upon the achievement of annual performance targets from 2014 to 2016. Any ordinary shares purchased on behalf of an LTIS grantee are to be held by the trustee until they are vested. Vesting will occur one business day after the publication date of our annual report for the financial year falling two years after the financial year to which the LTIS award relates. Vesting will also depend upon the continued employment of the award holder and will otherwise be at the discretion of our board of directors.

        No awards have been granted under our 2015 Chi-Med Option Scheme.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

        We had 56,533,118 ordinary shares outstanding as of October 30, 2015. The following table and accompanying footnotes set forth information relating to the beneficial ownership of our ordinary shares as of October 30, 2015 by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding ordinary shares;

  •
  each of our directors; and

  •
  each of our named executive officers.

        Our major shareholders do not have voting rights that are different from our shareholders in general. The calculations in the table below assume the number of ordinary shares that will be outstanding immediately after this offering is                                    , which is based on (i) 56,533,118 ordinary shares outstanding as of the date of this prospectus and (ii)                                       ordinary shares in the form of ADSs issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. None of the following individuals has the right to acquire additional ordinary shares within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering
Name of beneficial owner	Number	Percent†	Number	Percent††	Number	Percent†††
Executive Officers and Directors:**
Christian Hogg	1,088,182	1.9%
Johnny Cheng	256,146	*
Simon To	180,000	*
Michael Howell(1)	153,600	*
Edith Shih	60,000	*
Christopher Nash(2)	36,434	*
Zhenping Wu	5,000	*
Christopher Huang	2,475	*
Weiguo Su	—	—
Ye Hua	—	—
May Wang	—	—
Mark Lee	—	—
Shigeru Endo	—	—
Christian Salbaing	—	—
All Executive Officers and Directors as a Group	1,781,837	3.2%

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering
Name of beneficial owner	Number	Percent†	Number	Percent††	Number	Percent†††
Principal [and Selling Shareholders]:
Hutchison Healthcare Holdings Limited(3)	36,666,667	64.9%
Mitsui(4)	3,214,404	5.7%

*
Less than 1% of our total outstanding ordinary shares.

**
The business address of all the directors and officers is Room 2108, 21/F, Hutchison House, 10 Harcourt Road, Hong Kong.

†
Percentage of beneficial ownership of each listed person or group prior to this offering is based on 56,533,118 ordinary shares outstanding as of the date of this prospectus.

††
For each selling shareholder, percentage ownership is calculated by dividing the number of ordinary shares to be sold by the selling shareholder at the time of this offering, by the number of ordinary shares held by the person or group prior to this offering.

†††
For each person and group included in this column, percentage of beneficial ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group by                                    , being the total number of ordinary shares outstanding immediately after the completion of this offering.

(1)
Amount includes 49,800 ordinary shares held in Mr. Howell's pension plan in the name of James Hay Pension Trustees Limited.

(2)
Amount includes 7,130 ordinary shares held jointly with Mr. Nash's spouse and 2,283 ordinary shares held by Mr. Nash's spouse.

(3)
Hutchison Healthcare Holdings Limited, a British Virgin Islands company, is an indirect wholly owned subsidiary of CK Hutchison. The registered address of Hutchison Healthcare Holdings Limited is P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(4)
Mitsui received such ordinary shares in connection with a share exchange completed on July 23, 2015 as described in "Related Party Transactions—Mitsui Share Exchange." The registered address of Mitsui is 1-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan 100-8631.

        As of October 30, 2015, we had three holders of record with addresses in the United States, and such holders held less than 1% of our outstanding ordinary shares in the aggregate. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Relationship with CK Hutchison

        Our largest shareholder is Hutchison Healthcare Holdings Limited, which owns approximately 64.9% of our company's share capital as of the date of this prospectus. The ultimate holding company of Hutchison Healthcare Holdings Limited is CK Hutchison, a company incorporated in the Cayman Islands and listed on the Hong Kong Stock Exchange.

Guarantee of our Scotiabank Term Loan

        Hutchison Whampoa Limited, a wholly owned subsidiary of CK Hutchison, has guaranteed our 2014 Scotiabank Term Loan. Prior to entering into the 2014 Scotiabank Term Loan, we were party to a prior loan from Scotiabank in the same principal amount, which has now been fully repaid and which was also guaranteed by Hutchison Whampoa Limited. In connection with Hutchison Whampoa Limited's guarantee of the 2014 Scotiabank Term Loan and our prior loan, we entered into guarantee fee agreements with Hutchison Whampoa Limited dated June 24, 2014 and December 9, 2011, respectively, pursuant to which we agreed to pay Hutchison Whampoa Limited a guarantee fee for the issuance of the guarantee. Hutchison Whampoa Limited's guarantee remains in effect until the 2014 Scotiabank Term Loan is fully repaid. For each of the years ended December 31, 2012, 2013 and 2014, we paid a guarantee fee of $471,000 to Hutchison Whampoa Limited. We intend to use the proceeds from this offering to repay the 2014 Scotiabank Term Loan. See "Use of Proceeds."

        We have also entered into a counter-indemnity agreement dated June 24, 2014 with Hutchison Whampoa Limited, under which we agree to indemnify Hutchison Whampoa Limited against any liability incurred by it under the guarantee in connection with the 2014 Scotiabank Term Loan.

        See "Risk Factors—Risks Related to Our Financial Position and Need for Additional Capital—If the CK Hutchison group does not renew our existing loan guarantee or does not enter into new guarantees with us, we may incur significantly higher borrowing costs."

Relationship Agreement with the CK Hutchison group

        We entered into a relationship agreement dated April 21, 2006 with Hutchison Whampoa (China) Limited, which recently became an indirect wholly owned subsidiary of CK Hutchison, with a view to ensuring that our company is capable of carrying on its business independently of the CK Hutchison group. We refer to this agreement as the Relationship Agreement. The Relationship Agreement provides, among other things, that all transactions between any of us or our joint ventures, on the one hand, and the CK Hutchison group, on the other hand, will be on an arm's length basis, on normal commercial terms and in a manner consistent with the AIM Rules. Hutchison Whampoa (China) Limited has agreed that, so long as it holds shares (either directly or indirectly) which in aggregate entitle Hutchison Whampoa (China) Limited to cast at least 50% of the votes eligible to be cast on a poll vote at a general meeting of our company, it shall procure (so far as it is able to use its power as a shareholder) that at least one member of our board of directors is independent of the CK Hutchison group. The Relationship Agreement further provides that the approval of our board of directors shall be required for any transaction between any of us or our joint ventures, on one hand, and the CK Hutchison group, on the other hand, and that in approving any such transaction, our board of directors must consist of at least one director who is independent of CK Hutchison. Hutchison Whampoa (China) Limited has also agreed to procure that each member of the Hutchison Whampoa (China) Limited group will not exercise its voting rights and powers so as to amend our memorandum or articles of association in a manner which is inconsistent with the Relationship Agreement. The Relationship Agreement will continue until the first to occur of: (i) our shares ceasing to be traded on the AIM market or (ii) the CK Hutchison group individually or collectively ceases to hold or control the exercise of at least 30% or more of the rights to vote at our general meetings.

Products sold to group companies of CK Hutchison

        We have entered into agreements with members of the CK Hutchison group, including the retail grocery and pharmacy chains PARKnSHOP and Watsons which are owned and operated by the A.S. Watson Group, an indirect subsidiary of CK Hutchison, in respect of the distribution of certain of our Commercial Platform products. For each of the years ended December 31, 2012, 2013 and 2014, sales of our products to members of the CK Hutchison group amounted to $7.0 million, $7.8 million and $7.8 million, respectively. In addition, for the years ended December 31, 2012, 2013 and 2014, we paid approximately $591,000, $569,000 and $480,000 respectively, to members of the CK Hutchison group for the provision of marketing services associated with these products. Our sales to CK Hutchison group companies are made pursuant to purchase orders issued by each purchaser periodically, the terms of which are on an arm's length basis on normal commercial terms.

        See "Risk Factors—Risks Related to our Dependence on Third Parties—There is no assurance that the benefits currently enjoyed by virtue of our association with CK Hutchison will continue to be available" for more information on the risks associated with our relationship with CK Hutchison's group companies.

Intellectual property licensed by the CK Hutchison group

        We conduct our business using trademarks with various forms of the "Hutchison," "Chi-Med" and "China-MediTech" brands, as well as domain names incorporating some or all of these trademarks. We have entered into a brand license agreement dated April 21, 2006 with Hutchison Whampoa Enterprises Limited, which recently became an indirect wholly owned subsidiary of CK Hutchison, pursuant to which we have been granted a non-exclusive, non-transferrable, royalty-free right to use such trademarks, domain names and other intellectual property rights owned by the CK Hutchison group in connection with the operation of our business worldwide. We refer to this agreement as the Brand License Agreement. We are also permitted to sub-license such intellectual property rights to our affiliates.

        The Brand License Agreement contains provisions on quality control pursuant to which we are obliged to use the brands and related materials in compliance with the brand guidelines, industry best practice and other quality directives issued by Hutchison Whampoa Enterprises Limited from time to time. Under this agreement, we assign all intellectual property rights, including future copyrights in any works incorporating brand-related material or translations thereof, to Hutchison Whampoa Enterprises Limited (subject to any third-party rights).

        Hutchison Whampoa Enterprises Limited may terminate the Brand License Agreement (or any sub-license) if, among other things, we commit a material breach of the agreement, or within any twelve-month period the CK Hutchison group's aggregate direct or indirect shareholding in our company is reduced to less than 50%, 40%, 30% or 20%. On termination of the Brand License Agreement, we (and any sub-licensees) must immediately cease using the brands and are obliged to withdraw from sale any products bearing the brands; provided that if the agreement is terminated following a change in the CK Hutchison group's aggregate direct or indirect shareholding in our company, we will have a six-month transitional period during which we can continue to use the licensed rights.

        Hutchison Whampoa Enterprises Limited has also granted a royalty-free license to use the Hutchison name and associated trademarks to Hutchison Baiyunshan. The license has a term equal to the operational period of the joint venture but may be terminated by the licensor if, among other things, Hutchison Baiyunshan is in breach of the terms of the license and fails to remedy that breach after an arbitration award is issued against Hutchison Baiyunshan, the joint venture agreement terminates, or our company's interest in Hutchison Baiyunshan falls below 50%.

Sharing of services with the CK Hutchison group

        Pursuant to a services agreement dated April 21, 2006 between us and Hutchison Whampoa (China) Limited, which recently became an indirect wholly owned subsidiary of CK Hutchison, we share certain services with and receive operational support from the CK Hutchison group including, among others, legal and regulatory services, company secretarial support services, tax and internal audit services, shared use of accounting software system and related services, participation in the CK Hutchison group's pension, medical and insurance plans, participation in the CK Hutchison group's procurement projects with third-party vendors/suppliers, other staff benefits and staff training services, company functions and activities and operation advisory and support services. We refer to this agreement as the Services Agreement. We pay a management fee to Hutchison Whampoa (China) Limited for the provision of such services. In the years ended December 31, 2012, 2013 and 2014, we paid a management fee of approximately $914,000, $951,000 and $989,000 respectively. In addition, Hutchison Whampoa (China) Limited provides us office space for our executive offices in Hong Kong for these service fees paid. Hutchison Whampoa (China) Limited charges us such management fees and other costs through Hutchison Healthcare Holdings Limited, its wholly owned subsidiary.

        Any amount unpaid after 30 days accrues interest at the rate of 1% above the Hong Kong Interbank Offered Rate, or HIBOR, per annum. As of September 30, 2015, we had $10.3 million in unpaid fees outstanding to Hutchison Healthcare Holdings Limited, and in the years ended December 31, 2013 and 2014, we paid interest to Hutchison Healthcare Holdings Limited in respect of unpaid fees amounting to $92,000 and $113,000, respectively. We paid no interest to Hutchison Healthcare Holdings Limited in the year ended December 31, 2012.

        The Services Agreement may be terminated by either party by giving three months' written notice. Hutchison Whampoa (China) Limited may also immediately terminate if its shareholding in our company falls below 30%. The services provided under the Services Agreement are provided on an arm's length basis, on normal commercial terms.

Relationships with our Joint Ventures

Nutrition Science Partners

        Research and development services provided to Nutrition Science Partners.    On March 25, 2013, we entered into a research and development collaboration agreement with Nestlé Health Science under which we provide certain research and development services to Nutrition Science Partners. On the same date, in connection with that agreement, we entered into a services agreement with our non-consolidated joint venture Nutrition Science Partners to provide it with the research and development services in relation to the HMPL-004 project, including: (i) collection, monitoring, processing and distribution of adverse event reports and safety and medical information including side-effects; (ii) development of manufacturing and analytical technologies for raw materials for the drug candidate being developed by such joint venture, HMPL-004; (iii) quality control and assurance of product manufacturing management; and (iv) ongoing discovery research and non-clinical support for the development of HMPL-004. We provide these services on a fee-for-service basis. See "Business—Overview of Our Collaborations" for more information. For the years ended December 31, 2013 and 2014 and for the nine months ended September 30, 2015, we received approximately $3.6 million, $4.2 million and $3.6 million, respectively, for the provision of these research and development services to Nutrition Science Partners. We did not receive any amounts for the provision of research and development services to Nutrition Science Partners prior to 2013.

        Intellectual property rights provided to Nutrition Science Partners.    Under the terms of an assignment agreement dated November 26, 2013, we have assigned full title to intellectual property rights in connection with the HMPL-004 compound on a worldwide basis to Nutrition Science Partners in exchange for $30 million paid by Nutrition Science Partners to us.

        Loans provided to Nutrition Science Partners.    We and Nestlé Health Science, our joint venture partner in Nutrition Science Partners, have each provided a loan in the principal amount of $5.0 million to Nutrition Science Partners under loan agreements each dated June 10, 2014, which were amended on August 24, 2015. After such amendments, each of the loans has a two-year renewable term with a maturity date of June 9, 2016. In addition, we and Nestlé Health Science have each provided a loan in the principal amount of $2.0 million to Nutrition Science Partners under loan agreements each dated August 24, 2015. Each of the loans has a one-year renewable term with a maturity date of August 23, 2016. Each of these loan bears an interest rate equal to the 3-month LIBOR, or London Interbank Offered Rate, plus approximately 1.0% per annum; however, pursuant to waiver letters signed by us and Nestlé Health Science, each of us and Nestlé Health Science has agreed to waive our right to receive interest during the entire term of each loan and the extension thereof. As of September 30, 2015, such principal amount remained outstanding to us and Nestlé Health Science.

Hutchison Sinopharm

        Shanghai Hutchison Pharmaceuticals' provision of promotion and marketing services to Hutchison Sinopharm. On September 29, 2014 and January 29, 2015, our consolidated joint venture Hutchison Sinopharm entered into agreements with multinational pharmaceutical manufacturers Merck Serono and AstraZeneca, respectively, to market and distribute in China certain of their drugs, primarily Concor and Seroquel. In connection with Hutchison Sinopharm's agreements with Merck Serono and AstraZeneca, Hutchison Sinopharm entered into agreements with our non-consolidated joint venture Shanghai Hutchison Pharmaceuticals to provide certain promotion and marketing services within China for these drugs. Under these agreements, Shanghai Hutchison Pharmaceuticals manages marketing and is paid a service fee for medical sales services, and Hutchison Sinopharm manages distribution and logistics for these products. Shanghai Hutchison Pharmaceuticals did not receive any such fees in the year ended December 31, 2014 or prior to 2014. In the future, we expect Hutchison Sinopharm to pay Shanghai Hutchison Pharmaceuticals approximately $8 million for the year ended December 31, 2015 in connection with the provision of such services.

        Hutchison Sinopharm's purchase of products from Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan. On January 1, 2014 and April 22, 2014, Hutchison Sinopharm entered into distribution agreements to purchase certain products manufactured by each of our non-consolidated joint ventures Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan, respectively. Under the terms of these agreements, Hutchison Sinopharm manages the distribution and delivery logistics of such products.

        Hutchison Sinopharm's distribution agreement with Hutchison Baiyunshan has a one-year term. Hutchison Baiyunshan may terminate the agreement prior to that if Hutchison Sinopharm fails to purchase products from Hutchison Baiyunshan for three consecutive months, fails to achieve sales target, engages in sales outside of Shanghai, engages in unfair competition practices or distributes the products through channels other than hospitals without Hutchison Baiyunshan's consent. Hutchison Sinopharm's distribution agreement with Shanghai Hutchison Pharmaceuticals had a one-year term. The agreement was terminated by the parties effective as of July 20, 2015.

        In the year ended December 31, 2014, Hutchison Sinopharm purchased products from Shanghai Hutchison Pharmaceuticals and Hutchison Baiyunshan for an amount totaling $2.5 million in the aggregate. There were no such arrangements prior to 2014.

Hutchison Hain Organic

        Loans to Hutchison Hain Organic (Hong Kong) Limited.    We and Hain Celestial have each provided a loan in the principal amount of $2.55 million to Hutchison Hain Organic (Hong Kong) Limited, a wholly owned subsidiary of our joint venture Hutchison Hain Organic, under loan agreements dated December 24, 2014. Each of the loans has a two-year renewable term with a maturity date of October 8, 2016. Each loan bears an interest rate equal to the 3-month LIBOR plus 3% per annum, payable quarterly. As of September 30, 2015, we are eligible to receive interest payments totaling $83,000, and all such principal amounts remained outstanding to us and Hain Celestial.

Mitsui Share Exchange

        On July 23, 2015, we signed and completed an agreement for the issuance and allotment of 3,214,404 of our ordinary shares (representing approximately 5.7% of the enlarged share capital of our company as of that date) to Mitsui in exchange for Mitsui's transfer of all of the convertible preferred shares in Hutchison MediPharma Holdings held by Mitsui to us. Based on the closing mid-market price on the AIM market of the London Stock Exchange of our ordinary shares on July 22, 2015, the value of Mitsui convertible preferred shares in Hutchison MediPharma Holdings was £54.0 million ($81.5 million).

        Prior to the completion of the share exchange, Mitsui held an approximate 12.2% interest in Hutchison MediPharma Holdings and was afforded certain rights, including certain information and inspection rights, a board appointee and minority veto protections, under a subscription and shareholders' agreement dated November 8, 2010, as amended. All rights under such agreement terminated upon completion of the share exchange.

Agreements with Our Directors and Executive Officers

Director and Executive Officer Compensation

        See "Management—Compensation of Directors and Executive Officers" for a discussion of our compensation of directors and executive officers.

Equity Compensation

        See "Management—Equity Compensation Schemes and Other Benefit Plans."

Share Issuances

        See "Description of Share Capital—History of Securities Issuances."

Employment Agreements

        We have entered into employment agreements with our executive officers. For more information regarding these agreements, see "Management—Compensation of Directors and Executive Officers—Employment Arrangements with our Executive Officers."

Indemnification Agreements

        In connection with this offering, we intend to enter into indemnification agreements with each of our directors and executive officers. We also maintain a general liability insurance policy which covers certain liabilities of our directors and executive officers arising out of claims based on acts or omissions in their capabilities as directors or officers.

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law.

        As of the date of this prospectus, the authorized share capital of our company is $75,000,000, divided into 75,000,000 ordinary shares, of par value $1.00 each as authorized by shareholders' resolutions dated May 9, 2006. As of the date of this prospectus, there are 56,533,118 ordinary shares issued and outstanding. All of our issued and outstanding ordinary shares are fully paid. Immediately upon the completion of this offering, there will be                 ordinary shares issued and                 outstanding.

Our Memorandum and Articles of Association

        The following are summaries of material provisions of our memorandum and articles of association and of the Companies Law, insofar as they relate to the material terms of our ordinary shares. This summary is not complete, and you should read our memorandum and articles of association, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Objects of Our Company

        Under our memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object except as prohibited or limited by the Companies Law.

Ordinary Shares

        Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

        Under our memorandum and articles of association, our board of directors may from time to time declare dividends in any currency to be paid to the members but no dividend shall be declared in excess of the amount recommended by our board of directors. Dividends may be declared and paid out of the profits of our company, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. With the sanction of an ordinary resolution, dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide: (a) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share; and (b) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

        Our board of directors may from time to time pay to the members such interim dividends as appear to the board of directors to be justified by the profits of our company, whenever such profits, in the opinion of our board of directors, justify such payment.

        Our board of directors may deduct from any dividend or other moneys payable to a member by our company on or in respect of any shares all sums of money (if any) presently payable by such shareholder to our company on account of calls or otherwise.

        No dividend or other moneys payable by our company on or in respect of any share shall bear interest against our company.

        Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent through the post addressed to the holder at his or her registered address or, in the case of joint holders, addressed to the holder whose name stands first in the register of members in respect of the shares at his or her address as appearing in the register of members or addressed to such person and at such address as the holder or joint holders may in writing direct. Every such check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register of members in respect of such shares, and shall be sent at his, her or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to our company.

        All dividends or bonuses unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend or bonuses unclaimed after a period of six years from the date of declaration shall be forfeited and shall revert to our company.

        Whenever our board of directors has resolved that a dividend be paid or declared, our board of directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of our company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution the board of directors may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any of our members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to our board of directors and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on our members.

        Whenever our board of directors has resolved that a dividend be paid or declared on any class of the share capital of our company, our board of directors may further resolve either: (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our members entitled thereto will be entitled to elect to receive such dividend (or part thereof if our board of directors so determines) in cash in lieu of such allotment; or (b) that the members entitled to such dividend shall be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board of directors may think fit. We may upon the recommendation of our board of directors by ordinary resolution resolve in respect of any one particular dividend of our company that notwithstanding the provisions as set out in our memorandum and articles of association in respect of the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

Voting Rights

        Under our memorandum and articles of association, subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with the articles of the association of our company, at any general meeting on a show of hands every member present in person (or being a corporation, is present by a duly authorized representative), or by proxy shall have one vote and on a poll every member present in person or by proxy or, in the case of a member being a corporation, by its duly authorized representative shall have one vote for every fully paid share of which he is the holder but so that no amount paid up or credited as paid up on a share in advance of calls or installments is treated for the foregoing purposes as paid up on the share. A resolution put to the vote of a meeting shall be decided on a show of hands unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded. A poll may be demanded (a) by the chairman of such meeting, or (b) by at least five members present in person or in the case of a member being a corporation by its duly authorized representative or by proxy for the time being entitled to vote at the meeting, or (c) by a member or members present in person or in the case of a member being a corporation by its duly authorized representative or by proxy and representing not less than one-tenth of the total voting rights of all members having the right to vote at the meeting, or (d) by a member or members present in person or in the case of a member being a corporation by its duly authorized representative or by proxy and holding shares in our company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

        No member shall, unless our board of directors otherwise determines, be entitled to attend and vote and to be reckoned in a quorum at any general meeting unless he or she is duly registered and all calls or other sums presently payable by him or her in respect of shares in our company have been paid. Furthermore, our memorandum and articles of association provide that if any member, or any other person appearing to be interested in shares held by such member, has been duly served with a notice issued by or on behalf of our company requiring disclosure of interests in shares pursuant to Section 793 of the Companies Act 2006 of England and Wales and is in default for the prescribed period referred to in the article of association of our company in supplying to our company the information thereby required, then the directors of our company may in their absolute discretion at any time thereafter serve a notice, called a Direction Notice, upon such member in accordance with the articles of association of our company, pursuant to which such member may be precluded from attending, voting or being reckoned in a quorum at any general meeting. The Direction Notice may direct that such member shall not be entitled to vote or exercise any right conferred by membership in relation to meetings of our company in respect of the shares to which the notice relates. Where the holding represents more than 25% of the share capital of our company, then the Direction Notice may additionally direct that (i) in respect of such shares, the payment of dividends or other money which would otherwise be payable on them may be withheld; and (ii) no transfer of any of the shares held by such member shall be registered unless: (a) the member is not himself in default as regards supplying the information required and (b) the transfer is of part only of the member's holding and when presented for registration is accompanied by a certificate of the member in a form satisfactory to the directors to the effect that after due and careful enquiry the directors are satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer.

        Under our memorandum and articles of association, an ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes cast by such members as, being entitled so to do, vote in person or, in the case of any member being a corporation, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of which not less than 14 clear days' notice has been duly given, while a special resolution requires the affirmative vote passed by a majority of not less than three-fourths of votes cast by such members as, being entitled so to do, vote in person or, in the case of such members as are corporations, by their respective duly authorized representative or, where proxies are allowed, by proxy at a general meeting of which not less than 21 clear days' notice, specifying (without prejudice to the power contained in the memorandum and articles of association of our company to amend the same) the intention to propose the resolution as a special resolution, has been duly given. Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the members having the right to attend and vote at any such meeting, being a majority together holding not less than 95% in nominal value of the shares giving that right and in the case of an annual general meeting, if it is so agreed by all members of our company entitled to attend and vote thereat, a resolution may be proposed and passed as a special resolution at a meeting of which less than 21 clear days' notice has been given. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or consolidate their shares by ordinary resolution.

Transfer of Ordinary Shares

        Subject to the provisions set forth below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in any other form approved by our board of directors.

        Our board of directors may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more that four joint holders or a transfer of any share (not being a fully paid up share) on which our company has a lien. Our board of directors may decline to recognize any instrument of transfer unless:

  •
  a fee of such sum as our board of directors may from time to time require is paid to our company in respect thereof;

  •
  the instrument of transfer is in respect of only one class of share;

  •
  the instrument of transfer is lodged at the registered office of our company or such other place at which the register of members is kept in accordance with the Companies Law or the registration office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his or her behalf, the authority of that person so to do); and

  •
  if applicable, the instrument of transfer is duly and properly stamped.

        If our board of directors refuses to register a transfer of any share, it shall, within two months after the date on which the transfer was lodged with our company, send to each of the transferor and the transferee notice of such refusal.

        Notwithstanding above, our board of directors may permit shares of any class to be held in uncertificated form to be transferred without an instrument of transfer by means of a relevant system, including CREST, an electronic settlement system for U.K. and Irish securities operated by Euroclear UK & Ireland Limited for the paperless settlement of securities in uncertificated form.

        Where any class of shares is a participating security and our company is entitled under the Companies Law, our memorandum and articles of association or any applicable regulations to sell, transfer, dispose of, forfeit, re-allot, accept the surrender of or otherwise enforce a lien over a share held in uncertificated form without an instrument of transfer, our company shall be entitled:

  •
  to require the holder of that uncertificated share by notice to change that share into certificated form within the period specified in the notice and to hold that share in certificated form so long as required by our company;

  •
  to require the holder of that uncertificated share by notice to give any instructions necessary to transfer title to that share by means of the relevant system within the period specified in the notice;

  •
  to require the holder of that uncertificated share by notice to appoint any person to take any step, including without limitation the giving of any instructions by means of the relevant system, necessary to transfer that share within the period specified in the notice; and

  •
  to take any action that our board of directors considers appropriate to achieve the sale, transfer, disposal of, forfeiture, re-allotment or surrender of that share or otherwise to enforce a lien in respect of it.

        The registration of transfers of shares or of any class of shares may be suspended at such times and for such periods as our directors may from time to time determine, provided that the register of members shall not be closed for more than 30 days in any year.

Liquidation

        Under our memorandum and articles of association, subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) (if our company shall be wound up and the assets available for distribution amongst the members of our company shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the shares held by them respectively and (ii) if our company shall be wound up and the assets available for distribution amongst the members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

        If our company shall be wound up (whether the liquidation is voluntary or by the court) the liquidator may, with the authority of a special resolution and any other sanction required by the Companies Law, divide among the members in specie or kind the whole or any part of the assets of our company and whether or not the assets shall consist of properties of one kind or shall consist of properties to be divided as aforesaid of different kinds, and may for such purpose set such value as he or she deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of the members as the liquidator with the like authority shall think fit, and the liquidation of our company may be closed and our company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

Calls on Shares and Forfeiture of Shares

        Our board of directors may from time to time make calls upon members in respect of any moneys unpaid on their shares, and each member shall (subject to being given at least 14 clear days' notice specifying the time and place of payment) pay to our company as required by such notice the amount called on such shares. The shares that have been called upon and remain unpaid are subject to forfeiture. Notwithstanding any such forfeiture described above, our board of directors may at any time, before any shares so forfeited shall have been sold, re-alloted or otherwise disposed of, permit the forfeited shares to be bought back upon the terms of payment of all calls and interest due upon, and expenses incurred in respect of, the shares and upon further terms (if any) as it thinks fit. The forfeiture of a share shall not prejudice the right of our company to any call already made, or installment payable, thereon.

Redemption, Repurchase and Surrender of Ordinary Shares

        Under our memorandum and articles of association, subject to the Companies Law, our memorandum and articles of association and the AIM Rules as described below, any power of our company to purchase or otherwise acquire its own shares shall be exercisable by our board of directors in such manner, upon such terms and subject to such conditions as it thinks fit. Pursuant to the AIM Rules, there are certain restrictions on the purchase or early redemption of shares by an AIM-traded company during prescribed periods prior to the publication of financial results or when the company is in possession of non-public price sensitive information. Furthermore, under the Companies Law, the redemption or repurchase of any share may be paid out of our company's profits or out of the share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company is able to, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid, (b) if as a result of the redemption or repurchase would result in there being no issued shares of our company other than shares held as treasury shares. Under our memorandum and articles of association, our board of directors may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in our memorandum and articles of association to forfeiture will include surrender.

Variations of Rights of Shares

        According to our articles of association and without prejudice to our memorandum and articles of association, all or any of the special rights attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time, whether or not our company is being wound up, be varied, modified or abrogated either with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares

        Our memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

        Our memorandum and articles of association also provides that, subject to any special rights conferred on the holders of any shares or class of shares, any share in our company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as our company may by ordinary resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as our board of directors may determine.

        Subject to any special rights conferred on the holders of any shares or attaching to any class of shares, shares may be issued on the terms that they may be, or at the option of our company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as our board of directors may deem fit.

        Any preferred shares may be issued or converted into shares that, at a determinable date or at the option of our company or the holder if so authorized by our memorandum and articles of association, are liable to be redeemed on such terms and in such manner as our company before the issue or conversion may be ordinary resolution of the members determine.

Inspection of Books and Records

        Our shareholders do not have a general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

Anti-Takeover Provisions

        Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

  •
  authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

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  limit the ability of shareholders to requisition and convene general meetings of shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

General Meetings of Shareholders and Shareholder Proposals

        Our shareholders' general meetings may be held in such time and place within or outside the Cayman Islands as our board of directors considers appropriate.

        As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our memorandum and articles of association provide that we shall in each year hold a general meeting as our annual general meeting. Our board of directors may whenever it thinks fit call extraordinary general meetings.

        Cayman Islands law does not provide shareholders with an express right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than one-tenth of the paid up capital of our company carrying the right of voting at general meetings of our company shall at all times have the right, by written requisition to our board of directors or the secretary of our company, to require an extraordinary general meeting to be called by the board of directors for the transaction of any business specified in such requisition; however, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

        We are an exempted company with limited liability under the Companies Law. Any company that is registered in the Cayman Islands and the objects of which are to be carried out mainly outside of the Cayman Islands may apply to be registered as an exempted company.

Register of Members

        Under the Companies Law, our company must keep a register of members and there should be entered therein:

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  the names and addresses of the members, the number and class of shares held by each member, and the amount paid or agreed to be considered as paid, on such shares;

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  the date on which the name of any person was entered on the register as a member; and

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  the date on which any person ceased to be a member.

        In accordance with Section 48 of the Companies Law, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of our company only upon entry being made in the register of members. Upon the closing of this offering, the register of members will be immediately updated to record and give effect to the issue of shares by us to the depositary (or its nominee). Once our register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name.

        If the name of any person is, whether sufficient cause, entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

        The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent U.K. statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England and Wales. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to our company and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and (a) authorization by a special resolution of the members of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company's articles of association.

        A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the votes cast at its general meeting are held by the parent company.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain circumstances, a dissident shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made, and who must, in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' Suits

        The Cayman Islands Grand Court Rules allow shareholders to seek leave to bring derivative actions in the name of the company against wrongdoers. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

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  a company is acting or proposing to act illegally or beyond the scope of its authority;

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  the act complained of, although not beyond the scope of the company's authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; or

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  those who control the company are perpetrating a "fraud on the minority."

Indemnification of Directors and Executive Officers and Limitation of Liability

        Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association require us to indemnify our officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

        In addition, upon completion of this offering we expect to enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association to the fullest extent permitted by applicable law.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Duties of Directors

        Under Cayman Islands law, our directors have a fiduciary duty and duty of loyalty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

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  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

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  declaring dividends and distributions;

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  appointing officers and determining the term of office of the officers;

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  exercising the borrowing powers of our company and mortgaging the property of our company; and

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  approving the transfer of shares in our company, including the registration of such shares in our share register.

        A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company shall declare the nature of his or her interest at a meeting of the directors in accordance with the Companies Law and our articles of association. Except as provided in the memorandum and articles of association of our company, a director shall not vote in respect of any contract, arrangement, transaction or any other proposal whatsoever in which he has an interest which (together with any interest of any person connected with him) is a material interest otherwise than by virtue of his or her interests in shares or debentures or other securities of or otherwise in or through our company. A director of our company may not be counted in the quorum at a meeting in relation to any resolution on which that director is prohibited from voting. Our directors may exercise all the powers of our company to borrow money, mortgage our undertaking, property and uncalled capital and issue debentures or other securities whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Directors' Fiduciary Duties.

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        Cayman Islands laws do not restrict transactions with directors but a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and a director is required to exercise a duty of care, a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company also owes to the company a duty to act with skill and care.

Shareholder Action by Written Consent

        Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands laws and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

        The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. The Companies Law does not provide shareholders with an express right to put forth any proposal before the annual general meeting of the shareholders. However, depending on what is stipulated in a company's articles of association, shareholders in an exempted Cayman Islands company may make proposals in accordance with the relevant notice provisions. For shares that are represented by ADSs, the depositary in many cases may be the only shareholder. In such cases, only the depositary has the direct right to requisition a shareholders' meeting. However, unless otherwise provided in the deposit agreement, the holders of the ADSs generally do not have the right to petition the depositary to requisition a shareholders' meeting or to put forth shareholder proposals through the depositary.

Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors may be removed by special resolution of our shareholders.

Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute.

Dissolution; Winding up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

        A Cayman Islands company may be wound up compulsorily by order of the Court of the Cayman Islands, voluntarily or under supervision of the Court of the Cayman Islands. The Court of the Cayman Islands has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the Court, just and equitable to do so.

        A company may be wound up voluntarily when the members so resolve in general meeting by special resolution, or, in the case of a limited duration company, when the period fixed for the duration of the company by its memorandum expires, or the event occurs on the occurrence of which the memorandum provides that the company is to be dissolved, or, the company does not commence business for a year from its incorporation (or suspends its business for a year), or, the company is unable to pay its debts. In the case of a voluntary winding up, such company is obliged to cease to carry on its business from the time of passing the resolution for voluntary winding up or upon the expiry of the period or the occurrence of the event referred to above.

Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Cayman Islands law has no comparable statute.

Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

History of Securities Issuances

        The following is a summary of our securities issuances in the past three years:

Ordinary Shares

        On January 9, 2012, we issued 51,212 ordinary shares to an employee, following the exercise of options by such employee at an exercise price of £1.09 per share, or an aggregate consideration of approximately £55,821.

        On June 14, 2012, we issued 192,108 ordinary shares to Johnny Cheng, executive director and chief financial officer of our company, following the exercise of options by Mr. Cheng at an exercise price of £1.26 per share, or an aggregate consideration of approximately £242,056.

        On September 4, 2012, we issued 53,650 ordinary shares to an employee, following the exercise of options by such employee at an exercise price of £1.72 per share, or an aggregate consideration of approximately £92,278. On the same date, we also issued 8,325 ordinary shares to the same employee, following the exercise of options by such employee at an exercise price of £1.54 per share, or an aggregate consideration of approximately £12,821.

        On February 26, 2013, we issued 3,000 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £1.54 per share, or an aggregate consideration of approximately £4,620.

        On June 3, 2014, we issued 768,182 ordinary shares to Christian Hogg, executive director and chief executive officer of our company, following the exercise of options by Mr. Hogg at an exercise price of £1.09 per share, or an aggregate consideration of approximately £837,318.

        On June 23, 2014, we issued 76,818 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £1.09 per share, or an aggregate consideration of approximately £83,732.

        On October 24, 2014, we issued 102,628 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £3.20 per share, or an aggregate consideration of approximately £328,410.

        On December 4, 2014, we issued 77,600 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £4.97 per share, or an aggregate consideration of approximately £385,672.

        On April 1, 2015, we issued 64,038 ordinary shares to Johnny Cheng, executive director and chief financial officer of our company, following the exercise of options by Mr. Cheng at an exercise price of £1.26 per share, or an aggregate consideration of approximately £80,688.

        On April 16, 2015, we issued 56,250 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £4.41 per share, or an aggregate consideration of approximately £248,063.

        On April 22, 2015, we issued 3,000 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £1.54 per share, or an aggregate consideration of approximately £4,620.

        On April 22, 2015, we also issued 100,000 ordinary shares to employees following the exercise of options by such employees at an exercise price of £4.97 per share, or an aggregate consideration of approximately £497,000.

        On July 23, 2015, we issued 3,214,404 ordinary shares to Mitsui in exchange for 5,247,493 convertible preferred shares in the capital of Hutchison MediPharma Holdings.

        On October 26, 2015, we issued 18,750 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £4.405 per share, or an aggregate consideration of approximately £82,594.

Option Grants

        Since January 1, 2012, we have granted share options to purchase an aggregate of 896,386 ordinary shares, each at an exercise price of £6.10 per share, to our employees. Of these grants, options to purchase 593,686 ordinary shares were canceled in exchange for options to purchase Hutchison MediPharma Holdings shares on December 17, 2014.

Our Ordinary Shares and the AIM Market

AIM Rules

        For so long as any of our ordinary shares are admitted to trading on the AIM market, we are subject to the AIM Rules. A copy of the AIM Rules may be obtained at the London Stock Exchange's website at www.londonstockexchange.com.

        The AIM Rules regulate the admission of shares to trading on the AIM market and impose various continuing obligations on AIM-traded companies. Under the AIM Rules, we are obliged, among other things, to:

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  notify, via a regulatory information service for distribution to the public, details of certain transactions and various corporate and other information relating to our business and our shareholders;

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  seek the approval of our shareholders for certain corporate transactions (for example, reverse takeovers, transactions resulting in fundamental changes in our business or a cancellation of our AIM listing);

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  publish half-yearly and annual accounts within certain time periods and in accordance with prescribed accounting standards; and

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  ensure that our directors and certain employees do not deal in our shares during prescribed periods prior to the publication of our financial results and annual reports or when we are in possession of unpublished price sensitive information that would be likely to lead to a significant movement in the price of our shares.

        The AIM Rules also oblige us at all times to retain the services of a nominated advisor, or Nomad, and a broker. The Nomad is a corporate finance advisor approved by the London Stock Exchange to act in this capacity. The Nomad assesses the appropriateness of our company for the AIM market and is responsible for advising and guiding us in meeting our continuing obligations under the AIM Rules, allowing us to maximize the benefits of our AIM quotation and deal with market issues as they arise. The Nomad also has responsibilities to the London Stock Exchange itself and must comply with the AIM Rules for Nominated Advisers. A broker is a securities house that is a member of the London Stock Exchange whose functions include facilitating trading in a company's shares on the market and providing equity research. Panmure Gordon (UK) Limited acts as our Nomad. Panmure Gordon (UK) Limited and UBS Limited act as our joint brokers. The AIM Rules also enable the London Stock Exchange to take various steps to fine or censure us or impose other sanctions (including suspending or cancelling the trading of our shares on the AIM market) should we breach the AIM Rules or in order to preserve the integrity and reputation of the market or protect investors or where trading in our shares on the AIM market is not conducted in an orderly manner.

Disclosure Rules and Transparency Rules

        As a company with shares admitted to trading on the AIM market of the London Stock Exchange, we are required under rule 17 of the AIM Rules to notify a Regulatory Information Service of any change to the legal or beneficial holding of a significant shareholder (a person holding 3% or more of any class of securities admitted to AIM) above 3% that increases or decreases such holding through any single percentage. In order to facilitate our compliance with these notification obligations, the provisions of rule 5 of the Disclosure Rules and Transparency Rules of the U.K. Financial Conduct Authority, or the DTR, have been incorporated by reference into our articles of association and bind us and our shareholders. Under rule 5 of the DTR, a person must privately notify us of the percentage of the voting rights he holds as a shareholder or through his direct or indirect holding of certain financial instruments (or a combination of such holdings), such as ADSs, if the percentage of those voting rights reaches, exceeds or falls below 3% and each additional 1% above 3% thereafter as a result of an acquisition or disposal of shares or financial instruments (or as a result of some other event changing the overall make-up of our voting rights). When we receive a notification pursuant to rule 5 of the DTR, we must notify a regulatory information service for distribution to the public without delay. We are also required to make regular notifications of the total number of voting rights outstanding to allow holders of voting rights to make the appropriate notifications. Notifications made by holders of voting rights to us must be made as soon as possible within the time periods specified in rule 5 of the DTR.

        In order to comply with the requirements of rule 17 of the AIM Rules, so long as our ordinary shares are traded on the AIM market, we urge each person holding shares or other financial instruments in Chi-Med, including ADSs, to notify us if the percentage of voting rights held by such person reaches, exceeds or falls below 3% and each additional 1% above 3% thereafter as a result of an acquisition or disposal of shares or financial instruments (or as a result of some other event changing the overall make-up of such person's voting rights). Such notifications should be made pursuant to the TR-1 major shareholdings notification form which can be downloaded from http://www.fca.org.uk/ static/ documents/ ukla/ forms/ notifications-major-interests-shares-tr1.doc.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

American Depositary Shares

        Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of              ordinary shares, deposited with Deutsche Bank AG, London Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at the same address.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find More Information."

Holding the ADSs

How will you hold your ADSs?

        You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses and any applicable taxes and governmental charges. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

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  Cash.  The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency to those ADS holders. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held or the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

    Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See "—Payment of Taxes." It will distribute only whole U.S. dollars and cents and will round fractional cents down to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares.  For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

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  Elective Distributions in Cash or Shares.  If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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  Rights to Purchase Additional Shares.  If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

    U.S. securities laws may restrict transfers and cancellation of the ADSs representing ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

    There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

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  Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        You may instruct the depositary to vote, or cause the custodian to vote, the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of the deposit agreement, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

        If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder's ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or in which voting instructions may be deemed to have been given, including an express indication that instructions may be given (or be deemed to have been given if no instruction is received) to the depositary to give a discretionary proxy to a person or persons designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will endeavor, as far as practicable and permitted under applicable law, the provisions of the deposit agreement, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to vote, or cause the custodian to vote, the ordinary shares or other deposited securities (in person or by proxy) as you instruct.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

        In the event that the depositary (i) does not receive timely voting instructions from you, or (ii) receives timely voting instructions that fail to specify the manner in which the depositary is to vote, the depositary will (unless otherwise specified in the voting materials distributed to you) deem that you have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary will give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction will be deemed to have been given and no such discretionary proxy will be given with respect to any matter if we inform the depositary that we do not wish such proxy to be given, that substantial opposition exists or that the matter materially and adversely affects the rights of holders of the ordinary shares.

        In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our memorandum and articles of association, the depositary will refrain from voting and the voting instructions (or the deemed voting instructions, as set out above) received by the depositary from you will lapse. The depositary will have no obligation to demand, voting on a poll basis with respect to any resolution and will not be liable for not having voting on a poll basis.

        Neither the depositary nor the custodian will (i) exercise any discretion as to voting or (ii) vote, attempt to exercise the right to vote, or in any way make use of for purposes of establishing a quorum or otherwise, the ordinary shares or other deposited securities underlying your ADSs except pursuant to your written instructions, including the deemed instruction to the depositary to give a discretionary proxy to a person designated by us. For the purpose of establishing a quorum at a shareholder meeting and subject to applicable law, regulation and our memorandum and articles of association, if we request in writing, the depositary will represent all deposited securities underlying your ADSs whether or not it has received voting instructions from you for the purpose of establishing a quorum at a meeting of shareholders.

        The depositary is not liable for failing to carry out voting instructions or for the manner or effect of any such vote. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 days in advance of the meeting date.

Compliance with Regulations

Information Requests

        Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

        Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the NASDAQ Stock Market and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

        As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

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  To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to $0.05 per ADS issued
• Cancellation or withdrawal of ADSs, including the case of termination of the deposit agreement	Up to $0.05 per ADS cancelled
• Distribution of cash dividends	Up to $0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to $0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights	Up to $0.05 per ADS held
• Depositary services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary bank (an annual fee)

        As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

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  Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

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  Expenses incurred for converting foreign currency into U.S. dollars.

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  Expenses for cable, telex and fax transmissions and for delivery of securities.

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  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

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  Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

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  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, ordinary shares deposited securities, ADSs and ADRs.

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  Any applicable fees and penalties thereon.

        The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        The depositary has agreed to pay certain amounts to us in exchange for its appointment as depositary. We may use these funds towards our expenses relating to the establishment and maintenance of the ADR program, including investor relations expenses, or otherwise as we see fit. The depositary may pay us a fixed amount, it may pay us a portion of the fees collected by the depositary from holders of ADSs, and it may pay specific expenses incurred by us in connection with the ADR program. Neither the depositary nor we may be able to determine the aggregate amount to be paid to us because (i) the number of ADSs that will be issued and outstanding and the level of dividend and/or servicing fees to be charged may vary, and (ii) our expenses related to the program may not be known at this time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

If we:	Then:
Distribute securities on the ordinary shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary's only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

        The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

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  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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  are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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  are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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  are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or any other person believed by it in good faith to be competent to give such advice or information;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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  are not liable for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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  disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

        The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (vi) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

        In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Limitations on Deposits of Securities

        The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect with respect thereto.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

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  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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  satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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  compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Ordinary Shares Underlying Your ADSs

        You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

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  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our ordinary shares;

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  when you owe money to pay fees, taxes and similar charges;

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or

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  other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

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  for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) agrees to indicate the depositary as owner of such ordinary shares or ADSs in its records and to hold such ordinary shares or ADSs in trust for the depositary until such ordinary shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate; (2) the pre-release is fully collateralized with cash, United States government securities or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALE

        Before this offering, no public market existed in the United States for our ordinary shares or the ADSs. Upon completion of this offering, we will have             ADSs outstanding, representing approximately            % of our outstanding ordinary shares. All of the ADSs sold in this offering will be freely transferable by persons other than by our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. We intend to apply to list the ADSs on the [NASDAQ Global Market], but we cannot assure you that a regular trading market will develop for the ADSs. Our ordinary shares are and, following the completion of this offering, will continue to be listed on AIM, and we will apply for admission of the              new ordinary shares to be issued as a result of the offering to trading on AIM.

Lock-up Agreements

        We, our executive officers, directors and [certain existing shareholders] have agreed, for a period of 180 days after the date of this prospectus and subject to specified exceptions, not to directly or indirectly sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-l(h) under the Exchange Act; or otherwise dispose of any ADSs or ordinary shares, options or warrants to acquire ADSs or ordinary shares, or securities exchangeable or exercisable for or convertible into ADSs or ordinary shares currently or hereafter owned either of record or beneficially; or publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. [These restrictions also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed share program.]

        In addition, through a letter agreement, we have instructed Deutsche Bank Trust Company Americas, as depositary, not to accept any deposit of any ordinary shares or issues any ADSs for 180 days after the date of this prospectus unless we consent to such deposit or issuance. We have also agreed not to provide such consent without the prior written consent of the representatives of the underwriters. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares.

        Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Regulation S

        Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

        We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the

Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by your affiliates. Generally, subject to certain limitations, holders of our restricted shares who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an "offshore transaction" if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker's commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

        We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

        All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

  •
  1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which immediately after this offering will equal             ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs; or

  •
  the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

        The following is a general summary of certain PRC, Hong Kong, Cayman Islands and U.S. federal income tax consequences relevant to an investment in our ADSs. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the PRC, Hong Kong, the Cayman Islands, the United Kingdom and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ADSs and ordinary shares.

Taxation in the PRC

PRC Enterprise Income Tax

        Under the EIT Law and its implementation rules which became effective on January 1, 2008, the standard tax rate of 25% applies to all enterprises (including foreign-invested enterprises) with exceptions in special situations if relevant criteria are met and subject to the approval of the PRC tax authorities.

        An enterprise incorporated outside of the PRC whose "de facto management bodies" are located in the PRC is considered a "resident enterprise" and will be subject to a uniform EIT rate of 25% on its global income. In April 2009, the SAT, in Circular 82 specified certain criteria for the determination of what constitutes "de facto management bodies." If all of these criteria are met, the relevant foreign enterprise will be deemed to have its "de facto management bodies" located in the PRC and therefore be considered a resident enterprise in the PRC. These criteria include: (a) the enterprise's day-to-day operational management is primarily exercised in the PRC; (b) decisions relating to the enterprise's financial and human resource matters are made or subject to approval by organizations or personnel in the PRC; (c) the enterprise's primary assets, accounting books and records, company seals, and board and shareholders' meeting minutes are located or maintained in the PRC; and (d) 50% or more of voting board members or senior executives of the enterprise habitually reside in the PRC. In addition, an enterprise established outside the PRC which meets all of the aforesaid requirements is expected to make an application for the classification as a "resident enterprise" and this will ultimately be confirmed by the province-level tax authority. Although Circular 82 only applies to foreign enterprises that are majority-owned and controlled by PRC enterprises, not those owned and controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may be adopted by the PRC tax authorities as the test for determining whether the enterprises are PRC tax residents, regardless of whether they are majority-owned and controlled by PRC enterprises. However, it is not entirely clear how the PRC tax authorities will determine whether a non-PRC entity (that has not already been notified of its status for EIT purposes) will be classified as a "resident enterprise" in practice.

        Except for our PRC subsidiaries and joint ventures incorporated in China, we believe that none of our entities incorporated outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities, and uncertainties remain with respect to the interpretation of the term "de facto management body."

        If a non-PRC enterprise is classified as a "resident enterprise" for EIT purposes, any dividends to be distributed by that enterprise to non-PRC resident shareholders or ADS holders or any gains realized by such investors from the transfer of shares or ADSs may be subject to PRC tax. If the PRC tax authorities determine that we should be considered a PRC resident enterprise for EIT purposes, any dividends payable by us to our non-PRC resident enterprise shareholders or ADS holders, as well as gains realized by such investors from the transfer of our shares or ADSs may be subject to a 10% withholding tax, unless a reduced rate is available under an applicable tax treaty. Furthermore, if we are considered a PRC resident enterprise for EIT purposes, it is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders. If any PRC tax were to apply to dividends realized by non-PRC individuals, it would generally apply at a rate of up to 20% unless a reduced rate is available under an applicable tax treaty.

        According to the EIT Law, dividends declared after January 1, 2008 and paid by PRC foreign-invested enterprises to their non-PRC parent companies will be subject to PRC withholding tax at 10% unless there is a tax treaty between the PRC and the jurisdiction in which the overseas parent company is incorporated and which specifically exempts or reduces such withholding tax, and such tax exemption or reduction is approved by the relevant PRC tax authorities. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Arrangement, signed on August 21, 2006 and became effective on December 8, 2006, if the non-PRC immediate holding company is a Hong Kong tax resident and directly holds a 25% or more equity interest in the PRC enterprise and is considered to be the beneficial owner of dividends paid by the PRC enterprise, such withholding tax rate may be lowered to 5%, subject to approval by the relevant PRC tax authorities.

        On March 28, 2011, the State Administration of Taxation, or the SAT, promulgated the Announcement of the SAT on Certain Issues Concerning the Administration of Income Tax for Non-resident Enterprises, which became effective on April 1, 2011. According to this Announcement, where a PRC resident enterprise distributes dividends, profits or other equity investment gains to a non-PRC resident enterprise that has no organisation or premises in the PRC, the PRC resident enterprise shall withhold and pay PRC withholding tax on the date of declaration of dividend distribution. In addition, where such equity investment gains are paid before the distribution decision is made, the tax shall be withheld and paid when the payment is made.

        In addition, the SAT promulgated the Notice of the SAT on How to Understand and Determine the "Beneficial Owners" in Tax Treaties, or Circular 601, on October 27, 2009. Circular 601 provides that tax treaty benefits will not be afforded to conduit or shell companies without business substance, and a beneficial ownership analysis will be used based on a "substance-over-form" principle to determine whether or not to grant tax treaty benefits.

        On June 29, 2012, the SAT promulgated the Announcement of SAT on Determination of the "Beneficial Owners" in Tax Treaties, which restates the application of such factors as provided in the Circular 601 to determine the beneficial owner identity.

        On April 12, 2013, the SAT issued the Comments on the Handling of Beneficial Ownership Cases involving the Application of the Dividend articles under the Mainland and Hong Kong Taxation Arrangement, providing guidelines for local tax authorities to determine the beneficial ownership status of Hong Kong resident investors receiving dividends from PRC resident enterprises.

        Pursuant to the Notice on Strengthening Administration of EIT for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the SAT, on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise conducts an "Indirect Transfer" by transferring the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, and such overseas holding company is located in a tax jurisdiction that: (1) has an effective tax rate less than 12.5%; or (2) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the relevant tax authority of the PRC resident enterprise such Indirect Transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to EIT, currently at a rate of 10% (and may be 25% if the transferor is deemed as PRC resident enterprise).

        Circular 698 also provides that where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authorities have the power to make a reasonable adjustment to the taxable income of the transaction.

        Relevant provisions on Indirect Transfer in Circular 698 have been replaced by the Public Notice on Several Issues Relating to EIT on Gains from Indirect Transfer of Assets by Non-resident Enterprises, or PN7, issued by the SAT on February 3, 2015, which sets out a wider scope of Indirect Transfer of PRC assets as well as provides more detailed guidelines on the circumstances when such Indirect Transfer is considered to lack, or be deemed to have, a bona fide commercial purpose. At the same time, PN7 provides that a non-PRC resident enterprise which buys and sells, in the public market, stocks of the same listed foreign company that directly or indirectly holds the equity interest in a PRC resident enterprise is considered out of scope for PN7.

        PN7 sets out voluntary reporting procedures for an Indirect Transfer by the transferor, the transferee or the underlying PRC resident enterprise being transferred. Furthermore, if an Indirect Transfer is considered taxable, the transferee has the obligation to withhold tax from the sale proceeds, unless the transferor reports the transaction to the PRC tax authorities under PN7. There is uncertainty as to the application of PN7. For example, the PRC tax authorities may consider that our current offering involves an indirect change of shareholding in our PRC subsidiaries and joint ventures and therefore it may be regarded as an Indirect Transfer under PN7. Although we believe no PN7 reporting is required on the basis that the current offering has commercial purposes and is not conducted for tax avoidance, the PRC tax authorities may pursue us to report under PN7 and request that we and our PRC subsidiaries and joint ventures assist in the filing. As a result, we and our subsidiaries and joint ventures may be required to expend significant resources to provide assistance and comply with PN7, or establish that we or our non-resident enterprises should not be subject to tax under PN7, for the current offering or other transactions.

Business Tax

        A business which provides certain services or sells immovable or transfers intangible property is liable to Business Tax at rates ranging from 3% to 20% of the charges for the services provided or immovable or intangible property sold or transferred (as the case may be). The Business Tax rate of 3% is applicable on taxable services relating to construction, culture and sports. All other services generally attract a Business Tax rate of 5%, except that services relating to entertainment are subject to a rate ranging from 5% to 20%.

        In addition, Business Tax is payable on the gross amount of all billings with respect to services rendered within the PRC unless specific rules stipulate the use of a net amount.

        The Business Tax regime is being phased out as described in the section below on Value Added Tax.

        A Municipal Maintenance Tax, together with an Education Surcharge and a Local Education Surcharge, are payable at a rate, in aggregate, of 6% to 12% of the Business Tax.

Value Added Tax

        The Interim Regulation of the PRC on the Value Added Tax, or the VAT Regulation, came into effect on January 1, 2009. Pursuant to the VAT Regulation, VAT is imposed on the goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

        Unless provided otherwise, a VAT rate of 17% is applicable on taxable items encompassing the sale or importation of most tangible goods and the provision of certain labour in respect of processing, repair and replacement services undertaken in the PRC.

        The pilot program of the PRC indirect tax reform was implemented in Shanghai, the PRC, effective from January 1, 2012 where certain industries are transformed from the business tax regime to the VAT regime, covering most of the transportation industry and certain modern service industries, with VAT rates applicable being 6%, 11% or 17% in accordance with the relevant regulations. The reform program was expanded to the rest of the country from August 1, 2013 (Notice regarding the Country-wide Business Tax to VAT Pilot Program for the Transportation and certain Modern Service Industries). Thereafter, the MOF and SAT announced that the rail transportation and postal services were scoped into the reform from January 1, 2014 (Notice issued by the MOF and SAT regarding the inclusion of rail transportation and postal services industries into the Business Tax to VAT Pilot Program) and the telecommunication industry was scoped in from June 1, 2014 (Announcement of the SAT on the Issuance of the Interim Administrative Measures for the Collection of VAT from Telecommunication Companies), on country-wide basis, the applicable rates being 6% or 11% in accordance with the relevant regulations.

        It is anticipated that the construction, real estate, financial services, entertainment and all other service industries that have not yet been transformed will be scoped into VAT during 2015. The relevant rules and regulations including the timing of such conversion and the VAT rate(s) applicable are yet to be announced by the PRC authorities.

        A Municipal Maintenance Tax, together with Education Surcharge and a Local Education Surcharge, are payable at a rate, in aggregate, of 6% to 12% of the VAT.

Land Appreciation Tax

        Some of our PRC subsidiaries and joint ventures have obtained certain land use rights and ownership in buildings.

        Under the Provisional Regulations of the PRC on Land Appreciation Tax, or LAT, promulgated by the State Council on December 13, 1993 (which became effective on January 1, 1994) and amended on January 8, 2011, together with its implementing rules which were promulgated by the MOF on January 27, 1995, LAT applies to both domestic and foreign investors in real properties in the PRC, irrespective of corporate entities or individuals. The tax is payable by a taxpayer on the capital gains from the transfer of land use right, buildings or other facilities on such land, after deducting "deductible items" that include: (a) payments made to acquire land use right; (b) costs and charges incurred in connection with land development; (c) construction costs and charges in the case of newly constructed buildings and facilities; (d) assessed value in the case of old buildings and facilities; (f) taxes paid or payable in connection with the transfer of the land use right, buildings or other facilities on such land; and (e) other items allowed by the MOF.

        The tax rate is progressive and ranges from 30% to 60% of the appreciation value, as follows:

Appreciation Value	LAT Rate
Portion not exceeding 50% of deductible items:	30%
Portion over 50% but not more than 100% of deductible items:	40%
Portion over 100% but not more than 200% of deductible items:	50%
Portion over 200% of deductible items:	60%

        Exemption from LAT is available to the following cases:

  (i)
  taxpayers constructing ordinary residential properties for sale, where the appreciation amount does not exceed 20% of the sum of deductible items;

  (ii)
  real estate taken over or recovered according to laws due to the construction needs of the State;

  (iii)
  relocation due to the need of city planning and national construction; and

  (iv)
  due to redeployment of work or improvement of living standard, transfer by individuals of originally self-occupied residential properties after five years or more of self-residence with the approval of the tax authorities.

Deed Tax

        Pursuant to the Provisional Regulations of the PRC on Deed Tax promulgated by the State Council on July 7, 1997 and implemented on October 1, 1997, the transferee of the land use right and/or property ownership in the PRC will be the obliged taxpayer for Deed Tax. The rate of Deed Tax ranges from 3% to 5%, subject to determination by local governments at the provincial level in light of local conditions.

Real Estate Tax

        Properties owned by an enterprise will be subject to Real Estate Tax at variable rates depending on locality. In certain localities, Real Estate Tax is applicable at a rate of 1.2% of the original value of the building less a standard deduction which ranges from 10% to 30% of the original value or at a rate of 12% of the rental income.

Urban Land Use Tax

        According to the Provisional Regulations on Urban Land Use Tax of the PRC promulgated by the State Council in September 1988 and amended in December 2006 and December 2013, the Urban Land Use Tax is levied according to the area of relevant land. The annual tax on urban land was previously between RMB0.2 and RMB10 per sq. m. An amendment by the State Council in December 2006 changed the annual tax rate on urban land to between RMB0.6 and RMB30 per sq. m. On December 31, 2006, the Provisional Regulations of the PRC on Urban Land Use Tax were amended by the State Council. Effective from January 1, 2007, pursuant to the amended regulations, Urban Land Use Tax is charged at a rate three times higher (i.e., between RMB0.6 and RMB30 per sq. m.) than the previous rate and foreign-invested enterprises are no longer exempted.

Stamp Duty

        According to the Provisional Regulations of the PRC on Stamp Duty promulgated by the State Council in August 1988 and amended on January 8, 2011, specified documents primarily business contracts are subject to stamp duty at the specified rates on the amount stated therein, including but not limited to: purchase and sales agreements—0.03%; loan agreements—0.005%; assets transfer agreements—0.05%. Such stamp duty is payable by every party to a contract.

Overview of Tax Implications of Various Other Jurisdictions

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but it is otherwise not a party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Pursuant to the Tax Concessions Law (1999 Revision) of the Cayman Islands, Hutchison China MediTech Limited has obtained an undertaking from the Governor-in-Council: (a) that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to us or our operations; and (b) that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on its shares, debentures or other obligations.

        The undertaking is for a period of twenty years from January 9, 2001.

Hong Kong Taxation

  Profits Tax

        Hong Kong tax residents are subject to Hong Kong Profits Tax in respect of profits arising in or derived from Hong Kong at the current rate of 16.5%. Dividend income earned by a Hong Kong tax resident is not subject to Hong Kong Profits Tax. Hutchison China MediTech Limited is a Hong Kong tax resident.

  Hong Kong tax on shareholders and ADS holders

        No tax is payable in Hong Kong in respect of dividends paid by a Hong Kong tax resident to their shareholders, including our ADS holders.

        Hong Kong Profits Tax will not be payable by our shareholders, including our ADS holders (other than shareholders / ADS holders carrying on a trade, profession or business in Hong Kong and holding the shares / ADS for trading purposes), on any capital gains made on the sale or other disposal of the ADSs. Shareholders, including our ADS holders, should take advice from their own professional advisors as to their particular tax position.

        No Hong Kong Stamp Duty is payable by our shareholders, including our ADS holders.

Material United States Federal Income Tax Considerations

        The following summary, subject to the limitations set forth below, describes the material U.S. federal income tax consequences for a U.S. Holder (as defined below) of the acquisition, ownership and disposition of ADSs. This discussion is limited to U.S. Holders who acquire ADSs pursuant to this offering and hold such ADSs as capital assets (generally, property held for investment). For purposes of this summary, a "U.S. Holder" is a beneficial owner of an ADS that is for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (i) it has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions.

        Except as explicitly set forth below, this summary does not address aspects of U.S. federal income taxation that may be applicable to U.S. Holders subject to special rules, including:

  •
  banks or other financial institutions;

  •
  insurance companies;

  •
  real estate investment trusts;

  •
  regulated investment companies;

  •
  grantor trusts;

  •
  tax-exempt organizations;

  •
  persons holding ADSs through a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or S corporation;

  •
  dealers or traders in securities, commodities or currencies;

  •
  persons whose functional currency is not the U.S. dollar;

  •
  certain former citizens and former long-term residents of the United States;

  •
  persons holding ADSs as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes; or

  •
  direct, indirect or constructive owners of 10% or more of our total combined voting power.

        In addition, this summary does not address the 3.8% Medicare contribution tax imposed on certain net investment income, the U.S. federal estate and gift tax or the alternative minimum tax consequences of the acquisition, ownership, and disposition of ADSs. We have not received nor do we expect to seek a ruling from the U.S. Internal Revenue Service, or the IRS, regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Each prospective investor should consult its own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of ADSs.

        This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, and the income tax treaty between the PRC and the United States, or the U.S.-PRC Tax Treaty, each as available and in effect on the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could affect the tax consequences described herein. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ADSs, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisors as to the U.S. federal income tax consequences of acquiring, owning and disposing of ADSs.

        PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEIR SITUATIONS AS WELL AS THE APPLICATION OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

ADSs

        A U.S. Holder of ADSs will generally be treated, for U.S. federal income tax purposes, as the owner of the underlying ordinary shares that such ADSs represent. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

        The U.S. Treasury has expressed concern that parties to whom ADSs are released before shares are delivered to the depositary or intermediaries in the chain of ownership between holders and the issuer of the security underlying the ADSs, may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. Holders of ADSs. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate U.S. Holders. Accordingly, the creditability non-U.S. withholding taxes (if any), and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

Taxation of Dividends

        As described in "Dividend Policy" above, we do not currently anticipate paying any distributions on our ADSs in the foreseeable future. However, to the extent there are any distributions made with respect to our ADSs, the gross amount of any distribution on the ADSs (including withheld taxes, if any) made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder's adjusted tax basis in the ADSs and thereafter as capital gain. However, because we do not maintain calculations of our earnings and profits in accordance with U.S. federal income tax accounting principles, U.S. Holders should expect to treat distributions paid with respect to the ADSs as dividends. Dividends paid to corporate

U.S. Holders generally will not qualify for the dividends received deduction that may otherwise be allowed under the Code. This discussion assumes that distributions on the ADSs, if any, will be paid in U.S. dollars.

        Dividends paid to a non-corporate U.S. Holder by a "qualified foreign corporation" may be subject to reduced rates of U.S. federal income taxation if certain holding period and other requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (1) its ordinary shares (or ADSs backed by ordinary shares) are readily tradable on an established securities market in the United States or (2) it is eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes.

        We have applied to list the ADSs on the [NASDAQ Global Market] which is an established securities market in the United States. Provided that such listing is approved, IRS guidance indicates that the ADSs will be readily tradable for purposes of satisfying the conditions required for these reduced tax rates.

        The United States does not have a comprehensive income tax treaty with the Cayman Islands. However, in the event that we were deemed to be a PRC resident enterprise under the EIT Law (see "—Taxation in the PRC" above), although no assurance can be given, we might be considered eligible for the benefits of the U.S.-PRC Tax Treaty, and if we were eligible for such benefits, dividends paid on the ADSs, regardless of whether the ADSs are readily tradable on an established securities market in the United States, would be eligible for the reduced rates of U.S. federal income taxation. U.S. Holders should consult their own tax advisors regarding the availability of the reduced tax rates on dividends in light of their particular circumstances.

        Non-corporate U.S. Holders will not be eligible for reduced rates of U.S. federal income taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

        In the event that we were deemed to be a PRC resident enterprise under the EIT Law (see "—Taxation in the PRC" above), ADS holders might be subject to PRC withholding taxes on dividends paid with respect to ADSs. In that case, subject to certain conditions and limitations, such PRC withholding tax may be treated as a foreign tax eligible for credit against a U.S. Holder's U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on the ADSs will be treated as income from sources outside the United States and will generally constitute passive category income. If a U.S. Holder is eligible for U.S.-PRC Tax Treaty benefits, any PRC taxes on dividends will not be creditable against such U.S. Holder's U.S. federal income tax liability to the extent such tax is withheld at a rate exceeding the applicable U.S.-PRC Tax Treaty rate. An eligible U.S. Holder who does not elect to claim a foreign tax credit for PRC tax withheld may instead be eligible to claim a deduction, for U.S. federal income tax purposes, in respect of such withholding but only for the year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The U.S. foreign tax credit rules are complex. U.S. Holders should consult their own tax advisors regarding the foreign tax credit rules in light of their particular circumstances.

Taxation of Capital Gains

        Subject to the discussion below in "—Passive Foreign Investment Company Considerations," upon the sale, exchange, or other taxable disposition of ADSs, a U.S. Holder generally will recognize gain or loss on the taxable sale or exchange in an amount equal to the difference between the amount realized on such sale or exchange (determined in the case of ADSs sold or exchanged in currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if the ADSs sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder's adjusted tax basis in the ADSs determined in U.S. dollars. The initial tax basis of ADSs to a U.S. Holder will be the U.S. Holder's U.S. dollar purchase price for the ADSs.

        Assuming we are not a PFIC and have not been treated as a PFIC during the U.S. Holder's holding period for its ADSs, such gain or loss will be capital gain or loss. Under current law, capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. U.S. Holders are encouraged to consult their own tax advisors regarding the availability of the U.S. foreign tax credit in consideration of their particular circumstances.

        If we were treated as a PRC resident enterprise for EIT Law purposes and PRC tax were imposed on any gain (see "—Taxation in the PRC" above), and if a U.S. Holder is eligible for the benefits of the U.S.-PRC Tax Treaty, the holder may be able to treat such gain as PRC source gain under the treaty for U.S. foreign tax credit purposes. A U.S. Holder will be eligible for U.S.-PRC Tax Treaty benefits if (for purposes of the treaty) such holder is a resident of the United States and satisfies the other requirements specified in the U.S.-PRC Tax Treaty. Because the determination of treaty benefit eligibility is fact-intensive and depends upon a holder's particular circumstances, U.S. Holders should consult their tax advisors regarding U.S.-PRC Tax Treaty benefit eligibility. U.S. Holders are also encouraged to consult their own tax advisors regarding the tax consequences in the event PRC tax were to be imposed on a disposition of ADSs, including the availability of the U.S. foreign tax credit and the ability and whether to treat any gain as PRC source gain for the purposes of the U.S. foreign tax credit in consideration of their particular circumstances.

Passive Foreign Investment Company Considerations

  Status as a PFIC

        The rules governing PFICs can have adverse tax effects on U.S. Holders. We generally will be classified as a PFIC for U.S. federal income tax purposes if, for any taxable year, either: (1) 75% or more of our gross income consists of certain types of passive income, or (2) the average value (determined on a quarterly basis), of our assets that produce, or are held for the production of, passive income is 50% or more of the value of all of our assets.

        Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation's income.

        Additionally, if we are classified as a PFIC in any taxable year with respect to which a U.S. Holder owns ADSs, we generally will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding taxable years, regardless of whether we continue to meet the tests described above, unless the U.S. Holder makes the "deemed sale election" described below.

        We do not believe that we are currently a PFIC and we do not anticipate becoming a PFIC in the foreseeable future. Notwithstanding the foregoing, the determination of whether we are a PFIC is made annually and depends on particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations. The fair market value of our assets is expected to depend, in part, upon (a) the market price of our ADSs, which is likely to fluctuate, and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction, including this offering. In light of the foregoing, no assurance can be provided that we are not currently a PFIC or that we will not become a PFIC in any future taxable year. Prospective investors should consult their own tax advisors regarding our PFIC status.

  U.S. federal income tax treatment of a shareholder of a PFIC

        If we are classified as a PFIC for any taxable year during which a U.S. Holder owns ADSs, the U.S. Holder, absent certain elections (including the mark-to-market and QEF elections described below), generally will be subject to adverse rules (regardless of whether we continue to be classified as a PFIC) with respect to (1) any "excess distributions" (generally, any distributions received by the U.S. Holder on its ADSs in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for its ADSs) and (2) any gain realized on the sale or other disposition, including a pledge, of its ADSs.

        Under these adverse rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are classified as a PFIC will be taxed as ordinary income and (c) the amount allocated to each other taxable year during the U.S. Holder's holding period in which we were classified as a PFIC (i) will be subject to tax at the highest rate of tax in effect for the applicable category of taxpayer for that year and (ii) will be subject to an interest charge at a statutory rate with respect to the resulting tax attributable to each such other taxable year.

        If we are classified as a PFIC, a U.S. Holder will generally be treated as owning a proportionate amount (by value) of stock or shares owned by us in any direct or indirect subsidiaries that are also PFICs and will be subject to similar adverse rules with respect to any distributions we receive from, and dispositions we make of, the stock or shares of such subsidiaries. U.S. Holders are urged to consult their tax advisors about the application of the PFIC rules to any of our subsidiaries.

        If we are classified as a PFIC and then cease to be so classified, a U.S. Holder may make an election (a "deemed sale election") to be treated for U.S. federal income tax purposes as having sold such U.S. Holder's ADSs on the last day of our taxable year during which we were a PFIC. A U.S. Holder that makes a deemed sale election would then cease to be treated as owning stock in a PFIC by reason of ownership of our ADSs. However, gain recognized as a result of making the deemed sale election would be subject to the adverse rules described above and loss would not be recognized.

  PFIC "mark-to-market" election

        In certain circumstances, a U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its ADSs, provided that the ADSs are "marketable." ADSs will be marketable if they are "regularly traded" on a "qualified exchange" or other market within the meaning of applicable U.S. Treasury Regulations. ADSs will be treated as "regularly traded" in any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter. A "qualified exchange" includes a national securities exchange that is registered with the SEC.

        Under current law, the mark-to-market election may be available to U.S. Holders of ADSs if the ADSs are listed on the [NASDAQ Global Market] (which constitutes a qualified exchange) and such ADSs are "regularly traded" for purposes of the mark-to-market election (for which no assurance can be given).

        A U.S. Holder that makes a mark-to-market election must include in gross income, as ordinary income, for each taxable year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the U.S. Holder's ADSs at the close of the taxable year over the U.S. Holder's adjusted tax basis in its ADSs. An electing U.S. Holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder's adjusted tax basis in its ADSs over the fair market value of its ADSs at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains previously included in income. The adjusted tax basis of a U.S. Holder's ADSs will be adjusted to reflect amounts included in gross income or allowed as a deduction because of such mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, gains from an actual sale or other disposition of ADSs in a year in which we are a PFIC will be treated as ordinary income, and any losses incurred on a sale or other disposition of ADSs will be treated as ordinary losses to the extent of any net mark-to-market gains previously included in income.

        If we are classified as a PFIC for any taxable year in which a U.S. Holder owns ADSs but before a mark-to-market election is made, the adverse PFIC rules described above will apply to any mark-to-market gain recognized in the year the election is made. Otherwise, a mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

        A mark-to-market election is not permitted for the shares of any of our subsidiaries that are also classified as PFICs. Prospective investors should consult their own tax advisors regarding the availability of, and the procedure for making, a mark-to-market election, and whether making the election would be advisable, including in light of their particular circumstances.

  PFIC "QEF" election

        In some cases, a shareholder of a PFIC can avoid the interest charge and the other adverse PFIC consequences described above by obtaining certain information from the PFIC and by making a QEF election to be taxed currently on its share of the PFIC's undistributed income. We do not, however, expect to provide the information regarding our income that would be necessary in order for a U.S. Holder to make a QEF election with respect to its ADSs if we were classified as a PFIC.

  PFIC information reporting requirements

        If we are classified as a PFIC in any year with respect to a U.S. Holder, such U.S. Holder will be required to file an annual information return on IRS Form 8621 regarding distributions received on, and any gain realized on the disposition of, our ADSs, and certain U.S. Holders will be required to file an annual information return (also on IRS Form 8621) relating to their ownership of our ADSs.

        NO ASSURANCE CAN BE GIVEN THAT WE ARE NOT CURRENTLY A PFIC OR THAT WE WILL NOT BECOME A PFIC IN THE FUTURE. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE OPERATION OF THE PFIC RULES AND RELATED REPORTING REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION THAT MAY BE AVAILABLE.

U.S. Backup Withholding and Information Reporting

        Backup withholding and information reporting requirements may apply to distributions on, and proceeds from the sale or disposition of, ADSs that are held by U.S. Holders. The payor will be required to backup withhold tax on payments made within the United States, or by a U.S. payor to a U.S. intermediary (and certain subsidiaries thereof), on the ADSs to a U.S. Holder, other than an exempt recipient, if the U.S. Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability (if any) or refunded provided the required information is furnished to the IRS in a timely manner.

        Certain U.S. Holders of specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information relating to their holding of ADSs, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) with their tax return for each year in which they hold ADSs. U.S. Holders should consult their own tax advisors regarding the information reporting obligations that may arise from their acquisition, ownership or disposition of ADSs.

        THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ADSs.

UNDERWRITING

        Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (in alphabetical order) are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we [and the selling shareholders] have agreed to sell to that underwriter, the number of ordinary shares, including ordinary shares in the form of ADSs, set forth opposite the underwriter's name.

Underwriter*	Number of ADSs
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Stifel, Nicolaus & Company, Incorporated
Canaccord Genuity Inc.
Panmure Gordon (UK) Limited
CLSA Limited

Total

*
In alphabetical order.

        The underwriters may elect to take delivery of all or a portion of the ordinary shares purchased in the form of ADSs. References in this section to ordinary shares include ADSs to the extent applicable.

        The underwriting agreement provides that the obligations of the underwriters to purchase the ADSs included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ADSs (other than those covered by the over-allotment option described below) if they purchase any of the ADSs. [The offering price and the total underwriting discounts and commissions per ADS or per ordinary share are identical.]

        We [and the selling shareholders] have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs and the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $ per ADS. If all the ADSs are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. [The representatives have advised us [and the selling shareholders] that the underwriters do not intend to make sales to discretionary accounts.]

        If the underwriters sell more ADSs than the total number set forth in the tables above, we [and the selling shareholders] have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional ADSs at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional ADSs approximately proportionate to that underwriter's initial purchase commitment. Any ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other ADSs or that are the subject of this offering.

        We, our officers and directors, [certain of our employees,] [and the selling shareholder] [and our other shareholders and certain option holders] have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of                  , dispose of or hedge any of our ordinary shares, ADSs, or any securities convertible into or exchangeable for our ordinary shares. The representatives in their discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice.

        [At our request, the underwriters have reserved up to            % of the ADSs [and ordinary shares] for sale at the initial public offering price to persons who are directors, officers [or employees, or who are otherwise associated with us] through a directed share program. The number of ADSs [and ordinary shares] available for sale to the general public will be reduced by the number of directed ADSs [and ordinary shares] purchased by participants in the program. Except for certain of our officers, directors [and employees] who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person buying ADSs [and ordinary shares] through the program has agreed that, for a period of                   days from the date of this prospectus, he or she will not, without the prior written consent of                  , dispose of or hedge any ADSs, ordinary shares, or any securities convertible into or exchangeable for our ADSs or ordinary shares with respect to ADSs [or ordinary shares] purchased in the program. For certain officers, directors [and employees] purchasing ADSs [or ordinary shares] through the program, the lock-up agreements contemplated in the immediately preceding paragraph shall govern with respect to their purchases.                  in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Any directed ADSs [and ordinary shares] not purchased will be offered by the underwriters to the general public on the same basis as all other ADSs [and ordinary shares] offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed ADSs [and ordinary shares].]

        [The ADSs have been approved for listing on the [NASDAQ Global Market] under the symbol "HCM".] [We have applied to have the ADSs listed on the [NASDAQ Global Market] under the symbol "HCM".]

        The following table shows the underwriting discounts and commissions that we [and the selling shareholders] are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Paid by the Company		[Paid by Selling Shareholder]
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per Ordinary Share	$	$	$	$
Per ADS	$	$	$	$

Total	$	$	$	$

        We [and the selling shareholders] estimate that our respective portions of the total expenses of this offering will be $            and $            .

        In connection with the offering, Deutsche Bank Securities Inc., as stabilizing agent, on behalf of the underwriters, may purchase and sell ADSs in the open market. Purchases and sales of ADSs in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of ADSs than they are required to purchase in the offering.

  o
  "Covered" short sales are sales of ADSs in an amount up to the number of ADSs represented by the underwriters' over-allotment option.

  o
  "Naked" short sales are sales of ADSs in an amount in excess of the number of ADSs represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of ADSs either pursuant to the underwriters' over-allotment option or in the open market in order to cover short positions.

  o
  To close a naked short position, the underwriters must purchase ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

  o
  To close a covered short position, the underwriters must purchase ADSs in the open market or must exercise the over-allotment option. In determining the source of ADSs to close the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option.

  •
  Stabilizing transactions involve bids to purchase ADSs so long as the stabilizing bids do not exceed a specified maximum.

        [The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.]

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs. They may also cause the price of the ADSs to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the [NASDAQ Global Market], in the over-the-counter market or otherwise. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

        [We expect to deliver the ADSs against payment for the ADSs on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the [fifth] business day following the date of the pricing of the ADSs. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade ADSs on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the ADSs initially will settle in [T+5], to specify alternative settlement arrangements to prevent a failed settlement.]

Other Relationships

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the relevant implementation date), an offer of ADSs described in this prospectus may not be made to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        Our company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus has been prepared on the basis that any offer of ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs. Accordingly any person making or intending to make an offer in that Relevant Member State of ADSs which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for our company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither our company nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for our company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents. The communication of this document or any such invitation or inducement to any persons other than relevant persons is unauthorized and may contravene the U.K. Financial Services and Markets Act 2000. No approved prospectus relating to the matters in this document has been made available to the public in the United Kingdom and, accordingly, the securities which are the subject of the offering contemplated by this document may not be, and will not be, offered in the United Kingdom except in circumstances which will not result in there being an offer to the public in the United Kingdom (other than an offer falling within Section 86 of the U.K. Financial Services and Markets Act 2000).

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the ADSs to the public in France.

  •
  Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in the People's Republic of China

        This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Japan

        The ADSs offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

  •
  shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

        The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, our company, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the ADSs may only be made to persons, referred to as Exempt Investors, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.

        The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

        The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

        We are being represented by Ropes & Gray with respect to certain legal matters as to U.S. federal securities laws and New York State law. The underwriters are being represented by Shearman & Sterling LLP with respect to certain legal matters as to U.S. federal securities laws and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering and certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by King & Wood Mallesons and for the underwriters by Jun He Law Offices. Ropes & Gray may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and King & Wood Mallesons with respect to matters governed by PRC law. Shearman & Sterling LLP may rely upon Jun He with respect to matters governed by PRC law.

EXPERTS

        The consolidated financial statements of Chi-Med as of December 31, 2013 and December 31, 2014, and for each of the two years in the period ended December 31, 2014 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of PricewaterhouseCoopers are located at 22/F, Prince's Building, Central, Hong Kong.

        The consolidated financial statements of Nutrition Science Partners, as of December 31, 2013 and December 31, 2014, and for each of the two years in the period ended December 31, 2014 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of PricewaterhouseCoopers are located at 22/F, Prince's Building, Central, Hong Kong.

        The consolidated financial statements of Shanghai Hutchison Pharmaceuticals as of December 31, 2013 and December 31, 2014, and for each of the two years in the period ended December 31, 2014 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers Zhong Tian LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 11/F., PricewaterhouseCoopers Center, 2 Corporate Avenue, 202 Hu Bin Road, Huangpu District, Shanghai 200021, PRC.

        The consolidated financial statements of Hutchison Baiyunshan as of December 31, 2013 and December 31, 2014, and for each of the two years in the period ended December 31, 2014 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers Zhong Tian LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 18/F., PricewaterhouseCoopers Center, 10 Zhujiang Xi Road, Pearl River New City, Tianhe District, Guangzhou 510623, PRC.

        Prior to the engagement of PricewaterhouseCoopers as our independent registered public accounting firm to perform audits in accordance with the auditor independence rules of the SEC and the rules and standards of the Public Company Accounting Oversight Board, or PCAOB, some affiliates of PricewaterhouseCoopers (referred to below as PwC Affiliates) provided certain non-audit services to a number of affiliates of our company that were inconsistent with SEC and PCAOB auditor independence rules. A complete list of these services is provided below:

  1.
  Commencing in May 2009 and continuing through July 2015, a PwC Affiliate in Ireland provided certain corporate compliance services to our affiliates. The fees for the services in 2014 and 2015 were $5,106 and $3,128, respectively.

  2.
  Commencing in December 2014 and continuing through March 2015, a PwC Affiliate in Ireland temporarily loaned a junior staff member to an affiliate of ours. The fees for the services in 2014 and 2015 were $4,829 and $68,345, respectively.

  3.
  Commencing in October 2014 and continuing through December 2014, a PwC Affiliate in Oman temporarily loaned a junior staff member to an affiliate of ours. The fees for the services amounted to $16,062.

  4.
  Commencing in November 2013 and continuing through March 2014, a PwC Affiliate in the Bahamas temporarily loaned two junior staff members to an affiliate of ours. The fees for the services amounted to $18,466.

  5.
  Commencing in October 2011 and continuing through March 2015, a PwC Affiliate in Poland acted as legal counsel to an affiliate of ours in a tax appeal under a contingent fee agreement. No fees were charged for the services in 2014 or 2015.

  6.
  Commencing in July 2014 and continuing through July 2015, a PwC Affiliate in Spain acted as legal counsel to an affiliate of ours in a tax appeal under a contingent fee agreement. A fixed fee of $3,413 was charged in 2014; no fees were charged for the services in 2015.

  7.
  Commencing in June 2013 and continuing through July 2015, a PwC Affiliate in Austria acted as tax representative for an affiliate of ours in a tax appeal under a contingent fee agreement. Total fees of $26,069 were charged in 2014; no fees were charged for the services in 2015.

  8.
  Commencing in April 2013 and continuing through July 2015, a PwC Affiliate in the United Kingdom acted as legal counsel to an affiliate of ours in a tax appeal under a contingent fee agreement. No fees were charged for the services in 2014 or 2015.

  9.
  Commencing in March 2015 and continuing through July 2015, a PwC Affiliate in the United Kingdom acted as legal counsel to an affiliate of ours in a tax appeal. Total fees charged for the services amounted to $9,592.

  10.
  Commencing in August 2014 and continuing through September 2014, a PwC Affiliate in Oman provided human resources-related services to an affiliate of ours to assist it in narrowing down its search for candidates for a managerial position. The fees for the services amounted to $10,920.

  11.
  Commencing in June 2012 and continuing through October 2014, a PwC Affiliate in Australia provided to an affiliate of ours certain tax services that were permissible under SEC and PCAOB independence rules; however, the services were provided as part of a contingent fee arrangement. The fees for the services amounted to $14,124.

        Notwithstanding the inconsistencies noted above with respect to the auditor independence rules in the United States, PricewaterhouseCoopers informed us that, after considering all the facts and circumstances and the impact that these matters may have had on independence with respect to us, it believes it was and is capable of exercising objective and impartial judgment on all issues encompassed within the conduct of its audits of our consolidated financial statements.

        The audit committee of our board of directors also reviewed and considered the impact that these matters had on PricewaterhouseCoopers' independence with respect to us under the applicable SEC and PCAOB auditor independence rules. The audit committee was particularly persuaded by the fact that the engagements to provide the services were initiated before we had decided to pursue an initial public offering in the U.S. and were permissible under the then applicable independence requirements, as PricewaterhouseCoopers and its affiliates did not operate under SEC or PCAOB independence restrictions with respect to these entities at the time the services were performed. It was also persuaded by the fact that no aspect of the above services had any impact on our consolidated financial statements or otherwise affected our business or financial reporting or PricewaterhouseCoopers' audit of our consolidated financial statements. After considering these factors and all of the other facts and circumstances, the audit committee determined that a reasonable investor with knowledge of all relevant facts and circumstances would conclude that PricewaterhouseCoopers was and is capable of exercising objective and impartial judgment on all issues encompassed within its audit engagement.

        This prospectus contains information from a report commissioned by us and prepared by Frost & Sullivan, an independent market research firm, which contains data regarding the market size and competitive landscape of the markets for our Innovation Platform and Commercial Platform. The office of Frost & Sullivan is located at Room 1018, Tower B, No. 500 Yunjin Road, Xuhui District, Shanghai, 200232, the PRC.

ENFORCEMENT OF CIVIL LIABILITIES

        We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Law Debenture Corporate Services Inc., located at 4th Floor, 400 Madison Avenue, New York, New York 10017 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Conyers Dill & Pearman, our legal counsel as to Cayman Islands law, and King & Wood Mallesons, our legal counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

  •
  recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        There is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands may not recognize or enforce the judgment against a Cayman Islands company, and because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether such judgments from the U.S. courts would be enforceable in the Cayman Islands. Conyers Dill & Pearman has advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

        King & Wood Mallesons has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to China by virtue only of holding our ADSs or ordinary shares.

        In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

 EXPENSES RELATING TO THIS OFFERING

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of ordinary shares being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the [NASDAQ Global Market] listing fee.

Item	Amount to be paid
SEC registration fee	$	*
FINRA filing fee		*
[The NASDAQ Global Market] listing fee		*
Blue sky fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*
To be completed by amendment

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ADSs offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the ADSs offered hereby, please refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and Section 16 short-swing profit reporting for our officer, directors and holders of more than 10% of our ordinary shares.

Page
Interim Unaudited Condensed Consolidated Financial Statements of Shanghai Hutchison Pharmaceuticals Limited
For the nine-month periods ended September 30, 2015 and September 30, 2014:
Condensed Consolidated Income Statement	F-138
Condensed Consolidated Statement of Comprehensive Income	F-139
As of September 30, 2015 and December 31, 2014:
Condensed Consolidated Statement of Financial Position	F-140
For the nine-month periods ended September 30, 2015 and September 30, 2014:
Condensed Consolidated Statement of Changes in Equity	F-141
Condensed Consolidated Statement of Cash Flows	F-143
Notes to Unaudited Condensed Accounts	F-144
Audited Consolidated Financial Statements of Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Independent Auditor's Report	F-153
For the years ended December 31, 2014 and December 31, 2013:
Consolidated Income Statement	F-154
Consolidated Statement of Comprehensive Income	F-155
As of December 31, 2014 and December 31, 2013:
Consolidated Statement of Financial Position	F-156
For the years ended December 31, 2014 and December 31, 2013:
Consolidated Statement of Changes in Equity	F-158
Consolidated Statement of Cash Flows	F-159
Notes to The Accounts	F-160
Interim Unaudited Condensed Consolidated Financial Statements of Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
For the nine-month periods ended September 30, 2015 and September 30, 2014:
Condensed Consolidated Income Statement	F-188
Condensed Consolidated Statement of Comprehensive Income	F-189
As of September 30, 2015 and December 31, 2014:
Condensed Consolidated Statement of Financial Position	F-190
For the nine-month periods ended September 30, 2015 and September 30, 2014:
Condensed Consolidated Statement of Changes in Equity	F-191
Condensed Consolidated Statement of Cash Flows	F-192
Notes to Unaudited Condensed Accounts	F-193

Page
Audited Consolidated Financial Statements of Nutrition Science Partners Limited
Independent Auditor's Report	F-204
For the years ended December 31, 2014 and December 31, 2013:
Consolidated Income Statement	F-205
Consolidated Statement of Comprehensive Income	F-206
As of December 31, 2014 and December 31, 2013:
Consolidated Statement of Financial Position	F-207
For the years ended December 31, 2014 and December 31, 2013:
Consolidated Statement of Changes in Equity	F-208
Consolidated Statement of Cash Flows	F-209
Notes to the Accounts	F-210
Interim Unaudited Condensed Consolidated Financial Statements of Nutrition Science Partners Limited
For the nine-month periods ended September 30, 2015 and September 30, 2014:
Condensed Consolidated Income Statement	F-222
Condensed Consolidated Statement of Comprehensive Income	F-223
As at September 30, 2015 and December 31, 2014:
Condensed Consolidated Statement of Financial Position	F-224
For the nine-month periods ended September 30, 2015 and September 30, 2014:
Condensed Consolidated Statement of Changes in Equity	F-225
Condensed Consolidated Statement of Cash Flows	F-226
Notes to Unaudited Condensed Accounts	F-227

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Hutchison China MediTech Limited

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Hutchison China MediTech Limited (the "Company") and its subsidiaries (the "Group") at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers
Hong Kong
August 21, 2015

Hutchison China MediTech Limited
Consolidated Balance Sheets
(in US$'000)

	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	38,946	46,863
Short-term investments	12,179	—
Accounts receivable—third parties	22,724	11,803
Accounts receivable—related parties	2,184	3,938
Other receivables, prepayments and deposits	3,016	1,756
Amounts due from related parties	6,283	1,254
Inventories	4,405	1,420
Deferred tax assets	105	130

Total current assets	89,842	67,164
Property, plant and equipment, net	7,482	5,028
Leasehold land	1,436	1,508
Goodwill	3,430	407
Other intangible asset	666	—
Investments in equity investees	107,978	111,296

Total assets	210,834	185,403

Liabilities and shareholders' equity
Current liabilities
Accounts payable—third parties	18,237	1,811
Accounts payable—related parties	2,190	2,352
Other payables, accruals and advance receipts	17,159	15,389
Deferred revenue	2,394	701
Amounts due to related parties	8,716	7,374
Short-term bank borrowings	26,282	51,508
Deferred tax liabilities	321	328

Total current liabilities	75,299	79,463
Deferred tax liabilities	2,626	2,069
Long-term bank borrowings	26,923	—
Deferred revenue	4,182	6,572
Other non-current liabilities	3,853	6,725

Total liabilities	112,883	94,829
Commitments and contingencies (Note 19)
Redeemable non-controlling interest	41,036	12,467
Company's shareholders' equity
Ordinary share; $1.00 par value; 75,000,000 shares authorized; 53,076,676 and 52,051,448 shares issued at December 31, 2014 and 2013	53,076	52,051
Additional paid-in capital	76,256	99,361
Accumulated losses	(100,051)	(92,575)
Accumulated other comprehensive income	9,870	12,310

Total Company's shareholders' equity	39,151	71,147
Non-controlling interests	17,764	6,960

Total shareholders' equity	56,915	78,107

Total liabilities and shareholders' equity	210,834	185,403

The accompanying notes are an integral part of these consolidated financial statements.

Hutchison China MediTech Limited
Consolidated Statements of Operations
(in US$'000, except share and per share data)

	Years Ended December 31,
	2014	2013
Revenues
Sales of goods—third parties	59,162	8,667
Sales of goods—related parties	7,823	7,803
Revenue from license and collaboration agreements—third parties	12,336	14,546
Revenue from research and development services—third parties	3,696	1,919
Revenue from research and development services—related parties	4,312	3,612

Total revenues	87,329	36,547

Operating expenses
Costs of sales of goods—third parties	(53,477)	(5,380)
Costs of sales of goods—related parties	(5,372)	(5,814)
Research and development expenses	(29,914)	(22,731)
Selling expenses	(4,112)	(3,452)
Administrative expenses	(12,713)	(12,366)

Total operating expenses	(105,588)	(49,743)

Loss from operations	(18,259)	(13,196)
Other (expense)/income
Interest income	559	451
Gain on disposal of a business	—	30,000
Other income	20	1,221
Interest expense	(1,516)	(1,485)
Other expense	(761)	(69)

Total other (expense)/income	(1,698)	30,118

(Loss)/income before income taxes and equity in earnings of equity investees	(19,957)	16,922
Income tax expense	(1,343)	(1,050)
Equity in earnings of equity investees, net of tax	15,180	11,031

Net (loss)/income from continuing operations	(6,120)	26,903
Income/(loss) from discontinued operations, net of tax (including loss on disposal of US$97,000 for 2013)	2,034	(1,978)

Net (loss)/income	(4,086)	24,925
Less: Net income attributable to non-controlling interests	(3,220)	(983)

Net (loss)/income attributable to the Company	(7,306)	23,942

Accretion on redeemable non-controlling interests	(25,510)	—

Net (loss)/income attributable to ordinary shareholders of the Company	(32,816)	23,942

(Losses)/earnings per share attributable to ordinary shareholders of the Company—basic (US$ per share)
Continuing operations	(0.64)	0.49
Discontinued operations	0.02	(0.03)
(Losses)/earnings per share attributable to ordinary shareholders of the Company—diluted (US$ per share)
Continuing operations	(0.64)	0.44
Discontinued operations	0.02	(0.03)
Number of shares used in per share calculation—basic	52,563,387	52,050,988
Number of shares used in per share calculation—diluted	52,563,387	52,878,426

The accompanying notes are an integral part of these consolidated financial statements.

Hutchison China MediTech Limited
Consolidated Statements of Comprehensive Income
(in US$'000)

	Years Ended December 31,
	2014	2013
Net (loss)/income	(4,086)	24,925
Other comprehensive (loss)/income:
Foreign currency translation (loss)/income	(2,712)	3,243

Total Comprehensive (loss)/income	(6,798)	28,168
Less: Comprehensive income attributable to non-controlling interests	(2,944)	(1,296)

Total Comprehensive (loss)/income attributable to ordinary shareholders of the Company	(9,742)	26,872

The accompanying notes are an integral part of these consolidated financial statements.

Hutchison China MediTech Limited
Consolidated Statements of Changes in Shareholders' Equity
(in US$'000, except share and per share data)

	Ordinary Number	Shares Amount	Additional Paid-in Capital	Accumulated Losses	Accumulated Other Comprehensive Income	Total Company's Shareholders' Equity	Non- controlling Interests	Total Equity
As of December 31, 2012	52,048	52,048	99,230	(116,517)	9,380	44,141	6,241	50,382
Net income	—	—	—	23,942	—	23,942	983	24,925
Issuance of ordinary shares in relation to exercise of share options	3	3	4	—	—	7	—	7
Share-based compensation	—	—	127	—	—	127	—	127
Foreign currency translation adjustments	—	—	—	—	2,930	2,930	313	3,243
Dividend paid to a non-controlling shareholder of a subsidiary	—	—	—	—	—	—	(577)	(577)

As of December 31, 2013	52,051	52,051	99,361	(92,575)	12,310	71,147	6,960	78,107

Net (loss)/income	—	—	—	(7,306)	—	(7,306)	3,220	(4,086)
Non-controlling interests arising from acquisition of a subsidiary	—	—	—	—	—	—	9,003	9,003
Purchase of additional interest in a subsidiary of an equity investee	—	—	—	(234)	—	(234)	—	(234)
Issuance of ordinary shares in relation to exercise of share options	1,025	1,025	1,655	—	—	2,680	—	2,680
Share-based compensation	—	—	725	—	—	725	—	725
Foreign currency translation adjustments	—	—	—	—	(2,436)	(2,436)	(276)	(2,712)
Dividend paid to a non-controlling shareholder of a subsidiary	—	—	—	—	—	—	(1,179)	(1,179)
Transfer between reserves	—	—	25	(25)	—	—	—	—
Dilution of interests in a subsidiary in relation to exercise of share options of a subsidiary	—	—	—	89	(4)	85	36	121
Accretion to redemption value of redeemable non-controlling interests	—	—	(25,510)	—	—	(25,510)	—	(25,510)

As of December 31, 2014	53,076	53,076	76,256	(100,051)	9,870	39,151	17,764	56,915

The accompanying notes are an integral part of these consolidated financial statements.

Hutchison China MediTech Limited
Consolidated Statements of Cash Flows
(in US$'000)

	Years Ended December 31,
	2014	2013
Operating activities
Net (loss)/income	(4,086)	24,925
Adjustments to reconcile net (loss)/income to net cash generated from operating activities
Gain on disposal of a business	—	(30,000)
Depreciation and amortization	1,265	963
Loss on retirement of property, plant and equipment	36	18
Inventories written off	147	1,028
Provision for excess and obsolete inventories	15	125
Decrease in provision for excess and obsolete inventories due to sale of inventories	(106)	(954)
Allowance for doubtful accounts	185	42
Share-based compensation expense	1,065	1,473
Equity in earnings of equity investees	(15,180)	(11,031)
Dividend received from equity investees	15,949	11,812
Foreign currency gain/(loss)	173	(11)
Income taxes	497	(131)
Changes in operating assets and liabilities
Accounts receivable—third parties	8,285	(5,088)
Accounts receivable—related parties	1,754	(1,187)
Other receivables, prepayments and deposits	454	(173)
Amounts due from related parties	(5,029)	(60)
Inventories	167	(29)
Accounts payable—third parties	2,332	303
Accounts payable—related parties	(162)	677
Other payables, accruals and advance receipts	(47)	4,711
Deferred revenue	(697)	6,544
Amounts due to related parties	1,342	1,071

Net cash generated from operating activities	8,359	5,028

Investing activities
Acquisition of a subsidiary, net of cash acquired	689	—
Purchases of property, plant and equipment	(3,729)	(2,500)
Deposit in short-term investments	(12,179)	—

Net cash used in investing activities	(15,219)	(2,500)

Financing activities
Proceeds from issuance of ordinary shares	2,680	7
Proceeds from exercise of share options of a subsidiary	121	—
Dividends paid to a non-controlling shareholder of a subsidiary	(1,179)	(577)
Capital contribution from redeemable non-controlling interests	3,059	—
Repayment of loan to a non-controlling shareholder of a subsidiary	(2,250)	—
Proceeds from bank borrowings	8,205	14,261
Repayment of bank borrowings	(11,277)	(568)

Net cash (used in)/generated from financing activities	(641)	13,123

Net (decrease)/increase in cash and cash equivalents	(7,501)	15,651
Effect of exchange rate changes on cash and cash equivalents	(416)	445

	(7,917)	16,096
Cash and cash equivalents
Cash and cash equivalents at beginning of year	46,863	30,767

Cash and cash equivalents at end of year	38,946	46,863

Supplemental disclosure for cash flow information
Cash paid for interest	1,466	1,485
Cash paid for tax, net of refunds	908	1,181

The accompanying notes are an integral part of these consolidated financial statements.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements

1. Organization and Nature of Business

        Hutchison China MediTech Limited (the "Company") and its subsidiaries (together the "Group") are principally engaged in researching, developing, manufacturing and selling pharmaceuticals and health-related consumer products. The Group and its equity investees have manufacturing plants in Shanghai and Guangzhou in the People's Republic of China (the "PRC") and sell mainly in the PRC and Hong Kong.

        The Company considers Hutchison Healthcare Holdings Limited as its immediate holding company and CK Hutchison Holdings Limited ("CK Hutchison") as its ultimate holding company. Hutchison Whampoa Limited was the Company's ultimate holding company till June 3, 2015 when it became a subsidiary of CK Hutchison upon certain reorganisation within the group.

        The Group determines the operating segments from both business and geographic perspectives as follows:

  (i)
  Innovation Platform (Drug research and development ("Drug R&D")): focuses on discovering and developing innovative therapeutics in oncology and autoimmune diseases, and the provision of research and development services; and

  (ii)
  Commercial Platform: comprising of the manufacture, marketing and distribution of prescription and over-the-counter pharmaceuticals in the PRC as well as certain health-related consumer products through Hong Kong. The Commercial Platform is further segregated into two core business areas:

  (a)
  Prescription Drugs: comprises the development, manufacture, distribution, marketing and sale of prescription pharmaceuticals; and

  (b)
  Consumer Health: comprises the development, manufacture, distribution, marketing and sale of over-the-counter pharmaceuticals and health-related consumer products.

        Innovation Platform and Prescription Drugs business under the Commercial Platform are primarily located in the PRC. The locations for Consumer Health business under the Commercial Platform are further segregated into the PRC and Hong Kong.

        In June 2013, the Group discontinued parts of its Consumer Health business under the Commercial Platform in the PRC and France as detailed in Note 5.

        The Company was incorporated in the Cayman Islands on December 18, 2000 as an exempted company with limited liability under the Companies Law (2000 Revision), Chapter 22 of the Cayman Islands. The address of its registered office is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        The Company's ordinary shares are listed on the AIM regulated by the London Stock Exchange.

Liquidity

        The Group incurred losses from operations of US$18.3 million and US$13.2 million for the years ended December 31, 2014 and 2013. As of December 31, 2014 the Group had accumulated losses of US$100.1 million. As of December 31, 2014, the Group had cash and cash equivalents of US$38.9 million, short-term investments of US$12.2 million and unutilized bank borrowing facilities of US$8.5 million. The Group regularly monitors current and expected liquidity requirements to ensure that it maintains sufficient cash balances and adequate credit facilities to meet its liquidity requirements in the short and long term.

        Based on the Group's operating plan, existing cash and cash equivalents and short-term investments are considered to be sufficient to meet the cash requirements to fund planned operations and other commitments for at least the next twelve months. The Group's operating plan includes the continued receipt of dividends from certain of its equity investees and there can be no assurances that these entities will continue to declare and pay dividends to its shareholders.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

2. Particulars of Principal Subsidiaries and Equity Investees

		Equity interest attributable to the Group
		At December 31,
	Place of establishment and operations
Name		2014	2013	Principal activities
Subsidiaries
Hutchison MediPharma Limited	PRC	99.81%	100%	Research and development of pharmaceutical products
Hutchison Whampoa Sinopharm Pharmaceuticals (Shanghai) Company Limited ("Hutchison Sinopharm")	PRC	51%	—	Provision of sales, distribution and marketing services to pharmaceutical manufacturers
Hutchison Hain Organic (Hong Kong) Limited ("HHOL") (note (i))	Hong Kong	50%	50%	Wholesale and trading of healthcare and consumer products
Hutchison Hain Organic (Guangzhou) Limited ("HHOGZL") (note (i))	PRC	50%	50%	Wholesale and trading of healthcare and consumer products
Hutchison Healthcare Limited ("HHL")	PRC	100%	100%	Manufacture and distribution of healthcare products
Hutchison Consumer Products Limited	Hong Kong	100%	100%	Wholesale and trading of healthcare and consumer products
Equity investees
Nutrition Science Partners Limited ("NSPL") (note (ii))	Hong Kong	49.9%	50%	Research and development of pharmaceutical products
Shanghai Hutchison Pharmaceuticals Limited ("SHPL")	PRC	50%	50%	Manufacture and distribution of prescription drugs products
Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited ("HBYS") (note (iii))	PRC	40%	40%	Manufacture and distribution of over-the-counter drug products

Notes:

(i)
HHOL and HHOGZL are regarded as subsidiaries of the Company as while both shareholders have equal representation at the Board, in the event of a deadlock, the Group has a casting vote and is therefore, able to unilaterally control the financial and operating policies of HHOL and HHOGZL.

(ii)
The 50% equity interest in NSPL is held by a 99.8% owned subsidiary of the Group in 2014 which was 100% owned in 2013. The effective equity interest of the Group in NSPL is therefore 49.9% and 50% for 2014 and 2013 respectively.

(iii)
The 50% equity interest in HBYS is held by a 80% owned subsidiary of the Group. The effective equity interest of the Group in HBYS is therefore 40% for both 2014 and 2013.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements reflect the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. Investments in equity investees over which the Group has significant influence are accounted for using the equity method. All inter-company balances and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America ("U.S. GAAP").

Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used when accounting for amounts recorded in connection with acquisitions, including initial fair value determinations of assets and liabilities and other intangible assets as well as subsequent fair value measurements. Additionally, estimates are used in determining items such as useful lives of property, plant and equipment, write-down of inventories, allowance for doubtful accounts, share-based compensation, impairments of long-lived assets, impairment of other intangible asset and goodwill, taxes on income, tax valuation allowances and revenues from research and development projects. Actual results could differ from those estimates.

Foreign Currency Translation

        The Group's functional currency is Renminbi ("RMB") but the presentation currency is the U.S. dollar ("US$"). The financial statements of the Company's subsidiaries with a functional currency other than the U.S. dollar have been translated into the Company's reporting currency, the U.S. dollar. All assets and liabilities of the subsidiaries are translated using year-end exchange rates and revenues and expenses are translated at average exchange rates for the year. Translation adjustments are reflected in the accumulated other comprehensive income/(loss) component of shareholders' equity.

        Net foreign currency exchange losses of US$480,000 and net foreign currency exchange gains of US$1,217,000 were recorded in other (expense)/income for the years ended December 31, 2014 and 2013 respectively.

Cash and Cash Equivalents

        The Group considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of cash on hand and demand deposits and are stated at cost, which approximates fair value.

Short-term Investments

        Short-term investments include deposits placed with banks with original maturities of more than three months but less than one year. Interest generated from short-term investments are recorded over the period earned. It is recorded as 'interest income' on the statement of operations and measured based on the actual amount of interest the Group earns.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Concentration of Credit Risk

        Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, accounts receivable and other receivables and amounts due from related parties.

        The Group places substantially all of its deposits of cash and cash equivalents and short-term investments in major financial institutions, which management believes are of high credit quality. The Group has a policy to limit the amount of credit exposure to any particular financial institution.

        The Group has no significant concentration of credit risk. The Group has policies in place to ensure that sales of goods are made to customers with an appropriate credit history and the Group performs periodic credit evaluations of its customers. Normally the Group does not require collaterals from trade debtors.

Foreign Currency Risk

        The Group's operating transactions and its assets and liabilities are mainly denominated in RMB, which is not freely convertible into foreign currencies. The Group's cash and cash equivalents that are subject to such government controls as of December 31, 2014 and 2013 are as disclosed in Note 7. The value of the RMB is subject to changes by the central government policies and international economic and political developments that affect the supply and demand of RMB in the foreign exchange market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People's Bank of China (the "PBOC"). Remittances in currencies other than RMB by the Group in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

Fair Value of Financial Instruments

        Financial instruments that are measured at fair value is determined according to a fair value hierarchy that prioritizes the inputs and assumptions used, and the valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described as follows:

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2

Inputs are quoted prices for similar assets or liabilities in active markets; or quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3

Inputs are unobservable inputs based on the Group's assumptions and valuation techniques used to measure assets or liabilities at fair value. The inputs require significant management judgment or estimation.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments (Continued)

        The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

        The fair value of assets and liabilities is established using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and a fair value hierarchy is established based on the inputs used to measure fair value.

Goodwill

        Goodwill represents the excess of the purchase price plus fair value of non-controlling interests over the fair value of identifiable assets and liabilities acquired. Goodwill is not amortized, but is tested for impairment at the reporting unit level on at least an annual basis or when an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. When performing an evaluation of goodwill impairment, the Group has the option to first assess qualitative factors, such as significant events and changes to expectations and activities that may have occurred since the last impairment evaluation, to determine if it is more likely than not that goodwill might be impaired. If as a result of the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the two-step quantitative fair value test is performed. No impairments of goodwill were identified during any of the years presented.

Property, Plant and Equipment

        Property, plant and equipment consist of buildings, leasehold improvements, plant and equipment, furniture, fixtures, other equipment and motor vehicles. Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets.

Buildings	20 years
Plant and equipment	10 years
Furniture and fixtures, other equipment and motor vehicles	4-5 years
Leasehold improvements	Shorter of (a) 5 years or (b) remaining term of lease

        Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations in the year of disposition. Additions and improvements that increase the value or extend the life of an asset are capitalized. Repairs and maintenance costs are expensed as incurred.

Impairment of Long-Lived Assets

        The Group evaluates the recoverability of long-lived assets in accordance with authoritative guidance on accounting for the impairment or disposal of long-lived assets. The Group evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Such impairment is recognized in the event the net book value of such assets exceeds their fair value. If the carrying value of the net assets assigned exceeds the fair value of the

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets (Continued)

assets, then the second step of the impairment test is performed in order to determine the implied fair value. No impairment of long-lived assets occurred in the years presented.

Leasehold Land

        Leasehold land represents fees paid to acquire the right to use the land on which various plants and buildings are situated for a specified period of time from the date the respective right was granted and are stated at cost less accumulated amortization and impairment loss, if any. Amortization is computed using straight-line basis over the lease period of 50 years.

Other Intangible Asset

        Intangible asset with finite useful life represents the Goods Supply Practice ("GSP") license. It is carried at cost less accumulated amortization and impairment loss, if any. Amortization is computed using straight-line basis over its estimated useful life of 10 years.

Inventories

        Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted average cost method. The cost of finished goods comprises raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity). Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. A provision for excess and obsolete inventory will be made based primarily on forecast of product demand and production requirements. The excess balance determined by this analysis becomes the basis for excess inventory charge and the written-down value of the inventory becomes its cost. Written-down inventory is not written up if market conditions improve.

Accounts Receivable

        Accounts receivable are stated at the amount management expect to collect from customers based on their outstanding invoices. Management reviews accounts receivable regularly to determine if any receivable will potentially be uncollectible. Estimates are used to determine the amount of allowance for doubtful accounts necessary to reduce accounts receivable to its estimated net realizable value. The amount of the allowance for doubtful accounts is recognized in the statement of operations.

Research and Development Expense

        Research and development expenses consist primarily of salaries and benefits, share-based compensation, occupancy, materials and supplies, contracted research, consulting arrangements and other expenses incurred to sustain the Group's research and development programs. Research and development costs are expensed as incurred.

Operating Leases

        Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the statement of operations on a straight-line basis over the period of the leases.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Operating Leases (Continued)

        Total operating lease rentals for land and building for the years ended December 31, 2014 and 2013 amounted to US$810,000 and US$672,000 respectively. Nil and US$40,000 were recorded in research and development expenses for the years ended December 31, 2014 and 2013 respectively and US$810,000 and US$632,000 were recorded in administrative expenses for the years ended December 31, 2014 and 2013 respectively. Government incentives received in respect of research and development are recorded as a reduction to operating lease rentals in 2014.

Income Taxes

        The Group accounts for income taxes under the liability method. Under the liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and income tax bases of assets and liabilities and are measured using the tax income rates that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some of the net deferred income tax asset will not be realized.

        The Group accounts for a tax position from an uncertain tax position in the consolidated financial statements only if it is more likely than not that the position is sustainable based on its technical merits and consideration of the relevant tax authority's widely understood administrative practices and precedents. If the recognition threshold is met, the Group records only the portion of the tax position that is greater than 50 percent likely to be realized.

Borrowings

        Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the statement of operations over the period of the borrowings using the effective interest method.

Defined Contribution Plans

        The Company's subsidiaries in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. The relevant labour regulations require the Company's subsidiaries in the PRC to pay the local labour and social welfare authorities monthly contributions at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labour and social welfare authorities are responsible for meeting all retirement benefits obligations and the Company's subsidiaries in the PRC have no further commitments beyond their monthly contributions. The contributions to the plan are expensed as incurred.

        The Group also makes payments to other defined contribution plans for the benefit of employees employed by subsidiaries outside the PRC. The defined contribution plans are generally funded by the relevant companies and by payments from employees of the contribution plans.

        The Group's contributions to defined contribution plans for the years ended December 31, 2014 and 2013 amounted to US$1,370,000 and US$1,096,000 respectively.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Share-Based Compensation

        The Group recognizes share-based compensation expense on share options granted to employees and directors based on their estimated grant date fair value using the Binomial model. This Binomial pricing model uses various inputs to measure fair value, including estimated market value of the underlying ordinary share at the grant date, contractual terms, estimated volatility, risk-free interest rate and expected dividend yields. The Group recognizes share-based compensation expense, net of estimated forfeitures, in the consolidated statements of operations on a graded vesting over the requisite service period. The Group applies an estimated forfeiture rate derived from historical and expected future employee termination behaviour. If the actual number of forfeitures differs from those estimated by management, adjustments to compensation expense may be required in future periods.

        For share options granted to non-employees, the fair value of the share options is estimated using the Binomial model. This model utilizes the estimated market value of the Company's underlying ordinary share at the measurement date, the contractual terms of the option, estimated volatility, risk-free interest rates and expected dividend yields of the Company's ordinary share. The Company recognizes share-based compensation expense, net of estimated forfeitures, in the consolidated statements of operations on graded vesting over the requisite service period. Measurement of share-based compensation is subject to periodic adjustment for changes in the fair value of the award.

        Share-based compensation expense, when recognized, is charged to the consolidated statements of operations with the corresponding entry to additional paid-in capital or non-controlling interests.

Convertible Preferred Shares

        When the Company or its subsidiaries issues preferred shares, the Group assesses whether such instruments should be liability, mezzanine equity, or permanent equity classified based on multiple indicators such as redemption features, conversion features, voting rights and other embedded features. Freestanding equity instruments with mandatory redemption requirements, embodies an obligation to repurchase the issuer's equity shares by transferring assets, or certain obligations to issue a variable number of shares, are treated as liability-classified instruments. Equity instruments that are redeemable at the option of the holder or not solely within our control are classified as mezzanine equity of the issuer entity (and redeemable non-controlling interests of the consolidated financial statements of the Group if preferred shares are issued by its subsidiaries). Subsequent measurements of financing instruments are driven by the instruments' balance sheet classification.

        The Group also reviews the terms of each convertible instrument and determines whether the host instrument is more akin to debt or equity based on the economic characteristics and risks in order to evaluate if there were any embedded features would require bifurcation and separate accounting from the host contract. For embedded conversion features that are not required to be separated under ASC 815, Derivatives and Hedging, the Group analyzes the accounting conversion price and our share price at the commitment date to identify any beneficial conversion features.

        For modification to preferred shares not classified as liabilities, the Group assesses whether an amendment to the term of the preferred shares is an extinguishment or a modification using the fair value model. The Group considers that a significant change in fair value after the change of the terms to be substantive and thus triggers extinguishment. A change in fair value which is not significant immediately after the change of the terms is considered non-substantive and thus is subject to modification accounting. When preferred shares are extinguished, the difference between the fair value of the consideration

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Convertible Preferred Shares (Continued)

transferred to the preferred shareholders and the carrying amount of such preferred shares (net of issuance costs) is treated as a deemed dividend to the preferred shareholders. When preferred shares are modified and such modification results in value transfer between preferred shareholders and ordinary shareholders, the change in fair value resulted from the amendment is treated as a deemed dividend to or from the preferred shareholders.

Government Incentives

        Incentives from governments are recognized at their fair values. Government incentives that are received in advanced are deferred and recognized in the statement of operations over the period necessary to match them with the costs that they are intended to compensate. Government incentives in relation to the achievement of stages of research and development projects are recognized in the statement of operations when there is reasonable assurance that the incentives will be received and all attached conditions have been compiled with.

Segment Reporting

        Operating segments are reported in a manner consistent with the internal reporting provided to the chief executive officer who is the chief operating decision maker.

        The chief operating decision maker has reviewed the Group's internal reporting in order to assess performance and allocate resources and determined that the Group's reportable segments are as disclosed in Note 1.

Revenue Recognition

Sales of goods—wholesale

        Revenue from our Commercial Platform segments are recognized when product is delivered and title passes to the customer and there are no further obligations to the customer. Recognition of revenue also requires reasonable assurance of collection of sales proceeds and completion of all performance obligations. Sales discounts are issued to customers as direct discounts at the point-of-sales or indirectly in the form of rebates. Additionally, sales are generally made with a limited right of return under certain conditions. Revenues are recorded net of provisions for sales discounts and returns.

Revenues from research and development projects

        The Group recognizes revenue for the performance of services when each of the following four criteria is met: (i) persuasive evidence of an arrangement exists; (ii) services are rendered; (iii) the sales price is fixed or determinable; and (iv) collectability is reasonably assured.

        The Group follows ASC 605-25, Revenue Recognition—Multiple-Element Arrangements and ASC 808, Collaborative Arrangements, if applicable, to determine the recognition of revenue under the Group's license and collaborative research, development and commercialization agreements. The terms of these agreements generally contain multiple elements, or deliverables, which may include (i) licenses to the Group's intellectual property, (ii) materials and technology, (iii) clinical supply, and/or (iv) participation in joint research or joint steering committees. The payments the Group may receive under these arrangements typically include one or more of the following: non-refundable, up-front license fees; funding

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Revenues from research and development projects (Continued)

of research and/or development efforts; amounts due upon the achievement of specified milestones; and/or royalties on future product sales.

        ASC 605-25 provides guidance relating to the separability of deliverables included in an arrangement into different units of accounting and the allocation of arrangement consideration to the units of accounting. The evaluation of multiple-element arrangements requires management to make judgments about (i) the identification of deliverables, (ii) whether such deliverables are separable from the other aspects of the contractual relationship, (iii) the estimated selling price of each deliverable, and (iv) the expected period of performance for each deliverable.

        To determine the units of accounting under a multiple-element arrangement, management evaluates certain separation criteria, including whether the deliverables have stand-alone value, based on the relevant facts and circumstances for each arrangement. Management then estimates the selling price for each unit of accounting and allocates the arrangement consideration to each unit utilizing the relative selling price method. The Company determines the estimated selling price for deliverables within each agreement using vendor-specific objective evidence ("VSOE") of selling price, if available, or third party evidence of selling price if VSOE is not available, or the Company's best estimate of selling price, if neither VSOE nor third party evidence is available. Determining the best estimate of selling price for a deliverable requires significant judgment. The Company typically uses its best estimate of a selling price to estimate the selling price for licenses to do development work, since it often does not have VSOE or third party evidence of selling price for these deliverables. In those circumstances where the Company applies its best estimate of selling price to determine the estimated selling price of a license to development work, it considers market conditions as well as entity-specific factors, including those factors contemplated in negotiating the agreements as well as internally developed estimates that include assumptions related to the market opportunity, estimated development costs, probability of success and the time needed to commercialize a product candidate pursuant to the license. In validating its best estimate of selling price, the Company evaluates whether changes in the key assumptions used to determine its best estimate of selling price will have a significant effect on the allocation of arrangement consideration between deliverables. The Company recognizes consideration allocated to an individual element when all other revenue recognition criteria are met for that element.

        The allocated consideration for each unit of accounting is recognized over the related obligation period in accordance with the applicable revenue recognition criteria.

        If there are deliverables in an arrangement that are not separable from other aspects of the contractual relationship, they are treated as a combined unit of accounting, with the allocated revenue for the combined unit recognized in a manner consistent with the revenue recognition applicable to the final deliverable in the combined unit. Payments received prior to satisfying the relevant revenue recognition criteria are recorded as unearned revenue in the accompanying balance sheets and recognized as revenue when the related revenue recognition criteria are met.

        The Group typically receives non-refundable, up-front payments when licensing the Group's intellectual property, which often occurs in conjunction with a research and development agreement. If management believes that the license to the Group's intellectual property has stand-alone value, the Group generally recognizes revenue attributed to the license upon delivery provided that there are no future performance requirements for use of the license. When management believes that the license to the

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Revenues from research and development projects (Continued)

Group's intellectual property does not have stand-alone value, the Group would recognize revenue attributed to the license rateably over the contractual or estimated performance period.

        For payments payable on achievement of milestones that do not meet all of the conditions to be considered substantive, the Group recognizes a portion of the payment as revenue when the specific milestone is achieved, and the contingency is removed. Other contingent event-based payments for which payment is either contingent solely upon the passage of time or the result of collaborator's performance are recognized when earned. The Company's collaboration and license agreements generally include contingent milestone payments related to specified pre-clinical research and development milestones, clinical development milestones, regulatory milestones and sales-based milestones. Pre-clinical research and development milestones are typically payable upon the selection of a compound candidate for the next stage of research and development. Clinical development milestones are typically payable when a product candidate initiates or advances in clinical trial phases or achieves defined clinical events such as proof-of-concept. Regulatory milestones are typically payable upon submission for marketing approval with regulatory authorities or upon receipt of actual marketing approvals for a compound, approvals for additional indications, or upon the first commercial sale. Sales-based milestones are typically payable when annual sales reach specified levels.

        At the inception of each arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether (a) the consideration is commensurate with either (i) the entity's performance to achieve the milestone or (ii) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the entity's performance to achieve the milestone; (b) the consideration relates solely to past performance; and (c) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, regulatory, commercial and other risks that must be overcome to achieve the respective milestone, the level of effort and investment required to achieve the respective milestone and whether the milestone consideration is reasonable relative to all deliverables and payment terms in the arrangement in making this assessment.

        For further details on the license and collaboration agreements, see Note 23.

Comprehensive Income/(loss)

        Comprehensive income/(loss) is defined as the change in equity of a business enterprise during a period from transactions, and other events and circumstances from non-owner sources, and currently consists of net income and gains and losses on foreign currency translation related to the Company's subsidiaries.

Earnings/(losses) per share

        Basic earnings/(losses) per share is computed by dividing net income/(loss) available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

        Diluted earnings/(losses) per share is calculated by dividing net income/(loss) attributable to ordinary shareholders, by the weighted average number of ordinary and dilutive ordinary share equivalents outstanding during the period. Dilutive ordinary share equivalents include shares issuable upon the exercise or settlement of share-based awards issued by the Company and its subsidiaries using the treasury

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Earnings/(losses) per share (Continued)

stock method and the ordinary shares issuable upon the conversion of the preferred shares issued by its subsidiary, Hutchison MediPharma Holdings Limited ("HMHL"), (referred to as redeemable non-controlling interests on the consolidated balance sheets) using the if-converted method.

        The computation of diluted earnings/(losses) per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect.

        In determining the impact from share-based awards and convertible preferred shares issued by HMHL, the Company first calculates the diluted earnings per share at the HMHL and includes in the numerator of consolidated earnings/(losses) per share the amount based on the diluted earnings/(losses) per share of HMHL multiplied by the number of shares owned by the Company.

        In addition, periodic accretion to preferred shares of HMHL (Note 20) is recorded as deductions to consolidated net income to arrive at net income/(loss) available to the Company's ordinary shareholders for purpose of calculating the consolidated basic earnings/(losses) per share.

Discontinued Operations

        A discontinued operation is a component of the Group's business, the operations and cash flows of which can be clearly distinguished from the rest of the Group and which represents a separate major line of business or geographic area of operations, or is part of a single co-ordinated plan to dispose of a separate major line of business or geographical area of operations, or is a subsidiary acquired exclusively with a view to resale.

        When an operation is classified as discontinued, a single amount is presented in the statement of operations, which comprises the post-tax profit or loss of the discontinued operation.

Profit appropriation and statutory reserves

        The Group's subsidiaries established in the PRC are required to make appropriations to certain non-distributable reserve funds.

        In accordance with the laws applicable to the Foreign Investment Enterprises established in the PRC, the Group's subsidiaries registered as wholly-owned foreign enterprise have to make appropriations from its after-tax profit (as determined under generally accepted accounting principles in the PRC ("PRC GAAP") to reserve funds including general reserve fund, the enterprise expansion fund and staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the company. Appropriation to the enterprise expansion fund and staff bonus and welfare fund is made at the company's discretion.

        The use of the general reserve fund, enterprise expansion fund, statutory surplus reserve and discretionary surplus fund are restricted to the offsetting of losses or increases the registered capital of the respective company. The staff bonus and welfare fund is a liability in nature and is restricted to fund payments of special bonus to employees and for the collective welfare of employees. All these reserves are not allowed to be transferred to the company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Profit appropriation and statutory reserves (Continued)

        For the years ended December 31, 2014 and 2013, profit appropriation to statutory funds for the Group's entities incorporated in the PRC was approximately US$25,000 and nil respectively. No appropriation to other reserves was made for any of the years presented.

Recent Accounting Pronouncements

        In April 2014, the Financial Accounting Standards Board ("FASB") issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360)—Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 defines a discontinued operation as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results. The standard states that a strategic shift could include a disposal of: a major geographic area of operations, a major line of business, a major equity investment, or other major parts of an entity. ASU 2014-08 is effective for fiscal years and interim periods within those years beginning after December 15, 2014. The adoption of ASU 2014-08 did not have a material impact on the Group's consolidated financial position, results of operations, or cash flows. However, in the event that a future disposition meets the revised criteria, this standard will have an impact on the presentation of the financial statements and associated disclosures.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), to clarify the principles of recognizing revenue and create common revenue recognition guidance between U.S. GAAP and International Financial Reporting Standards ("IFRS"). An entity has the option to apply the provisions of ASU 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application. ASU 2014-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2017, and early adoption is permitted but not earlier than the original effective date of December 15, 2016. The Group is currently evaluating the method of adoption and the impact ASU 2014-09 will have on the Group's consolidated financial position, results of operations, cash flows, and associated disclosures.

        In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40)—Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. ASU 2014-15 provides guidance regarding management's responsibility to (i) evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and (ii) provide related footnote disclosures. ASU 2014-15 is effective for fiscal years and interim periods within those years beginning after December 15, 2016. The adoption of ASU 2014-15 is not expected to have a significant impact on the Group's consolidated financial statement disclosures.

        In July 2015, the FASB issued ASU 2015-11, "Simplifying the Measurement of Inventory" which requires an entity to measure inventory within the scope of this ASU at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this guidance more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in IFRS. ASU 2015-11 is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The Group does not expect this updated standard to have a material impact on the consolidated financial statements and related disclosures.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

        Other amendments that have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Group's consolidated financial statements upon adoption.

4. Acquisition

        In April 2014, the Group invested approximately US$9,597,000 in cash for the subscription of 51% equity interests in the enlarged share capital of Hutchison Sinopharm which was formerly known as Sinopharm Holding HuYong Pharmaceutical (Shanghai) Co., Ltd.. Hutchison Sinopharm is engaged in providing sales, distribution, and marketing services to major domestic and multi-national third party pharmaceutical manufacturers. The Group expects the acquisition will provide a broadened sales and marketing platform for synergy across the Group.

        The Group accounted for the transaction using the acquisition method. The allocation of the purchase price is based on the fair value of assets acquired and liabilities assumed as at the acquisition date. The following table summarizes the amount invested in Hutchison Sinopharm and the fair value of the assets acquired and liabilities assumed recognized at the acquisition date.

In US$'000
Cash and cash equivalents	10,286
Property, plant and equipment	69
Goodwill (note (i))	3,023
Other intangible asset (note (ii))	708
Deferred tax assets	100
Inventories	3,208
Accounts receivable and other receivables	21,105
Accounts payable and other payables	(14,932)
Deferred tax liabilities	(198)
Short-term bank borrowings	(4,769)

Fair value of net assets acquired	18,600
Less: Non-controlling interest (note (iii))	(9,003)

Total purchase consideration	9,597

Cash and cash equivalents acquired	10,286
Less: cash injected	(9,597)

Net cash inflow arising from acquisition	689

Notes:

(i)
Goodwill arising from this acquisition is from the premium attributable to a pre-existing, well positioned business in a competitive market. This goodwill is recorded at the consolidation level and is not expected to be deductible for tax purposes. This goodwill is attributable to the Prescription Drugs business under the Commercial Platform.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

4. Acquisition (Continued)

(ii)
Other intangible asset of US$708,000 represents the GSP license which enables Hutchison Sinopharm to carry out the drug distribution business and is amortized over its useful life of 10 years.

(iii)
The non-controlling interest is measured as the proportion of fair value of the net assets acquired shared by the non-controlling interest.

(iv)
The fair value of accounts receivable and other receivables was equal to the gross contractual amount of which all were expected to be collectible.

(v)
Acquisition related costs of approximately US$23,000 have been included in the administrative expenses in the Consolidated Statements of Operations.

(vi)
Hutchison Sinopharm contributed revenue of US$50,202,000 and net income of US$55,000 to the Group for the period from April 25, 2014 to December 31, 2014. If the acquisition has occurred on January 1, 2014, the revenue and net income attributed by Hutchison Sinopharm for the year ended December 31, 2014 would have been US$71,344,000 and US$125,000 respectively. If the acquisition has occurred on January 1, 2013, the revenue and net income attributed by Hutchison Sinopharm for the year ended December 31, 2013 would have been US$73,713,000 and US$745,000 respectively.

5. Discontinued operations

        In June 2013, the Group discontinued an operation in France and an operation in the PRC, both being part of the Group's Consumer Health business under the Commercial Platform segment, as their performances were below expectation in light of increased competitive activities in the consumer products market.

        The results and cash flows of the discontinued operations are set out below.

	2014	2013
	(in US$'000)
Sales of goods	—	(40)
Expenses (note (i))	—	(1,947)
Other income (note (ii))	2,096	9

Net income/(loss) before taxation from discontinued operations	2,096	(1,978)
Income tax expense	(62)	—

Net income/(loss) for the year from discontinued operations	2,034	(1,978)

Cash flow from discontinued operations
Net cash generated from/(used in) operating activities	2,515	(1,239)

Net increase/(decrease) in cash and cash equivalents	2,515	(1,239)

Notes:

(i)
Expenses for the year ended 2013 include employee benefit expenses of US$239,000 and selling expenses of US$840,000.

(ii)
The income from the discontinued operations for the year ended December 31, 2014 represented the compensation income from an arbitration proceeding against a supplier, being the excess of US$2.5 million compensation proceeds received over the carrying amount of US$0.4 million receivables recorded in prior years.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

6. Fair Value Disclosures

        The following table presents the Group's financial instruments by level within the fair value hierarchy:

	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Total
	(in US$'000)
As of December 31, 2014
Cash and cash equivalents	38,946	—	—	38,946
Short-term investments	12,179	—	—	12,179

As of December 31, 2013
Cash and cash equivalents	46,863	—	—	46,863

        Accounts receivable, other receivables, amounts due from related parties, accounts payable and amounts due to related parties are carried at cost, which approximates fair value due to the short-term nature of these financial instruments and are therefore, excluded from the above table.

        The carrying amount of bank borrowings also approximates its fair values.

7. Cash and cash equivalents

	December 31,
	2014	2013
	(in US$'000)
Cash at bank and in hand	32,019	20,946
Short-term bank deposits (note (i))	6,927	25,917

	38,946	46,863

Denominated in:
US$ (note (ii))	8,104	12,203
RMB (note (ii))	28,034	32,139
UK Pound Sterling	247	212
Hong Kong dollar ("HK$")	2,543	1,651
Euro	18	658

	38,946	46,863

Notes:

(i)
The weighted average effective interest rate on bank deposits, with maturity ranging from 7 to 78 days and 7 to 90 days as of December 31, 2014 and 2013 respectively, was 1.74% and 2.19% per annum as of December 31, 2014 and 2013 respectively.

(ii)
Certain cash and bank balances denominated in RMB and US$ were deposited with banks in the PRC. The conversion of these RMB and US$ denominated balances into foreign currencies is subject to the rules and regulations of foreign exchange control promulgated by the PRC government.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

8. Short-term investments

	December 31,
	2014	2013
	(in US$'000)
Bank deposits maturing over three months (note (i))
Denominated in:
RMB	12,179	—

Note:

(i)
The weighted average effective interest rate on bank deposits, with maturity ranging from 91 to 167 days, was 2.92% per annum as of December 31, 2014.

9. Accounts receivable

        Substantially all the accounts receivable are denominated in RMB and HK$ and all are due within one year from the end of the reporting period. Included in the US$22.7 million accounts receivable from third parties as at December 31, 2014, US$16.4 million is attributable from Hutchison Sinopharm which was newly acquired during 2014.

        The carrying value of accounts receivable approximates their fair values.

        Movements on the allowance for doubtful accounts, which is only in respect of accounts receivable—third parties, are as follows:

	2014	2013
	(in US$'000)
At January 1	1,670	1,554
Allowance	185	42
Exchange difference	(62)	74

At December 31	1,793	1,670

        As at December 31, 2014 and 2013, accounts receivable of approximately US$2,130,000 and US$3,703,000 respectively were past due but not impaired. These are in respect of a number of independent customers for whom there is no recent history of default. The ageing analysis of these receivables is as follows:

	December 31,
	2014	2013
	(in US$'000)
Up to 3 months	—	1,136
4 to 6 months	24	959
6 to 12 months	2,106	1,608

	2,130	3,703

        The credit quality of accounts receivable neither past due nor impaired has been assessed by reference to historical information about the counterparty default rates. The existing counterparties do not have defaults in the past.

        As at December 31, 2014, there are no accounts receivables from related parties that are past due or impaired.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

10. Other receivable, prepayments and deposits

        Other prepayments and deposits consisted of the following:

	December 31,
	2014	2013
	(in US$'000)
Prepayments to suppliers	1,327	420
Interest receivable	200	7
Prepaid general and administrative expenses	305	230
Government incentives	407	—
Compensation receivable	—	430
Others	777	669

	3,016	1,756

11. Inventories

        Inventories consisted of the following:

	December 31,
	2014	2013
	(in US$'000)
Raw materials	291	483
Finished goods	4,114	937

	4,405	1,420

        Included in the US$4.4 million inventories as at December 31, 2014 is US$3.4 million which is attributable from Hutchison Sinopharm which was newly acquired during 2014.

        Movements on the provision for excess and obsolete inventories are as follows:

	2014	2013
	(in US$'000)
At January 1	126	937
Provision	15	125
Decrease due to sale of inventories	(106)	(954)
Exchange difference	(1)	18

At December 31	34	126

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

12. Property, Plant and Equipment

        Property, plant and equipment consisted of the following:

	December 31,
	2014	2013
	(in US$'000)
Cost
Buildings	2,491	2,551
Leasehold improvements	4,291	2,583
Plant and equipment	91	85
Furniture and fixtures, other equipment and motor vehicles	12,278	10,421
Construction in progress	832	1,248

Total Cost	19,983	16,888
Less: Accumulated depreciation
As at January 1	11,860	10,732
Exchange differences	(278)	351
Acquisition of a subsidiary	112	—
Expense for the year	1,180	925
Disposals	(373)	(148)

As at December 31	12,501	11,860

	7,482	5,028

        Depreciation expense for the year ended December 31, 2014 and 2013 is approximately US$1,180,000 and US$925,000 respectively.

13. Leasehold land

        The Group's interests in leasehold land represent prepaid operating lease payments and are located in the PRC.

	December 31,
	2014	2013
	(in US$'000)
Cost
As at January 1	1,761	1,706
Exchange differences	(41)	55

As at December 31	1,720	1,761

Accumulated amortization
As at January 1	253	208
Exchange differences	(6)	7
Amortization charge	37	38

As at December 31	284	253

Net book value
As at December 31	1,436	1,508

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

14. Goodwill and other intangible asset

        Goodwill consisted of the following:

Commercial Platform
(in US$'000)
Balance as at January 1, 2013, December 31, 2013, January 1, 2014	407
Acquisition	3,023

Balance as at December 31, 2014	3,430

        The addition to goodwill in 2014 in the Prescription Drugs business under Commercial Platform arose from the acquisition of Hutchison Sinopharm (see Note 4).

        Goodwill as at January 1, 2014 of US$407,000 represents goodwill arising from the acquisition of HHL in 2009, which is included in the Consumer Health business under the Commercial Platform.

        The Group performed its most recent annual impairment test as of December 31, 2014 and concluded that goodwill was not impaired.

        Other intangible asset consisted of the following:

	December 31,
	2014	2013
	(in US$'000)
GSP License
Cost
As at January 1	—	—
Addition	708	—
Exchange differences	6	—

As at December 31	714	—

Accumulated amortization
As at January 1	—	—
Amortization charge	48	—

As at December 31	48	—

Net book value
As at December 31	666	—

        The GSP license arose from the acquisition of Hutchison Sinopharm (see Note 4), is recorded at fair value, and is amortized on a straight-line basis over its estimated useful life of 10 years. The amortization expense for the year ended December 31, 2014 is approximately US$48,000.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

14. Goodwill and other intangible asset (Continued)

        The estimated aggregate amortization expense for each of the next five years as of December 31, 2014 is as follows:

GSP License
(in US$'000)
2015	71
2016	71
2017	71
2018	71
2019	71

15. Investments in equity investees

        Investments in equity investees comprised the following:

	December 31,
	2014	2013
	(in US$'000)
Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited	55,753	53,293
Shanghai Hutchison Pharmaceuticals Limited	39,158	36,520
Nutrition Science Partners Limited	12,823	21,229
Other	244	254

	107,978	111,296

        Particulars regarding the principal equity investees are as disclosed in Note 2.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

15. Investments in equity investees (Continued)

        All of the equity investees are private companies and there is no quoted market price available for their shares.

        Summarized financial information for the significant equity investees HBYS, SHPL and NSPL are as follows:

(i)
Summarized balance sheet

	Commercial Platform				Innovation Platform
	Consumer Health HBYS		Prescription Drugs SHPL		Drug R&D NSPL
	December 31		December 31		December 31
	2014	2013	2014	2013	2014	2013
	(in US$'000)
Current assets	144,129	145,993	77,566	77,215	8,548	17,855
Non-current assets	73,042	58,956	65,608	33,590	30,000	30,000
Current liabilities	(84,850)	(88,855)	(52,052)	(38,484)	(12,903)	(5,398)
Non-current liabilities	(17,013)	(6,108)	(19,216)	(5,845)	—	—

Net assets	115,308	109,986	71,906	66,476	25,645	42,457

(ii)
Summarized statement of operations

	Commercial Platform				Innovation Platform
	Consumer Health HBYS		Prescription Drugs SHPL		Drug R&D NSPL(a)
	December 31		December 31		December 31
	2014	2013	2014	2013	2014	2013
	(in US$'000)
Revenue	243,746	247,626	154,703	138,160	—	—
Gross profit	96,421	90,795	109,965	100,167	—	—
Depreciation and amortization	(3,206)	(3,037)	(2,651)	(2,612)	—	—
Interest income	1,322	1,126	257	197	—	—
Finance cost	(139)	(183)	—	—	—	—
Income/(loss) before taxation	24,805	20,460	31,505	26,620	(16,812)	(17,543)
Income tax expense and non-controlling interest	(4,030)	(3,295)	(5,103)	(4,196)	—	—

Net income/(loss)	20,775	17,165	26,402	22,424	(16,812)	(17,543)

Notes:

(a)
NSPL only incurs research and development expenses in 2014 and 2013.

(b)
The net loss and net income for other individual immaterial equity investees for the year ended December 31, 2014 and 2013 is approximately US$5,000 and US$16,000 respectively.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

15. Investments in equity investees (Continued)

(iii)
Reconciliation of summarized financial information

        Reconciliation of the summarized financial information presented to the carrying amount of investments in equity investees is as follows:

	Commercial Platform				Innovation Platform
	Consumer Health HBYS		Prescription Drugs SHPL		Drug R&D NSPL
	December 31		December 31		December 31
	2014	2013	2014	2013	2014	2013
	(in US$'000)
Opening net assets at January 1	109,986	95,592	66,476	59,358	42,457	60,000
Purchase of additional interests in a subsidiary of an equity investee	(468)	—	—	—	—	—
Net income/(loss)	20,775	17,165	26,402	22,424	(16,812)	(17,543)
Dividend declared	(12,820)	(6,462)	(19,077)	(17,162)	—	—
Other comprehensive income and non-controlling interests	(2,165)	3,691	(1,895)	1,856	—	—

Closing net assets at December 31	115,308	109,986	71,906	66,476	25,645	42,457

Group's share of net assets	57,654	54,993	35,953	33,238	12,823	21,229
Goodwill	—	—	3,205	3,282	—	—
Non-controlling interests	(1,901)	(1,700)	—	—	—	—

Carrying value	55,753	53,293	39,158	36,520	12,823	21,229

        The equity investees had the following operating lease commitments and capital commitments:

(a)
The equity investees lease various factories and offices under non-cancellable operating lease agreements. Future aggregate minimum payments under non-cancellable operating leases as of the date indicated are as follows:

	December 31,
	2014	2013
	(in US$'000)
Not later than one year	1,109	1,447
Later than one year and not later than five years	548	134

Total minimum lease payments	1,657	1,581

(b)
Capital commitments

        The equity investees had the following capital commitments:

	December 31,
	2014	2013
	(in US$'000)
Property, plant and equipment
Contracted but not provided for	61,311	8,380

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

16. Accounts payable

        Substantially all the accounts payable due to third parties are denominated in RMB and US$ and due within one year from the end of the reporting period. Included in the US$18.2 million accounts payables due to third parties as at December 31, 2014, US$16.9 million is attributable from Hutchison Sinopharm which was newly acquired in 2014.

        The carrying value of accounts payables approximates their fair values due to their short-term maturities.

17. Other payables, accruals and advance receipts

        Other payables, accruals and advance receipts consisted of the following:

	December 31,
	2014	2013
	(in US$'000)
Research and development expenses	5,963	3,157
Accrued salaries and benefits	4,140	3,047
Accrued expenses	3,938	5,327
Other payables	1,802	738
Payments in advance from customers	564	248
Deferred government incentives	580	2,872
Current tax liabilities	122	—
Accrued interest	50	—

	17,159	15,389

18. Bank borrowings

        Summarized below are the bank borrowings as of December 31, 2014 and 2013:

	December 31,
	2014	2013
	(in US$'000)
Non-current (note (i))	26,923	—
Current (note (i),(ii) and (iii))	26,282	51,508

	53,205	51,508

The weighted average interest rate for bank borrowings outstanding as of December 31, 2014 and 2013 was 1.60% and 1.80% respectively.

Notes:

(i)
In December 2011, the Group, through its subsidiary entered into a three-year term loan with a bank in the aggregate principal amount of HK$210,000,000 (US$26,923,000). The term loan bears interest at 1.50% over the Hong Kong Interbank Offered Rate ("HKIBOR") per annum and was classified as a short-term bank borrowing as at December 31, 2013.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

18. Bank borrowings (Continued)

  In June 2014, the term loan was refinanced into a four-year term loan which bears interest at 1.35% over the HKIBOR per annum. Accordingly, the term loan is recorded as a long-term bank borrowing as at December 31, 2014.

  The term loan is unsecured and guaranteed by Hutchison Whampoa Limited, the Company's ultimate holding company as at December 31, 2014. A fee is paid to Hutchison Whampoa Limited for the guarantee (note 26).

(ii)
During the years ended December 31, 2014 and 2013, the Group, through its subsidiary has revolving loans of HK$205,000,000 (US$26,282,000) and HK$170,000,000 (US$21,795,000) which bears interest at 1.05% over HKIBOR per annum and which is unsecured. The borrowing was classified as current borrowings as of December 31, 2014 and 2013.

(iii)
During the year ended December 31, 2013, the Group, through its subsidiary, has revolving loans of RMB17,000,000 (US$2,790,000) which bore interest at 5% mark-up of the lending rate of People's Bank of China and which was unsecured. In 2014, such borrowing was fully repaid.

(iv)
The carrying amount of all bank borrowings approximates their fair values. The fair value of bank borrowings was estimated using a discounted cash flows approach (an income approach) using market based observable inputs. Such fair value measurements are considered Level 2 under the fair value hierarchy.

(v)
The Group's bank borrowings are repayable as follows:

	December 31,
	2014	2013
	(in US$'000)
Within 1 year	26,282	51,508
Between 2 and 5 years	26,923	—

	53,205	51,508

    (vi)
    The carrying amounts of the Group's bank borrowings are denominated in the following currencies:

	December 31,
	2014	2013
	(in US$'000)
HK$	53,205	48,718
RMB	—	2,790

	53,205	51,508

    (vii)
    As at December 31, 2014 and 2013, the Group has unused credit facilities in relation to revolving loan facilities of US$8,526,000 and US$10,338,000 respectively.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

19. Commitments and Contingencies

(a)
Lease commitments

        The Group leases various factories and offices under non-cancellable operating lease agreements. Future aggregate minimum payments under non-cancellable operating leases as of the date indicated are as follows:

	December 31,
	2014	2013
	(in US$'000)
Not later than one year	980	748
Later than one year and not later than five years	1,425	1,654
Later than five years	329	486

Total minimum lease payments	2,734	2,888

(b)
Capital commitments

        The Group had the following capital commitments:

	December 31,
	2014	2013
	(in US$'000)
Property, plant and equipment
Contracted but not provided for	719	459

        In addition, the Group has also undertaken to provide the necessary additional funds for NSPL to finance its ongoing operations.

20. Redeemable non-controlling interests

        In November and December 2010, the Company and HMHL entered into subscription and shareholders' agreements ("SSAs") with Mitsui & Co., Ltd. ("Mitsui") and SBCVC Fund III Company Limited ("SBCVC") (collectively as "preferred shareholders"), whereby HMHL issued 7,390,029 redeemable convertible preferred shares ("Preferred Shares") for an aggregate consideration of US$20.1 million. The Preferred Shares on an as-if-converted basis represented approximately 19.76% of the aggregate issued and outstanding share capital of HMHL on the closing date.

        In October 2012, the Company repurchased all 2,815,249 preferred shares from SBCVC. The remaining 4,574,780 Preferred Shares of US$12.5 million held by Mitsui, which represents approximately 12.24% of HMHL on a fully diluted basis, remained outstanding throughout 2013 and 2014.

        In May and June 2014, the Company and HMHL further entered into two subscription agreements with Mitsui, whereby HMHL issued a total of 672,713 HMHL's redeemable convertible preferred shares to Mitsui and 4,825,418 HMHL's ordinary shares to the Company for an aggregate consideration of US$25.0 million.

        The preferred shares held by Mitsui represent approximately 12.24% of HMHL on a fully diluted basis throughout 2013 and 2014.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

20. Redeemable non-controlling interests (Continued)

Conversion

        Pursuant to the SSAs signed in 2010, the preferred shareholders have the right to convert all of their preferred shareholdings into ordinary shares of HMHL at the initial conversion ratio of 1:1 at any time after the date of issuance of the preferred shares by issuing a notice to the Company. However, these preferred shares could be convertible into a higher conversion ratio of ordinary shares of HMHL when there is occurrence of a pre-defined adjustment event ("Adjustment Event").

        In July 2012, Mitsui and SBCVC agreed for an extension of triggering of Adjustment Event. The Company assessed whether this amendment to the preferred shares was an extinguishment or a modification in accordance with its accounting policy. It was concluded that it was modification, rather than extinguishment, of preferred shares as the change in fair value of the preferred shares due to the amendment was less than 10%.

        In March 2013, as a result of the satisfaction of the required condition, the conversion ratio of the preferred shares is no longer subject to change due to Adjustment Event.

Redemption

        Preferred shareholders have the right to require the Company to redeem the preferred shares if HMHL fails to be listed after the company valuation of HMHL has reached above the specified threshold. The redemption price shall be based on such preferred shareholder's share of the actual valuation that would have been obtained in the event of occurrence of such pre-defined condition.

Liquidation

        In the event of a winding-up of HMHL, any other return of capital (other than a redemption or purchases by HMHL of its own shares), or a trade sale, where the distribution proceeds are equal to or less than the post money valuation at preferred shares issuance, then such proceeds shall be distributed first to repay preferred shareholders up to the subscription price and any accrued and unpaid dividend before any surplus will be distributed to the holders of the ordinary shares. However, if the distribution proceeds are greater than the post money valuation at preferred shares issuance, distribution proceeds will be distributed equally and rateably among the preferred and ordinary shareholders.

Accounting for preferred shares

        The preferred shares issued by HMHL are redeemable upon occurrence of an event that is not solely within the control of the issuer. Accordingly, the redeemable preferred shares issued by HMHL are recorded and accounted for as redeemable non-controlling interests outside of permanent equity in the Group's consolidated balance sheets. The Group recorded accretion when it is probable that the preferred shares will become redeemable. The accretion, which increases the carrying value of the redeemable non-controlling interests, is recorded against retained earnings, or in the absence of retained earnings, by recording against the additional paid-in capital. During the year ended December 31, 2014, HMHL recorded an accretion of US$25,510,000 to the preferred shares based on such preferred shareholder's share of the estimated valuation of HMHL.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

21. Ordinary Share

        The Company is authorized to issue 75,000,000 ordinary shares.

        A summary of ordinary shares transactions (in thousands) is as follows:

	2014	2013
Balance as at January 1	52,051	52,048
Issuances in relation to exercise of options	1,025	3

Balance as at December 31	53,076	52,051

Ordinary Share

        Each ordinary share is entitled to one vote. The holders of ordinary share are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors.

22. Share-based Compensation

(i) Share-based Compensation of the Company

        The Company conditionally adopted a share option scheme (the "HCML Share Option Scheme") on June 4, 2005 which was amended on March 21, 2007. Pursuant to the HCML Share Option Scheme, the Board of Directors of the Company may, at its discretion, offer any employees and directors (including Executive and Non-executive Directors but excluding Independent Non-executive Directors) of the Company, holding companies of the Company and any of their subsidiaries or affiliates and subsidiaries or affiliates, of the Company share options to subscribe for shares of the Company.

        The aggregate number of shares issuable under the HCML Share Option Scheme is 2,560,606 ordinary shares. As of December 31, 2014, the number of shares authorized but unissued was 21,923,324 ordinary shares.

        Share options granted are generally subject to a three-year or four-year vesting schedule, depending on the nature and the purpose of the grant. Share options subject to three-year vesting schedule, in general, vest 33.3% upon the first anniversary of the vesting commencement date as defined in the grant letter, and 33.3% every subsequent year. Share options subject to four-year vesting schedule, in general, vest 25% upon the first anniversary of the vesting commencement date as defined in the grant letter, and 25% every subsequent year. No outstanding share options will be exercisable or subject to vesting after the expiry of a maximum of ten years from the date of grant.

        On December 17, 2014, 593,686 share options were cancelled with the consent of the relevant eligible employees in exchange for 1,187,372 new share options of a subsidiary (see note (ii)). This was accounted for as a modification of the original share options granted which did not result in any incremental fair value to the Group.

        As of December 31, 2014, 75,000 outstanding share options were held by non-employees. These share options are subject to re-measurement through each vesting date to determine the appropriate share-based compensation expense.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

22. Share-based Compensation (Continued)

(i) Share-based Compensation of the Company (Continued)

        A summary of the Company's share option activity and related information is as follows:

	Number of share options	Weighted-average Exercise Price in £ per share	Weighted-average remaining contractual life (years)	Aggregate intrinsic value (in £'000)
Outstanding at January 1, 2013	1,459,931	2.22
Granted	896,386	6.10
Exercised	(3,000)	1.54
Lapsed	(50,000)	4.97
Cancelled	—	—
Outstanding at December 31, 2013	2,303,317	3.67	5.93	5,843
Granted	—	—
Exercised	(1,025,228)	1.59
Cancelled	(593,686)	6.10
Outstanding at December 31, 2014	684,403	4.67	6.79	6,423
Vested and expected to vest at December 31, 2013	1,958,048	3.25	5.25	5,781
Vested and exercisable at December 31, 2013	1,261,874	1.86	2.92	5,482
Vested and expected to vest at December 31, 2014	569,931	4.39	6.38	5,506
Vested and exercisable at December 31, 2014	419,878	3.91	5.64	4,256

        The Company uses the Binomial model to estimate the fair value of share option awards using various assumptions that require management to apply judgment and make estimates, including:

Volatility

        The Company calculated its expected volatility with reference to the historical volatility prior to the issuances of share options.

Risk-free Rate

        The risk-free interest rates used in the Binomial model are with reference to the sovereign yield of the United Kingdom because the Company's shares are currently listed on AIM and denominated in pounds sterling (£).

Dividends

        The Company has not declared or paid any dividends and does not currently expect to do so in the foreseeable future, and therefore uses an expected dividend yield of zero in the Binomial model.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

22. Share-based Compensation (Continued)

(i) Share-based Compensation of the Company (Continued)

        In determining the fair value of share options granted, the following assumptions were used in the Binomial model for awards granted in the periods indicated:

	Effective date of grant of share options
	September 11, 2006	May 18, 2007	August 25, 2008	December 1, 2010	June 24, 2011	December 20, 2013
Value of each share option	£0.553	£0.533	£0.569	£1.995	£1.841	£3.154
Significant inputs into the valuation model:
Exercise price	£1.715	£1.535	£1.260	£4.967	£4.405	£6.100
Share price at effective date of grant	£1.7325	£1.5400	£1.2600	£4.6000	£4.3250	£6.1000
Expected volatility	38.8%	40.0%	35.0%	48.4%	46.6%	36.0%
Risk-free interest rate	4.766%	5.098%	4.700%	3.360%	3.130%	3.160%
Contractual life of share options	10 years	10 years	10 years	10 years	10 years	10 years
Expected dividend yield	0%	0%	0%	0%	0%	0%

        The following table summarizes the Company's share option values:

	Years Ended December 31,
	2014	2013
	(in £'000, except per share data)
Weighted-average grant-date fair value of option share granted during the period	—	3.15
Total intrinsic value of share options exercised	7,738	9
Total intrinsic value of share options exercised in US$'000	12,034	15

Share-based Compensation Expense

        The Company recognizes compensation expense for only the portion of options expected to vest, on a graded vesting approach over the requisite service period. The following table presents share-based compensation expense included in the Group's consolidated statements of operations:

	Years Ended December 31,
	2014	2013
	(in US$'000)
Research and development expenses	539	—
Administrative expenses	233	176

	772	176

        As of December 31, 2014, the total unrecognized compensation cost was US$148,000, net of estimated forfeiture rates, and will be recognized on a graded vesting approach over the weighted-average remaining service period of 2.14 years.

        Cash received from option exercises under the share option plan for the years ended December 31, 2014 and 2013 was approximately US$2,680,000 and US$7,000 respectively.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

22. Share-based Compensation (Continued)

(ii) Share-based Compensation of a subsidiary

        HMHL adopted a share option scheme on August 6, 2008 (as amended on April 15, 2011) and another share option scheme on December 17, 2014 (collectively the "HMHL Share Option Schemes"). Pursuant to the HMHL Share Option Schemes, any employee or director of HMHL and any of its holding company, subsidiaries and affiliates is eligible to participate in the HMHL Share Option Schemes subject to the discretion of the board of directors of HMHL.

        The aggregate number of shares issuable under the HMHL Share Option Schemes is 9,622,414 ordinary shares. As of December 31, 2014, the number of shares authorized but unissued was 157,111,839 ordinary shares.

        Share options granted are generally subject to a four-year vesting schedule, depending on the nature and the purpose of the grant, share options subject to four-year vesting schedule, in general, vest 25% upon the first anniversary of the vesting commencement date as defined in the grant letter, and 25% every subsequent year. No outstanding share options will be exercisable or subject to vesting after the expiry of a maximum of six or nine years from the date of grant.

        On December 20, 2013, 2,485,189 share options were cancelled with the consent of the relevant eligible employees in exchange for new share options of the Company vesting over a period of four years and/or cash consideration payable over a period of four years. This was accounted for as a modification of the original share options which did not result in any incremental fair value to the Group for the options in exchange for new share options under HCML Share Option Scheme. For the share options in exchange for cash consideration, this was accounted for as a modification in classification that changed the award's classification from equity-settled to a liability.

        A liability has been recognized on the modification date taking into account the requisite service period that has been provided by the employee at the modification date. As at December 31, 2014, US$0.7 million and US$1.0 million have been recognized in other non-current liabilities and other payables respectively. As at December 31, 2013, US$1.3 million was recognized in other non-current liabilities.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

22. Share-based Compensation (Continued)

(ii) Share-based Compensation of a subsidiary (Continued)

        A summary of the subsidiary's share option activity and related information follows:

	Number of share options	Weighted- average Exercise Price in US$ per share	Weighted- average remaining contractual life (years)	Aggregate intrinsic value (in US$'000)
Outstanding at January 1, 2013	3,144,505	1.87
Granted	—	—
Exercised	—	—
Lapsed	(120,896)	2.03	2.30	1,356
Cancelled	(2,485,189)	1.79
Outstanding at December 31, 2013	538,420	2.03
Granted	1,187,372	7.82
Exercised	(80,924)	1.50
Lapsed	(393,212)	2.15
Cancelled	(39,884)	1.70
Outstanding at December 31, 2014	1,211,772	7.71	8.84	134
Vested and expected to vest at December 31, 2013	140,183	1.72	1.78	396
Vested and exercisable at December 31, 2013	403,960	1.96	2.16	1,043
Vested and expected to vest at December 31, 2014	769,714	7.75	8.88	54
Vested and exercisable at December 31, 2014	316,393	7.48	8.55	107

        The subsidiary uses the Binomial model to estimate the fair value of share option awards using various assumptions that require management to apply judgment and make estimates, including:

Volatility

        The subsidiary calculated its expected volatility with reference to the historical volatility of the comparable companies for the past five to six years as of the valuation date.

Risk-free Rate

        The risk-free interest rates used in the Binomial model are with reference to the sovereign yield of the United States.

Dividends

        The subsidiary has not declared or paid any dividends and does not currently expect to do so in the foreseeable future, and therefore uses an expected dividend yield of zero in the Binomial model.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

22. Share-based Compensation (Continued)

Dividends (Continued)

        In determining the fair value of share options granted, the following weighted-average assumptions were used in the Binomial model for awards granted in the periods indicated:

	Effective date of grant of share options
	August 2, 2010		April 18, 2011		December 17, 2014
Value of each share option	US$	0.258	US$	0.923	US$	3.490
Significant inputs into the valuation model:
Exercise price	US$	2.240	US$	2.360	US$	7.820
Share price at effective date of grant	US$	1.030	US$	2.048	US$	7.820
Expected volatility		49.0%		55.0%		48.4%
Risk-free interest rate		2.007%		2.439%		1.660%
Contractual life of share options		6 years		6 years		9 years
Expected dividend yield		0%		0%		0%
        The following table summarizes the subsidiary's share option values:

	Years Ended December 31,
	2014	2013
	(in US$'000, except per share data)
Weighted-average fair value of option share granted during the period	3.49	—
Total intrinsic value of share options exercised	247	—

Share-based Compensation Expense

        The subsidiary recognizes compensation expense for only the portion of options expected to vest, on a graded vesting approach over the requisite service period. The following table presents share-based compensation expense included in the Group's consolidated statements of operations:

	Years Ended December 31,
	2014	2013
	(in US$'000)
Research and development	293	1,297

        As of December 31, 2014, the total unrecognized compensation cost was $769,000, net of estimated forfeiture rate, and will be recognized on a graded vesting approach over the weighted-average remaining service period of 2.93 years.

        Cash received from option exercises under the share option plan for the years ended December 31, 2014 and 2013 was US$121,000 and nil respectively.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

23. Revenue from license and collaboration agreements—third parties

        The Group recognized revenue from license and collaboration agreements—third parties of US$12.3 million and US$14.5 million for the year ended December 31, 2014 and 2013 respectively, which consisted of the following:

	Years Ended December 31,
	2014	2013
	(in US$'000)
Milestone revenue	5,000	11,000
Amortisation of upfront payment	701	122
Research and development services	6,635	3,424

	12,336	14,546

        These are mainly from 3 license and collaboration agreements as follows:

License and collaboration agreement with Eli Lilly

        On October 8, 2013, the Group entered into a licensing, co-development and commercialization agreement in China with Eli Lilly ("Lilly") relating to fruquintinib, a targeted oncology therapy for the treatment of various types of solid tumors. In accordance with terms of the agreement, the Group is entitled to receive a series of payments of up to US$86.5 million, including upfront payments and development and regulatory approval milestones. Should fruquintinib be successfully commercialized in China, the Group would receive tiered royalties based on certain percentage of net sales. Development costs after the first development milestone are shared between the Group and Lilly.

        Following execution of the agreement, the Group received a non-refundable, up-front payment of US$6.5 million.

        Supplemental to the main agreement, the Group also signed an option agreement which grants Lilly an exclusive option to expand the fruquintinib rights beyond Hong Kong and China. The option agreement further sets out certain milestone payments and royalty rates that apply in the event the option is exercised on a global basis. However, these are subject to further negotiation should the option be exercised on a specific territory basis as opposed to a global basis. The option was not considered to be a separate deliverable in the arrangement as it was considered to be substantive.

        As at December 31, 2014, the option has not been exercised by Lilly.

        The license rights to fruquintinib, delivered at the inception of the arrangement, did not have stand-alone value apart from the other deliverables in the arrangement which include the development services, the participation in the joint steering committee and the manufacturing of active pharmaceutical ingredients during the development phase. The non-refundable up-front payment was deferred and is being recognized rateably over the development period, which has been estimated to end in 2018. The Group recognizes milestone revenue relating to the deliverables in the agreement as a single unit of accounting using the milestone method.

        The Group did not recognize any milestone revenues in relation to this contract during the years ended December 31, 2014 and 2013. The Group recognized US$0.6 million revenue from amortisation of the up-front payment during the year ended December 31, 2014.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

23. Revenue from license and collaboration agreements—third parties (Continued)

License and collaboration agreement with AstraZeneca

        On December 21, 2011, the Group and AstraZeneca ("AZ") entered into a global licensing, co-development, and commercialization agreement for volitinib (name subsequently changed to 'savolitinib'), a novel targeted therapy and a highly selective inhibitor of the c-Met receptor tyrosine kinase for the treatment of cancer.

        Under the terms of the agreement, development costs for savolitinib in China will be shared between the Group and AZ, with the Group continuing to lead the development in China. AZ will lead and pay for the development of savolitinib for the rest of the world. The Group received a non-refundable upfront payment of US$20.0 million upon the signing of the agreement and will receive up to US$120 million contingent upon the successful achievement of clinical development and first sale milestones. The agreement also contains possible significant future commercial sale milestones and up to double-digit percentage royalties on net sales. Following execution of the agreement, the Group received milestone payment of US$5.0 million in 2013, and a further US$5.0 million in 2014.

        The license right to develop savolitinib in the rest of the world was delivered to AZ at the inception of the arrangement. Such license had stand-alone value apart from the other deliverables in the arrangement which include the development of savolitinib in China and the participation in the joint steering committee. As the joint steering committee did not have significant value, the non-refundable up-front payment was allocated to (a) the license to develop savolitinib in the rest of the world, which was recognized at inception and (b) the research and development services for which amount allocated has been deferred and is being recognized rateably over the development period which is expected to be end in 2021.

        The Group recognizes milestone revenue relating to the deliverables, in the agreement as a single unit of using the milestone method. The Group recognized in milestone revenues of US$5.0 million and US$5.0 million for the years ended December 31, 2014 and 2013, respectively. The Group also recognized US$6.6 million and US$3.4 million for the provision of research and development services for the years ended December 31, 2014 and 2013 respectively. In addition, the Group recognized US$0.1 million and US$0.1 million as revenue from amortization of the upfront payment during the years ended December 31, 2014 and 2013.

License and collaboration agreement with Ortho-McNeil-Janssen

        After an original research and development alliance agreement entered in December 2008, the Group modified the original arrangement and entered into a new research and development alliance agreement with Ortho-McNeil-Janssen Pharmaceuticals, Inc. ("Janssen") on June 2, 2010 for the discovery and development of novel small-molecule therapeutics against a target in the area of inflammation/immunology. The original agreement signed in December 2008 was terminated and superseded by the new agreement.

        Under the terms of the 2010 agreement, the Group will provide drug discovery activities in order to assess whether the selected compound meets certain criteria specified in the agreement. Upon selected compound meeting the specified criteria, Janssen has the option to elect to receive from the Group an exclusive worldwide license to develop and commercialize the compound. If Janssen opts not to do so, the Group may choose to further pursue clinical development of drug compounds from the discovery programme through the demonstration of clinical proof-of-concept. Upon the success in achieving the clinical proof-of-concept, Janssen may again opt to take over further development and obtain the exclusive rights to develop and commercialize drug compounds from the Group's programme. The option did not have any significant value at inception of the arrangement.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

23. Revenue from license and collaboration agreements—third parties (Continued)

License and collaboration agreement with Ortho-McNeil-Janssen (Continued)

        The Group received from Janssen an up-front, non-refundable payment of US$3.0 million upon execution of the 2008 agreement, which was carried forward to cover discovery activities under the 2010 agreement.

        The Group recognized the upfront payment of US$3.0 million over the drug discovery period under the initial agreement signed in 2008. Upon signing of the 2010 agreement, the portion of revenue that had not been recognized under the 2008 agreement was adjusted to be recognized over the remaining drug discovery period under the terms of the 2010 agreement to September 2012. The Group received US$1.0 million in 2011 following confirmation of selected compound meeting sustainable lead criteria and a further US$6.0 million in 2013 when the selected compound met development candidate criteria as specified in the agreement.

        The Group recognized such milestone revenue of US$6.0 million using the milestone method during the year ended December 31, 2013.

        On 13 August 2015, the Group received a notice from Janssen to terminate the license and collaboration agreement between HMPL and Janssen dated 2 June 2010 for the discovery and development of novel small molecule therapeutics against a target in the area of inflammation/immunology. Please refer to subsequent events in Note 33.

24. Gain on disposal of a business

        On November 27, 2012, Hutchison MediPharma (Hong Kong) Limited (a subsidiary of the Group) and Nestlé Health Science S.A. ("Nestlé", a fully-owned subsidiary of Nestlé S.A. and a company specialized in the development of science-based personalized nutritional solutions) entered into a joint venture agreement ("JV agreement"). Pursuant to the JV Agreement, Nestlé agreed to contribute cash of US$30 million and the Group agreed to contribute certain of its assets and business processes including the global development and commercial rights of a novel, oral therapy for Inflammatory Bowel Disease and the exclusive rights to its extensive botanical library, among other things, into the joint venture, NSPL. NSPL is jointly owned with each of the Group and Nestlé having a 50% equity interest. The above contribution made by the Group constituted a transfer of a business as it comprises an integrated set of activities including inputs in the form of a botanical library and a team of scientists engaged in the field of gastrointestinal disease, and critical processes in the form of well-established botanical research and development platform that are used to generate outputs in the form of novel medicines and nutritional products. Although the related team of scientists was not transferred as a result of this transaction, NSPL entered into service agreements with the Group and Nestlé for the use of experienced employees for development activities.

        In April 2013, all regulatory approvals regarding the formation of NSPL were received and Nestlé has injected cash of US$30 million in accordance with the JV agreement. Accordingly, a gain of US$30 million was recorded on the disposal of business for the year ended December 31, 2013, being the difference between fair value of the Group's interest in the joint venture and the carrying value of net assets contributed into NSPL.

25. Government incentives

        The Group receives government grants from the PRC Government (including the National level and Shanghai province). These grants are given in support of drug research and development activities and are conditional upon i) the Group spending a predetermined budget cost, regardless of success or failure of the research and development projects and ii) achievement of certain stages of research and development

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

25. Government incentives (Continued)

projects being approved by relevant PRC government authority. These government grants are subject to ongoing reporting and monitoring by the PRC Government over the period of the grant.

        Government incentives, which are deferred and recognized in the statement of operations over the period necessary to match them with the costs that they are intended to compensate, are recognized in other payable, accruals and advance receipts (note 17) and will be refundable to the PRC Government if the related research and development projects are suspended. In 2014 and 2013, the Group received government grants of US$859,000 and US$1,786,000 respectively.

        The government grants recorded as a reduction to research and development expenses for the years ended December 31, 2014 and 2013 was US$3,558,000 and US$704,000 respectively.

26. Significant related party transactions

        The Group has the following significant transactions during the year with related parties which were carried out in the normal course of business at terms determined and agreed by the relevant parties:

(a)    Transactions with related parties:

	2014	2013
	(in US$'000)
Sales of goods to
—Indirect subsidiaries of CK Hutchison	7,823	7,803

Income from provision of research and development services
—Equity investees	4,312	3,612

Purchase of goods from
—A non-controlling shareholder of a subsidiary	6,727	6,304
—Equity investees	2,480	—

	9,207	6,304

Providing consultancy services to
—An equity investee	38	325

Rendering of marketing services from
—Indirect subsidiaries of CK Hutchison	480	569

Rendering of management service from
—An indirect subsidiary of CK Hutchison	989	951

Interest paid to
—An immediate holding company	113	92
—A non-controlling shareholder of a subsidiary	19	—

	132	92

Guarantee fee on bank loan to
—The ultimate holding company	471	471

Dividend paid to
—A non-controlling shareholder of a subsidiary	1,179	577

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

26. Significant related party transactions (Continued)

(b)    Balances with related parties included in:

	2014	2013
	(in US$'000)
Accounts receivable from related parties:
—Indirect subsidiaries of CK Hutchison (note (i))	1,922	2,986
—An equity investee (note (i))	262	952

	2,184	3,938

Accounts payable due to a related party:
—A non-controlling shareholder of a subsidiary (note (i))	2,190	2,352

Amounts due from related parties:
—The ultimate holding company (note (i))	107	88
—An indirect subsidiary of CK Hutchison (note (i))	—	89
—Equity investees (note (i))	1,176	1,077
—Loan to an equity investee (note (ii))	5,000	—

	6,283	1,254

Amounts due to related parties:
—Immediate holding company (note (iii))	8,694	7,374
—An indirect subsidiary of CK Hutchison (note (i))	22	—

	8,716	7,374

Non-controlling shareholders:
—Loan from a non-controlling shareholder of a subsidiary (note (iv))	579	579
—Loan from a non-controlling shareholder of a subsidiary (note (v))	2,550	4,800
—Interest payable due to a non-controlling shareholder of a subsidiary	19	—

	3,148	5,379

Notes:

(i)
Other balances with related parties are unsecured, interest-free and repayable on demand. The carrying values of balances with related parties approximate their fair values due to their short-term maturities.

(ii)
Loan to an equity investee is unsecured, interest-bearing (with waiver of interest).

(iii)
Amount due to immediate holding company is unsecured, interest-bearing and repayable on demand. The carrying value of amount due to immediate holding company approximates its fair value due to its short-term maturities.

(iv)
Loan from a non-controlling shareholder of a subsidiary is unsecured, interest bearing (with waiver of interest) and is recorded in other non-current liabilities.

(v)
Loan from a non-controlling shareholder of a subsidiary is unsecured, interest-bearing and is recorded in other non-current liabilities. The loan was interest-free in 2013. US$2,250,000 was repaid during the year ended December 31, 2014.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

27. Income Taxes

	2014	2013
	(in US$'000)
Continuing operations:
Current tax
—HK	131	—
—PRC	51	21
Deferred income tax -PRC	1,161	1,029

Income tax expense	1,343	1,050

(a)
The Company, a subsidiary incorporated in British Virgin Islands and its Hong Kong subsidiaries are subject to Hong Kong profits tax which has been provided for at the rate of 16.5% on the estimated assessable profits less estimated available tax losses for the years ended December 31, 2014 and 2013.

(b)
Taxation in the PRC has been provided for at the applicable rate on the estimated assessable profits less estimated available tax losses. Under the PRC Enterprise Income Tax Law (the "EIT Law"), the standard enterprise income tax rate for domestic enterprises and foreign invested enterprises is 25%. In addition, the EIT Law provides for, among others, a preferential tax rate of 15% for companies which qualifies as High and New Technology Enterprises. Hutchison MediPharma Limited qualifies as a High and New Technology Enterprise. Pursuant to the EIT law, a 10% withholding tax is levied on dividends declared by their PRC to their foreign investors. A lower withholding tax rate of 5% is applicable if direct foreign investors with at least 25% equity interest in the PRC companies are incorporated in Hong Kong and meet the condition or requirements pursuant to the tax arrangement between the PRC and Hong Kong. Since the equity holders of the major subsidiaries and equity investees of the Company are Hong Kong incorporated companies, the Company has used 5% to provide for deferred tax liabilities on retained earnings which are anticipated to be distributed. As of December 31, 2014 and 2013, the amounts accrued in deferred tax liabilities relating to withholding tax on dividends were determined on the basis that 100% of the distributable reserves of the major subsidiaries and equity investees operating in the PRC will be distributed as dividends.

        The reconciliation of the Group's reported income tax expense to the theoretical tax amount that would arise using the tax rates of the Company against the Group's (loss)/income before income taxes and equity in earnings of equity investees is as follows:

Continuing operations:

	2014	2013
	(in US$'000)
(Loss)/income before income taxes and equity in earnings of equity investees	(19,957)	16,922

Tax calculated at the statutory tax rate of the Company	(3,293)	2,792
Effects of different tax rates available to different jurisdictions	3,551	(4,077)
Tax valuation allowance	783	802
Expenses not deductible for tax purposes	399	3,670
Utilization of previously unrecognized tax losses	(1,055)	(2,662)
Withholding tax on undistributed earnings of equity investees	1,161	1,029
Others	(203)	(504)

Income tax expense	1,343	1,050

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

27. Income Taxes (Continued)

Continuing operations: (Continued)

        Deferred income tax as at December 31 is as follows:

	December 31,
	2014	2013
	(in US$'000)
Deferred tax assets	105	130
Deferred tax liabilities	(2,947)	(2,397)

Net deferred tax liabilities	(2,842)	(2,267)

        The movements in net deferred income tax liabilities are as follows:

	2014	2013
	(in US$'000)
At January 1	(2,267)	(2,403)
Exchange differences	4	—
Acquisition of a subsidiary (Note 4)	(98)	—
Utilization of previously recognized withholding tax on undistributed earnings	797	1,165
(Charged)/credited to the consolidated statement of operations
—withholding tax on undistributed earnings of equity investees	(1,161)	(1,029)
—deferred tax on amortization of intangible assets	11	—
—utilization of previously recognized tax losses	(128)	—

At December 31	(2,842)	(2,267)

        The deferred tax assets and liabilities are offset when there is a legally enforceable right to set off and when the deferred income taxes related to the same fiscal authority.

        The significant components of deferred tax assets and liabilities are as follows:

	December 31,
	2014	2013
	(in US$'000)
Deferred income tax assets:
Tax losses	7,468	9,600
Depreciation allowances	49	—
Others	43	—

Total deferred income tax assets	7,560	9,600
Less: Valuation allowance	(7,455)	(9,470)

Net deferred income tax assets	105	130
Deferred income tax liabilities:
Undistributed earnings from equity investees	2,760	2,397
Others	187	—

Total deferred income tax liabilities	2,947	2,397

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

27. Income Taxes (Continued)

Continuing operations: (Continued)

        These tax losses can be carried forward against future taxable income and will expire in the following years:

	December 31,
	2014	2013
	(in US$'000)
No expiry date	21,063	18,269
2014	—	8,647
2015	10,098	10,341
2016	—	336
2017	4,097	5,672
2018	1,148	1,347
2019	633	—

	37,039	44,612

        The Company believes that it is not more likely than not that future operations will generate sufficient taxable income to realize the benefit of the deferred income tax assets as the subsidiaries of the Company have had sustained pre-tax losses. Accordingly, a valuation allowance has been recorded against the deferred income tax assets arising from the tax losses of the Company.

        The table below summarizes changes in the deferred tax valuation allowance:

	December 31,
	2014	2013
	(in US$'000)
Deferred income tax valuation allowance:
At January 1	9,470	10,802
Exchange differences	(135)	242
Charged to statement of operations	783	802
Utilization of previously unrecognized tax losses	(1,055)	(2,662)
Write-off of expired tax losses	(1,169)	—
Others	(439)	286

At December 31	7,455	9,470

        The Group recognizes interests and penalties, if any, under other payables, accruals and advance receipts on its consolidated balance sheets and under other expenses in its consolidated statement of operations. As of December 31, 2014 and 2013, the Group did not have any material unrecognized uncertain tax positions.

28. (Losses)/Earnings per Share

(a)    Basic (losses)/earnings per share

        Basic (losses)/earnings per share is calculated by dividing the net (loss)/income attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares in issue during the year. Periodic accretion to preferred shares of HMHL (note 20) is recorded as deductions to

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

28. (Losses)/Earnings per Share (Continued)

(a)    Basic (losses)/earnings per share (Continued)

consolidated net income to arrive at net (loss)/income available to the Company's ordinary shareholders for purpose of calculating the consolidated basic (losses)/earnings per share.

	2014	2013
Weighted average number of outstanding ordinary shares in issue	52,563,387	52,050,988

Net (loss)/income from continuing operations	(6,120)	26,903
Net income attributable to non-controlling interests	(2,203)	(1,553)
Accretion on redeemable non-controlling interests	(25,510)	—

Net (loss)/income for the year attributable to ordinary shareholders of the Company—Continuing operations (US$'000)	(33,833)	25,350

Income/(loss) from discontinued operations, net of tax	2,034	(1,978)
Net (income)/loss attributable to non-controlling interests	(1,017)	570

Net income/(loss) for the year attributable to ordinary shareholders of the Company—Discontinued operations (US$'000)	1,017	(1,408)

	(32,816)	23,942

(Losses)/Earnings per share attributable to ordinary shareholders of the Company
—Continuing operations (US$ per share)	(0.64)	0.49
—Discontinued operations (US$ per share)	0.02	(0.03)

	(0.62)	0.46

(b)    Diluted (losses)/earnings per share

        Diluted (losses)/earnings per share is calculated by dividing net (loss)/income attributable to ordinary shareholders, by the weighted average number of ordinary and dilutive ordinary share equivalent outstanding during the period. Dilutive ordinary share equivalents include shares issuable upon the exercise or settlement of share-based awards issued by the Company and its subsidiaries using the treasury stock method and the ordinary shares issuable upon the conversion of the preferred shares issued by HMHL using the if-converted method. The computation of diluted (losses)/earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect.

        In determining the impact from share-based awards and convertible preferred shares issued by HMHL, the Company first calculates the diluted earnings per share at the HMHL and includes in the numerator of consolidated (losses)/earnings per share the amount based on the diluted (losses)/earnings per share of HMHL multiplied by the number of shares owned by the Company. If dilutive, the percentage of the Company's shareholding in HMHL was calculated by treating convertible preferred shares issued by HMHL as having been converted at the beginning of the period and share options as having been exercised during the period.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

28. (Losses)/Earnings per Share (Continued)

(b)    Diluted (losses)/earnings per share (Continued)

        For purpose of calculating (losses)/earnings per share for discontinued operations, the same number of potential ordinary shares used in computing the diluted per share amount for income from continuing operations was used in computing diluted per share amount for income from discontinued operations.

	2014	2013
Weighted average number of outstanding ordinary shares in issue	52,563,387	52,050,988
Adjustment for share options	—	827,438

	52,563,387	52,878,426

Net (loss)/income for the year attributable to ordinary shareholders of the Company—Continuing operations (US$'000) (Basic)	(33,833)	25,350
Net income attributable to preferred shares and share options of HMHL	—	(1,971)

Net (loss)/income for the year attributable to ordinary shareholders of the Company—Continuing operations (US$'000) (Diluted)	(33,833)	23,379

Income/(loss) from discontinued operations, net of tax	2,034	(1,978)
Net (income)/loss attributable to non-controlling interests	(1,017)	570

Net income/(loss) for the year attributable to ordinary shareholders of the Company—Discontinued operations (US$'000)	1,017	(1,408)

	(32,816)	21,971

(Losses)/Earnings per share attributable to ordinary shareholders of the Company
—Continuing operations (US$ per share)	(0.64)	0.44
—Discontinued operations (US$ per share)	0.02	(0.03)

	(0.62)	0.41

        For the year ended December 31, 2014, the preferred shares issued by HMHL and share options issued by the Company and HMHL were not included in the calculation of diluted loss per share because of their anti-dilutive effect.

        Diluted loss per share from continuing operations for the year ended December 31, 2014 was the same as the basic loss per share from continuing operations.

        In July 2015, the Company signed a subscription agreement with Mitsui to exchange 5,247,493 convertible preference shares held by Mitsui in HMHL for 3,214,404 new ordinary shares of the Company, which changed the number of ordinary shares outstanding of the Company after the period ended June 30, 2015. Please refer to subsequent event in Note 33.

29. Segment reporting

        The operating segments are strategic business units that offer different products and services. They are managed separately because each business requires different technological advancement and marketing approach. Details of the operating segments are disclosed in Note 1. The performance of the reportable segments are assessed based on two measurements: (a) earnings or losses of subsidiaries before interest income, finance costs and tax expenses ("EBIT/(LBIT)") and (b) equity in earnings of equity investees, net of tax. The group had discontinued part of its Consumer Health business under the Commercial Platform in the PRC and France for the year ended December 31, 2013. Details of the discontinued operations are included in Note 5.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

29. Segment reporting (Continued)

        The segment information for the reportable segments is as follows:

Continuing operations

	As at and for the year ended December 31, 2014
	Innovation Platform	Commercial Platform
	Drug R&D	Prescription Drugs	Consumer Health		Reportable segment
	PRC	PRC	PRC	Hong Kong	Total	Unallocated	Total
	(in US$'000)
Revenue from external customers	20,344	50,202	3,847	12,936	87,329	—	87,329

EBIT/(LBIT)	(13,817)	48	771	999	(11,999)	(7,001)	(19,000)
Interest income	33	68	12	3	116	443	559
Equity in earnings of equity investees, net of tax	(8,409)	13,201	10,388	—	15,180	—	15,180

Operating profit/(loss)	(22,193)	13,317	11,171	1,002	3,297	(6,558)	(3,261)
Finance costs	—	10	77	19	106	1,410	1,516
Additions to non-current assets (other than financial instrument and deferred tax assets)	3,671	915	24	2	4,612	6	4,618
Depreciation/amortization	1,145	65	6	7	1,223	42	1,265
Income tax expense	—	51	—	131	182	1,161	1,343
Total assets	43,061	68,650	70,731	7,050	189,492	21,342	210,834
Property, plant and equipment	7,305	62	36	8	7,411	71	7,482
Leasehold land	1,436	—	—	—	1,436	—	1,436
Goodwill	—	3,023	407	—	3,430	—	3,430
Intangible asset	—	666	—	—	666	—	666
Investments in equity investees	13,067	39,158	55,753	—	107,978	—	107,978

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

29. Segment reporting (Continued)

Continuing operations (Continued)

	As at and for the year ended December 31, 2013
	Innovation Platform	Commercial Platform
	Drug R&D	Prescription Drugs	Consumer Health		Reportable segment
	PRC	PRC	PRC	Hong Kong	Total	Unallocated	Total
	(in US$'000)
Revenue from external customers	20,077	—	4,908	11,562	36,547	—	36,547

EBIT/(LBIT)	24,261	—	726	(486)	24,501	(6,545)	17,956
Interest income	31	—	21	2	54	397	451
Equity in earnings of equity investees, net of tax	(8,764)	11,212	8,583	—	11,031	—	11,031

Operating profit/(loss)	15,528	11,212	9,330	(484)	35,586	(6,148)	29,438
Finance costs	—	—	186	—	186	1,299	1,485
Additions to non-current assets (other than financial instrument and deferred tax assets)	2,461	—	5	2	2,468	32	2,500
Depreciation/amortization	889	—	19	15	923	40	963
Income tax expense	21	—	—	—	21	1,029	1,050
Total assets	50,117	28,774	70,156	8,312	157,359	27,113	184,472
Property, plant and equipment	4,890	—	18	13	4,921	107	5,028
Leasehold land	1,508	—	—	—	1,508	—	1,508
Goodwill	—	—	407	—	407	—	407
Intangible asset	—	—	—	—	—	—	—
Investments in equity investees	21,483	36,520	53,293	—	111,296	—	111,296

        Revenue from external customers is after elimination of inter-segment sales. The amount eliminated attributable to (a) sales between Prescription Drugs business and Consumer Health within the PRC of US$271,000 and nil; (b) sales within Consumer Health business from Hong Kong to the PRC of US$105,000 and US$628,000 for the years ended December 31, 2014 and 2013.

        Sales between segments are carried out at mutually agreed terms.

        There was one customer under Innovative Platform who accounted for 13% of the Group's revenue for the year ended December 31, 2014. There were two customers under Innovative Platform who accounted for 23% and 21% of the Group's revenue for the year ended December 31, 2013.

        Unallocated expenses mainly represent corporate expenses which include corporate employee benefit expenses and the relevant share-based compensation expenses. Unallocated assets mainly comprise cash at banks.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

29. Segment reporting (Continued)

Continuing operations (Continued)

        A reconciliation of (LBIT)/EBIT for reportable segments to net (loss)/income from continuing operations is provided as follows:

	2014	2013
	(in US$'000)
(LBIT)/EBIT	(11,999)	24,501
Unallocated expenses	(7,001)	(6,545)
Interest income	559	451
Equity in earnings of equity investees, net of tax	15,180	11,031
Finance costs	(1,516)	(1,485)
Income taxes	(1,343)	(1,050)

Net (loss)/income from continuing operations	(6,120)	26,903

30. Litigation

        From time to time, the Group may become involved in litigation relating to claims arising from the ordinary course of business. The Group believes that there are currently no claims or actions pending against the Group, the ultimate disposition of which could have a material adverse effect on the Group's results of operations, financial condition or cash flows. However, litigation is subject to inherent uncertainties and the Group's view of these matters may change in the future. When an unfavourable outcome occurs, there exists the possibility of a material adverse impact on the Group's financial position and results of operations for the periods in which the unfavourable outcome occurs, and potentially in future periods.

31. Restricted net assets

        Relevant PRC laws and regulations permit payments of dividends by the Company's subsidiaries in China only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Company's subsidiaries in China are required to make certain appropriation of net after-tax profits or increase in net assets to the statutory surplus fund prior to payment of any dividends. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each subsidiary. As a result of these and other restrictions under PRC laws and regulations, the Company's subsidiaries in China are restricted in their ability to transfer their net assets to the Group in terms of cash dividends, loans or advances, which restricted portion amounted to US$79,441,000 and US$63,033,000 as at December 31, 2014 and 2013 respectively. Even though the Group currently does not require any such dividends, loans or advances from the PRC subsidiaries, for working capital and other funding purposes, the Group may in the future require additional cash resources from the Company's subsidiaries in China due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends to make distributions to shareholders.

        Further, the Group has certain investments in equity investees, of which the Group's equity in undistributed earnings amounted to US$51,244,000 and US$37,429,000 as at December 31, 2014 and 2013 respectively.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

32. Additional information: condensed financial statements of the Company

        Regulation S-X require condensed financial information as to financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year.

        The Company's investments in its subsidiaries are accounted for under the equity method of accounting. Such investment is presented on separate condensed balance sheets of the Company as "Investments in subsidiaries" and the Company's shares of the profit or loss of subsidiaries are presented as "Equity in earnings of subsidiaries" in the statements of operations. Ordinarily under the equity method, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of this condensed financial information of parent company, the Company has continued to reflect its share, based on its proportionate interest, of the losses of a subsidiary regardless of the carrying value of the investment even though the Company is not legally obligated to provide continuing support or fund losses.

        The Company's subsidiaries did not pay any dividends to the Company for the periods presented except for Hutchison Chinese Medicine Holdings Limited and Hutchison Chinese Medicine (Shanghai) Investment Limited which declared dividends of US$2,564,000 and US$15,385,000 respectively during the year ended December 31, 2014. Hutchison Chinese Medicine Holdings Limited declared dividends of US$1,282,000 during the year ended December 31, 2013. These dividends were settled by off-setting against amounts due to the same subsidiaries.

        Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures represent supplemental information relating to the operations of the Company, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Group.

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

32. Additional information: condensed financial statements of the Company (Continued)

Condensed Balance Sheets
(in US$'000)

	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	1	1
Prepayments	1	—
Amounts due from related parties	76	76
Amounts due from subsidiaries	—	4,668

Total current assets	78	4,745
Non-current asset:
Investments in subsidiaries	90,004	79,938

Total assets	90,082	84,683

Liabilities and shareholders' equity
Current liabilities
Other payables and accruals	599	917
Amounts due to subsidiaries	9,055	—
Amounts due to immediate holding company	241	152

Total liabilities	9,895	1,069

Redeemable non-controlling interests	41,036	12,467
Company's shareholders' equity
Ordinary share; $1.00 par value; 75,000,000 shares authorized; 53,076,676 and 52,051,448 shares issued at December 31, 2014 and 2013	53,076	52,051
Other shareholders' equity	(13,925)	19,096

Total Company's shareholders' equity	39,151	71,147

Total liabilities and shareholders' equity	90,082	84,683

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

32. Additional information: condensed financial statements of the Company (Continued)

Condensed Statements of Operations
(in US$'000, except share and per share data)

	Years Ended December 31,
	2014	2013
Operating expenses
Administrative	(1,146)	(1,770)

Other (expense)/income
Interest expense	(3)	(1)
Other (expense)/income	(98)	12

Total other (expenses)/income	(101)	11

Equity in earnings of subsidiaries, net of tax	(6,059)	25,701

Net (loss)/income	(7,306)	23,942

Condensed Statements of Cash Flows
(in US$'000)

	Years Ended December 31,
	2014	2013
Operating activities
Net (loss)/income	(7,306)	23,942
Adjustments to reconcile net (loss)/income to net cash used in operating activities
Equity in earnings of subsidiaries, net of tax	6,059	(25,701)
Loss on dilution of interest in a subsidiary	98	—
Changes in operating assets and liabilities
Prepayments	(1)	1
Amounts due from related parties	—	130
Amounts due from/(to) subsidiaries	1,379	987
Other payables and accruals	(318)	512
Amounts due to immediate holding company	89	129

Net cash from operating activities and net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	1	1

Cash and cash equivalents at end of year	1	1

33. Subsequent events

        The Group evaluated subsequent events through August 21, 2015, which is the date when the consolidated financial statements were issued.

(a)
On July 23, 2015, the Group entered into a subscription agreement (the "Agreement") with Mitsui, the redeemable non-controlling interest, under which the Group has issued 3,214,404 new ordinary shares in the Company ("Subscription Shares") valued at approximately US$84.0 million in exchange for these convertible preferred shares with carrying value of US$84.0 million (including accretion

Hutchison China MediTech Limited
Notes to Consolidated Financial Statements (Continued)

33. Subsequent events (Continued)

  adjustment up to July 23, 2015). The transaction was completed on July 23, 2015 and as a result of this transaction, Mitsui will hold approximately 5.69% of the enlarged share capital of the Company. The outstanding balance of redeemable non-controlling interests was extinguished with the corresponding increase in the Company's shares amount.

(b)
On August 13, 2015, the Group received a notice from Janssen to terminate the license and collaboration agreement between HMPL and Janssen dated June 2, 2010 for the discovery and development of novel small molecule therapeutics against a target in the area of inflammation/immunology. All licenses and other rights granted by the Group to Janssen shall terminate upon the termination date, which is 90 days after the notice of termination. As at the date of this report, the Group does not have any outstanding liabilities or obligations due to/from Janssen in relation to the termination of the agreement.

Hutchison China MediTech Limited
Condensed Consolidated Balance Sheets
(in US$'000)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	31,756	38,946
Short-term investments	—	12,179
Accounts receivable—third parties	32,723	22,724
Accounts receivable—related parties	2,232	2,184
Other receivables, prepayments and deposits	2,170	3,016
Amounts due from related parties	9,487	6,283
Inventories	10,084	4,405
Deferred tax assets	92	105

Total current assets	88,544	89,842
Property, plant and equipment, net	8,019	7,482
Leasehold land	1,363	1,436
Goodwill	3,430	3,430
Other intangible asset	593	666
Long-term prepayment	2,209	—
Investments in equity investees	116,745	107,978

Total assets	220,903	210,834

Liabilities and shareholders' equity
Current liabilities
Accounts payable—third parties	19,100	18,237
Accounts payable—related parties	5,686	2,190
Other payables, accruals and advance receipts	19,781	17,159
Deferred revenue	2,850	2,394
Amounts due to related parties	12,203	8,716
Short-term bank borrowings	19,872	26,282
Deferred tax liabilities	310	321

Total current liabilities	79,802	75,299
Deferred tax liabilities	3,377	2,626
Long-term bank borrowings	26,923	26,923
Deferred revenue	2,908	4,182
Deferred income	2,209	—
Other non-current liabilities	3,961	3,853

Total liabilities	119,180	112,883
Commitments and contingencies (Note 19)
Redeemable non-controlling interest	—	41,036
Company's shareholders' equity
Ordinary share; $1.00 par value; 75,000,000 shares authorized; 56,514,368 and 53,076,676 shares issued at September 30, 2015 and December 31, 2014	56,514	53,076
Additional paid-in capital	115,264	76,256
Accumulated losses	(95,399)	(100,051)
Accumulated other comprehensive income	5,786	9,870

Total Company's shareholders' equity	82,165	39,151
Non-controlling interests	19,558	17,764

Total shareholders' equity	101,723	56,915

Total liabilities and shareholders' equity	220,903	210,834

The accompanying notes are an integral part of these condensed consolidated financial statements.

Hutchison China MediTech Limited
Condensed Consolidated Statements of Operations
(Unaudited, in US$'000, except share and per share data)

	Nine Months Ended September 30,
	2015	2014
Revenues
Sales of goods—third parties	82,747	36,722
Sales of goods—related parties	6,261	5,362
Revenue from license and collaboration agreements—third parties	27,197	10,048
Revenue from research and development services—third parties	1,865	2,652
Revenue from research and development services—related parties	3,851	3,470

Total revenues	121,921	58,254

Operating expenses
Costs of sales of goods—third parties	(74,742)	(33,363)
Costs of sales of goods—related parties	(4,595)	(3,492)
Research and development expenses	(32,090)	(20,746)
Selling expenses	(6,709)	(3,011)
Administrative expenses	(13,649)	(9,745)

Total operating expense	(131,785)	(70,357)

Loss from operations	(9,864)	(12,103)
Other income/(expense)
Interest income	391	348
Other income	265	8
Interest expense	(1,057)	(1,130)
Other expense	(197)	(722)

Total other expense	(598)	(1,496)

Loss before income taxes and equity in earnings of equity investees	(10,462)	(13,599)
Income tax expense	(1,380)	(1,071)
Equity in earnings of equity investees, net of tax	18,632	11,061

Net income/(loss) from continuing operations	6,790	(3,609)
Income from discontinued operations, net of tax	—	1,750

Net income/(loss)	6,790	(1,859)
Less: Net income attributable to non-controlling interests	(2,156)	(2,582)

Net income/(loss) attributable to the Company	4,634	(4,441)

Accretion on redeemable non-controlling interest	(43,001)	(15,126)

Net loss attributable to ordinary shareholders of the Company	(38,367)	(19,567)

Earnings/(losses) per share attributable to ordinary shareholders of the Company—basic and diluted (US$ per share)
Continuing operations	(0.71)	(0.39)
Discontinued operations	—	0.02
Number of shares used in per share calculation—basic and diluted	54,039,545	52,417,249

The accompanying notes are an integral part of these condensed consolidated financial statements.

Hutchison China MediTech Limited
Condensed Consolidated Statements of Comprehensive Income
(Unaudited, in US$'000)

	Nine Months Ended September 30,
	2015	2014
Net income/(loss)	6,790	(1,859)
Other comprehensive loss:
Foreign currency translation loss	(4,461)	(1,580)

Total comprehensive income/(loss)	2,329	(3,439)
Less: Comprehensive income attributable to non-controlling interests	(1,779)	(2,393)

Total comprehensive income/(loss) attributable to ordinary shareholders of the Company	550	(5,832)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Hutchison China MediTech Limited
Condensed Consolidated Statements of Changes in Shareholders' Equity
(Unaudited, in US$'000, except share and per share data)

	Ordinary Number	Shares Amount	Additional Paid-in Capital	Accumulated Losses	Accumulated Other Comprehensive Income	Total Company's Shareholders' Equity	Non- controlling Interests	Total Equity
As of January 1, 2014	52,051	52,051	99,361	(92,575)	12,310	71,147	6,960	78,107
Net (loss)/income	—	—	—	(4,441)	—	(4, 441)	2,582	(1,859)
Non-controlling interests arising from acquisition of a subsidiary	—	—	—	—	—	—	9,003	9,003
Issuance of ordinary shares in relation to exercise of options	845	845	711	—	—	1,556	—	1,556
Share-based compensation	—	—	514	—	—	514	—	514
Transfer between reserve	—	—	8	(8)	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	(1,391)	(1, 391)	(189)	(1,580)
Dividend paid to a non-controlling shareholder of a subsidiary	—	—	—	—	—	—	(577)	(577)
Accretion to redemption value of redeemable non-controlling interest	—	—	(15,126)	—	—	(15,126)	—	(15,126)

As of September 30, 2014	52,896	52,896	85,468	(97,024)	10,919	52,259	17,779	70,038

As of January 1, 2015	53,076	53,076	76,256	(100,051)	9,870	39,151	17,764	56,915
Net income	—	—	—	4,634	—	4,634	2,156	6,790
Issuance of ordinary shares in relation to exercise of options	224	224	1,024	—	—	1,248	—	1,248
Issuance of ordinary shares in exchange for redeemable non-controlling interest	3,214	3,214	80,823	—	—	84,037	—	84,037
Share-based compensation	—	—	138	—	—	138	—	138
Transfer between reserve	—	—	24	(24)	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	(4,084)	(4,084)	(377)	(4,461)
Dilution of interests in a subsidiary in relation to exercise of options of a subsidiary	—	—	—	42	—	42	15	57
Accretion to redemption value of redeemable non-controlling interest	—	—	(43,001)	—	—	(43,001)	—	(43,001)

As of September 30, 2015	56,514	56,514	115,264	(95,399)	5,786	82,165	19,558	101,723

The accompanying notes are an integral part of these condensed consolidated financial statements.

Hutchison China MediTech Limited
Condensed Consolidated Statements of Cash Flows
(Unaudited, in US$'000)

	Nine Months Ended September 30,
	2015	2014
Operating activities
Net income/(loss)	6,790	(1,859)
Adjustments to reconcile net income/(loss) to net cash used in operating activities
Depreciation and amortization	1,531	875
Loss on retirement of property, plant and equipment	1	15
Inventories written off	9	202
Provision for excess and obsolete inventories	—	10
Decrease in provision for excess and obsolete inventories due to sales of inventories	(9)	(88)
Allowance for doubtful accounts	78	193
Share-based compensation expense	393	769
Equity in earnings of equity investees	(18,632)	(11,061)
Dividend received from equity investees	6,410	15,949
Foreign currency (loss)/gain	(52)	290
Income taxes	905	506
Changes in operating assets and liabilities
Accounts receivable—third parties	(10,077)	6,439
Accounts receivable—related parties	(48)	2,446
Other receivables, prepayments and deposits	846	927
Amounts due from related parties	(3,204)	(5,095)
Inventories	(5,679)	(3)
Accounts payables—third parties	863	(1,229)
Accounts payables—related parties	3,496	(272)
Other payables, accruals and advance receipts	2,328	(1,541)
Deferred revenue	(818)	(549)
Deferred income	2,209	—
Amounts due to related parties	3,487	907
Long-term prepayment	(2,209)	—

Net cash (used in)/generated from operating activities	(11,382)	7,831

Investing activities
Acquisition of a subsidiary, net of cash acquired	—	689
Purchases of property, plant and equipment	(2,245)	(2,661)
Withdrawal of deposit in short-term investments	12,179	—

Net cash generated from/(used in) investing activities	9,934	(1,972)

Financing activities
Proceeds from issuance of ordinary shares	1,248	1,556
Proceeds from exercise of share options of a subsidiary	57	—
Dividend paid to a non-controlling shareholder of subsidiary	—	(577)
Capital contribution from redeemable non-controlling interests	—	3,059
Repayment of loan to a non-controlling shareholder of a subsidiary	—	(2,250)
Proceeds from bank borrowings	—	8,205
Repayment of bank borrowings	(6,410)	(7,559)

Net cash (used in)/generated from financing activities	(5,105)	2,434

Net (decrease)/increase in cash and cash equivalents	(6,553)	8,293
Effect of exchange rate changes on cash and cash equivalents	(637)	(263)

Cash and cash equivalents
Cash and cash equivalents at beginning of period	38,946	46,863

Cash and cash equivalents at end of period	31,756	54,893

Supplemental disclosure for cash flow information
Cash paid for interest	905	994
Cash paid for tax, net of refunds	475	911
Supplemental disclosure for non-cash activities
Issuance of ordinary shares in exchange for redeemable non-controlling interests	84,037	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements

1. Organization and Nature of Business

        Hutchison China MediTech Limited (the "Company") and its subsidiaries (together the "Group") are principally engaged in researching, developing, manufacturing and selling pharmaceuticals and health-related consumer products. The Group and its equity investees have manufacturing plants in Shanghai and Guangzhou in the People's Republic of China (the "PRC") and sell mainly in the PRC and Hong Kong.

        The Company considers Hutchison Healthcare Holdings Limited as its immediate holding company and CK Hutchison Holdings Limited ("CK Hutchison") as its ultimate holding company. Hutchison Whampoa Limited was the Company's ultimate holding company till June 3, 2015 when it became a subsidiary of CK Hutchison upon certain reorganization within the group.

        The Group determines the operating segments from both business and geographic perspectives as follows:

(i)
Innovation Platform (Drug research and development ("Drug R&D")): focuses on discovering and developing innovative therapeutics in oncology and autoimmune diseases, and the provision of research and development services; and

(ii)
Commercial Platform: comprising of the manufacture, marketing and distribution of prescription and over-the-counter pharmaceuticals in the PRC as well as certain health-related consumer products through Hong Kong. The Commercial Platform is further segregated into two core business areas:

(a)
Prescription Drugs: comprises the development, manufacture, distribution, marketing and sale of prescription pharmaceuticals; and

(b)
Consumer Health: comprises the development, manufacture, distribution, marketing and sale of over-the-counter pharmaceuticals and health-related consumer products.

        Innovation Platform and Prescription Drugs business under the Commercial Platform are primarily located in the PRC. The locations for Consumer Health business under the Commercial Platform are further segregated into the PRC and Hong Kong.

        The Group discontinued an operation in the PRC of the Consumer Health business under the Commercial Platform.

        The Company was incorporated in the Cayman Islands on December 18, 2000 as an exempted company with limited liability under the Companies Law (2000 Revision), Chapter 22 of the Cayman Islands. The address of its registered office is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        The Company's ordinary shares are listed on the AIM regulated by the London Stock Exchange.

Liquidity

        The Group incurred losses from operations of US$9.9 million and US$12.1 million for the nine months ended September 30, 2015 and 2014. As of September 30, 2015 the Group had accumulated losses of US$95.4 million. As of September 30, 2015, the Group had cash and cash equivalents of US$31.8 million and unutilized bank borrowing facilities of US$10.1 million. The Group regularly monitors current and expected liquidity requirements to ensure that it maintains sufficient cash balances and adequate credit facilities to meet its liquidity requirements in the short and long term.

        Based on the Group's operating plan, existing cash and cash equivalents are considered to be sufficient to meet the cash requirements to fund planned operations and other commitments for at least the next twelve months. The Group's operating plan includes the continued receipt of dividends from certain of its equity investees and there can be no assurances that these entities will continue to declare and pay dividends to its shareholders.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

2. Particulars of Principal Subsidiaries and Equity Investees

		Equity interest attributable to the Group
Name	Place of establishment and operations	September 30, 2015	December 31, 2014	Principal activities
Subsidiaries
Hutchison MediPharma Limited	The PRC	99.75%	99.81%	Research and development of pharmaceutical products
Hutchison Whampoa Sinopharm Pharmaceuticals (Shanghai) Company Limited ("Hutchison Sinopharm")	The PRC	51%	51%	Provision of sales, distribution and marketing services to pharmaceutical manufacturers
Hutchison Hain Organic (Hong Kong) Limited ("HHOL") (note (i))	Hong Kong	50%	50%	Wholesale and trading of healthcare and consumer products
Hutchison Hain Organic (Guangzhou) Limited ('HHOGZL") (note (i))	The PRC	50%	50%	Wholesale and trading of healthcare and consumer products
Hutchison Healthcare Limited ("HHL")	The PRC	100%	100%	Manufacture and distribution of healthcare products
Hutchison Consumer Products Limited	Hong Kong	100%	100%	Wholesale and trading of healthcare and consumer products
Equity investees
Nutrition Science Partners Limited ("NSPL") (note (ii))	Hong Kong	49.88%	49.91%	Research and development of pharmaceutical products
Shanghai Hutchison Pharmaceuticals Limited ("SHPL")	The PRC	50%	50%	Manufacture and distribution of prescription drugs products
Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited ("HBYS") (note (iii))	The PRC	40%	40%	Manufacture and distribution of over-the-counter drug products

Notes:

(i)
HHOL and HHOGZL are regarded as subsidiaries of the Company as while both shareholders have equal representation at the Board, in the event of a deadlock, the Group has a casting vote and is therefore, able to unilaterally control the financial and operating policies of HHOL and HHOGZL.

(ii)
The 50% equity interest in NSPL is held by a 99.75% and 99.81% owned subsidiary of the Group as of September 30, 2015 and December 31, 2014. The effective equity interest of the Group in NSPL is therefore 49.88% and 49.91% as at September 30, 2015 and December 31, 2014.

(iii)
The 50% equity interest in HBYS is held by a 80% owned subsidiary of the Group. The effective equity interest of the Group in HBYS is therefore 40% as at September 30, 2015 and December 31, 2014.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies

Principles of Consolidation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for the interim period financial information and with the instructions to Rule 10-01 of Regulation S-X.

        Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim period condensed consolidated financial statements have been prepared on the same basis as the annual audited consolidated financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for the fair statement of results for the periods presented, have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year or any other interim period.

        The unaudited condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the interim period unaudited condensed consolidated financial statements have read or have access to the audited consolidated financial statements for the preceding fiscal year. The condensed consolidated balance sheet at December 31, 2014 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by U.S. GAAP. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2014.

Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used when accounting for amounts recorded in connection with acquisitions, including initial fair value determinations of assets and liabilities and other intangible assets as well as subsequent fair value measurements. Additionally, estimates are used in determining items such as useful lives of property, plant and equipment, write-down of inventories, allowance for doubtful accounts, share-based compensation, impairments of long-lived assets, impairment of other intangible asset and goodwill, taxes on income, tax valuation allowances and revenues from research and development projects. Actual results could differ from those estimates.

Foreign Currency Translation

        The Group's functional currency is Renminbi ("RMB") but the presentation currency is U.S. dollar ("US$"). The financial statements of the Company's subsidiaries with a functional currency other than the U.S. dollar have been translated into the Company's reporting currency, the U.S. dollar. All assets and liabilities of the subsidiaries are translated using year-end exchange rates and revenues and expenses are translated at average exchange rates for the year. Translation adjustments are reflected in the accumulated other comprehensive income/(loss) component of shareholders' equity.

        Net foreign currency exchange losses of US$196,000 and US$468,000 were recorded in other expense for the nine months ended September 30, 2015 and 2014 respectively.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        The Group considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of cash on hand and demand deposits and are stated at cost, which approximates fair value.

Short-term Investments

        Short-term investments include deposits placed with banks with original maturities of more than three months but less than one year. Interest generated from short-term investments are recorded over the period earned. It is recorded as 'interest income' on the statement of operations and measured based on the actual amount of interest the Group earns.

Concentration of Credit Risk

        Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, accounts receivable, other receivables and amounts due from related parties.

        The Group places substantially all of its deposits of cash and cash equivalents and short-term investments in major financial institutions, which management believes are of high credit quality. The Group has a policy to limit the amount of credit exposure to any particular financial institution.

        The Group has no significant concentration of credit risk. The Group has policies in place to ensure that sales of goods are made to customers with an appropriate credit history and the Group performs periodic credit evaluations of its customers. Normally the Group does not require collaterals from trade debtors.

Foreign Currency Risk

        The Group's operating transactions and its assets and liabilities are mainly denominated in RMB, which is not freely convertible into foreign currencies. The Group's cash and cash equivalents that are subject to such government controls as of September 30, 2015 and December 31, 2014 are as disclosed in Note 7. The value of the RMB is subject to changes by the central government policies and international economic and political developments that affect the supply and demand of RMB in the foreign exchange market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People's Bank of China (the "PBOC"). Remittances in currencies other than RMB by the Group in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

        Financial instruments that are measured at fair value is determined according to a fair value hierarchy that prioritizes the inputs and assumptions used, and the valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described as follows:

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2

Inputs are quoted prices for similar assets or liabilities in active markets; or quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3

Inputs are unobservable inputs based on the Group's assumptions and valuation techniques used to measure assets or liabilities at fair value. The inputs require significant management judgment or estimation.

        The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

        The fair value of assets and liabilities is established using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and a fair value hierarchy is established based on the inputs used to measure fair value.

Goodwill

        Goodwill represents the excess of the purchase price plus fair value of non-controlling interests over the fair value of identifiable assets and liabilities acquired. Goodwill is not amortized, but is tested for impairment at the reporting unit level on at least an annual basis or when an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. When performing an evaluation of goodwill impairment, the Group has the option to first assess qualitative factors, such as significant events and changes to expectations and activities that may have occurred since the last impairment evaluation, to determine if it is more likely than not that goodwill might be impaired. If, as a result of the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the two-step quantitative fair value test is performed. No impairments of goodwill were identified during any of the years presented.

Property, Plant and Equipment

        Property, plant and equipment consist of buildings, leasehold improvements, plant and equipment, furniture, fixtures, other equipment and motor vehicles. Property, plant and equipment are stated at cost,

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Property, Plant and Equipment (Continued)

net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets.

Buildings	20 years
Plant and equipment	10 years
Furniture and fixtures, other equipment and motor vehicles	4-5 years
Leasehold improvements	Shorter of (a) 5 years or (b) remaining term of lease

        Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations in the year of disposition. Additions and improvements that increase the value or extend the life of an asset are capitalized. Repairs and maintenance costs are expensed as incurred.

Impairment of Long-Lived Assets

        The Group evaluates the recoverability of long-lived assets in accordance with authoritative guidance on accounting for the impairment or disposal of long-lived assets. The Group evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Such impairment is recognized in the event the net book value of such assets exceeds their fair value. If the carrying value of the net assets assigned exceeds the fair value of the assets, then the second step of the impairment test is performed in order to determine the implied fair value. No impairment of long-lived assets occurred in the years presented.

Leasehold Land

        Leasehold land represents fees paid to acquire the right to use the land on which various plants and buildings are situated for a specified period of time from the date the respective right was granted and are stated at cost less accumulated amortization and impairment loss, if any. Amortization is computed using straight-line basis over the lease period of 50 years.

Other Intangible Asset

        Other intangible asset with finite useful life represents the Goods Supply Practice ("GSP") license. It is carried at cost less accumulated amortization and impairment loss, if any. Amortization is computed using straight-line basis over its estimated useful life of 10 years.

Inventories

        Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted average cost method. The cost of finished goods comprises raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity). Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. A provision for excess and obsolete inventory will be made based primarily on forecast of product demand and production requirements. The excess balance determined by this analysis becomes the basis for excess

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Inventories (Continued)

inventory charge and the written-down value of the inventory becomes its cost. Written-down inventory is not written up if market conditions improve.

Accounts Receivable

        Accounts receivable are stated at the amount management expect to collect from customers based on their outstanding invoices. Management reviews accounts receivable regularly to determine if any receivable will potentially be uncollectible. Estimates are used to determine the amount of allowance for doubtful accounts necessary to reduce accounts receivable to its estimated net realizable value. The amount of the allowance for doubtful accounts is recognized in the statement of operations.

Research and Development Expenses

        Research and development expenses consist primarily of salaries and benefits, share-based compensation, occupancy, materials and supplies, contracted research, consulting arrangements and other expenses incurred to sustain the Group's research and development programs. Research and development costs are expensed as incurred.

Operating Leases

        Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the statement of operations on a straight-line basis over the period of the leases.

        Total operating lease rentals of land and building for the nine months ended September 30, 2015 and 2014 amounted to US$1,001,000 and US$798,000 respectively. US$51,000 and nil were recorded in research and development expense for the nine months ended September 30, 2015 and 2014 respectively and US$950,000 and US$798,000 were recorded in administrative expenses for the nine months period ended September 30, 2015 and 2014 respectively. Government incentives received in respect of research and development are recorded as a reduction to operating lease rentals.

Income Taxes

        Taxes on income in the interim periods are accrued using the tax rate that would be applicable to expected total annual profit or loss (estimated annual effective tax rate).

Borrowings

        Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the statement of operations over the period of the borrowings using the effective interest method.

Defined Contribution Plans

        The Company's subsidiaries in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. The relevant labour regulations require the Company's subsidiaries in the PRC to

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Defined Contribution Plans (Continued)

pay the local labour and social welfare authorities monthly contributions at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labour and social welfare authorities are responsible for meeting all retirement benefits obligations and the Company's subsidiaries in the PRC have no further commitments beyond their monthly contributions. The contributions to the plan are expensed as incurred.

        The Group also makes payments to other defined contribution plans for the benefit of employees employed by subsidiaries outside the PRC. The defined contribution plans are generally funded by the relevant companies and by payments from employees of the contribution plans.

        The Group's contributions to defined contribution plans for the nine months ended September 30, 2015 and 2014 amounted to US$1,267,000 and US$990,000 respectively.

Share-Based Compensation

        The Group recognizes share-based compensation expense on share options granted to employees and directors based on their estimated grant date fair value using the Binomial model. This Binomial pricing model uses various inputs to measure fair value, including estimated market value of the underlying ordinary share at the grant date, contractual terms, estimated volatility, risk-free interest rate and expected dividend yields. The Group recognizes share-based compensation expense, net of estimated forfeitures, in the consolidated statements of operations on a graded vesting over the requisite service period. The Group applies an estimated forfeiture rate derived from historical and expected future employee termination behaviour. If the actual number of forfeitures differs from those estimated by management, adjustments to compensation expense may be required in future periods.

        For share options granted to non-employees, the fair value of the share options is estimated using the Binomial model. This model utilizes the estimated market value of the Company's underlying ordinary share at the measurement date, the contractual terms of the option, estimated volatility, risk-free interest rates and expected dividend yields of the Company's ordinary share. The Company recognizes share-based compensation expense, net of estimated forfeitures, in the consolidated statements of operations on graded vesting over the requisite service period. Measurement of share-based compensation is subject to periodic adjustment for changes in the fair value of the award.

        Share-based compensation expense, when recognized, is charged to the consolidated statements of operations with the corresponding entry to additional paid-in capital or non-controlling interests.

Convertible Preferred Shares

        When the Company or its subsidiaries issues preferred shares, the Group assesses whether such instruments should be liability, mezzanine equity, or permanent equity classified based on multiple indicators such as redemption features, conversion features, voting rights and other embedded features. Freestanding equity instruments with mandatory redemption requirements, embodies an obligation to repurchase the issuer's equity shares by transferring assets, or certain obligations to issue a variable number of shares, are treated as liability-classified instruments. Equity instruments that are redeemable at the option of the holder or not solely within our control are classified as mezzanine equity of the issuer entity (and redeemable non-controlling interests of the consolidated financial statements of the Group if preferred shares are issued by its subsidiaries). Subsequent measurements of financing instruments are driven by the instruments' balance sheet classification.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Convertible Preferred Shares (Continued)

        The Group also reviews the terms of each convertible instrument and determines whether the host instrument is more akin to debt or equity based on the economic characteristics and risks in order to evaluate if there were any embedded features would require bifurcation and separate accounting from the host contract. For embedded conversion features that are not required to be separated under ASC 815, Derivatives and Hedging, the Group analyzes the accounting conversion price and our share price at the commitment date to identify any beneficial conversion features.

        For modification to preferred shares not classified as liabilities, the Group assesses whether an amendment to the term of the preferred shares is an extinguishment or a modification using the fair value model. The Group considers that a significant change in fair value after the change of the terms to be substantive and thus triggers extinguishment. A change in fair value which is not significant immediately after the change of the terms is considered non-substantive and thus is subject to modification accounting. When preferred shares are extinguished, the difference between the fair value of the consideration transferred to the preferred shareholders and the carrying amount of such preferred shares (net of issuance costs) is treated as a deemed dividend to the preferred shareholders. When preferred shares are modified and such modification results in value transfer between preferred shareholders and ordinary shareholders, the change in fair value resulted from the amendment is treated as a deemed dividend to or from the preferred shareholders.

Government Incentives

        Incentives from governments are recognized at their fair values. Government incentives that are received in advanced are deferred and recognized in the statement of operations over the period necessary to match them with the costs that they are intended to compensate. Government incentives in relation to the achievement of stages of research and development projects are recognized in the statement of operations when there is reasonable assurance that the incentives will be received and all attached conditions have been complied with.

Segment Reporting

        Operating segments are reported in a manner consistent with the internal reporting provided to the chief executive officer who is the chief operating decision maker.

        The chief operating decision maker has reviewed the Group's internal reporting in order to assess performance and allocate resources and determined that the Group's reportable segments are as disclosed in Note 1.

Revenue Recognition

Sales of goods—wholesale

        Revenue from our Commercial Platform segments are recognized when product is delivered and title passes to the customer and there are no further obligations to the customer. Recognition of revenue also requires reasonable assurance of collection of sales proceeds and completion of all performance obligations. Sales discounts are issued to customers as direct discounts at the point-of-sales or indirectly in the form of rebates. Additionally, sales are generally made with a limited right of return under certain conditions. Revenues are recorded net of provisions for sales discounts and returns.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Revenues from research and development projects

        The Group recognizes revenue for the performance of services when each of the following four criteria is met: (i) persuasive evidence of an arrangement exists; (ii) services are rendered; (iii) the sales price is fixed or determinable; and (iv) collectability is reasonably assured.

        The Group follows ASC 605-25, Revenue Recognition—Multiple-Element Arrangements and ASC 808, Collaborative Arrangements, if applicable, to determine the recognition of revenue under the Group's license and collaborative research, development and commercialization agreements. The terms of these agreements generally contain multiple elements, or deliverables, which may include (i) licenses to the Group's intellectual property, (ii) materials and technology, (iii) clinical supply, and/or (iv) participation in joint research or joint steering committees. The payments the Group may receive under these arrangements typically include one or more of the following: non-refundable, up-front license fees; funding of research and/or development efforts; amounts due upon the achievement of specified milestones; and/or royalties on future product sales.

        ASC 605-25 provides guidance relating to the separability of deliverables included in an arrangement into different units of accounting and the allocation of arrangement consideration to the units of accounting. The evaluation of multiple-element arrangements requires management to make judgments about (i) the identification of deliverables, (ii) whether such deliverables are separable from the other aspects of the contractual relationship, (iii) the estimated selling price of each deliverable, and (iv) the expected period of performance for each deliverable.

        To determine the units of accounting under a multiple-element arrangement, management evaluates certain separation criteria, including whether the deliverables have stand-alone value, based on the relevant facts and circumstances for each arrangement. Management then estimates the selling price for each unit of accounting and allocates the arrangement consideration to each unit utilizing the relative selling price method. The Company determines the estimated selling price for deliverables within each agreement using vendor-specific objective evidence ("VSOE") of selling price, if available, or third party evidence of selling price if VSOE is not available, or the Company's best estimate of selling price, if neither VSOE nor third party evidence is available. Determining the best estimate of selling price for a deliverable requires significant judgment. The Company typically uses its best estimate of a selling price to estimate the selling price for licenses to do development work, since it often does not have VSOE or third party evidence of selling price for these deliverables. In those circumstances where the Company applies its best estimate of selling price to determine the estimated selling price of a license to development work, it considers market conditions as well as entity-specific factors, including those factors contemplated in negotiating the agreements as well as internally developed estimates that include assumptions related to the market opportunity, estimated development costs, probability of success and the time needed to commercialize a product candidate pursuant to the license. In validating its best estimate of selling price, the Company evaluates whether changes in the key assumptions used to determine its best estimate of selling price will have a significant effect on the allocation of arrangement consideration between deliverables. The Company recognizes consideration allocated to an individual element when all other revenue recognition criteria are met for that element.

        The allocated consideration for each unit of accounting is recognized over the related obligation period in accordance with the applicable revenue recognition criteria.

        If there are deliverables in an arrangement that are not separable from other aspects of the contractual relationship, they are treated as a combined unit of accounting, with the allocated revenue for

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Revenues from research and development projects (Continued)

the combined unit recognized in a manner consistent with the revenue recognition applicable to the final deliverable in the combined unit. Payments received prior to satisfying the relevant revenue recognition criteria are recorded as unearned revenue in the accompanying balance sheets and recognized as revenue when the related revenue recognition criteria are met.

        The Group typically receives non-refundable, up-front payments when licensing the Group's intellectual property, which often occurs in conjunction with a research and development agreement. If management believes that the license to the Group's intellectual property has stand-alone value, the Group generally recognizes revenue attributed to the license upon delivery provided that there are no future performance requirements for use of the license. When management believes that the license to the Group's intellectual property does not have stand-alone value, the Group would recognize revenue attributed to the license rateably over the contractual or estimated performance period.

        For payments payable on achievement of milestones that do not meet all of the conditions to be considered substantive, the Group recognizes a portion of the payment as revenue when the specific milestone is achieved, and the contingency is removed. Other contingent event-based payments for which payment is either contingent solely upon the passage of time or the result of collaborator's performance are recognized when earned. The Company's collaboration and license agreements generally include contingent milestone payments related to specified pre-clinical research and development milestones, clinical development milestones, regulatory milestones and sales-based milestones. Pre-clinical research and development milestones are typically payable upon the selection of a compound candidate for the next stage of research and development. Clinical development milestones are typically payable when a product candidate initiates or advances in clinical trial phases or achieves defined clinical events such as proof-of-concept. Regulatory milestones are typically payable upon submission for marketing approval with regulatory authorities or upon receipt of actual marketing approvals for a compound, approvals for additional indications, or upon the first commercial sale. Sales-based milestones are typically payable when annual sales reach specified levels.

        At the inception of each arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether (a) the consideration is commensurate with either (i) the entity's performance to achieve the milestone or (ii) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the entity's performance to achieve the milestone; (b) the consideration relates solely to past performance; and (c) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, regulatory, commercial and other risks that must be overcome to achieve the respective milestone, the level of effort and investment required to achieve the respective milestone and whether the milestone consideration is reasonable relative to all deliverables and payment terms in the arrangement in making this assessment.

        For further details on the license and collaboration agreements, see Note 23.

Comprehensive Income/(loss)

        Comprehensive income/(loss) is defined as the change in equity of a business enterprise during a period from transactions, and other events and circumstances from non-owner sources, and currently

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Comprehensive Income/(loss) (Continued)

consists of net income and gains and losses on foreign currency translation related to the Company's subsidiaries.

Earnings/(losses) per share

        Basic earnings/(losses) per share is computed by dividing net income/(loss) available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

        Diluted earnings/(losses) per share is calculated by dividing net income/(loss) attributable to ordinary shareholders, by the weighted average number of ordinary and dilutive ordinary shares equivalents outstanding during the period. Dilutive ordinary share equivalents include shares issuable upon the exercise or settlement of share-based awards issued by the Company and its subsidiaries using the treasury stock method and the ordinary shares issuable upon the conversion of the preferred shares issued by its subsidiary, Hutchison MediPharma Holdings Limited ("HMHL"), (referred to as redeemable non-controlling interest on the consolidated balance sheets) using the if-converted method.

        The computation of diluted earnings/(losses) per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect.

        In determining the impact from share-based awards and convertible preferred shares issued by HMHL, the Company first calculates the diluted earnings per share at the HMHL and includes in the numerator of consolidated earnings/(losses) per share the amount based on the diluted earnings/(losses) per share of HMHL multiplied by the number of shares owned by the Company.

        In addition, periodic accretion to preferred shares of HMHL (Note 20) is recorded as deductions to consolidated net income to arrive at net income/(loss) available to the Company's ordinary shareholders for purpose of calculating the consolidated basic earnings/(losses) per share.

Discontinued Operations

        A discontinued operation is a component of the Group's business, the operations and cash flows of which can be clearly distinguished from the rest of the Group and which represents a separate major line of business or geographic area of operations, or is part of a single co-ordinated plan to dispose of a separate major line of business or geographical area of operations, or is a subsidiary acquired exclusively with a view to resale.

        When an operation is classified as discontinued, a single amount is presented in the statement of operations, which comprises the post-tax profit or loss of the discontinued operation.

Profit appropriation and statutory reserves

        The Group's subsidiaries established in the PRC are required to make appropriations to certain non-distributable reserve funds.

        In accordance with the laws applicable to the Foreign Investment Enterprises established in the PRC, the Group's subsidiaries registered as wholly-owned foreign enterprise have to make appropriations from its after-tax profit (as determined under generally accepted accounting principles in the PRC ("PRC GAAP") to reserve funds including general reserve fund, the enterprise expansion fund and staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Profit appropriation and statutory reserves (Continued)

after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the company. Appropriation to the enterprise expansion fund and staff bonus and welfare fund is made at the company's discretion.

        The use of the general reserve fund, enterprise expansion fund, statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses or increases the registered capital of the respective company. The staff bonus and welfare fund is a liability in nature and is restricted to fund payments of special bonus to employees and for the collective welfare of employees. All these reserves are not allowed to be transferred to the company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

        For the periods ended September 30, 2015 and 2014, profit appropriation to statutory funds for the Group's entities incorporated in the PRC was approximately US$24,000 and US$8,000 respectively. No appropriation to other reserves was made for any for the periods presented.

Recent Accounting Pronouncements

        In April 2014, the Financial Accounting Standards Board ("FASB") issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360)—Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 defines a discontinued operation as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results." The standard states that a strategic shift could include a disposal of: a major geographic area of operations, a major line of business, a major equity investment, or other major parts of an entity. ASU 2014-08 is effective for fiscal years and interim periods within those years beginning after December 15, 2014. The adoption of ASU 2014-08 did not have a material impact on the Group's consolidated financial position, results of operations, or cash flows. However, in the event that a future disposition meets the revised criteria, this standard will have an impact on the presentation of the financial statements and associated disclosures.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), to clarify the principles of recognizing revenue and create common revenue recognition guidance between U.S. GAAP and International Financial Reporting Standards ("IFRS"). An entity has the option to apply the provisions of ASU 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application. Upon issuance of ASU2015-14, Deferral of Effective Date, in August 2015, ASU 2014-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2017, and early adoption is permitted but not earlier than the original effective date of December 15, 2016. The Group is currently evaluating the method of adoption and the impact ASU 2014-09 will have on the Group's consolidated financial position, results of operations, cash flows, and associated disclosures.

        In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40)—Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. ASU 2014-15 provides guidance regarding managements responsibility to (i) evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and (ii) provide related footnote disclosures. ASU 2014-15 is effective for fiscal years and interim periods within those years

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

beginning after December 15, 2016. The adoption of ASU 2014-15 is not expected to have a significant impact on the Group's consolidated financial statement disclosures.

        In July 2015, the FASB issued ASU 2015-11, "Simplifying the Measurement of Inventory" which requires an entity to measure inventory within the scope of this ASU at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this guidance more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in IFRS. ASU 2015-11 is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The Group does not expect this updated standard to have a material impact on the consolidated financial statements and related disclosures.

        Other amendments that have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Group's consolidated financial statements upon adoption.

4. Acquisition

        In April 2014, the Group invested approximately US$9,597,000 in cash for the subscription of 51% equity interests in the enlarged share capital of Hutchison Sinopharm which was formerly known as Sinopharm Holding HuYong Pharmaceutical (Shanghai) Co., Ltd.. Hutchison Sinopharm is engaged in providing sales, distribution, and marketing services to major domestic and multi-national third party pharmaceutical manufacturers. The Group expects the acquisition will provide a broadened sales and marketing platform for synergy across the Group.

        The Group accounted for the acquisition using the acquisition method. The allocation of the purchase price is based on the fair value of assets acquired and liabilities assumed as at the acquisition date. The

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

4. Acquisition (Continued)

following table summarizes the amount invested in Hutchison Sinopharm and the fair value of the assets acquired and liabilities assumed recognized at the acquisition date.

In US$'000
Cash and cash equivalents	10,286
Property, plant and equipment	69
Goodwill (note (i))	3,023
Other intangible asset (note (ii))	708
Deferred tax assets	100
Inventories	3,208
Accounts receivable and other receivables	21,105
Accounts payable and other payables	(14,932)
Deferred tax liabilities	(198)
Short-term bank borrowings	(4,769)

Fair value of net assets acquired	18,600
Less: Non-controlling interest (note (iii))	(9,003)

Total purchase consideration	9,597

Cash and cash equivalents acquired	10,286
Less: cash injected	(9,597)

Net cash inflow arising from acquisition	689

Notes:

(i)
Goodwill arising from this acquisition is from the premium attributable to a pre-existing, well positioned business in a competitive market. This goodwill is recorded at the consolidation level and is not expected to be deductible for tax purposes. This goodwill is attributable to the Prescription Drugs business under the Commercial Platform.

(ii)
Other intangible asset of US$708,000 represents the GSP license which enables Hutchison Sinopharm to carry out the drug distribution business and is amortized over its useful life of 10 years.

(iii)
The non-controlling interest is measured as the proportion of fair value of the net assets acquired shared by the non-controlling interest.

(iv)
The fair value of accounts receivable and other receivables was equal to the gross contractual amount of which all were expected to be collectible.

(v)
Acquisition related costs of approximately US$23,000 have been included in the administrative expenses in the Condensed Consolidated Statements of Operations.

(vi)
Hutchison Sinopharm contributed revenue of US$31,379,000 and net income of US$63,000 to the Group for the period from April 25, 2014 to September 30, 2014. If the acquisition has occurred on January 1, 2014, the revenue and net income attributed by Hutchison Sinopharm for the nine months ended September 30, 2014 would have been US$52,351,000 and US$132,000 respectively.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

5. Discontinued operations

        In 2013, the Group discontinued an operation in the PRC which was part of the Group's Consumer Health business under the Commercial Platform segment, as its performance was below expectation in light of increased competitive activities in the consumer products market.

        The results and cash flows of the discontinued operations are set out below.

	September 30, 2015	September 30, 2014
	(in US$'000)
Sales of goods	—	—
Expenses	—	—
Other income (note (i))	—	2,096

Net income before taxation from discontinued operations	—	2,096
Income tax expense	—	(346)

Net income for the period from discontinued operations	—	1,750

Cash flow from discontinued operations	—
Net cash generated from operating activities	—	2,515

Net increase in cash and cash equivalents	—	2,515

(i)
The income from the discontinued operations for the nine months ended September 30, 2014 represented the compensation income from an arbitration proceeding against a supplier, being the excess of US$2.5 million compensation proceeds received over the carrying amount of US$0.4 million receivables recorded in prior years.

6. Fair Value Disclosures

        The following table presents the Group's financial instruments by level within the fair value hierarchy:

	Fair Value Measurement Using
(in US$'000)	Level 1	Level 2	Level 3	Total
As of September 30, 2015
Cash and cash equivalents	31,756	—	—	31,756

As of December 31, 2014
Cash and cash equivalents	38,946	—	—	38,946
Short-term investments	12,179	—	—	12,179

        Accounts receivable, other receivables, amounts due from related parties, accounts payable and amounts due to related parties are carried at cost, which approximates fair value due to the short-term nature of these financial instruments and are therefore, excluded from the above table.

        The carrying amount of bank borrowings also approximates its fair values.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

7. Cash and cash equivalents

	September 30, 2015	December 31, 2014
	(in US$'000)
Cash at bank and in hand	31,756	32,019
Short-term bank deposits (note (i))	—	6,927

	31,756	38,946

Denominated in:
US$(note (ii))	3,582	8,104
RMB (note (ii))	16,758	28,034
UK pound sterling	381	247
Hong Kong dollar ("HK$")	11,020	2,543
Euro	15	18

	31,756	38,946

Notes:

(i)
The weighted average effective interest rate on bank deposits, with maturity ranging from 7 to 30 days and 7 to 78 days as of September 30, 2015 and December 31, 2014 respectively, was 3.72% and 1.74% per annum as of September 30, 2015 and December 31, 2014 respectively.

(ii)
Certain cash and bank balances denominated in RMB and US$ were deposited with banks in the PRC. The conversion of these RMB and US$ denominated balances into foreign currencies is subject to the rules and regulations of foreign exchange control promulgated by the PRC government.

8. Short-term investments

	September 30, 2015	December 31, 2014
	(in US$'000)
Bank deposits maturing over three months (note (i))
Denominated in:
RMB	—	12,179

Note:

(i)
The weighted average effective interest rate on bank deposits, with maturity ranging from 91 to 167 days, was 2.92% per annum as of December 31, 2014.

9. Accounts receivable

        Substantially all the accounts receivable are denominated in RMB and HK$ and all are due within one year from the end of the reporting period.

        The carrying amount of accounts receivable approximates its fair values.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

9. Accounts receivable (Continued)

        Movements on the allowance for doubtful accounts, which is only in respect of accounts receivable—third parties, are as follows:

	2015	2014
	(in US$'000)
At 1 January	1,793	1,670
Allowance	78	193
Exchange difference	(59)	(47)

At September 30	1,812	1,816

        As at September 30, 2015 and December 31, 2014, accounts receivable of approximately US$1,630,000 and US$2,130,000 respectively were past due but not impaired. These are in respect of a number of independent customers for whom there is no recent history of default. The ageing analysis of these receivables is as follows:

	September 30, 2015	December 31, 2014
	(in US$'000)
Up to 3 months	192	—
4 to 6 months	277	24
6 to 12 months	1,161	2,106

	1,630	2,130

        The credit quality of accounts receivable neither past due nor impaired has been assessed by reference to historical information about the counterparty default rates. The existing counterparties do not have defaults in the past.

        As at September 30, 2015, there are no accounts receivables from related parties that are past due or impaired.

10. Other receivable, prepayments and deposits

        Other receivable, prepayments and deposits consisted of the following:

	September 30, 2015	December 31, 2014
	(in US$'000)
Prepayments to suppliers	957	1,327
Interest receivable	47	200
Prepaid general and administrative expenses	247	305
Government incentives	—	407
Others	919	777

	2,170	3,016

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

11. Inventories

        Inventories consisted of the following:

	September 30, 2015	December 31, 2014
	(in US$'000)
Raw materials	553	291
Finished goods	9,531	4,114

	10,084	4,405

        Movements on the provision for excess and obsolete inventories are as follows:

	2015	2014
	(in US$'000)
At January 1	34	126
Provision	—	10
Decrease due to sale of inventories	(9)	(88)
Exchange difference	(1)	—

At September 30	24	48

12. Property and Equipment

        Property and equipment consisted of the following:

	September 30, 2015	December 31, 2014
	(in US$'000)
Cost
Buildings	2,412	2,491
Leasehold improvements	5,918	4,291
Plant and equipment	89	91
Furniture and fixtures, other equipment and motor vehicles	12,852	12,278
Construction in progress	258	832

Total Cost	21,529	19,983

Less: Accumulated depreciation	(13,510)	(12,501)

	8,019	7,482

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

12. Property and Equipment (Continued)

        The movements in accumulated depreciation are as follows:

	September 30,
	2015	2014
	(in US$'000)
As at January 1	12,501	11,860
Exchange differences	(425)	(179)
Acquisition of a subsidiary	—	112
Expense for the period	1,450	817
Disposals	(16)	(124)

As at September 30	13,510	12,486

        Depreciation for the period ended September 30, 2015 and 2014 is approximately US$1,450,000 and US$817,000 respectively.

13. Leasehold land

        The Group's interests in leasehold land represent prepaid operating lease payments and are located in the PRC.

	September 30,
	2015	2014
	(in US$'000)
Cost
As at January 1	1,720	1,761
Exchange differences	(55)	(28)

As at September 30	1,665	1,733

Accumulated amortization
As at January 1	284	253
Exchange differences	(10)	(5)
Amortization charge	28	28

As at September 30	302	276

Net book value
As at September 30	1,363	1,457

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

14. Goodwill and other intangible asset

        Goodwill consisted of the following:

	September 30, 2015	December 31, 2014
	(in US$'000)
Goodwill
—acquisition of HHL in 2009	407	407
—acquisition of Hutchison Sinopharm in 2014	3,023	3,023

	3,430	3,430

        The goodwill arising from acquisition of HHL is included in the Consumer Health business under the Commercial Platform. The goodwill arising from the acquisition of Hutchison Sinopharm is included in the Prescription Drugs business under the Commercial Platform.

        The Group performed its most recent annual impairment test as of December 31, 2014 and concluded that goodwill was not impaired.

        Other intangible assets consisted of the following:

	September 30,
	2015	2014
	(in US$'000)
GSP License
Cost
As at January 1	714	—
Addition	—	708
Exchange differences	(23)	11

As at September 30	691	719

Accumulated amortization
As at January 1	48	—
Amortization charge	53	30
Exchange differences	(3)	—

As at September 30	98	30

Net book value
As at September 30	593	689

        The GSP license arose from the acquisition of Hutchison Sinopharm (see Note 4), is recorded at fair value, and is amortized on a straight-line basis over its estimated useful life of 10 years. The amortization expense for the nine months ended September 30, 2015 and 2014 is approximately US$53,000 and US$30,000 respectively.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

14. Goodwill and other intangible asset (Continued)

        The estimated aggregate amortization expense for each of the next five years as of September 30, 2015 is as follows:

GSP License
(in US$'000)
December 31, 2015	18
December 31, 2016	71
December 31, 2017	71
December 31, 2018	71
December 31, 2019	71

15. Investments in equity investees

	September 30, 2015	December 31, 2014
	(in US$'000)
Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited	59,732	55,753
Shanghai Hutchison Pharmaceuticals Limited	46,913	39,158
Nutrition Science Partners Limited	9,876	12,823
Others	224	244

	116,745	107,978

        Particulars regarding the principal equity investees are as disclosed in Note 2.

        All of the equity investees are private companies and there is no quoted market price available for their shares.

        Summarized financial information for the significant equity investees HBYS, SHPL and NSPL are as follows:

(i)
Summarized balance sheet

	Commercial Platform				Innovation Platform
	Consumer health		Prescription drugs		Drug R&D
	HBYS		SHPL		NSPL
	September 30, 2015	December 31, 2014	September 30, 2015	December 31, 2014	September 30, 2015	December 31, 2014
	(in US$'000)
Current assets	132,170	144,129	91,872	77,566	4,738	8,548
Non-current assets	85,227	73,042	96,498	65,608	30,000	30,000
Current liabilities	(78,095)	(84,850)	(71,771)	(52,052)	(14,987)	(12,903)
Non-current liabilities	(16,035)	(17,013)	(28,979)	(19,216)	—	—

Net assets	123,267	115,308	87,620	71,906	19,751	25,645

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

15. Investments in equity investees (Continued)

(ii)
Summarized statement of operations

	Commercial Platform				Innovation Platform
	Consumer health		Prescription drugs		Drug R&D
	HBYS		SHPL		NSPL(a)
	September 30		September 30		September 30
	2015	2014	2015	2014	2015	2014
	(in US$'000)
Revenue	164,852	185,722	139,340	123,262	—	—
Gross profit	72,110	72,696	99,317	87,790	—	—
Depreciation and amortization	(2,557)	(2,355)	(2,109)	(2,209)	—	—
Interest income	605	1,093	186	196	—	—
Finance cost	(108)	(165)	—	—	—	—
Income/(loss) before taxation	22,066	20,416	29,690	26,709	(5,894)	(17,444)
Income tax expense and non-controlling interests	(3,776)	(3,331)	(4,799)	(4,214)	—	—

Net income/(loss)	18,290	17,085	24,891	22,495	(5,894)	(17,444)

Notes:

(a)
NSPL only incurs research and development expenses for the periods ended September 30, 2015 and 2014.

(b)
The net loss for other individual immaterial equity investee for the nine months period ended September 30, 2015 and 2014 is approximately US$22,000 and US$14,000 respectively.

(iii) Reconciliation of summarized financial information

        Reconciliation of the summarized financial information presented to the carrying amount of investment in equity investees as follows:

	Commercial Platform				Innovation Platform
	Consumer health		Prescription drugs		Drug R&D
	HBYS		SHPL		NSPL
	September 30		September 30		September 30
	2015	2014	2015	2014	2015	2014
	(in US$'000)
Opening net assets at January 1	115,308	109,986	71,906	66,476	25,645	42,457
Net income/(loss)	18,290	17,085	24,891	22,495	(5,894)	(17,444)
Dividend declared	(6,410)	(12,820)	(6,410)	(19,077)	—	—
Other comprehensive income and non-controlling interests	(3,921)	(1,750)	(2,767)	(1,247)	—	—

Closing net assets at September 30	123,267	112,501	87,620	68,647	19,751	25,013

Group's share of net assets	61,633	56,251	43,810	34,324	9,876	12,506
Goodwill	—	—	3,103	3,231	—	—
Non-controlling interests	(1,901)	(1,673)	—	—	—	—

Carrying value	59,732	54,578	46,913	37,555	9,876	12,506

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

15. Investments in equity investees (Continued)

(iii) Reconciliation of summarized financial information (Continued)

        The equity investees had the following operating lease commitments and capital commitments:

(a)
The equity investees lease various factories and offices under non-cancellable operating lease agreements. Future aggregate minimum payments under non-cancellable operating leases as of the date indicated are as follows:

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Not later than one year	881	1,109
Later than one year and not later than five years	518	548

Total minimum lease payments	1,399	1,657

(b)
Capital commitments

        The equity investees had the following capital commitments:

	September 30, 2015	December 31, 2014
	US$'000	US$'000
Property, plant and equipment
Contracted but not provided for	35,207	61,311

16. Accounts payable

        Substantially all the accounts payables due to third parties are denominated in RMB and US$ and due within one year from the end of the reporting period.

        The carrying value of accounts payables approximates their fair values due to their short-term maturities.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

17. Other payables, accruals and advance receipts

        Other payables, accruals and advance receipts consisted of the following:

	September 30, 2015	December 31, 2014
	(in US$'000)
Research and development expenses	2,864	5,963
Accrued salaries and benefits	5,879	4,140
Accrued expenses	6,510	3,938
Other payables	2,602	1,802
Payments in advance from customers	675	564
Deferred government incentives	975	580
Current tax liabilities	269	122
Accrued interest	7	50

	19,781	17,159

18. Bank borrowings

        Summarized below are the bank borrowings as of September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014
	(in US$'000)
Non-current (note (i))	26,923	26,923
Current (note (ii))	19,872	26,282

	46,795	53,205

The weighted average interest rate for bank borrowings outstanding as of September 30, 2015 and December 31, 2014 was 1.39% and 1.60% respectively.

Notes:

(i)
In December 2011, the Group, through its subsidiary, entered into a three-year term loan with a bank in the aggregate principal amount of HK$210,000,000 (US$26,923,000). The term loan bears interest at 1.5% over the Hong Kong Interbank Offered Rate ("HKIBOR") per annum.

  In June 2014, the term loan was refinanced into a four-year term loan which bears interest at 1.35% over the HKIBOR per annum. Accordingly, the term loan is recorded as a long-term bank borrowing as at September 30, 2015 and December 31, 2014.

  The term loan is unsecured and guaranteed by Hutchison Whampoa Limited, the Company's intermediate holding company and ultimate holding company as at September 30, 2015 and December 31, 2014. A fee is paid to Hutchison Whampoa Limited for the guarantee of the Company (see note 25).

(ii)
As at September 30, 2015 and December 31, 2014 the Group, through its subsidiary has revolving loans of HK$155,000,000 (US$19,872,000) and HK$205,000,000 (US$26,282,000) which bears interest at 1.05% over HKIBOR per annum and is unsecured. The borrowing was classified as current borrowing as of September 30, 2015 and December 31, 2014.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

18. Bank borrowings (Continued)

(iii)
The carrying amount of all bank borrowings approximates their fair values. The fair value of bank borrowings was estimated using a discounted cash flows approach (an income approach) using market based observable inputs. Such fair value measurements are considered Level 2 under the fair value hierarchy.

(iv)
The Group's bank borrowings are repayable as follows:

	September 30, 2015	December 31, 2014
	(in US$'000)
Within 1 year	19,872	26,282
Between 2 and 5 years	26,923	26,923

	46,795	53,205

(v)
The carrying amounts of the Group's bank borrowings are denominated in HK$.

(vi)
As at September 30, 2015 and December 31, 2014, the Group has unused credit facilities in relation to revolving loan facilities of US$10,128,000 and US$8,526,000 respectively.

19. Commitments and Contingencies

(a)
Lease commitments

        The Group leases various factories and offices under non-cancellable operating lease agreements. Future aggregate minimum payments under non-cancellable operating leases as of the date indicated are as follows:

	September 30, 2015	December 31, 2014
	(in US$'000)
Not later than one year	1,297	980
Later than one year and not later than five years	1,086	1,425
Later than five years	222	329

Total minimum lease payments	2,605	2,734

(b)
Capital commitments

        The Group had the following capital commitments:

	September 30, 2015	December 31, 2014
	(in US$'000)
Property, plant and equipment
Contracted but not provided for	273	719

        In addition, the Group has also undertaken to provide the necessary additional funds for NSPL to finance its ongoing operations.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

20. Redeemable non-controlling interests

        In November and December 2010, the Company and HMHL, entered into subscription and shareholders' agreements ("SSAs") with Mitsui & Co., Ltd. ("Mitsui") and SBCVC Fund III Company Limited ("SBCVC") (collectively, the "preferred shareholders"), whereby HMHL issued 7,390,029 redeemable convertible preferred shares ("Preferred Shares") for an aggregate consideration of US$20.1 million. The Preferred Shares on an as-if-converted basis represented approximately 19.76% of the aggregate issued and outstanding share capital of HMHL on the closing date.

        In October 2012, the Company repurchased all 2,815,249 Preferred Shares from SBCVC. The remaining 4,574,780 Preferred Shares of US$12.5 million held by Mitsui represents approximately 12.24% of HMHL on a fully diluted basis.

        In May and June 2014, the Company and HMHL further entered into two subscription agreements with Mitsui, whereby HMHL issued a total of 672,713 HMHL's Preferred Shares to Mitsui and 4,825,418 HMHL's ordinary shares to the Company for an aggregate consideration of US$25.0 million, after which Mitsui's interest in HMHL remained at 12.24% on a fully diluted basis.

        On July 23, 2015, the Company entered into a subscription agreement (the "Agreement") with Mitsui under which the Company has issued 3,214,404 new ordinary shares of the Company ("Subscription Shares") valued at approximately US$84.0 million in exchange for the Preferred Shares held by Mitsui with carrying value of US$84.0 million (including accretion adjustment up to July 23, 2015). The transaction was completed on July 23, 2015 and as a result of this transaction, Mitsui held approximately 5.69% of the enlarged share capital of the Company. The outstanding balance of redeemable non-controlling interests was extinguished with the corresponding increase in the Company's shares and additional paid-in capital amounts.

Conversion

        Pursuant to the SSAs signed in 2010, the preferred shareholders have the right to convert all of their preferred shareholdings into ordinary shares of HMHL at the initial conversion ratio of 1:1 at any time after the date of issuance of the preferred shares by issuing a notice to the Company. However, these preferred shares could be convertible into a higher conversion ratio of ordinary shares of HMHL when there is occurrence of a pre-defined adjustment event ("Adjustment Event").

        In July 2012, Mitsui and SBCVC agreed for an extension of triggering of Adjustment Event. The Company assessed whether this amendment to the preferred shares was an extinguishment or a modification in accordance with its accounting policy. It was concluded that it was modification, rather than extinguishment, of preferred shares as the change in fair value of the preferred shares due to the amendment was less than 10%.

        In March 2013, as a result of the satisfaction of the required condition, the conversion ratio of the preferred shares is no longer subject to change due to Adjustment Event.

Redemption

        Preferred shareholders have the right to require the Company to redeem the preferred shares if HMHL fails to be listed after the company valuation of HMHL has reached above the specified threshold. The redemption price shall be based on such preferred shareholder's share of the actual valuation that would have been obtained in the event of occurrence of such pre-defined condition.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

20. Redeemable non-controlling interests (Continued)

Liquidation

        In the event of a winding-up of HMHL, any other return of capital (other than a redemption or purchases by HMHL of its own shares), or a trade sale, where the distribution proceeds are equal to or less than the post money valuation at preferred shares issuance, then such proceeds shall be distributed first to repay preferred shareholders up to the subscription price and any accrued and unpaid dividend before any surplus will be distributed to the holders of the ordinary shares. However, if the distribution proceeds are greater than the post money valuation at preferred shares issuance, distribution proceeds will be distributed equally and rateably among the preferred and ordinary shareholders.

Accounting for preferred shares

        The preferred shares issued by HMHL are redeemable upon occurrence of an event that is not solely within the control of the issuer. Accordingly, the redeemable preferred shares issued by HMHL are recorded and accounted for as redeemable non-controlling interests outside of permanent equity in the Group's consolidated balance sheets. The Group recorded accretion when it is probable that the preferred shares will become redeemable. The accretion, which increases the carrying value of the redeemable non-controlling interests, is recorded against retained earnings, or in the absence of retained earnings, by recording against the additional paid-in capital. During the nine months ended September 30, 2015 and 2014, HMHL recorded an accretion of US$43,001,000 and US$15,126,000 respectively to the preferred shares based on such preferred shareholder's share of the estimated valuation of HMHL.

21. Ordinary share

        The Company is authorized to issue 75,000,000 ordinary shares.

        A summary of ordinary shares transactions (in thousands) is as follows:

	September 30, 2015	September 30, 2014
Balance as at January 1	53,076	52,051
Issuance of shares	3,214	—
Issuances in relation to exercise of options	224	845

Balance as at September 30	56,514	52,896

        Each ordinary share is entitled to one vote. The holders of ordinary share are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors.

22. Share-based Compensation

(i) Share-based Compensation of the Company

        The Company conditionally adopted a share option scheme (the "HCML Share Option Scheme") on June 4, 2005 which was amended on March 21, 2007. Pursuant to the HCML Share Option Scheme, the Board of Directors of the Company may, at its discretion, offer any employees and directors (including Executive and Non-executive Directors but excluding Independent Non-executive Directors) of the Company, holding companies of the Company and any of their subsidiaries or affiliates, and subsidiaries or affiliates of the Company share options to subscribe for shares of the Company.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

22. Share-based Compensation (Continued)

(i) Share-based Compensation of the Company (Continued)

        The aggregate number of shares issuable under the HCML Share Option Scheme is 2,560,606 ordinary shares. As of September 30, 2015, the number of shares authorized but unissued was 18,485,632 ordinary shares.

        Share options granted are generally subject to a three-year or four-year vesting schedule, depending on the nature and the purpose of the grant, Share options subject to three-year vesting schedule, in general, vest 33.3% upon the first anniversary of the vesting commencement date as defined in the grant letter, and 33.3% every subsequent year; Share options subject to four-year vesting schedule, in general, vest 25% upon the first anniversary of the vesting commencement date as defined in the grant letter, and 25% every subsequent year. No outstanding share options will be exercisable or subject to vesting after the expiry of a maximum of ten years from the date of grant.

        On December 17, 2014, 593,686 share options were cancelled with the consent of the relevant eligible employees in exchange for 1,187,372 new share options of a subsidiary in (see note (ii)). This was accounted for as the modification of the original share options granted which did not result in any incremental fair value to the Group.

        As of September 30, 2015, no outstanding share options were held by non-employees.

	Number of options	Weighted- average Exercise Price in £ per share	Weighted- average remaining contractual life (years)	Aggregate intrinsic value (in £'000)
Outstanding at January 1, 2014	2,303,317	3.67
Granted	—	—
Exercised	(1,025,228)	1.59
Cancelled	(593,686)	6.10
Outstanding at December 31, 2014	684,403	4.67	6.79	6,423
Granted	—	—
Exercised	(223,288)	3.72
Cancelled	—	—
Outstanding at September 30, 2015	461,115	5.13	6.74	5,925
Vested and expected to vest at December 31, 2014	569,931	4.39	6.38	5,506
Vested and exercisable at December 31, 2014	419,878	3.91	5.64	4,256
Vested and expected to vest at September 30, 2015	352,143	4.82	6.27	4,631
Vested and exercisable at September 30, 2015	234,090	4.18	5.29	3,229

        The Company uses the Binomial model to estimate the fair value of share option awards using various assumptions that require management to apply judgment and make estimates, including:

Volatility

        The Company calculated its expected volatility with reference to the historical volatility prior to the issuances of share options.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

22. Share-based Compensation (Continued)

Risk-free Rate

        The risk-free interest rates used in the Binomial model are with reference to the sovereign yield of the United Kingdom because the Company's shares are currently listed on AIM and denominated in pounds sterling (£).

Dividends

        The Company has not declared or paid any dividends and does not currently expect to do so in the foreseeable future, and therefore uses an expected dividend yield of zero in the Binomial model.

        In determining the fair value of share options granted, the following assumptions were used in the Binomial model for awards granted in the periods indicated:

	Effective date of grant of share options
	September 11, 2006	May 18, 2007	June 24, 2011	December 20, 2013
Value of each share option	£0.553	£0.533	£1.841	£3.154
Significant inputs into the valuation model:
Exercise price	£1.715	£1.535	£4.405	£6.100
Share price at effective date of grant	£1.7325	£1.5400	£4.3250	£6.1000
Expected volatility	38.8%	40.0%	46.6%	36.0%
Risk-free interest rate	4.766%	5.098%	3.130%	3.160%
Contractual life of share options	10 years	10 years	10 years	10 years
Expected dividend yield	0%	0%	0%	0%

        The following table summarizes the Company's share option values:

	Nine Months Ended September 30,
	2015	2014
	(in £'000, except per share data)
Weighted-average grant-date fair value of option share granted during the period	—	—
Total intrinsic value of share options exercised	1,675	6,135
Total intrinsic value of share options exercised in US$'000	2,613	10,217

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

22. Share-based Compensation (Continued)

Share-based Compensation Expense

        The Company recognizes compensation expense for only the portion of options expected to vest, on a graded vesting approach over the requisite service period. The following table presents share-based compensation expense included in the Group's condensed consolidated statements of operations:

	Nine Months Ended September 30,
	2015	2014
	(in US$'000)
Research and development expenses	56	363
Administrative expenses	14	195

	70	558

        As of September 30, 2015, the total unrecognized compensation cost was $75,000, net of estimated forfeiture rate, and will be recognized on a graded vesting approach over the weighted-average remaining service period of 2.22 years.

        Cash received from option exercises under the share option plan for the nine months ended September 30, 2015 and 2014 was approximately US$1,248,000 and US$1,556,000 respectively.

(ii) Share-based Compensation of a subsidiary

        HMHL adopted a share option scheme on August 6, 2008 (as amended on April 15, 2011) and another share option scheme on December 17, 2014 (collectively the "HMHL Share Option Schemes"). Pursuant to the HMHL Share Option Schemes, any employee or director of HMHL and any of its holding company, subsidiaries and affiliates is eligible to participate in the HMHL Share Option Schemes subject to the discretion of the board of directors of HMHL.

        The aggregate number of shares issuable under the HMHL Share Option Schemes is 9,622,414 ordinary shares. As of September 30, 2015, the number of shares authorized but unissued was 157,111,839 ordinary shares.

        Share options granted are generally subject to a four-year vesting schedules, depending on the nature and the purpose of the grant, share options subject to four-year vesting schedule, in general, vest 25% upon the first anniversary of the vesting commencement date as defined in the grant letter, and 25% every subsequent year. No outstanding share options will be exercisable or subject to vesting after the expiry of a maximum of six or nine years from the date of grant.

        On December 20, 2013, 2,485,189 share options were cancelled with the consent of the relevant eligible employees in exchange for new share options of HCML vesting over a period of four years and/or cash consideration payable over a period of four years. This was accounted for as the modification of the original share options which did not result in any incremental fair value to the Group for the options in exchange for new share options under HCML Share Option Scheme. For the share options in exchange for cash consideration, this was accounted for as a modification in classification that changed the award's classification from equity-settled to a liability.

        A liability has been recognized on the modification date taking into account the requisite service period that has been provided by the employee at the modification date. As at September 30, 2015,

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

22. Share-based Compensation (Continued)

(ii) Share-based Compensation of a subsidiary (Continued)

US$0.8 million and US$1.1 million have been recognized in other non-current liabilities and other payables respectively. As at December 31, 2014, US$0.7 million and US$1.0 million were recognized in other non-current liabilities and other payables respectively.

        A summary of the subsidiary's share option activity and related information follows:

	Number of options	Weighted- average Exercise Price in US$ per share	Weighted- average remaining contractual life (years)	Aggregate intrinsic value (in US$'000)
Outstanding at January 1, 2014	538,420	2.03
Granted	1,187,372	7.82
Exercised	(80,924)	1.50
Lapsed	(393,212)	2.15
Cancelled	(39,884)	1.70
Outstanding at December 31, 2014	1,211,772	7.71	8.84	134
Granted	—	—
Exercised	(24,400)	2.34
Lapsed	—	—
Cancelled	—	—
Outstanding at September 30, 2015	1,187,372	7.82	8.22	11,046
Vested and expected to vest at December 31, 2014	769,714	7.75	8.88	54
Vested and exercisable at December 31, 2014	316,393	7.48	8.55	107
Vested and expected to vest at September 30, 2015	759,918	7.82	8.22	7,070
Vested and exercisable at September 30, 2015	296,843	7.82	8.22	2,762

        The subsidiary uses the Binomial model to estimate the fair value of share option awards using various assumptions that require management to apply judgment and make estimates, including:

Volatility

        The subsidiary calculated its expected volatility with reference to the historical volatility of the comparable companies for the past five to six years as of the valuation date.

Risk-free Rate

        The risk-free interest rates used in the Binomial model are with reference to the sovereign yield of the United States.

Dividends

        The subsidiary has not declared or paid any dividends and does not currently expect to do so in the foreseeable future, and therefore uses an expected dividend yield of zero in the Binomial model.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

22. Share-based Compensation (Continued)

Dividends (Continued)

        In determining the fair value of share options granted, the following weighted-average assumptions were used in the Binomial model for awards granted in the periods indicated:

	Effective date of grant of share options
	August 2, 2010	April 18, 2011	December 17, 2014
Value of each share option	US$0.258	US$0.923	US$3.490
Significant inputs into the valuation model:
Exercise price	US$2.240	US$2.360	US$7.820
Share price at effective date of grant	US$1.030	US$2.048	US$7.820
Expected volatility (note)	49.0%	55.0%	48.4%
Risk-free interest rate	2.007%	2.439%	1.660%
Contractual life of share options	6 years	6 years	9 years
Expected dividend yield	0%	0%	0%

        The following table summarizes the subsidiary's share option values:

	Nine Months Ended September 30,
	2015	2014
	(in US$'000, except per share data)
Weighted-average fair value of option share granted during the period	—	—
Total intrinsic value of share options exercised	352	—

Share-based Compensation Expense

        The subsidiary recognizes compensation expense for only the portion of options expected to vest, on a graded vesting approach over the requisite service period. The following table presents share-based compensation expense included in the Group's condensed consolidated statements of operations:

	Nine Months Ended September 30,
	2015	2014
	(in US$'000)
Research and development	323	211

        As of September 30, 2015, the total unrecognized compensation cost was $442,000, net of estimated forfeiture rate and will be recognized on a graded vesting approach over the weighted-average remaining service period of 2.22 years.

        Cash received from option exercises under the share option plan for the nine months ended September 30, 2015 and 2014 was US$57,000 and nil respectively.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

23. Revenue from license and collaboration agreements—third parties

        The Group recognized revenue from license and collaboration agreements—third parties of US$27.2 million and US$10.0 million for the nine months ended September 30, 2015 and 2014 respectively, which consisted of the following:

	Nine Months Ended September 30,
	2015	2014
	(in US$'000)
Milestone revenue	10,000	5,000
Amortisation of upfront payment	818	549
Research and development services	16,379	4,499

	27,197	10,048

        These are mainly from 3 license and collaboration agreements as follows:

License and collaboration agreement with Eli Lilly

        On October 8, 2013, the Group entered into a licensing, co-development and commercialization agreement in China with Eli Lilly ("Lilly") relating to fruquintinib, a targeted oncology therapy for the treatment of various types of solid tumors. In accordance with terms of the agreement, the Group will potentially receive a series of payments of up to US$86.5 million, including upfront payments and development and regulatory approval milestones. Should fruquintinib be successfully commercialized in China, the Group would receive tiered royalties based on certain percentage of net sales. Development costs after the first development milestone are shared between the Group and Lilly.

        Following execution of the agreement, the Group received a non-refundable, up-front payment of US$6.5 million.

        Supplemental to the main agreement, the Group also signed an option agreement which grants Lilly an exclusive option to expand the fruquintinib rights beyond Hong Kong and China. The option agreement further sets out certain milestone payments and royalty rates that apply in the event the option is exercised on a global basis. However, these are subject to further negotiation should the option be exercised on a specific territory basis as opposed to a global basis. The option was not considered to be a separate deliverable in the arrangement as it was considered to be substantive.

        As at September 30, 2015, the option has not been exercised by Lilly.

        The license rights to fruquintinib, delivered at the inception of the arrangement, did not have stand-alone value apart from the other deliverables in the arrangement which include the development services, the participation in the joint steering committee and the manufacturing of active pharmaceutical ingredients during the development phase. The non-refundable up-front payment was deferred and is being recognized rateably over the development period which has been estimated to end in 2018. The Group recognizes milestone revenue relating to the deliverables in the agreement as a single unit of accounting using the milestone method.

        The Group recognized US$10.0 million milestone revenues in relation to this contract during the period ended September 30, 2015. The Group also recognized US$0.8 million and US$0.5 million as revenue from amortisation of the upfront payment during the periods ended September 30, 2015 and 2014

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

23. Revenue from license and collaboration agreements—third parties (Continued)

License and collaboration agreement with Eli Lilly (Continued)

respectively. In addition, the Group recognized US$13.6 million for the provision of research and development services for the period ended September 30, 2015.

License and collaboration agreement with AstraZeneca

        On December 21, 2011, the Group and AstraZeneca ("AZ") entered into a global licensing, co-development, and commercialization agreement for Volitinib (name subsequently changed to 'savolitinib'), a novel targeted therapy and a highly selective inhibitor of the c-Met receptor tyrosine kinase for the treatment of cancer.

        Under the terms of the agreement, development costs for savolitinib in China will be shared between the Group and AZ, with the Group continuing to lead the development in China. AZ will lead and pay for the development of savolitinib for the rest of the world. The Group received a non-refundable upfront payment of US$20.0 million upon the signing of the agreement and will receive up to US$120.0 million contingent upon the successful achievement of clinical development and first sale milestones. The agreement also contains possible significant future commercial sale milestones and up to double-digit percentage royalties on net sales. Following execution of the agreement, the Group received milestone payment of US$5.0 million in July 2013, and a further US$5.0 million in 2014.

        The license right to develop savolitinib in the rest of the world was delivered to AZ at the inception of the arrangement. Such license had stand-alone value apart from the other deliverables in the arrangement which include the development of savolitinib in China and the participation in the joint steering committee. The non-refundable up-front payment was allocated to (a) the license to develop savolitinib in the rest of the world, which was recognized at inception and (b) the research and development services for which amount allocated has been deferred and is being recognized rateably over the development period which is expected to be end in 2021.

        The Group recognizes milestone revenue relating to the deliverables, other than the license to develop and commercialise savolitinib in the rest of the world, in the agreement as a single unit of accounting using the milestone method. The Group did not recognize any milestone income for the period ended September 30, 2015 but US$5 million was recognized for the period ended September 30, 2014. In addition, the Group recognized US$2.8 million and US$4.5 million for the provision of research and development services for the periods ended September 30, 2015 and 2014 respectively.

License and collaboration agreement with Ortho-McNeil-Janssen

        After the original research and development alliance agreement entered in December 2008, the Group modified the original arrangement and entered into a new research and development alliance agreement with Ortho-McNeil-Janssen Pharmaceuticals, Inc. ("Janssen") on June 2, 2010 for the discovery and development of novel small-molecule therapeutics against a target in the area of inflammation/immunology. The original agreement signed in December 2008 was terminated and superseded by the new agreement.

        Under the terms of the 2010 agreement, the Group will provide drug discovery activities in order to assess whether the selected compound meets certain criteria specified in the agreement. Upon selected compound meeting the specified criteria, Janssen has the option to elect to receive from the Group an exclusive worldwide license to develop and commercialize the compound. If Janssen opts not to do so, the

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

23. Revenue from license and collaboration agreements—third parties (Continued)

License and collaboration agreement with Ortho-McNeil-Janssen (Continued)

Group may choose to further pursue clinical development of drug compounds from the discovery programme through the demonstration of clinical proof-of-concept. Upon the success in achieving the clinical proof-of-concept, Janssen may again opt to take over further development and obtain the exclusive rights to develop and commercialize drug compounds from the Group's programme. The option did not have any significant value at inception of the arrangement.

        The Group received from Janssen an up-front, non-refundable payment of US$3.0 million upon execution of the 2008 agreement, which was carried forward to cover discovery activities under the 2010 agreement.

        The Group recognized the upfront payment of US$3.0 million over the drug discovery period under the initial agreement signed in 2008. Upon signing of the 2010 agreement, the portion of revenue that had not been recognized under the 2008 agreement was adjusted to be recognized over the remaining drug discovery period under the terms of the 2010 agreement to September 2012. The Group received US$1.0 million in 2011 following confirmation of selected compound meeting sustainable lead criteria and a further US$6.0 million in 2013 when the selected compound met development candidate criteria as specified in the agreement.

        The Group did not recognize any milestone income for the period ended September 30, 2015 and 2014.

        On August 13, 2015, the Group received a notice from Janssen to terminate the license and collaboration agreement between HMPL and Janssen dated June 2, 2010 for the discovery and development of novel small molecule therapeutics against a target in the area of inflammation/immunology. All licenses and other rights granted by the Group to Janssen shall terminate upon the termination date, which is 90 days after the notice of termination. The Group does not have any outstanding liabilities or obligations due to/from Janssen in relation to the termination of the agreement.

24. Government incentives

        The Group receives government grants from the PRC Government (including the National level and Shanghai province). These grants are given in support of drug research and development activities and are conditional upon i) the Group spending a predetermined budget cost, regardless of success or failure of the research and development projects and ii) achievement of certain stages of research and development projects being approved by relevant PRC government authority. These government grants are subject to ongoing reporting and monitoring by the PRC Government over the period of the grant.

        Government incentives which are deferred and recognized in the statement of operations over the period necessary to match them with the costs that they are intended to compensate are recognized in other payable, accruals and advance receipts (Note 17) and will be refundable to the PRC Government if the related research and development projects are suspended. During the nine months ended September 30, 2015 and 2014, the Group received government grants of US$1,192,000 and US$617,000 respectively.

        The government grants recorded as a reduction to research and development expenses for the nine months ended September 30, 2015 and 2014 was US$360,000 and US$475,000 respectively.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

25. Significant related party transactions

        The Group has the following significant transactions during the period with related parties which were carried out in the normal course of business at terms determined and agreed by the relevant parties:

(a)
Transactions with related parties:

	Nine Months Ended September 30,
	2015	2014
	(in US$'000)
Sales of goods to
—Indirect subsidiaries of CK Hutchison	6,261	5,362

Income from provision of research and development services
—Equity investees	3,851	3,470

Purchase of goods from
—A non-controlling shareholder of a subsidiary	9,067	4,931
—Equity investees	4,284	1,645

	13,351	6,576

Providing consultancy services to
—An equity investee	—	38
Rendering of marketing services from
—Indirect subsidiaries of CK Hutchison	633	388
—An equity investee	3,863	—

	4,496	388

Rendering of management service from
—An indirect subsidiary of CK Hutchison	633	742

Interest paid to
—An immediate holding company	105	82
—A non-controlling shareholder of a subsidiary	63	—

	168	82

Guarantee fee on bank loan to
—A subsidiary of CK Hutchison	352	352

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

25. Significant related party transactions (Continued)

(b)
Balances with related parties included in:

	September 30, 2015	December 31, 2014
	(in US$'000)
Accounts receivable from related parties:
—Indirect subsidiaries of CK Hutchison (note (i))	1,291	1,922
—An equity investee (note (i))	941	262

	2,232	2,184

Accounts payable due to a related party:
—A non-controlling shareholder of a subsidiary (note (i))	5,686	2,190

Amounts due from related parties:
—A subsidiary of CK Hutchison (note (i))	109	107
—Equity investees (note (i) and (vi))	2,378	1,176
—Loan to an equity investee (note (ii))	7,000	5,000

	9,487	6,283

Amounts due to related parties:
—Immediate holding company (note (iii))	10,257	8,694
—An indirect subsidiary of CK Hutchison (note (i))	20	22
—An equity investee (note (i))	1,926	—

	12,203	8,716

Non-controlling shareholders:
—Loan from a non-controlling shareholder of a subsidiary (note (iv))	579	579
—Loan from a non-controlling shareholder of a subsidiary (note (v))	2,550	2,550
—Interest payable due to a non-controlling shareholder of a subsidiary	83	19

	3,212	3,148

Deferred income:
—An equity investee (note (vi))	2,209	—

Notes:

(i)
Other balances with related parties are unsecured, interest-free and repayable on demand. The carrying values of balances with related parties approximate their fair values due to their short-term maturities.

(ii)
Loan to an equity investee is unsecured, interest-bearing (with waiver of interest).

(iii)
Amount due to immediate holding company is unsecured, interest-bearing and repayable on demand. The carrying value of amount due to immediate holding company approximates its fair value due to its short-term maturities.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

25. Significant related party transactions (Continued)

(iv)
Loan from a non-controlling shareholder of a subsidiary is unsecured, interest-bearing (with waiver of interest) and is recorded in other non-current liabilities.

(v)
Loan from a non-controlling shareholder of a subsidiary is unsecured, interest-bearing (with waiver of interest) and is recorded in other non-current liabilities. US$2,250,000 was repaid during the period ended September 30, 2014.

(vi)
Deferred income represents amount recognized from granting of promotion and marketing rights. 50% of the amount is received during the period ended September 30, 2015 and the remaining 50% balance to be received is recorded in amounts due from related parties: equity investees.

26. Income Taxes

        Income tax expense is based on the Group's estimate of the annual effective income tax rate expected for the full financial year. The estimated annual income tax rate used for the year ended December 31, 2014 is 14%. The estimated annual income tax rate used for the nine months ended September 30, 2015 is 14%.

        Subsidiaries where ordinary losses are expected for the full financial year and where no benefits are expected to be recognized from those losses are excluded from the computation of the overall estimated annual effective income tax rate. A full valuation allowance against these tax losses resulted in a separate effective tax rate of nil.

        Tax on undistributed earnings of equity investees, which give rise to deferred tax liabilities, was calculated on a separate estimated annual effective tax rate of 5%.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

27. (Losses)/Earnings per Share

(a)
Basic (losses)/earnings per share

        Basic (losses)/earnings per share is calculated by dividing the net (loss)/income attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares in issue during the year. Periodic accretion to preferred shares of HMHL (note 20) is recorded as deductions to consolidated net income to arrive at net (loss)/income available to the Company's ordinary shareholders for purpose of calculating the consolidated basic (losses)/earnings per share.

	Nine Months Ended September 30,
	2015	2014
Weighted average number of outstanding ordinary shares in issue	54,039,545	52,417,249

Net income/(loss) from continuing operations	6,790	(3,609)
Net income attributable to non-controlling interests	(2,156)	(1,707)
Accretion on redeemable non-controlling interest	(43,001)	(15,126)

Net loss for the period attributable to ordinary shareholders of the Company—Continuing operations (US$'000)	(38,367)	(20,442)

Income from discontinued operations, net of tax	—	1,750
Net income attributable to non-controlling interests	—	(875)

Net income for the period attributable to ordinary shareholders of the Company—Discontinued operations (US$'000)	—	875

	(38,367)	(19,567)

(Losses)/Earnings per share attributable to ordinary shareholders of the Company
—Continuing operations (US$ per share)	(0.71)	(0.39)
—Discontinued operations (US$ per share)	—	0.02

	(0.71)	(0.37)

(b) Diluted (losses)/earnings per share

        Diluted (losses)/earnings per share is calculated by dividing net (loss)/income attributable to ordinary shareholders, by the weighted average number of ordinary and dilutive ordinary share equivalent outstanding during the period. Dilutive ordinary share equivalents include shares issuable upon the exercise or settlement of share-based awards issued by the Company and its subsidiaries using the treasury stock method and the ordinary shares issuable upon the conversion of the preferred shares issued by HMHL using the if-converted method. The computation of diluted (losses)/earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect.

        In determining the impact from share-based awards and convertible preferred shares issued by HMHL, the Company first calculates the diluted earnings per share at the HMHL and includes in the numerator of consolidated (losses)/earnings per share the amount based on the diluted (losses)/earnings per share of HMHL multiplied by the number of shares owned by the Company. If dilutive, the percentage

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

27. (Losses)/Earnings per Share (Continued)

(b) Diluted (losses)/earnings per share (Continued)

of the Company's shareholding in HMHL was calculated by treating convertible preferred shares issued by HMHL as having been converted at the beginning of the period and share options as having been exercised during the period.

        For purpose of calculating (losses)/earnings per share for discontinued operations, the same number of potential common shares used in computing the diluted per share amount for income from continuing operations was used in computing diluted per share amount for income from discontinued operations.

	Nine Months Ended September 30,
	2015	2014
Diluted (losses)/earnings per share attributable to equity holders of the Company
—Continuing operations (US$ per share)	(0.71)	(0.39)
—Discontinued operations (US$ per share)	—	0.02

	(0.71)	(0.37)

        For the period ended September 30, 2015 and 2014, the preferred shares issued by HMHL and share options issued by the Company and HMHL were not included in the calculation of diluted loss per share of HMHL because of their anti-dilutive effect.

        Diluted loss per share from continuing operations for the periods ended September 30, 2015 and 2014 was the same as the basic loss per share from continuing operations.

28. Segment reporting

        The operating segments are strategic business units that offer different products and services. They are managed separately because each business requires different technological advancement and marketing approach. Details of the operating segment are disclosed in Note 1. The performance of the reportable segments are assessed based on two measurements: (a) earnings or losses of subsidiaries before interest income, finance costs and tax expenses ("EBIT/(LBIT)") and (b) equity in earnings of equity investees, net of tax.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

28. Segment reporting (Continued)

        The segment information for the reportable segments is as follows:

Continuing operations

	For the nine months ended September 30, 2015
	Innovation platform	Commercial platform
	Drug R&D	Prescription Drugs	Consumer health		Reportable segment
	PRC	PRC	PRC	Hong Kong	Total	Unallocated	Total
	(in US$'000)
Revenue from external customers	32,913	74,573	2,204	12,231	121,921	—	121,921

EBIT/(LBIT)	(2,594)	553	(152)	812	(1,381)	(8,415)	(9,796)
Interest income	55	97	26	—	178	213	391
Equity in earnings of equity investees, net of tax	(2,958)	12,445	9,145	—	18,632	—	18,632

Operating profit/(loss)	(5,497)	13,095	9,019	812	17,429	(8,202)	9,227
Finance costs	—	—	—	63	63	994	1,057
Additions to non-current assets (other than financial instrument and deferred tax assets)	2,221	12	4	2	2,239	6	2,245
Depreciation/amortization	1,420	69	7	4	1,500	31	1,531
Income tax expense	—	197	—	101	298	1,082	1,380

	As at September 30, 2015
	Innovation platform	Commercial platform
	Drug R&D	Prescription Drugs	Consumer health		Reportable segment
	PRC	PRC	PRC	Hong Kong	Total	Unallocated	Total
	(in US$'000)
Total assets	45,695	91,021	66,005	10,222	212,943	7,960	220,903
Property, plant and equipment	7,882	55	30	6	7,973	46	8,019
Leasehold land	1,363	—	—	—	1,363	—	1,363
Goodwill	—	3,023	407	—	3,430	—	3,430
Intangible asset	—	593	—	—	593	—	593
Investments in equity investees	10,100	46,913	59,732	—	116,745	—	116,745

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

28. Segment reporting (Continued)

	For nine months ended September 30, 2014
	Innovation platform	Commercial platform
	Drug R&D	Prescription Drugs	Consumer Health		Reportable segment
				Hong Kong
	PRC	PRC	PRC		Total	Unallocated	Total
	(in US$'000)
Revenue from external customers	16,170	31,379	1,966	8,739	58,254	—	58,254

EBIT/(LBIT)	(7,580)	97	(206)	512	(7,177)	(5,640)	(12,817)
Interest income	25	24	9	2	60	288	348
Equity in earning investees, net of tax	(8,729)	11,248	8,542	—	11,061	—	11,061

Operating profit/(loss)	(16,284)	11,369	8,345	514	3,944	(5,352)	(1,408)
Finance costs	—	10	77	—	87	1,043	1,130
Additions to non-current assets (other than financial instrument and deferred tax assets)	2,641	788	2	1	3,432	6	3,438
Depreciation/ amortization	794	40	4	6	844	31	875
Income tax expense	—	48	—	69	117	954	1,071

	As at December 31, 2014
	Innovation platform	Commercial platform
	Drug R&D	Prescription Drugs	Consumer Health		Reportable segment
				Hong Kong
	PRC	PRC	PRC		Total	Unallocated	Total
	(in US$'000)
Total assets	43,061	68,650	70,731	7,050	189,492	21,342	210,834
Property, plant and equipment	7,305	62	36	8	7,411	71	7,482
Leasehold land	1,436	—	—	—	1,436	—	1,436
Goodwill	—	3,023	407	—	3,430	—	3,430
Intangible asset	—	666	—	—	666	—	666
Investments in equity investees	13,067	39,158	55,753	—	107,978	—	107,978

        Segment information for discontinued operation has been disclosed in Note 5.

        Revenue from external customers is after elimination of inter-segment sales. The amount eliminated attributable to (a) sales between Prescription Drugs and Consumer Health businesses with the PRC of US$134,000 and US$140,000 and (b) sales within Consumer Health business from Hong Kong to the PRC of US$2,874,000 and US$105,000 for the periods ended September 30, 2015 and 2014.

        Sales between segments are carried out at mutually agreed terms.

        There was a customer under Innovative Platform who accounted for 20% of the Group's revenue for the period ended September 30, 2015. There was no customer account for over 10% of the Group's revenue for the period ended September 30, 2014.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

28. Segment reporting (Continued)

        Unallocated expenses mainly represent corporate expenses which include corporate employee benefit expenses. Unallocated assets mainly comprise cash at banks.

        A reconciliation of LBIT for reportable segments to net income from continuing operations is provided as follows:

	September 30, 2015	September 30, 2014
	(in US$'000)
LBIT	(1,381)	(7,177)
Unallocated expenses	(8,415)	(5,640)
Interest income	391	348
Equity income from equity investees, net of tax	18,632	11,061
Finance costs	(1,057)	(1,130)
Income taxes	(1,380)	(1,071)

Net income from continuing operations	6,790	(3,609)

29. Litigation

        From time to time, the Group may become involved in litigation relating to claims arising from the ordinary course of business. The Group believes that there are currently no claims or actions pending against the Group, the ultimate disposition of which could have a material adverse effect on the Group's results of operations, financial condition or cash flows. However, litigation is subject to inherent uncertainties and the Group's view of these matters may change in the future. When an unfavourable outcome occurs, there exists the possibility of a material adverse impact on the Group's financial position and results of operations for the periods in which the unfavourable outcome occurs, and potentially in future periods.

30. Restricted net assets

        Relevant PRC laws and regulations permit payments of dividends by the Company's subsidiaries in China only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Company's subsidiaries in China are required to make certain appropriation of net after-tax profits or increase in net assets to the statutory surplus fund prior to payment of any dividends. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each subsidiary. As a result of these and other restrictions under PRC laws and regulations, the Company's subsidiaries in China are restricted in their ability to transfer their net assets to the Group in terms of cash dividends, loans or advances, which restricted portion amounted to US$79,929,000 and US$79,441,000 as at September 30, 2015 and December 31, 2014 respectively. Even though the Group currently does not require any such dividends, loans or advances from the PRC subsidiaries, for working capital and other funding purposes, the Group may in the future require additional cash resources from the Company's subsidiaries in China due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends to make distributions to shareholders.

        Further, the Group has certain investments in equity investees, of which the Group's equity in unremitted earnings amounted to US$68,216,000 and US$51,244,000 as at September 30, 2015 and December 31, 2014 respectively.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

31. Additional information: condensed financial statements of the Company

        Regulation S-X require condensed financial information as to financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year.

        The Company's investments in its subsidiaries are accounted for under the equity method of accounting. Such investment is presented on separate condensed balance sheets of the Company as "Investments in subsidiaries" and the Company's shares of the profit or loss of subsidiaries are presented as "Equity in earnings of subsidiaries" in the statements of operations. Ordinarily under the equity method, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of this condensed financial information of parent company, the Company has continued to reflect its share, based on its proportionate interest, of the losses of a subsidiary regardless of the carrying value of the investment even though the Company is not legally obligated to provide continuing support or fund losses.

        The Company's subsidiaries did not pay any dividends to the Company for the periods presented except for Hutchison Chinese Medicine (Shanghai) Investment Limited which declared dividends of US$2,949,000 during the period ended September 30, 2015 and Hutchison Chinese Medicine Holdings Limited which declared dividends of US$1,282,000 during the period ended September 30, 2014. These dividends were settled by off-setting against amounts due to the same subsidiaries.

        Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures represent supplemental information relating to the operations of the Company, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Group.

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

31. Additional information: condensed financial statements of the Company (Continued)

Condensed Balance Sheets
(in US$'000)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	1	1
Prepayments	1	1
Amounts due from related parties	76	76

Total current assets	78	78
Non-current asset:
Investments in subsidiaries	91,246	90,004

Total assets	91,324	90,082

Liabilities and shareholders' equity
Current liabilities
Other payables and accruals	3,054	599
Amounts due to subsidiaries	5,796	9,055
Amounts due to immediate holding company	309	241

Total liabilities	9,159	9,895
Redeemable non-controlling interests	—	41,036
Company's shareholders' equity
Ordinary share; $1.00 par value; 75,000,000 shares authorized; 56,514,368 and 53,076,676 shares issued at September 30, 2015 and December 31, 2014	56,514	53,076
Other shareholders' equity	25,651	(13,925)

Total Company's shareholders' equity	82,165	39,151

Total liabilities and shareholders' equity	91,324	90,082

Condensed Statements of Operations
(Unaudited, in US$'000, except share and per share data)

	Nine Months Ended September 30,
	2015	2014
Operating expenses
Administrative	(3,517)	(1,045)

Other expense
Interest expense	(3)	(2)
Equity in earnings of subsidiaries, net of tax	8,154	(3,394)

Net income/(loss)	4,634	(4,441)

Hutchison China MediTech Limited
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

31. Additional information: condensed financial statements of the Company (Continued)

Condensed Statements of Cash Flows
(Unaudited, in US$'000)

	Nine Months Ended September 30,
	2015	2014
Operating activities
Net income/(loss)	4,634	(4,441)
Adjustments to reconcile net income to net cash used in operating activities
Equity in earnings of subsidiaries, net of tax	(8,154)	3,394
Loss on dilution of interest in a subsidiary	3	—
Changes in operating assets and liabilities
Prepayments	—	(1)
Amounts due to subsidiaries	994	862
Other payables and accruals	2,455	112
Amounts due to immediate holding company	68	74

Net cash from operating activities and net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	1	1

Cash and cash equivalents at end of period	1	1

32. Subsequent events

        The Group evaluated subsequent events through November 13, 2015

(a)
On October 19, 2015, the Company granted conditional awards (the "LTIP Awards") under the Long Term Incentive Plan (the "LTIP"). The LTIP Awards grant participating directors or employees a conditional right to receive ordinary shares in the Company (the "Ordinary Shares"), to be purchased by an independent third party trustee (the "Trustee") up to a maximum cash amount. The cash amount is dependent upon the achievement of annual performance targets for each financial year of the Company stipulated in the LTIP Awards.

  The Ordinary Shares, to be purchased by the Trustee following determination of the cash amount based on actual achievement of each annual performance target, will then be held by the Trustee until the requisite period is met. The initial LTIP Awards will cover performance in relation to three financial years from 2014 to 2016 (the "LTIP Period").

  The maximum cash amount per annum for the LTIP Period stipulated in the LTIP Awards is approximately US$1.8 million.

(b)
In accordance with the licence and collaboration agreement with Eli Lilly, on October 23, 2015, Hutchison MediPharma Limited ("HMP"), a subsidiary of the Company under the Innovation Platform, met the criterion to receive a US$10 million milestone payment. The milestone payment was triggered by the positive proof-of-concept ("POC") Phase II study of fruquintinib in the treatment of patients with advanced non-squamous non-small cell lung cancer ("NSCLC") in China. The payment is expected to be received in the fourth quarter of 2015.

  Pursuant to the license and collaboration agreement, HMP will also receive reimbursements for costs associated with Phase III study of fruquintinib in non-squamous NSCLC in China according to a pre-specified cost-sharing rate.

SHANGHAI HUTCHISON
PHARMACEUTICALS LIMITED

 Independent Auditor's Report

To the Board of Directors and Shareholders of Shanghai Hutchison Pharmaceuticals Limited

        We have audited the accompanying consolidated financial statements of Shanghai Hutchison Pharmaceuticals Limited and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2014 and 2013, and the related consolidated income statements, consolidated statements of comprehensive income, of changes in equity and of cash flows for the years then ended.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shanghai Hutchison Pharmaceuticals Limited and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Shanghai, the People's Republic of China
August 21, 2015

Shanghai Hutchison Pharmaceuticals Limited
Consolidated Income Statement
For the years ended December 31, 2014 and 2013

	Note	2014	2013
		(US$'000)	(US$'000)
Revenue		154,703	138,160
Cost of sales		(44,738)	(37,993)

Gross profit		109,965	100,167
Selling expenses		(70,239)	(64,933)
Administrative expenses		(8,932)	(9,524)
Other net operating income	5	711	910

Operating profit	6	31,505	26,620
Finance costs		—	—

Profit before taxation		31,505	26,620
Taxation charge	7	(5,103)	(4,196)

Profit for the year		26,402	22,424

The accompanying notes are an integral part of these consolidated financial statements

Shanghai Hutchison Pharmaceuticals Limited
Consolidated Statement of Comprehensive Income
For the years ended December 31, 2014 and 2013

	2014	2013
	(US$'000)	(US$'000)
Profit for the year	26,402	22,424
Other comprehensive (loss)/income that has been or may be reclassified subsequently to profit or loss:
Exchange translation differences	(1,895)	1,856

Total comprehensive income for the year (net of tax)	24,507	24,280

The accompanying notes are an integral part of these consolidated financial statements.

Shanghai Hutchison Pharmaceuticals Limited
Consolidated Statement of Financial Position
As at December 31, 2014 and 2013

	Note	2014	2013
		(US$'000)	(US$'000)
ASSETS
Non-current assets
Property, plant and equipment	9	52,954	20,413
Leasehold land	10	11,989	12,557
Deferred tax assets	11	2,788	2,676

		67,731	35,646

Current assets
Inventories	12	35,136	24,386
Trade and bills receivables	13	18,938	19,293
Other receivables, prepayments and deposits		2,495	1,149
Cash and cash equivalents	14	16,575	30,331
Bank deposits maturing over three months	14	2,299	—

		75,443	75,159

Total assets		143,174	110,805

EQUITY
Capital and reserves attributable to the Company's equity holders
Share capital	15	33,382	33,382
Reserves		38,524	33,094

Total equity		71,906	66,476

LIABILITIES
Current liabilities
Trade payables	16	9,937	10,742
Other payables, accruals and advance receipts	17	33,031	25,876
Bank borrowings	18	7,476	—
Current tax liabilities		1,608	1,866

		52,052	38,484

Non-current liabilities
Deferred income	19	4,703	5,025
Bank borrowings	18	14,513	820

		19,216	5,845

Total liabilities		71,268	44,329

Net current assets		23,391	36,675

Total assets less current liabilities		91,122	72,321

Total equity and liabilities		143,174	110,805

The accompanying notes are an integral part of these consolidated financial statements.

Shanghai Hutchison Pharmaceuticals Limited
Consolidated Statement of Changes in Equity
For the years ended December 31, 2014 and 2013

	Share capital	Exchange reserve	General reserves	Retained earnings	Total equity
	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)
As at January 1, 2013	10,605	5,820	862	42,071	59,358

Profit for the year	—	—	—	22,424	22,424

Other comprehensive income that has been or may be reclassified subsequently to profit or loss:
Exchange translation differences	—	1,856	—	—	1,856

Total comprehensive income for the year (net of tax)	—	1,856	—	22,424	24,280

Issue of shares (Note 15)	22,777	—	—	(22,777)	—
Transfer between reserves	—	—	48	(48)	—
Dividend paid	—	—	—	(17,162)	(17,162)

As at December 31, 2013	33,382	7,676	910	24,508	66,476

	Share capital	Exchange reserve	General reserves	Retained earnings	Total equity
	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)
As at January 1, 2014	33,382	7,676	910	24,508	66,476

Profit for the year	—	—	—	26,402	26,402

Other comprehensive income that has been or may be reclassified subsequently to profit or loss:
Exchange translation differences	—	(1,895)	—	—	(1,895)

Total comprehensive income for the year (net of tax)	—	(1,895)	—	26,402	24,507

Transfer between reserves	—	—	15	(15)	—
Dividend paid	—	—	—	(19,077)	(19,077)

As at December 31, 2014	33,382	5,781	925	31,818	71,906

The accompanying notes are an integral part of these consolidated financial statements.

Shanghai Hutchison Pharmaceuticals Limited
Consolidated Statement of Cash Flows
For the years ended December 31, 2014 and 2013

	Note	2014	2013
		(US$'000)	(US$'000)
Cash flows from operating activities
Net cash generated from operations	20	20,114	28,869
Interest received		257	197
Income tax paid		(5,494)	(4,290)

Net cash generated from operating activities		14,877	24,776

Cash flows from investing activities
Purchase of property, plant and equipment		(27,655)	(6,608)
Government grants relating to property, plant and equipment received		559	3,428
Proceeds from disposal of property, plant and equipment		19	36
Increase in bank deposits maturing over three months		(2,299)	—

Net cash used in investing activities		(29,376)	(3,144)

Cash flows from financing activities
Interest expense paid		(691)	(9)
Dividend paid to shareholders		(19,077)	(17,162)
New short-term bank borrowings		7,476	—
New long-term bank borrowings		13,693	820

Net cash generated from/(used in) financing activities		1,401	(16,351)

Net (decrease)/ increase in cash and cash equivalents		(13,098)	5,281
Cash and cash equivalents at January 1		30,331	24,196
Exchange differences		(658)	854

Cash and cash equivalents at December 31		16,575	30,331

Analysis of cash and bank balances
—Cash and cash equivalents	14	16,575	30,331
—Bank deposits maturing over three months	14	2,299	—

	14	18,874	30,331

The accompanying notes are an integral part of these consolidated financial statements.

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts

1. General information

        Shanghai Hutchison Pharmaceuticals Limited (the "Company") and its subsidiaries (together the "Group") are principally engaged in manufacturing and selling of prescription drugs products. The Group has manufacturing plants in the People's Republic of China (the "PRC") and sells mainly in the PRC.

        The Company was incorporated in the PRC on April 30, 2001 as a Chinese-Foreign Equity joint ventures and the approved operation period is 50 years. The Company is jointly controlled by Shanghai Hutchison Chinese Medicine (HK) Investment Limited ("SHCM(HK)IL") and Shanghai Traditional Chinese Medicine Co., Ltd ("SHTCML").

        These consolidated accounts are presented in thousands of United States dollars ("US$000"), unless otherwise stated.

2. Summary of significant accounting policies

        The consolidated accounts of the Company have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board. These consolidated accounts have been prepared under the historical cost convention.

        During the year of 2014, the Group has adopted all of the new and revised standards, amendments and interpretations issued by the International Accounting Standards Board that are relevant to the Group's operations and mandatory for annual periods beginning January 1, 2014. The adoption of these new and revised standards, amendments and interpretations did not have any material effects on the Group's results of operations or financial position.

        New Standards and interpretations not yet adopted.

        At the date of authorisation of these consolidated accounts, the following standards, amendments and interpretations were in issue but not yet effective and have not been early adopted by the Group:

IAS 1 (Amendments)(2)	Disclosure Initiative
IAS 16 and IAS 38 (Amendments)(2)	Clarification of Acceptable Methods of Depreciation and Amortisation
IAS 16 and IAS 41 (Amendments)(2)	Agriculture: Bearer Plants
IAS 19 (Amendments)(1)	Defined Benefit Plans: Employee Contributions
IAS 27 (Amendments)(2)	Equity Method in Separate Financial Statements
IFRS 9(3)	Financial Instruments
IFRS 10 and IAS 28 (Amendments)(2)	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture
IFRS 10, IFRS 12 and IAS 28 (Amendments)(2)	Investment Entities: Applying the Consolidated Exception
IFRS 11 (Amendments)(2)	Accounting for Acquisitions of Interests in Joint Operations
IFRS 14(2)	Regulatory Deferral Accounts
IFRS 15(3)	Revenue from Contracts with Customers
Annual improvements 2010-2012 cycle(1)	Improvements to IFRSs
Annual improvements 2011-2013 cycle(1)	Improvements to IFRSs
Annual improvements 2012-2014 cycle(2)	Improvements to IFRSs

(1)
Effective for the Group for annual periods beginning on or after January 1, 2015.

(2)
Effective for the Group for annual periods beginning on or after January 1, 2016.

(3)
Effective for the Group for annual periods beginning on or after January 1, 2018.

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

        The adoption of standards, amendments and interpretations listed above in future periods is not expected to have any material effect on the Group's result of operations and financial position, except for the adoption of IFRS 15 which the management is still assessing the impact.

(a)
Basis of consolidation

        The consolidated accounts of the Group include the accounts of the Company and its subsidiaries made up to December 31.

        The accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

        All significant intercompany transactions and balances within the Group are eliminated on consolidation.

(b)
Subsidiary

        The subsidiary is an entity over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to variable return from its involvement with the entity and has the ability to affect those returns through its power over the entity. In the consolidated accounts, the subsidiary is accounted for as described in Note 2(a) above.

        The subsidiary is fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

(c)
Foreign currency translation

        Items included in the accounts of each of the Group's companies are measured using the currency of the primary economic environment in which the entity operates (the "functional currency"). The functional currency of the Company and its subsidiary is Renminbi ("RMB") whereas the consolidated accounts are presented in United States dollars ("US dollars"), which is the Company's presentation currency.

        The accounts of the Company and its subsidiary are translated into the Company's presentation currency using the year end rates of exchange for the statement of financial position items and the average rates of exchange for the year for the income statement items. Exchange differences are recognised directly in the consolidated statement of comprehensive income.

(d)    Property, plant and equipment

        Property, plant and equipment other than construction in progress are stated at historical cost less accumulated depreciation and any accumulated impairment losses. Historical cost includes the purchase price of the asset and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

        Subsequent costs are included in the asset's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(d)    Property, plant and equipment (Continued)

        Depreciation is calculated using the straight-line method to allocate their costs less accumulated impairment losses over their estimated useful lives. The principal annual rates are as follows:

Buildings	30 years
Leasehold improvements	Over the unexpired period of the lease or 5 years, whichever is shorter
Plant and equipment	10 years
Furniture and fixtures, other equipment and motor vehicles	5 years

        The assets' useful lives are reviewed and adjusted if appropriate, at end of each reporting period. An asset's carrying amount is written down immediately to its recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount (Note 2(h)).

        Gains and losses on disposals are determined by comparing net sales proceeds with the carrying amount of the relevant assets and are recognised in income statement.

(e)    Construction in progress

        Construction in progress represents buildings, plant and machinery under construction and pending installation and is stated at cost less accumulated impairment losses (if any). Cost includes the costs of construction of buildings and the costs of plant and machinery. No provision for depreciation is made on construction-in-progress until such time as the relevant assets are completed and ready for intended use. When the assets concerned are brought into use, the costs are transferred to property, plant and equipment and depreciated in accordance with the policy as stated in Note 2(d).

(f)    Leasehold land

        Leasehold land is stated at cost less accumulated amortisation and accumulated impairment losses (if any). Cost mainly represents consideration paid for the rights to use the land on which various plants and buildings are situated for a period of 50 years from the date the respective right was granted. Amortisation of leasehold land is calculated on a straight-line basis over the period of the land use rights.

(g)    Research and development

        Research expenditure is recognised as an expense as incurred. Costs incurred on development projects (relating to the design and testing of new or improved products) are recognised as intangible assets when it is probable that the project will generate future economic benefits by considering its commercial and technological feasibility, and costs can be measured reliably. Other development expenditures are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period. Development costs with a finite useful life that have been capitalised (if any) are amortised on a straight-line basis over the period of expected benefit not exceeding five years. The capitalised development costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets exceeds its recoverable amount.

        Where the research phase and the development phase of an internal project cannot be clearly distinguished, all expenditure incurred on the project is charged to the income statement.

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(h)    Impairment of non-financial assets

        Assets that have an indefinite useful life such as goodwill or intangible assets not ready to use are not subject to amortisation and are tested for impairment annually. Assets are reviewed for impairment to determine whether there is any indication that the carrying value of these assets may not be recoverable and have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. The recoverable amount is the higher of an asset's fair value less costs to sell and value in use. Such impairment loss is recognised in the income statement.

(i)    Inventories

        Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted average cost method. The cost of finished goods comprises raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity). Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

(j)    Trade and other receivables

        Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of trade and other receivables is established when there is objective evidence that the asset is impaired. The amount of the provision is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The amount of the provision is recognised in the income statement.

(k)    Cash and cash equivalents

        Cash and cash equivalents comprise cash on hand and demand deposits.

        In the consolidated statement of cash flows, cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less.

(l)    Borrowings

        Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

(m)    Financial liabilities and equity instruments

        Financial liabilities and equity instruments issued by the Group are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument. Financial liabilities (including trade and other payables) are initially measured at fair value, and are subsequently measured at amortised cost, using the effective interest method. An equity instrument is any contract that does not meet the definition of financial liability and evidences a residual interest in the assets of the Group after deducting all of its liabilities.

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(m)    Financial liabilities and equity instruments (Continued)

        Ordinary shares are classified as equity. Incremental costs, net of tax, directly attributable to the issue of new shares are shown in equity as a deduction from the proceeds.

(n)    Current and deferred income tax

  (i)
  Current income tax

        The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the country where the Group operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

  (ii)
  Deferred income tax

        Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated accounts. Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

(o)    Employee benefits

  (i)
  Pension plans

        The employees of the Group participate in defined contribution retirement benefit plans organised by the relevant municipal and provincial governments in the PRC under which the Group required to make monthly contributions to the plans calculated as a percentage of the employees' salaries. The municipal and provincial governments undertake to assume the retirement benefit obligations to all existing and future retired employees payable under the plan described above. Other than the monthly contributions, the Group has no further obligations for the payment of the retirement and other post retirement benefits of its employees. The assets of these plans are held separately from those of the Group in an independent fund managed by the PRC government.

(p)    Provisions

        Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

(q)    Operating leases

        Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the leases.

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(r)    Borrowing costs

        Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. All other borrowing costs are recognised in the income statement in the period in which they are incurred.

(s)    Government incentives

        Incentives from government are recognised at their fair values where there is a reasonable assurance that the incentives will be received and all attached conditions will be complied with.

        Government incentives relating to costs are deferred and recognised in the income statement over the period necessary to match them with the costs that they are intended to compensate.

        Government grants relating to property, plant and equipment are included in non-current liabilities as deferred revenue and credited to the income statement on a straight-line basis over the expected lives of the related assets.

(t)    Revenue and income recognition

        Revenue comprises the fair value of the consideration received and receivable for the sales of goods in the ordinary course of the Group's activities. The Group recognises revenue when the amount of revenue can be reliably measured; when it is probable that future economic benefits will flow to the entity; and when specific criteria have been met for each of the Group's activities, as described below.

        Revenue is shown net of value-added tax, returns, volume rebates and discounts after eliminated sales within the Group. Revenue and income are recognised as follows:

  (i)
  Sales of goods

        Sales of goods are recognised when a group entity has delivered products to the customer, the customer has accepted the products and collectability of the related receivables is reasonably assured.

  (ii)
  Interest income

        Interest income is recognised on a time-proportion basis using the effective interest method.

(u)    Segment information

        The Group has one reporting segment which is manufacturing and selling of prescription drug products. All segment assets are located in the PRC. The Group's chief operating decision-maker reviews the consolidated results of the Group for the purposes of resource allocation and performance assessment. Therefore, no additional reportable segment and geographical information has been presented.

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts (Continued)

3. Financial risk management

(a)    Financial risk factors

        The Group's activities expose it to a variety of financial risks, including credit risk, cash flow interest rate risk and liquidity risk. The Group does not use any derivative financial instruments for speculative purpose.

  (i)
  Credit risk

        The carrying amounts of cash at bank, bank deposits, trade receivables (including bills receivables) and other receivables included in the consolidated statement of financial position represent the Group's maximum exposure to credit risk of the counterparty in relation to its financial assets.

        Substantially all of the Group's cash at banks are deposited in major financial institutions, which management believes are of high credit quality. The Group has a policy to limit the amount of credit exposure to any financial institution.

        Bills receivables are mostly to be settled by reputable banks or state-owned banks and therefore the management considers that they will not expose the Group to any significant credit risk.

        The Group has no significant concentrations of credit risk. The Group has policies in place to ensure that the sales of products are made to customers with appropriate credit history and the Group performs periodic credit evaluations of its customers.

        Management makes periodic assessment on the recoverability of trade receivables and other receivables. The Group's historical experience in collection of receivables falls within the recorded allowances. It is considered that adequate provision for uncollectible receivables has been made.

  (ii)
  Cash flow interest rate risk

        The Group has no significant interest-bearing assets except for bank deposits and cash at bank, details of which have been disclosed in Note 14. The Group's exposure to interest rate risk is mainly attributable to its bank borrowing, which bear interest at fixed rate. Therefore, the fixed rate interest bearing financial liabilities makes the Group expose to fair value interest rate risk. Details of the Group's bank borrowings are disclosed in Note 18. Since it bears the interest at fixed rate, the Group considers the exposure to the change in interest rate risk is insignificant and no sensitivity analysis has been performed.

  (iii)
  Liquidity risk

        Prudent liquidity management implies maintaining sufficient cash and cash equivalents and the availability of funding when necessary. The Group's policy is to regularly monitor current and expected liquidity requirements to ensure that it maintains sufficient cash balances and adequate credit facilities to meet its liquidity requirements in the short and long term.

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts (Continued)

3. Financial risk management (Continued)

(a)    Financial risk factors (Continued)

  (iii)
  Liquidity risk (Continued)

        As at December 31, 2013 and 2014, the Group's current financial liabilities were due for settlement contractually within twelve months.

(b)    Capital risk management

        The Group's objectives when managing capital are to safeguard the Group's ability to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

        The Group regularly reviews and manages its capital structure to ensure optimal capital structure to maintain a balance between higher shareholders' return that might be possible with higher levels of borrowings and advantages and security afforded by a sound capital position, and makes adjustments to the capital structure in light of changes in economic conditions.

        The Group monitors capital on the basis of the liabilities to assets ratio. This ratio is calculated as total liabilities divided by total assets as shown on the consolidated statement of financial position.

        Currently, it is the Group's strategy to maintain a reasonable liabilities to assets ratio. The liabilities to assets ratio as at December 31, 2014 and 2013 were as follows:

	2014	2013
	(US$'000)	(US$'000)
Total liabilities	71,268	44,329
Total assets	143,174	110,805

Liabilities to assets ratio	49.8%	40.0%

        The increase in the liabilities to assets ratio was primarily resulted from the increase of bank borrowings during 2014.

(c)    Fair value estimation

        The Group does not have any financial assets or liabilities which are carried at fair value. The carrying amounts of the Group's current financial assets, including cash and bank balances, trade and bills receivables, and other receivables and current financial liabilities, including trade payables, other payables and accruals and bank borrowings approximate their fair values due to their short-term maturities. The carrying amounts of the Group's financial instruments carried at cost or amortised cost are not materially different from their fair values.

        The face values less any estimated credit adjustments for financial assets and liabilities with a maturity of less than one year are assumed to approximate their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts (Continued)

4. Critical accounting estimates and judgements

        Note 2 includes a summary of the significant accounting policies used in the preparation of the accounts. The preparation of accounts often requires the use of judgements to select specific accounting methods and policies from several acceptable alternatives. Furthermore, significant estimates and assumptions concerning the future may be required in selecting and applying those methods and policies in the accounts. The Group bases its estimates and judgements on historical experience and various other assumptions that it believes are reasonable under the circumstances. Actual results may differ from these estimates and judgements under different assumptions or conditions.

        The following is a review of the more significant assumptions and estimates, as well as the accounting policies and methods used in the preparation of the accounts.

(a)    Useful lives of property, plant and equipment

        The Group has made substantial investments in property, plant and equipment. Changes in technology or changes in the intended use of these assets may cause the estimated period of use or value of these assets to change.

(b)    Impairment of receivables

        The Group makes provision for impairment of receivables based on an assessment of the recoverability of the receivables. This assessment is based on the credit history of the relevant counterparty and the current market condition. Provisions are made where events or changes in circumstances indicate that the receivables may not be collectible. The identification of impairment in receivables requires the use of judgement and estimates. Where the expectation is different from the original estimate, such difference will impact the carrying amount of receivables and impairment is recognised in the period in which such estimate has been changed.

(c)    Deferred income tax

        Deferred tax is recognised using the liability method on temporary differences arising between the tax bases of assets and liabilities against which the deductible temporary differences and the carry forward of unused tax losses and tax credits can be utilised. Where the final outcomes are different from the estimations, such differences will impact the carrying amount of deferred tax in the period in which such determination is made.

5. Other net operating income

	2014	2013
	(US$'000)	(US$'000)
Interest income	257	197
Net foreign exchange (losses)/gains	(15)	24
Other operating income	469	689

	711	910

Shanghai Hutchison Pharmaceuticals Limited

Notes To The Accounts (Continued)

6. Operating profit

        Operating profit is stated after charging the following:

	2014	2013
	(US$'000)	(US$'000)
Auditor's remuneration	47	45
Amortisation of leasehold land	276	277
Cost of inventories recognised as expense	27,504	22,584
Depreciation of property, plant and equipment	2,375	2,335
Provision for inventories (note)	263	902
Loss on disposal of property, plant and equipment	38	70
Operating lease rentals in respect of land and buildings	599	570
Research and development expense	(69)	1,403
Employee benefit expenses (note 8)	42,605	38,580

Note:

Provision for inventories amounted to US$263,000 (2013: US$902,000) mainly related to obsolete or damaged inventories.

7. Taxation charge

	2014	2013
	(US$'000)	(US$'000)
Current tax	5,279	4,708
Deferred income tax (Note 11)	(176)	(512)

Taxation charge	5,103	4,196

(a)
The Company has been granted High and New Technology Enterprise status. Accordingly, the Company is subjected to a preferential income tax rate of 15.0% up to 2016 (2013:15.0%) and is renewable subject to approval by the relevant authorities.

(b)
The taxation charge on the Group's profit before taxation differs from the theoretical amount that would arise using the Group's weighted average tax rate as follows:

	2014	2013
	(US$'000)	(US$'000)
Profit before taxation	31,505	26,620

Tax calculated at the domestic tax rates of respective companies	7,876	6,655
Expenses not deductible for tax purposes	873	1,108
Temporary differences	(195)	(784)
(Over)/under provision in prior years	(17)	38
Tax effect on concession	(3,434)	(2,821)

Taxation charge	5,103	4,196

Shanghai Hutchison Pharmaceuticals Limited

Notes To The Accounts (Continued)

7. Taxation charge (Continued)

        The weighted average tax rate calculated at the domestic tax rates of the respective companies for the year was 25.0% (2013:25.0%).

        The effective tax rate for the year was 16.2% (2013:15.8%).

8. Employee benefit expenses

	2014	2013
	(US$'000)	(US$'000)
Wages, salaries and bonuses	28,910	24,734
Pension costs—defined contribution plans	3,377	2,946
Staff welfare	10,318	10,900

	42,605	38,580

        Approximately US$16,971,000 (2013: US$14,507,000) is included in cost of sales.

9. Property, plant and equipment

	Buildings situated in the PRC	Leasehold improvements	Plant and equipment	Furniture and fixtures, other equipment and motor vehicles	Construction in progress	Total
	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)
Cost
As at January 1, 2014	23,619	1,730	13,467	3,718	6,074	48,608
Exchange differences	(554)	(43)	(318)	(91)	(298)	(1,304)
Additions	—	9	243	671	34,683	35,606
Disposals	—	—	(309)	(108)	—	(417)
Transfers	—	460	577	76	(1,113)	—

As at December 31, 2014	23,065	2,156	13,660	4,266	39,346	82,493

Accumulated depreciation and impairment
As at January 1, 2014	15,821	1,145	9,003	2,226	—	28,195
Exchange differences	(375)	(29)	(213)	(54)	—	(671)
Charge for the year	939	252	677	507	—	2,375
Disposals	—	—	(268)	(92)	—	(360)

As at December 31, 2014	16,385	1,368	9,199	2,587	—	29,539

Net book value
As at December 31, 2014	6,680	788	4,461	1,679	39,346	52,954

Shanghai Hutchison Pharmaceuticals Limited

Notes To The Accounts (Continued)

9. Property, plant and equipment (Continued)

	Buildings situated in the PRC	Leasehold improvements	Plant and equipment	Furniture and fixtures, other equipment and motor vehicles	Construction in progress	Total
	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)
Cost
As at January 1, 2013	22,881	1,595	13,473	3,180	1,106	42,235
Exchange differences	738	53	429	109	104	1,433
Additions	—	143	272	613	5,589	6,617
Disposals	—	(148)	(1,335)	(194)	—	(1,677)
Transfers	—	87	628	10	(725)	—

As at December 31, 2013	23,619	1,730	13,467	3,718	6,074	48,608

Accumulated depreciation and impairment
As at January 1, 2013	14,322	1,045	9,255	1,936	—	26,558
Exchange differences	477	39	291	66	—	873
Charge for the year	1,022	190	727	396	—	2,335
Disposals	—	(129)	(1,270)	(172)	—	(1,571)

As at December 31, 2013	15,821	1,145	9,003	2,226	—	28,195

Net book value
As at December 31, 2013	7,798	585	4,464	1,492	6,074	20,413

        During 2014, the finance cost of US$650,712 (2013: US$7,881) of bank borrowing was capitalised.

10. Leasehold land

        The Group's interests in leasehold land represent prepaid operating lease payments and are located in the PRC.

	2014	2013
	(US$'000)	(US$'000)
Cost
As at January 1	14,057	13,618
Exchange differences	(328)	439
Additions	—	—

As at December 31	13,729	14,057

Accumulated amortisation
As at January 1	1,500	1,181
Exchange differences	(36)	42
Amortisation charge	276	277

As at December 31	1,740	1,500

Net book value
As at December 31	11,989	12,557

Shanghai Hutchison Pharmaceuticals Limited

Notes To The Accounts (Continued)

11. Deferred income tax

	December 31 2014	December 31 2013
	(US$'000)	(US$'000)
Deferred tax assets
— to be recovered within 12 months	2,123	2,056
— to be recovered after 12 months	665	620

	2,788	2,676

        The movements in deferred income tax assets are as follows:

	2014	2013
	(US$'000)	(US$'000)
At January 1	2,676	2,089
Exchange differences	(64)	75
Credited to the consolidated income statement
—accrued expenses, provisions and depreciation allowances	176	512

At December 31	2,788	2,676

12. Inventories

	December 31 2014	December 31 2013
	(US$'000)	(US$'000)
Raw materials	18,188	9,004
Work in progress	8,540	6,023
Finished goods	8,408	9,359

	35,136	24,386

13. Trade and bills receivables

	December 31 2014	December 31 2013
	(US$'000)	(US$'000)
Trade receivables from third parties	8,661	7,495
Trade receivables from a related party (Note 22(b))	1,844	785
Bills receivables	8,433	11,013

	18,938	19,293

        All the trade and bills receivables are denominated in RMB and are due within one year from the end of the reporting period.

        The carrying value of trade and bills receivables approximates their fair values.

Shanghai Hutchison Pharmaceuticals Limited

Notes To The Accounts (Continued)

13. Trade and bills receivables (Continued)

        Movements on the provision for trade receivables are as follows:

	2014	2013
	(US$'000)	(US$'000)
At January 1	140	136
Provision	—	—
Exchange difference	(3)	4

At December 31	137	140

        The impaired and provided receivables of US$137,000 (2013: US$140,000) are aged over 6 months.

14. Cash and bank balances

	December 31 2014	December 31 2013
	(US$'000)	(US$'000)
Cash at bank and in hand (note (a))	16,094	30,331
Short-term bank deposits (note (b))	481	—
Bank deposits maturing over three months (note (b))	2,299	—

	18,874	30,331

Notes:

(a)
The cash and bank balances denominated in RMB were deposited with banks in the PRC. The conversion of these RMB denominated balances into foreign currencies is subject to the rules and regulations of foreign exchange control promulgated by the PRC government.

(b)
The weighted average effective interest rate on 2014 bank deposits, with maturity ranging from 90 to 365 days, was 3.0% per annum. Cash at bank earns interest at floating rates based on daily bank deposit rates.

Shanghai Hutchison Pharmaceuticals Limited

Notes To The Accounts (Continued)

15. Share capital

Registered and fully paid capital

Nominal amount (US$'000)
Registered and fully paid:
As at January 1, 2013	10,605
Capital contribution from shareholders (note)	22,777

As at December 31, 2013, January 1, 2014 and December 31, 2014	33,382

Note:

During 2013, the Company capitalised RMB141 million (equivalent to US$22,777,000) distributed retained profit as the registered capital. The total registered and fully paid capital increased from RMB88 million (equivalent to US$10,605) to RMB229 million (equivalent to US$33,382).

16. Trade payables

	December 31 2014	December 31 2013
	(US$'000)	(US$'000)
Trade payables due to third parties	4,652	6,161
Trade payable due to a related party (Note 22(b))	5,285	4,581

	9,937	10,742

        All the trade payables are denominated in RMB and due within one year from the end of the reporting period.

        The carrying value of trade payables approximates their fair values due to their short-term maturities.

17. Other payables, accruals and advance receipts

	December 31 2014	December 31 2013
	(US$'000)	(US$'000)
Other payables and accruals
Accrued operating expenses	15,047	13,418
Accrued salaries	7,177	6,661
Other payables	10,008	4,867

	32,232	24,946

Advance receipts
Payments in advance from customers	799	930

	33,031	25,876

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts (Continued)

18. Bank borrowings

	December 31 2014	December 31 2013
	(US$'000)	(US$'000)
Bank borrowings
Non-current (note (i))	14,513	820
Current (note (i))	7,476	—

Total borrowings	21,989	820

Weighted average effective interest rate (notes (ii))	6.25%	6.25%

Notes:

(i)
The long-term and short-term bank borrowings are unsecured, interest-bearing, denominated in RMB and the carrying amount of the bank borrowings approximates their values.

(ii)
The finance costs incurred in the course of drawdown of bank borrowings directly for the purpose of fixed assets requisition.

        The Group's bank borrowings are repayable as follow:

	2014	2013
	(US$'000)	(US$'000)
Within 1 year	7,476	—
Between 2 and 5 years	14,513	820

	21,989	820

19. Deferred income

	December 31 2014	December 31 2013
	(US$'000)	(US$'000)
Deferred government incentives
— Property, plant and equipment	4,552	4,194
— Research and development projects	151	831

	4,703	5,025

        Deferred income represents government incentives of approximately US$4,552,000 (2013: US$4,194,000) received by the Group mainly in relation to property, plant and equipment.

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts (Continued)

20. Notes to the consolidated statement of cash flows

Reconciliation of profit for the year to net cash generated from operations:

	2014	2013
	(US$'000)	(US$'000)
Profit for the year	26,402	22,424
Adjustments for:
Taxation charge	5,103	4,196
Amortisation of leasehold land	276	277
Provision for inventories	263	902
Depreciation on property, plant and equipment	2,375	2,335
Loss on disposal of property, plant and equipment	38	70
Interest income	(257)	(197)
Exchange differences	(291)	21

Operating profit before working capital changes	33,909	30,028
Changes in working capital:
—increase in inventories	(11,013)	(7,853)
—decrease/(increase) in trade and bills receivables	355	(1,450)
—increase in other receivables, prepayments and deposits	(1,346)	(502)
—(decrease)/increase in trade payables	(805)	2,537
—increase in other payables, accruals and advance receipts	(105)	6,365
—decrease in deferred income	(881)	(256)

Net cash generated from operations	20,114	28,869

21. Commitments

(a)
Capital commitments

        The Group had the following capital commitments:

	December 31 2014	December 31 2013
	(US$'000)	(US$'000)
Property, plant and equipment Contracted but not provided for	30,897	1,103

        Capital commitment for property, plant and equipment contracted is mainly for the construction in progress of new plant of the Company.

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts (Continued)

21. Commitments (Continued)

(b)
Operating lease commitments

        The Group leases various factories and offices under non-cancellable operating lease agreements. The future aggregate minimum lease payments in respect of land and buildings under non-cancellable operating leases were as follows:

	2014	2013
	(US$'000)	(US$'000)
Not later than one year	410	372
Later than one year and not later than five years	340	134

	750	506

22. Significant related party transactions

        Save as disclosed above, the Group has the following significant transactions during the year with related parties which were carried out in the normal course of business at terms determined and agreed by the relevant parties:

(a)
Transactions with related parties:

	2014	2013
	(US$'000)	(US$'000)
Sales of goods to
—a fellow subsidiary of SHTCML	17,880	17,458
—a fellow subsidiary of SHCM(HK)IL	2,408	—

	20,288	17,458

Purchase of goods from
—a fellow subsidiary of SHTCML	13,035	12,428

Rendering of marketing services from
—a fellow subsidiary of SHTCML	358	349

Rendering of research and development services from
—a fellow subsidiary of SHCM(HK)IL	121	—

Rendering of consultancy services from
—a fellow subsidiary of SHCM(HK)IL	38	325

        No transactions have been entered into with the directors of the Company (being the key management personnel) during the years ended December 31, 2013 and 2014.

Shanghai Hutchison Pharmaceuticals Limited
Notes To The Accounts (Continued)

22. Significant related party transactions (Continued)

(b)
Balances with related parties included in:

	December 31 2014	December 31 2013
	(US$'000)	(US$'000)
Trade receivables from a related party:
—a fellow subsidiary of SHTCML (Note 13)(note)	1,844	785

Trade payable due to a related party:
—a fellow subsidiary of SHTCML (Note 16)(note)	5,285	4,581

Other payable due to related parties:
—SHTCML (note)	137	140
—Fellow subsidiaries of SHCM(HK)IL (note)	641	654

	778	794

Note:

Balances with related parties are unsecured, interest-free and repayable on demand. The carrying values of balances with related parties approximate their fair values due to their short-term maturities.

23. Particulars of a principal subsidiary

			Equity interest attributable to the Group
			As at December 31
	Place of establishment and operation	Nominal value of registered capital			Type of legal entity
Name			2014	2013		Principal activities
Hutchison Heze Bio Resources & Technology Co., Limited	The PRC	RMB1,500,000	100%	—	Limited liability company	Agriculture & sales of Chinese herbs

Note:

As at December 31, 2014, Shanghai Shangyao Hutchison Whampoa GSP Company Limited has obtained its business license, while its paid-in capital was not yet injected by the Company.

Shanghai Hutchison Pharmaceuticals Limited
Condensed Consolidated Income Statement
For the nine months ended September 30, 2015 and September 30, 2014

		Nine months ended September 30,
	Note	2015	2014
		US$'000	US$'000
		(unaudited)
Revenue		139,340	123,262
Cost of sales		(40,023)	(35,472)

Gross profit		99,317	87,790
Selling expenses		(61,913)	(54,107)
Administrative expenses		(8,070)	(7,202)
Other net operating income	5	356	228

Operating profit	6	29,690	26,709
Finance costs		—	—

Profit before taxation		29,690	26,709
Taxation charge	7	(4,799)	(4,214)

Profit for the period		24,891	22,495

The accompanying notes are an integral part of these condensed consolidated financial statements.

Shanghai Hutchison Pharmaceuticals Limited
Condensed Consolidated Statement of Comprehensive Income
For the nine months ended September 30, 2015 and September 30, 2014

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
	(unaudited)
Profit for the period	24,891	22,495
Other comprehensive loss that has been or may be reclassified subsequently to profit or loss:
Exchange translation differences	(2,767)	(1,247)

Total comprehensive income for the period (net of tax)	22,124	21,248

The accompanying notes are an integral part of these condensed consolidated financial statements.

Shanghai Hutchison Pharmaceuticals Limited
Condensed Consolidated Statement of Financial Position

As at September 30, 2015 and December 31, 2014

	Note	September 30, 2015	December 31, 2014
		(US$'000)	(US$'000)
		(unaudited)
ASSETS
Non-current assets
Property, plant and equipment	8	82,230	52,954
Leasehold land		11,406	11,989
Other intangible asset		2,172	—
Deferred tax assets		3,622	2,788

		99,430	67,731

Current assets
Inventories	9	40,135	35,136
Trade and bills receivables	10	25,226	18,938
Other receivables, prepayments and deposits		2,698	2,495
Cash and cash equivalents		16,145	16,575
Bank deposits maturing over three months		4,736	2,299

		88,940	75,443

Total assets		188,370	143,174

EQUITY
Capital and reserves attributable to the Company's equity holders
Share capital	11	33,382	33,382
Reserves		54,238	38,524

Total equity		87,620	71,906

LIABILITIES
Current liabilities
Trade payables	12	7,910	9,937
Other payables, accruals and advance receipts	13	49,605	33,031
Bank borrowings	14	12,687	7,476
Current tax liabilities		1,569	1,608

		71,771	52,052

Non-current liabilities
Deferred income		4,351	4,703
Bank borrowings	14	24,628	14,513

		28,979	19,216

Total liabilities		100,750	71,268

Net current assets		17,169	23,391

Total assets less current liabilities		116,599	91,122

Total equity and liabilities		188,370	143,174

The accompanying notes are an integral part of these condensed consolidated financial statements.

Shanghai Hutchison Pharmaceuticals Limited
Condensed Consolidated Statement of Changes in Equity
For the nine months ended September 30, 2014

	Share capital	Exchange reserve	General reserve	Retained earnings	Total equity
	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)
	(unaudited)
As at January 1, 2014	33,382	7,676	910	24,508	66,476

Profit for the period	—	—	—	22,495	22,495
Other comprehensive loss that has been or may be reclassified subsequently to profit or loss:
Exchange translation differences	—	(1,247)	—	—	(1,247)

Total comprehensive (loss)/income for the period (net of tax)	—	(1,247)	—	22,495	21,248

Transfer between reserves	—	—	15	(15)	—
Dividend paid	—	—	—	(19,077)	(19,077)

As at September 30, 2014	33,382	6,429	925	27,911	68,647

The accompanying notes are an integral part of these condensed consolidated financial statements.

 Shanghai Hutchison Pharmaceuticals Limited
Condensed Consolidated Statement of Changes in Equity
For the nine months ended September 30, 2015

	Share capital	Exchange reserve	General reserve	Retained earnings	Total equity
	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)
	(unaudited)
As at January 1, 2015	33,382	5,781	925	31,818	71,906

Profit for the period	—	—	—	24,891	24,891
Other comprehensive loss that has been or may be reclassified subsequently to profit or loss:
Exchange translation differences	—	(2,767)	—	—	(2,767)

Total comprehensive (loss)/income for the period (net of tax)	—	(2,767)	—	24,891	22,124

Dividend paid	—	—	—	(6,410)	(6,410)

As at September 30, 2015	33,382	3,014	925	50,299	87,620

The accompanying notes are an integral part of these condensed consolidated financial statements.

Shanghai Hutchison Pharmaceuticals Limited
Condensed Consolidated Statement of Cash Flows
For the nine months ended September 30, 2015 and September 30, 2014

		Nine months ended September 30,
	Note	2015	2014
		(US$,000)	(US$,000)
		(unaudited)
Cash flows from operating activities
Net cash generated from operations	15	32,627	20,490
Interest received		186	196
Income tax paid		(5,732)	(5,478)

Net cash generated from operating activities		27,081	15,208

Cash flows from investing activities
Purchase of property, plant and equipment		(31,999)	(24,193)
Government grants received relating to property, plant and equipment		—	11
Proceeds from disposal of property, plant and equipment		—	5
Increase in bank deposits maturing over three months		(2,437)	(2,310)

Net cash used in investing activities		(34,436)	(26,487)

Cash flows from financing activities
Interest expense paid		(1,458)	(354)
Dividend paid to shareholders		(6,410)	(19,077)
New short-term bank borrowing		5,211	3,126
New long-term bank borrowing		10,115	14,443

Net cash generated from/(used in) financing activities		7,458	(1,862)

Net increase/(decrease) in cash and cash equivalents		103	(13,141)
Cash and cash equivalents at beginning of the period		16,575	30,331
Exchange differences		(533)	(532)

Cash and cash equivalents at end of the period		16,145	16,658

Analysis of cash and bank balances
—Cash and cash equivalents		16,145	16,658
—Bank deposits maturing over three months		4,736	2,310

		20,881	18,968

The accompanying notes are an integral part of these condensed consolidated financial statements.

Shanghai Hutchison Pharmaceuticals Limited
Notes To Unaudited Condensed Consolidated Accounts

1. General information

        Shanghai Hutchison Pharmaceuticals Limited (the "Company") and its subsidiaries (together the "Group") are principally engaged in manufacturing and selling of prescription drugs products. The Group has manufacturing plants in Shanghai in the People's Republic of China (the "PRC") and sells mainly in the PRC.

        The Company was incorporated in the PRC on April 30, 2001 as a Chinese-Foreign Equity joint ventures and the approved period is 50 years. The Company is jointly controlled by Shanghai Hutchison Chinese Medicine (HK) Investment Limited ("SHCM(HK)IL") and Shanghai Traditional Chinese Medicine Co., Ltd. ("SHTCML").

        Items included in the accounts are measured using the currency of the primary economic environment in which the entity operates (the "functional currency"). The functional currency of the Company and its subsidiaries is Renminbi ("RMB"), whereas the consolidated accounts are presented in United States dollars ("US dollars").

        These unaudited condensed interim accounts are presented in thousands of United States dollars ("US$'000") unless otherwise stated.

2. Summary of significant accounting policies

(a)
Basis of preparation

        The Company has a financial year end date of December 31. These unaudited condensed interim accounts for the nine months ended September 30, 2014 and September 30, 2015 have been prepared in accordance with International Accounting Standard 34, "Interim Financial Reporting" as issued by the International Accounting Standards Board ("IASB"). In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for the fair statement of results for the periods presented, have been included. The results of operations of any periods are not necessarily indicative of the results of operations for the full year or any other periods. These condensed interim accounts should be read in conjunction with the annual accounts of the Group for the year ended December 31, 2014 (the "2014 annual accounts"), which have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the IASB.

(b)
Significant accounting policies

        The unaudited condensed interim accounts have been prepared under the historical cost convention.

        The accounting policies used in the preparation of these condensed interim accounts are consistent with those used in the 2014 annual accounts, except for the adoption of the amendments and interpretations issued by the IASB that are the mandatory for annual periods beginning January 1, 2015.

        The effect of the adoption of these amendments and interpretations was not material to the Group's results and financial position.

        Taxes on income in the nine months periods are accrued using the tax rate that would be applicable to expected total annual earnings.

Shanghai Hutchison Pharmaceuticals Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

3. Financial risk management and accounting estimates

        The Group's activities expose it to a variety of financial risks: market risk (including cash flow interest rate risk), credit risk and liquidity risk. There have been no changes in any risk management policies since last year end.

        The preparation of interim accounts required management to make judgements, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities, income and expense. In preparing these interim accounts, the significant judgments made by management in applying the Group's accounting policies and the key sources of estimation uncertainty were the same as those applied to the 2014 annual accounts.

4. Segment information

        The Group has one reporting segment which is manufacturing and selling of prescription drugs products. All segment assets are located in the PRC. The Group's chief operating decision-maker reviews the consolidated results of the Group for the purposes of resource allocation and performance assessment. Therefore, no additional reportable segment and geographical information has been presented.

5. Other net operating income

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Interest income	186	196
Net foreign exchange losses	—	(10)
Other operating income	170	42

	356	228

6. Operating profit

        Operating profit is stated after charging the following:

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Amortisation of leasehold land	204	207
Amortisation of promotion and marketing rights	159	—
Provision for inventories	1,704	1,126
Cost of inventories recognised as expense	27,652	24,320
Depreciation on property, plant and equipment	1,746	1,822
Loss on disposal of property, plant and equipment	—	13
Employee benefit expenses	33,808	30,092
Operating lease rentals in respect of land and buildings	484	436
Research and development expenses	916	590

Note:

Provision for inventories amounted to US$1,704,000 (September 30, 2014: US$1,126,000) mainly related to obsolete or damaged inventories.

Shanghai Hutchison Pharmaceuticals Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

7. Taxation charge

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Current tax	5,744	4,155
Deferred income tax	(945)	59

Taxation charge	4,799	4,214

        The Company has been granted High and New Technology Enterprise status. Accordingly, the Company is subjected to a preferential income tax rate of 15% up to 2016 (September 30, 2014: 15%) and is renewable subject to approval by the relevant tax authorities.

8. Property, plant and equipment

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Net book value as at January 1	52,954	20,413
Additions	33,457	24,547
Disposal	—	(18)
Depreciation for the period	(1,746)	(1,822)
Exchange differences	(2,435)	(220)

Net book value as at September 30	82,230	42,900

        During the period ended September 30, 2015, the finance cost of US$1,458,000 (September 30, 2014: US$354,000) of bank borrowing was capitalised.

9. Inventories

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Raw materials	19,784	18,188
Work in progress	8,931	8,540
Finished good	11,420	8,408

	40,135	35,136

Shanghai Hutchison Pharmaceuticals Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

10. Trade and bills receivables

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Trade receivables from third parties	15,066	8,661
Trade receivables from related parties (Note 17(b))	4,158	1,844
Bills receivables	6,002	8,433

	25,226	18,938

        All the trade and bills receivables are denominated in RMB and are due within one year from the end of the reporting period.

        The carrying value of trade and bills receivables approximates their fair values due to their short-term maturities.

11. Share capital

  Registered and fully paid share capital

Nominal amount
(US$'000)
Registered and fully paid:
As at January 1, 2014, September 30, 2014, January 1, 2015 and September 30, 2015	33,382

12. Trade payables

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Trade payables from third parties	5,197	4,652
Trade payables from a related party (Note 17(b))	2,713	5,285

	7,910	9,937

        All the trade payables are denominated in RMB and due within one year from the end of the reporting period.

        The carrying value of trade payables approximates their fair values due to their short-term maturities.

Shanghai Hutchison Pharmaceuticals Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

13. Other payables, accruals and advanced receipts

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Other payables and accruals
Accrued operating expenses	24,665	15,047
Accrued salaries	7,224	7,177
Other payables	17,541	10,008

	49,430	32,232

Advanced receipts
Payments in advance from customers	175	799

	49,605	33,031

14. Bank borrowings

        The long-term and short-term bank borrowings are unsecured, interest-bearing, denominated in RMB and the carrying amount of the bank borrowings approximates their fair values.

        The finance costs incurred in the course of drawdown of bank borrowings directly for the acquisition of fixed assets.

Shanghai Hutchison Pharmaceuticals Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

15. Notes to condensed consolidated statement of cash flows

  Reconciliation of profit for the period to net cash generated from operations:

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Profit for the period	24,891	22,495
Adjustments for:
Taxation charge	4,799	4,214
Amortisation of promotion and marketing rights	159	—
Amortisation of leasehold land	204	207
Provision for inventories	1,704	1,126
Depreciation of property, plant and equipment	1,746	1,822
Loss on disposal of property, plant and equipment	—	13
Interest income	(186)	(196)
Exchange differences	713	(292)

Operating profit before working capital changes	34,030	29,389
Changes in working capital:
—increase in inventories	(6,703)	(4,666)
—increase in trade and bills receivables	(6,288)	(6,647)
—increase in other receivables, prepayments and deposits	(203)	(1,379)
—(decrease)/increase in trade payables	(2,027)	298
—increase in other payables, accruals and advance receipts	15,372	3,640
—increase in deferred income	(352)	(145)
—addition of promotion and marketing rights	(1,202)	—

Net cash generated from operations	32,627	20,490

16. Commitments

(a)
Capital commitments

        The Group had the following capital commitments:

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Property, plant and equipment
Contracted but not provided for	13,952	30,897

        Capital commitment for property, plant and equipment contracted is mainly for the construction in progress of new plant of the Company.

Shanghai Hutchison Pharmaceuticals Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

16. Commitments (Continued)

(b)
Operating lease commitments

        The Group leases various factories and offices under non-cancellable operating lease agreements. The future aggregate minimum lease payments in respect of land and buildings under non-cancellable operating leases were as follows:

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Not later than one year	399	410
Later than one year and not later than five years	481	340

	880	750

17. Significant related party transactions

        Save as disclosed above, the Group has the following significant transactions during the period with related parties which were carried out in the normal course of business at terms determined and agreed by the relevant parties:

(a)
Transactions with related parties:

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Sales of goods to
—A fellow subsidiary of SHTCML	10,664	11,447
—A fellow subsidiary of SHCM(HK)IL	3,570	1,625

	14,234	13,072

Purchase of goods from
—A fellow subsidiary of SHTCML	7,369	9,147

Rendering of marketing services from
—A fellow subsidiary of SHTCML	250	229

Rendering of research and development services from
—A fellow subsidiary of SHCM(HK)IL	202	61

Rendering of consultancy services from
—Fellow subsidiaries of SHCM(HK)IL	—	38

Provision of marketing services to
—A fellow subsidiary of SHCM(HK)IL	3,863	—

        No transactions have been entered into with the directors of the Company (being the key management personnel) during the periods ended September 30, 2014 and 2015.

Shanghai Hutchison Pharmaceuticals Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

17. Significant related party transactions (Continued)

(b)
Balances with related parties included in:

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Trade receivables from related parties
—A fellow subsidiary of SHCM(HK)IL (Note 10)(note)	1,926	—
—A fellow subsidiary of SHTCML (Note 10)(note)	2,232	1,844

	4,158	1,844

Trade payable due to a related party:
—A fellow subsidiary of SHTCML (Note 12)(note)	2,713	5,285

Amounts due to related parties:
—SHTCML (note)	—	137
—Fellow subsidiaries of SHCM(HK)IL (note)	1,872	641

	1,872	778

Note:

Balances with related parties are unsecured, interest-free and repayable on demand. The carrying values of balances with related parties approximate their fair values due to their short-term maturities.

HUTCHISON WHAMPOA GUANGZHOU
BAIYUNSHAN CHINESE MEDICINE
COMPANY LIMITED

Independent Auditor's Report

To the Board of Directors and Shareholders of Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited

        We have audited the accompanying consolidated financial statements of Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2014 and 2013, and the related consolidated income statements, consolidated statements of comprehensive income, of changes in equity and of cash flows for the years then ended.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Guangzhou, the People's Republic of China
August 21, 2015

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Consolidated Income Statement
For the years ended December 31, 2014 and 2013

	Note	2014	2013
		(US$'000)	(US$'000)
Revenue	5	243,746	247,626
Cost of sales		(147,325)	(156,831)

Gross profit		96,421	90,795
Selling expenses		(51,303)	(49,214)
Administrative expenses		(23,488)	(22,885)
Other net operating income	6	3,344	1,940

Operating profit	7	24,974	20,636
Share of profits less losses after tax of:
Joint venture		4	7
Associated companies		(34)	—
Finance costs	8	(139)	(183)

Profit before taxation		24,805	20,460
Taxation charge	9	(3,940)	(3,099)

Profit for the year		20,865	17,361

Attributable to:
Equity holders of the Company		20,775	17,165
Non-controlling interests		90	196

		20,865	17,361

The accompanying notes are an integral part of these consolidated financial statements.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Consolidated Statement of Comprehensive Income
For the years ended December 31, 2014 and 2013

	2014	2013
	(US$'000)	(US$'000)
Profit for the year	20,865	17,361
Other comprehensive (loss)/income that has been or may be reclassified subsequently to profit or loss:
Exchange translation differences	(2,647)	3,301

Total comprehensive income for the year (net of tax)	18,218	20,662

Attributable to:
Equity holders of the Company	18,208	20,357
Non-controlling interests	10	305

	18,218	20,662

The accompanying notes are an integral part of these consolidated financial statements.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Consolidated Statement of Financial Position
As at December 31, 2014 and 2013

	Note	2014	2013
		(US$'000)	(US$'000)
ASSETS
Non-current assets
Property, plant and equipment	11	35,195	27,436
Leasehold land	12	11,772	5,699
Goodwill	13	9,385	9,610
Other intangible asset	14	865	1,018
Investment in a joint venture		178	179
Investments in associated companies		222	66
Other non-current assets	15	14,733	14,408
Deferred tax assets	16	1,034	836

		73,384	59,252

Current assets
Inventories	17	43,570	37,784
Trade and bills receivables	18	43,102	45,044
Other receivables, prepayments and deposits		5,278	11,282
Cash and cash equivalents	19	31,004	31,895
Bank deposits maturing over three months	19	20,833	19,692

		143,787	145,697

Total assets		217,171	204,949

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Consolidated Statement of Financial Position (Continued)
As at December 31, 2014 and 2013

	Note	2014	2013
		(US$'000)	(US$'000)
EQUITY
Capital and reserves attributable to the Company's equity holders
Share capital	20	24,103	24,103
Reserves		87,403	82,483

		111,506	106,586
Non-controlling interests		3,802	3,400

Total equity		115,308	109,986

LIABILITIES
Current liabilities
Trade payables	21	29,868	30,851
Other payables, accruals and advance receipts	22	53,068	57,422
Bank borrowing	23	625	—
Current tax liabilities		1,289	582

		84,850	88,855

Non-current liabilities
Deferred income	24	16,585	5,624
Deferred tax liabilities	16	428	484

		17,013	6,108

Total liabilities		101,863	94,963

Net current assets		58,937	56,842

Total assets less current liabilities		132,321	116,094

Total equity and liabilities		217,171	204,949

The accompanying notes are integral parts of these consolidated financial statements.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Consolidated Statement of Changes in Equity
For the years ended December 31, 2014 and 2013

	Attributable to equity holders of the Company
	Share capital	Exchange reserve	General reserves	Retained earnings	Total	Non- controlling interests	Total equity
	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)
As at January 1, 2013	24,103	11,967	131	56,490	92,691	2,901	95,592

Profit for the year	—	—	—	17,165	17,165	196	17,361
Other comprehensive income that has been or may be reclassified subsequently to profit or loss:
Exchange translation differences	—	3,192	—	—	3,192	109	3,301

Total comprehensive income for the year (net of tax)	—	3,192	—	17,165	20,357	305	20,662

Dividend paid	—	—	—	(6,462)	(6,462)	—	(6,462)
Capital contribution from a non-controlling shareholder of a subsidiary	—	—	—	—	—	194	194

As at December 31, 2013	24,103	15,159	131	67,193	106,586	3,400	109,986

	Attributable to equity holders of the Company
	Share capital	Exchange reserve	General reserves	Retained earnings	Total	Non- controlling interests	Total equity
	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)
As at January 1, 2014	24,103	15,159	131	67,193	106,586	3,400	109,986

Profit for the year	—	—	—	20,775	20,775	90	20,865
Other comprehensive loss that has been or may be reclassified subsequently to profit or loss:
Exchange translation differences	—	(2,567)	—	—	(2,567)	(80)	(2,647)

Total comprehensive (loss)/ income for the year (net of tax)	—	(2,567)	—	20,775	18,208	10	18,218

Dividend paid	—	—	—	(12,820)	(12,820)	—	(12,820)
Changes in ownership interests in a subsidiary without change of control	—	—	—	(468)	(468)	392	(76)

As at December 31, 2014	24,103	12,592	131	74,680	111,506	3,802	115,308

The accompanying notes are an integral part of these consolidated financial statements.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Consolidated Statement of Cash Flows
For the years ended December 31, 2014 and 2013

	Note	2014	2013
		(US$'000)	(US$'000)
Cash flows from operating activities
Net cash generated from operations	25(a)	22,148	38,642
Interest received		1,322	1,126
Finance costs paid		(37)	(40)
Income tax paid		(3,481)	(3,277)

Net cash generated from operating activities		19,952	36,451

Cash flows from investing activities
Purchase of property, plant and equipment		(11,597)	(4,070)
Proceeds from disposal of property plant and equipment		122	33
Increase in bank deposits maturing over three months		(1,141)	(19,692)
Acquisition of a subsidiary	25(b)	—	21
Purchase of leasehold land		(6,798)	(14,408)
Increase in government grant		11,589	1,199

Net cash used in investing activities		(7,825)	(36,917)

Cash flows from financing activities
Dividend paid		(12,820)	(6,462)
New short-term bank loans		625	—
Repayment of short-term bank loans		—	(620)
Capital contribution from a non-controlling shareholder of a subsidiary		—	194
Purchase of additional interests in a subsidiary	25(c)	(76)	—

Net cash used in financing activities		(12,271)	(6,888)

Net decrease in cash and cash equivalents		(144)	(7,354)
Cash and cash equivalents at January 1,		31,895	38,121
Exchange differences		(747)	1,128

Cash and cash equivalents at December 31,		31,004	31,895

Analysis of cash and bank balances
—Cash and cash equivalents	19	31,004	31,895
—Bank deposits maturing over three months	19	20,833	19,692

		51,837	51,587

The accompanying notes are an integral part of these consolidated financial statements.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts

1. General information

        Hutchison Whampoa Guangzhou Baiyunshan Company Limited (the "Company") and its subsidiaries (together the "Group") are principally engaged in manufacturing and selling of over-the-counter drugs products. The Group has manufacturing plants in the People's Republic of China (the "PRC") and sell mainly in the PRC.

        The Company was incorporated in the PRC on April 12, 2005 as a Chinese-Foreign Equity joint ventures. The Company is jointly controlled by Guangzhou Hutchison Chinese Medicine (HK) Investment Limited ("GZHCMHK") and Guangzhou Baiyunshan Pharmaceuticals Holdings Co., Ltd ("GBP").

        These consolidated accounts are presented in thousands of United States dollars ("US$000"), unless otherwise stated.

2. Summary of significant accounting policies

        The consolidated accounts of the Company have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board. These consolidated accounts have been prepared under the historical cost convention.

        During the year, the Group has adopted all of the new and revised standards, amendments and interpretations issued by the International Accounting Standards Board that are relevant to the Group's operations and mandatory for annual periods beginning January 1, 2014. The adoption of these new and revised standards, amendments and interpretations did not have any material effects on the Group's results of operations or financial position.

        New Standards and interpretations not yet adopted

        At the date of authorisation of these consolidated accounts, the following standards, amendments and interpretations were in issue but not yet effective and have not been early adopted by the Group:

IAS 1 (Amendments)(2)	Disclosure Initiative
IAS 16 and IAS 38 (Amendments)(2)	Clarification of Acceptable Methods of Depreciation and Amortisation
IAS 16 and IAS 41 (Amendments)(2)	Agriculture: Bearer Plants
IAS 19 (Amendments)(1)	Defined Benefit Plans: Employee Contributions
IAS 27 (Amendments)(2)	Equity Method in Separate Financial Statements
IFRS 9(3)	Financial Instruments
IFRS 10 and IAS 28 (Amendments)(2)	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture
IFRS 10, IFRS 12 and IAS 28 (Amendments)(2)	Investment Entities: Applying the Consolidated Exception
IFRS 11 (Amendments)(2)	Accounting for Acquisitions of Interests in Joint Operations
IFRS 14(2)	Regulatory Deferral Accounts
IFRS 15(3)	Revenue from Contracts with Customers
Annual improvements 2010-2012 cycle(1)	Improvements to IFRSs
Annual improvements 2011-2013 cycle(1)	Improvements to IFRSs
Annual improvements 2012-2014 cycle(2)	Improvements to IFRSs

(1)
Effective for the Group for annual periods beginning on or after July 1, 2015.
(2)
Effective for the Group for annual periods beginning on or after January 1, 2016.
(3)
Effective for the Group for annual periods beginning on or after January 1, 2018.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

        The adoption of standards, amendments and interpretations listed above in future periods is not expected to have any material effect on the Group's result of operations and financial position, except for the adoption of IFRS 15 which the management is still assessing the impact.

(a)    Basis of consolidation

        The consolidated accounts of the Group include the accounts of the Company and all its direct and indirect subsidiaries made up to December 31 and also incorporate the Group's interests in joint venture and associated companies, and on the basis set out in Notes 2(d) and 2(e) below.

        The accounting policies of subsidiaries, joint venture and associated companies have been changed where necessary to ensure consistency with the policies adopted by the Group.

        All significant intercompany transactions and balances within the Group are eliminated on consolidation.

        Non-controlling interests represent the interests of outside shareholders in the operating results and net assets of subsidiaries.

(b)    Subsidiaries

        Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. In the consolidated accounts, subsidiaries are accounted for as described in Note 2(a) above.

        Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

Business combinations

        The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

        The Group recognises any non-controlling interest in the acquiree on an acquisition-by-acquisition basis. Non-controlling interests in the acquiree that are present ownership interests and entitle their holders to a proportionate share of the entity's net assets in the event of liquidation are measured at either fair value or the present ownership interests' proportionate share in the recognised amounts of the acquiree's identifiable net assets. All other components of non-controlling interests are measured at their acquisition date fair value, unless another measurement basis is required by IFRS.

        Acquisition-related costs are expensed as incurred.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(b)    Subsidiaries (Continued)

Business combinations (Continued)

        The excess of the consideration transferred over the fair value of the identifiable net assets acquired is recorded as goodwill. If the total of consideration transferred, non-controlling interest recognised and previously held interest measured is less than the fair value of the net assets of the aqcuiree acquired in the case of a bargain purchase, the difference is recognised directly in the income statement.

(c)    Transactions with non-controlling interests

        Transactions with non-controlling interests that do not result in a loss of control are accounted for as transactions with equity owners of the Group. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

(d)    Joint arrangements

        Investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor. The Group has assessed the nature of its joint arrangement and determined to be a joint venture. Joint venture is accounted for using the equity method.

        Under the equity method of accounting, interest in joint venture is initially recognised at cost and adjusted thereafter to recognise the Group's share of the post-acquisition profits or losses and movements in other comprehensive income. The Group determines at each reporting date whether there is any objective evidence that the investment in the joint venture is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the joint venture and its carrying value and recognises the amount adjacent to "share of profits less losses after tax of joint venture" in the income statement.

(e)    Associated companies

        An associate is an entity, other than a subsidiary or a joint venture, in which the Group has long-term equity interest and over which the Group is in position to exercise significant influence over its management, including participation in the financial and operating policy decisions.

        The results and net assets of associates are incorporated in these accounts using the equity method of accounting, except when the investment is classified as held for sales, in which case it is accounted for under IFRS 5, Non-current assets held for sale and discontinued operations. The total carrying amount of such investments is reduced to recognise any identified impairment loss in the value of individual investment.

(f)    Segment reporting

        Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The board of directors, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the steering committee that makes strategic decisions.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(g)    Foreign currency translation

        Items included in the accounts of each of the Group's companies are measured using the currency of the primary economic environment in which the entity operates (the "functional currency"). The functional currency of the Company and its subsidiaries, joint venture and associated companies is Renminbi ("RMB") whereas the consolidated accounts are presented in United States dollars ("US dollars"), which is the Company's presentation currency.

        The accounts of the Company, subsidiaries, joint venture and associated companies are translated into the Company's presentation currency using the year end rates of exchange for the statement of financial position items and the average rates of exchange for the year for the income statement items. Exchange differences are recognised directly in the consolidated statement of comprehensive income.

(h)    Property, plant and equipment

        Property, plant and equipment other than construction in progress are stated at historical cost less accumulated depreciation and any accumulated impairment losses. Historical cost includes the purchase price of the asset and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

        Subsequent costs are included in the asset's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

        Depreciation is calculated using the straight-line method to allocate their costs less accumulated impairment losses over their estimated useful lives. The principal annual rates are as follows:

Buildings	30 years
Leasehold improvements	Over the unexpired period of the lease or 5 years, whichever is shorter
Plant and equipment	10 years
Furniture and fixtures, other equipment and motor vehicles	5 years

        The assets' useful lives are reviewed and adjusted if appropriate, at end of each reporting period. An asset's carrying amount is written down immediately to its recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount (Note 2(n)).

        Gains and losses on disposals are determined by comparing net sales proceeds with the carrying amount of the relevant assets and are recognised in income statement.

(i)    Construction in progress

        Construction in progress represents buildings, plant and machinery under construction and pending installation and is stated at cost less accumulated impairment losses (if any). Cost includes the costs of construction of buildings and the costs of plant and machinery. No provision for depreciation is made on construction-in-progress until such time as the relevant assets are completed and ready for intended use.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(i)    Construction in progress (Continued)

When the assets concerned are brought into use, the costs are transferred to property, plant and equipment and depreciated in accordance with the policy as stated in Note 2(h).

(j)    Leasehold land

        Leasehold land is stated at cost less accumulated amortisation and accumulated impairment losses (if any). Cost mainly represents consideration paid for the rights to use the land on which various plants and buildings are situated for a period of 50 years from the date the respective right was granted. Amortisation of leasehold land is calculated on a straight-line basis over the period of the land use rights.

(k)    Goodwill

        Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net identifiable assets of the acquired subsidiary/business at the date of acquisition, or the excess of fair value of business over its fair value of the net identifiable assets injected to the Company upon its formation. If the cost of acquisition is less than the fair value of the Group's share of the net identifiable assets of the acquired subsidiary, the difference is recognised directly in the consolidated income statement.

        Goodwill is retained at the carrying amount as a separate asset, and subject to impairment test annually and when there are indications that the carrying value may not be recoverable.

        The profit or loss on disposal of a subsidiary is calculated by reference to the net assets at the date of disposal including the attributable amount of goodwill.

(l)    Other intangible asset

        The Group's other intangible assets mainly include distribution network. Other intangible asset has definite useful live and is carried at historical cost less accumulated amortisation and accumulated impairment losses. Amortisation is calculated using the straight-line method to allocate its costs over its estimated useful live of ten years.

(m)    Research and development

        Research expenditure is recognised as an expense as incurred. Costs incurred on development projects (relating to the design and testing of new or improved products) are recognised as intangible assets when it is probable that the project will generate future economic benefits by considering its commercial and technological feasibility, and costs can be measured reliably. Other development expenditures are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period. Development costs with a finite useful life that have been capitalised (if any) are amortised on a straight-line basis over the period of expected benefit not exceeding five years. The capitalised development costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets exceeds its recoverable amount.

        Where the research phase and the development phase of an internal project cannot be clearly distinguished, all expenditure incurred on the project is charged to the income statement.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(n)    Impairment of non-financial assets

        Assets that have an indefinite useful life such as goodwill or intangible assets not ready to use are not subject to amortisation and are tested for impairment annually. Assets are reviewed for impairment to determine whether there is any indication that the carrying value of these assets may not be recoverable and have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. The recoverable amount is the higher of an asset's fair value less costs to sell and value in use. Such impairment loss is recognised in the income statement.

(o)    Inventories

        Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted average cost method. The cost of finished goods comprises raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity). Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

(p)    Trade and other receivables

        Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of trade and other receivables is established when there is objective evidence that the asset is impaired. The amount of the provision is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The amount of the provision is recognised in the income statement.

(q)    Cash and cash equivalents

        In the consolidated statement of cash flows, cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less.

(r)    Borrowings

        Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

(s)    Financial liabilities and equity instruments

        Financial liabilities and equity instruments issued by the Group are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument. Financial liabilities (including trade and other payables) are initially measured at fair value, and are subsequently measured at amortised cost, using the effective interest method. An equity instrument is any contract that does not meet the definition of financial liability and evidences a residual interest in the assets of the Group after deducting all of its liabilities.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(s)    Financial liabilities and equity instruments (Continued)

        Ordinary shares are classified as equity. Incremental costs, net of tax, directly attributable to the issue of new shares are shown in equity as a deduction from the proceeds.

(t)    Current and deferred income tax

  (i)
  Current income tax

        The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the country where the Group operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

  (ii)
  Deferred income tax

    Inside basis differences

        Deferred income tax is recognised, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

        Deferred income tax assets are recognised only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

    Outside basis differences

        Deferred income tax liabilities are provided on taxable temporary differences arising from investments in subsidiaries, associates and joint arrangements, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future. Generally the Group is unable to control the reversal of the temporary difference for associates. Only when there is an agreement in place that gives the Group the ability to control the reversal of the temporary difference in the foreseeable future, deferred tax liability in relation to taxable temporary differences arising from the associate's undistributed profits is not recognised.

        Deferred income tax assets are recognised on deductible temporary differences arising from investments in subsidiaries, associates and joint arrangements only to the extent that it is probable the temporary difference will reverse in the future and there is sufficient taxable profit available against which the temporary difference can be utilised.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(u)    Employee benefits

  (i)
  Pension plans

        The employees of the Group participate in defined contribution retirement benefit plans organised by the relevant municipal and provincial governments in the PRC under which the Group required to make monthly contributions to the plans calculated as a percentage of the employees' salaries. The municipal and provincial governments undertake to assume the retirement benefit obligations to all existing and future retired employees payable under the plan described above. Other than the monthly contributions, the Group has no further obligations for the payment of the retirement and other post retirement benefits of its employees. The assets of these plans are held separately from those of the Group in an independent fund managed by the PRC government.

(v)    Provisions

        Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

(w)    Operating leases

        Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the leases.

(x)    Borrowing costs

        Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. All other borrowing costs are recognised in the income statement in the period in which they are incurred.

(y)    Government incentives

        Incentives from government are recognised at their fair values where there is a reasonable assurance that the incentives will be received and all attached conditions will be complied with.

        Government incentives relating to costs are deferred and recognised in the income statement over the period necessary to match them with the costs that they are intended to compensate.

        Government grants relating to property, plant and equipment are included in non-current liabilities as deferred revenue and credited to the income statement on a straight-line basis over the expected lives of the related assets.

(z)    Revenue and income recognition

        Revenue comprises the fair value of the consideration received and receivable for the sales of goods in the ordinary course of the Group's activities. The Group recognises revenue when the amount of revenue

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(z)    Revenue and income recognition (Continued)

can be reliably measured; when it is probable that future economic benefits will flow to the entity; and when specific criteria have been met for each of the Group's activities, as described below.

        Revenue is shown net of value-added tax, returns, volume rebates and discounts after eliminated sales within the Group. Revenue and income are recognised as follows:

  (i)
  Sales of goods

        Sales of goods are recognised when a group entity has delivered products to the customer, the customer has accepted the products and collectability of the related receivables is reasonably assured.

  (ii)
  Sales rebate

        Certain sales rebate is provided to customers when their business performance for the whole year meets certain criteria. Sales rebate is recognised in profit or loss based on the management's estimation at each period end.

  (iii)
  Interest income

        Interest income is recognised on a time-proportion basis using the effective interest method.

3. Financial risk management

(a)    Financial risk factors

        The Group's activities expose it to a variety of financial risks, including credit risk, cash flow interest rate risk and liquidity risk. The Group does not use any derivative financial instruments for speculative purpose.

  (i)
  Credit risk

        The carrying amounts of cash at bank, bank deposits, trade receivables (including bills receivables) and other receivables included in the consolidated statement of financial position represent the Group's maximum exposure to credit risk of the counterparty in relation to its financial assets.

        Substantially all of the Group's cash at banks and bank deposits are deposited in major financial institutions, which management believes are of high credit quality.

        Bills receivables are mostly to be settled by reputable banks or state-owned banks and therefore the management considers that they will not expose the Group to any significant credit risk.

        The Group has no significant concentrations of credit risk. The Group has policies in place to ensure that the sales of products are made to customers with appropriate credit history and the Group performs periodic credit evaluations of its customers.

        Management makes periodic assessment on the recoverability of trade receivables and other receivables. The Group's historical experience in collection of receivables falls within the recorded allowances.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

3. Financial risk management (Continued)

(a)    Financial risk factors (Continued)

  (ii)
  Cash flow interest rate risk

        The Group has no significant interest-bearing assets except for cash at bank and bank deposits, details of which have been disclosed in Note 19. The Group's exposure to interest rate risk is a mainly attributable to its bank borrowing, which bear interest at fixed rate. Details of the Group's bank borrowings are disclosed in Note 23. Since it bears the interest at fixed rate, the Group considers the exposure to the change in interest rate risk is insignificant and no sensitivity analysis has been performed.

  (iii)
  Liquidity risk

        Prudent liquidity management implies maintaining sufficient cash and cash equivalents and the availability of funding when necessary. The Group's policy is to regularly monitor current and expected liquidity requirements to ensure that it maintains sufficient cash balances and adequate credit facilities to meet its liquidity requirements in the short and long term.

        As at 31 December 2013 and 2014, the Group's current financial liabilities were due for settlement contractually within twelve months.

(b)    Capital risk management

        The Group's objectives when managing capital are to safeguard the Group's ability to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

        The Group regularly reviews and manages its capital structure to ensure optimal capital structure to maintain a balance between higher shareholders' return that might be possible with higher levels of borrowings and advantages and security afforded by a sound capital position, and makes adjustments to the capital structure in light of changes in economic conditions.

        The Group monitors capital on the basis of the liabilities to assets ratio. This ratio is calculated as total liabilities divided by total assets as shown on the consolidated statement of financial position.

        Currently, it is the Group's strategy to maintain a reasonable liabilities to assets ratio. The liabilities to assets ratio as at 31 December 2014 and 2013 were as follows:

	2014	2013
	US$'000	US$'000
Total liabilities	101,863	94,963
Total assets	217,171	204,949

Liabilities to assets ratio	46.9%	46.3%

(c)    Fair value estimation

        The Group does not have any financial assets or liabilities which are carried at fair value. The carrying amounts of the Group's current financial assets, including cash and bank balances, trade receivables, other receivables and current financial liabilities, including trade payables, other payables and accruals and bank borrowing approximate their fair values due to their short-term maturities. The carrying amounts of the

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

3. Financial risk management (Continued)

(c)    Fair value estimation (Continued)

Group's financial instruments carried at cost or amortised cost are not materially different from their fair values.

        The face values less any estimated credit adjustments for financial assets and liabilities with a maturity of less than one year are assumed to approximate their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

4. Critical accounting estimates and judgements

        Note 2 include a summary of the significant accounting policies used in the preparation of the accounts. The preparation of accounts often requires the use of judgements to select specific accounting methods and policies from several acceptable alternatives. Furthermore, significant estimates and assumptions concerning the future may be required in selecting and applying those methods and policies in the accounts. The Group bases its estimates and judgements on historical experience and various other assumptions that it believes are reasonable under the circumstances. Actual results may differ from these estimates and judgements under different assumptions or conditions.

        The following is a review of the more significant assumptions and estimates, as well as the accounting policies and methods used in the preparation of the accounts.

(a)    Sales rebate

        Certain sales rebate will be provided to customers when their business performance for the whole year meets certain criteria. The estimate of sales rebate during the year is based on sales transaction, settlement status, and etc. Changes in the performance at year end may cause the sales rebate estimation to change.

(b)    Useful lives of property, plant and equipment

        The Group has made substantial investments in property, plant and equipment. Changes in technology or changes in the intended use of these assets may cause the estimated period of use or value of these assets to change.

(c)    Impairment of non-financial assets

        The Group tests annually whether goodwill (Note 13) has suffered any impairment. Other non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset exceeds its recoverable amount in accordance with the accounting policy stated in Note 2(n). The recoverable amount of an asset or a cash-generating unit is determined based on the higher of the asset's or the cash-generating unit's fair value less costs to sell and value-in-use. The value-in-use calculation requires the entity to estimate the future cash flows expected to arise from the asset and a suitable discount rate in order to calculate present value, and the growth rate assumptions in the cash flow projections which has been prepared on the basis of management's assumptions and estimates.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

4. Critical accounting estimates and judgements (Continued)

(d)    Impairment of receivables

        The Group makes provision for impairment of receivables based on an assessment of the recoverability of the receivables. This assessment is based on the credit history of the relevant counterparty and the current market condition. Provisions are made where events or changes in circumstances indicate that the receivables may not be collectible. The identification of impairment in receivables requires the use of judgement and estimates. Where the expectation is different from the original estimate, such difference will impact the carrying amount of receivables and impairment is recognised in the period in which such estimate has been changed.

(e)    Deferred income tax

        Deferred tax is recognised using the liability method on temporary differences arising between the tax bases of assets and liabilities against which the deductible temporary differences and the carry forward of unused tax losses and tax credits can be utilised. Where the final outcomes are different from the estimations, such differences will impact the carrying amount of deferred tax in the period in which such determination is made.

(f)    Allocation of purchase price amongst identifiable assets acquired and liabilities assumed in the business combination

        The Group accounts for the business combination as detailed in Note 25(b) in accordance with IFRS 3 "Business Combinations". At the date of initial recognition, it is required to recognise separately, the Group's share of identifiable assets and liabilities that satisfy the recognition criteria regardless of whether they have been previously recognised in acquiree's financial statements. An independent professional valuer was engaged to assist in determining the fair values of the assets acquired and liabilities assumed in the business combination.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

5. Revenue and segment information

        The Group is principally engaged in manufacturing and selling of over-the-counter drugs products.

        The management has reviewed the Group's internal reporting in order to assess performance and allocate resources, and has determined that the Group has two reportable operating segments as follows:

        —Manufacturing and sales of the drugs products.

        —Wholesales of the drugs products and related materials not produced by the Group.

        The operating segments are strategic business units that offer different products and services. They are managed separately because each business requires different technological advancement and marketing approach. The performance of the reportable segments are assessed based on a measure of earnings or losses before share of profits less losses after tax of joint ventures, interest income, finance costs and tax expenses ("EBIT").

        The segment information for the reportable segments for the year is as follows:

	As at and for the year ended 31 December 2014
	Manufacturing and sales of the drugs products	Wholesale of the drugs products and related materials not produced by the Group	Total
	PRC	PRC	Total
	(US$'000)	(US$'000)	(US$'000)
Revenue from external customers	166,646	77,100	243,746

EBIT	23,180	472	23,652
Interest income	993	329	1,322

Operating profit	24,173	801	24,974
Share of profits less losses after tax of joint venture and associated companies	(30)	—	(30)
Finance costs	(139)	—	(139)
Additions to non-current assets (other than financial instrument and deferred tax assets)	18,301	94	18,395
Depreciation/amortisation	3,025	181	3,206
Total assets	178,864	38,307	217,171

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

5. Revenue and segment information (Continued)

        The segment information for the reportable segments for the year is as follows:

	As at and for the year ended December 31, 2013
	Manufacturing and sales of the drugs products	Wholesale of the drugs products and related materials not produced by the Group	Total
	PRC	PRC	Total
	(US$'000)	(US$'000)	(US$'000)
Revenue from external customers	157,680	89,946	247,626

EBIT	18,646	864	19,510
Interest income	958	168	1,126

Operating profit	19,604	1,032	20,636
Share of profits less losses after tax of joint venture and associated companies	7	—	7
Finance costs	(183)	—	(183)
Additions to non-current assets (other than financial instrument and deferred tax assets)	18,469	9	18,478
Depreciation/amortisation	2,857	180	3,037
Total assets	168,813	36,136	204,949

        Revenue from external customers is after elimination of inter-segment sales. The amount eliminated was US$51,353,000 for 2014 (2013: US$67,654,000).

        Sales between segments are carried out at mutually agreed terms.

        A reconciliation of EBIT for reportable segments to profit before taxation is provided as follows:

	2014	2013
	(US$'000)	(US$'000)
EBIT for reportable segments	23,652	19,510
Interest income	1,322	1,126
Share of profits less losses after tax of joint venture and associated companies	(30)	7
Finance costs	(139)	(183)

Profit before taxation	24,805	20,460

6. Other net operating income

	2014	2013
	(US$'000)	(US$'000)
Interest income	1,322	1,126
Other operating income	2,541	1,131
Other operating expenses	(519)	(317)

	3,344	1,940

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

7. Operating profit

        Operating profit is stated after charging the following:

	2014	2013
	(US$'000)	(US$'000)
Auditor's remuneration	39	35
Amortisation of leasehold land	239	140
Amortisation of other intangible asset	129	129
Impairment of goodwill	—	1,352
Cost of inventories recognised as expense	138,213	145,031
Depreciation of property, plant and equipment	2,838	2,768
Provision for inventories (note)	—	13
Inventories provision written back	(14)	—
Provision for receivables	62	17
Loss on disposal of property, plant and equipment	191	82
Operating lease rentals in respect of land and buildings	700	521
Research and development expense	1,421	2,391
Employee benefit expenses (Note 10)	30,914	29,230

Note:

No provision for inventories for the years ended 31 December 2014 and the provision of inventories for 2013 amounted to US$13,000 mainly related to obsolete or damaged inventories.

8. Finance costs

	2014	2013
	(US$'000)	(US$'000)
Interest expense on short-term bank borrowing	37	40
Interest expense on other payable due to an affiliate company of GBP	102	143

	139	183

9. Taxation charge

	2014	2013
	(US$'000)	(US$'000)
Current tax	4,203	3,328
Deferred income tax (Note 16)	(263)	(229)

Taxation charge	3,940	3,099

(a)
The Company has been granted High and New Technology Enterprise status. Accordingly, the Company is subjected to a preferential income tax rate of 15% up to 2016 (2013: 15%) and is renewable subject to the approval by the relevant tax authorities.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

9. Taxation charge (Continued)

(b)
The taxation charge on the Group's profit before taxation differs from the theoretical amount that would arise using the Group's weighted average tax rate as follows:

	2014	2013
	(US$'000)	(US$'000)
Profit before taxation	24,805	20,460

Tax calculated at the domestic tax rates of respective companies	6,201	5,115
Tax effect of JV's and associated companies' result	8	(2)
Expenses not deductible for tax purposes	222	43
Tax concession	(2,530)	(2,131)
Tax impact of goodwill impairment upon acquisition of a subsidiary	—	274
Tax losses for which no deferred tax assets was recognised	241	—
Others	(202)	(200)

Taxation charge	3,940	3,099

        The weighted average tax rate calculated at the domestic tax rates of respective companies for the year was 25.0% (2013: 25.0%).

        The effective tax rate for the year was 15.9% (2013: 15.1%).

10. Employee benefit expenses

	2014	2013
	(US$'000)	(US$'000)
Wages, salaries and bonuses	22,922	21,248
Pension costs—defined contribution plans	7,193	7,288
Staff welfare	799	694

	30,914	29,230

        Approximately US$9,139,000 (2013: US$8,947,000) is included in cost of sales.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

11. Property, plant and equipment

	Buildings situated in the PRC	Leasehold improvements	Plant and equipment	Furniture and fixtures, other equipment and motor vehicles	Construction in progress	Total
	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)
Cost
As at January 1, 2014	21,564	4,288	13,728	7,517	2,030	49,127
Exchange differences	(513)	(101)	(321)	(179)	(85)	(1,199)
Additions	—	—	64	1,153	10,380	11,597
Disposals	(322)	—	(476)	(649)	—	(1,447)
Transfers	1,948	108	280	—	(2,336)	—

As at December 31, 2014	22,677	4,295	13,275	7,842	9,989	58,078

Accumulated depreciation
As at January 1, 2014	4,812	1,564	9,762	5,554	—	21,692
Exchange differences	(116)	(37)	(227)	(133)	—	(513)
Charge for the year	707	138	1,212	781	—	2,838
Disposals	(90)	—	(471)	(573)	—	(1,134)

As at December 31, 2014	5,313	1,665	10,276	5,629	—	22,883

Net book value
As at December 31, 2014	17,364	2,630	2,999	2,213	9,989	35,195

	Buildings situated in the PRC	Leasehold improvements	Plant and equipment	Furniture and fixtures, other equipment and motor vehicles	Construction in progress	Total
	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)
Cost
As at January 1, 2013	17,950	3,517	11,239	6,704	615	40,025
Exchange differences	625	123	395	224	38	1,405
Acquisition of a subsidiary (Note 25(b))	2,426	53	1,458	27	—	3,964
Additions	15	—	632	775	2,648	4,070
Disposals	(10)	—	(114)	(213)	—	(337)
Transfers	558	595	118	—	(1,271)	—

As at December 31, 2013	21,564	4,288	13,728	7,517	2,030	49,127

Accumulated depreciation
As at January 1, 2013	3,550	1,391	7,436	4,747	—	17,124
Exchange differences	130	46	264	161		601
Acquisition of a subsidiary (Note 25(b))	484	—	913	23		1,420
Charge for the year	649	127	1,230	762	—	2,768
Disposals	(1)	—	(82)	(139)	—	(222)

As at December 31, 2013	4,812	1,564	9,761	5,554	—	21,691

Net book value
As at December 31, 2013	16,752	2,724	3,967	1,963	2,030	27,436

        As at December 31, 2014 the net book value of buildings pledged as security for the short-term bank borrowing amounted to US$316,000 (2013: nil).

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

12. Leasehold land

        The Group's interests in leasehold land represent prepaid operating lease payments and are located in the PRC.

	2014	2013
	(US$'000)	(US$'000)
Cost
As at January 1	6,886	6,423
Exchange differences	(191)	210
Acquisition of a subsidiary (Note 25(b))	—	253
Addition	6,473	—

As at December 31	13,168	6,886

Accumulated amortisation
As at January 1	1,187	975
Exchange differences	(30)	34
Acquisition of a subsidiary (Note 25(b))	—	38
Amortisation charge	239	140

As at December 31	1,396	1,187

Net book value
As at December 31	11,772	5,699

        As at December 31, 2014, the net book value of leasehold land pledged as security for the short-term bank borrowing amounted to US$142,000 (2013: nil).

13. Goodwill

	2014	2013
	(US$'000)	(US$'000)
Cost
As at January 1	9,610	9,310
Exchange difference	(225)	300
Acquisition of a subsidiary (Note 25(b))	—	1,352
Impairment (Note 25(b)(i))	—	(1,352)

As at December 31	9,385	9,610

        The Company was set up with cash and non-cash assets (which constitutes a business) contributed by GZHCMHK and GBP respectively. Upon formation, the Company accounted for the businesses contributed by GBP using acquisition method at fair value and Goodwill of $9,193,000 was recognised. The Goodwill is attributable to manufacturing and sales of the drugs products segment and is attributable to the anticipated profitability of the distribution of the Company's products in the market and the anticipated future operating synergies.

        For the purposes of impairment reviews, the recoverable amount of goodwill is determined based on value-in-use calculations. The value-in-use calculations use cash flow projections based on financial budgets approved by management covering a five-year period. Projections in excess of five years are used

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

13. Goodwill (Continued)

to take into account increasing market share and growth momentum, which does not exceed the long term average growth rate of pharmacy industry in China.

        There are a number of assumptions and estimates involved for the preparation of cash flow projections for the period covered by the approved budget. Key assumptions are set out below:

	2014	2013
Expected growth in revenue	5%	5%
Pre-tax discount rate	11%	11%
Long-term growth rate	3%	3%

        Management prepared the financial budgets taking into account actual and prior year performance and market development expectations. Judgement is required to determine key assumptions adopted in the cash flow projections and changes to key assumptions can significantly affect these cash flow projections.

14. Other intangible asset

	2014	2013
	(US$'000)	(US$'000)
Cost
As at January 1	1,313	1,272
Exchange differences	(31)	41

As at December 31	1,282	1,313

Accumulated amortisation
As at January 1	295	160
Exchange difference	(7)	6
Amortisation charge	129	129

As at December 31	417	295

Net book value
As at December 31	865	1,018

15. Other non-current asset

        Other non-current asset represents the prepayments for the construction cost and the land use right. Since the title is in the process of registration, the respective prepayments are recorded in other non-current asset.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

16. Deferred income tax

	December 31, 2014	December 31, 2013
	(US$'000)	(US$'000)
Deferred tax assets
—to be recovered after 12 months	692	540
—to be recovered within 12 months	342	296
Deferred tax liabilities
—to be recovered after 12 months	(428)	(484)
—to be recovered within 12 months	—	—

Net deferred tax assets	606	352

        The movements in net deferred income tax assets are as follows:

	2014	2013
	(US$'000)	(US$'000)
At January 1	352	351
Exchange differences	(9)	11
Acquisition of a subsidiary (Note 25(b))	—	(239)
Credited to the consolidated income statement
—accrued expenses, provisions, depreciation allowances	263	229

At December 31	606	352

        The deferred tax assets and liabilities are offset when there is a legally enforceable right to set off and when the deferred income taxes related to the same fiscal authority.

        The Group's deferred tax assets and liabilities are mainly related to the temporary differences including accrued expenses, provisions and depreciation allowances. The potential deferred tax assets in respect of tax losses which have not been recognised in the consolidated accounts amounted to approximately US$251,000 (2013: nil).

        These unrecognised tax losses can be carried forward against future taxable income and will expire in the follow year:

	2014	2013
	(US$'000)	(US$'000)
2019	1,003	—

17. Inventories

	December 31, 2014	December 31, 2013
	(US$'000)	(US$'000)
Raw materials	6,580	4,294
Work in progress	15,539	16,491
Finished goods	21,451	16,999

	43,570	37,784

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

18. Trade and bills receivables

	December 31, 2014	December 31, 2013
	(US$'000)	(US$'000)
Trade receivables from third parties	22,105	19,011
Trade receivables from related parties (Note 27(b))	33	1,431
Bills receivables	20,964	24,602

	43,102	45,044

        All the trade and bills receivables are denominated in RMB and are due within one year from the end of the reporting period.

        The carrying value of trade and bills receivables approximates their fair values.

        Movements on the provision for trade and bills receivables are as follows:

	2014	2013
	(US$'000)	(US$'000)
At January 1	228	205
Exchange difference	(5)	6
Provision	62	17

At December 31	285	228

        The impaired and provided receivables as at December 31, 2014 amounted to US$285,000 (2013: US$228,000) and are aged over 6 months.

19. Cash and bank balances

	December 31, 2014	December 31, 2013
	(US$'000)	(US$'000)
Cash at bank and in hand	26,196	20,408
Short-term bank deposits (note (a))	4,808	11,487
Bank deposits maturing over three months (note (a))	20,833	19,692

	51,837	51,587

Notes:

(a)
The weighted average effective interest rate on bank deposits with maturity ranging from 90 days to 360 days (2013: 90 days to 360 days) was 3.2% (2013: 3.2%) per annum. Cash at bank earns interest at floating rates based on daily bank deposit rates.

(b)
The cash and bank balances denominated in RMB were deposited with banks in the PRC. The conversion of these RMB denominated balances into foreign currencies is subject to the rules and regulations of foreign exchange control promulgated by the PRC government.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

20. Share capital

  Registered and fully paid share capital

Nominal amount
(US$'000)
Registered and fully paid:
As at January 1, 2013, December 31, 2013, January 1, 2014 and December 31, 2014	24,103

21. Trade payables

	December 31, 2014	December 31, 2013
	(US$'000)	(US$'000)
Trade payables due to third parties	27,067	25,125
Trade payable due to a related party (Note 27(b))	2,801	5,726

	29,868	30,851

        All the trade payables are denominated in RMB and due within one year from the end of the reporting period.

        The carrying value of trade payables approximates their fair values due to their short-term maturities.

22. Other payables, accruals and advance receipts

	December 31, 2014	December 31, 2013
	(US$'000)	(US$'000)
Other payables and accruals
Accrued operating expenses	21,303	16,879
Accrued salaries	2,471	2,541
Other payables	12,624	12,645

	36,398	32,065

Advance receipts
Payments in advance from customers	14,054	22,464
Deferred government incentives (note)	2,616	2,893

	16,670	25,357

	53,068	57,422

Note:

The deferred government incentives are related to the research and development projects which are expected to be completed within one year.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

23. Bank borrowings

	December 31, 2014	December 31, 2013
	(US$'000)	(US$'000)
Short-term bank borrowing	625	—

Weighted average effective interest rate	7%	—

        The short-term bank borrowing is secured by certain buildings and leasehold land of a subsidiary (Note 11 and 12). This bank borrowing is interest bearing and denominated in RMB.

24. Deferred income

	December 31, 2014	December 31, 2013
	(US$'000)	(US$'000)
Deferred government incentives:
Buildings and other non-current assets	11,017	—
Others	5,568	5,624

	16,585	5,624

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

25. Notes to the consolidated statement of cash flows

(a)    Reconciliation of profit for the year to net cash generated from operations:

	2014	2013
	(US$'000)	(US$'000)
Profit for the year	20,865	17,361
Adjustments for:
Taxation charge	3,940	3,099
Amortisation of leasehold land	239	140
Amortisation of other intangible asset	129	129
Impairment of goodwill	—	1,352
Inventories provision written back	(14)	—
Provision for inventories	—	13
Provision for receivables	62	17
Depreciation on property, plant and equipment	2,838	2,768
Loss on disposal of property, plant and equipment	191	82
Amortisation of deferred income	(628)	(1,812)
Interest income	(1,322)	(1,126)
Share of profits less losses after tax of:
Joint venture	(4)	(7)
Associated companies	34	—
Gain on acquisition of an associated company	(194)	—
Finance costs	139	183
Exchange differences	(800)	862

Operating profit before working capital changes	25,475	23,061
Changes in working capital:
—Increase in inventories	(5,772)	(7,743)
—Decrease in trade and bills receivables	1,880	7,084
—Decrease/(increase) in other receivables, prepayments and deposits	6,004	(7,272)
—(Decrease)/increase in trade payables	(983)	7,229
—(Decrease)/increase in other payables, accruals and advance receipts	(4,456)	16,283

Net cash generated from operations	22,148	38,642

(b)    Acquisition of a subsidiary

        In April 2013, the Group has invested RMB2 in cash for the subscription of 100% equity interests in Bozhou Baiyunshan Pharmaceuticals Co., Ltd ("Bozhou"). The purpose of Bozhou is to provide new production base for the Company for the manufacturing of the drugs products.

        The following table summarises the amount invested in Bozhou and the amounts of the assets acquired and liabilities assumed recognised at the acquisition date.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

25. Notes to the consolidated statement of cash flows (Continued)

(b)    Acquisition of a subsidiary (Continued)

(US$'000)
Capital injection	—

Fair value	(US$'000)
Cash and bank balances	21
Property, plant and equipment	2,544
Leasehold land	215
Inventories	48
Trade receivables	317
Other receivables	104
Trade payables	(398)
Other payables	(3,960)
Deferred tax liabilities	(243)

Total identifiable net liabilities	(1,352)
Goodwill arising on acquisition (Note 13 and note (i))	1,352

—

Net cash inflow arising from acquisition
Cash and cash equivalents acquired	21
Less cash injected	—

21

Notes:

(i)
Goodwill of US$1,352,000 was impaired at year end due to that the Group changed strategic plan.

(ii)
Bozhou contributed revenue of US$1,488,000 and net profit of US$12,000 to the Group for the period from May 1, 2013 to December 31, 2013. If the acquisition has occurred on January 1, 2013, the consolidated revenue and consolidated loss attributed by Bozhou for the year ended December 31, 2013 would have been US$1,966,000 and US$180,000 respectively.

(iii)
Acquisition related costs of approximately US$8,000 have been charged to income statement during the year.

(c)    Changes in ownership interests in a subsidiary without change of control

        Fuyang Baiyunshan Hutchison Whampoa Chinese Medicine Technology Company Limited ("FYBYS") was a 51% owned subsidiary of the Group. In 2014, the Group increased its investments in FYBYS by approximately US$1,872,000. In additional, the Company acquired additional 3.3806% interests for a consideration of approximately US$76,000. FYBYS has become an 75% owned subsidiary of the Group after the transaction.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

26. Commitments

(a)    Capital commitments

        The Group had the following capital commitments:

	December 31, 2014	December 31, 2013
	(US$'000)	(US$'000)
Property, plant and equipment Contracted but not provided for	30,414	7,277

        Capital commitment for property, plant and equipment contracted is mainly for the construction in progress of new plant of the Company.

(b)    Operating lease commitments

        The Group leases various factories and warehouses under non-cancellable operating lease agreements. The future aggregate minimum lease payments in respect of land and buildings under non-cancellable operating leases were as follows:

	2014	2013
	(US$'000)	(US$'000)
Not later than one year	699	1,075
Later than one year end not later than five years	208	—

	907	1,075

27. Significant related party transactions

        Save as disclosed above, the Group has the following significant transactions during the years with related parties which were carried out in the normal course of business at terms determined and agreed by the relevant parties:

(a)    Transactions with related parties:

	2014	2013
	(US$'000)	(US$'000)
Sales of goods to
—Fellow subsidiaries of GBP	24,973	26,722
—A fellow subsidiary of GZHCMHK	73	—

	25,046	26,722

Other services income from
—Fellow subsidiaries of GBP	1,295	786

Purchase of goods from
—Fellow subsidiaries of GBP	25,613	29,800

Rental expenses to
—A fellow subsidiary of GBP	—	491

        No transactions have been entered into with the directors of the Company (being the key management personnel) during the years ended December 31, 2014 (2013: nil).

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

27. Significant related party transactions (Continued)

(b)    Balances with related parties included in:

	December 31, 2014	December 31, 2013
	(US$'000)	(US$'000)
Trade receivables from related parties:
—Fellow subsidiaries of GBP (Note 18 and note (i))	33	1,431

Trade payable due to related parties:
—Fellow subsidiaries of GBP (Note 21 and note (i))	2,801	5,726

Other receivables from related parties:
—Fellow subsidiaries of GBP (note (i))	683	941
—Joint venture (note (i))	—	258

	683	1,199

Other payable, accruals and advanced receipts due to related parties:
—Non-controlling shareholders of subsidiaries (note (i))	213	592
—Fellow subsidiaries of GZHCMHK (note (i))	535	414
—Fellow subsidiaries of GBP (note (i))	1,770	3,599
—A fellow subsidiary of GBP (note (ii))	2,809	2,876

	5,327	7,481

Note:

(i)
Balances with related parties are unsecured, interest-free and repayable on demand. The carrying values of balances with related parties approximate their fair values due to their short-term maturities.

(ii)
Balance with related party is unsecured, interest bearing and repayable on demand. The carrying value of balance with a related party approximates its fair value due to its short-term maturity.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To The Accounts (Continued)

28. Particulars of principal subsidiaries, joint venture and associated companies

		Nominal value of issued ordinary share capital/ registered capital in RMB		Equity interest attributable to the Group
		As at December 31		As at December 31
	Place of establishment and operation
Name		2014	2013	2014	2013	Type of legal entity	Principal activity
Fuyang Baiyunshan Hutchison Whampoa Chinese Medicine Technology Company Limited	PRC	3,650,000	2,000,000	75%	51%	Limited liability company	Agriculture and sales of Chinese herbs
Nanyang Baiyunshan Hutchison Whampoa Danshen R&D Limited	PRC	1,000,000	1,000,000	51%	51%	Limited liability company	Agriculture and sales of Chinese herbs
Nanyang Baiyunshan Hutchison Whampoa Guanbao Pharmaceutical Company Limited	PRC	30,000,000	30,000,000	60%	60%	Limited liability company	Agriculture and sales of Chinese herbs
Wenshan Baiyunshan Hutchison Whampoa Qidan Sanqi Chinese Medicine Co. Ltd.	PRC	2,000,000	2,000,000	51%	51%	Limited liability company	Agriculture and sales of Chinese herbs
Shen Nong Garden Traditional Chinese Medicine Museum	PRC	1,000,000	1,000,000	100%	100%	Limited liability company	Non-profit making organisation
Hutchison Whampoa Guangzhou Baiyunshan Health & Wellness Co. Ltd	PRC	10,000,000	10,000,000	100%	100%	Limited liability company	Health supplemented food distribution
Bozhou Baiyunshan Pharmaceuticals Co Ltd	PRC	500 000	500 000	100%	100%	Limited liability company	Manufacture, sales and distribution of drugs products
Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine (Bozhou) Co. Ltd	PRC	100,000,000	50,000,000	100%	100%	Limited liability company	Manufacture, sales and distribution of drugs products
Hutchison Whampoa Guangzhou Baiyunshan Pharmaceuticals Limited	PRC	10,000,000	—	100%	—	Limited liability company	Sales and marketing of the drugs products
Daqing Baiyunshan Hutchison Whampoa Banlangen Technology Company Limited	PRC	1,020,400	1,020,400	51%	51%	Limited liability company	Agriculture and sales of Chinese herbs
Joint Venture
Qing Yuan Baiyunshan Hutchison Whampoa ChuanXinLian R&D Limited	PRC	1,000,000	1,000,000	50%	50%	Limited liability company	Agriculture and sales of Chinese herbs
Associated companies
Tibet Lizhi Guangzhou Pharmaceutical Development Co. Ltd.	PRC	2,000,000	2,000,000	20%	20%	Limited liability company	Trading of Chinese herbs
Linyi Shenghe Jiuzhou Pharmaceuticals Company Limited	PRC	3,000,000	3,000,000	30%	—	Limited liability company	Agriculture and sales of Chinese herbs

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Condensed Consolidated Income Statement
For the nine months ended September 30, 2015 and September 30, 2014

		Nine months ended September 30,
	Note	2015	2014
		(US$'000)	(US$'000)
		(unaudited)
Revenue	4	164,852	185,722
Cost of sales		(92,742)	(113,026)

Gross profit		72,110	72,696
Selling expenses		(32,528)	(35,162)
Administrative expenses		(19,670)	(18,186)
Other net operating income	5	2,270	1,267

Operating profit	6	22,182	20,615
Share of profits less losses after tax of:
Joint venture		(12)	—
Associated companies		4	(34)
Finance costs	7	(108)	(165)

Profit before taxation		22,066	20,416
Taxation charge	8	(3,704)	(3,333)

Profit for the period		18,362	17,083

Attributable to:
Equity holders of the Company		18,290	17,085
Non-controlling interests		72	(2)

		18,362	17,083

The accompanying notes are an integral part of these condensed consolidated financial statements.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Condensed Consolidated Statement of Comprehensive Income
For the nine months ended September 30, 2015 and September 30, 2014

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
	(unaudited)
Profit for the period	18,362	17,083
Other comprehensive loss that has been or may be reclassified subsequently to profit or loss:
Exchange translation differences	(4,039)	(1,748)

Total comprehensive income for the period (net of tax)	14,323	15,335

Attributable to:
Equity holders of the Company	14,370	15,389
Non-controlling interests	(47)	(54)

Total comprehensive income for the period (net of tax)	14,323	15,335

The accompanying notes are an integral part of these condensed consolidated financial statements.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Condensed Consolidated Statement of Financial Position
As at September 30, 2015 and December 31, 2014

	Note	September 30, 2015	December 31, 2014
		(US$'000)	(US$'000)
		(unaudited)
ASSETS
Non-current assets
Property, plant and equipment	9	49,229	35,195
Leasehold land		11,200	11,772
Goodwill	10	9,085	9,385
Other intangible asset		744	865
Investment in a joint venture		160	178
Investments in associated companies		220	222
Other non-current assets		14,244	14,733
Deferred tax assets		720	1,034

		85,602	73,384

Current assets
Inventories	11	44,507	43,570
Trade and bills receivables	12	40,781	43,102
Other receivables, prepayments and deposits		5,187	5,278
Cash and cash equivalents		38,219	31,004
Bank deposits maturing over three months		3,101	20,833

		131,795	143,787

Total assets		217,397	217,171

EQUITY
Capital and reserves attributable to the Company's equity holders
Share capital	13	24,103	24,103
Reserves		95,363	87,403

		119,466	111,506
Non-controlling interests		3,801	3,802

Total equity		123,267	115,308

LIABILITIES
Current liabilities
Trade payables	14	24,275	29,868
Other payables, accruals and advance receipts	15	52,552	53,068
Bank borrowing	16	931	625
Current tax liabilities		337	1,289

		78,095	84,850

Non-current liabilities
Deferred income	17	15,663	16,585
Deferred tax liabilities		372	428

		16,035	17,013

Total liabilities		94,130	101,863

Net current assets		53,700	58,937

Total assets less current liabilities		139,302	132,321

Total equity and liabilities		217,397	217,171

The accompanying notes are an integral part of these condensed consolidated financial statements.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Condensed Consolidated Statement of Changes in Equity
For the nine months ended September 30, 2015 and September 30, 2014

	Attributable to equity holders of the Company
	Share capital	Exchange reserve	General reserve	Retained earnings	Total	Non- controlling interests	Total equity
	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)
	(unaudited)
As at January 1, 2014	24,103	15,159	131	67,193	106,586	3,400	109,986

Profit for the period	—	—	—	17,085	17,085	(2)	17,083
Other comprehensive loss that has been or may be reclassified subsequently to profit or loss:
Exchange translation differences	—	(1,696)	—	—	(1,696)	(52)	(1,748)

Total comprehensive (loss)/income for the period (net of tax)	—	(1,696)	—	17,085	15,389	(54)	15,335

Dividend paid	—	—	—	(12,820)	(12,820)	—	(12,820)

As at September 30, 2014	24,103	13,463	131	71,458	109,155	3,346	112,501

	Attributable to equity holders of the Company
	Share capital	Exchange reserve	General reserve	Retained earnings	Total	Non- controlling interests	Total equity
	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)	(US$'000)
	(unaudited)
As at January 1, 2015	24,103	12,592	131	74,680	111,506	3,802	115,308

Profit for the period	—	—	—	18,290	18,290	72	18,362
Other comprehensive loss that has been or may be reclassified subsequently to profit or loss:
Exchange translation differences	—	(3,920)	—	—	(3,920)	(119)	(4,039)

Total comprehensive (loss)/income for the period (net of tax)	—	(3,920)	—	18,290	14,370	(47)	14,323

Dividend paid	—	—	—	(6,410)	(6,410)	—	(6,410)
Capital contribution from a non-controlling shareholder of a subsidiary	—	—	—	—	—	46	46

As at September 30, 2015	24,103	8,672	131	86,560	119,466	3,801	123,267

The accompanying notes are an integral part of these condensed consolidated financial statements.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Condensed Statement of Cash Flows
For the nine months ended September 30, 2015 and September 30, 2014

		Nine months ended September 30,
	Note	2015	2014
		(US$'000)	(US$'000)
		(unaudited)
Cash flows from operating activities
Net cash generated from operations	18	18,309	25,235
Interest received		605	1,093
Finance costs paid		(17)	(25)
Income tax paid		(4,392)	(3,141)

Net cash generated from operating activities		14,505	23,162

Cash flows from investing activities
Purchase of property, plant and equipment		(17,796)	(4,582)
Purchase of leasehold land		—	(6,466)
Decrease/(increase) in bank deposits maturing over three months		17,732	(2,969)
Increase in government grant		94	11,551

Net cash generated from/(used in) investing activities		30	(2,466)

Cash flows from financing activities
Dividend paid		(6,410)	(12,820)
New short-term bank borrowing		931	630
Repaid of the bank borrowing		(625)	—
Capital contribution from a non-controlling shareholder of a subsidiary		46	—

Net cash used in financing activities		(6,058)	(11,798)

Net increase in cash and cash equivalents		8,477	8,898
Cash and cash equivalents at beginning of the period		31,004	31,895
Exchange differences		(1,262)	(452)

Cash and cash equivalents at end of the period		38,219	40,341

Analysis of cash and bank balances
—Cash and cash equivalent		38,219	40,341
—Bank deposits maturing over three months		3,101	22,661

		41,320	63,002

The accompanying notes are an integral part of these condensed consolidated financial statements.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To Unaudited Condensed Consolidated Accounts

1. General information

        Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited (the "Company") and its subsidiaries (together the "Group") is principally engaged in manufacturing and selling of over-the-counter drugs products. The Group has manufacturing plants in Guangzhou in the People's Republic of China (the "PRC") and sells mainly in the PRC.

        The Company was incorporated in the PRC on April 12, 2005 as a Chinese-Foreign Equity joint ventures and the approved operation period is 50 years. The Company is jointly controlled by Guangzhou Hutchison Chinese Medicine (HK) Investment Limited ("GZHCMHK") and Guangzhou Baiyunshan Pharmaceuticals Co., Ltd. ("GBP").

        Items included in the accounts are measured using the currency of the primary economic environment in which the entity operates (the "functional currency"). The functional currency of the Company and its subsidiaries, joint venture and associated companies is Renminbi ("RMB"), whereas the consolidated accounts are presented in United States dollars ("US dollars").

        These unaudited condensed interim accounts are presented in thousands of United States dollars ("US$'000"), unless otherwise stated.

2. Summary of significant accounting policies

(a)    Basis of preparation

        The Company has a financial year end date of December 31. These unaudited condensed interim accounts for the nine months ended September 30, 2014 and September 30, 2015 has been prepared in accordance with International Accounting Standard 34, "Interim Financial Reporting" issued by the International Accounting Standards Board ("IASB"). In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for the fair statement of results for the periods presented, have been included. The results of operations of any periods are not necessarily indicative of the results of operations for the full year or any other interim periods. These condensed interim accounts should be read in conjunction with the annual accounts of the Group for the year ended December 31, 2014 (the "2014 annual accounts"), which have been prepared in accordance with International Financial Reporting Standards issued by IASB.

(b)    Significant accounting policies

        The unaudited condensed interim accounts have been prepared under the historical cost convention.

        The accounting policies used in the preparation of these condensed interim accounts are consistent with those used in the 2014 annual accounts, except for the adoption of the amendments and interpretations issued by the IASB that are mandatory for annual periods beginning January 1, 2015.

        The effect of the adoption of these amendments and interpretations was not material to the Group's results and financial position.

        Taxes on income in the interim periods are accrued using the tax rate that would be applicable to expected total annual earnings.

3. Financial risk management and accounting estimates

        The Group's activities expose it to a variety of financial risks: market risk (including cash flow interest rate risk), credit risk and liquidity risk. There have been no changes in any risk management policies since last year end.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

3. Financial risk management and accounting estimates (Continued)

        The preparation of interim accounts required management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities, income and expense. In preparing these interim accounts, the significant judgments made by management in applying the Group's accounting policies and the key sources of estimation uncertainty were the same as those applied to the 2014 annual accounts.

4. Revenue and segment information

        The Group is principally engaged in manufacturing and selling of over-the-counter drugs products.

        The management has reviewed the Group's internal reporting in order to assess performance and allocate resources, and has determined that the Group has two reportable operating segments as follows:

        —Manufacturing and sales of the drugs products.

        —Wholesales of the drugs products and related materials not produced by the Group.

        The operating segments are strategic business units that offer different products and services. They are managed separately because each business requires different technological advancement and marketing approach. The performance of the reportable segments are assessed based on a measure of earnings or losses before share of profits less losses after tax of joint ventures and associated companies, interest income, finance costs and tax expenses ("EBIT").

        The segment information for the reportable segments for the period is as follows:

	For the period ended September 30, 2015
	Manufacturing and sales of the drugs products	Wholesale of the drugs products and related materials not produced by the Group	Reportable segment
	PRC	PRC	Total
	(US$'000)	(US$'000)	(US$'000)
Revenue from external customers	111,766	53,086	164,852

EBIT	20,745	832	21,577
Interest income	502	103	605

Operating profit	21,247	935	22,182
Share of profits less losses after tax of joint venture and associated companies	(8)	—	(8)
Finance costs	(108)	—	(108)
Additions to non-current assets (other than financial instrument and deferred tax assets)	17,796	—	17,796
Depreciation/amortisation	2,520	37	2,557

As at September 30, 2015
	Manufacturing and sales of the drugs products	Wholesale of the drugs products and related materials not produced by the Group	Reportable segment
	PRC	PRC	Total
	(US$'000)	(US$'000)	(US$'000)
Total assets	179,130	38,267	217,397

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

4. Revenue and segment information (Continued)

	For the period ended September 30, 2014
	Manufacturing and sales of the drugs products	Wholesale of the drugs products and related materials not produced by the Group	Reportable segment
	PRC	PRC	Total
	(US$'000)	(US$'000)	(US$'000)
Revenue from external customers	128,806	56,916	185,722

EBIT	19,119	403	19,522
Interest income	1,033	60	1,093

Operating profit	20,152	463	20,615
Share of profits less losses after tax of joint venture and associated companies	(34)	—	(34)
Finance costs	(165)	—	(165)
Additions to non-current assets (other than financial instrument and deferred tax assets)	11,048	—	11,048
Depreciation/amortisation	2,306	49	2,355

As at December 31, 2014
	Manufacturing and sales of the drugs products	Wholesale of the drugs products and related materials not produced by the Group	Reportable segment
	PRC	PRC	Total
	(US$'000)	(US$'000)	(US$'000)
Total assets	178,864	38,307	217,171

        Revenue from external customers is after elimination of inter-segment sales. The amount eliminated was US$25,539,000 (September 30, 2014: US$42,258,000).

        Sales between segments are carried out at mutually agreed terms.

        A reconciliation of EBIT for reportable segments to profit before taxation is provided as follows:

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
EBIT for reportable segment	21,577	19,522
Interest income	605	1,093
Share of profits less losses after tax of a joint venture and associated companies	(8)	(34)
Finance costs	(108)	(165)

Profit before taxation	22,066	20,416

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

5. Other net operating income

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Interest income	605	1,093
Other operating income	1,665	174

	2,270	1,267

6. Operating profit

        Operating profit is stated after charging the following:

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Amortisation of leasehold land	199	183
Amortisation of intangible asset	95	96
Cost of inventories recognised as expense	86,209	106,780
Depreciation on property, plant and equipment	2,263	2,076
Employee benefit expenses	25,171	24,868
Operating lease rentals in respect of land and buildings	705	518
Research and development expenses	506	565

7. Finance costs

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Interest expense on short-term bank borrowing	17	25
Interest expense on other payable due to an affiliate company of GBP	91	140

	108	165

8. Taxation charge

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Current taxation	3,461	3,376
Deferred taxation	243	(43)

Taxation charge	3,704	3,333

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

8. Taxation charge (Continued)

        The Company has been granted High and New Technology Enterprise Status. Accordingly, the Company is subjected to a preferential income tax rate of 15% up to 2016 (September 30, 2014: 15%) and is renewable subject to the approval by the relevant tax authorities.

9. Property, plant and equipment

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Net book value as at 1 January	35,195	27,436
Additions	17,796	5,161
Disposal	(3)	(245)
Depreciation for the period	(2,263)	(2,076)
Exchange differences	(1,496)	(421)

Net book value as at 30 September	49,229	29,855

        The net book value of buildings pledged as security for the short-term bank borrowing amounted to US$279,000 (December 31, 2014: US$316,000) (Note 16).

10. Goodwill

        The Company was set up with cash and non-cash assets (which constitutes a business) contributed by GZHCMHK and GBP respectively. Upon formation, the Company accounted for the businesses contributed by Guangzhou Baiyunshan Pharmaceuticals Co., Ltd using acquisition method at fair value and Goodwill of approximately US$9,193,000 was recognised. The Goodwill is attributable to manufacturing and sales of the drugs products segment and is attributable to the anticipated profitability of the distribution of the Company's products in the market and the anticipated future operating synergies.

11. Inventories

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Raw materials	5,081	6,580
Work in progress	11,276	15,539
Finished goods	28,150	21,451

	44,507	43,570

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

12. Trade and bills receivables

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Trade receivables from third parties	21,076	22,105
Trade receivables from related parties (Note 20(b))	118	33
Bills receivables	19,587	20,964

	40,781	43,102

        All the trade and bills receivables are denominated in RMB and are due within one year from the end of the reporting period.

        The carrying value of trade and bills receivables approximates their fair values due to their short-term maturities.

13. Share capital

  Registered and fully paid share capital

Nominal amount
(US$'000)
Registered and fully paid:
As at January 1, 2014, September 30, 2014, January 1, 2015 and September 30, 2015	24,103

14. Trade payables

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Trade payables from third parties	18,173	27,067
Trade payables from related parties (Note 20(b))	6,102	2,801

	24,275	29,868

        All the trade payables are denominated in RMB and due within one year from the end of the reporting period.

        The carrying value of trade payables approximates their fair values due to their short-term maturities.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

15. Other payables, accruals and advanced receipts

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Other payables and accruals
Accrued operating expenses	8,371	21,303
Accrued salaries	4,743	2,471
Other payables	14,172	12,624

	27,286	36,398

Advanced receipts
Payments in advance from customers	22,949	14,054
Deferred government incentives (note)	2,317	2,616

	25,266	16,670

	52,552	53,068

Note:

The deferred government incentives are related to the research and development projects which are expected to be completed within one year.

16. Bank borrowing

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Short-term bank borrowing	931	625

Weighted average effective interest rate	7%	7%

        The short-term bank borrowing was secured by certain buildings (Note 9) and leasehold land of a subsidiary. This bank borrowing is interest bearing and denominated in RMB.

17. Deferred income

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Deferred government incentives:
Buildings and other non-current assets	10,664	11,017
Others	4,999	5,568

	15,663	16,585

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

18. Notes to condensed consolidated statement of cash flows

  Reconciliation of profit for the period to net cash generated from operations:

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Profit for the period	18,362	17,083
Adjustments for:
Taxation charge	3,704	3,333
Amortisation of leasehold land	199	183
Amortisation of other intangible assets	95	96
Depreciation of property, plant and equipment	2,263	2,076
Loss on disposal of property, plant and equipment	3	245
Amortisation of deferred income	(1,016)	(569)
Interest income	(605)	(1,093)
Finance costs	108	165
Share of profits less losses after tax of:
Joint venture	12	—
Associated companies	(4)	34
Exchange differences	(87)	(1,228)

Operating profit before working capital changes	23,034	20,325
Changes in working capital:
—Increase in inventories	(937)	(9,918)
—Decrease/(increase) in trade and bills receivables	2,321	(6,666)
—Decrease in other receivables, prepayments and deposits	91	1,746
—(Decrease)/increase in trade payables	(5,593)	2,893
—(Decrease)/increase in other payables, accruals and advance receipts	(607)	16,855

Net cash generated from operations	18,309	25,235

19. Commitments

(a)
Capital commitments

        The Group had the following capital commitments:

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Property, plant and equipment
Contracted but not provided for	21,255	30,414

        Capital commitment for property, plant and equipment contracted is mainly for the construction in progress of new plant of the Company.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

19. Commitments (Continued)

(b)
Operating lease commitments

        The Group leases various factories and warehouses under non-cancellable operating lease agreements. The future aggregate minimum lease payments in respect of land and buildings under non-cancellable operating leases were as follows:

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Not later than one year	482	699
Later than one year end not later than five years	37	208

	519	907

20. Significant related party transactions

        Save as disclosed above, the Group has the following significant transactions during the period with related parties which were carried out in the normal course of business at terms determined and agreed by the relevant parties:

(a)
Transactions with related parties:

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Sales of goods to
—Fellow subsidiaries of GBP	20,441	22,863
—A fellow subsidiary of GZHCMHK	107	20

	20,548	22,883

Other services income from
—Fellow subsidiaries of GBP	736	715

Purchase of goods from
—Fellow subsidiaries of GBP	22,564	22,111

Advertising expenses to
—A fellow subsidiary of GBP	4,899	—

        No transactions have been entered into with the directors of the Company (being the key management personnel) during the period ended September 30, 2015 and 2014.

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

20. Significant related party transactions (Continued)

(b)
Balances with related parties included in:

	September 30, 2015	December 31, 2014
	(US$'000)	(US$'000)
Trade receivables from related parties:
—Fellow subsidiaries of GBP (Note 12 and note (i))	118	33

Trade payables due to related parties:
—Fellow subsidiaries of GBP (Note 14 and note (i))	6,102	2,801

Other receivables from related parties:
—Fellow subsidiaries of GBP (note (i))	1,486	683

Other payable, accruals and advance receipts due to related parties:
—Non-controlling shareholders of subsidiaries (note (i))	—	213
—Fellow subsidiaries of GZHCMHK (note (i))	506	535
—Fellow subsidiaries of GBP (note (i))	5,335	1,770
—A fellow subsidiary of GBP (note (ii))	2,763	2,809

	8,604	5,327

Notes:

(i)
Balances with related parties are unsecured, interest-free and repayable on demand. The carrying values of balances with related parties approximate their fair values due to their short-term maturities.

(ii)
Balance with related party is unsecured, interest bearing and repayable on demand. The carrying value of balance with a related party approximates its fair value due to its short-term maturity.

NUTRITION SCIENCE PARTNERS LIMITED

Independent Auditor's Report

To the Board of Directors and Shareholders of Nutrition Science Partners Limited

        We have audited the accompanying consolidated financial statements of Nutrition Science Partners Limited and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2014 and 2013, and the related consolidated income statements, consolidated statements of comprehensive income, of changes in equity and of cash flows for the years then ended.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nutrition Science Partners Limited and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers
Hong Kong
August 21, 2015

Nutrition Science Partners Limited
Consolidated Income Statement
For the years ended December 31, 2014 and 2013

	Notes	2014	2013
		(US$'000)	(US$'000)
Turnover		—	—
Service fee charged by related parties	12	(4,594)	(3,752)
Clinical trials expenses		(8,778)	(11,025)
Other research and development costs		(3,381)	(2,652)
Other expenses		(59)	(114)

Operating loss		(16,812)	(17,543)

Loss before taxation		(16,812)	(17,543)
Taxation	5	—	—

Loss for the year		(16,812)	(17,543)

The accompanying notes are an integral part of these consolidated financial statements.

Nutrition Science Partners Limited
Consolidated Statement of Comprehensive Income
For the years ended December 31, 2014 and 2013

	2014	2013
	(US$'000)	(US$'000)
Loss for the year	(16,812)	(17,543)

Total comprehensive loss for the year	(16,812)	(17,543)

The accompanying notes are an integral part of these consolidated financial statements.

Nutrition Science Partners Limited
Consolidated Statement of Financial Position
As at December 31, 2014 and 2013

	Notes	2014	2013
		(US$'000)	(US$'000)
ASSETS
Non-current assets
Intangible assets	7	30,000	30,000

Current assets
Prepayments		2,299	824
Cash and cash equivalents	8	6,249	17,031

		8,548	17,855

Total assets		38,548	47,855

EQUITY
Capital and reserves attributable to the Company's equity holders
Share capital	9	60,000	2
Reserves		(34,355)	42,455

Total equity		25,645	42,457

LIABILITIES
Current liabilities
Other payables and accruals		2,393	4,298
Amounts due to related companies	10	510	1,100
Shareholders' loans	11	10,000	—

Total liabilities		12,903	5,398

Total equity and liabilities		38,548	47,855

Net current (liabilities)/assets		(4,355)	12,457

Total assets less current liabilities		25,645	42,457

The accompanying notes are an integral part of these consolidated financial statements.

Nutrition Science Partners Limited
Consolidated Statement of Changes in Equity
For the years ended December 31, 2014 and 2013

	Share capital	Share premium	Accumulated losses	Total equity
	(US$'000)	(US$'000)	(US$'000)	(US$'000)
At January 1, 2013	1	29,999	—	30,000
Loss for the year and total comprehensive loss for the year	—	—	(17,543)	(17,543)
Issue of shares (note 9)	1	29,999	—	30,000

At December 31, 2013 and at January 1, 2014	2	59,998	(17,543)	42,457
Loss for the year and total comprehensive loss for the year	—	—	(16,812)	(16,812)
Transition to no-par value regime on March 3, 2014 (note 9)	59,998	(59,998)	—	—

At December 31, 2014	60,000	—	(34,355)	25,645

The accompanying notes are an integral part of these consolidated financial statements.

Nutrition Science Partners Limited
Consolidated Statement of Cash Flows
For the years ended December 31, 2014 and 2013

	Notes	2014	2013
		(US$'000)	(US$'000)
Cash flows from operating activities
Loss before taxation		(16,812)	(17,543)

Operating loss before working capital changes		(16,812)	(17,543)
Changes in working capital:
Increase in prepayments		(1,475)	(824)
(Decrease)/increase in other payables and accruals		(1,905)	4,298
(Decrease)/increase in amounts due to related companies		(590)	1,100

Net cash used in operating activities		(20,782)	(12,969)

Cash flows from financing activities
Proceeds from issue of shares	9	—	30,000
Increase in shareholders' loans	11	10,000	—

Net cash from financing activities		10,000	30,000

Net (decrease)/increase in cash and cash equivalents		(10,782)	17,031
Cash and cash equivalents at the beginning of the year		17,031	—

Cash and cash equivalents at the end of the year		6,249	17,031

Analysis of balance of cash and cash equivalents
Bank balance		6,249	17,031

The accompanying notes are an integral part of these consolidated financial statements.

Nutrition Science Partners Limited
Notes To The Accounts

1. General information

        Nutrition Science Partners Limited (the "Company") and its subsidiary (together, the "Group") are principally engaged in the research and development of pharmaceutical products. The Company was incorporated in Hong Kong on May 28, 2012 as a limited liability company. The registered office of the Company is located at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

        On November 27, 2012, Hutchison MediPharma (Hong Kong) Limited ("HMPHK"), a subsidiary of Hutchison China MediTech Limited ("Chi-Med", which together with its subsidiaries, hereinafter collectively referred to as the "Chi-Med Group") and Nestlé Health Science S.A. ("NHS"), a subsidiary of Nestlé S.A. ("Nestlé"), entered into a joint venture agreement ("JV Agreement"). Pursuant to the JV Agreement, Nestlé agreed to contribute cash of US$30,000,000 and the Chi-Med Group agreed to contribute certain of its assets and business processes including the global development and commercial rights of a novel, oral therapy for Inflammatory Bowel Disease for a drug candidate and exclusive rights to its extensive botanical library, among other things. The Company is jointly owned by HMPHK and NHS having 50% equity interest each.

        During the year ended December 31, 2013, all regulatory approvals regarding the formation of the Company were received and NHS has injected cash of US$30,000,000 in accordance with the JV Agreement.

        These consolidated accounts are presented in United States dollars ("US$"), unless otherwise stated.

2. Summary of significant accounting policies

        The consolidated accounts of the Company have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by International Accounting Standards Board. These consolidated accounts have been prepared under the historical cost convention.

        As at December 31, 2014, the Group has net current liabilities of US$4,355,000. In preparing these consolidated accounts, management, including the directors of the Company, has taken into account all available information about the foreseeable future, which is at least, but is not limited to, twelve months from the end of the reporting period. Management considers a wide range of factors relating to the availability and sufficiency of the Group's financial resources to satisfy its working capital and other financing requirements for the reasonable period of time, including, the progress and results of its new and in-progress research and development projects, the Group's current and expected future financial performance and operating cash flows, availability of loans and other financial supports from shareholders, potential sources of new funds. HMPHK and NHS have confirmed their respective intentions to provide financial support to the Company to meet its liabilities as and when they fall due. Accordingly, the Directors are of the opinion that the Group will be able to meet its liabilities as and when they fall due within the next twelve months and therefore have prepared the financial statements on a going concern basis.

        During the year, the Group has adopted all of the new and revised standards, amendments and interpretations issued by the International Accounting Standards Board that are relevant to the Group's operations and mandatory for annual periods beginning January 1, 2014. The adoption of these new and revised standards, amendments and interpretations did not have any material effects on the Group's results of operations or financial position.

Nutrition Science Partners Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

        At the date of authorisation of these consolidated accounts, the following standards, amendments and interpretations were in issue but not yet effective and have not been early adopted by the Group:

IAS 1 (Amendments)(2)	Disclosure Initiative
IAS 16 and IAS 38 (Amendments)(2)	Clarification of Acceptable Methods of Depreciation and Amortisation
IAS 16 and IAS 41 (Amendments)(2)	Agriculture: Bearer Plants
IAS 19 (Amendments)(1)	Defined Benefit Plans: Employee Contributions
IAS 27 (Amendments)(2)	Equity Method in Separate Financial Statements
IFRS 9(3)	Financial Instruments
IFRS 10 and IAS 28 (Amendments)(2)	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture
IFRS 10, IFRS 12 and IAS 28 (Amendments)(2)	Investment Entities: Applying the Consolidated Exception
IFRS 11 (Amendments)(2)	Accounting for Acquisitions of Interests in Joint Operations
IFRS 14(2)	Regulatory Deferral Accounts
IFRS 15(3)	Revenue from Contracts with Customers
Annual improvements 2010-2012 cycle(1)	Improvements to IFRSs
Annual improvements 2011-2013 cycle(1)	Improvements to IFRSs
Annual improvements 2012-2014 cycle(2)	Improvements to IFRSs

(1)
Effective for the Group for annual periods beginning on or after January 1, 2015.

(2)
Effective for the Group for annual periods beginning on or after January 1, 2016.

(3)
Effective for the Group for annual periods beginning on or after January 1, 2018.

        The adoption of standards, amendments and interpretations listed above in future periods is not expected to have any material effect on the Group's result of operations and financial position, except for the adoption of IFRS 15 which the management is still assessing the impact.

(a)
Basis of consolidation

        The consolidated accounts of the Group include the accounts of the Company and its subsidiary made up to December 31, 2014 and 2013. The accounts of the subsidiary are prepared for the same reporting period as the Company, using consistent accounting policies. The results of the subsidiary are consolidated from the date on which the Group obtains control, and continue to be consolidated until the date that such control ceases. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

(b)
Subsidiary

        Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. In the consolidated accounts, subsidiary is accounted for as described in Note 2(a) above.

Nutrition Science Partners Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(c)
Foreign currency translation

        Items included in the accounts of each of the Group's companies are measured using the currency of the primary economic environment in which the entity operates (the "functional currency"). The consolidated accounts are presented in US$, which is the Company's functional and presentation currency.

        The accounts of the Company and subsidiary are translated into the Company's presentation currency using the year end rates of exchange for the statement of financial position items and the average rates of exchange for the year for the income statement items. Exchange differences are recognised directly in the consolidated statement of comprehensive income.

(d)
Segment information

        The Group has one reporting segment which is research and development. All segment assets are located in Hong Kong. The Group's chief operating decision-makers review the consolidated results of the Group for the purposes of resource allocation and performance assessment. Therefore, no additional reportable segment and geographical information has been presented.

(e)
Related parties

        A party is considered to be related to the Group if:

  (a)
  the party is a person or a close member of that person's family and that person

  (i)
  has control or joint control over the Group;

  (ii)
  has significant influence over the Group; or

  (iii)
  is a member of the key management personnel of the Group or of a parent of the Group; or

  (b)
  the party is an entity where any of the following conditions applies:

  (i)
  the entity and the Group are members of the same group;

  (ii)
  one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

  (iii)
  the entity and the Group are joint ventures of the same third party;

  (iv)
  one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

  (v)
  the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group;

  (vi)
  the entity is controlled or jointly controlled by a person identified in (a); and

  (vii)
  a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

Nutrition Science Partners Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(f)
Financial assets

Initial recognition and measurement

        Financial assets of the Group are classified, at initial recognition, as loans and receivables. When financial assets are recognised initially, they are measured at fair value plus transaction costs that are attributable to the acquisition of the financial assets.

        All regular way purchases and sales of financial assets are recognised on the trade date, that is, the date that the Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Subsequent measurement of loans and receivables

        Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such assets are subsequently measured at amortised cost using the effective interest rate method less any allowance for impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and includes fees or costs that are an integral part of the effective interest rate. The effective interest rate amortisation and the loss arising from impairment are recognised in the income statement.

(g)    Impairment of financial assets

        The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired. An impairment exists if one or more events that occurred after the initial recognition of the asset have an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that a debtor or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Financial assets carried at amortised cost

        For financial assets carried at amortised cost, the Group first assesses whether impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

        The amount of any impairment loss identified is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset's original effective interest rate (i.e., the effective interest rate computed at initial recognition).

Nutrition Science Partners Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(g)    Impairment of financial assets (Continued)

        The carrying amount of the asset is reduced through the use of an allowance account and the loss is recognised in the income statement. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. Loans and receivables together with any associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realised or has been transferred to the Group.

        If, in a subsequent period, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to the income statement.

(h)
Borrowings

        Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

(i)
Cash and cash equivalents

        For the purpose of the consolidated statement of cash flows, cash and cash equivalents comprise cash on hand and at bank, are subject to an insignificant risk of changes in value.

        For the purpose of the consolidated statement of financial position, cash and cash equivalents comprise cash on hand and at bank which are not restricted as to use.

(j)
Provisions

        Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

(k)    Intangible assets

        Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is the fair value at the date of acquisition. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are subsequently amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at each financial year end.

        Intangible assets with indefinite useful lives are tested for impairment annually. Such intangible assets are not amortised. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether the indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Nutrition Science Partners Limited
Notes To The Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(k)    Intangible assets (Continued)

Acquired in-process research and development ("IPR&D") rights

        These intangible assets are treated as indefinite-lived until completion or abandonment of the projects, at which time the assets are either written off or amortised over the remaining useful life.

Research and development costs

        All research costs are charged to the income statement as incurred.

        Expenditure incurred on projects to develop new products is capitalised and deferred only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the project and the ability to measure reliably the expenditure during the development. Product development expenditure which does not meet these criteria is expensed when incurred.

(l)
Income tax

        The current tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company and its subsidiary operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establish provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

3. Financial risk management

(a)
Financial risk factors

        The Group's activities expose it to a variety of financial risks, including credit risk and liquidity risk. The Group does not use any derivative financial instruments for speculative purpose.

  (i)
  Credit risk

        The carrying amounts of cash and cash equivalents included in the consolidated statement of financial position represent the Group's maximum exposure to credit risk of the counterparty in relation to its financial assets. The Group's bank balance is maintained with a creditworthy bank with no recent history of default.

  (ii)
  Liquidity risk

        The Group's objective is to maintain a balance between continuity of funding and flexibility through balances with related companies and loans from its shareholders.

        As at December 31, 2014 and 2013, the Group's current financial liabilities were due for settlement contractually within twelve months.

Nutrition Science Partners Limited
Notes To The Accounts (Continued)

3. Financial risk management (Continued)

(b)
Capital management

        The primary objectives of the Group's capital management are to safeguard the Group's ability to continue as a going concern.

        The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Group may issue new shares. The Group is not subject to any externally imposed capital requirements. No changes were made in the objectives, policies or processes for managing capital during the years ended 2014 and 2013.

(c)
Fair value estimation

        The fair values of the financial asset and liabilities of the Group approximate to their carrying amounts largely due to the short term maturities of these instruments.

4. Critical accounting estimates and judgements

        Note 2 include a summary of the significant accounting policies used in the preparation of the accounts. The preparation of accounts often requires the use of judgements to select specific accounting methods and policies from several acceptable alternatives. Furthermore, significant estimates and assumptions concerning the future may be required in selecting and applying those methods and policies in the accounts. The Group bases its estimates and judgements on historical experience and various other assumptions that it believes are reasonable under the circumstances. Actual results may differ from these estimates and judgements under different assumptions or conditions.

        The following is a review of the more significant assumptions and estimates, as well as the accounting policies and methods used in the preparation of the accounts.

(i)
Impairment of intangible assets

        The Group tests annually whether intangible assets not ready to use have suffered any impairment. Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets exceeds its recoverable amount in accordance with the accounting policy stated in note 2(k). The recoverable amount of an asset or a cash-generating unit is determined based on the higher of the asset's or the cash-generating unit's fair value less costs to sell and value-in-use. The value-in-use calculation requires the entity to estimate the future cash flows expected to arise from the asset and a suitable discount rate in order to calculate present value, and the growth rate assumptions in the cash flow projections which has been prepared on the basis of management's assumptions and estimates.

        The Group has adopted an income approach to determine the value-in-use of the acquired IPR&D, which applies a probability weighting that considers the risk of development and commercialization to the estimated future net cash flows that are derived from projected revenues and estimated costs. These projections are based on factors such as relevant market size, patent protection, probability of success rate, expected timing of commercialization and industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate. Key assumptions and sensitivities are disclosed in note 7.

Nutrition Science Partners Limited
Notes To The Accounts (Continued)

5. Taxation

        No Hong Kong profits tax has been provided as the Group had no assessable profit for the year (2013: Nil).

        The taxation on the Group's loss before taxation differs from the theoretical account that would arise using the applicable tax rate as follows:

	2014	2013
	(US$'000)	(US$'000)
Loss before taxation	(16,812)	(17,543)

Calculated at a taxation rate of 16.5% (2013: 16.5%)	(2,774)	(2,895)
Tax effect of expenses not deductible for tax	2,774	2,895

Taxation	—	—

6. Directors' emoluments

        None of the directors received any fees or emoluments from the Group in respect of their services rendered to the Group during the year (2013: Nil).

7. Intangible assets

IPR&D projects and others
(US$'000)
December 31, 2014
Cost at January 1, 2014 and December 31, 2014	30,000

December 31, 2013
Cost at January 1, 2013 and December 31, 2013	30,000

Impairment test for intangible assets

        The recoverable amount of the intangible asset is determined based on value-in-use calculation. The calculation uses cash flow projections based on projected revenues and estimated costs. The projections are based on factors such as projected market size and market share, probability of success rate, timing of commercialization and estimated useful life of the underlying assets. There were no key changes in the market or stage of development of the drug between 2013 and 2014. The discount rate used of 19.76% (2013: 19.56%) is derived from a capital asset pricing model using data from markets. The budgeted revenues and costs are determined by management based on the most recent development plan of the project and its expectation of market development. Changes in any key assumptions disclosed in the sensitivity table would not cause the carrying amount of the intangible asset to exceed the recoverable amount.

Nutrition Science Partners Limited
Notes To The Accounts (Continued)

7. Intangible assets (Continued)

Impairment test for intangible assets (Continued)

        The key assumptions used in the value-in-use calculation are as follows:

Key assumptions	2014	2013
Projected market size	US$10 billion	US$10 billion
Projected market share	10% of projected market size	10% of projected market size
Probability of success rate (Phase III)	65%	65%
Period of projected cash flows	18 years	19 years

        The sensitivity of the value-in-use of the intangible assets to the changes in key assumptions is:

Impact on the value-in-use of the intangible assets
	Change in assumption	Increase in assumption		Decrease in assumption
		2014	2013	2014	2013
—Market size	5% point	Increase by 12%	Increase by 9%	Decrease by 17%	Decrease by 12%
—Probability of success rate	2% point	Increase by 17%	Increase by 12%	Decrease by 17%	Decrease by 12%
—Discount rate	1% point	Decrease by 17%	Decrease by 13%	Increase by 20%	Increase by 14%

8. Cash and cash equivalents

	2014	2013
	(US$'000)	(US$'000)
Cash at bank	6,249	17,031

        The carrying amounts of the cash and cash equivalents are denominated in US dollars.

Nutrition Science Partners Limited
Notes To The Accounts (Continued)

9. Share capital

	2014		2013
	Number of shares	(US$'000)	Number of shares	(US$'000)
Authorised: (note (i))
Ordinary shares of HK$1 each (note (ii))	—	—	20,000	2

Issued and fully paid:
Ordinary shares
At January 1	20,000	2	10,000	1
Issue of shares (note (iii))	—	—	10,000	1
Translation to no-par value regime on March 3, 2014 (note (iv))	—	59,998	—	—

At December 31	20,000	60,000	20,000	2

Share premium account at December 31 (note (iv))		—		59,998

Share capital as at December 31, 2014/share capital and share premium as at December 31, 2013 (note (iv))		60,000		60,000

Notes:

(i)
Under the Hong Kong Companies Ordinance (Cap. 622), which commenced operation on March 3, 2014, the concept of authorised share capital no longer exists.

(ii)
In accordance with section 135 of the Hong Kong Companies Ordinance (Cap. 622), the Company's shares no longer have a par or nominal value with effect from March 3, 2014. There is no impact on the number of shares in issue or the relative entitlement of any of the shareholders of the Company as a result of this transition.

(iii)
On March 25, 2013, 10,000 additional ordinary shares of HK$1 each were issued at a total cash consideration of US$30,000,000 to NHS in accordance with the terms of the JV Agreement.

(iv)
In accordance with the transitional provisions set out in section 37 of Schedule 11 to the Hong Kong Companies Ordinance (Cap. 622) on March 3, 2014, the amounts standing to the credit of the share premium account have become part of the Company's share capital.

10. Amounts due to related companies

        The amounts due to related companies are unsecured, interest-free and repayable on demand.

11. Shareholders' loans

        The loans from shareholders, HMPHK and NHS, of US$5,000,000 each are unsecured, interest-bearing (with wavier of interest) and with an original maturity date of June 9, 2015, which is subject to extension from time to time by written consent from shareholders at the request of the Company.

Nutrition Science Partners Limited
Notes To The Accounts (Continued)

12. Significant related party transactions

(a)
Save as disclosed above, the Group has the following significant transactions during the years with related parties which were carried out in the normal course of business at terms determined and agreed by the relevant parties:

	2014	2013
	(US$'000)	(US$'000)
Service fees charged by a subsidiary of Chi-Med (note)	4,191	3,612
Service fees charged by an affiliate of NHS	403	140

	4,594	3,752

Note:

On March 25, 2013, Hutchison MediPharma Limited ("HMP"), a subsidiary of Chi-Med, and NHS entered into a research and development collaboration agreement as contemplated by the JV Agreement for the exclusive rights to conduct research to evaluate and develop products from HMP's extensive botanical library and well established botanical research and development platform in the field of gastrointestinal disease.

The Company will own the right to any products arising from the future research and development. HMP and NHS will provide the necessary services and employees in order to facilitate the Company with the on-going research activities. HMP and NHS will be remunerated by a fee paid by the Company for the services and staff provided.

The agreement will end on December 31, 2022, until which time the Company is required to spend a minimum of US$500,000 in each calendar year on the research activities.

(b)
Other transaction with related party:

        On March 25, 2013, the Company and Nestec Ltd., an affiliate of NHS, entered into an option agreement for the exclusive option to obtain exclusive royalty-bearing licenses to commercialise certain products in certain territories. The exercise price of the option is either fixed or subject to negotiate upon the receipt of the exercise notice, depend on territories. The value of the option is considered as negligible.

(c)
Compensation of key management personnel of the Group:

        No compensation was paid by the Group to the key management personnel of the Group in respect of their services rendered to the Group during the year (2013: Nil).

13. Financial instruments by category

        Financial asset

        The carrying amount of the Group's financial asset, comprising cash and cash equivalents, which is categorised as loans and receivables, amounted to US$6,249,000 as at December 31, 2014 (2013: US$17,031,000).

Nutrition Science Partners Limited
Notes To The Accounts (Continued)

13. Financial instruments by category (Continued)

        Financial liabilities

        The aggregate carrying amount of the Group's financial liabilities, including other payables and accruals, shareholders' loans and amounts due to related companies, which are categorised as financial liabilities at amortised cost, amounted to US$12,903,000 as at December 31, 2014 (2013: US$5,398,000).

14. Subsidiary

	Place of establishment and operation	Nominal value of issued ordinary share capital in GBP		Equity interest attributable to the Group		Type of legal entity	Principal activity
		As at December 31		As at December 31
Name		2014	2013	2014	2013
Nutrition Science Partners (UK) Limited	UK	1	1	100%	100%	Limited liability company	Inactive

15. Subsequent events (Unaudited)

        The loan agreements covering shareholder loans of US$5,000,000 each, as disclosed in note 11, were renewed on August 24, 2015, with an effective date of June 9, 2015, and the maturity date extended to June 9, 2016. Before the renewed loan agreements were executed, the directors had obtained confirmation that the shareholders would not demand immediate repayment of the loans from shareholders.

Nutrition Science Partners Limited
Condensed Consolidated Income Statement
For the nine months ended September 30, 2015 and September 30, 2014

		Nine months ended September 30,
	Note	2015	2014
		(US$'000)	(US$'000)
		(unaudited)
Turnover		—	—
Service fee charged by related parties	11	(4,261)	(3,589)
Clinical trials expenses		(503)	(11,308)
Other research and development costs		(1,096)	(2,501)
Other expenses		(34)	(46)

Operating loss		(5,894)	(17,444)

Loss before taxation		(5,894)	(17,444)
Taxation charge	5	—	—

Loss for the period		(5,894)	(17,444)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Nutrition Science Partners Limited
Condensed Consolidated Statement of Comprehensive Income
For the nine months ended September 30, 2015 and September 30, 2014

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
	(unaudited)
Loss for the period	(5,894)	(17,444)

Total comprehensive loss for the period	(5,894)	(17,444)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Nutrition Science Partners Limited
Condensed Consolidated Statement of Financial Position
As at September 30, 2015 and December 31, 2014

	Notes	September 30, 2015	December 31, 2014
		(US$'000)	(US$'000)
		(unaudited)
ASSETS
Non-current asset
Intangible assets	7	30,000	30,000

Current assets
Prepayments		418	2,299
Cash and cash equivalents		4,320	6,249

		4,738	8,548

Total assets		34,738	38,548

EQUITY
Capital and reserves attributable to the Company's equity holders
Share capital	8	60,000	60,000
Accumulated losses		(40,249)	(34,355)

Total equity		19,751	25,645

LIABILITIES
Current liabilities
Other payables and accruals	9	505	2,393
Amounts due to related companies		482	510
Shareholders' loans	10	14,000	10,000

Total liabilities		14,987	12,903

Net current liabilities		(10,249)	(4,355)

Total assets less current liabilities		19,751	25,645

Total equity and liabilities		34,738	38,548

The accompanying notes are an integral part of these condensed consolidated financial statements.

Nutrition Science Partners Limited
Condensed Consolidated Statement of Changes in Equity
For the nine months ended September 30, 2015 and September 30, 2014

	Share capital	Share premium	Accumulated losses	Total equity
	(US$'000)	(US$'000)	(US$'000)	(US$'000)
	(unaudited)
At January 1, 2014	2	59,998	(17,543)	42,457
Loss for the period and total comprehensive loss for the period	—	—	(17,444)	(17,444)
Transition to no-par value regime on March 3, 2014 (note 8)	59,998	(59,998)	—	—

At September 30, 2014	60,000	—	(34,987)	25,013

	Share capital	Accumulated losses	Total equity
	(US$'000)	(US$'000)	(US$'000)
	(unaudited)
At January 1, 2015	60,000	(34,355)	25,645
Loss for the period and total comprehensive loss for the period	—	(5,894)	(5,894)

At September 30, 2015	60,000	(40,249)	19,751

The accompanying notes are an integral part of these condensed consolidated financial statements.

Nutrition Science Partners Limited
Condensed Consolidated Statement of Cash Flows
For the nine months ended September 30, 2015 and September 30, 2014

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
	(unaudited)
Cash flows from operating activities
Loss before taxation	(5,894)	(17,444)

Operating loss before working capital changes	(5,894)	(17,444)
Changes in working capital:
Decrease/(increase) in prepayments	1,881	(1,494)
(Decrease)/increase in other payables and accruals	(1,888)	1,729
Decrease in amounts due to related companies	(28)	(748)

Net cash used in operating activities	(5,929)	(17,957)

Cash flows from financing activities
Increase in shareholders' loans	4,000	10,000

Net cash from financing activities	4,000	10,000

Net decrease in cash and cash equivalents	(1,929)	(7,957)
Cash and cash equivalents at the beginning of the period	6,249	17,031

Cash and cash equivalents at the end of the period	4,320	9,074

Analysis of cash and bank balances
—Cash and cash equivalents	4,320	9,074

The accompanying notes are an integral part of these condensed consolidated financial statements.

Nutrition Science Partners Limited
Notes To Unaudited Condensed Consolidated Accounts

1. General information

        Nutrition Science Partners Limited (the "Company") and its subsidiary (together, the "Group") are principally engaged in the research and development of pharmaceutical products. The Company was incorporated in Hong Kong on May 28, 2012 as a limited liability company. The registered office of the Company is located at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

        On November 27, 2012, Hutchison MediPharma (Hong Kong) Limited ("HMPHK"), a subsidiary of Hutchison China MediTech Limited ("Chi-Med", which together with its subsidiaries, hereinafter collectively referred to as the "Chi-Med Group") and Nestlé Health Science S.A. ("NHS"), a subsidiary of Nestlé S.A. ("Nestlé"), entered into a joint venture agreement ("JV Agreement"). Pursuant to the JV Agreement, Nestlé agreed to contribute cash of US$30,000,000 and the Chi-Med Group agreed to contribute certain of its assets and business processes including (i) the global development and commercial rights of a novel, oral therapy for Inflammatory Bowel Disease for a drug candidate and (ii) the exclusive rights to its extensive botanical library and well established botanical research and development platform in the field of gastrointestinal disease into the Company. The Company would be jointly owned by HMPHK and NHS having 50% equity interest each.

        During the year ended December 31, 2013, all regulatory approvals regarding the formation of the Company were received and NHS has injected cash of US$30,000,000 in accordance with the JV Agreement.

        These unaudited condensed consolidated accounts for the interim period are presented in United States dollars ("US$"), which is the Company's functional and presentation currency, unless otherwise stated.

2. Summary of significant accounting policies

(a)    Basis of preparation

        The Company has a financial year end date of December 31. These unaudited condensed interim accounts for the nine months ended September 30, 2014 and September 30, 2015 have been prepared in accordance with International Accounting Standard 34, "Interim Financial Reporting". These condensed interim accounts should be read in conjunction with the annual accounts of the Group for the year ended December 31, 2014 (the "2014 annual accounts"), which have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by International Accounting Standards Board. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for the fair statement of results for the periods presented, have been included. The results of operations of any periods are not necessarily indicative of the results of operations for the full year or any other periods.

        The unaudited condensed interim accounts have been prepared on the going concern basis, notwithstanding that the Group had net current liabilities as at September 30, 2015, as the Company's shareholders have agreed not to demand the repayment of their loans to the Company until the Company is in a position to do so and, in the opinion of the directors, to provide adequate funds for the Group to meet its liabilities as and when they fall due, so as to maintain it as a going concern for the foreseeable future. In the opinion of the directors, the Company's shareholders will continue to provide the necessary funding to the Group for its development plans; and the Company's shareholders have the willingness and ability to provide such funding to the Group for the foreseeable future.

Nutrition Science Partners Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

2. Summary of significant accounting policies (Continued)

(b)    Significant accounting policies

        The unaudited condensed interim accounts have been prepared under the historical cost convention.

        The accounting policies and methods of computation used in the preparation of these condensed interim accounts are consistent with those used in the 2014 annual accounts, except for the adoption of the amendments and interpretations issued by the International Accounting Standards Board that are the mandatory for annual periods beginning January 1, 2015.

        The effect of the adoption of these amendments and interpretations was not material to the Group's results and financial position.

3. Financial risk management and accounting estimates

        The Group's activities expose it to a variety of financial risks: credit risk and liquidity risk. There have been no changes in any risk management policies since last year end.

        The preparation of interim accounts required management to make judgements, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities, income and expense. In preparing these interim accounts, the significant judgments made by management in applying the Group's accounting policies and the key sources of estimation uncertainty were the same as those applied to the 2014 annual accounts.

4. Segment information

        The Group has one reporting segment which is research and development. All segment assets are located in Hong Kong. The Group's chief operating decision-makers review the consolidated results of the Group for the purposes of resource allocation and performance assessment. Therefore, no additional reportable segment and geographical information has been presented.

5. Taxation

        No Hong Kong profits tax has been provided as the Group had no assessable profit for the period (September 30, 2014: Nil).

6. Directors' emoluments

        None of the directors received any fees or emoluments from the Group in respect of their services rendered to the Group during the period (September 30, 2014: Nil).

Nutrition Science Partners Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

7. Intangible assets

IPR&D projects (note) and others
(US$'000)
September 30, 2015
Cost at January 1, 2015 and September 30, 2015	30,000

December 31, 2014
Cost at January 1, 2014 and December 31, 2014	30,000

Note:
IPR&D projects represent for acquired in-process research and development projects.

8. Share capital

	2015		2014
	Number of shares	US$'000	Number of shares	US$'000
Issued and fully paid:
Ordinary shares
At January 1,	20,000	60,000	20,000	2
Translation to no-par value regime on March 3, 2014 (note)	—	—	—	59,998

At September 30,	20,000	60,000	20,000	60,000

Note:
In accordance with the transitional provisions set out in section 37 of Schedule 11 to the Hong Kong Companies Ordinance (Cap.622) on March 3, 2014, the amounts standing to the credit of the share premium account have become part of the Company's share capital.

9. Other payables and accruals

        Other payables and accruals comprise mainly accrued research and development expenses.

10. Shareholders' loans

        The loans from shareholders of US$5,000,000 each, totalling US$10,000,000 are unsecured, interest-bearing (with waiver of interest) and with an original maturity date of June 9, 2015, which is subject to extension from time to time by written consent from shareholders at the request of the Company. The loan agreement was renewed on August 24, 2015, with an effective date of June 9, 2015, and the maturity date extended to June 9, 2016.

        On August 24, 2015, the shareholders have provided a further loan of US$2,000,000 each, totalling US$4,000,000. The loans are unsecured, interest-bearing (with waiver of interest) and with a maturity date of August 23, 2016, which is subject to extension from time to time by written consent from shareholders at the request of the Company.

Nutrition Science Partners Limited
Notes To Unaudited Condensed Consolidated Accounts (Continued)

11. Significant related party transactions

  (a)
  Save as disclosed above, the Group has the following significant transactions during the period with related parties which were carried out in the normal course of business at terms determined and agreed by the relevant parties:

	Nine months ended September 30,
	2015	2014
	(US$'000)	(US$'000)
Service fees charged by a subsidiary of Chi-Med	3,648	3,409
Service fees charged by an affiliate of NHS	613	180

	4,261	3,589

  (b)
  Compensation of key management personnel of the Group:

          No compensation was paid by the Group to the key management personnel of the Group in respect of their services rendered to the Group during the period (September 30, 2014: Nil).

12. Subsidiary

	Place of establishment and operation	Nominal value of issued ordinary share capital in GBP		Equity interest attributable to the Group		Type of legal entity	Principal activity
		As at		As at
Name		September 30, 2015	December 31, 2014	September 30, 2015	December 31, 2014
Nutrition Science Partners (UK) Limited	UK	1	1	100%	100%	Limited liability company	Inactive

Through and including                        , 2015 (25 days after the commencement of this offering), all dealers that effect transactions in our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

Hutchison China MediTech Limited

            American Depositary Shares
Representing            Ordinary Shares

Joint Global Coordinators and Joint Bookrunners
(in alphabetical order)

BofA Merrill Lynch	Deutsche Bank Securities

Co-Managers

Stifel	Canaccord Genuity	Panmure Gordon & Co.	CITIC CLSA

                        , 2015

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The articles of association provide that we shall indemnify our directors, secretary and other officers and every auditor for the time being of our company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of our company and everyone of them, and everyone of their heirs, executors and administrators, against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurrred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

        Pursuant to the indemnification agreements, the form of which was previously filed as Exhibit 10.25 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

        On January 9, 2012, we issued 51,212 ordinary shares to an employee, following the exercise of options by such employee at an exercise price of £1.09 per share, or an aggregate consideration of approximately £55,821.

        On June 14, 2012, we issued 192,108 ordinary shares to Johnny Cheng, executive director and chief financial officer of our company, following the exercise of options by Mr. Cheng at an exercise price of £1.26 per share, or an aggregate consideration of approximately £242,056.

        On September 4, 2012, we issued 53,650 ordinary shares to an employee, following the exercise of options by such employee at an exercise price of £1.72 per share, or an aggregate consideration of approximately £92,278. On the same date, we also issued 8,325 ordinary shares to the same employee, following the exercise of options by such employee at an exercise price of £1.54 per share, or an aggregate consideration of approximately £12,821.

        On February 26, 2013, we issued 3,000 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £1.54 per share, or an aggregate consideration of approximately £4,620.

        On June 3, 2014, we issued 768,182 ordinary shares to Christian Hogg, executive director and chief executive officer of our company, following the exercise of options by Mr. Hogg at an exercise price of £1.09 per share, or an aggregate consideration of approximately £837,318.

        On June 23, 2014, we issued 76,818 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £1.09 per share, or an aggregate consideration of approximately £83,732.

        On October 24, 2014, we issued 102,628 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £3.20 per share, or an aggregate consideration of approximately £328,410.

        On December 4, 2014, we issued 77,600 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £4.97 per share, or an aggregate consideration of approximately £385,672.

        On April 1, 2015, we issued 64,038 ordinary shares to Johnny Cheng, executive director and chief financial officer of our company, following the exercise of options by Mr. Cheng at an exercise price of £1.26 per share, or an aggregate consideration of approximately £80,688.

        On April 16, 2015, we issued 56,250 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £4.41 per share, or an aggregate consideration of approximately £248,063.

        On April 22, 2015, we issued 3,000 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £1.54 per share, or an aggregate consideration of approximately £4,620.

        On April 22, 2015, we also issued 100,000 ordinary shares to employees following the exercise of options by such employees at an exercise price of £4.97 per share, or an aggregate consideration of approximately £497,000.

        On July 23, 2015, we issued 3,214,404 ordinary shares to Mitsui in exchange for 5,247,493 convertible preferred shares in the capital of Hutchison MediPharma Holdings.

        On October 26, 2015, we issued 18,750 ordinary shares to an employee following the exercise of options by such employee at an exercise price of £4.405 per share, or an aggregate consideration of approximately £82,594.

        No underwriters were used in the foregoing transactions. All sale of securities described above were made pursuant to written compensatory plans or arrangements with or employees in reliance upon the exemption provided by Rule 701 promulgated under the Securities Act or Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S under the Securities Act.

Option Grants

        Since January 1, 2012, we have granted share options to purchase an aggregate of 896,386 ordinary shares, each at an exercise price of £6.10 per share, to our employees. Of these grants, options to purchase 593,686 of our ordinary shares were canceled in exchange for options to purchase Hutchison MediPharma shares on December 17, 2014. These grants were made pursuant to written compensatory plans or arrangements with our employees in reliance upon the exemption provided by Rule 701 promulgated under the Securities Act or Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S under the Securities Act.

Item 8.    Exhibits and Financial Statement Schedules

(a)   Exhibits

Exhibit Number	Exhibit Title
1.1*	Form of Underwriting Agreement
3.1†	Memorandum and Articles of Association of Hutchison China MediTech Limited
4.1*	Form of Deposit Agreement
4.2*	Form of American Depositary Receipt (included in Exhibit 4.1)
4.3*	Registrant's Specimen Certificate for Ordinary Shares
5.1	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
8.1	Opinion of Ropes & Gray LLP regarding certain U.S. federal income tax matters
8.2	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8.3†	Opinion of King & Wood Mallesons regarding certain PRC tax matters (included in Exhibit 99.2)
10.1#†	Hutchison China MediTech Limited Long-Term Incentive Scheme
10.2#†	Hutchison China MediTech Limited 2005 Share Option Scheme
10.3#†	Hutchison China MediTech Limited 2015 Share Option Scheme
10.4#†	Hutchison MediPharma Holdings Limited 2008 Share Option Scheme
10.5#†	Hutchison MediPharma Holdings Limited 2014 Share Option Scheme
10.6#†	Shares Provision Agreement by and between Hutchison MediPharma Holdings Limited and Hutchison China MediTech Limited dated as of August 6, 2008
10.7#†	First Amendment to the Shares Provision Agreement by and between Hutchison MediPharma Holdings Limited and Hutchison China MediTech Limited dated as of April 15, 2011
10.8#†	Second Amendment to the Shares Provision Agreement by and between Hutchison MediPharma Holdings Limited and Hutchison China MediTech Limited dated as of December 17, 2014
10.9+†	License and Collaboration Agreement by and between Hutchison MediPharma Limited and AstraZeneca AB (publ) dated as of December 21, 2011
10.10+†
Amended and Restated Exclusive License and Collaboration Agreement by and among Hutchison MediPharma Limited, Eli Lilly Trading (Shanghai) Company Limited and Hutchison China MediTech Limited dated as of October 8, 2013
10.11+†	Option Agreement by and between Hutchison China MediTech Limited and Eli Lilly and Company dated as of October 8, 2013
10.12+
Joint Venture Agreement by and among Hutchison MediPharma (Hong Kong) Limited, Nestlé Health Science S.A., Nutrition Science Partners Limited and Hutchison China MediTech Limited dated as of November 27, 2012

Exhibit Number	Exhibit Title
10.13+†	English translation of Sino-Foreign Joint Venture Contract by and between Guangzhou Baiyunshan Pharmaceutical Holdings Company Limited and Hutchison Chinese Medicine (Guangzhou) Investment Limited dated as of November 28, 2004
10.14+†
English translation of Sino-Foreign Joint Venture Contract by and between Shanghai Traditional Chinese Medicine Co., Ltd. and Hutchison Chinese Medicine (Shanghai) Investment Limited dated as of January 6, 2001
10.15†
English translation of First Amendment to Sino-Foreign Joint Venture Contract by and between Shanghai Traditional Chinese Medicine Co., Ltd. and Hutchison Chinese Medicine (Shanghai) Investment Limited dated as of July 12, 2001
10.16†
English translation of Second Amendment to Sino-Foreign Joint Venture Contract by and between Shanghai Traditional Chinese Medicine Co., Ltd. and Shanghai Hutchison Chinese Medicine (HK) Investment Limited dated as of November 5, 2007
10.17†
English translation of Third Amendment to Sino-Foreign Joint Venture Contract by and between Shanghai Traditional Chinese Medicine Co., Ltd. and Shanghai Hutchison Chinese Medicine (HK) Investment Limited dated as of June 19, 2012
10.18+†
English translation of Fourth Amendment to Sino-Foreign Joint Venture Contract by and between Shanghai Traditional Chinese Medicine Co., Ltd. and Shanghai Hutchison Chinese Medicine (HK) Investment Limited dated as of March 8, 2013
10.19+†	English translation of Sino-Foreign Joint Venture Contract by and between Sinopharm Group Co. Ltd. and Hutchison Chinese Medicine GSP (HK) Holdings Limited dated as of December 18, 2013
10.20†	Term Loan Facility Agreement by and among Hutchison China MediTech Finance Holdings Limited, Hutchison Whampoa Limited and Scotiabank (Hong Kong) Limited dated as of June 24, 2014
10.21†	Guarantee Fee Agreement by and between Hutchison Whampoa Limited and Hutchison China MediTech Finance Holdings Limited dated as of June 24, 2014
10.22†	Revolving Loan Facility Agreement by and between Hutchison China MediTech (HK) Limited and The Hongkong and Shanghai Banking Corporation Limited dated January 3, 2013
10.23#†	Form of Executive Employment Agreement for Hutchison China MediTech (HK) Limited executive officers
10.24#†	English translation of Form of Executive Employment Agreement for Hutchison MediPharma Limited executive officers
10.25†	Form of Indemnification Agreement for Directors and Officers
21.1†	Subsidiaries of the registrant
23.1	Consent of PricewaterhouseCoopers, an independent registered accounting firm, regarding the consolidated financial statements of Hutchison China MediTech Limited
23.2	Consent of PricewaterhouseCoopers, an independent registered accounting firm, regarding the consolidated financial statements of Nutrition Science Partners Limited
23.3	Consent of PricewaterhouseCoopers Zhong Tian LLP, independent accountants, regarding the consolidated financial statements of Shanghai Hutchison Pharmaceuticals Limited

Exhibit Number	Exhibit Title
23.4	Consent of PricewaterhouseCoopers Zhong Tian LLP, independent accountants, regarding the consolidated financial statements of Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited
23.5	Consent of Ropes & Gray LLP (included in Exhibit 8.1)
23.6	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.7†	Consent of King & Wood Mallesons (included in Exhibit 99.2)
23.8†	Consent of Frost & Sullivan
24.1†	Power of Attorney of each of the directors of the registrant and the principal executive, financial and accounting officers of the registrant (included on signature page)
99.1†	Code of Ethics
99.2†	Opinion of King & Wood Mallesons regarding certain PRC law matters

*
To be filed by amendment.

†
Previously filed.

+
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately to the Securities and Exchange Commission.

#
Management contract or compensatory plan or arrangement.

(b)   Financial statement schedules

        All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9.    Undertakings

        The undersigned Registrant hereby undertakes:

        (1)   That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hong Kong, on November 13, 2015.

HUTCHISON CHINA MEDITECH LIMITED
By:	/s/ CHRISTIAN HOGG
Name: Christian Hogg Title: Chief Executive Officer

***

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTIAN HOGG Christian Hogg	Chief Executive Officer, Director (principal executive officer)	November 13, 2015
/s/ JOHNNY CHENG Johnny Cheng	Chief Financial Officer, Director (principal financial and accounting officer)	November 13, 2015
* Simon To	Chairman of the Board of Directors	November 13, 2015
* Shigeru Endo	Director	November 13, 2015
* Michael Howell	Director	November 13, 2015

Signature		Title	Date

* Christopher Huang, Ph.D.		Director	November 13, 2015
* Christopher Nash		Director	November 13, 2015
* Christian Salbaing		Director	November 13, 2015
* Edith Shih		Director	November 13, 2015
*By:	/s/ CHRISTIAN HOGG Christian Hogg As Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Hutchison China MediTech Limited, has signed this registration statement or amendment thereto in New York, NY on November 13, 2015.

Law Debenture Corporate Services Inc. (Authorized U.S. Representative)
By:	/s/ GISELLE MANON
Name: Giselle Manon Title: Service of Process Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.1*	Form of Underwriting Agreement
3.1†	Memorandum and Articles of Association of Hutchison China MediTech Limited
4.1*	Form of Deposit Agreement
4.2*	Form of American Depositary Receipt (included in Exhibit 4.1)
4.3*	Registrant's Specimen Certificate for Ordinary Shares
5.1	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
8.1	Opinion of Ropes & Gray LLP regarding certain U.S. federal income tax matters
8.2	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8.3†	Opinion of King & Wood Mallesons regarding certain PRC tax matters (included in Exhibit 99.2)
10.1#†	Hutchison China MediTech Limited Long-Term Incentive Scheme
10.2#†	Hutchison China MediTech Limited 2005 Share Option Scheme
10.3#†	Hutchison China MediTech Limited 2015 Share Option Scheme
10.4#†	Hutchison MediPharma Holdings Limited 2008 Share Option Scheme
10.5#†	Hutchison MediPharma Holdings Limited 2014 Share Option Scheme
10.6#†	Shares Provision Agreement by and between Hutchison MediPharma Holdings Limited and Hutchison China MediTech Limited dated as of August 6, 2008
10.7#†	First Amendment to the Shares Provision Agreement by and between Hutchison MediPharma Holdings Limited and Hutchison China MediTech Limited dated as of April 15, 2011
10.8#†	Second Amendment to the Shares Provision Agreement by and between Hutchison MediPharma Holdings Limited and Hutchison China MediTech Limited dated as of December 17, 2014
10.9+†	License and Collaboration Agreement by and between Hutchison MediPharma Limited and AstraZeneca AB (publ) dated as of December 21, 2011
10.10+†
Amended and Restated Exclusive License and Collaboration Agreement by and among Hutchison MediPharma Limited, Eli Lilly Trading (Shanghai) Company Limited and Hutchison China MediTech Limited dated as of October 8, 2013
10.11+†	Option Agreement by and between Hutchison China MediTech Limited and Eli Lilly and Company dated as of October 8, 2013
10.12+
Joint Venture Agreement by and among Hutchison MediPharma (Hong Kong) Limited, Nestlé Health Science S.A., Nutrition Science Partners Limited and Hutchison China MediTech Limited dated as of November 27, 2012
10.13+†
English translation of Sino-Foreign Joint Venture Contract by and between Guangzhou Baiyunshan Pharmaceutical Holdings Company Limited and Hutchison Chinese Medicine (Guangzhou) Investment Limited dated as of November 28, 2004

Exhibit Number	Exhibit Title
10.14+†	English translation of Sino-Foreign Joint Venture Contract by and between Shanghai Traditional Chinese Medicine Co., Ltd. and Hutchison Chinese Medicine (Shanghai) Investment Limited dated as of January 6, 2001
10.15†
English translation of First Amendment to Sino-Foreign Joint Venture Contract by and between Shanghai Traditional Chinese Medicine Co., Ltd. and Hutchison Chinese Medicine (Shanghai) Investment Limited dated as of July 12, 2001
10.16†
English translation of Second Amendment to Sino-Foreign Joint Venture Contract by and between Shanghai Traditional Chinese Medicine Co., Ltd. and Shanghai Hutchison Chinese Medicine (HK) Investment Limited dated as of November 5, 2007
10.17†
English translation of Third Amendment to Sino-Foreign Joint Venture Contract by and between Shanghai Traditional Chinese Medicine Co., Ltd. and Shanghai Hutchison Chinese Medicine (HK) Investment Limited dated as of June 19, 2012
10.18+†
English translation of Fourth Amendment to Sino-Foreign Joint Venture Contract by and between Shanghai Traditional Chinese Medicine Co., Ltd. and Shanghai Hutchison Chinese Medicine (HK) Investment Limited dated as of March 8, 2013
10.19+†	English translation of Sino-Foreign Joint Venture Contract by and between Sinopharm Group Co. Ltd. and Hutchison Chinese Medicine GSP (HK) Holdings Limited dated as of December 18, 2013
10.20†	Term Loan Facility Agreement by and among Hutchison China MediTech Finance Holdings Limited, Hutchison Whampoa Limited and Scotiabank (Hong Kong) Limited dated as of June 24, 2014
10.21†	Guarantee Fee Agreement by and between Hutchison Whampoa Limited and Hutchison China MediTech Finance Holdings Limited dated as of June 24, 2014
10.22†	Revolving Loan Facility Agreement by and between Hutchison China MediTech (HK) Limited and The Hongkong and Shanghai Banking Corporation Limited dated January 3, 2013
10.23#†	Form of Executive Employment Agreement for Hutchison China MediTech (HK) Limited executive officers
10.24#†	English translation of Form of Executive Employment Agreement for Hutchison MediPharma Limited executive officers
10.25†	Form of Indemnification Agreement for Directors and Officers
21.1†	Subsidiaries of the registrant
23.1	Consent of PricewaterhouseCoopers, an independent registered accounting firm, regarding the consolidated financial statements of Hutchison China MediTech Limited
23.2	Consent of PricewaterhouseCoopers, an independent registered accounting firm, regarding the consolidated financial statements of Nutrition Science Partners Limited
23.3	Consent of PricewaterhouseCoopers Zhong Tian LLP, independent accountants, regarding the consolidated financial statements of Shanghai Hutchison Pharmaceuticals Limited
23.4	Consent of PricewaterhouseCoopers Zhong Tian LLP, independent accountants, regarding the consolidated financial statements of Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited

Exhibit Number	Exhibit Title
23.5	Consent of Ropes & Gray LLP (included in Exhibit 8.1)
23.6	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.7†	Consent of King & Wood Mallesons (included in Exhibit 99.2)
23.8†	Consent of Frost & Sullivan
24.1†	Power of Attorney of each of the directors of the registrant and the principal executive, financial and accounting officers of the registrant (included on signature page)
99.1†	Code of Ethics
99.2†	Opinion of King & Wood Mallesons regarding certain PRC law matters

*
To be filed by amendment.

†
Previously filed.

+
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately to the Securities and Exchange Commission.

#
Management contract or compensatory plan or arrangement.